As filed with the United States Securities and Exchange Commission on June 11, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

D8 Holdings Corp.*

(Exact name of registrant as specified in its charter)

____________________________

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 1008, 10/F, Champion Tower
3 Garden Road
Central, Hong Kong
+852 3973 5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Edward Truitt
Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
(302) 731-1612

(Name, address, including zip code and telephone number, including area code, of agent for service)

____________________________

Copies to:

Joel L. Rubinstein Elliott Smith White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	Shari Seymour Maples and Calder P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Tel: (345) 949-8066	Edwin C. Pease Andrew D. Thorpe Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Tel: (617) 542-6000

____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

*         Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Section 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by D8 Holdings Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Vicarious Surgical Inc.”.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock(1)(2)(3)	110,769,991	$9.90	(5)	$1,096,069,060.95	$119,641.56
Class B common stock(2)(4)(6)	19,726,836	$9.90	(7)	$195,197,042.22	$21,306.76
Class A common stock issuable upon the conversion of Class B common stock(2)(6)	19,726,836	—		—	(8)
Redeemable warrants(1)(2)(9)	26,150,000	—		—	(8)
Class A common stock issuable upon exercise of the redeemable warrants(1)(2)(10)	26,150,000	$11.50		$300,725,000.00	$32,809.10
Total				$1,592,643,587.30	$173,757.42

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(1)      Simultaneously with the completion of the Proposed Transaction with Vicarious Surgical Inc. (“Vicarious Surgical”) described herein, the registrant, a Cayman Islands exempted company, intends to effect a deregistration under Section 206 of the Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law (the “Domestication”), pursuant to which the registrant’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the registrant will be changed to “Vicarious Surgical Inc.” (“New Vicarious Surgical”).

(2)      Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)     Based on the number of shares of Class A common stock, par value $0.0001 per share, of New Vicarious Surgical estimated to be issued in connection with the business combination described herein (the “Business Combination”). Such number of shares is based on the sum of (A) (i) 34,500,000 of Class A Ordinary Shares (including Class A Ordinary Shares included in units) issued by the registrant in its IPO registered on Form S-1 (SEC File No. 333-239503 and SEC File No. 333-239863) and (ii) 8,625,000 Class B Ordinary Shares, which Class A and Class B Ordinary Shares, as a result of the Domestication, will automatically be converted by operation of law into shares of Class A common stock and (B) 67,644,991 shares of Class A common stock to be issued as consideration in the Business Combination.

(4)     19,726,836 shares of Class B common stock, par value $0.0001 per share, of New Vicarious Surgical to be issued in connection with the Business Combination.

(5)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Ordinary Shares on The New York Stock Exchange on June 10, 2021 in accordance with Rule 457(f)(1) under the Securities Act.

(6)      Class A common stock issuable upon the conversion of Class B common stock.

(7)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Ordinary Shares on The New York Stock Exchange on June 10, 2021 in accordance with Rule 457(f)(1) under the Securities Act. For purposes of calculating the registration fee, the Class B common stock is treated as having the same value as the Class A common stock as each share of Class B common stock is convertible into one share of Class A common stock.

(8)      Pursuant to Rule 457(i) promulgated under the Securities Act, no separate registration fee is required.

(9)      Represents (i) 17,250,000 redeemable warrants issued by the registrant in its IPO registered on Form S-1 (SEC File No. 333-239503 and SEC File No. 333-239863) (included in the units) and (ii) 8,900,000 warrants issued by the registrant in a private placement concurrently with the IPO, which warrants altogether, as a result of the Domestication, will become warrants to acquire the same number of shares of Class A common stock of New Vicarious Surgical at the same price and on the same terms set forth in the respective warrant agreement.

(10)    Represents the number of shares of Class A common stock issuable upon exercise of warrants pursuant to their terms. Each whole warrant will entitle the warrant holder to purchase one share of Class A common stock of New Vicarious Surgical at a price of $11.50 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

As used in this Registration Statement, the term “Registrant” refers to the Registrant (a Cayman Islands exempted company) prior to the Domestication and to New Vicarious Surgical (a Delaware corporation) following the Domestication.

The information in this proxy statement/prospectus is not complete and may be changed. D8 Holdings Corp. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 11, 2021

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

D8 HOLDINGS CORP.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR 110,769,991 SHARES OF CLASS A COMMON STOCK,
19,726,836 SHARES OF CLASS B COMMON STOCK AND 26,150,000 WARRANTS
TO PURCHASE SHARES OF CLASS A COMMON STOCK OF

D8 HOLDINGS CORP.

(TO BE RENAMED “VICARIOUS SURGICAL INC.” FOLLOWING DOMESTICATION IN THE STATE OF DELAWARE AND IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

The board of directors of D8 Holdings Corp., a Cayman Islands exempted company (“D8”), has unanimously approved (1) the merger (the “Merger”) of Snowball Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of D8 (“Merger Sub”), and Vicarious Surgical Inc., a Delaware corporation (“Vicarious Surgical”), pursuant to which, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Vicarious Surgical, the separate corporate existence of Merger Sub will cease and Vicarious Surgical will be the surviving corporation pursuant to the terms of the Agreement and Plan of Merger, dated as of April 15, 2021, by and among D8, Merger Sub, Vicarious Surgical and Adam Sachs, an individual, in his capacity as the stockholder representative (the “Stockholder Representative”), attached to this proxy statement/prospectus as Annex A (as it may be amended and/or restated from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; (2) the domestication of D8 as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the amended and restated memorandum and articles of association of D8 (as may be amended from time to time, the “Cayman Constitutional Documents”), in which D8 will migrate to and domesticate as a Delaware corporation in accordance with Section 206 of the Companies Act and Section 388 of the DGCL (the “Domestication”) and (3) the other transactions contemplated by the Merger Agreement and documents related thereto (such transactions, together with the Merger and the Domestication, the “Proposed Transaction”). In connection with the Proposed Transaction, D8 will be renamed “Vicarious Surgical Inc.” (“New Vicarious Surgical”), and Vicarious Surgical will be renamed “VS, Inc.”.

In connection with the Domestication, (a) each of the then issued and outstanding Class B ordinary shares of D8, par value $0.0001 per share (each, a “D8 Class B Ordinary Share”), will convert automatically, on a one-for-one basis, into a Class A ordinary share of D8, par value $0.0001 per share (each, a “D8 Class A Ordinary Share” and together with the D8 Class B Ordinary Shares, the “D8 Ordinary Shares”); (ii) immediately following the conversion described in clause (i), each of the then issued and outstanding D8 Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of New Vicarious Surgical (the “New Vicarious Surgical Class A Stock”), each of which will carry voting rights of one vote per share; (iii) each of the then issued and outstanding warrants to purchase one D8 Class A Ordinary Share (each, a “D8 Warrant”) will automatically become a warrant to acquire one share of New Vicarious Surgical Class A Stock (each, a “New Vicarious Surgical Warrant”) pursuant to the related warrant agreement; and (iv) each of the then issued and outstanding units of D8 (the “D8 Units”) shall be separated into its component parts, consisting of one share of New Vicarious Surgical Class A Stock and one-half of one New Vicarious Surgical Warrant.

Concurrently with the Domestication and subject to satisfaction or waiver of the conditions set forth in the Merger Agreement, D8 will implement a revised dual class structure with shares of New Vicarious Surgical Class A Stock and shares of Class B common stock of New Vicarious Surgical, par value $0.0001, with the same terms as New Vicarious Surgical Class A Stock, but carrying increased voting rights in the form of 20 votes per share (the “New Vicarious Surgical Class B Stock”).

Under the Merger Agreement, D8 has agreed to acquire all of the outstanding equity interests of Vicarious Surgical for approximately $1.0 billion in aggregate consideration. The stock consideration to be issued to the then current holders of stock in Vicarious Surgical will be in the form of New Vicarious Surgical Class A Stock, except for Adam Sachs, Barry Greene and Sammy Khalifa (collectively, the “Vicarious Surgical Founders”), each of whom will be issued New Vicarious Surgical Class B Stock. Additionally, each option to purchase shares of Vicarious capital stock (each, a

“Vicarious Surgical Option”) that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Vicarious Surgical and will be converted into an option to acquire New Vicarious Surgical Class A Stock (each, a “New Vicarious Surgical Option”) with the same terms and conditions as applied to the Vicarious Surgical Option immediately prior to the effective time of the Business Combination (the “Effective Time”); provided that the number of shares underlying such New Vicarious Surgical Option will be determined by multiplying the number of shares of Vicarious Surgical capital stock that are issuable upon the exercise of such Vicarious Surgical Option immediately prior to the Effective Time by a ratio determined by, with respect to each share (calculated separately for each separate class) of Vicarious Surgical capital stock, such portion of the merger consideration such share would be entitled to receive if the merger consideration was distributed to all Vicarious Surgical stockholders in accordance with the distribution and liquidation mechanics in Vicarious Surgical’s organizational documents (the “Fully Diluted Adjusted Merger Consideration”) for such class, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Vicarious Surgical Option shall be determined by dividing the per share exercise price of such Vicarious Surgical Option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded up to the nearest whole cent. Furthermore, each warrant to purchase shares of Vicarious Surgical capital stock (a “Vicarious Surgical Warrant”) that is issued and outstanding prior to the Effective Time and has not been exercised or terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of New Vicarious Surgical Class A Stock (each, a “New Vicarious Surgical Warrant”); provided that the number of shares underlying such New Vicarious Surgical Warrant will be determined by multiplying the number of shares of Vicarious Surgical capital stock that are issuable upon the exercise of such Vicarious Surgical Warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Vicarious Surgical Warrant shall be determined by dividing the per share exercise price of such Vicarious Surgical Warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded down to the nearest whole cent.

The total maximum number of shares of New Vicarious Surgical Common Stock expected to be outstanding immediately following the Closing is approximately 141,996,827 shares, assuming no redemptions, consisting of 122,269,991 shares of Class A Stock and 19,726,836 shares of Class B Stock. The Class A Stock is comprised of: (i) 67,644,991 shares of New Vicarious Surgical Class A Stock issued to Vicarious Surgical stockholders (other than the Vicarious Surgical Founders, who will be issued New Vicarious Surgical Class B Stock) in the Merger, (ii) 11,500,000 shares of New Vicarious Surgical Class A Stock issued in connection with the Closing to the PIPE Investors pursuant to the PIPE Financing, (iii) 8,625,000 shares of New Vicarious Surgical Class A Stock issued to the initial shareholders (which includes the Sponsor, Michael Kives, Fred Langhammer, Terry Lundgren and Robert Kirby, the “Initial Shareholders”); and (iv) 34,500,000 shares of New Vicarious Surgical Class A Stock held by public stockholders holding shares of New Vicarious Surgical Class A Stock outstanding at the Effective Time. The total number of shares of New Vicarious Surgical Class B Stock expected to be issued to the Vicarious Surgical Founders at the Closing is approximately 19,726,836 shares. In addition, New Vicarious Surgical will assume unexercised and/or unvested options and warrants to purchase approximately 12,311,767 shares of New Vicarious Surgical Class A Stock that are held by Vicarious Surgical securityholders at the Effective Time.

Vicarious Surgical stockholders are expected to hold, in the aggregate, approximately 61.5% of the issued and outstanding shares of New Vicarious Surgical Common Stock immediately following the Closing, assuming no options or warrants to purchase shares of New Vicarious Surgical Class A Stock are exercised, approximately 64.6% of the New Vicarious Surgical Common Stock on a fully-diluted basis, approximately 89.4% of the combined voting power of New Vicarious Surgical immediately following the Closing assuming no options or warrants to purchase shares of New Vicarious Surgical Class A Stock are exercised, and approximately 89.7% of the voting power of New Vicarious Surgical on a fully-diluted basis, in each case assuming no redemptions. The Vicarious Surgical Founders are expected to hold approximately 76.3% of the combined voting power of New Vicarious Surgical immediately following the Closing assuming no options or warrants to purchase shares of new Vicarious Surgical Class A Stock are exercised, and approximately 74.6% of the combined voting power of New Vicarious Surgical on a fully-diluted basis, in each case assuming no redemptions.

The D8 Units, D8 Class A Ordinary Shares and D8 Warrants are currently listed on NYSE under the symbols “DEH.U,” “DEH” and “DEH WS,” respectively. Pursuant to the terms of the Merger Agreement, as a closing condition, D8 is required to cause the New Vicarious Surgical Class A Stock to be issued in connection with the Business Combination and the PIPE Investment (as defined herein) to be approved for listing on the NYSE as of the Closing and after the

Closing, New Vicarious Surgical will use commercially reasonable efforts to continue the listing for trading of the New Vicarious Surgical Class A Stock and public warrants on the NYSE. New Vicarious Surgical will not have publicly traded units following the Closing.

D8 will hold an extraordinary general meeting of its shareholders (the “extraordinary general meeting”) to consider matters relating to the Business Combination at [•], Eastern Time, on [•], 2021. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You or your proxyholder will also be able to attend and vote at the extraordinary general meeting online by visiting [•] and using a control number assigned by Continental Stock Transfer & Trust Company (the “Transfer Agent”). To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

If you have any questions or need assistance voting your shares in D8, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DEH.info@investor.morrowsodali.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://[•].

This proxy statement/prospectus provides shareholders of D8 with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of D8. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 48 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

D8 Holdings Corp. A Cayman Islands Exempted Company

(Company Number 362527)

Unit 1008, 10/F, Champion Tower
3 Garden Road
Central, Hong Kong

Dear D8 Holdings Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of D8 Holdings Corp., a Cayman Islands exempted company (“D8” and, after the Domestication, as described below, “New Vicarious Surgical”), to be held virtually at [•], Eastern Time, on [•], 2021. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, D8 has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at [•] in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of D8 (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You or your proxyholder will also be able to attend and vote at the extraordinary general meeting online by visiting https://[•] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

At the extraordinary general meeting, D8 shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 15, 2021 (as the same may be amended, the “Merger Agreement”), by and among D8, Snowball Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of D8 (“Merger Sub”), Vicarious Surgical Inc., a Delaware corporation (“Vicarious Surgical”) and Adam Sachs, an individual, in his capacity as the Stockholder Representative thereunder (in such capacity, the “Stockholder Representative”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (the “Business Combination Proposal”). The Merger Agreement provides for, among other things, following the Domestication of D8 to Delaware as described below, the merger of Merger Sub with and into Vicarious Surgical (the “Merger” and, together with the other agreements and transactions contemplated by the Merger Agreement, the “Proposed Transaction”), with Vicarious Surgical surviving the Merger in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.

As a condition to the consummation of the Merger, the board of directors of D8 (the “D8 Board”) has unanimously approved a change of D8’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). As described in the accompanying proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Proposed Transaction, D8 will change its name to “Vicarious Surgical Inc.”.

In connection with the Domestication, (a) each of the then issued and outstanding Class B ordinary shares of D8, par value $0.0001 per share (each, a “D8 Class B Ordinary Share”), will convert automatically, on a one-for-one basis, into a Class A ordinary share of D8, par value $0.0001 per share (each, a “D8 Class A Ordinary Share” and together with the D8 Class B Ordinary Shares, the “D8 Ordinary Shares”); (ii) immediately following the conversion described in clause (i), each of the then issued and outstanding D8 Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of New Vicarious Surgical (the “New Vicarious Surgical Class A Stock”), each of which will carry voting rights of one vote per share; (iii) each of the then issued and outstanding warrants to purchase one D8 Class A Ordinary Share (each, a “D8 Warrant”) will automatically become a warrant to acquire one share of New Vicarious Surgical Class A Stock (each, a “New Vicarious Surgical Warrant”) pursuant to the related warrant agreement; and (iv) each of the then issued and outstanding units of D8 (the “Cayman Company Units”) shall be separated into its component parts, consisting of one share of New Vicarious Surgical Class A Stock and one-half of one New Vicarious Surgical Warrant.

Concurrently with the Domestication and subject to satisfaction or waiver of the conditions set forth in the Merger Agreement, D8 will implement a revised dual class structure with shares of New Vicarious Surgical Class A Stock and shares of New Vicarious Surgical Class B common stock, par value $0.0001, with the same terms as New Vicarious Surgical Class A Stock, but carrying increased voting rights in the form of 20 votes per share (the “New Vicarious Surgical Class B Stock”).

In addition to the Business Combination Proposal and the Domestication Proposal, you will also be asked to consider and vote upon: (1) a proposal to approve by ordinary resolution the issuance of New Vicarious Surgical Class A Shares to (a) the PIPE Investors pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus) and (b) the Vicarious Surgical Stockholders (defined below) pursuant to the Merger Agreement (the “Stock Issuance Proposal”); (2) a proposal to approve by special resolution the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new By-Laws (the “Proposed By-Laws”) of New Vicarious Surgical (the “Organizational Documents Proposal”); (3) twelve separate proposals to approve on an advisory non-binding basis by special resolution material differences between the Cayman Constitutional Documents and the Proposed Certificate of Incorporation and the Proposed By-Laws (collectively, the “Advisory Organizational Documents Proposals”); (4) a proposal to approve by ordinary resolution and adopt the New Vicarious Surgical Equity Incentive Plan (the “New Vicarious Surgical Equity Incentive Plan Proposal”); (5) a proposal to approve by ordinary resolution the election of the members of the board of directors of New Vicarious Surgical following Closing (the “Director Election Proposal”); and (6) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Shareholder Adjournment Proposal”). The Proposed Transaction will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the New Vicarious Surgical Equity Incentive Plan Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Shareholder Adjournment Proposal are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

Under the Merger Agreement, D8 has agreed to acquire all of the outstanding equity interests of Vicarious Surgical for approximately $1.0 billion in aggregate consideration. The stock consideration to be issued to the then current holders of stock in Vicarious Surgical will be in the form of New Vicarious Surgical Class A Stock, except for Adam Sachs, Barry Greene and Sammy Khalifa (collectively, the “Vicarious Surgical Founders”), each of whom will be issued New Vicarious Surgical Class B Stock. Additionally, each option to purchase shares of Vicarious Surgical capital stock (each, a “Vicarious Surgical Option”) that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Vicarious Surgical and will be converted into an option to acquire New Vicarious Surgical Class A Stock (each, a “New Vicarious Surgical Option”) with the same terms and conditions as applied to the Vicarious Surgical Option immediately prior to the effective time of the Business Combination (the “Effective Time”); provided that the number of shares underlying such New Vicarious Surgical Option will be determined by multiplying the number of shares of Vicarious Surgical capital stock that are issuable upon the exercise of such Vicarious Surgical Option immediately prior to the Effective Time by a ratio determined by, with respect to each share (calculated separately for each separate class) of Vicarious Surgical capital stock, such portion of the merger consideration such share would be entitled to receive if the merger consideration was distributed to all Vicarious Surgical stockholders in accordance with the distribution and liquidation mechanics in Vicarious Surgical’s organizational documents (the “Fully Diluted Adjusted Merger Consideration”) for such class, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Vicarious Surgical Option shall be determined by dividing the per share exercise price of such Vicarious Surgical Option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded up to the nearest whole cent. Furthermore, each warrant to purchase shares of Vicarious Surgical capital stock (a “Vicarious Surgical Warrant”) that is issued and outstanding prior to the Effective Time and has not been exercised or terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of New Vicarious Surgical Class A Stock (each, a “New Vicarious Surgical Warrant”); provided that the number of shares underlying such New Vicarious Surgical Warrant will be determined by multiplying the number of shares of Vicarious Surgical capital stock that are issuable upon the exercise of such Vicarious Surgical Warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Vicarious Surgical Warrant shall be determined by dividing the per share exercise price of such Vicarious Surgical Warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded down to the nearest whole cent.

The total maximum number of shares of New Vicarious Surgical Common Stock expected to be outstanding immediately following the Closing is approximately 141,996,827 shares, assuming no redemptions, consisting of 122,269,991 shares of Class A Stock and 19,726,836 shares of Class B Stock. The Class A Stock is comprised of: (i) 67,644,991 shares of New Vicarious Surgical Class A Stock issued to Vicarious Surgical stockholders (other than the Vicarious Surgical Founders, who will be issued New Vicarious Surgical Class B Stock) in the Merger, (ii) 11,500,000 shares of New Vicarious Surgical Class A Stock issued in connection with the Closing to the PIPE Investors pursuant to the PIPE Financing, (iii) 8,625,000 shares of New Vicarious Surgical Class A Stock issued to the initial shareholders (which includes the Sponsor, Michael Kives, Fred Langhammer, Terry Lundgren and Robert Kirby, the “Initial Shareholders”); and (iv) 34,500,000 shares of New Vicarious Surgical Class A Stock held by public stockholders holding shares of New Vicarious Surgical Class A Stock outstanding at the Effective Time. The total number of shares of New Vicarious Surgical Class B Stock expected to be issued to the Vicarious Surgical Founders at the Closing is approximately 19,726,836 shares. In addition, New Vicarious Surgical will assume unexercised and/or unvested options and warrants to purchase approximately 12,311,767 shares of New Vicarious Surgical Class A Stock that are held by Vicarious Surgical securityholders at the Effective Time.

Vicarious Surgical stockholders are expected to hold, in the aggregate, approximately 61.5% of the issued and outstanding shares of New Vicarious Surgical Common Stock immediately following the Closing, assuming no options or warrants to purchase shares of New Vicarious Surgical Class A Stock are exercised, approximately 64.6% of the New Vicarious Surgical Common Stock on a fully-diluted basis, approximately 89.4% of the combined voting power of New Vicarious Surgical immediately following the Closing assuming no options or warrants to purchase shares of New Vicarious Surgical Class A Stock are exercised, and approximately 89.7% of the voting power of New Vicarious Surgical on a fully-diluted basis, in each case assuming no redemptions. The Vicarious Surgical Founders are expected to hold approximately 76.3% of the combined voting power of New Vicarious Surgical immediately following the Closing assuming no options or warrants to purchase shares of New Vicarious Surgical Class A Stock are exercised and approximately 74.6% of the combined voting power of New Vicarious Surgical on a fully-diluted basis, in each case assuming no redemptions.

On April 15, 2021, concurrently with the execution of the Merger Agreement, D8 entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”, which include certain existing equity holders of D8 and Vicarious Surgical), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 11,500,000 D8 Class A Ordinary Shares for an aggregate purchase price equal to $115,000,000 (the “PIPE Investment”). The PIPE Investment will be consummated following the Domestication but immediately prior to the Closing.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined in the accompanying proxy statement/prospectus) (a “Public Shareholder”), which excludes shares held by D8 Sponsor LLC (the “Sponsor”), may request that D8 redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Proposed Transaction is consummated. Holders of D8 Units must elect to separate the D8 Units into the underlying Public Shares and D8 Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their D8 Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the D8 Units into the underlying Public Shares and D8 Warrants, or if a holder holds D8 Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public Shareholders may elect to redeem their Public Shares even if they vote “for” the Business Combination Proposal or any other proposal. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental Stock Transfer & Trust Company, D8’s transfer agent, New Vicarious Surgical will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of D8’s IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.01 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Vicarious Surgical Class A Stock that will be redeemed immediately after consummation of the Proposed Transaction. See “Extraordinary General Meeting of D8 — Redemption Rights” beginning on page 101 of the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor, the Initial Shareholders, each other director and each other officer of D8 (collectively, the “Insiders”) have agreed to, among other things, vote in favor of the Proposed Transaction, and to waive their redemption rights in connection with the consummation of the Proposed Transaction with respect to any D8 Ordinary Shares held by them. The D8 Ordinary Shares held by them will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Insiders own 20% of the issued and outstanding D8 Ordinary Shares.

The Merger Agreement provides that the obligations of Vicarious Surgical to consummate the Merger are conditioned on, among other things, that as of the Closing, the aggregate amount of cash available following the extraordinary general meeting of D8 shareholders (the “Available Cash”) from (a) the Trust Account, after deducting the amount required to satisfy redemptions of D8 Class A Ordinary Shares, if any (but prior to payment of (i) deferred underwriting commissions and (ii) transaction expenses of D8 or its affiliates), (b) outside of the Trust Account, and (c) the gross proceeds of the PIPE Investment, is at least $125,000,000 (the “Available Cash Condition”). If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated and the Proposed Transaction may not be consummated.

In addition to the Available Cash Condition, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of D8 and shareholders of Vicarious Surgical (including approval of the Condition Precedent Proposals by the shareholders of D8); (b) effectiveness of the registration statement on Form S-4 filed by D8 in connection with the Domestication; (c) all specified authorizations, consents, orders, regulatory approvals, non-objections, declarations, filings or waiting periods having been made, received or expired; (d) delivery of closing deliverables and documentation; (e) absence of a material adverse effect in respect of Vicarious Surgical, D8 and Merger Sub; (f) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (g) the New Vicarious Surgical Class A Shares and New Vicarious Surgical Warrants having been listed on a national stock exchange and being eligible for continued listing on a national stock exchange immediately following the closing; (h) the PIPE Investment having been completed; (i) the Domestication having been completed; (j) the existing members of the D8 Board having resigned as of the closing and the post-closing directors having been appointed to serve on the board of directors of New Vicarious Surgical effective as of the closing; (k) the existing officers of D8 having resigned as of the closing and the post-closing officers having been appointed to serve effective as of the Closing; and (l) the absence of any injunctions or restraints in respect of consummation of the Proposed Transaction.

The D8 Units, D8 Class A Ordinary Shares and D8 Warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “DEH.U,” “DEH” and “DEH WS,” respectively. Pursuant to the terms of the Merger Agreement, as a closing condition, D8 is required to cause the New Vicarious Surgical Class A Shares to be issued in connection with the Proposed Transaction and the PIPE Investment (as defined herein) and New Vicarious Surgical Warrants to be approved for listing on the NYSE as of the Closing under the proposed symbols “RBOT” and “RBOT WS”, respectively. New Vicarious Surgical will not have publicly traded units nor will the Vicarious Surgical common stock or the New Vicarious Surgical Class B Shares be publicly traded.

D8 is providing the accompanying proxy statement/prospectus and accompanying proxy card to D8’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Proposed Transaction and other related business to be considered by D8’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of D8’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 48 of this proxy statement/prospectus.

After careful consideration, the D8 Board has unanimously approved the Proposed Transaction and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Proposed Transaction, and “FOR” all other proposals presented to D8’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the D8 Board, you should keep in mind that D8’s directors and officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the New Vicarious Surgical Equity Incentive Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of D8 Class A Ordinary Shares will have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of D8 Ordinary Shares. In the event that one or more nominees is not elected under the Director Election Proposal, the D8 Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Shareholder Adjournment Proposal, are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal). If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO D8’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the D8 Board, I would like to thank you for your support and look forward to the successful completion of the Proposed Transaction.

Sincerely,

David Chu
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [•], 2021 and is first being mailed to shareholders on or about [•], 2021.

D8 Holdings Corp. A Cayman Islands Exempted Company

(Company Number 362527)

Unit 1008, 10/F, Champion Tower
3 Garden Road
Central, Hong Kong
+852 3973 5500

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON [•], 2021

TO THE SHAREHOLDERS OF D8 HOLDINGS CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of D8 Holdings Corp., a Cayman Islands exempted company (“D8”), will be held virtually at [•] a.m. Eastern Time, on [•], 2021. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, D8 has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at [•] in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of D8 (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

(1)    Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution and adopt the Agreement and Plan of Merger, dated as of April 15, 2021 (as the same may be amended, the “Merger Agreement”), by and among D8, Snowball Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of D8 (“Merger Sub”), Vicarious Surgical Inc., a Delaware corporation (“Vicarious Surgical”) and Adam Sachs, an individual, in his capacity as the Stockholder Representative thereunder (in such capacity, the “Stockholder Representative”), and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Proposed Transaction”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Vicarious Surgical (the “Merger”), with Vicarious Surgical continuing as the surviving entity of the Merger and becoming a subsidiary of New Vicarious Surgical as described in more detail in the attached proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A. The full text of the resolution to be considered and if thought fit, passed and approved if as follows:

“RESOLVED, as an ordinary resolution, that D8’s entry into the Agreement and Plan of Merger, dated as of April 15, 2021 (as the same may be amended, the “Merger Agreement”), by and among D8, Snowball Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of D8 (“Merger Sub”), Vicarious Surgical Inc., a Delaware corporation (“Vicarious Surgical”) and Adam Sachs, an individual, in his capacity as the Stockholder Representative thereunder (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of D8 to Delaware as described below, the merger of Merger Sub with and into Vicarious Surgical (the “Merger”), with Vicarious Surgical surviving the Merger, in accordance with the terms and subject to the conditions of the Merger Agreement, to be approved, ratified and confirmed in all respects.”

(2)    Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve by way of special resolution, to change the corporate structure and domicile of D8 by way of continuation from an exempted company incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected immediately prior to the Business Combination by D8 filing a certificate of corporate domestication and the proposed new certificate of incorporation of New Vicarious Surgical (the “Proposed Certificate of Incorporation”) with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, D8 will become a Delaware corporation and will change its corporate name to “Vicarious Surgical Inc.” (D8 following the

Domestication and the Business Combination, “New Vicarious Surgical”) and all outstanding securities of D8 will convert to outstanding securities of New Vicarious Surgical, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.” The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that D8 be de-registered in the Cayman Islands pursuant to Article 49 of the Amended and Restated Articles of Association of D8 (as amended) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of New Vicarious Surgical in the State of Delaware as a corporation with the laws of the State of Delaware, the name of New Vicarious Surgical be changed to “Vicarious Surgical Inc.”

(3)    Proposal No. 3 — The Stock Issuance Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rules 312.03(c) and (d), the issuance of New Vicarious Surgical Class A Shares to (i) the PIPE Investors pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus) and (ii) the Vicarious Surgical Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of NYSE’s Listed Company Manual Section 312.03, the issuance of shares of New Vicarious Surgical Common Stock pursuant to the Merger Agreement and the PIPE Investment, including to Vicarious Surgical Stockholders and the PIPE Investors, be approved in all respects.”

(4)    Proposal No. 4 — Organizational Documents Proposal — To consider and vote upon a proposal to approve by way of special resolution the Proposed Certificate of Incorporation and the proposed new by-laws (“Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New Vicarious Surgical (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of corporate domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Vicarious Surgical Inc.” in connection with the Business Combination (the “Organizational Documents Proposal”). The form of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to the accompanying proxy statement/prospectus as Annex B-1 and Annex B-2, respectively. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed By-Laws (copies of which are attached to the proxy statement/prospectus as Annex B-1 and Annex B-2, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals A through L.”

(5)    Proposal No. 5 — The Advisory Organizational Documents Proposals — To consider and vote upon the following 12 separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by way of special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

(A)    Advisory Organizational Documents Proposal 5A (Authorized Shares) — to authorize the change in the authorized capital stock of D8 from 200,000,000 D8 Class A Ordinary Shares, par value $0.0001 per share (the “D8 Class A Ordinary Shares”), 20,000,000 D8 Class B Ordinary Shares, par value $0.0001 per share (the “D8 Class B Ordinary Shares” and, together with the D8 Class A Ordinary Shares, the “D8 Ordinary Shares”), and 1,000,000 preference shares, par value $0.0001 per share (the “Preference Shares”), to 300,000,000 shares of Class A common stock, par value $0.0001 per share of New Vicarious Surgical (the “New Vicarious Surgical Class A Stock”), and 22,000,000 shares of Class B common stock, par value $0.0001 per share of New Vicarious Surgical (the “New Vicarious Surgical Class B Stock”, together with the New Vicarious Surgical Class A Stock, the “New Vicarious Surgical Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share, of New Vicarious Surgical (the “New Vicarious Surgical Preferred Stock”) (“Advisory Organizational Documents Proposal 5A”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the authorized capital stock of D8 be changed from 200,000,000 D8 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 D8 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 Preference Shares, par value $0.0001 per share, to 300,000,000 shares of New Vicarious Surgical Class A Stock, par value $0.0001 per share, and 22,000,000 shares of New Vicarious Surgical Class B Stock, par value $0.0001 per share, and 1,000,000 shares of New Vicarious Surgical Preferred Stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”

(B)    Advisory Organizational Documents Proposal 5B (Dual Class Common Stock Structure) — to authorize a dual class common stock structure pursuant to which holders of New Vicarious Surgical Class A Stock will be entitled to one vote per share and holders of New Vicarious Surgical Class B Stock will be entitled to twenty votes per share on each matter properly submitted to New Vicarious Surgical’s stockholders entitled to vote (“Advisory Organizational Documents Proposal 5B”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that holders of New Vicarious Surgical Class A Stock will be entitled to one vote per share and holders of New Vicarious Surgical Class B Stock will be entitled to twenty votes per share on each matter properly submitted to New Vicarious Surgical’s stockholders entitled to vote, as described in Advisory Organizational Documents Proposal 5B, be approved.”

(C)    Advisory Organizational Documents Proposal 5C (Sunset Provision for New Vicarious Surgical Class B Stock) — to approve a provision providing that each outstanding share of New Vicarious Surgical Class B Stock shall automatically convert into one share of New Vicarious Surgical Class A Stock upon the first date on which the Vicarious Surgical Founders and Qualified Stockholders (each as defined in the Organizational Documents) collectively cease to beneficially own at least 20% of the number of shares of New Vicarious Surgical Class B Stock collectively held by the Vicarious Surgical Founders and their Permitted Transferees (as defined in the Organizational Documents) as of the Effective Date, and that upon the date that a Vicarious Surgical Founder ceases to provide service to New Vicarious Surgical each share of New Vicarious Surgical Class B Stock held by such Vicarious Surgical Founder or such Vicarious Surgical Founder’s Permitted Transferees shall automatically convert into one share of New Vicarious Surgical Class A Stock (“Advisory Organizational Documents Proposal 5C”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provision providing that each outstanding share of New Vicarious Surgical Class B Stock shall automatically convert into one share of New Vicarious Surgical Class A Stock upon the first date on which the Vicarious Surgical Founders and Qualified Stockholders collectively cease to beneficially own at least 20% of the number of shares of New Vicarious Surgical Class B Stock collectively held by the Vicarious Surgical Founders and their Permitted Transferees as of the Effective Date, and that upon the date that a Vicarious Surgical Founder ceases to provide service to New Vicarious Surgical each share of New Vicarious Surgical Class B Stock held by such Vicarious Surgical Founder or such Vicarious Surgical Founder’s Permitted Transferees shall automatically convert into one share of New Vicarious Surgical Class A Stock, as described in Advisory Organizational Documents Proposal 5C, be approved.”

(D)    Advisory Organizational Documents Proposal 5D (Declassification of New Vicarious Surgical Board) — to authorize a declassified board of directors whereby each member of the board of directors of New Vicarious Surgical will be elected at each annual meeting of stockholders (or special meeting in lieu thereof), (“Advisory Organizational Documents Proposal 5D”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that each member of the board of directors of New Vicarious Surgical be elected at each annual meeting of stockholders (or special meeting in lieu thereof), as described in Advisory Organizational Documents Proposal 5D.”

(E)    Advisory Organizational Documents Proposal 5E (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and to authorize adopting the federal district courts of the United States of America as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended (“Advisory Organizational Documents Proposal 5E”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America be adopted as the exclusive forum for asserting a cause under the Securities Act of 1933, as amended, as described in Advisory Organizational Documents Proposal 5E.”

(F)   Advisory Organizational Documents Proposal 5F (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article 4(B), Article 5, Article 6, Article 7 or Article 9 of the Proposed Certificate of Incorporation; provided that, for so long as there are shares of New Vicarious Surgical Class B Stock outstanding, New Vicarious Surgical may not, without the prior affirmative vote of the holders of 66 2/3% of the New Vicarious Surgical Class B Stock then outstanding in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of New Vicarious Surgical Class B Stock or other rights, powers, preferences or privileges thereof; (2) to provide for each share of New Vicarious Surgical Class A Stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of New Vicarious Surgical Class A Stock other than as provided by the Proposed Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of New Vicarious Surgical Class B Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New Vicarious Surgical Class A Stock, provided further, so long as any shares of New Vicarious Surgical Class A Stock remain outstanding, New Vicarious Surgical may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of New Vicarious Surgical Class A Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of New Vicarious Surgical Class A Stock so as to affect them adversely; or (2) to provide for each share of New Vicarious Surgical Class B Stock to have more than twenty votes per share or any rights to a separate class vote of the holders of shares of New Vicarious Surgical Class B Stock other than as provided by the Proposed Certificate of Incorporation or required by the DGCL (“Advisory Organizational Documents Proposal 5F”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article 4(B), Article 5, Article 6, Article 7 or Article 9 of the Proposed Certificate of Incorporation; provided that, for so long as there are shares of New Vicarious Surgical Class B Stock outstanding, New Vicarious Surgical may not, without the prior affirmative vote of the holders of 66 2/3% of the New Vicarious Surgical Class B Stock then outstanding in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of New Vicarious Surgical Class B Stock or other rights, powers, preferences or privileges thereof; (2) to provide for each share of New Vicarious Surgical Class A Stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of New Vicarious Surgical Class A Stock other than as provided by the Proposed Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of New Vicarious Surgical Class B Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New Vicarious Surgical Class A Stock, provided further, so long as any shares of New Vicarious Surgical Class A Stock remain outstanding, New Vicarious Surgical may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of New Vicarious Surgical Class A Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of New Vicarious Surgical Class A Stock so as to affect them adversely; or (2) to provide for each share of New Vicarious Surgical Class B Stock to have more than twenty votes per share or any rights to a separate class vote of the holders of shares of New Vicarious Surgical Class B Stock other than as provided by the Proposed Certificate of Incorporation or required by the DGCL, as described in Advisory Organizational Documents Proposal 5F, be approved.”

(G)   Advisory Organizational Documents Proposal 5G (Removal of Directors) — to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class (“Advisory Organizational Documents Proposal 5G”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class, as described in Advisory Organizational Documents Proposal 5G, be approved.”

(H)   Advisory Organizational Documents Proposal 5H (Required Vote to Amend Bylaws) — to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote at an election of directors, voting as a single class, will be required for stockholders to alter, amend or repeal, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith (“Advisory Organizational Documents Proposal 5H”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote at an election of directors, voting as a single class, will be required for stockholders to alter, amend or repeal, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith, as described in Advisory Organizational Documents Proposal 5H, be approved.”

(I)     Advisory Organizational Documents Proposal 5I (Special Meetings) — to approve provisions requiring that special meetings may be called only by the New Vicarious Surgical Board (except in the case of any holders of Preferred Stock if applicable) (“Advisory Organizational Documents Proposal 5I”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions requiring that special meetings may be called only by the New Vicarious Surgical Board (except in the case of any holders of Preferred Stock if applicable), as described in Advisory Organizational Documents Proposal 5I, be approved.”

(J)    Advisory Organizational Documents Proposal 5J (Written Consent) — to approve provisions that prohibit stockholder action by written consent in lieu of a meeting. (“Advisory Organizational Documents Proposal 5J”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, as described in Advisory Organizational Documents Proposal 5J, be approved.”

(K)   Advisory Organizational Documents Proposal 5K (Corporate Opportunity) — to approve provisions providing that New Vicarious Surgical renounces a corporate opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any non-employee director of New Vicarious Surgical, unless such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of such person expressly and solely in connection with such individual’s service as a member of the Board (“Advisory Organizational Documents Proposal 5K”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that New Vicarious Surgical renounces a corporate opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any non-employee director of New Vicarious Surgical, unless such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of such person expressly and solely in connection with such individual’s service as a member of the Board, as described in Advisory Organizational Documents Proposal 5K, be approved.”

(L)    Advisory Organizational Documents Proposal 5L (Additional Changes) — to provide for certain additional changes, including, among other things, (i) making New Vicarious Surgical’s corporate existence perpetual and (ii) removing certain provisions related to D8’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the D8 Board believes is necessary to adequately address the needs of New Vicarious Surgical after the Business Combination (“Advisory Organizational Documents Proposal 5L”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making New Vicarious Surgical’s corporate existence perpetual and (ii) removing certain provisions related to D8’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the D8 Board believes is necessary to adequately address the needs of New Vicarious Surgical after the Business Combination, as described in Advisory Organizational Documents Proposal 5L, be approved.”

(6)    Proposal No. 6 — The New Vicarious Surgical Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the New Vicarious Surgical Equity Incentive Plan (the “New Vicarious Surgical Equity Incentive Plan Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that, the New Vicarious Surgical Equity Incentive Plan be approved and adopted in all respects.”

(7)    Proposal No. 7 — The Director Election Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution the election of nine directors to serve on the New Vicarious Surgical board of directors until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the Company Board upon the Closing of the Business Combination: Donald Tang, David Ho, Samir Kaul, Dror Berman, David Styka, Adam Sachs, Sammy Khalifa, Ric Fulop and Phil Liang.”

(8)    Proposal No. 8 — The Shareholder Adjournment Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Shareholder Adjournment Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Each of Proposal Nos. 1, 2, 3, 4, 6 and 7 is cross-conditioned on the approval of each other (the “Condition Precedent Proposals”). The Advisory Organizational Documents Proposal and the Shareholder Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of D8 Ordinary Shares at the close of business on [•], 2021 (the “Record Date”) are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to D8’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of D8’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 48 of this proxy statement/prospectus.

After careful consideration, the board of directors of D8 (the “D8 Board”) has unanimously approved the Proposed Transaction and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Proposed Transaction, and “FOR” all other proposals presented to D8’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the D8 Board, you should keep in mind that D8’s directors and officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined herein) (a “Public Shareholder”) may request of D8 that New Vicarious Surgical redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through D8 Units and elect to separate your D8 Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), D8’s transfer agent, that New Vicarious Surgical redeem all or a portion of your Public Shares for cash; and

(iii)   deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed.

Each D8 Unit issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying D8 Class A Ordinary Share and one-half of a D8 Warrant. Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, New Vicarious Surgical will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of D8’s IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.01 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Vicarious Surgical Class A Stock that will be redeemed promptly after consummation of the Proposed Transaction. See “Extraordinary General Meeting of D8 — Redemption Rights” beginning on page 104 of this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

D8 Sponsor LLC, a Delaware limited liability company and shareholder of D8 (the “Sponsor”), the Initial Shareholders and each other director and each other officer of D8 (collectively, the “Insiders”) have agreed to, among other things, vote in favor of the Proposed Transaction, and to waive their redemption rights in connection with the consummation of the Proposed Transaction with respect to any D8 Ordinary Shares held by them. The D8 Class B Ordinary Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Insiders own 20% of the issued and outstanding D8 Ordinary Shares.

The Merger Agreement provides that the obligations of Vicarious Surgical to consummate the Merger are conditioned on, among other things, that as of the Closing, (a) the Domestication will have been completed, and (b) the amount of cash available following the extraordinary general meeting of D8 shareholders (the “Available Cash”) (i) in the Trust Account, after deducting the amount required to satisfy redemptions of D8 Class A Ordinary Shares, if any (but prior to payment of (x) deferred underwriting commissions and (y) transaction expenses of D8 or its affiliates), (ii) outside of the Trust Account, and (iii) from the gross proceeds of the PIPE Investment, is at least $125,000,000. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated and the Proposed Transaction may not be consummated.

In addition to the Available Cash Condition, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of D8 and stockholders of Vicarious Surgical (including approval of the Condition Precedent Proposals by the shareholders of D8); (b) effectiveness of the registration statement on Form S-4 filed by D8 in connection with the Domestication; (c) all specified authorizations, consents, orders, regulatory approvals, non-objections, declarations, filings or waiting periods having been made, received or expired; (d) delivery of closing deliverables and documentation; (e) absence of a material adverse effect in respect of Vicarious Surgical, D8 and Merger Sub; (f) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (g) the New Vicarious Surgical Class A Shares and New Vicarious Surgical Warrants having been listed on a national stock exchange and being eligible for continued listing on a national stock exchange immediately following the closing; (h) the PIPE Investment having been completed; (i) the Domestication having been completed; (j) the existing members of the D8 Board having resigned as of the closing and the post-closing directors having been appointed to serve on the board of directors of New Vicarious Surgical effective as of the Closing; (k) the existing officers of D8 having resigned as of the closing and the post-closing officers having been appointed to serve effective as of the closing; and (l) the absence of any injunctions or restraints in respect of consummation of the Proposed Transaction.

The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the New Vicarious Surgical Equity Incentive Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Shareholder Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal). If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Proposed Transaction and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your Ordinary Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DEH.info@investor.morrowsodali.com. This notice of extraordinary general meeting and the proxy statement/prospectus are available at https://[•].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of D8 Holdings Corp.

David Chu
Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO D8’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other information concerning D8, without charge, by written request to D8’s Chief Executive Officer at Unit 1008, 10/F, Champion Tower, 3 Garden Road, Central, Hong Kong; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DEH.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of D8 to be held virtually on [•], 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by [•], 2021.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “D8” refer to D8 Holdings Corp. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and thereafter a corporation incorporated under the laws of the State of Delaware). Following the Domestication, D8 will be renamed “Vicarious Surgical Inc.” and referred to in this document as New Vicarious Surgical, and Vicarious Surgical will be renamed “VS, Inc.”.

In this document:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among D8, the Sponsor, certain Vicarious Surgical stockholders and certain other parties thereto upon the completion of the Proposed Transaction. A form of the A&R Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex D.

“Advisory Organizational Documents Proposals” means the proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents.

“Available Cash” means the aggregate amount of cash available following the extraordinary general meeting of D8 shareholders from (a) the Trust Account, after deducting the amount required to satisfy redemptions of D8 Class A Ordinary Shares, if any (but prior to payment of (i) deferred underwriting commissions and (ii) transaction expenses of D8 or its affiliates), (b) outside of the Trust Account, and (c) the gross proceeds of the PIPE Investment.

“Available Cash Condition” means the condition of the Merger Agreement that, as of the Closing, the Available Cash is at least $125,000,000.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Proposed Transaction.

“Cayman Constitutional Documents” means D8’s Amended and Restated Memorandum and Articles of Association, as amended from time to time.

“Closing” means the closing of the Proposed Transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” refers to the Cayman Islands Companies Act (As Revised).

“Condition Precedent Proposals” mean the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the New Vicarious Surgical Equity Incentive Plan Proposal and the Director Election Proposal.

“Continental” or the “Transfer Agent”, as applicable, means Continental Stock Transfer & Trust Company.

“DGCL” means the Delaware General Corporation Law, as amended.

“D8” means D8 Holdings Corp. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and after the Domestication will be a corporation incorporated under the laws of the State of Delaware).

“D8 Board” means the board of directors of D8.

“D8 Class A Ordinary Shares” means the Class A Ordinary Shares of D8, par value $0.0001 per share.

“D8 Class B Ordinary Shares” means the Class B Ordinary Shares of D8, par value $0.0001 per share.

“D8 Ordinary Shares” means, collectively, the D8 Class A Ordinary Shares and the D8 Class B Ordinary Shares.

“D8 Units” means the units sold in the IPO (including pursuant to the overallotment option) consisting of a D8 Class A Ordinary Share and one-half of one D8 Warrant.

“D8 Warrant” means a redeemable warrant exercisable for a D8 Class A Ordinary Share.

“Director Election Proposal” means the proposal to be considered at the extraordinary general meeting to elect nine directors to serve on the New Vicarious Surgical Board until the 2022 annual meeting of stockholders of New Vicarious Surgical and until their respective successors are duly elected and qualified.

“Domestication” means the continuation of D8 by way of domestication of D8 into a Delaware corporation under the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Certificate of Incorporation (as attached hereto at Annex B-1) consistent with the DGCL and changing the name and registered office of D8.

“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Business Combination.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary General Meeting” means the extraordinary general meeting of D8’s shareholders, to be held virtually at [•] a.m. Eastern Time on [•], 2021 at [•], and any adjournments or postponements thereof.

“Founder Shares” means the 8,625,000 currently outstanding D8 Class B Ordinary Shares of D8 owned by the Initial Shareholders.

“Fully Diluted Adjusted Merger Consideration” means a ratio determined by, with respect to each share (calculated separately for each separate class) of Vicarious Surgical capital stock, such portion of the merger consideration such share would be entitled to receive if the merger consideration was distributed to all Vicarious Surgical stockholders in accordance with the distribution and liquidation mechanics in Vicarious Surgical’s organizational documents.

“GAAP” means U.S. generally accepted accounting principles.

“Initial Shareholders” means the Sponsor, Michael Kives, Fred Langhammer, Terry Lundgren and Robert Kirby.

“Insiders” means the Sponsor, each of the Initial Shareholders, each other director of D8 and each other officer of D8.

“Insider Letter” means D8’s letter agreements with its Sponsor, directors and officers, dated July 14, 2020 and April 9, 2021, containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account.

“IPO” means D8’s initial public offering of the D8 Units, D8 Class A Ordinary Shares and D8 Warrants pursuant to registration statements on Form S-1 declared effective by the SEC on July 14, 2020 (SEC File Nos. 333-239503 and 333-239863). On July 17, 2020, D8 completed its initial public offering.

“Merger” means the statutory merger of Merger Sub with and into Vicarious Surgical pursuant to the terms of the Merger Agreement and under the applicable provisions of the DGCL, with Vicarious Surgical continuing as the surviving entity and becoming a subsidiary of New Vicarious Surgical.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 15, 2021, by and among D8, Merger Sub, Vicarious Surgical and the Stockholder Representative, as it may be amended and supplemented from time to time. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

“Merger Sub” means Snowball Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of D8.

“New Vicarious Surgical” means D8 following the Closing (which will be renamed “Vicarious Surgical Inc.”).

“New Vicarious Surgical Board” means the board of directors of New Vicarious Surgical subsequent to the Closing.

“New Vicarious Surgical Class A Stock” means the Class A Common Stock of New Vicarious Surgical, par value $0.0001 per share.

“New Vicarious Surgical Class A Share” means a share of New Vicarious Surgical Class A Stock.

“New Vicarious Surgical Class B Stock” means the Class B Common Stock of New Vicarious Surgical, par value $0.0001 per share.

“New Vicarious Surgical Class B Share” means a share of New Vicarious Surgical Class B Stock.

“New Vicarious Surgical Common Stock” means, collectively, all shares of the New Vicarious Surgical Class A Stock and New Vicarious Surgical Class B Stock.

“New Vicarious Surgical Equity Incentive Plan” means the New Vicarious Surgical Equity Incentive Plan, which will become effective upon the Closing. A copy of the New Vicarious Surgical Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C.

“New Vicarious Surgical Equity Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the New Vicarious Surgical Equity Incentive Plan.

“New Vicarious Surgical Warrant” means a D8 Warrant or Vicarious Surgical Warrant that is converted into a redeemable warrant exercisable for one New Vicarious Surgical Class A Share.

“NYSE” means the New York Stock Exchange.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Certificate of Incorporation and the Proposed By-Laws. A copy of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“PIPE Investment” means the proposed issuance and sale of $115 million of the New Vicarious Surgical Class A Stock in a private placement to the PIPE Investors pursuant to the Subscription Agreements.

“PIPE Investors” means the accredited investors and qualified institutional buyers who entered into the Subscription Agreements with D8 for the PIPE Investment.

“Private Placement Warrants” means the 8,900,000 private placement warrants, each exercisable for one D8 Class A Ordinary Share at $11.50 per share, purchased by the Sponsor for a purchase price of $8,900,000, or $1.00 per warrant.

“Proposed By-Laws” mean the proposed by-laws of New Vicarious Surgical to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B-2.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New Vicarious Surgical to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B-1.

“Proposed Organizational Documents” means the Proposed Certificate of Incorporation and the Proposed By-Laws.

“Proposed Transaction” or “Business Combination” means the transactions contemplated by the Merger Agreement.

“Public Shareholders” means the holders of D8 Class A Ordinary Shares that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means the D8 Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the D8 Unit or thereafter in the open market).

“Public Warrant Holders” means the holders of the Public Warrants.

“Public Warrants” means D8’s warrants sold in the IPO (whether they were purchased in the IPO as part of the D8 Unit or thereafter in the open market).

“Record Date” means [•], 2021.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Cayman Constitutional Documents (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two business days prior to the completion of the Proposed Transaction in accordance with the Cayman Constitutional Documents.

“Redemption Rights” means the rights of the Public Shareholders to demand Redemption of their Public Shares into cash in accordance with the procedures set forth in the Cayman Constitutional Documents and this proxy statement/prospectus.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by D8 that more time is necessary or appropriate to approve one or more proposal at the extraordinary general meeting.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the New Vicarious Surgical Equity Incentive Plan Proposal, (g) the Director Election Proposal, and (h) the Shareholder Adjournment Proposal, if presented.

“Sponsor” means D8 Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means the support agreement, dated as of April 15, 2021, entered by and among D8, Vicarious Surgical and the Insiders, as they may be amended and supplemented from time to time. A copy of the form of the Sponsor Support Agreement is attached as Exhibit D to the Merger Agreement which is attached to this proxy statement/prospectus as Annex A.

“Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve the issuance of New Vicarious Surgical Class A Shares to (a) the PIPE Investors pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus) and (b) the Vicarious Surgical Stockholders pursuant to the Merger Agreement.

“Subscription Agreements” means the Subscription Agreements, each dated April 15, 2021, entered into between D8 and each of the PIPE Investors in respect of the PIPE Investment.

“Target Company” means Vicarious Surgical.

“Transaction Documents” means each of the agreements and instruments contemplated by the Merger Agreement or otherwise related to the transactions contemplated by the Merger Agreement and such other agreements or instruments contemplated by the Merger Agreement, in each case that was executed and delivered on the date of the Merger Agreement or on or prior to the date of Closing by a Vicarious Surgical Stockholder, Vicarious Surgical, D8, Merger Sub, the Sponsor and/or any of their respective affiliates, including, the Insider Letter Agreement, the A&R Registration Rights Agreement, the Letter of Transmittal, the Proposed Certificate of Incorporation, the Proposed By-Laws, the Vicarious Surgical Stockholders Support Agreement, the Sponsor Support Agreement, the Director Nomination Agreement and all documents and agreements entered into in connection with the PIPE Investment, including the Subscription Agreements.

“Transactions” means, collectively, the Business Combination and the transactions contemplated by the Subscription Agreements.

“Trust Account” means the trust account of D8, which holds the net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of July 14, 2020, by and between D8 and the Transfer Agent.

“Vicarious Surgical” means Vicarious Surgical Inc., a Delaware corporation, which will be renamed “VS, Inc.” after the consummation of the Business Combination.

“Vicarious Surgical Board” means the board of directors of Vicarious Surgical prior to the Closing.

“Vicarious Surgical Class A Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of Vicarious Surgical.

“Vicarious Surgical Class B Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of Vicarious Surgical.

“Vicarious Surgical Common Stock” means, collectively, all shares of the Vicarious Surgical Class A Stock and Vicarious Surgical Class B Stock.

“Vicarious Surgical Founders” means, collectively, Adam Sachs, Barry Greene and Sammy Khalifa.

“Vicarious Surgical Preferred Stock” means the shares of Vicarious Surgical Series A Preferred Stock, Vicarious Surgical Series A1 Preferred Stock, Vicarious Surgical Series A2 Preferred Stock and Vicarious Surgical Series A3 Preferred Stock.

“Vicarious Surgical Series A Preferred Stock” means the shares of Series A preferred stock, par value $0.0001 per share, of Vicarious Surgical.

“Vicarious Surgical Series A1 Preferred Stock” means the shares of Series A1 preferred stock, par value $0.0001 per share, of Vicarious Surgical.

“Vicarious Surgical Series A2 Preferred Stock” means the shares of Series A2 preferred stock, par value $0.0001 per share, of Vicarious Surgical.

“Vicarious Surgical Series A3 Preferred Stock” means the shares of Series A3 preferred stock, par value $0.0001 per share, of Vicarious Surgical.

“Vicarious Surgical Stockholder” means a stockholder of Vicarious Surgical prior to the Closing of the Merger.

“Vicarious Surgical Voting Agreement” means the Voting Agreement entered into by and among D8, Vicarious Surgical and certain stockholders of Vicarious Surgical on April 15, 2021, as may be amended and supplemented from time to time thereafter. A copy of the form of the Vicarious Surgical Voting Agreement is attached as Exhibit C to the Merger Agreement which is attached to this proxy statement/prospectus as Annex A.

“Warrant Agreement” means the Warrant Agreement, dated as of July 14, 2020, between D8 and the Transfer Agent, which governs D8’s outstanding warrants.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” beginning on pages 185 and 222, respectively, of this proxy statement/prospectus), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to New Vicarious Surgical’s stockholders following the Closing are for illustrative purposes only and assume the following:

1.      No Public Shareholders exercise their Redemption Rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on March 31, 2021 of $345,258,401. Please see the section entitled “Extraordinary General Meeting of D8 — Redemption Rights” beginning on page 104 of this proxy statement/prospectus.

2.      No D8 Warrants will be exercised.

3.      The PIPE Investment is consummated in accordance with its terms for $115 million, with New Vicarious Surgical issuing 11,500,000 New Vicarious Surgical Class A Shares to the PIPE Investors. Please see the section entitled “The Business Combination Proposal — Related Agreements — Subscription Agreement” beginning on page 137 of this proxy statement/prospectus.

4.      Other than the PIPE Investment, there are no other issuances of equity securities of New Vicarious Surgical prior to or in connection with the Closing, including any equity awards that may be issued under the New Vicarious Surgical Equity Incentive Plan following the Business Combination.

MARKET AND INDUSTRY DATA

Information contained in this proxy statement/prospectus concerning the market and the industry in which Vicarious Surgical competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Vicarious Surgical based on such sources and Vicarious Surgical’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. We have not independently verified this third-party information. The industry in which Vicarious Surgical operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 9 of this proxy statement/prospectus and “Risk Factors — Risks Related to Vicarious Surgical’s Business” beginning on page 61 of this proxy statement/prospectus and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for D8 and Vicarious Surgical to complete the Proposed Transaction. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•        the benefits of the Proposed Transaction;

•        the ability to consummate the Business Combination;

•        the future financial performance of New Vicarious Surgical following the Proposed Transaction;

•        changes in the market for Vicarious Surgical’s products and services; and

•        expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and D8 and Vicarious Surgical managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of D8, Vicarious Surgical and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing D8’s views as of any subsequent date. D8 does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement/prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•        the occurrence of any event, change or other circumstances that could delay the Proposed Transaction or give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against Vicarious Surgical or D8 following announcement of the Proposed Transaction and transactions contemplated thereby;

•        the inability to complete the Proposed Transaction due to the failure to obtain approval of the D8 shareholders, the inability to complete the PIPE Investment, the failure of D8 to satisfy the Available Cash Condition or the failure to meet other conditions to closing in the Merger Agreement;

•        the inability to maintain the listing of the New Vicarious Surgical Class A Stock on the NYSE following the Proposed Transaction;

•        the risk that the Proposed Transaction disrupts current plans and operations;

•        the ability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, and the ability of New Vicarious Surgical to grow and manage growth profitably;

•        costs related to the Proposed Transaction;

•        changes in the market in which Vicarious Surgical competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations;

•        the impact of the novel coronavirus (“COVID-19”) pandemic;

•        changes in the vertical markets that Vicarious Surgical targets;

•        changes to Vicarious Surgical’s relationships within the surgical robotics industry;

•        the inability to launch new Vicarious Surgical services and products or to profitably expand into new markets;

•        the inability to execute Vicarious Surgical’s growth strategies, including identifying and executing acquisitions;

•        the inability to develop and maintain effective internal controls and procedures;

•        the exposure to any liability, protracted and costly litigation or reputational damage relating to Vicarious Surgical’s data security;

•        the possibility that Vicarious Surgical or D8 may be adversely affected by other economic, business, and/or competitive factors; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors” beginning on page 48 of this proxy statement/prospectus.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF D8

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Proposed Transaction. The following questions and answers do not include all the information that is important to D8’s shareholders. D8 urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Proposed Transaction and the voting procedures for the extraordinary general meeting, which will be held at [•], Eastern Time, on [•], 2021, at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, and virtually via live webcast. To participate in the extraordinary general meeting online, visit https://[•] and enter the 12 digit control number included on your proxy card. You may register for the extraordinary general meeting as early as [•], Eastern Time, on [•], 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement.

Q.     Why am I receiving this proxy statement/prospectus?

A.     D8 shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Proposed Transaction. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Vicarious Surgical, with Vicarious Surgical surviving the merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “The Business Combination Proposal” beginning on page 108 of this proxy statement/prospectus for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.

As a condition to the Merger, D8 will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which D8’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication, (a) each D8 Class B Ordinary Share, will convert automatically, on a one-for-one basis, into a D8 Class A Ordinary Share; (ii) immediately following the conversion described in clause (i), each of the then issued and outstanding D8 Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of New Vicarious Surgical Class A Stock, each of which will carry voting rights of one vote per share; (iii) each of the then issued and outstanding D8 Warrants will automatically become a warrant to acquire one New Vicarious Surgical Warrant pursuant to the related warrant agreement; and (iv) each of the then issued and outstanding D8 Units shall be separated into its component parts, consisting of one share of New Vicarious Surgical Class A Stock and one-half of one New Vicarious Surgical Warrant.

Concurrently with the Domestication and subject to satisfaction or waiver of the conditions set forth in the Merger Agreement, D8 will implement a revised dual class structure with shares of New Vicarious Surgical Class A Stock and shares of New Vicarious Surgical Class B Stock, with the same terms as New Vicarious Surgical Class A Stock, but carrying increased voting rights in the form of 20 votes per share. See “The Domestication Proposal” beginning on page 140 of this proxy statement/prospectus for additional information.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF D8 AND VICARIOUS SURGICAL, CAREFULLY AND IN ITS ENTIRETY.

Q.     What proposals are shareholders of D8 being asked to vote upon?

A.     At the extraordinary general meeting, D8 is asking holders of D8 Ordinary Shares to consider and vote upon:

•        The Business Combination Proposal;

•        The Domestication Proposal;

•        The Stock Issuance Proposal;

•        The Organizational Documents Proposal;

•        The Advisory Organizational Documents Proposals;

•        The New Vicarious Surgical Equity Incentive Plan Proposal;

•        The Director Election Proposal; and

•        The Shareholder Adjournment Proposal, if presented.

If D8’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could be terminated and the Proposed Transaction may not be consummated. See “The Business Combination Proposal,” “The Domestication Proposal,” “The Stock Issuance Proposal,” “The Organizational Documents Proposal,” “The New Vicarious Surgical Equity Incentive Plan Proposal,” and “The Director Election Proposal” beginning on pages 108, 140, 147, 149, 163 and 169 of this proxy statement/prospectus, respectively.

D8 will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Proposed Transaction and the other matters to be acted upon at the extraordinary general meeting. Shareholders of D8 should read it carefully.

After careful consideration, the D8 Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the New Vicarious Surgical Equity Incentive Plan Proposal, (g) the Director Election Proposal, and (h) and the Shareholder Adjournment Proposal, if presented, are in the best interests of D8 and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus for a further discussion of these considerations.

Q.     Are the proposals conditioned on one another?

A.     Yes. The Proposed Transaction is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Shareholder Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q.     Why is D8 proposing the Proposed Transaction?

A.     D8 was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities. Vicarious Surgical is combining advanced miniaturized robotics, computer science and 3D visualization to build an intelligent and affordable, single-incision surgical robot, called the Vicarious System, that virtually transports surgeons inside the patient to perform minimally invasive surgery, or MIS.

Based on its due diligence investigations of Vicarious Surgical and the industry in which it operates, including the financial and other information provided by Vicarious Surgical in the course of D8’s due diligence investigations, the D8 Board believes that the Proposed Transaction with Vicarious Surgical is in the best interests of D8 and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “The Business Combination Proposal — D8 Board of Director’s Reasons for the Approval of the Business Combination” beginning on page 112 of this proxy statement/prospectus for additional information.

Although the D8 Board believes that the Proposed Transaction with Vicarious Surgical presents a unique business combination opportunity and is in the best interests of D8 and its shareholders, the D8 Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — D8 Board of Director’s Reasons for the Approval of the Business Combination,” beginning on page 112 of this proxy statement/prospectus as well as in the sections entitled “Risk Factors — Risks Related to Vicarious Surgical’s Business” beginning on page 61 of this proxy statement/prospectus.

Q.     What will Vicarious Surgical Stockholders receive in connection with the Business Combination?

A.     D8 has agreed to pay approximately $1.0 billion in aggregate consideration. The Vicarious Surgical Stockholders (except for the Vicarious Surgical Founders) will receive shares of New Vicarious Surgical Class A Stock (valued at $10.00 per share) equal to (i) the amount of shares of Vicarious Surgical capital stock owned by such holder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share in such class of Vicarious Surgical capital stock. The Vicarious Surgical Founders will receive shares of New Vicarious Surgical Class B Stock equal to (i) the amount of Vicarious Surgical capital stock owned by such Vicarious Surgical Founder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share in such class of Vicarious Surgical capital stock.

Treatment of Vicarious Surgical Options

Each Vicarious Surgical Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall be assumed by D8 and shall be converted into an option to acquire New Vicarious Surgical Class A Stock with the same terms and conditions as applied to the Vicarious Surgical Option immediately prior to the Effective Time; provided that the number of shares underlying such New Vicarious Surgical option will be determined by multiplying the number of shares of Vicarious Surgical capital stock that are issuable upon the exercise of such Vicarious Surgical Option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Vicarious Surgical Option shall be determined by dividing the per share exercise price of such Vicarious Surgical Option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded up to the nearest whole cent. See “The Business Combination Proposal — Merger Agreement — Consideration — Treatment of Vicarious Surgical Options” beginning on page 120 of this proxy statement/prospectus.

Treatment of Vicarious Surgical Warrants

Each warrant to purchase shares of Vicarious Surgical capital stock that is issued and outstanding prior to the Effective Time and has not been exercised or terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of New Vicarious Surgical Class A Stock; provided that the number of shares underlying such New Vicarious Surgical Warrant will be determined by multiplying the number of shares of Vicarious Surgical capital stock that are issuable upon the exercise of such warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Vicarious Surgical warrant shall be determined by dividing the per share exercise price of such Vicarious Surgical warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded down to the nearest whole cent. See “The Business Combination Proposal — Merger Agreement — Consideration — Treatment of Vicarious Surgical Warrants” beginning on page 120 of this proxy statement/prospectus.

Q.     What equity stake will current D8 shareholders and Vicarious Surgical Stockholders hold in New Vicarious Surgical immediately after the consummation of the Proposed Transaction?

The total maximum number of shares of New Vicarious Surgical Common Stock expected to be outstanding immediately following the Closing is approximately 141,996,827 shares, assuming no redemptions, consisting of 122,269,991 shares of Class A Stock and 19,726,836 shares of Class B Stock. The Class A Stock is comprised of: (i) 67,644,991 shares of New Vicarious Surgical Class A Stock issued to Vicarious Surgical stockholders (other than the Vicarious Surgical Founders, who will be issued New Vicarious Surgical Class B Stock) in the Merger, (ii) 11,500,000 shares of New Vicarious Surgical Class A Stock issued in connection with the Closing to the PIPE Investors pursuant to the PIPE Financing, (iii) 8,625,000 shares of New Vicarious Surgical Class A Stock issued to the Initial Shareholders; and (iv) 34,500,000 shares of New Vicarious Surgical Class A Stock held by public stockholders holding shares of New Vicarious Surgical Class A Stock outstanding at the Effective Time.

The total number of shares of New Vicarious Surgical Class B Stock expected to be issued to the Vicarious Surgical Founders at the Closing is approximately 19,726,836 shares. In addition, New Vicarious Surgical will assume unexercised and/or unvested options and warrants to purchase approximately 12,311,767 shares of New Vicarious Surgical Class A Stock that are held by Vicarious Surgical securityholders at the Effective Time.

Vicarious Surgical stockholders are expected to hold, in the aggregate, approximately 61.5% of the issued and outstanding shares of New Vicarious Surgical Common Stock immediately following the Closing, assuming no options or warrants to purchase shares of New Vicarious Surgical Class A Stock are exercised, approximately 64.6% of the New Vicarious Surgical Common Stock on a fully-diluted basis, approximately 89.4% of the combined voting power of New Vicarious Surgical immediately following the Closing assuming no options or warrants to purchase shares of New Vicarious Surgical Class A Stock are exercised, and approximately 89.7% of the voting power of New Vicarious Surgical on a fully-diluted basis, in each case assuming no redemptions. The Vicarious Surgical Founders are expected to hold approximately 76.3% of the combined voting power of New Vicarious Surgical immediately following the Closing assuming no options or warrants to purchase shares of new Vicarious Surgical Class A Stock are exercised, and approximately 74.6% of the combined voting power of New Vicarious Surgical on a fully-diluted basis, in each case assuming no redemptions.

Q.     How has the announcement of the Proposed Transaction affected the trading price of the D8 Class A Ordinary Shares?

A.     On April 14, 2021, the last trading date prior to the public announcement of the Proposed Transaction, D8 Units, D8 Class A Ordinary Shares and Public Warrants closed at $10.52, $9.98 and $1.11, respectively. As of June 10, 2021, the last trading day immediately prior to the date of this proxy statement/prospectus, the closing price for each D8 Unit, D8 Class A Ordinary Share and Public Warrant was $10.59, $9.90 and $1.48, respectively.

Q.     Will D8 obtain new financing in connection with the Proposed Transaction?

A.     Yes. The PIPE Investors have agreed to purchase in the aggregate 11,500,000 shares of New Vicarious Surgical Class A Stock, for $115,000,000 of gross proceeds, in the PIPE Investment. See “The Business Combination Proposal — Related Agreements — Subscription Agreements” beginning on page 137 of this proxy statement/prospectus.

Q.     Why is D8 proposing the Domestication?

A.     The D8 Board believes that there are significant advantages to New Vicarious Surgical that will arise as a result of a change of D8’s domicile to the State of Delaware. Further, the D8 Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The D8 Board believes that there are several reasons why a reincorporation in the State of Delaware is in the best interests of D8 and its shareholders, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “The Domestication Proposal — Reasons for the Domestication” beginning on page 140 of this proxy statement/prospectus.

To effect the Domestication, D8 will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which D8 will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the D8 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Holders of D8 Class B Ordinary Shares and D8 Class A Ordinary Shares will have one vote per share on all proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal).

Q.     What amendments will be made to the Cayman Constitutional Documents?

A.     The consummation of the Proposed Transaction is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Proposed Transaction, D8’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Certificate of Incorporation and the Proposed By-Laws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in the section entitled “The Domestication Proposal” beginning on page 140 of this proxy statement/prospectus.

Q.     How will the Domestication affect my D8 Class A Ordinary Shares, D8 Warrants and D8 Units?

A.     As a result of and upon the effective time of the Domestication, (a) each D8 Unit issued and outstanding immediately prior to the Domestication will automatically be separated into the underlying D8 Class A Ordinary Share and one-half of a D8 Warrant, (b) each D8 Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one New Vicarious Surgical Class A Share (provided that each D8 Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their D8 Class A Ordinary Shares will be converted, but will be redeemed for cash in an amount equal to the Redemption Price), (c) each D8 Class B Ordinary Share issued and outstanding immediately prior to the Domestication will be automatically converted into one New Vicarious Surgical Class A Share, (d) each D8 Warrant will be automatically converted into a redeemable New Vicarious Surgical Warrant on the same terms as the D8 Warrants, and (e) each Private Placement Warrant issued and outstanding prior to the Domestication will be automatically converted into a warrant exercisable for one New Vicarious Surgical Class A Share on the terms and subject to the conditions set forth in the applicable warrant agreement.

Q.     What are the material U.S. federal income tax considerations of the Domestication?

A.     As discussed more fully under “U.S. Federal Income Tax Considerations” beginning on page 171 of this proxy statement/prospectus, D8 intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations” beginning on page 176 of this proxy statement/prospectus, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:

•        a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of D8 Ordinary Shares entitled to vote or 10% or more of the total value of all classes of D8 Ordinary Shares (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by D8 the “all earnings and profits amount” attributable to the D8 Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code;

•        a U.S. Holder whose D8 Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its D8 Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s D8 Class A Ordinary Shares; and

•        a U.S. Holder whose D8 Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

D8 does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations” beginning on page 176 of this proxy statement/prospectus, D8 believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the

U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of D8 Class A Ordinary Shares or D8 Warrants for New Vicarious Surgical Common Stock or New Vicarious Surgical Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations — QEF Election and Mark-to-Market Election” with respect to their D8 Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to D8 Warrants, and the application of the PFIC rules to D8 Warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — U.S. Holders” beginning on page 172 of this proxy statement/prospectus.

Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of D8 Class A Ordinary Shares and D8 Warrants for New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders” beginning on page 172 of this proxy statement/prospectus) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New Vicarious Surgical Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations” beginning on page 171 of this proxy statement/prospectus.

Q.     Do I have Redemption Rights?

A.     If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your Redemption Rights, please see the answer to the next question: “How do I exercise my Redemption Rights?”.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor has agreed to waive its Redemption Rights with respect to all of the Founder Shares in connection with the consummation of the Proposed Transaction. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price.

Q.     How do I exercise my Redemption Rights?

A.     If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(a)          (a) hold Public Shares or (b) hold Public Shares through D8 Units and elect to separate your D8 Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(b)          submit a written request to the Transfer Agent, that New Vicarious Surgical redeem all or a portion of your Public Shares for cash; and

(c)          deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” beginning on page 25 of this proxy statement/prospectus.

Holders of D8 Units must elect to separate the D8 Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their D8 Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the D8 Units into the underlying Public Shares and Public Warrants, or if a holder holds D8 Units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.01 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of D8’s creditors, if any, which could have priority over the claims of the Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Proposed Transaction.

A D8 shareholder may not withdraw a request for Redemption once submitted to D8 unless the D8 Board determines (in its sole discretion) to permit the withdrawal of such request for Redemption (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that D8 permit the withdrawal of the request for Redemption and instruct the Transfer Agent, to return the share certificates (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to the Transfer Agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of Public Shares properly makes a request for Redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Proposed Transaction is consummated, New Vicarious Surgical will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction.

The Redemption will take place following the Domestication and, accordingly, it is shares of New Vicarious Surgical Common Stock that will be redeemed immediately after consummation of the Proposed Transaction. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If you are a holder of Public Shares and you exercise your Redemption Rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q.     If I am a holder of D8 Units, can I exercise Redemption Rights with respect to my D8 Units?

A.     No. Holders of issued and outstanding D8 Units must elect to separate the D8 Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your D8 Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the D8 Units into the underlying Public Shares and Public Warrants, or if you hold D8 Units registered in your own name, you must contact the Transfer Agent, directly and instruct them to do so. You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent, along with the redemption forms by [•], Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order to exercise your Redemption Rights with respect to your Public Shares.

Q.     What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A.     The U.S. federal income tax consequences of exercising your Redemption Rights with respect to your Public Shares to receive cash from the Trust Account in exchange for your New Vicarious Surgical Common Stock (received in the Domestication) depend on your particular facts and circumstances. It is possible that you may be treated as selling such New Vicarious Surgical Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares of New Vicarious Surgical Common Stock qualifies for sale treatment will depend largely on the total number of shares of New Vicarious Surgical Common Stock you are treated as owning before and after the redemption (including any New Vicarious Surgical Common Stock that you constructively own as a result of owning New Vicarious Surgical Warrants and any New Vicarious Surgical Common Stock that you directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of the New Vicarious Surgical Common Stock outstanding both before and after the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of Redemption Rights, see “U.S. Federal Income Tax Considerations” beginning on page 171 of this proxy statement/prospectus.

Additionally, because the Domestication will occur prior to the Redemption of any Public Shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders” beginning on page 172 of this proxy statement/prospectus.

All Public Shareholders considering exercising Redemption Rights are urged to consult their tax advisor on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.     What happens to the funds deposited in the Trust Account after consummation of the Proposed Transaction?

A.     Following the closing of the IPO (including partial exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $345,000,000 ($10.00 per D8 Unit) of the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. As of March 31, 2021, funds in the Trust Account totaled $345,258,401 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of D8’s obligation to redeem 100% of the Public Shares if it does not complete a business combination by July 17, 2022 and (c) the Redemption of all of the Public Shares if D8 is unable to complete a business combination by July 17, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Proposed Transaction, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their Redemption Rights; to pay transaction fees and expenses associated with the Proposed Transaction; and for working capital and general corporate purposes of New Vicarious Surgical following the Proposed Transaction. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Proposed Transaction” beginning on page 38 of this proxy statement/prospectus.

Q.     Did the D8 Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Proposed Transaction?

A.     The D8 Board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Proposed Transaction. The D8 Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Proposed Transaction was fair from a financial perspective to the D8 shareholders. The D8 Board also determined, without seeking a valuation from a financial advisor, that Vicarious Surgical’s fair market value was at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of the Merger Agreement. Accordingly, investors will be relying on the judgment of the D8 Board in valuing Vicarious Surgical’s business, and assuming the risk that the D8 Board may not have properly valued such business. See “Risk Factors — Risks Related to the Domestication and the Business Combination” beginning on page 48 of this proxy statement/prospectus.

Q.     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.     Our Public Shareholders are not required to vote in respect of the Proposed Transaction in order to exercise their Redemption Rights. Accordingly, the Proposed Transaction may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of Redemptions by Public Shareholders.

The Merger Agreement provides that the obligations of Vicarious Surgical to consummate the Merger are conditioned on, among other things, the Available Cash Condition, which requires that the amount of cash available following the extraordinary general meeting from the following sources is at least $125,000,000: (a) in the Trust Account, after deducting the amount required to satisfy Redemptions of D8 Class A Ordinary Shares, if any (but prior to payment of (i) deferred underwriting commissions and (ii) transaction expenses of D8 or its affiliates), (b) outside of the Trust Account, and (c) from the gross proceeds of the PIPE Investment. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated and the proposed Business Combination may not be consummated.

Q.     What conditions must be satisfied to complete the Proposed Transaction?

A.     In addition to the Available Cash Condition noted above, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of D8 and stockholders of Vicarious Surgical (including approval of the Condition Precedent Proposals by the shareholders of D8); (b) effectiveness of the registration statement on Form S-4 filed by D8 in connection with the Domestication; (c) all specified authorizations, consents, orders, regulatory approvals, non-objections, declarations, filings or waiting periods having been made, received or expired; (d) delivery of closing deliverables and documentation; (e) absence of a material adverse effect in respect of Vicarious Surgical, D8 and Merger Sub; (f) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (g) the New Vicarious Surgical Class A Shares being eligible for continued listing on a national stock exchange immediately following the closing; (h) the PIPE Investment having been completed; (i) the existing members of the D8 Board having resigned as of the Closing and the post-Closing directors having been appointed to serve on the New Vicarious Surgical Board effective as of the Closing; (j) the existing officers of D8 having resigned as of the Closing and the post-Closing officers having been appointed to serve effective as of the Closing; and (k) the absence of any injunctions or restraints in respect of consummation of the Proposed Transaction. For more information about conditions to the consummation of the Proposed Transaction, see “The Business Combination Proposal — Merger Agreement” beginning on page 119 of this proxy statement/prospectus.

Q.     When do you expect the Proposed Transaction to be completed?

A.     It is currently expected that the Proposed Transaction will be consummated in the third quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to D8 shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Shareholder Adjournment Proposal is adopted by D8’s shareholders at the extraordinary general meeting and D8 elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Proposed Transaction, see “The Business Combination Proposal — Merger Agreement” beginning on page 119 of this proxy statement/prospectus.

Q.     What happens if the Proposed Transaction is not consummated?

A.     D8 will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Proposed Transaction have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If D8 is not able to complete the Proposed Transaction with Vicarious Surgical by July 17, 2022 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, D8 will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the D8 Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q.     Following the Proposed Transaction, will D8’s securities continue to trade on a stock exchange?

A.     Yes. D8 intends to apply to list the New Vicarious Surgical Class A Stock and New Vicarious Surgical Warrants on the NYSE under the proposed symbols “RBOT” and “RBOT WS”, respectively, upon the Closing. The D8 Units will automatically separate into the component securities prior to the Domestication, and, as a result, will no longer trade as a separate security following the Closing. The New Vicarious Surgical Class B Stock will not be publicly traded.

Q.     Do I have appraisal rights in connection with the Proposed Transaction?

A.     Neither D8’s shareholders nor D8’s warrant holders have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or under the DGCL.

Q.     What do I need to do now?

A.     D8 urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Proposed Transaction will affect you as a shareholder or warrant holder. D8’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.     How do I vote?

A.     If you are a holder of record of D8 Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal).

Q.     When and where will the extraordinary general meeting be held?

A.     The extraordinary general meeting will be held virtually at [•] a.m. Eastern Time, on [•], 2021. In light of ongoing developments related to COVID-19, after careful consideration, D8 has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at http://[•] in order to facilitate shareholder attendance and participation while safeguarding the health and safety of D8’s shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Q.     Who is entitled to vote at the extraordinary general meeting?

A.     D8 has fixed [•], 2021 as the Record Date for the extraordinary general meeting. If you were a shareholder of D8 at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q.     How many votes do I have?

A.     D8 shareholders are entitled to one vote at the extraordinary general meeting for each D8 Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were 43,125,000 D8 Ordinary Shares issued and outstanding, of which 34,500,000 were issued and outstanding Public Shares.

Q.     What constitutes a quorum?

A.     A quorum of D8 shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding D8 Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 21,562,501 D8 Ordinary Shares would be required to achieve a quorum.

Q.     What vote is required to approve each proposal at the extraordinary general meeting?

A.     Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

New Vicarious Surgical Equity Incentive Plan Proposal — The approval of the New Vicarious Surgical Equity Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution under the Companies, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of D8 Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of D8 Ordinary Shares. In the event that one or more nominees is not elected under the Director Election Proposal, the D8 Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.

Shareholder Adjournment Proposal — The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Q.     What are the recommendations of the D8 Board?

A.     The D8 Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of D8’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the New Vicarious Surgical Equity Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus.

Q.     How do the Insiders intend to vote their D8 Ordinary Shares?

A.     The Insiders have agreed to vote all the Founder Shares and any Public Shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding D8 Ordinary Shares.

At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the Vicarious Surgical Stockholders or our or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of D8 Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the Vicarious Surgical Stockholders or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) satisfaction of the requirement that holders of a majority of the D8 Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the New Vicarious Surgical Equity Incentive Plan Proposal and the Director Election Proposal, (b) satisfaction of the requirement that holders of a majority of at least two-thirds of the D8 Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (c) satisfaction of the Available Cash Condition, and (d) otherwise limiting the number of Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of D8 Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Proposed Transaction). If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 136 of this proxy statement/prospectus.

Q.     What happens if I sell my D8 Ordinary Shares before the extraordinary general meeting?

A.     The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Proposed Transaction is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to the extraordinary general meeting.

Q.     How can I vote my shares without attending the extraordinary general meeting?

A.     If you are a shareholder of record of our D8 Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of D8 Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. Shareholders may send a later-dated, signed proxy card to D8’s Chairman at D8’s address set forth below so that it is received by D8’s Chairman prior to the vote at the extraordinary general meeting (which is scheduled to take place on [•], 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to D8’s Chairman, which must be received by D8’s Chairman prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.     What happens if I fail to take any action with respect to the extraordinary general meeting?

A.     If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is approved by shareholders and the Proposed Transaction is consummated, you will become a stockholder or warrant holder of New Vicarious Surgical. If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is not approved, you will remain a shareholder or warrant holder of D8. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Proposed Transaction, so long as you take the required steps to elect to redeem your shares at least two business days prior to the extraordinary general meeting.

Q.     What happens if I vote against the Business Combination Proposal?

A.     If you vote against the Business Combination Proposal, but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the New Vicarious Surgical Equity Incentive Plan Proposal, the Director Election Proposal, and the satisfaction or waiver of the other conditions to the closing of the Merger, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the extraordinary general meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until July 17, 2022. If we fail to complete an initial business combination by July 17, 2022, then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q.     What should I do with my share certificates, warrant certificates or unit certificates?

A.     Our shareholders who exercise their Redemption Rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon the Domestication, holders of D8 Units, D8 Class A Ordinary Shares, D8 Class B Ordinary Shares and D8 Warrants will receive New Vicarious Surgical Class A Shares and New Vicarious Surgical Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their D8 Units, D8 Class A Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above), D8 Class B Ordinary Shares or D8 Warrants.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your D8 Ordinary Shares.

Q.     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A.     D8 will pay the cost of soliciting proxies for the extraordinary general meeting. D8 has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. D8 has agreed to pay Morrow Sodali LLC a fee of $35,000, plus disbursements. D8 will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of D8 Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of D8 Class A Ordinary Shares and in obtaining voting instructions from those owners. D8’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Where can I find the voting results of the extraordinary general meeting?

A.     The preliminary voting results will be expected to be announced at the extraordinary general meeting. D8 will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q.     Who can help answer my questions?

A.     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: DEH.info@investor.morrowsodali.com

You also may obtain additional information about D8 from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 265 of this proxy statement/prospectus. If you are a holder of Public Shares and you intend to seek Redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to the Transfer Agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes) carefully, including the section entitled “Risk Factors” beginning on page 48 of this proxy statement/prospectus. See also the section entitled “Where You Can Find More Information” beginning on page 265 of this proxy statement/prospectus.

Parties to the Business Combination

D8

D8 is a blank check company incorporated on May 6, 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. D8 has neither engaged in any operations nor generated any revenue to date. Based on D8’s business activities, it is a “shell company” as defined under the Exchange Act of 1934 (the “Exchange Act”) because it has no operations and nominal assets consisting almost entirely of cash.

On July 17, 2020, D8 consummated its IPO of 30,000,000 D8 Units. Each D8 Unit consists of one D8 Class A Ordinary Share and one-half of one D8 Warrant. Each D8 Warrant entitles the holder thereof to purchase one D8 Class A Ordinary Share at a price of $11.50 per share. The D8 Units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $300,000,000. On July 24, 2020, the underwriters exercised their over-allotment option in full and purchased an additional 4,500,000 D8 Units, generating additional gross proceeds of $45,000,000. Prior to the consummation of the IPO, on May 14, 2020, the Sponsor received 7,187,500 Founder Shares in exchange for a capital contribution of $25,000, or $0.003 per share. On June 25, 2020, the Sponsor transferred 15,000 Founder Shares to Robert Kirby and 25,000 Founder Shares to each of Michael Kives, Fred Langhammer and Terry Lundgren, resulting in the Sponsor holding 7,097,500 Founder Shares. On July 14, 2020, D8 effected a share capitalization of 1,437,500 Founder Shares resulting in 8,625,000 D8 Class B Ordinary Shares outstanding, of which the Sponsor now holds 8,535,000 Founder Shares. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of D8’s issued and outstanding shares after the IPO. The underwriters exercised their over-allotment option in full on July 24, 2020. As a result, these shares were no longer subject to forfeiture.

Simultaneously with the closing of the IPO, D8 consummated the private placement (the “Private Placement”) of 8,000,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one D8 Class A Ordinary Share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $8,000,000. On July 24, 2020, simultaneously with the sale of the over-allotment units, D8 consummated a private sale of an additional 900,000 Private Placement Warrants to the Sponsor, generating gross proceeds of $900,000. The Private Placement Warrants are identical to the Public Warrants included in the D8 Units sold in the IPO, except that the Private Placement Warrants and the D8 Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants, so long as they are held by their initial purchasers or their permitted transferees, (i) will not be redeemable by D8, (ii) may not (including the D8 Class A Ordinary Shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold until 30 days after D8 completes its initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights.

Upon the closing of the IPO, the closing of the exercise of the over-allotment in full and the Private Placement, $345,000,000 was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to D8 to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of D8’s initial business combination, (ii) the redemption of its Public Shares if it is unable to complete its initial business combination by July 17, 2022, subject to applicable law, or (iii) the redemption of its Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of its obligation to provide for the redemption of its Public Shares in connection with an initial business combination or to redeem 100% of the Public Shares if it has not consummated an initial business combination by July 17, 2022. The proceeds deposited in the Trust Account could become subject to the claims of D8’s creditors, if any, which could have priority over the claims of its Public Shareholders.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $12,075,000 in underwriting discounts and commissions, which amount will be payable upon consummation of D8’s initial business combination, if consummated), approximately $569,000 in expenses relating to the IPO and payment of the promissory note issued to the Sponsor (the “Note”), approximately $1,500,000 of the net proceeds of the IPO and the sale of the Private Placement Warrants were not deposited into the Trust Account and were retained by D8 for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of December 31, 2020, there was approximately $345.2 million in investments and cash held in the Trust Account and approximately $1.1 million of cash held outside the Trust Account available for working capital purposes. As of December 31, 2020, no amounts had been withdrawn from the Trust Account to fund D8’s working capital expenses. As of March 31, 2021, there was approximately $345,258,401 in investments and cash held in the Trust Account and $1,027,964 of cash held outside the Trust Account available for working capital purposes. As of March 31, 2021, no amounts had been withdrawn from the Trust Account to fund D8’s working capital expenses.

Merger Sub

Merger Sub is a wholly-owned subsidiary of D8 formed solely for the purpose of effecting the Business Combination. Pursuant to the Merger, Merger Sub will merge with and into Vicarious Surgical with Vicarious Surgical being the surviving entity and becoming a subsidiary of D8. Merger Sub was incorporated under the DGCL on April 9, 2021. Merger Sub owns no material assets and does not operate any business.

Vicarious Surgical

Vicarious Surgical is combining advanced miniaturized robotics, computer science and 3D visualization to build an intelligent and affordable, single-incision surgical robot, called the Vicarious System, that virtually transports surgeons inside the patient to perform minimally invasive surgery, or MIS. With its disruptive next-generation robotics technology, Vicarious Surgical is seeking to increase the efficiency of surgical procedures, improve patient outcomes and reduce healthcare costs. Vicarious Surgical believes that the Vicarious System is the only surgical robotic system to receive a “Breakthrough Device” designation from the U.S. Food and Drug Administration, or the FDA, for ventral hernia procedures. A Breakthrough Device designation offers multiple benefits designed to accelerate the timeline to market for novel medical devices, including priority review of the pre-market submission for the device, and an established pathway to Centers for Medicare & Medicaid Services, or CMS, reimbursement and coverage. Led by a visionary team of engineers from the Massachusetts Institute of Technology, or MIT, Vicarious Surgical intends to deliver the next generation in robotic-assisted surgery, designed to solve the shortcomings of open surgery, and current laparoscopic and robot-assisted MIS. Vicarious Surgical has developed multiple prototypes and intends to request a pre-submission meeting with the FDA by the end of 2021 and to file a 510(k) application for the Vicarious System for ventral hernia procedures by the end of 2023, and other indications thereafter.

Vicarious Surgical was founded in 2014 by Adam Sachs, Co-Founder, Chief Executive Officer and President, Sammy Khalifa, Co-Founder and Chief Technology Officer, and Dr. Barry Greene, Co-Founder and Chief Medical Officer.

Vicarious Surgical’s principal executive offices are located at 78 Fourth Avenue, Waltham, Massachusetts 02451 and its phone number is (617) 868-1700.

The Proposals to be Submitted at the Extraordinary General Meeting

The Business Combination Proposal

As discussed in this proxy statement/prospectus, D8 is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1. The Merger Agreement provides for, among other things, following the Domestication of D8 to Delaware as described below, the merger of Merger Sub with and into Vicarious Surgical, with Vicarious Surgical surviving the Merger in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — D8 Board of Director’s Reasons for the Approval of the Business Combination” beginning on page 112 of this proxy statement/prospectus, the D8 Board concluded that the Business Combination met the requirements disclosed in the prospectus for the IPO. For more information about the transactions contemplated by the Merger Agreement, see “The Business Combination Proposal” beginning on page 108 of this proxy statement/prospectus.

Organizational Structure

On April 15, 2021, D8 entered into the Merger Agreement with Merger Sub, Vicarious Surgical and Adam Sachs, an individual, in his capacity as the Stockholder Representative, pursuant to which, among other things, following the Domestication, Merger Sub will merge with and into Vicarious Surgical, the separate corporate existence of Merger Sub will cease and Vicarious Surgical will be the surviving corporation (Vicarious Surgical, in its capacity as the surviving corporation of the Merger, sometimes referred to as the “Surviving Corporation”).

Prior to and as a condition of the Merger, pursuant to the Domestication, D8 will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended, and the Cayman Islands Companies Act (As Revised). For more information, see “The Domestication Proposal” beginning on page 140 of this proxy statement/prospectus.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure1

____________

1.       Assumes no redemptions by D8’s Public Shareholders

Merger Consideration

D8 has agreed to pay approximately $1.0 billion in aggregate consideration. The Vicarious Surgical stockholders (except for the Vicarious Surgical Founders) will receive shares of New Vicarious Surgical Class A Stock (valued at $10.00 per share) equal to (i) the amount of shares of Vicarious Surgical capital stock owned by such holder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share in such class of Vicarious Surgical capital stock. The Vicarious Surgical Founders will receive shares of New Vicarious Surgical Class B Stock equal to (i) the amount of Vicarious Surgical capital stock owned by such Vicarious Surgical Founder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share in such class of Vicarious Surgical capital stock.

Treatment of Vicarious Surgical Options

Each Vicarious Surgical Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall be assumed by D8 and shall be converted into an option to acquire New Vicarious Surgical Class A Stock with the same terms and conditions as applied to the Vicarious Surgical Option immediately prior to the Effective Time; provided that the number of shares underlying such New Vicarious Surgical option will be determined by multiplying the number of shares of Vicarious Surgical capital stock that are issuable upon the exercise of such Vicarious Surgical Option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Vicarious Surgical Option shall be determined by dividing the per share exercise price of such Vicarious Surgical Option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded up to the nearest whole cent.

Treatment of Vicarious Surgical Warrants

Each warrant to purchase shares of Vicarious Surgical capital stock that is issued and outstanding prior to the Effective Time and has not been exercised or terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of New Vicarious Surgical Class A Stock; provided that the number of shares underlying such New Vicarious Surgical Warrant will be determined by multiplying the number of shares of Vicarious Surgical capital stock that are issuable upon the exercise of such warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Vicarious Surgical warrant shall be determined by dividing the per share exercise price of such Vicarious Surgical warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded down to the nearest whole cent. See “The Business Combination Proposal — Merger Agreement — Consideration — Treatment of Vicarious Surgical Warrants” beginning on page 120 of this proxy statement/prospectus.

Closing Conditions

In addition to the Domestication and the Available Cash Condition noted above, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of D8 and stockholders of Vicarious Surgical (including approval of the Condition Precedent Proposals by the shareholders of D8); (b) effectiveness of the registration statement on Form S-4 filed by D8 in connection with the Domestication; (c) all specified authorizations, consents, orders, regulatory approvals, non-objections, declarations, filings or waiting periods having been made, received or expired; (d) delivery of closing deliverables and documentation; (e) absence of a material adverse effect in respect of Vicarious Surgical, D8 and Merger Sub; (f) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (g) the New Vicarious Surgical Class A Shares being eligible for continued listing on a national stock exchange immediately following the closing; (h) the PIPE Investment having been completed; (i) the existing members of the D8 Board having resigned as of the Closing and the post-Closing directors having been appointed to serve on the New Vicarious Surgical Board effective as of the Closing; (j) the existing officers of D8 having resigned as of the Closing and the post-Closing officers having been appointed to serve effective as of the Closing; and (k) the absence of any injunctions or restraints in respect of consummation of the Proposed Transaction. For more information about conditions to the consummation of the Proposed Transaction, see “The Business Combination Proposal — Merger Agreement” beginning on page 119 of this proxy statement/prospectus.

The Domestication Proposal

If the Business Combination Proposal is approved, then D8 will ask its shareholders to approve by a special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the D8 Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of D8’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while D8 is currently governed by the Companies Act, upon the Domestication, New Vicarious Surgical will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, D8 encourages shareholders to carefully review the information in “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication” beginning on page 142 of this proxy statement/prospectus.

As a result of and upon the effective time of the Domestication, (a) each D8 Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying D8 Class A Ordinary Share and one-half of a D8 Warrant, (b) each D8 Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one New Vicarious Surgical Class A Share (provided that each D8 Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their D8 Class A Ordinary Shares will be converted, but will be redeemed for cash in an amount equal to the Redemption Price), (c) each D8 Class B Ordinary Share issued and outstanding immediately prior to the Domestication will be automatically converted into one New Vicarious Surgical Class A Share, and (d) each D8 Warrant will be automatically converted into a New Vicarious Surgical Warrant on the same terms as the D8 Warrants. No fractional New Vicarious Surgical Warrants will be issued upon separation of the D8 Units.

For additional information, see “The Domestication Proposal” beginning on page 140 of this proxy statement/prospectus.

The Stock Issuance Proposal

If each of the Business Combination Proposal and the Domestication Proposal are approved, D8’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03(c) and (d).

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Under NYSE Listing Rule 312.03(d), shareholder approval is required prior to an issuance that will result in a change of control of the issuer.

The aggregate number of New Vicarious Surgical Class A Shares that New Vicarious Surgical will issue in connection with the Proposed Transaction and the PIPE Investment will exceed 20% of both the voting power and the New Vicarious Surgical Common Stock outstanding before such issuance and may result in a change of control of the registrant under NYSE Listing Rule 312.03(d). Accordingly, D8 is seeking the approval of D8 shareholders for the issuance of shares of New Vicarious Surgical Common Stock in connection with the Proposed Transaction and the PIPE Investment.

For additional information, see “The Stock Issuance Proposal” beginning on page 147 of this proxy statement/prospectus.

The Organizational Documents Proposal

If each of the Business Combination Proposal, the Domestication Proposal and the Stock Issuance Proposal are approved, D8 will ask its shareholders to approve by special resolution the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The D8 Board has unanimously approved the Organizational

Documents Proposal and believes such proposal is necessary to adequately address the needs of New Vicarious Surgical following the Closing. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.

For additional information, see “The Organizational Documents Proposal” beginning on page 149 of this proxy statement/prospectus.

The Advisory Organizational Documents Proposals

D8 will ask its shareholders to approve by special resolution on a non-binding advisory basis twelve separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The D8 Board has unanimously approved the Advisory Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of New Vicarious Surgical after the Business Combination. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A) Advisory Organizational Documents Proposal 5A (Authorized Shares) — to authorize the change in the authorized capital stock of D8 from 200,000,000 D8 Class A Ordinary Shares, 20,000,000 D8 Class B Ordinary Shares, and 1,000,000 preference shares, par value $0.0001 per share, to 300,000,000 shares of New Vicarious Surgical Class A Stock, and 22,000,000 shares of New Vicarious Surgical Class B Stock, and 1,000,000 shares of New Vicarious Surgical Preferred Stock;

(B) Advisory Organizational Documents Proposal 5B (Dual Class Common Stock Structure) — to authorize a dual class common stock structure pursuant to which the holders of New Vicarious Surgical Class A Stock will be entitled to one vote per share and holders of New Vicarious Surgical Class B Stock will be entitled to twenty votes per share on each matter properly submitted to New Vicarious Surgical’s stockholders entitled to vote;

(C) Advisory Organizational Documents Proposal 5C (Sunset Provision for New Vicarious Surgical Class B Common Stock) — to approve a provision providing that each outstanding share of New Vicarious Surgical Class B Stock shall automatically convert into one share of New Vicarious Surgical Class A Stock upon the first date on which the Vicarious Surgical Founders and Qualified Stockholders (each as defined in the Organizational Documents) collectively cease to beneficially own at least 20% of the number of shares of New Vicarious Surgical Class B Stock collectively held by the Vicarious Surgical Founders and their Permitted Transferees (as defined in the Organizational Documents) as of the Effective Date, and that upon the date that a Vicarious Surgical Founder ceases to provide service to New Vicarious Surgical each share of New Vicarious Surgical Class B Stock held by such Vicarious Surgical Founder or such Vicarious Surgical Founder’s Permitted Transferees shall automatically convert into one share of New Vicarious Surgical Class A Stock;

(D) Advisory Organizational Documents Proposal 5D (Declassification of New Vicarious Surgical Board) — to authorize a declassified board of directors whereby each member of the board of directors of New Vicarious Surgical will be elected at each annual meeting of stockholders (or special meeting in lieu thereof);

(E) Advisory Organizational Documents Proposal 5E (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and to authorize adopting the federal district courts of the United States of America as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended;

(F) Advisory Organizational Documents Proposal 5F (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of at least 66⅔% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article 4(B), Article 5, Article 6, Article 7 or Article 9 of the Proposed Certificate of Incorporation;

(G) Advisory Organizational Documents Proposal 5FG (Removal of Directors) — to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66⅔% of the outstanding shares entitled to vote at an election of directors, voting together as a single class;

(H) Advisory Organizational Documents Proposal 5H (Required Vote to Amend By-Laws) — to approve provisions providing that the affirmative vote of at least 66⅔% of the voting power of all the then outstanding shares of capital stock entitled to vote at an election of directors, voting as a single class, will be required for stockholders to alter, amend or repeal, in whole or in part, any provision of the Proposed By-Laws or to adopt any provision inconsistent therewith;

(I) Advisory Organizational Documents Proposal 5I (Special Meetings) — to approve provisions requiring that special meetings may be called only by the New Vicarious Surgical Board (except in the case of any holders of Preferred Stock if applicable);

(J) Advisory Organizational Documents Proposal 5J (Written Consent) — to approve provisions that prohibit stockholder action by written consent in lieu of a meeting;

(K) Advisory Organizational Documents Proposal 5K (Corporate Opportunity) — to approve provisions providing that New Vicarious Surgical renounces a corporate opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any non-employee director of New Vicarious Surgical, unless such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of such person expressly and solely in connection with such individual’s service as a member of the New Vicarious Surgical Board; and

(L) Advisory Organizational Documents Proposal 5L (Additional Changes) — to provide for certain additional changes, including, among other things, (i) making New Vicarious Surgical’s corporate existence perpetual and (ii) removing certain provisions related to D8’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

For additional information, see “The Advisory Organizational Documents Proposals” beginning on page 151 of this proxy statement/prospectus.

The New Vicarious Surgical Equity Incentive Plan Proposal

If each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal is approved, D8 is proposing that its shareholders approve by ordinary resolution the New Vicarious Surgical Equity Incentive Plan, which will become effective upon the Closing and will be used by New Vicarious Surgical on a going-forward basis following the Closing.

For additional information, see “The New Vicarious Surgical Equity Incentive Plan Proposal” beginning on page 163 of this proxy statement/prospectus.

The Director Election Proposal

D8 is proposing that its shareholders approve by ordinary resolution, effective upon the Closing of the Proposed Transaction, the election of nine directors to serve on the New Vicarious Surgical Board until the 2022 and until their respective successors are duly elected and qualified.

For additional information, see “The Director Election Proposal” beginning on page 169 of this proxy statement/prospectus.

The Shareholder Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize D8 to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the D8 Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

For additional information, see “The Shareholder Adjournment Proposal” beginning on page 170 of this proxy statement/prospectus.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [•] a.m. Eastern Time, on [•], 2021. In light of ongoing developments related to COVID-19, after careful consideration, D8 has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at http://[•] in order to facilitate shareholder attendance and participation while safeguarding the health and safety of D8’s shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by [•], 2021 at [•]. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of D8 Ordinary Shares:

•        If your shares are registered in your name with the Transfer Agent and you wish to attend the online- only meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting online. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

D8 shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned D8 Ordinary Shares at the close of business on [•], 2021, which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each D8 Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. D8 Warrants do not have voting rights. As of the close of business on the Record Date, there were 43,125,000 D8 Ordinary Shares outstanding, of which 34,500,000 were Public Shares, with the rest being held by the Insiders.

Quorum and Vote of D8 Shareholders

A quorum of D8 shareholders is necessary to hold a valid meeting. A quorum will be present at the D8 extraordinary general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal).

As of the Record Date for the extraordinary general meeting, 21,562,501 D8 Ordinary Shares would be required to achieve a quorum.

The Insiders have agreed to vote all of its D8 Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding D8 Ordinary Shares.

The proposals presented at the extraordinary general meeting require the following votes:

•        Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        New Vicarious Surgical Equity Incentive Plan Proposal — The approval of the New Vicarious Surgical Equity Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of D8 Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of D8 Ordinary Shares. In the event that one or more nominees is not elected under the Director Election Proposal, the D8 Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.

•        Shareholder Adjournment Proposal — The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal).

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request of D8 that New Vicarious Surgical redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        (a) hold Public Shares or (b) hold Public Shares through D8 Units and elect to separate your D8 Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

•        submit a written request to the Transfer Agent, that New Vicarious Surgical redeem all or a portion of your Public Shares for cash; and

•        deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed.

Each D8 Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying D8 Class A Ordinary Share and one-half of a D8 Warrant. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, New Vicarious Surgical will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.01 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption takes place following the Domestication and, accordingly, it is New Vicarious Surgical Class A Shares that will be redeemed immediately after consummation of the Proposed Transaction. See “Extraordinary General Meeting of D8 — Redemption Rights” beginning on page 104 of this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Insiders agreed to, among other things, vote in favor of the Proposed Transaction, regardless of how the Public Shareholders vote. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding D8 Ordinary Shares.

Holders of the Public Warrants will not have Redemption Rights with respect to the Public Warrants.

Appraisal Rights

Neither D8’s shareholders nor the holders of Public Warrants have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. D8 has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of D8 — Revoking Your Proxy” beginning on page 104 of this proxy statement/prospectus.

Interests of D8 Directors and Officers in the Proposed Transaction

When you consider the recommendation of the D8 Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and D8’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of D8 shareholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:

•        Prior to the consummation of the IPO, on May 14, 2020, the Sponsor received 7,187,500 Founder Shares in exchange for a capital contribution of $25,000, or $.003 per share. On June 25, 2020, the Sponsor transferred 15,000 Founder Shares to Robert Kirby and 25,000 Founder Shares to each of Michael Kives, Fred Langhammer and Terry Lundgren, resulting in the Sponsor holding 7,097,500 Founder Shares. On July 14, 2020, D8 effected a share capitalization of 1,437,500 D8 Class B Ordinary Shares resulting in 8,625,000 Founder Shares outstanding, of which the Sponsor now holds 8,535,000 Founder Shares. As a result of the significantly lower investment per share of our Sponsor, directors and officers as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our Public Shareholders. In addition, if D8 does not consummate a business combination by July 17, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the D8 Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,625,000 Founder Shares owned by the Initial Shareholders would be worthless because following the redemption of the Public Shares, D8 would likely have few, if any, net assets and because the Insiders have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any D8 Class A Ordinary Shares and D8 Class B Ordinary Shares held by it or them, as applicable, if D8 fails to complete a business combination within the required period. Additionally, in such event, the Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO (including in relation to exercise of the over- allotment option by the underwriters) for an aggregate purchase price of $8,900,000 will also expire worthless. D8’s directors and executive officers, also have a direct or indirect economic interest in such Private Placement Warrants and in the 8,535,000 D8 Class B Ordinary Shares owned by the Sponsor. Michael Kives, Fred Langhammer and Terry Lundgren each own 25,000 D8 Class B Ordinary Shares and Robert Kirby owns 15,000 D8 Class B Ordinary Shares. The 8,625,000 New Vicarious Surgical Class A Shares into which the 8,625,000 D8 Class B Ordinary Shares held by the Insiders will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $85,387,500 based upon the closing price of $9.90 per Public Share on the NYSE on June 10, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such New Vicarious Surgical Class A Shares will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, D8 believes such shares have less value. The 8,900,000 New Vicarious Surgical Warrants into which the 8,900,000 Private Placement Warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $13,172,000 based upon the closing price of $1.48 per Public Warrant on NYSE on June 10, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        Donald Ho and David Chu, current directors of D8, are expected to be directors of New Vicarious Surgical after the Closing. As such, in the future, Mr. Ho and Mr. Chu may receive fees for their service as directors, which may consist of cash or stock-based awards, and any other remuneration that New Vicarious Surgical Board determines to pay to its non-employee directors.

•         D8’s existing directors and officers will be eligible for continued indemnification and continued coverage under D8’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to D8 if and to the extent any claims by a third party for services rendered or products sold to D8, or a prospective target business with which D8 has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        D8’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if D8 fails to consummate a business combination by July 17, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, D8 may not be able to reimburse these expenses if the Proposed Transaction or another business combination is not completed by such date.

•        Pursuant to the A&R Registration Rights Agreement, the Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the New Vicarious Surgical Class A Common Stock and New Vicarious Surgical Warrants held by such parties following the consummation of the Proposed Transaction.

The Insiders have agreed to, among other things, vote in favor of the Proposed Transaction, regardless of how the Public Shareholders vote. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding D8 Ordinary Shares.

At any time at or prior to the Proposed Transaction, during a period when they are not then aware of any material non-public information regarding D8 or D8’s securities, the Sponsor, Vicarious Surgical, or their respective directors, officers, advisors or affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of D8 Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, Vicarious Surgical or their respective directors, officers, advisors or affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the D8 Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the New Vicarious Surgical Equity Incentive Plan Proposal and the Director Election Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the D8 Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) satisfaction of the Available Cash Condition, and (4) otherwise limiting the number of Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of our D8 Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Proposed Transaction). If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder.

The personal and financial interests of the Sponsor as well as D8’s directors and officers may have influenced their motivation in identifying and selecting Vicarious Surgical as a business combination target, completing an initial business combination with Vicarious Surgical and influencing the operation of the business following the Closing. In considering the recommendations of the D8 Board to vote for the proposals, its shareholders should consider these interests.

Regulatory Matters

Neither D8 nor Vicarious Surgical are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Merger Agreement — Closing Conditions — Conditions to the Obligations of Each Party” beginning on page 132 of this proxy statement/prospectus. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders of D8

The D8 Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of D8’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Document Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the New Vicarious Surgical Equity Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus.

Sources and Uses of Funds for the Proposed Transaction

The following tables summarize the sources and uses for funding the Proposed Transaction. The first table assumes that none of the Public Shareholders exercise their Redemption Rights. The second table assumes that Public Shareholders exercise their Redemption Rights with respect to 29,662,115 Public Shares, representing the maximum amount of Public Shares that can be redeemed while still satisfying the Available Cash Condition. Where actual amounts are not known or knowable, the figures below represent Vicarious Surgical’s good faith estimates based on the assumptions set forth in the notes to the tables. If the actual facts are different from these assumptions, the below figures will be different.

Sources	($ in millions)	Uses	($ in millions)
Cash and investments held in the Trust Account(1)	$345	Vicarious Surgical Stockholders consideration(2)	$1,000
Issuance to Vicarious Surgical Stockholders(2)	1,000	Transaction fees(3)	33
PIPE Investment	115	Cash to balance sheet	427
Total sources	$1,460	Total uses	$1,460

Estimated Sources and Uses (Maximum Redemptions)

Sources	($ in millions)	Uses	($ in millions)
Cash and investments held in the Trust Account(1)	$345	Vicarious Surgical Stockholders consideration(2)	$1,000
Issuance to Vicarious Surgical Stockholders(2)	1,000	Transaction fees(3)	33
		Redemptions by Public Shareholders(4)	297
PIPE Investment	115	Cash to balance sheet	130
Total sources	$1,460	Total uses	$1,460

____________

(1)      Calculated as of June 8, 2021 assuming a Closing as of March 31, 2021.

(2)      New Vicarious Surgical Class A Stock to be issued at a deemed value of $10.00 per share.

(3)      Includes deferred underwriting commission of approximately $12.1 million and estimated transaction expenses.

(4)      Assumes that the maximum number of Public Shares that can be redeemed are redeemed, while still satisfying the Available Cash Condition.

U.S. Federal Income Tax Considerations

For a discussion summarizing material U.S. federal income tax considerations of the Domestication and an exercise of Redemption Rights in connection with the Proposed Transaction, please see “U.S. Federal Income Tax Considerations” beginning on page 171 of this proxy statement/prospectus.

Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 48 of this proxy statement/prospectus. In particular, such risks include, but are not limited to, the following:

•        Vicarious Surgical has a limited operating history on which to assess the prospects for its business, has not generated any revenue from sales of its products, the Vicarious System, and has incurred losses since inception. Vicarious Surgical anticipates that it will continue to incur significant losses for at least the next several years as it commercializes the Vicarious System for ventral hernia repair and seeks to develop and commercialize new uses.

•        Vicarious Surgical will need to raise additional funding to develop and commercialize the Vicarious System and to expand its research and development efforts. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Vicarious Surgical to delay, limit or terminate its product commercialization or development efforts or other operations.

•        Vicarious Surgical’s independent registered public accounting firm has expressed doubt about Vicarious Surgical’s ability to continue as a going concern.

•        Vicarious Surgical is a development stage company with a limited history of operations and no approved products, and it cannot assure you that it will ever have a commercialized product.

•        Vicarious Surgical’s success depends upon market acceptance of the Vicarious System for ventral hernia repair, its ability to develop and commercialize the Vicarious System for ventral hernia repair and additional surgical applications and generate revenues, and its ability to identify new markets for its technology.

•        Medical device development is costly and involves continual technological change, which may render the Vicarious System obsolete.

•        If Vicarious Surgical does not successfully manage the development and launch of the Vicarious System, Vicarious Surgical will not meet the long term forecasts it presented to D8 and its business, operating and financial results and condition could be adversely affected.

•        Vicarious Surgical expects to generate an increasing portion of its revenue internationally in the future and may become subject to various additional risks relating to its international activities, which could adversely affect its business, operating results and financial condition.

•        Vicarious Surgical has no experience in marketing and selling the Vicarious System and if Vicarious Surgical is unable to successfully commercialize the Vicarious System, Vicarious Surgical’s business and operating results will be adversely affected.

•        Vicarious Surgical relies on limited or sole suppliers for some of the materials and components used in the Vicarious System, and may not be able to find replacements or immediately transition to alternative suppliers, which could require Vicarious Surgical to redesign aspects of the Vicarious System and which would have a material adverse effect on Vicarious Surgical’s business, financial condition, results of operations and reputation.

•        If Vicarious Surgical does not successfully develop, optimize and operate its sales and distribution channels or Vicarious Surgical does not effectively expand and update infrastructure, its operating results and customer experience may be negatively impacted.

•        The market for the Vicarious System and the use of robotic surgical technology is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for Vicarious Surgical’s products and technologies.

•        Quality problems could lead to recalls or safety alerts and/or reputational harm and could have a material adverse effect on Vicarious Surgical’s business, results of operations, financial condition and cash flows.

•        Vicarious Surgical will need to expand its organization, and it may experience difficulties in recruiting needed additional employees and consultants, which could disrupt its operations.

•        Vicarious Surgical is subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of its products and technologies and could cause Vicarious Surgical to incur significant costs.

•        The COVID-19 pandemic has and could continue to negatively affect various aspects of Vicarious Surgical’s business, make it more difficult for Vicarious Surgical to meet its obligations to its customers, and result in reduced demand for the Vicarious System, which could have a material adverse effect on Vicarious Surgical’s business, financial condition, results of operations, or cash flows.

•        There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of the Vicarious System or any of Vicarious Surgical’s future products and technologies, and failure to obtain necessary clearances or approvals for the Vicarious System and its future products and technologies would adversely affect Vicarious Surgical’s ability to grow its business.

•        Vicarious Surgical may be subject to enforcement action if Vicarious Surgical engages in improper or off-label marketing or promotion of the Vicarious System, including fines, penalties and injunctions.

•        If Vicarious Surgical is unable to protect its intellectual property, Vicarious Surgical’s ability to maintain any technological or competitive advantage over its competitors and potential competitors would be adversely impacted, and Vicarious Surgical’s business may be harmed.

•        Vicarious Surgical and its partners may be sued for infringing the intellectual property rights of third parties. If that happens, such litigation would be costly and time consuming, and an unfavorable outcome in any such litigation could have a material adverse effect on Vicarious Surgical’s business.

•        In addition to IP litigation risks, Vicarious Surgical faces the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.

•        D8’s shareholders will experience dilution due to the issuance of securities convertible into the shares of New Vicarious Surgical Class A Stock to the Vicarious Surgical Stockholders as consideration in the Merger, the issuance of shares to the PIPE Investors in the PIPE Investment and the issuance to the Vicarious Surgical Stockholders of securities entitling them to a significant voting stake in New Vicarious Surgical.

•        Some of D8’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Vicarious Surgical is appropriate for D8’s initial business combination.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF D8

D8 is providing the following summary historical financial data to assist you in your analysis of the financial aspects of the Business Combination.

D8’s statement of operations data for the three months ended March 31, 2021 and balance sheet data as of March 31, 2021, are derived from D8’s unaudited financial statements included elsewhere in this proxy statement/prospectus. D8’s statement of operations data for the period from May 6, 2020 (inception) to December 31, 2020 and balance sheet data as of December 31, 2020 is derived from D8’s audited condensed financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with D8’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of D8” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of D8.

	For the Three Months Ended March 31, 2021 (Unaudited)	For the Period from May 6, 2020 (inception) through December 31, 2020
Operating expenses
General and administrative expenses	$1,495,798	$297,469
Administrative fee – related party	30,000	54,839
Loss from Operations	(1,525,798)	(352,308)
Change in fair value of warrant liabilities	(1,725,000)	(8,613,000)
Financing cost – derivative warrant liabilities	—	(688,530)
Net gain from investments held in Trust Accounts	67,271	191,130
Net loss	$(3,183,527)	$(9,462,708)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	34,500,000	34,312,500

Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.1

Weighted average shares outstanding of Class B ordinary shares, basic and diluted	8,625,000	8,280,711

Basic and diluted net loss per share, Class B ordinary shares	$(0.38)	$(1.17)
Balance Sheet Data:	March 31, 2021	December 31, 2020
	(unaudited)	as restated
Total assets	$346,351,365	$346,421,401
Total liabilities	$44,730,211	$41,616,720
Working Capital (deficit)	$(421,747)	$1,104,051
Total stockholders’ equity and Class A common stock subject to possible redemptions	$296,621,150	$299,804,680
Total stockholders’ equity	$5,000,004	$5,000,001

SUMMARY HISTORICAL FINANCIAL INFORMATION OF VICARIOUS SURGICAL

The summary historical financial information for Vicarious Surgical presented below for the years ended December 31, 2020 and 2019, and the summary balance sheets as of December 31, 2020 and 2019 have been derived from Vicarious Surgical’s audited financial statements included elsewhere in this proxy statement/prospectus.

The summary historical financial information presented below as of March 31, 2021 and for the three-month periods ended March 31, 2021 and 2020 have been derived from Vicarious Surgical’s unaudited financial statements included elsewhere in this proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Vicarious Surgical’s audited financial statements. In the opinion of Vicarious Surgical’s management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected of the full year or any future period.

The summary information in the following tables should be read in conjunction with the sections entitled “Selected Historical Financial Information of Vicarious Surgical,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vicarious Surgical” and Vicarious Surgical’s financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

	For the Three Months Ended March 31,		Year Ended December 31,
(in thousands, except for per share amounts)	2021	2020	2020	2019
Statement of Operations Data:
Total operating expenses	5,231	2,792	12,985	9,783
Loss from operations	(5,231)	(2,792)	(12,985)	(9,783)
Other income (expense):
Interest income	1	90	113	471
Interest expense	(1)	(1)	(3)	(2)
Loss before income taxes	(5,231)	(2,703)	(12,875)	(9,314)
Provision for income taxes	—	—	—	—
Net loss	$(5,231)	$(2,703)	$(12,875)	$(9,314)
Net loss per Class A and Class B common share, basic and diluted	$(0.82)	$(0.49)	$(2.22)	$(1.89)
	March 31,	December 31,
(in thousands)	2021	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$13,643	$16,867	$2,156
Working capital, net	11,935	16,253	15,113
Adjusted working capital (excluding cash)	(1,708)	(614)	12,957
Total assets	15,219	17,788	16,365
Total debt	1,502	110	158
Convertible preferred stock	46,670	46,670	33,150
Total stockholder’s deficit	(34,736)	(29,817)	(17,518)
	For the Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Statement of Cash Flows Data:
Net cash used in operating activities	$(4,140)	$(2,650)	$(12,038)	$(8,711)
Net cash (used in) provided by investing activities	(128)	2,998	13,204	(1,846)
Net cash provided by (used in) financing activities	1,548	(12)	13,515	9,998

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial data (the “summary pro forma data”) gives effect to the Transactions (as defined in the section titled “Unaudited Pro Forma Combined Financial Information” included in this proxy statement/prospectus). Under both the no redemption and the maximum redemption scenario, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, D8 will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Vicarious Surgical issuing stock for the net assets of D8, accompanied by a recapitalization. The net assets of D8 will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma combined balance sheet data as of March 31, 2021 gives effect to the Transactions as if they had occurred on March 31, 2021. The summary unaudited pro forma combined statements of operations data for the year ended December 31, 2020 and for the three months ended March 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information (the “pro forma financial statements”) of D8 appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. The pro forma financial statements are based upon, and should be read in conjunction with, the historical financial statements and related notes of D8 and Vicarious Surgical for the applicable periods included in this proxy statement/prospectus.

The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what Vicarious Surgical’s and D8’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•        Assuming No Redemptions:    This presentation assumes that no D8 stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming Maximum Redemptions:    This presentation assumes that all D8 stockholders holding approximately 29.7 million and 30.0 million Public Shares as of March 31, 2021 and December 31, 2020, respectively, will exercise their redemption rights for $296.6 million and $299.8 million of funds in D8’s Trust Account as of March 31, 2021 and December 31, 2020, respectively. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing of the Business Combination, D8 will have a minimum of $125.0 million in Available Cash less total estimated transaction costs.

	Combined Pro Forma
	Three Months Ended March 31, 2021
(in thousands, except per share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Combined Statement of Operations Data:
Loss from operations	$(6,727)	$(6,727)
Net loss	$(8,452)	$(8,452)
Basic and diluted net loss per Class A and Class B share	$(0.06)	$(0.08)
Weighted average shares outstanding, basic and diluted	141,996,827	112,334,712

	Combined Pro Forma
	Year Ended December 31, 2020
(in thousands, except per share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Combined Statement of Operations Data:
Loss from operations	$(13,282)	$(13,282)
Net loss	$(22,474)	$(22,474)
Basic and diluted net loss per share	$(0.16)	$(0.20)
Weighted average shares outstanding, basic and diluted	141,996,827	112,016,359
	Combined Pro Forma
	As of March 31, 2021
(in thousands)	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Combined Balance Sheet data:
Total assets	$443,594	$146,973
Debt obligations	1,502	1,502
Total liabilities	35,940	35,940
Total shareholders’ equity	407,654	111,033

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE INFORMATION OF D8 and VICARIOUS SURGICAL

The following table sets forth summary historical comparative share and unit information for D8 and Vicarious Surgical and unaudited pro forma combined per share information of D8 after giving effect to the Transactions (as defined in the section titled “Unaudited Pro Forma Combined Financial Information”), assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no D8 stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming Maximum Redemptions:    This presentation assumes that all D8 stockholders holding approximately 29.7 million and 30.0 million Public Shares as of March 31, 2021 and December 31, 2020, respectively, will exercise their redemption rights for $296.6 million and $299.8 million of funds in D8’s Trust Account as of March 31, 2021 and December 31, 2020, respectively. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing of the Business Combination, D8 will have a minimum of $125.0 million in Available Cash less total estimated transaction costs.

The unaudited pro forma book value information reflects the Transactions as if they had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information reflect the Transactions as if they had occurred on January 1, 2020. This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of D8 and Vicarious Surgical and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of D8 and Vicarious Surgical is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of D8 and Vicarious Surgical would have been had the companies been combined during the periods presented:

	Historical		Combined Pro Forma
(in thousands, except share and per share amounts)	D8	VS	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Three Months Ended March 31, 2021
Book value per share(1)	$0.37	$(5.47)	$—	$—
Weighted average shares outstanding – basic and diluted	N/A	6,354,165	141,996,827	112,334,712
Weighted average shares outstanding of Class A ordinary shares – basic and diluted	34,500,000	N/A	N/A	N/A
Weighted average shares outstanding of Class B ordinary shares – basic and diluted	8,625,000	N/A	N/A	N/A
Net loss per share – basic and diluted	N/A	$(0.82)	$(0.06)	$(0.08)
Net income per Class A ordinary share – basic and diluted	$0.00	N/A	N/A	N/A
Net loss per Class B ordinary share – basic and diluted	$(0.38)	N/A	N/A	N/A
As of and for the Year Ended December 31, 2020
Book value per share(1)	$0.40	$(0.01)	N/A (2)	N/A (2)
Weighted average shares outstanding – basic and diluted	N/A	5,809,312	141,996,827	112,016,359
Weighted average shares outstanding of Class A ordinary shares – basic and diluted	34,312,500	N/A	N/A	N/A
Weighted average shares outstanding of Class B ordinary shares – basic and diluted	8,280,711	N/A	N/A	N/A
Net loss per share – basic and diluted	N/A	$(2.22)	$(0.16)	$(0.20)
Net income per Class A ordinary share – basic and diluted	$0.01	N/A	N/A	N/A
Net loss per Class B ordinary share – basic and diluted	$(1.17)	N/A	N/A	N/A

____________

(1)      Book value per share — (Total equity excluding convertible preferred shares)/weighted average shares outstanding. The D8 historical weighted average shares outstanding used in the calculation excludes the 29,662,115 shares and the 29,980,468 shares subject to redemption at March 31, 2021 and December 31, 2020, respectively.

(2)      There is no Unaudited Pro Forma Combined Balance Sheet required for December 31, 2020.

Note that in the table above, the Class A and Class B ordinary shares of D8, pre-merger, have different economic terms and therefore the economic earnings per share of each of each class are calculated and shown separately. The post-merger Class A and Class B shares of the surviving entity have the same economic terms and differ only in their voting rights (Class A shares will have one vote per share while Class B shares will have 20 votes per share). As the economic terms of the two surviving classes of shares are identical, they are combined in calculating the pro forma loss per share.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Proposed Transaction will be subject to significant risks affecting, among other things, New Vicarious Surgical’s business, financial condition and results of operations. If any of the events described below occur, New Vicarious Surgical’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of D8’s and/or New Vicarious Surgical’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of D8 and Vicarious Surgical.

Risks Related to the Business Combination

D8’s shareholders will experience dilution due to the issuance of securities convertible into the shares of New Vicarious Surgical Class A Stock to the Vicarious Surgical Stockholders as consideration in the Merger, the issuance of shares to the PIPE Investors in the PIPE Investment and the issuance to the Vicarious Surgical Stockholders of securities entitling them to a significant voting stake in New Vicarious Surgical.

Based on Vicarious Surgical’s and D8’s current capitalization (and the assumptions regarding the Merger Consideration paid at the Closing described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” beginning on page 6 of this proxy statement/prospectus), D8 anticipates the total maximum number of shares of New Vicarious Surgical Common Stock expected to be outstanding immediately following the Closing is approximately 141,996,827 shares, assuming no redemptions, consisting of 122,269,991 shares of Class A Stock and 19,726,836 shares of Class B Stock. The Class A Stock is comprised of: (i) 67,644,991 shares of New Vicarious Surgical Class A Stock issued to Vicarious Surgical stockholders (other than the Vicarious Surgical Founders, who will be issued New Vicarious Surgical Class B Stock) in the Merger, (ii) 11,500,000 shares of New Vicarious Surgical Class A Stock issued in connection with the Closing to the PIPE Investors pursuant to the PIPE Financing, (iii) 8,625,000 shares of New Vicarious Surgical Class A Stock issued to the Initial Shareholders; and (iv) 34,500,000 shares of New Vicarious Surgical Class A Stock held by public stockholders holding shares of New Vicarious Surgical Class A Stock outstanding at the Effective Time. The total number of shares of New Vicarious Surgical Class B Stock expected to be issued to the Vicarious Surgical Founders at the Closing is approximately 19,726,836 shares. In addition, New Vicarious Surgical will assume unexercised and/or unvested options and warrants to purchase approximately 12,311,767 shares of New Vicarious Surgical Class A Stock that are held by Vicarious Surgical securityholders at the Effective Time.

Vicarious Surgical stockholders are expected to hold, in the aggregate, approximately 61.5% of the issued and outstanding shares of New Vicarious Surgical Common Stock immediately following the Closing, assuming no options or warrants to purchase shares of New Vicarious Surgical Class A Stock are exercised, approximately 64.6% of the New Vicarious Surgical Common Stock on a fully-diluted basis, approximately 89.4% of the combined voting power of New Vicarious Surgical immediately following the Closing assuming no options or warrants to purchase shares of New Vicarious Surgical Class A Stock are exercised, and approximately 89.7% of the voting power of New Vicarious Surgical on a fully-diluted basis, in each case assuming no redemptions. The Vicarious Surgical Founders are expected to hold approximately 76.3% of the combined voting power of New Vicarious Surgical immediately following the Closing assuming no options or warrants to purchase shares of new Vicarious Surgical Class A Stock are exercised, and approximately 74.6% of the combined voting power of New Vicarious Surgical on a fully-diluted basis, in each case assuming no redemptions.

Without limiting the other assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” beginning on page 6 of this proxy statement/prospectus, these ownership percentages do not take into account:

•        any warrants or options to purchase New Vicarious Surgical Class A Stock that will be outstanding following the Merger;

•        any equity awards that may be issued under the proposed New Vicarious Surgical Equity Incentive Plan following the Merger, including [•] shares of restricted New Vicarious Surgical Class A Stock currently expected to be issued to Company executives shortly after the Closing, which number of restricted shares represents approximately [•]% of the total number of shares currently expected to be authorized for issuance under the New Vicarious Surgical Equity Incentive Plan using the assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” beginning on page 6 of this proxy statement/prospectus (See the section entitled “The New Vicarious Surgical Equity Incentive Plan Proposal” beginning on page 163 of this proxy statement/prospectus and the section entitled “Executive Compensation of Vicarious Surgical” beginning on page 254 of this proxy statement/prospectus); or

•        any adjustments to the Merger Consideration pursuant to the Merger Agreement not reflected in our assumptions described above and in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” beginning on page 6 of this proxy statement/prospectus.

If any of the Public Shares are redeemed in connection with the Merger, the percentage of the outstanding D8 Class A Ordinary Shares held by the Public Shareholders will decrease and the percentages of the outstanding New Vicarious Surgical Class A Stock held immediately following the Business Combination by the Sponsor and the percentage of voting power of New Vicarious Surgical Class A Stock issuable to the Vicarious Surgical Stockholders upon exchange of Vicarious Surgical capital stock will increase. To the extent that any of the outstanding Public Warrants are exercised for shares of New Vicarious Surgical Class A Stock, or additional awards are issued under the proposed New Vicarious Surgical Equity Incentive Plan, D8’s existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of D8’s current shareholders to influence New Vicarious Surgical’s management through the election of directors following the Closing.

The ability of D8’s Public Shareholders to exercise Redemption Rights with respect to the Public Shares may prevent D8 from completing the Business Combination or optimizing its capital structure.

D8 will provide its Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of its initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of its initial business combination, including interest earned on the funds held in the Trust Account and not previously released to D8 to pay its taxes, divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share. The per share amount D8 will distribute to investors who properly redeem their Public Shares will not be reduced by the deferred underwriting commissions it will pay to the underwriters. There will be no redemption rights upon the completion of D8’s initial business combination with respect to its warrants. D8’s Sponsor, officers and directors entered into a letter agreement with D8, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may acquire during or after the offering in connection with the completion of D8’s initial business combination.

D8 does not know how many shareholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on D8’s expectations (and those of the other parties to the Merger Agreement) as to the number of shares that will be submitted for Redemption. In addition, if a larger number of shares are submitted for Redemption than D8 initially expected, D8 may need to seek to arrange for additional third-party financing to be able to deliver the Available Cash at the Closing (or such lower cash amount designated by Vicarious Surgical if Vicarious Surgical waives the Available Cash Condition).

Although D8 has obtained the Subscription Agreements in respect of the PIPE Investment, if too many Public Shareholders elect to redeem their Public Shares, the PIPE Investment alone may be insufficient to complete the Merger, and additional third-party financing may not be available to D8. Even if such third-party financing is available, D8’s ability to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of Vicarious Surgical. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Merger Agreement — Covenants and Agreements” and “The Business Combination Proposal — Merger Agreement — Closing Conditions” beginning on pages 123 and 132, respectively, of this proxy statement/prospectus.

Furthermore, raising such additional financing, or increasing the equity portion of the Merger Consideration, in either case, if so authorized by Vicarious Surgical, may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, see the section entitled “Risk Factors — Risks Related to D8” beginning on page 92 of this proxy statement/prospectus.

Subsequent to the Closing, New Vicarious Surgical may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Although D8 has conducted due diligence on Vicarious Surgical, it cannot assure you that this diligence will identify all material issues that may be present within a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of D8’s or New Vicarious Surgical’s control will not later arise. As a result of these factors, New Vicarious Surgical may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with D8’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New Vicarious Surgical’s liquidity, the fact that New Vicarious Surgical reports charges of this nature could contribute to negative market perceptions about New Vicarious Surgical or its securities. In addition, charges of this nature may cause New Vicarious Surgical to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by a target business or by virtue of it obtaining debt financing to partially finance the initial business combination or thereafter. Accordingly, any shareholders who choose to remain shareholders following the business combination could suffer a reduction in the value of their securities. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

New Vicarious Surgical’s ability to be successful following the Business Combination will depend upon the efforts of the New Vicarious Surgical Board and New Vicarious Surgical’s key personnel and the loss of such persons could negatively impact the operations and profitability of New Vicarious Surgical’s business following the Business Combination.

New Vicarious Surgical’s ability to be successful following the Business Combination will be dependent upon the efforts of the New Vicarious Surgical Board and key personnel. D8 cannot assure you that, following the Business Combination, the New Vicarious Surgical Board and New Vicarious Surgical’s key personnel will be effective or successful or remain with New Vicarious Surgical. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause New Vicarious Surgical’s management to expend time and resources becoming familiar with such requirements.

Further, uncertainty about the effect of the Business Combination on Vicarious Surgical’s business, employees, customers, third parties with whom Vicarious Surgical has relationships, and other third parties, including regulators, may have an adverse effect on New Vicarious Surgical. These uncertainties may impair New Vicarious Surgical’s ability to attract, retain and motivate key personnel for a period of time after New Vicarious Surgical. The departure of key employees because of issues related to the uncertainty and difficulty of integration or a desire not to remain with New Vicarious Surgical could have a negative effect on New Vicarious Surgical’s business, financial condition or results of operations.

D8 may have to constrain its business activities to avoid being deemed an investment company under the Investment Company Act.

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities may be deemed to be an investment company under the Investment Company Act. The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. D8 believes it has conducted, and intends to continue to conduct, its business in a manner that does not result in D8 being characterized as an investment company. To avoid being deemed an investment company, D8 may decide not to broaden its offerings, which could require D8 to forgo attractive opportunities. If D8 is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which would adversely affect D8’s business, financial condition, and results of operations. In addition, D8 may be forced to make changes to its management team if it is required to register as an investment company under the Investment Company Act.

Some of D8’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Vicarious Surgical is appropriate for D8’s initial business combination.

The personal and financial interests of the Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of New Vicarious Surgical following the Business Combination.

D8’s Initial Shareholders own 8,625,000 D8 Class B Ordinary Shares, which were initially acquired prior to the IPO for an aggregate purchase price of $25,000 and D8’s directors and officers have pecuniary interests in D8 Ordinary Shares held by the Sponsor through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $85,387,500 based on the last sale price of $9.90 per share on NYSE on June 10, 2021. In addition, the Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants, each exercisable for one D8 Class A Ordinary Share at $11.50 per share, for a purchase price of $8,900,000, or $1.00 per warrant.

The Cayman Constitutional Documents require D8 to complete an initial business combination prior to July 17, 2022 (unless D8 submits and its shareholders approve an extension of such date). If the Business Combination is not completed and D8 is forced to wind up, dissolve and liquidate in accordance with the Cayman Constitutional Documents, the 8,625,000 D8 Class B Ordinary Shares currently held by the Insiders and the Private Placement Warrants purchased by Sponsor will be worthless.

The Sponsor, its directors and officers, and their respective affiliates have incurred significant out-of-pocket expenses incurred in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing, the Sponsor, its directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on D8’s behalf, such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. If a business combination is not completed prior to July 17, 2022, the Sponsor, directors and officers, or any of their respective affiliates will not be eligible for any such reimbursement.

Certain officers and members of the D8 Board also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of New Vicarious Surgical.

Further, the Insiders have, pursuant to the Insider Letter Agreement, as amended by the Sponsor Support Agreement, each agreed (A) to vote any D8 Ordinary Shares owned by them in favor of the Business Combination and (B) not to redeem any shares in connection with a shareholder vote to approve the Business Combination.

These interests, among others, may influence or have influenced the Sponsor and the officers and members of the D8 Board and Vicarious Surgical to support or approve the Business Combination. For more information concerning the interests of D8’s officers and directors, see the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus and the risk factor entitled “Risk Factors — Risks Related to D8 — The Sponsor controls a substantial interest in D8 and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support” beginning on page 95 of this proxy statement/prospectus.

D8 has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to D8 from a financial point of view.

The D8 Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. D8 is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to D8 from a financial point of view. In analyzing the Business Combination, the D8 Board and D8’s management conducted due diligence on Vicarious Surgical and researched the industry in which Vicarious Surgical operates and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, D8’s shareholders will be relying solely on the judgment of the D8 Board in determining the value of the Business Combination, and the D8 Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand Redemption of their Public Shares, which could potentially impact our ability to consummate the

Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — D8 Board of Director’s Reasons for the Approval of the Business Combination” beginning on page 112 of this proxy statement/prospectus.

The NYSE may delist D8’s or New Vicarious Surgical’s securities from trading on its exchange, which could limit investors’ ability to make transactions in D8’s or New Vicarious Surgical’s securities and subject D8 or New Vicarious Surgical to additional trading restrictions.

The D8 Units, D8 Class A Ordinary Shares and D8 Warrants are listed on NYSE. D8 cannot assure you that its securities will continue to be, listed on NYSE in the future or prior to the Business Combination. In connection with the Business Combination and as a condition to Vicarious Surgical’s obligations to complete the Business Combination, New Vicarious Surgical is required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of New Vicarious Surgical’s securities on the NYSE. In addition to the listing requirements for the New Vicarious Surgical Class A Stock, the NYSE imposes listing standards on warrants. D8 cannot assure you that New Vicarious Surgical will be able to meet those initial listing requirements, in which case Vicarious Surgical will not be obligated to complete the Business Combination. In addition, it is possible that the New Vicarious Surgical Class A Stock and New Vicarious Surgical Warrants will cease to meet the NYSE listing requirements following the Closing. D8 cannot assure you that it will be able to meet those initial listing requirements at that time.

If NYSE delists D8’s or New Vicarious Surgical’s securities from trading on its exchange and D8 or New Vicarious Surgical is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that New Vicarious Surgical Class A Stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of New Vicarious Surgical’s results if the Business Combination is completed.

D8 and Vicarious Surgical currently operate as separate companies and have had no prior history as a combined entity, and Vicarious Surgical’s and D8’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New Vicarious Surgical. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 184 of this proxy statement/prospectus has been derived from D8’s and Vicarious Surgical’s historical financial statements and certain adjustments and assumptions have been made regarding New Vicarious Surgical after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of New Vicarious Surgical.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New Vicarious Surgical’s financial condition or results of operations following the Closing. Any potential decline in New Vicarious Surgical’s financial condition or results of operations may cause significant variations in the stock price of New Vicarious Surgical.

During the pendency of the Business Combination, D8 will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of D8 to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Proposed Transaction. As a result, D8 may be at a disadvantage to its competitors during that period. In addition, while the Merger Agreement is in effect, neither D8 nor Vicarious Surgical may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to D8’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

The exercise of D8’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in D8’s shareholders’ best interests.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require D8 to agree to amend the Merger Agreement, to consent to certain actions taken by Vicarious Surgical or to waive rights that D8 is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Vicarious Surgical’s businesses or a request by Vicarious Surgical to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at D8’s discretion, acting through the D8 Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, D8 does not believe there will be any changes or waivers that D8’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, D8 will circulate a new or amended proxy statement/prospectus and resolicit D8’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

D8 and Vicarious Surgical will incur significant transaction and transition costs in connection with the Business Combination.

D8 and Vicarious Surgical have both incurred and expect to incur significant, nonrecurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. D8 and Vicarious Surgical may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by D8 following the Closing.

If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

Even if the Merger Agreement is approved by the shareholders and stockholders of D8 and Vicarious Surgical, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “The Business Combination Proposal — Merger Agreement — Closing Conditions” beginning on page 132 of this proxy statement/prospectus. D8 and Vicarious Surgical may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause D8 and Vicarious Surgical to each lose some or all of the intended benefits of the Business Combination.

Because D8 is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Because D8 is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. D8 is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon D8’s directors or officers, or enforce judgments obtained in the United States courts against D8’s directors or officers.

Until the Domestication is effected, D8’s corporate affairs are governed by the Cayman Constitutional Documents, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to D8 under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of D8’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

D8 has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (a) to recognize or enforce against D8 judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (b) in original actions brought in the Cayman Islands, to impose liabilities against D8 predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the D8 Board or controlling shareholders than they would as Public Shareholders of a U.S. company.

There is a risk that a U.S. Holder may recognize taxable gain with respect to its D8 Ordinary Shares at the Effective Time of the Domestication.

D8 intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code (an “F Reorganization”). If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) of D8 Class A Ordinary Shares or D8 Warrants generally would recognize gain or loss with respect to its D8 Class A Ordinary Shares or D8 Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of New Vicarious Surgical received in the Domestication and the U.S. Holder’s adjusted tax basis in its D8 Class A Ordinary Shares or D8 Warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to D8 Class A Ordinary Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on New Vicarious Surgical Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code, and, as a result:

•        a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication must include in income as a dividend deemed paid by D8 the “all earnings and profits amount” attributable to the D8 Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code;

•        a U.S. Holder whose D8 Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its D8 Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s D8 Class A Ordinary Shares; and

•        a U.S. Holder whose D8 Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging D8 Warrants for newly issued New Vicarious Surgical Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. D8 believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of D8 Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of D8 Class A Ordinary Shares for New Vicarious Surgical Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s D8 Class A Ordinary Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges D8 Warrants for newly issued New Vicarious Surgical Warrants; currently, however, the elections mentioned above do not apply to D8 Warrants (for discussion regarding the unclear application of the PFIC rules to D8 Warrants, see “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of D8. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Upon the Closing, the rights of holders of the New Vicarious Surgical Common Stock arising under the DGCL will differ from and may be less favorable to the rights of holders of D8 Ordinary Shares arising under the Companies Act.

Upon the Closing, the rights of holders of New Vicarious Surgical Stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act, and, therefore, some rights of holders of New Vicarious Surgical Stock could differ from the rights that holders of D8 Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that New Vicarious Surgical becomes involved in costly litigation, which could have a material adverse effect on New Vicarious Surgical.

For a more detailed description of the rights of holders of the New Vicarious Surgical Stock under the DGCL and how they may differ from the rights of holders of D8 Ordinary Shares under the Companies Act, please see the section entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication” beginning on page 142 of this proxy statement/prospectus.

Delaware law and the Proposed Certificate of Incorporation and Proposed By-Laws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Certificate of Incorporation and Proposed By-Laws that will be in effect at the Closing differ from the Cayman Constitutional Documents. Among other differences, the Proposed Certificate of Incorporation, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Vicarious Surgical Board and therefore depress the trading price of the New Vicarious Surgical Class A Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Vicarious Surgical Board or taking other corporate actions, including effecting changes in management. Among other things, the Proposed Certificate of Incorporation and Proposed By-Laws include provisions regarding:

•        the ability of the New Vicarious Surgical Board to issue shares of New Vicarious Surgical Preferred Stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, New Vicarious Surgical’s directors and officers;

•        the right of the New Vicarious Surgical Board to elect a director to fill a vacancy created by the expansion of the New Vicarious Surgical Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the New Vicarious Surgical Board;

•        the requirement that directors may only be removed from the New Vicarious Surgical Board for cause and upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of then outstanding New Vicarious Surgical Common Stock;

•        a prohibition on stockholder action by written consent (except for actions by the holders of New Vicarious Surgical Class B Stock or as required for holders of future series of New Vicarious Surgical Preferred Stock), which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•        the requirement that a special meeting of stockholders may be called only by the New Vicarious Surgical Board, the chairman of the New Vicarious Surgical Board or the New Vicarious Surgical’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of the New Vicarious Surgical Board and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 66 2/3% of the total voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions in the Proposed Certificate of Incorporation which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Vicarious Surgical Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of the New Vicarious Surgical Board to amend the Proposed By-Laws, which may allow the New Vicarious Surgical Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed By-Laws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders of the New Vicarious Surgical must comply to nominate candidates to the New Vicarious Surgical Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Vicarious Surgical Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Vicarious Surgical.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Vicarious Surgical Board or management.

In addition, as a Delaware corporation, New Vicarious Surgical will generally be subject to provisions of Delaware law, including the DGCL. See the section entitled “Description of D8’s and New Vicarious Surgical’s Securities — Capital Stock of New Vicarious Surgical after the Business Combination — Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law — Business Combinations” beginning on page 216 of this proxy statement/prospectus.

Any provision of the Proposed Certificate of Incorporation, Proposed By-Laws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their Public Shares of New Vicarious Surgical’s capital stock and could also affect the price that some investors are willing to pay for New Vicarious Surgical Common Stock.

The Proposed Certificate of Incorporation is attached as Annex B-1 to this proxy statement/prospectus and we urge you to read it.

In addition, the provisions of the Director Nomination Agreement, as described below, provide the stockholders party thereto with certain board rights which could also have the effect of delaying or preventing a change in control.

The Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between New Vicarious Surgical and its stockholders, which could limit New Vicarious Surgical’s stockholders’ ability to choose the judicial forum for disputes with New Vicarious Surgical or its directors, officers, or employees.

The Proposed Certificate of Incorporation will provide that, unless New Vicarious Surgical consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of New Vicarious Surgical, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New Vicarious Surgical to it or its stockholders, (c) any action asserting a claim against New Vicarious Surgical or its officers or directors arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed By-Laws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed By-Laws or any provision thereof, (e) any action asserting a claim against New Vicarious Surgical or any current or former director, officer, employee, stockholder or agent of New Vicarious Surgical governed by the internal affairs doctrine of the law of the State of Delaware or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL.

Any person or entity purchasing or otherwise acquiring any interest in any of the securities of New Vicarious Surgical will be deemed to have notice of and consented to this provision. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New Vicarious Surgical or its directors, officers, or other employees, which may discourage lawsuits against New Vicarious Surgical and its directors, officers, and other employees. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, New Vicarious Surgical may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Following the completion of the Merger, New Vicarious Surgical’s principal stockholders and management will exert significant influence over New Vicarious Surgical and their interests may conflict with yours in the future.

Each New Vicarious Surgical Class A Share initially entitles its holders to one vote on all matters presented to stockholders generally and each New Vicarious Surgical Class B Share initially entitles its holders to twenty votes on all matters presented to stockholders generally. Accordingly, the Vicarious Surgical Founders, by virtue of their New Vicarious Surgical Class B Stock will hold approximately 74.6% of the total voting power of New Vicarious Surgical on a fully-diluted basis, assuming no redemptions. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of the directors of New Vicarious Surgical and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the Proposed Certificate of Incorporation and Proposed By-Laws and other significant corporate transactions of New Vicarious Surgical for so long as they retain significant ownership of New Vicarious Surgical Class B Stock. This concentration of ownership may delay or deter possible changes in control of New Vicarious Surgical, which may reduce the value of an investment in the New Vicarious Surgical Class A Shares.

The Proposed Certificate of Incorporation will not limit the ability of the Sponsor to compete with us.

The Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the financial services and technology industries. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with New Vicarious Surgical’s interests or those of its stockholders. The Proposed Certificate of Incorporation will provide that none of the Sponsor, its affiliates or any director who is not employed by New Vicarious Surgical (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New Vicarious Surgical operates. The Sponsor also may pursue, in its capacities other than as director of the New Vicarious Surgical Board, acquisition opportunities that may be complementary to New Vicarious Surgical’s business, and, as a result, those acquisition opportunities may not be available to New Vicarious Surgical. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

D8’s officers and directors and/or their affiliates may enter into agreements concerning D8’s securities prior to the extraordinary general meeting, which may have the effect of increasing the likelihood of completion of the Proposed Transaction or decreasing the value of the D8 securities.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding D8 or its securities, D8’s officers and directors and/or their affiliates may enter into a written plan to purchase D8’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding D8 or its securities, D8’s officers and directors and/or their respective affiliates may (a) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Shareholder Proposals, (b) execute agreements to purchase such shares from institutional and other investors in the future, and/or (c) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal or the other Shareholder Proposals. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that D8’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their Public Shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their Public Shares, including the granting of put options and the transfer of shares or Private Placement Warrants owned by the Sponsor for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by D8’s officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (a) the holders of the requisite number of D8 Ordinary Shares present and voting at the extraordinary general meeting vote in favor of the Business Combination Proposal and the other Shareholder Proposals and/or (b) that D8 will (without regard to any assets or liabilities of the Target Companies) have at least $5,000,001 in net tangible assets immediately prior to the Closing or satisfy the Available Cash Condition after taking into account holders of Public Shares that properly demanded Redemption of their Public Shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on the D8 Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.

As of the date of this proxy statement/prospectus, except as noted above, D8’s directors and officers and their affiliates have not entered into any such agreements. D8 will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

New Vicarious Surgical’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New Vicarious Surgical to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the New Vicarious Surgical Class A Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the New Vicarious Surgical Board’s attention and resources from New Vicarious Surgical’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to New Vicarious Surgical’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Vicarious Surgical may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.

Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risks Related to Financial Condition and Capital Requirements of Vicarious Surgical

Vicarious Surgical has a limited operating history on which to assess the prospects for its business, has not generated any revenue from sales of the Vicarious System, and has incurred losses since inception. Vicarious Surgical anticipates that it will continue to incur significant losses for at least the next several years as it develops and commercializes the Vicarious System for ventral hernia repair and future indications.

Since inception, Vicarious Surgical has devoted substantially all of its financial resources to developing its surgical robot. Vicarious Surgical has financed its operations primarily through the issuance of equity securities. Vicarious Surgical has not generated revenue from the sale of the Vicarious System to date and has incurred significant losses. The amount of Vicarious Surgical’s future net losses will depend, in part, on future sales and on-going development of the Vicarious System, the rate of its future expenditures and its ability to obtain funding through the issuance of New Vicarious Surgical securities, strategic collaborations or grants. Vicarious Surgical expects to continue to incur significant losses for at least the next several years as it commercializes the Vicarious System for ventral hernia repair and seeks to develop and commercialize new surgical applications for the Vicarious System, such as gynecological, urological or other general surgical applications. Vicarious Surgical anticipates that its expenses will increase substantially if and as Vicarious Surgical:

•        continues to build its sales, marketing and distribution infrastructure to commercialize its the Vicarious System for ventral hernia repair;

•        continues to develop the Vicarious System;

•        seeks to identify, assess, acquire, license and/or develop other products and technologies or components thereof and subsequent generations of its current products and technologies;

•        seeks to maintain, protect and expand its intellectual property portfolio;

•        seeks to attract and retain skilled personnel; and

•        supports its operations as a public company.

Vicarious Surgical’s ability to generate future revenue from the Vicarious System sales depends heavily on its success in many areas, including but not limited to:

•        launching and commercializing current and future uses for the Vicarious System, either directly or in conjunction with one or more collaborators or distributors;

•        obtaining and maintaining regulatory authorization with respect to each application for the Vicarious System and maintaining regulatory compliance throughout relevant jurisdictions;

•        maintaining clinical and economical value for end-users and customers in changing environments;

•        addressing any competing technological and market developments;

•        negotiating favorable terms in any collaboration, licensing or other arrangements into which Vicarious Surgical may enter;

•        establishing and maintaining distribution relationships with third-parties that can provide adequate (in amount and quality) infrastructure to support market demand for the Vicarious System; and

•        maintaining, protecting and expanding Vicarious Surgical’s portfolio of intellectual property rights, including patents, trade secrets and know-how.

Vicarious Surgical has incurred significant losses since inception. As such, you cannot rely upon Vicarious Surgical’s historical operating performance to make an investment or voting decision regarding Vicarious Surgical.

Since Vicarious Surgical’s inception, Vicarious Surgical has engaged in research and development activities. Vicarious Surgical has financed its operations primarily through the issuance of equity securities, and has incurred net losses of $12.9 million and $9.3 million in the years ended December 31, 2020 and 2019, respectively. Vicarious Surgical’s accumulated deficit as of December 31, 2020 was $31.6 million. Vicarious Surgical does not know whether or when it will become profitable. Vicarious Surgical’s ability to generate revenue and achieve profitability depends upon its ability to accelerate the commercialization of the Vicarious System in line with the demand from new partnerships and its aggressive business strategy. Vicarious Surgical may be unable to achieve any or all of these goals.

Vicarious Surgical may need to raise additional funding to develop and commercialize the Vicarious System and to expand its research and development efforts. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Vicarious Surgical to delay, limit or terminate its product commercialization or development efforts or other operations.

Vicarious Surgical’s operations have consumed substantial amounts of cash since inception. Vicarious Surgical expects to expend substantial additional amounts to commercialize the Vicarious System for ventral hernia repair and to develop new surgical applications for the Vicarious System. Vicarious Surgical expects to use the funds received in connection with the Business Combination to scale its operations, develop and commercialize the Vicarious System for ventral hernia repair, develop new surgical applications for the Vicarious System, such as gynecological, urological or other general surgical applications, expand internationally, and for working capital and general corporate purposes. Vicarious Surgical will require additional capital to develop and commercialize the Vicarious System for abdominal surgeries and to develop the Vicarious System for new surgical applications. In addition, Vicarious Surgical’s operating plans may change as a result of many factors that may currently be unknown to Vicarious Surgical, and Vicarious Surgical may need to seek additional funds sooner than planned.

Vicarious Surgical cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to Vicarious Surgical, if at all. Moreover, the terms of any future financing may adversely affect the holdings or the rights of New Vicarious Surgical stockholders and the issuance of additional securities, whether equity or debt, by New Vicarious Surgical, or the possibility of such issuance, may cause the market price of New Vicarious Surgical Common Stock to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and New Vicarious Surgical may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact Vicarious Surgical’s ability to conduct its business. Vicarious Surgical could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and Vicarious Surgical may be required to relinquish rights to some of its technologies or otherwise agree to terms that are unfavorable to Vicarious Surgical, any of which may have a material adverse effect on Vicarious Surgical’s business, operating results and prospects. In addition, raising additional capital through the issuance of equity or convertible debt securities would cause dilution to holders of New Vicarious Surgical’s equity securities, and may affect the rights of then-existing holders of New Vicarious Surgical equity securities. Even if Vicarious Surgical believes that it has sufficient funds for its current or future operating plans, Vicarious Surgical may seek additional capital if market conditions are favorable or if Vicarious Surgical has specific strategic considerations.

Vicarious Surgical’s independent registered public accounting firm has expressed doubt about Vicarious Surgical’s ability to continue as a going concern.

Based on Vicarious Surgical’s recurring losses and expectations to incur significant expenses and negative cash flows for the foreseeable future, Vicarious Surgical’s independent registered public accounting firm has included an explanatory paragraph in its report on Vicarious Surgical’s financial statements as of and for the years ended December 31, 2020 and December 31, 2019 expressing substantial doubt about Vicarious Surgical’s ability to continue as a going concern. If the Merger is not completed, Vicarious Surgical will require significant additional funding to continue its operations. If Vicarious Surgical is unable to continue as a going concern, it may be forced to liquidate its assets and the values it receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements.

Risks Related to Vicarious Surgical’s Business and Operations

Vicarious Surgical is a development stage company with a limited history of operations and no products with marketing authorization in any jurisdiction, and it cannot assure you that it will ever have a commercialized product.

Vicarious Surgical is a development stage medical device company with a limited operating history, and it currently does not have any products authorized for commercialization in any country or jurisdiction or any source of revenue. It has been engaged in research and product development since its inception in 2014 and has invested all of its time and resources in developing its technology and the Vicarious System, which Vicarious Surgical intends to commercialize initially for ventral hernia repair, followed by subsequent indications. The future success of Vicarious Surgical’s business will depend on its ability to obtain regulatory authorization to market its Vicarious System, drive adoption, successfully introduce new surgical applications for the Vicarious System, establish its sales force and distribution network, and control costs, all of which it may be unable to do. Vicarious Surgical has a limited history of operations upon which you can evaluate its business and its operating expenses are increasing. Vicarious Surgical’s lack of a significant operating history also limits your ability to make a comparative evaluation of Vicarious Surgical, the Vicarious System and its prospects.

If Vicarious Surgical does not successfully manage the development and launch of the Vicarious System, Vicarious Surgical will not meet the long term forecasts it presented to D8 Holdings and its business, operating and financial results and condition could be adversely affected.

Vicarious Surgical aims to launch the Vicarious System initially for use in ventral hernia repair, but to later expand the product to other abdominal surgical applications, including gynecological, urological and general surgery uses. Vicarious Surgical faces risks associated with developing and launching the Vicarious System for the first indication specific use and other surgical applications. Vicarious Surgical is in the process of developing the Vicarious System, and will need to complete beta testing, verification and validation prior to filing for FDA clearance, which is expected to occur in 2023. If Vicarious Surgical encounters development or manufacturing challenges or discovers errors during its development cycle, the launch dates of the initial and new surgical applications may be delayed, which will cause delays in Vicarious Surgical’s ability to achieve its forecasted results. The expenses or losses associated with unsuccessful product development or launch activities or lack of market acceptance of the Vicarious System could adversely affect its business or financial condition.

The market for the Vicarious System and the use of robotic-assisted surgical technology is rapidly evolving, and increasingly competitive, as the healthcare industry is undergoing significant structural change, which makes it difficult to forecast demand for Vicarious Surgical’s products and technologies.

The market for the Vicarious System and the use of robotic-assisted surgical technology is rapidly evolving, and it is uncertain whether Vicarious Surgical will achieve and sustain high levels of demand and market adoption. Vicarious Surgical’s future financial performance will depend in part on growth in this market and on its ability to adapt to the changing demands of customers. It is difficult to predict the future growth rate and size of Vicarious Surgical’s target market. As a result, the addressable market projections provided to D8 Holdings for purposes of considering the Business Combination may not be achieved. Negative publicity concerning the Vicarious System could limit market acceptance of the Vicarious System. If Vicarious Surgical’s customers do not perceive the benefits of the Vicarious System, when or if it is authorized for marketing, or if the Vicarious System does not attract new customers, then its market may not develop at all, or it may develop more slowly than Vicarious Surgical expects. Vicarious Surgical’s success will depend to a substantial extent on the willingness of healthcare organizations to increase their use of

Vicarious Surgical’s technology and Vicarious Surgical’s ability to demonstrate the value of its technology relative to competing products to existing and potential customers. If healthcare organizations do not recognize or acknowledge the benefits of the Vicarious System or if Vicarious Surgical is unable to reduce healthcare costs or drive positive health outcomes, then the market for Vicarious Surgical’s solutions might not develop at all, or it might develop more slowly than Vicarious Surgical expects.

Because Vicarious Surgical’s markets are highly competitive, customers may choose to purchase its competitors’ products or services or may not accept the Vicarious System for ventral hernia repair, which would result in a reduced ability to generate future revenue.

Robotic-assisted surgery using the Vicarious System is a technology that competes with established and emerging treatment options in both disease management and reconstructive medical procedures. These competitive treatment options include conventional open surgery and minimally invasive approaches. Some of these procedures are widely accepted in the medical community and, in many cases, have a long history of use. Studies could be published that show that other treatment options are more beneficial and/or cost-effective than robotic-assisted surgery. Vicarious Surgical cannot be certain that physicians will use its products to replace or supplement established treatments or that its products will be competitive with current or future technologies, when or if those products are authorized for marketing.

Additionally, Vicarious Surgical faces or expects to face competition from companies that develop or have developed robotic-assisted surgical systems and products. Companies have introduced products in the field of robotic surgery or have made explicit statements about their efforts to enter the field including, but not limited to, the following companies: Intuitive Surgical, Inc.; Johnson & Johnson (including their wholly-owned subsidiaries Ethicon Endo-Surgery, Inc., Auris Health, Inc. and Verb Surgical Inc.); Medtronic plc (including their wholly-owned subsidiary Covidien LP); Virtual Incision Corporation; Titan Medical Inc.; CMR Surgical Ltd.; and Stryker Corporation. Other companies with substantial experience in industrial robotics could potentially expand into the field of surgical robotics and become competitors. Vicarious Surgical’s ability to generate future revenue may be reduced due to pricing pressure if Vicarious Surgical’s competitors develop and market products that are more effective or less expensive than its future commercial products. If Vicarious Surgical is unable to compete successfully, its ability to generate future revenue will suffer, which could have a material adverse effect on its business, financial condition, result of operations, or cash flows.

Vicarious Surgical’s success depends upon market acceptance of the Vicarious System for ventral hernia repair, its ability to develop and commercialize the Vicarious System for ventral hernia repair and additional surgical applications and generate revenues, and its ability to identify new markets for its technology.

Vicarious Surgical has developed and is engaged in the development of the Vicarious System initially for ventral hernia repair. Achieving physician, patient, and third-party payor acceptance of robotic-assisted surgery as a preferred method of performing surgery is crucial to our success. Vicarious Surgical’s success will depend on the acceptance of the Vicarious System in the United States and global health care markets, when or if it is authorized for marketing in those jurisdictions. Vicarious Surgical is faced with the risk that the marketplace will not be receptive to the Vicarious System over competing products, including traditional and existing robotic-assisted surgical procedures used in hospitals and ambulatory surgical centers, or ASCs, and that Vicarious Surgical will be unable to compete effectively. Factors that could affect Vicarious Surgical’s ability to successfully commercialize the Vicarious System for ventral hernia repair and to commercialize any potential future products and technologies include:

•        challenges of developing or acquiring externally-developed technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges; and

•        dependence upon hospitals, ASCs, surgeons and other healthcare practitioners’ acceptance of the Vicarious System.

Even if Vicarious Surgical can prove the safety and effectiveness of the Vicarious System and they receive marketing authorization, hospitals, ASCs, or surgeons may elect not to use it. In addition, hospitals, ASCs and surgeons may be slow to adopt the Vicarious System because of the perceived liability risks arising from the use of new products and the uncertainty of reimbursement from third-party payors, particularly in light of ongoing healthcare reform initiatives and the evolving healthcare environment.

Broad use of the Vicarious System will require training of surgical teams. Vicarious Surgical expects that there will be a learning process involved for surgical teams to become proficient in the use of the Vicarious System. Market acceptance could be delayed due to the time required to complete this training. Vicarious Surgical may not be able to rapidly train surgical teams in numbers sufficient to generate adequate demand for its products. Vicarious Surgical cannot assure investors that the Vicarious System or any future products and technologies will gain broad market acceptance. If the market for the Vicarious System or any future products and technologies fail to develop or develops more slowly than expected, or do not achieve or sustain market acceptance, the business and operating results of Vicarious Surgical would be materially and adversely affected.

Surgeons, hospitals, ASCs and distributors may have existing relationships with other medical device companies that make it difficult for Vicarious Surgical to establish new relationships with them, and as a result, Vicarious Surgical may not be able to sell and market the Vicarious System effectively.

Vicarious Surgical believes that to sell and market the Vicarious System effectively, when or if the product receives marketing authorization, it must establish relationships with key surgeons, hospitals and ASCs in the field of abdominal surgery. Many of these key surgeons, hospitals and ASCs already have long-standing relationships with large, well-known companies that dominate the medical device industry through collaborative research programs and other relationships. Because of these existing relationships, some of which may be contractually enforced, surgeons, hospitals and ASCs may be reluctant to adopt the Vicarious System, particularly if it competes with or has the potential to compete with products and technologies supported by these existing relationships or through their own collaborative research programs. Even if these surgeons, hospitals and ASCs purchase the Vicarious System, they may be unwilling to enter into collaborative relationships with Vicarious Surgical to promote joint marketing programs or to provide Vicarious Surgical with clinical and financial data.

Any failure in Vicarious Surgical’s efforts to train surgeons, hospital or ASC staff could result in lower than expected product sales and potential liabilities.

A critical component of Vicarious Surgical’s future sales and marketing efforts is the training of a sufficient number of surgeons and hospital staff to properly use the Vicarious System, when or if it is authorized for marketing. Vicarious Surgical relies on surgeons and hospital staff to devote adequate time to learn to use Vicarious Surgical’s future products and technologies. Convincing surgeons, hospital and ASC staff to dedicate the time and resources necessary for adequate training in the use of the Vicarious System will be challenging, and Vicarious Surgical cannot assure you it will be successful in these efforts. If surgeons, hospital or ASC staff are not properly trained, they may misuse or ineffectively use the Vicarious System. If nurses or other members of the hospital or ASC staff are not adequately trained to assist in using the Vicarious System, surgeons may be unable to use the Vicarious System. Insufficient training may result in unsatisfactory patient outcomes, patient injury and related liability or negative publicity, which could have an adverse effect on Vicarious Surgical’s product sales or create substantial potential liabilities.

Robotic-assisted surgical device development is costly and involves continual technological change, which may render the Vicarious System obsolete.

The market for robotic-assisted surgical devices is characterized by rapid technological change, medical advances and evolving industry standards. Any one of these factors could reduce the demand for the Vicarious System, when or if it is authorized for marketing, or require substantial resources and expenditures for research, design and development to avoid technological or market obsolescence.

Vicarious Surgical’s success will depend on its ability to enhance its current technology, services and systems and develop or acquire and market new technologies to keep pace with technological developments and evolving industry standards, while responding to changes in customer needs. A failure to adequately develop or acquire device enhancements or new devices that will address changing technologies and customer requirements adequately, or to introduce such devices on a timely basis, may have a material adverse effect on Vicarious Surgical’s business, financial condition and results of operations.

Vicarious Surgical might have insufficient financial resources to improve existing devices, advance technologies and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field may result in the Vicarious System becoming non-competitive or obsolete, which may decrease revenues and profits and adversely affect Vicarious Surgical’s business and results of operations.

Vicarious Surgical may encounter significant competition across its existing and future planned products and technologies and in each market in which Vicarious Surgical sells or plans to sell the Vicarious System from various companies, many of which have greater financial and marketing resources than Vicarious Surgical. Vicarious Surgical’s primary competitors include Intuitive Surgical, Johnson & Johnson (including their wholly-owned subsidiaries Ethicon Endo-Surgery, Inc., Auris Health, Inc. and Verb Surgical Inc.), and Medtronic, which are currently the top manufacturers of robotic-assisted surgical devices.

In addition, Vicarious Surgical’s primary competitors, which are well-established medical device manufacturers with significant resources, may engage in aggressive marketing tactics. Competitors may also possess the ability to commercialize additional lines of products, bundle products or offer higher discounts and incentives to customers in order to gain a competitive advantage. If the prices of competing products are lowered as a result, Vicarious Surgical may not be able to compete effectively.

Vicarious Surgical is highly dependent upon the continued contributions of its Co-Founder, Chief Executive Officer and President, Adam Sachs, its Co-Founder and Chief Technology Officer, Sammy Khalifa. The loss of their services could harm Vicarious Surgical’s business, and if Vicarious Surgical is unable to attract, recruit, train, retain, motivate and integrate key personnel, Vicarious Surgical may not achieve its goals.

Vicarious Surgical’s future success depends on its ability to attract, recruit, train, retain, motivate and integrate key personnel, including Vicarious Surgical’s Co-Founder, Chief Executive Officer and President, Adam Sachs, its Co-Founder and Chief Technology Officer, Sammy Khalifa, as well as its recently expanded management team and its research and development, manufacturing, sales and marketing personnel. New Vicarious Surgical’s future business and results of operations depend in significant part upon the continued contributions of Messrs. Sachs and Khalifa. If Vicarious Surgical were to lose their services or if they fail to perform in their current positions, or if Vicarious Surgical is not able to attract and retain skilled employees in addition to Messrs. Sachs and Khalifa, this could adversely affect the development and implementation of Vicarious Surgical’s business plan and substantially harm its business. Competition for qualified personnel is intense.

In addition, Vicarious Surgical relies upon technical and scientific employees or third-party contractors to effectively establish, manage and grow its business. Consequently, Vicarious Surgical believes that its future viability will depend largely on its ability to attract and retain highly skilled robotics engineers, artificial intelligence engineers, software engineers, hardware engineers and optical engineers, as well as other managerial, sales, scientific and technical personnel. In order to effectively recruit these personnel, Vicarious Surgical may need to pay higher compensation or fees to its employees or consultants than it currently expects, and such higher compensation payments may have a negative effect on its operating results. Competition for experienced, high-quality personnel is intense, and Vicarious Surgical cannot assure investors that it will be able to recruit and retain such personnel. Vicarious Surgical’s growth depends, in particular, on attracting and retaining highly-trained sales personnel with the necessary technical background and ability to understand the Vicarious System at a technical level to effectively identify and sell to potential new customers and develop new uses for the Vicarious System. Because of the technical and complex nature of the Vicarious System and the dynamic market in which Vicarious Surgical competes, any failure to attract, recruit, train, retain, motivate and integrate qualified personnel could materially delay development of the Vicarious System and harm its operating results and growth prospects.

Vicarious Surgical will need to expand its organization, and it may experience difficulties in recruiting needed additional employees and consultants, which could disrupt its operations.

As Vicarious Surgical’s development and commercialization plans and strategies develop, Vicarious Surgical will need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the medical device industry is intense. Due to this intense competition, Vicarious Surgical may be unable to attract and retain the qualified personnel necessary for the development of its business or to recruit suitable replacement personnel.

Vicarious Surgical’s management may need to divert a disproportionate amount of its attention away from Vicarious Surgical’s day-to-day activities and devote a substantial amount of time to managing these growth activities. Vicarious Surgical may not be able to effectively manage the expansion of its operations, which may result in weaknesses in its infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Vicarious Surgical’s expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional surgical applications for the

Vicarious System. If Vicarious Surgical’s management is unable to effectively manage its growth, its expenses may increase more than expected, its ability to generate and/or grow revenue could be reduced and it may not be able to implement its business strategy. Vicarious Surgical’s future financial performance and its ability to commercialize the Vicarious System and compete effectively will depend, in part, on its ability to effectively manage any future growth.

Vicarious Surgical has no experience in marketing and selling the Vicarious System and if Vicarious Surgical is unable to successfully commercialize the Vicarious System, Vicarious Surgical’s business and operating results will be adversely affected.

Vicarious Surgical has no experience marketing and selling the Vicarious System, should it receive marketing authorization from the FDA and other regulatory authorities. Vicarious Surgical currently intends to sell the Vicarious System to hospitals and ASCs. Future sales of the Vicarious System will depend in large part on its ability to effectively market and sell the Vicarious System, successfully manage and expand its sales force, and increase the scope of its marketing efforts. Vicarious Surgical may also enter into distribution arrangements in the future. Because Vicarious Surgical has limited experience in marketing and selling the Vicarious System, Vicarious Surgical’s ability to forecast demand, the infrastructure required to support such demand and the sales cycle to customers is unproven. If Vicarious Surgical does not build an efficient and effective marketing and sales force, Vicarious Surgical’s business and operating results will be adversely affected.

Vicarious Surgical expects to generate an increasing portion of its revenue internationally in the future and may become subject to various additional risks relating to its international activities, which could adversely affect its business, operating results and financial condition.

Vicarious Surgical intends to generate revenues from international sources as Vicarious Surgical expands its sales and marketing opportunities internationally. Vicarious Surgical has limited experience operating internationally and engaging in international business involves a number of difficulties and risks, including:

•        the challenges associated with building local brand awareness, obtaining local key opinion leader support and clinical support, implementing reimbursement strategies and building local marketing and sales teams;

•        required compliance with foreign regulatory requirements and laws, including regulations and laws relating to patient data and medical devices;

•        trade relations among the United States and those foreign countries in which Vicarious Surgical’s future customers, distributors, manufacturers and suppliers have operations, including protectionist measures such as tariffs and import or export licensing requirements, whether imposed by the United States or such foreign countries;

•        difficulties and costs of staffing and managing foreign operations;

•        difficulties protecting, procuring or enforcing intellectual property rights internationally;

•        required compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, data privacy requirements, labor laws and anti-competition regulations;

•        laws and business practices that may favor local companies;

•        longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•        political and economic instability; and

•        potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and other trade barriers.

Vicarious Surgical dedicates significant resources to its international operations and is unable to manage these risks effectively, Vicarious Surgical’s business, operating results and financial condition may be adversely affected.

If Vicarious Surgical experiences decreasing prices for its products and technologies and is unable to reduce its expenses, including the per unit cost of producing its products and technologies, there may be a material adverse effect on Vicarious Surgical’s business, results of operations, financial condition and cash flows.

Vicarious Surgical may experience decreasing prices for the Vicarious System upon regulatory authorization due to pricing pressure from managed care organizations and other third-party payors and suppliers, increased market power of its payors as the medical device industry consolidates, and increased competition among suppliers, including manufacturing services providers. If the prices for the Vicarious System decrease and Vicarious Surgical is unable to reduce its expenses, including the cost of sourcing materials, logistics and the cost to manufacture the Vicarious System, Vicarious Surgical’s business, results of operations, financial condition and cash flows may be adversely affected. To the extent that Vicarious Surgical engages in sales to large hospital networks, it may be subject to procurement discounts, which could have a negative impact on the prices of its products and technologies.

Vicarious Surgical may experience manufacturing problems or delays that could limit the growth of Vicarious Surgical’s revenue or increase its losses.

Vicarious Surgical may encounter unforeseen situations that would result in delays or shortfalls in its production as well as delays or shortfalls caused by its outsourced manufacturing suppliers and by other third-party suppliers who manufacture components for the Vicarious System. The FDA has established comprehensive and prescriptive regulations for manufacturers of finished medical devices and device components, which require them to establish and maintain processes and procedures to adequately control device manufacturing operations and environmental conditions that could adversely affect product quality and impact patient safety. Clean room standards are an example of these requirements. Failure of Vicarious Surgical or its third-party component manufacturers or suppliers to comply with applicable standards and regulatory requirements could delay the production of the Vicarious System.

Vicarious Surgical or its third-party component manufacturers or suppliers may encounter difficulties in scaling up or maintaining production relating to the Vicarious System, including:

•        problems involving production yields;

•        quality control and assurance;

•        component or material supply shortages;

•        import or export restrictions on components, materials or technology;

•        shortages of qualified personnel; and

•        compliance with state and federal regulations.

If Vicarious Surgical is unable to keep up with demand for the Vicarious System, Vicarious Surgical’s future revenue could be impaired, market acceptance for the Vicarious System could be adversely affected and its customers might instead purchase its competitors’ products. Vicarious Surgical’s inability to successfully manufacture the Vicarious System would have a material adverse effect on Vicarious Surgical’s operating results.

Vicarious Surgical relies on limited or sole suppliers for some of the materials and components used in the Vicarious System, and may not be able to find replacements or immediately transition to alternative suppliers, which could require Vicarious Surgical to redesign aspects of the Vicarious System and which would have a material adverse effect on Vicarious Surgical’s business, financial condition, results of operations and reputation.

Vicarious Surgical relies on limited or sole suppliers for certain materials and components that are used in the Vicarious System. While Vicarious Surgical periodically forecasts its needs for such materials and enters into standard purchase orders with them, Vicarious Surgical does not have long-term contracts with some of these suppliers. If Vicarious Surgical were to lose such suppliers, or if such suppliers were unable to fulfill Vicarious Surgical’s orders or to meet Vicarious Surgical’s manufacturing specifications, there can be no assurance that Vicarious Surgical will be able to identify or enter into agreements with alternative suppliers on a timely basis or on acceptable terms, if at all. Furthermore, if Vicarious Surgical is required to change the manufacturer of a key component of the Vicarious System, it would be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines, and it may be required to redesign aspects of the Vicarious System to accommodate the new component, which would result in significant delays and additional costs. An interruption in Vicarious Surgical’s operations could occur if Vicarious Surgical encounters delays or difficulties in redesigning the Vicarious System, or securing these materials and components, or if the quality of the materials and components supplied do not meet Vicarious Surgical’s requirements, or if Vicarious Surgical cannot then obtain an acceptable substitute. The time and effort required to redesign the Vicarious System, or to qualify a new supplier and ensure that the new materials and components provide the same or better quality results could result in significant additional costs. Any such interruption could significantly affect Vicarious Surgical’s business, financial condition, results of operations and reputation. While Vicarious Surgical believes that its supplies of components and materials are currently sufficient for Vicarious Surgical to continue the development of its products and technologies without a disruption to its business, in the event that it must replace one of its suppliers, there can be no assurance that Vicarious Surgical can maintain this level of inventory in the future.

Acquisitions, joint ventures or strategic alliances could disrupt Vicarious Surgical’s business, cause dilution to New Vicarious Surgical’s stockholders and otherwise harm Vicarious Surgical’s business.

Vicarious Surgical may acquire other businesses or products and technologies, as well as pursue strategic alliances, joint ventures, technology licenses or investments in complementary businesses. Vicarious Surgical has not engaged in any of these strategic transactions to date, and its ability to do so successfully is unproven. Any of these strategic transactions could be material to Vicarious Surgical’s financial condition and operating results and expose Vicarious Surgical to many risks, including:

•        disruption in Vicarious Surgical’s relationships with customers, distributors, manufacturers or suppliers as a result of such a transaction;

•        unanticipated liabilities related to acquired companies;

•        difficulties integrating acquired personnel, technologies and operations into its existing business;

•        diversion of management’s time and focus away from operating Vicarious Surgical’s business to acquisition integration challenges;

•        increases in Vicarious Surgical’s expenses and reductions in its cash available for operations and other uses; and

•        possible write-offs or impairment charges relating to acquired businesses.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to the integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

In addition, the anticipated benefit of any acquisition may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of Vicarious Surgical’s equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could harm Vicarious Surgical’s financial condition. Vicarious Surgical cannot predict the number, timing or size of future joint ventures, strategic alliances or acquisitions, if any, or the effect that any such transactions might have on Vicarious Surgical’s operating results.

If Vicarious Surgical does not successfully develop, optimize and operate its sales and distribution channels or Vicarious Surgical does not effectively expand and update infrastructure, its operating results and customer experience may be negatively impacted.

If Vicarious Surgical does not adequately predict market demand or otherwise develop, optimize and operate its sales and distribution channels successfully, it could result in excess or insufficient inventory or fulfillment capacity, increased costs, or immediate shortages in product or component supply, or harm Vicarious Surgical’s business in other ways. In addition, if Vicarious Surgical does not maintain adequate infrastructure to enable it to, among other things, manage its purchasing and inventory, it could negatively impact Vicarious Surgical’s operating results.

If Vicarious Surgical is unable to continue the development of an adequate sales and marketing organization and/or if its direct sales organization is not successful, it may have difficulty achieving market awareness and selling its product and technologies in the future.

Vicarious Surgical must develop and grow its sales and marketing organization and enter into partnerships or other arrangements to market and sell its products and technologies and/or collaborate with third parties, including distributors and others, to market and sell its products and technologies to develop and maintain the commercial success of the Vicarious System, when or if it is authorized for marketing, and to achieve commercial success for any of Vicarious Surgical’s future products and technologies. Developing and managing a direct sales organization is a difficult, expensive and time-consuming process.

To develop Vicarious Surgical’s sales and marketing organization to successfully achieve market awareness and sell its products and technologies after they receive appropriate marketing authorization, Vicarious Surgical must:

•        continue to recruit and retain adequate numbers of effective and experienced sales and marketing personnel;

•        effectively train its sales and marketing personnel in the benefits and risks of the Vicarious System;

•        establish and maintain successful sales, marketing, training and education programs that educate health care professionals so they can appropriately inform their patients about the Vicarious System;

•        manage geographically dispersed sales and marketing operations; and

•        effectively train Vicarious Surgical’s sales and marketing personnel on the applicable fraud and abuse laws that govern interactions with health care practitioners as well as current and prospective patients and maintain active oversight and auditing measures to ensure continued compliance.

Vicarious Surgical may not be able to successfully manage its sales force or increase its product sales at acceptable rates.

If Vicarious Surgical is unable to establish and maintain adequate sales and marketing capabilities or enter into and maintain arrangements with third parties to sell and market the Vicarious System, its business may be harmed.

Vicarious Surgical cannot guarantee that it will be able to establish and maintain an adequate volume of sales in the future. A substantial reduction in sales could have a material adverse effect on Vicarious Surgical’s operating performance. To the extent that Vicarious Surgical enters into additional arrangements with third parties to perform sales or marketing services in the United States, Europe or other countries, Vicarious Surgical’s product margins could be lower than if it directly marketed and sold the Vicarious System. To the extent that Vicarious Surgical enters into co-promotion or other marketing and sales arrangements with other companies, any revenue received will depend on the skills and efforts of others, and Vicarious Surgical cannot predict whether these efforts will be successful. In addition, the growth of market acceptance of the Vicarious System by healthcare practitioners outside of the United States will largely depend on Vicarious Surgical’s ability to continue to demonstrate the relative safety, effectiveness, reliability, cost-effectiveness and ease of use of the Vicarious System. If Vicarious Surgical is unable to do so, it may not be able to increase product revenue from its sales efforts in other countries. If Vicarious Surgical is unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, its future revenue may be reduced and its business may be harmed.

Quality problems could lead to recalls or safety alerts and/or reputational harm and could have a material adverse effect on Vicarious Surgical’s business, results of operations, financial condition and cash flows.

Quality of Vicarious Surgical’s product and technologies and future commercial products and technologies is very important to Vicarious Surgical and its customers due to the serious and costly consequences of product failure. The success of Vicarious Surgical depends on the quality and reliability of the Vicarious System. Vicarious Surgical’s business exposes it to potential product liability risks that are inherent in the design, manufacture, and marketing of medical devices. While Vicarious Surgical takes measures to ensure that components, products and technologies are manufactured to stringent quality specifications, The Vicarious System incorporates mechanical parts, electrical components, optical components, packaging and computer software, any of which may contain errors or exhibit failures, especially when the finished system is first introduced. In addition, new products or modifications may contain undetected errors or performance problems that, despite testing, are discovered only after marketing authorization and commercial shipment. Because the Vicarious System is being designed to perform complex surgical procedures, due to the serious and costly consequences of product failure, Vicarious Surgical and its future customers have an increased sensitivity to such defects.

Although the Vicarious System is subject to stringent quality processes and controls, Vicarious Surgical cannot provide assurance that its system will not experience component aging, errors, performance problems, manufacturing nonconformities, or design defects or that unexpected risks to users or patients will not be discovered during commercial use. If Vicarious Surgical experiences product flaws or performance problems, any or all of the following could occur:

•        delays in shipments;

•        loss of revenue;

•        delay in market acceptance;

•        diversion of resources;

•        damage to reputation;

•        product recalls;

•        regulatory actions;

•        increased service or warranty costs; or

•        product liability claims.

Additionally, the manufacture and production of the Vicarious System requires a highly controlled and clean environment to minimize particles and other yield- and quality-limiting contaminants. Weaknesses in process control or minute impurities in materials may result in defective products. If Vicarious Surgical is not able to maintain stringent quality controls, or if contamination problems arise, Vicarious Surgical may experience delays in development and commercialization efforts and may be subject to regulatory enforcement actions, which would harm its business and results of operations.

If Vicarious Surgical or its third-party component manufacturers or suppliers fail to meet any applicable product quality standards and the Vicarious System is the subject of recalls, safety alerts or other regulatory enforcement actions, Vicarious Surgical’s reputation could be damaged, it could lose customers, and its revenue and results of operations could decline.

If Vicarious Surgical is not able to develop and release new surgical applications for the Vicarious System, or successful enhancements, new features and modifications to the Vicarious System or to achieve adequate clinical utility, its business, financial condition and results of operations could be adversely affected.

The markets in which Vicarious Surgical operates are characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of products embodying new technologies can quickly make existing products obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of the Vicarious System and could necessitate changes or modifications to the Vicarious System to accommodate such changes. Vicarious Surgical invests substantial resources in researching and developing new developments to the Vicarious System and enhancing the Vicarious System by incorporating additional features, improving functionality, and adding other improvements to meet customers’ evolving needs. The success of any enhancements, improvements or any new features to the Vicarious System, when or if authorized for marketing by the FDA, depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies and third-party partners’ technologies and overall market acceptance. Vicarious Surgical may not succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to the Vicarious System or any new products and technologies that respond to continued changes in market demands or new customer requirements, and any enhancements or improvements to the Vicarious System or any new solutions may not achieve market acceptance or authorization. Since developing the Vicarious System is complex, the timetable for the release of new enhancements is difficult to predict, and Vicarious Surgical may not offer new updates as rapidly as its customers require or expect. Any new products and technologies that Vicarious Surgical develops may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if Vicarious Surgical introduces new products and technologies, it may experience a decline in revenue from the Vicarious System that is not offset by revenue from the new products and technologies. For example, customers may delay making purchases of new products and technologies to permit them to make a more thorough evaluation of these products and technologies or until industry and marketplace reviews become widely available. Customers may also delay purchasing a new product because their existing Vicarious System or other devices continues to meet their needs. Some customers may hesitate to migrate to a new product due to concerns regarding the performance of the new product. In addition, Vicarious Surgical may lose existing customers who choose a competitor’s products. This could result in a temporary or permanent revenue shortfall and adversely affect the business, financial condition and results of operations of Vicarious Surgical.

The introduction of new products and solutions by competitors, the development of entirely new technologies to replace existing offerings or shifts in healthcare benefits trends could make Vicarious Surgical’s future commercial products and technologies obsolete or adversely affect Vicarious Surgical’s business, financial condition and results of operations. Vicarious Surgical may experience difficulties with industry standards, design or marketing that could delay or prevent its development, introduction or implementation of new products and technologies, enhancements, additional features or capabilities. If customers do not widely purchase and adopt Vicarious Surgical’s future products and technologies, Vicarious Surgical may not be able to realize a return on its investment. If Vicarious Surgical does not accurately anticipate customer demand or if it is unable to develop, license or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, it could result in adverse publicity, loss of revenue or market acceptance or claims by customers brought against Vicarious Surgical, each of which could have a material and adverse effect on the reputation, business, results of operations and financial condition of Vicarious Surgical.

The COVID-19 pandemic has and could continue to negatively affect various aspects of Vicarious Surgical’s business, which could have a material adverse effect on Vicarious Surgical’s business, financial condition, results of operations, or cash flows.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, and it has since spread throughout other parts of the world, including the United States. Any outbreak of contagious diseases, or other adverse public health developments, could have a material adverse effect on Vicarious Surgical’s business operations. These impacts to Vicarious Surgical’s operations have included, and could again in the future include, disruptions or restrictions on the ability of Vicarious Surgical’s employees’ and customers’ to travel or the ability of Vicarious Surgical to pursue collaborations and other business transactions, oversee the activities of Vicarious Surgical’s third-party manufacturers and suppliers and make shipments of materials. Vicarious Surgical may also be impacted by the temporary closure of the facilities of suppliers, manufacturers or customers. The COVID-19 pandemic may also continue to have an impact on potential customers, as elective surgeries are increasingly postponed and there is greater focus on areas of care with lower profitability, leading, as a consequence, to lower expenditures on new products and devices by health care institutions.

In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, have placed significant restrictions on travel and many businesses have announced extended closures. These travel restrictions and business closures have and may in the future adversely impact Vicarious Surgical’s operations locally and worldwide, including its ability to manufacture, market, sell or distribute the Vicarious System, when or if it is authorized by the FDA or other regulatory authorities for marketing, and such restrictions and closure have caused or may cause temporary closures of facilities of suppliers, manufacturers or customers. Any disruption in the operations of Vicarious Surgical’s employees, suppliers, customers, manufacturers or access to customers would likely impact Vicarious Surgical’s future sales and operating results. In addition, travel restrictions could make it more difficult for Vicarious Surgical to monitor the quality of its third party manufacturing operations if Vicarious Surgical is unable to conduct in-person quality audits of those facilities. Vicarious Surgical is continuing to monitor and assess the effects of the COVID-19 pandemic on its operations. However, Vicarious Surgical cannot at this time accurately predict what effects these conditions will ultimately have on Vicarious Surgical’s operations due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of the travel restrictions and business closures imposed by the governments of impacted countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for the Vicarious System and likely impact the operating results of Vicarious Surgical.

Vicarious Surgical will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect business, results of operations, and financial condition of Vicarious Surgical.

New Vicarious Surgical will incur significant legal, accounting and other expenses that Vicarious Surgical did not incur as a private company, including costs associated with public company reporting requirements. New Vicarious Surgical will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NYSE. These rules and regulations are expected to increase New Vicarious Surgical’s legal and financial compliance costs and to make some activities more time consuming and costly. For example, New Vicarious Surgical’s management team will need to devote substantial time regarding operations as a public company and compliance with applicable laws and regulations. As a result, it may be more difficult for New Vicarious Surgical to attract and retain qualified individuals to serve on the New Vicarious Surgical Board or as executive officers of New Vicarious Surgical, which may adversely affect investor confidence in New Vicarious Surgical and could cause New Vicarious Surgical’s business or stock price to suffer.

Vicarious Surgical has identified a material weakness in its internal control over financial reporting. If Vicarious Surgical is unable to successfully remediate this material weakness in its internal control over financial reporting, it could have an adverse effect on the company.

Vicarious Surgical has identified material weaknesses in its internal control over financial reporting for the years ended December 31, 2020 and 2019. The material weaknesses Vicarious Surgical identified were as follows:

•        Vicarious Surgical did not maintain an effective control environment as it did not maintain a sufficient complement of accounting and financial reporting resources commensurate with its financial reporting requirements.

•        Vicarious Surgical did not maintain an effective risk assessment process, which led to improperly designed controls.

•        Vicarious Surgical did not maintain appropriate control activities to support the appropriate segregation of duties over the review of account reconciliations and manual journal entries, and safeguarding of assets.

•        Vicarious Surgical did not design and implement control related to information technology, including access and change management.

•        Vicarious Surgical did not document, thoroughly communicate and monitor controls processes and relevant accounting policies and procedures.

These material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to Vicarious Surgical’s annual or interim financial statements that would not be prevented or detected. Had Vicarious Surgical performed an evaluation of its internal control over financial reporting in accordance with Section 404, additional control deficiencies may have been identified by management, and those control deficiencies could have also represented one or more material weaknesses.

In an effort to remediate the material weaknesses, Vicarious Surgical has retained an accounting consulting firm to provide additional depth and breadth in its technical accounting and financial reporting capabilities. Vicarious Surgical has also hired additional qualified accounting and finance personnel to provide needed levels of expertise in its internal accounting function and maintain appropriate segregation of duties. Vicarious Surgical intends to complete an appropriate risk assessment to identify relevant risks and specify needed objectives. Vicarious Surgical intends to formalize and communicate its policies and procedures surrounding its financial close, financial reporting and other accounting processes. Vicarious Surgical intends to further develop and document necessary policies and procedures regarding its internal control over financial reporting, such that Vicarious Surgical is able to perform a Section 404 analysis of its internal control over financial reporting when and as required following the completion of the Merger. Vicarious Surgical cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. Vicarious Surgical also cannot assure you that it has identified all or that it will not have additional material weaknesses in the future. Accordingly, a material weakness may still exist when Vicarious Surgical reports on the effectiveness of its internal control over financial reporting for purposes of its attestation when required by reporting requirements under the Exchange Act or Section 404 after the Merger. Further, while Vicarious Surgical remains an emerging growth company, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm.

Vicarious Surgical expects to incur additional costs to remediate these control deficiencies, though there can be no assurance that its efforts will be successful or avoid potential future material weaknesses. If Vicarious Surgical is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, or if Vicarious Surgical identifies any additional material weaknesses, the accuracy and timing of its financial reporting may be adversely affected, Vicarious Surgical may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Vicarious Surgical’s financial reporting, and its stock price may decline as a result. Vicarious Surgical also could become subject to investigations by NYSE, the SEC or other regulatory authorities.

The enactment of legislation implementing changes in the U.S. taxation of international business activities, the adoption of other tax reform policies or changes in tax legislation or policies in jurisdictions outside of the United States could materially impact Vicarious Surgical’s results of operations and financial condition.

Vicarious Surgical will be subject to income tax in the numerous international jurisdictions in which it intends to operate. Reforming the taxation of international businesses has been a priority for politicians, and a wide variety of potential changes have been proposed. Some proposals, several of which have been enacted, impose incremental taxes on gross revenue, regardless of profitability.

Vicarious Surgical’s ability to use net operating losses to offset future income may be subject to certain limitations.

As of December 31, 2020, Vicarious Surgical had federal net operating loss carry forwards (“NOLs”) to offset future taxable income of approximately $27.8 million, of which approximately $2.8 million will expire at various dates through December 31, 2037, if not utilized. A lack of future taxable income would adversely affect Vicarious Surgical’s ability to utilize these NOLs. In addition, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and other pre-change tax attributes (such as research tax credits) to offset post-change taxable income. For these purposes, an ownership change generally occurs where the equity ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a three-year period (calculated on a rolling basis). Vicarious Surgical’s existing NOLs may be subject to limitations arising out of previous ownership changes and Vicarious Surgical may be limited as to the amount that can be utilized each year as a result of such previous ownership changes. In addition, future changes in Vicarious Surgical’s or New Vicarious Surgical’s stock ownership, including the Business Combination or future offerings, as well as other changes that may be outside of Vicarious Surgical’s control, could result in additional ownership changes under Section 382 of the Code. Vicarious Surgical’s NOLs may also be impaired under similar provisions of state law. We have not conducted a study to assess whether an ownership change has occurred, whether there have been multiple ownership changes since inception or whether there has been an ownership change as the result of the Business Combination due to the significant complexity and costs associated with such a study. Vicarious Surgical has recorded a full valuation allowance related to its NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

In addition to the limitations discussed above under Sections 382 of the Code, the utilization of NOLs incurred in taxable years beginning after December 31, 2017, are subject to limitations, as modified by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). In general, NOLs generated in taxable years beginning after December 31, 2017 may offset no more than 80 percent of such year’s taxable income and there is no ability for such NOLs to be carried back to a prior taxable year. The CARES Act modifies this limitation on the deduction of NOLs and provides that NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021, may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after December 31, 2020 may not be carried back. In addition, the CARES Act eliminates the limitation on the deduction of NOLs to 80 percent of current year taxable income for taxable years beginning before January 1, 2021. As a result of such limitation, Vicarious Surgical may be required to pay federal income tax in some future year notwithstanding that Vicarious Surgical has a net loss for all years in the aggregate.

U.S. taxation of international business activities or the adoption of tax reform policies could materially impact Vicarious Surgical’s future financial position and results of operations.

Limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of future foreign earnings. Should the scale of Vicarious Surgical’s international business activities expand, any changes in the U.S. taxation of such activities could increase Vicarious Surgical’s worldwide effective tax rate and harm Vicarious Surgical’s future financial position and results of operations.

Vicarious Surgical could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws by Vicarious Surgical or its agents.

Vicarious Surgical is subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), which prohibits companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. Vicarious Surgical’s possible future reliance on independent distributors or strategic partners to sell the Vicarious System internationally demands a high degree of vigilance in enforcing Vicarious Surgical’s policy against participation in corrupt activity, because these distributors or strategic partners could be deemed to be Vicarious Surgical’s agents, and Vicarious Surgical could be held responsible for their actions. Other U.S. companies in the medical device and pharmaceutical fields have faced criminal penalties under the FCPA for allowing their agents to deviate from appropriate practices in doing business with such non-U.S. government officials. Vicarious Surgical is also subject to similar anti-bribery laws in the jurisdictions in which Vicarious Surgical plans to operate, including the United Kingdom’s Bribery Act of 2010, which also prohibits commercial bribery and makes it a crime for companies to fail to prevent bribery. Vicarious Surgical has limited experience in complying with these laws and in developing procedures to monitor compliance with these laws by its agents. These laws are complex and far-reaching in nature, and, as a result, Vicarious Surgical cannot assure investors that Vicarious Surgical would not be required in the future to alter one or more of its practices to be in compliance with these laws or any changes in these laws or the interpretation thereof.

Any violations of these laws, or allegations of such violations, could disrupt Vicarious Surgical’s operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and could result in a material adverse effect on Vicarious Surgical’s business, prospects, financial condition, or results of operations. Vicarious Surgical could also incur severe penalties, including criminal and civil penalties, disgorgement, and other remedial measures.

Risks Related to Health Care Industry Shifts and Changing Regulations

Vicarious Surgical is subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of its products and technologies and could cause Vicarious Surgical to incur significant costs.

Vicarious Surgical and the Vicarious System are subject to extensive pre-market and post-market regulation by the FDA and various other federal, state, local and foreign government authorities. Government regulation of medical devices is meant to assure their safety and effectiveness, and includes requirements for, among other things:

•        design, development and manufacturing processes;

•        labeling, content and language of instructions for use and storage;

•        product testing, pre-clinical studies and clinical trials (if applicable);

•        regulatory authorization, including but not limited to pre-market clearance or pre-market approval;

•        establishment registration, device listing and ongoing compliance with the QSR requirements;

•        advertising and promotion;

•        marketing, sales and distribution;

•        conformity assessment procedures;

•        product traceability and record-keeping procedures;

•        review of product complaints, complaint reporting, recalls and field safety corrective actions;

•        post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;

•        post-market studies (if applicable); and

•        product import and export.

The laws and regulations to which Vicarious Surgical and its products, technologies and future commercial products will be subject are complex and subject to periodic changes. Regulatory changes could result in restrictions on Vicarious Surgical’s ability to carry on or expand its operations, and may result in higher than anticipated costs or lower than anticipated sales.

Before a new medical device, or a significant modification of a medical device, including a new use of, or claim for, an existing product, can be marketed in the United States, it must first receive either 510(k) clearance or premarket approval (“PMA”) from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence.

Obtaining marketing authorization for Class II or III medical devices through the 510(k) premarket notification process, the PMA process, or the de novo classification process can be expensive and time-consuming, and entails significant user fees to the FDA, unless an exemption is available. The FDA’s review of premarket notifications for 510(k) clearance usually takes 90 to 180 days and review of de novo classification applications usually takes 120 to 280 days, but both review processes can last longer. In addition, after a device is cleared or authorized under a reclassification order, any modification that could significantly affect the device’s safety or effectiveness, or that would constitute a major change in its intended use, will require a new clearance, or possibly a PMA, depending on the extent of the modification and the associated risks.

In the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The process for obtaining a PMA is more costly and uncertain and approval can take anywhere from 180 days to, in some cases, more than one year from the time the application is initially filed with the FDA. Modifications to devices that are approved through a PMA application generally require FDA approval of a supplemental PMA application. The Vicarious System and some of Vicarious Surgical’s future products and technologies may require PMA approval. In addition, the FDA may require that Vicarious Surgical obtain a PMA prior to marketing future changes of the Vicarious System. Further, Vicarious Surgical may not be able to obtain additional 510(k) clearances or PMAs for new products and technologies or for modifications to, or additional indications for, the Vicarious System in a timely fashion or at all. Delays in obtaining future clearances or approvals could adversely affect Vicarious Surgical’s ability to introduce new or enhanced products and technologies in a timely manner, which in turn could harm Vicarious Surgical’s revenue and future profitability.

In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, if necessary, for a PMA application, 510(k) premarket notification or de novo classification request, a company must, among other things, apply for and obtain institutional review board, or IRB, approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an investigational device exemption, or IDE, application and follow applicable IDE regulations. Unless IDE-exempt, nonsignificant risk devices are still subject to certain abbreviated IDE requirements; however, an IDE application is not required if such abbreviated requirements are met. Vicarious Surgical may not be able to obtain any necessary FDA and/or IRB approval to undertake clinical trials in the United States for future devices it develops and intends to market in the United States. If Vicarious Surgical does obtain such approvals, the FDA may find that Vicarious Surgical’s studies do not comply with the IDE or other regulations governing clinical investigations or the data from any such trials may not support marketing authorization of the investigational device. Moreover, certainty that clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, or that the FDA will accept the validity of foreign clinical study data (if applicable) cannot be assured, and such uncertainty could preclude or delay marketing authorization resulting in significant financial costs and reduced revenue.

To ensure compliance with regulatory requirements, medical device manufacturers are subject to market surveillance and periodic, pre-scheduled and unannounced inspections by the FDA or other regulatory authorities, and these inspections may include the manufacturing facilities of Vicarious Surgical’s subcontractors.

Vicarious Surgical, as well as its third-party manufacturers or suppliers that are regulated by the FDA, is also subject to numerous post-marketing regulatory requirements, which include quality system regulations related to the manufacture of the Vicarious System, labeling regulations and medical device reporting (“MDR”) regulations. The last of these regulations requires Vicarious Surgical to report to the FDA if its commercial devices cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction recurred. The failure to comply with applicable regulatory requirements can result in enforcement actions by the FDA, which may include any of the following sanctions:

•        untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•        customer notifications, or orders for repair, replacement or refunds;

•        voluntary or mandatory recalls, detentions or seizures of products;

•        operating restrictions, including total or partial suspension of production;

•        delays in the introduction of products into the market;

•        delay or refusal of for the FDA to grant 510(k) clearances, PMA approvals or de novo classification orders for new products or new intended uses or modifications to authorized products;

•        rescission of 510(k) clearance or suspension or withdrawal of PMAs that have already been granted; or

•        in the most serious cases, criminal prosecution.

The occurrence of any of these events may have a material adverse effect on Vicarious Surgical’s business, financial condition and results of operations.

There is no guarantee that the FDA will grant marketing authorization for the Vicarious System or any of Vicarious Surgical’s future products and technologies, and failure to obtain necessary marketing authorization for the Vicarious System and its future products and technologies would adversely affect Vicarious Surgical’s ability to grow its business.

The Vicarious System and Vicarious Surgical’s new or modified products and technologies will require FDA marketing authorization before they may be marketed in the United States. The FDA may refuse Vicarious Surgical’s requests for pre-market review of new products and technologies or may not grant marketing authorization for these products and technologies for the indications that are necessary or desirable for successful commercialization. Early stage review may also result in delays or other issues. For example, the FDA has issued guidance intended to explain the procedures and criteria used in assessing whether pre-market review submissions may be accepted for substantive review. Under the “Refuse to Accept” guidance, the FDA conducts an early review against specific acceptance criteria to notify applicants whether a pre-market submission for a device is administratively complete, and if not, such notification will identify the missing element(s). Applicants are given the opportunity to provide the FDA with any information identified as missing. If the information is not provided within a specified time, the submission will not be accepted for FDA review and will be considered abandoned. The FDA may also change its marketing authorization policies, adopt additional regulations or revise existing regulations, or take other actions that may prevent or delay authorization of Vicarious Surgical’s products and technologies under development or impact Vicarious Surgical’s ability to obtain marketing authorization for modifications to its authorized products in a timely manner. Significant delays in receiving or failure to receive FDA marketing authorization for Vicarious Surgical’s new products and technologies would have an adverse effect on Vicarious Surgical’s ability to expand its business.

Unsuccessful animal studies, clinical trials or procedures relating to products and technologies under development could have a material adverse effect on Vicarious Surgical’s prospects.

The regulatory approval process for new device products, technologies and new indications for existing device products and technologies requires extensive data and procedures, including the development of regulatory and quality standards and, potentially, studies involving animals or human subjects. While Vicarious Surgical intends to seek authorization for the Vicarious System with respect to ventral hernia procedures based on a legally marketed predicate device, which would not require human clinical studies, other indications may require such studies. To support a PMA, unless an exemption is granted, the FDA would require that Vicarious Surgical conduct one or more clinical studies to demonstrate that a product candidate is safe and effective. In some cases, such studies may be requested to support a pre-market notification or de novo classification request, as well. Unfavorable or inconsistent data from future animal studies, clinical trials or other studies conducted by Vicarious Surgical or third parties, or perceptions regarding such data, could adversely affect Vicarious Surgical’s ability to obtain necessary device regulatory authorization and the market’s view of Vicarious Surgical’s future prospects.

Failure to successfully complete any required studies in a timely and cost-effective manner could have a material adverse effect on Vicarious Surgical’s prospects with respect to the Vicarious System or other products and technologies. Because animal studies, clinical trials and other types of scientific studies are inherently uncertain, there can be no assurance that these trials or studies will be completed in a timely or cost-effective manner, be suitable to support marketing authorization or result in a commercially viable product. Clinical trials or other studies may experience significant setbacks even if earlier preclinical or animal studies have shown promising results. Furthermore, preliminary results from animal studies or clinical trials may be contradicted by subsequent clinical analysis. Results from animal studies or clinical trials may also not be supported by actual long-term studies or clinical experience. If preliminary study results are later contradicted, or if initial results cannot be supported by actual long-term studies or clinical experience, Vicarious Surgical’s business could be adversely affected. Clinical trials also may be suspended or terminated by Vicarious Surgical, the FDA, the responsible IRB or other regulatory authorities at any time if it is believed that the trial participants face unacceptable health risks. The FDA may disagree with Vicarious Surgical’s interpretation of the data from the animal studies or clinical trials, or may find the design, conduct or results of such studies or trials inadequate to demonstrate safety and effectiveness of the product candidate. The FDA may also require additional pre-clinical studies or clinical trials, which could further delay approval of Vicarious Surgical’s products and technologies.

Recent initiatives by the FDA to enhance and modernize various regulatory pathways for device products and technologies and its overall approach to safety and innovation in the medical technology industry creates the possibility of changing product development costs, requirements, and other factors and additional uncertainty for Vicarious Surgical’s products, technologies and business.

Regulatory requirements may change in the future in a way that adversely affect Vicarious Surgical. Any change in the laws or regulations that govern pre-market authorization processes or the post-market compliance requirements relating to Vicarious Surgical’s current and future product candidates could make it more difficult and costly to obtain marketing authorization for new product candidates, or to produce, market and distribute existing product candidates that receive such authorization.

For example, the FDA and other government agencies have been focusing on the cybersecurity risks associated with certain medical devices and encouraging device manufacturers to take a more proactive approach to assessing the cybersecurity risks of their devices both during development and on a periodic basis after the devices are in commercial distribution. These regulatory efforts could lead to new FDA requirements in the future or additional product liability or other litigation risks if the Vicarious System is considered to be susceptible to third-party tampering. In December 2016, Congress passed the 21st Century Cures Act, which made multiple changes to the FDA’s rules for medical devices as well as for clinical trials, and in August 2017, Congress passed the most recent iteration of the five-year medical device user fee reauthorization package, which affects medical device regulation both pre- and post-approval and could have certain impacts on Vicarious Surgical’s business. Since that time, the FDA has announced a series of efforts to modernize and streamline the 510(k) notification and regulatory review process and monitoring post-market safety, and issued a Proposed Rule to formalize the de novo classification process to provide clarity to innovative device developers. Changes in the FDA 510(k) process could make clearance more difficult to obtain, increase delay, add uncertainty and have other significant adverse effects on Vicarious Surgical’s ability to obtain and maintain clearance for Vicarious Surgical product candidates. The negotiation process for the next cycle of medical device user fee programs began in 2020, as those programs must be reauthorized by Congress in mid-2022, and additional regulatory changes or new agency programs may be implemented as a result.

It is unclear at this time whether and how various activities initiated or announced by the FDA to modernize the U.S. medical device regulatory system could affect Vicarious Surgical’s business, as some of the FDA’s new medical device safety and innovation initiatives have not been formalized and remain subject to change. For example, a 2018 Medical Device Safety Action Plan included a particular focus on post-market surveillance and how to respond when new safety concerns emerge once a product is on the market. The increased attention that the medical technology industry is receiving from regulators, lawmakers, and other stakeholders creates the possibility of unanticipated regulatory and other potential changes to the Vicarious System and Vicarious Surgical’s overall business. In response to the COVID-19 public health emergency, for example, the FDA’s device center leadership has exercised a significant amount of enforcement discretion to meet the medical community’s and patients’ needs for remote monitoring and other innovative solutions that involve digital health products and product candidates. The FDA has signaled that some of its policy changes adopted during the COVID-19 pandemic could remain in place after the public health emergency subsides, but it is unclear which policies will be retained or how those policies could impact the medical device industry in the future.

If Vicarious Surgical fails to obtain regulatory authorizations in other countries for existing product candidates or product candidates under development, it will not be able to commercialize these products and technologies in those countries.

In order for Vicarious Surgical to market the Vicarious System in countries outside of the United States, it must comply with extensive safety and quality regulations in other countries regarding the quality, safety and efficacy of the Vicarious System. These regulations, such as the requirements for obtaining marketing authorization, including CE mark grant in the European Union, as well as regulatory authorization in the Asia-Pacific region and the time required for regulatory review, vary from country to country. Failure to obtain marketing authorization in any foreign country in which Vicarious Surgical plans to market the Vicarious System may harm its ability to generate revenue and harm its business. Marketing authorization requirements and processes vary between countries and can involve additional product testing and additional administrative review periods. The time required to obtain marketing authorization in other countries might differ from that required to obtain FDA authorization. The pre-market review and authorization process in other countries may include all of the risks detailed above regarding FDA clearance in the United States, as well as other potential risks relating to delays, refusals, or uncertainties in the application preparation, submission, and review procedures specific to the regulatory processes in such countries. Regulatory authorization of a product in one country does not ensure regulatory authorization in another, but a failure or delay in obtaining marketing authorization in one country may negatively impact the regulatory process in others. Failure to obtain regulatory authorization in other countries or any delay or setback in obtaining such authorization could have the same adverse effects described above regarding FDA authorization in the United States.

If Vicarious Surgical, its contract manufacturers or its component suppliers are unable to manufacture the Vicarious System in sufficient quantities, on a timely basis, at acceptable costs and in compliance with regulatory and quality requirements, the manufacturing and distribution of Vicarious Surgical’s devices could be interrupted, and its product sales and operating results could suffer.

Vicarious Surgical, its contract manufacturers and its component suppliers are required to comply with the QSR, which is a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage, distribution and servicing of Vicarious Surgical’s devices. Vicarious Surgical and its contract manufacturers and regulated component suppliers will be subject to periodic unannounced inspections by the FDA and other regulatory authorities to monitor and ensure compliance with post-market regulatory requirements. Vicarious Surgical cannot assure investors that the FDA or other regulatory authorities will not discover evidence of noncompliance at Vicarious Surgical facilities or the facilities of its third-party manufacturers or suppliers during a future quality system inspection.

Accordingly, assuming Vicarious Surgical receives marketing authorization for one or more products, Vicarious Surgical and its contract manufacturers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance, and quality control. Failure of Vicarious Surgical or its third-party manufacturers and component suppliers to adhere to QSR requirements or take adequate and timely corrective action in response to an adverse regulatory inspection finding could delay production of the Vicarious System and lead to fines, difficulties in obtaining regulatory authorizations recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could have a material adverse effect on Vicarious Surgical’s financial condition or results of operations. Any such failure, including the failure of Vicarious Surgical’s contract manufacturers, to achieve and maintain the required high manufacturing standards could result in delays or failures in product testing or delivery, cost overruns, increased warranty costs or other problems that could harm Vicarious Surgical’s business and prospects.

Vicarious Surgical’s current or future products and technologies may be subject to product recalls even after receiving marketing authorization from the FDA. A recall of the Vicarious System, either voluntarily or at the direction of the FDA, or the discovery of serious safety issues with Vicarious Surgical’s future products, could have a significant adverse impact on Vicarious Surgical.

The FDA and similar governmental bodies in other countries have the authority to require the recall of the Vicarious System and any accessory devices if Vicarious Surgical or its third-party manufacturers fail to comply with relevant regulations pertaining to, among other things, manufacturing practices, labeling or if new information is obtained concerning deficiencies in the safety or efficacy of the Vicarious System. For example, under the FDA’s MDR regulations, Vicarious Surgical is required to report to the FDA any incident in which the Vicarious System may have caused or contributed to a death or serious injury or in which the Vicarious System malfunctioned in a manner likely to cause or contribute to death or serious injury if that malfunction were to recur. Repeated incidents of the same or similar adverse events or product malfunctions may result in a voluntary or mandatory product recall, or administrative or judicial seizure or injunction, when warranted. A government-mandated recall may be ordered if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death. A voluntary recall by Vicarious Surgical could occur as a result of a discovery of any material deficiency in a device, such as manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. It is possible that the FDA could disagree with Vicarious Surgical’s initial classification for a voluntary recall. The FDA requires that reports of corrections or removals of any device be submitted to the agency within 10 working days after the correction or removal is initiated; however, any recall initiated due to a discovery that a device violates the FDCA must be reported to FDA immediately. If a change to a device addresses a violation of the FDCA, that change would generally constitute a medical device recall and require submission of a recall report to the FDA.

Recalls of the Vicarious System would divert managerial and financial resources and have an adverse effect on Vicarious Surgical’s reputation, results of operations and financial condition, which could impair Vicarious Surgical’s ability to produce the Vicarious System in a cost-effective and timely manner in order to meet its customers’ demands. Vicarious Surgical may also be subject to product liability claims, be required to bear other costs, or be required to take other actions that may have a negative impact on its future sales and its ability to generate profits. Companies are required to maintain certain records of product withdrawals or removals, even if they are not reportable to the FDA. Vicarious Surgical may initiate voluntary field actions involving the Vicarious System in the future that it determines do not require notification to the FDA. If the FDA disagrees with Vicarious Surgical’s determinations, the FDA could require Vicarious Surgical to report those actions as recalls. A future recall, withdrawal, or seizure of any product could materially and adversely affect consumer confidence in the Vicarious Surgical brand, lead to decreased demand for the Vicarious System and negatively affect its sales. In addition, the FDA could take enforcement action for failing to report recalls when they were conducted by Vicarious Surgical or one of its agents.

Vicarious Surgical may be subject to enforcement action if Vicarious Surgical engages in improper or off-label marketing or promotion of the Vicarious System, including fines, penalties and injunctions.

The FDA regulates the promotional labeling for Vicarious Surgical’s products to ensure that the claims it makes are consistent with the relevant marketing authorizations, that there is scientific data to substantiate the claims and that Vicarious Surgical’s promotion and advertising is neither false nor misleading. The off-label marketing or false advertising of Vicarious Surgical’s products may harm the company’s image in the marketplace, result in injuries that lead to product liability suits, which could be costly to Vicarious Surgical’s business, or result in costly investigations and sanctions from the FDA and other regulatory bodies if Vicarious Surgical is deemed to have engaged in off-label promotion or false advertising. In addition to the FDA, depending on the form of marketing authorization that the Vicarious System and future products and technologies receive, the Federal Trade Commission (“FTC”) may have overlapping authority to oversee the advertising of Vicarious Surgical’s products and any related services offered by Vicarious Surgical. The FTC’s focus would be on ensuring such advertising is truthful and not deceptive under the FTC Act rather than enforcing any of the regulatory requirements in the FDCA and FDA’s implementing regulations.

In September 2020 the FDA issued a proposed rule to revise its regulation governing the types of evidence relevant to determining the “intended use” of a drug or device under the FDCA, which once finalized will have implications for when a manufacturer or distributor has engaged in off-label marketing. Public comments have been solicited, and FDA is expected to publish in the near future a final regulation and justify any additional revisions it may make to this regulatory language.

Vicarious Surgical is subject to federal, state and foreign laws prohibiting “kickbacks” and false or fraudulent claims, and other fraud and abuse laws, transparency laws, and other health care laws and regulations, which, if violated, could subject Vicarious Surgical to substantial penalties. Additionally, any challenge to or investigation into Vicarious Surgical’s practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm Vicarious Surgical’s business.

If Vicarious Surgical obtains FDA marketing authorization for its Vicarious System, it will be subject to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which Vicarious Surgical markets, sells and distributes any products for which it obtains marketing authorization. Restrictions under applicable federal and state health care laws and regulations include the following:

•        the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal health care program such as Medicare and Medicaid;

•        the federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment by a federal government program, or making a false statement or record that is material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government;

•        the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any health care benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•        the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for health care benefits, items or services;

•        the federal transparency requirements under the Physician Payments Sunshine Act require manufacturers of FDA-authorized drugs, devices, biologics and medical supplies covered by Medicare or Medicaid to report, on an annual basis, to the Department of Health and Human Services information related to payments and other transfers of value to physicians, teaching hospitals and certain advanced non-physician health care practitioners and physician ownership and investment interests; and

•        analogous state laws and regulations such as state anti-kickback and false claims laws and analogous non-U.S. fraud and abuse laws and regulations, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require medical device companies to comply with the device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring device manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures. State and non-U.S. laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that Vicarious Surgical’s business arrangements with third parties comply with applicable health care laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that Vicarious Surgical’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other health care laws and regulations. If Vicarious Surgical’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to the company, Vicarious Surgical may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of products from government funded health care programs, such as Medicare and Medicaid, and the curtailment or restructuring of Vicarious Surgical’s operations. If any of the physicians or other health care providers or entities with whom Vicarious Surgical expects to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded health care programs.

Health care policy and payment changes may have a material adverse effect on Vicarious Surgical’s financial condition and results of operations.

Vicarious Surgical cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. In the United States and in some other jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the health care system that could prevent or delay marketing authorization of Vicarious Surgical’s products and technologies or any of its potential future products and technologies, restrict or regulate post-authorization activities, or affect Vicarious Surgical’s ability to profitably sell any products and technologies for which it obtains marketing authorization. Increased scrutiny by the U.S. Congress of the FDA’s medical device authorization process may significantly delay or prevent marketing authorization, as well as subject Vicarious Surgical to more stringent product labeling and post-marketing testing and other requirements. Congress also must reauthorize the FDA’s user fee programs every five years and often makes changes to those programs, in addition to policy or procedural changes that may be negotiated between the FDA and industry stakeholders as part of this periodic reauthorization process. The negotiation process for the next cycle of medical device user fee programs began in 2020 as those programs must be reauthorized by Congress in mid-2022.

In March 2010, Congress passed the ACA, which substantially changed the way health care is financed by both the government and private insurers, and significantly impacts the United States medical device industry. As another example, the 2021 Consolidated Appropriations Act signed into law on December 27, 2020 incorporated extensive health care provisions and amendments to existing laws.

There remain judicial and Congressional challenges to certain aspects of the ACA, and as a result certain sections of the ACA have not been fully implemented or effectively repealed. In particular, in December of 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the individual mandate was repealed by Congress as part of the Tax Cuts and Jobs Act, effective January 1, 2019. In December 2019, the Fifth Circuit Court of Appeals upheld the district court’s ruling that the individual mandate in the ACA was unconstitutional, but remanded the case to the district court to determine whether other reforms enacted as part of the ACA, but not specifically related to the individual mandate or health insurance could be severed from the rest of the ACA so as not to have the law declared invalid in its entirety. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case and allocated one hour for oral arguments, which occurred on November 10, 2020. A decision from the Supreme Court is expected to be issued in spring 2021. It is unclear how this litigation and other efforts to repeal and replace the ACA will affect the implementation of that law, the medical device industry more generally, and Vicarious Surgical’s business. Additionally, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. In addition, CMS published a final rule that would give states greater flexibility, effective January 1, 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces. Vicarious Surgical continues to evaluate the potential impact of the ACA and its possible repeal or replacement on Vicarious Surgical’s business.

The uncertainty around the future of the ACA, and in particular the impact to reimbursement levels, may lead to uncertainty or delay in the purchasing decisions of Vicarious Surgical’s future customers, which may in turn negatively impact product sales. If there are not adequate reimbursement levels, Vicarious Surgical’s business and results of operations could be adversely affected.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and will remain in effect through 2030 unless additional Congressional action is taken. However, the Medicare sequester reductions under the Budget Control Act of 2011 were suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic, pursuant to provisions of the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which also extended the sequester by one year, through

2030, in order to offset the added expense of the 2020 cancellation. The 2021 Consolidated Appropriations Act was subsequently signed into law on December 27, 2020 and extended the CARES Act suspension period to March 31, 2021.

Vicarious Surgical cannot predict whether future health care initiatives will be implemented at the federal or state level or in countries outside of the United States in which Vicarious Surgical may do business in the future, or the effect any future legislation or regulation will have on the company.

Inadequate funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and technologies from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of Vicarious Surgical’s business may rely, which could negatively impact its business.

The ability of the FDA to review and approve or clear new medical device products and technologies can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which Vicarious Surgical’s operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also increase the time necessary for new products and technologies to be reviewed and/or authorized by necessary government agencies, which would adversely affect Vicarious Surgical’s business. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical employees and stop critical activities. Separately, in response to the COVID-19 pandemic, in March 2020, the FDA announced its intention to temporarily postpone most inspections of foreign manufacturing facilities and products and technologies, as well as to temporarily postpone routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system.

As of January 29, 2021, the FDA noted it was continuing to ensure timely reviews of applications for medical products and technologies during the COVID-19 pandemic in line with its user fee performance goals and conducting “mission-critical” domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards. Utilizing a rating system to assist in determining when and where it is safest to conduct such inspections based on data about the trajectory of SARS-CoV-2 infections in a given state and locality and the rules and guidelines that are put in place by state and local governments, the FDA is either continuing to, on a case-by-case basis, conduct only “mission-critical” inspections, or, where possible to do so safely, resuming prioritized domestic inspections, which generally include pre-approval inspections. Foreign pre-approval inspections that are not deemed mission-critical remain postponed, while those deemed mission-critical will be considered for inspection on a case-by-case basis. The FDA will use similar data to inform resumption of prioritized operations abroad as it becomes feasible and advisable to do so, and it has recently resumed inspections in China and plans to also resume such activities in India as soon as possible. The FDA’s assessment of whether an inspection is mission-critical considers many factors related to the public health benefit of U.S. patients having access to the product subject to inspection, including whether the products and technologies are used to diagnose, treat, or prevent a serious disease or medical condition for which there is no other appropriate substitute. Both for-cause and pre-approval inspections can be deemed mission-critical. The FDA may not be able to maintain this pace and delays or setbacks are possible in the future.

Additionally, regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown or slowdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process regulatory submissions, which could have a material adverse effect on Vicarious Surgical’s future business. Further, following the completion of the Business Combination and in New Vicarious Surgical’s operations as a public company, future government shutdowns could impact New Vicarious Surgical’s ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations.

Risks Related to Vicarious Surgical’s Intellectual Property

If Vicarious Surgical is unable to protect its intellectual property, Vicarious Surgical’s ability to maintain any technological or competitive advantage over its competitors and potential competitors would be adversely impacted, and Vicarious Surgical’s business may be harmed.

Vicarious Surgical relies on patent protection as well as trademark, copyright, trade secret and other intellectual property rights protection and contractual restrictions to protect Vicarious Surgical’s proprietary technologies, all of which provide limited protection and may not adequately protect Vicarious Surgical’s rights or permit Vicarious Surgical to gain or keep any competitive advantage. If Vicarious Surgical fails to obtain, maintain, and protect its intellectual property, third parties may be able to compete more effectively against it, and it may lose its technological or competitive advantage. It may also incur substantial litigation costs in its attempts to defend, enforce recover or restrict the use of its intellectual property.

Vicarious Surgical cannot assure investors that any of Vicarious Surgical’s currently pending or future patent applications will result in granted patents, and Vicarious Surgical cannot predict how long it will take for such patents to be granted or whether the scope of such patents, if granted, will adequately protect the Vicarious System from competitors. It is possible that, for any of Vicarious Surgical’s patents that have been granted or that may be granted in the future, other parties will design alternatives that do not infringe Vicarious Surgical’s patents. Further, Vicarious Surgical cannot assure investors that other parties will not challenge any patents granted to Vicarious Surgical or that courts or regulatory agencies will hold Vicarious Surgical’s patents to be valid or enforceable. Vicarious Surgical cannot guarantee investors that it will be successful in defending challenges made against Vicarious Surgical’s patents. Any successful third-party challenge to Vicarious Surgical’s patents could result in the unenforceability or invalidity of such patents, or to such patents being interpreted narrowly or otherwise in a manner adverse to Vicarious Surgical’s interests. Vicarious Surgical’s ability to establish or maintain a technological or competitive advantage over Vicarious Surgical’s competitors may be diminished because of these uncertainties. For these and other reasons, Vicarious Surgical’s intellectual property may not provide Vicarious Surgical with any competitive advantage. For example:

•        Vicarious Surgical or Vicarious Surgical’s licensors (should Vicarious Surgical in-license IP in the future) might not have been the first to make the inventions covered by it’s pending patent applications or granted patents;

•        Vicarious Surgical or Vicarious Surgical’s licensors might not have been the first to file patent applications for its inventions. To determine the priority of these inventions, Vicarious Surgical may have to participate in interference proceedings or derivation proceedings declared by the U.S. Patent and Trademark Office (“USPTO”) that could result in substantial cost to Vicarious Surgical and may be unsuccessful. No assurance can be given that Vicarious Surgical’s patent applications or granted patents (or those of Vicarious Surgical’s licensors) will have priority over any other patent or patent application involved in such a proceeding;

•        Other parties may independently develop similar or alternative products and technologies or duplicate any of Vicarious Surgical’s products and technologies;

•        It is possible that Vicarious Surgical’s owned or licensed pending patent applications will not result in granted patents in the United States or foreign jurisdictions, and even if such pending patent applications grant as patents, they may not provide a basis for intellectual property protection of commercially viable products and technologies, may not provide Vicarious Surgical with any competitive advantages, or may be challenged and invalidated by third parties;

•        Vicarious Surgical may not develop additional proprietary products and technologies and technologies that are patentable;

•        The patents of other parties may block Vicarious Surgical from practicing its technology and thereby have an adverse effect on Vicarious Surgical’s business; and

•        While Vicarious Surgical applies for patents covering Vicarious Surgical’s products and technologies and uses thereof, as Vicarious Surgical deems appropriate, Vicarious Surgical may fail to apply for or obtain patents on important products and technologies and uses thereof in a timely fashion or at all, or Vicarious Surgical may fail to apply for or obtain patents in potentially relevant jurisdictions.

The strength of patents involves complex legal questions and can be uncertain. Even if one or more patents do successfully issue, third parties may challenge the validity, enforceability, inventorship or scope thereof. Such a challenge may result in such patents being narrowed, invalidated or held unenforceable. If the breadth or strength of protection provided by Vicarious Surgical’s patents is threatened, it could dissuade companies from collaborating with Vicarious Surgical to develop, and threaten Vicarious Surgical’s ability to commercialize, its technology. Further, if Vicarious Surgical encounters delays in clinical trials, the period of time during which Vicarious Surgical could market its products under patent protection would be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, Vicarious Surgical cannot be certain that it is the first to file any patent application related to its products. This will require Vicarious Surgical to be cognizant of the time from invention to filing of a patent application.

Even if Vicarious Surgical’s patent applications issue as patents, they may not issue in a form that will provide Vicarious Surgical with any meaningful protection, prevent competitors from competing with Vicarious Surgical or otherwise provide Vicarious Surgical with any competitive advantage. Vicarious Surgical’s competitors may be able to circumvent Vicarious Surgical’s patents by developing similar or alternative technologies or products in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and Vicarious Surgical’s patents may be challenged in the courts or patent offices in the United States and abroad. For example, Vicarious Surgical may become involved in opposition, interference, derivation, inter partes review or other proceedings challenging Vicarious Surgical’s patent rights, and the outcome of any proceedings are highly uncertain. Such challenges may result in the patent claims of Vicarious Surgical’s patents being narrowed, invalidated or held unenforceable, which could limit Vicarious Surgical’s ability to stop or prevent Vicarious Surgical from stopping others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of Vicarious Surgical’s technology and products. Given the amount of time required for the development, testing and regulatory review of new technology, patents protecting such technology might expire before or shortly after such technology is commercialized. As a result, Vicarious Surgical’s patent portfolio may not provide Vicarious Surgical with sufficient rights to exclude others from commercializing products similar or identical to Vicarious Surgical’s products or otherwise provide Vicarious Surgical with a competitive advantage.

To the extent Vicarious Surgical’s intellectual property offers inadequate protection, or is found to be invalid or unenforceable, Vicarious Surgical would be exposed to a greater risk of direct competition. If Vicarious Surgical’s intellectual property does not provide adequate coverage over Vicarious Surgical’s products and technologies and protection against Vicarious Surgical’s competitors’ products and technologies, Vicarious Surgical’s competitive position could be adversely affected, as could Vicarious Surgical’s business.

The measures that Vicarious Surgical uses to protect the security of its intellectual property and other proprietary rights may not be adequate, which could result in the loss of legal protection for, and thereby diminish the value of, such intellectual property and other rights.

The patenting process is expensive and time-consuming, and Vicarious Surgical may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, Vicarious Surgical may not pursue or obtain patent protection in all relevant markets. It is also possible that Vicarious Surgical will fail to identify patentable aspects of Vicarious Surgical’s research and development output before it is too late to obtain patent protection. Vicarious Surgical’s pending and future patent applications may not result in issued patents that protect Vicarious Surgical’s technology or products, in whole or in part. In addition, Vicarious Surgical’s existing patents and any future patents Vicarious Surgical obtains may not be sufficiently broad to prevent others from using Vicarious Surgical’s technology or from developing competing products and technologies.

If Vicarious Surgical delays in filing a patent application, and a competitor files a patent application on the same or a similar technology before Vicarious Surgical does, Vicarious Surgical may face a limited ability to secure patent rights. Vicarious Surgical may not be able to patent the technology at all. Even if Vicarious Surgical can patent the technology, Vicarious Surgical may be able to patent only a limited scope of the technology, and the limited scope may be inadequate to protect Vicarious Surgical’s products, or to block competitor products that are similar or adjacent to Vicarious Surgical’s. Vicarious Surgical’s earliest patent filings have been published. A competitor may review Vicarious Surgical’s published patents and arrive at the same or similar technology advances for Vicarious Surgical’s products as Vicarious Surgical developed. If the competitor files a patent application on such an advance before

Vicarious Surgical does, then Vicarious Surgical may no longer be able to protect the technology. Vicarious Surgical may require a license from the competitor, and if the license is not available on commercially-viable terms, then Vicarious Surgical may not be able to launch its products.

In addition to pursuing patents on Vicarious Surgical’s technology, Vicarious Surgical also relies upon trademarks, trade secrets, copyrights and unfair competition laws and other contractual provisions, to protect Vicarious Surgical’s intellectual property and other proprietary rights. Despite these measures, any of Vicarious Surgical’s intellectual property rights could be challenged, invalidated, circumvented or misappropriated. In addition, Vicarious Surgical takes steps to protect its intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with Vicarious Surgical’s employees, consultants, corporate partners and, when needed, Vicarious Surgical’s advisors. Vicarious Surgical’s suppliers may also have access to the patented technology owned or used by Vicarious Surgical as well as other proprietary information, and these suppliers are subject to confidentiality provisions under their agreements with Vicarious Surgical.

Such agreements or provisions may not be enforceable or may not provide meaningful protection for Vicarious Surgical’s trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and Vicarious Surgical may not be able to prevent such unauthorized disclosure. Notwithstanding any such agreements, there is no assurance that Vicarious Surgical’s current or former manufacturers or suppliers will not use and/or supply Vicarious Surgical’s competitors with Vicarious Surgical’s trade secrets, know-how or other proprietary information to which these parties gained access or generated from their relationship with Vicarious Surgical. This could lead to Vicarious Surgical’s competitors gaining access to patented or other proprietary information. Moreover, if a party to an agreement with Vicarious Surgical has an overlapping or conflicting obligation to a third party, Vicarious Surgical’s rights in and to certain intellectual property could be undermined. Monitoring unauthorized disclosure is difficult, and Vicarious Surgical does not know whether the steps Vicarious Surgical has taken to prevent such disclosure are, or will be, adequate. If Vicarious Surgical was to enforce a claim that a third party had illegally obtained and was using Vicarious Surgical’s trade secrets, it would be expensive and time-consuming, the outcome would be unpredictable, and any remedy may be inadequate. Courts outside the United States may be less willing to protect trade secrets.

In addition, competitors could purchase Vicarious Surgical’s products and technologies and attempt to replicate some or all of the competitive advantages Vicarious Surgical derives from its development efforts, willfully infringe Vicarious Surgical’s intellectual property rights, design around Vicarious Surgical’s protected technology or develop their own competitive technologies that fall outside of Vicarious Surgical’s intellectual property rights. If Vicarious Surgical’s intellectual property does not adequately protect Vicarious Surgical’s market share against competitors’ products and technologies and methods, Vicarious Surgical’s competitive position could be adversely affected, as could Vicarious Surgical’s business.

Vicarious Surgical may need or may choose to obtain licenses from third parties to advance Vicarious Surgical’s research or allow commercialization of Vicarious Surgical’s current or future products and technologies, and Vicarious Surgical cannot provide any assurances that it would be able to obtain such licenses.

Vicarious Surgical may need or may choose to obtain licenses from third parties to advance Vicarious Surgical’s research or allow commercialization of its current or future products and technologies, and Vicarious Surgical cannot provide any assurances that third-party patents do not exist that might be enforced against Vicarious Surgical’s current or future products and technologies in the absence of such a license. Vicarious Surgical may fail to obtain any of these licenses on commercially reasonable terms, if at all. Even if Vicarious Surgical is able to obtain a license, it may be non-exclusive, thereby giving Vicarious Surgical’s competitors access to the same technologies licensed to Vicarious Surgical. If Vicarious Surgical could not obtain a license, Vicarious Surgical may be required to expend significant time and resources to develop or license replacement technology. If Vicarious Surgical is unable to do so, it may be unable to develop or commercialize the affected products and technologies, which could materially harm Vicarious Surgical’s business and the third parties owning such intellectual property rights could seek either an injunction prohibiting Vicarious Surgical’s sales, or, with respect to Vicarious Surgical’s sales, an obligation on Vicarious Surgical’s part to pay royalties, damages and/or other forms of compensation.

Licensing intellectual property involves complex legal, business and scientific issues. Disputes may arise between Vicarious Surgical and its licensors regarding intellectual property subject to a license agreement, including:

•        the scope of rights granted under the license agreement and other interpretation-related issues;

•        whether and the extent to which Vicarious Surgical’s technology and processes infringe intellectual property of the licensor that is not subject to the licensing agreement;

•        Vicarious Surgical’s right to sublicense patent and other rights to third parties under collaborative development relationships;

•        Vicarious Surgical’s diligence obligations with respect to the use of the licensed technology in relation to Vicarious Surgical’s development and commercialization of its products and technologies, and what activities satisfy those diligence obligations; and

•        the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Vicarious Surgical’s licensors and its partners.

If disputes over licensed intellectual property prevent or impair Vicarious Surgical’s ability to maintain the licensing arrangements on acceptable terms, Vicarious Surgical may be unable to successfully develop and commercialize the affected product, or the dispute may have an adverse effect on Vicarious Surgical’s results of operations.

In addition to agreements pursuant to which Vicarious Surgical in-licenses intellectual property, Vicarious Surgical may in the future grant licenses under Vicarious Surgical’s intellectual property. Like in-licenses, out-licenses are complex, and disputes may arise between Vicarious Surgical and its licensees, such as the types of disputes described above. Moreover, Vicarious Surgical’s licensees may breach their obligations, or Vicarious Surgical may be exposed to liability due to its failure or alleged failure to satisfy its obligations. Any such occurrence could have an adverse effect on Vicarious Surgical’s business.

The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than Vicarious Surgical does, may also be pursuing strategies to license or acquire third-party intellectual property rights that Vicarious Surgical may consider necessary or attractive for commercializing Vicarious Surgical’s technology. More established companies may have a competitive advantage over Vicarious Surgical due to their larger size, cash resources, or commercialization capabilities. There can be no assurance that Vicarious Surgical will be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property that Vicarious Surgical may seek to acquire.

Vicarious Surgical and its partners may be sued for infringing the intellectual property rights of third parties. If that happens, such litigation would be costly and time consuming, and an unfavorable outcome in any such litigation could have a material adverse effect on Vicarious Surgical’s business.

Vicarious Surgical’s success also depends on its ability to develop, manufacture, market and sell the Vicarious System without infringing the proprietary rights of third parties. Numerous U.S. and foreign-issued patents and pending patent applications owned by third parties exist in the fields in which Vicarious Surgical is developing the Vicarious System. As part of a business strategy to impede Vicarious Surgical’s successful commercialization and entry into new markets, competitors may claim that the Vicarious System infringes their intellectual property rights and may suggest that Vicarious Surgical enter into license agreements. Such competitors may bring litigation against Vicarious Surgical or its partners to enforce such claims.

Such claims may or may not be meritorious, but even if such claims are without merit, Vicarious Surgical could incur substantial costs and the attention of Vicarious Surgical’s management and technical personnel could be diverted in defending Vicarious Surgical against or settling such claims. Any adverse ruling by a court or administrative body, or perception of an adverse ruling, may have a material adverse impact on Vicarious Surgical’s ability to conduct Vicarious Surgical’s business and on its finances. Moreover, third parties making claims against Vicarious Surgical may be able to obtain injunctive relief against Vicarious Surgical, which could block Vicarious Surgical’s ability to offer the Vicarious System and could result in a substantial award of damages against Vicarious Surgical. In addition, since Vicarious Surgical could sometimes agree to indemnify customers, collaborators or licensees, Vicarious Surgical may have additional liability in connection with any infringement or alleged infringement of third-party intellectual property. Because patent applications can take many years to issue, there may be pending applications, some of which are unknown to Vicarious Surgical, that may result in issued patents that the Vicarious System or proprietary technologies infringe. Moreover, Vicarious Surgical may fail to identify issued patents of relevance or incorrectly conclude that an issued patent is invalid or not infringed by Vicarious Surgical’s technology or the Vicarious System. There is a substantial amount of litigation involving patent and other intellectual property rights in the medical device space in general and in the robotic surgery field in particular. As Vicarious Surgical faces increasing competition and as its business grows, Vicarious Surgical will likely face claims of infringement. If a third party claims that Vicarious Surgical or any of its licensors, customers or collaboration partners infringe a third party’s intellectual property rights, Vicarious Surgical may have to do any or all of the following:

•        seek licenses that may not be available on commercially reasonable terms, if at all;

•        cease commercializing any infringing product or redesign the Vicarious System or processes to avoid infringement where in some cases redesign may not be possible or may require substantial monetary expenditures and time;

•        pay substantial damages, including treble damages and attorneys’ fees, which Vicarious Surgical may have to pay if a court decides that the product or proprietary technology at issue infringes upon or violates the third-party’s rights;

•        pay substantial royalties or fees or grant cross-licenses to Vicarious Surgical’s technology; and

•        defend litigation or administrative proceedings that may be costly whether Vicarious Surgical wins or loses, and which could result in a substantial diversion of Vicarious Surgical’s financial and management resources.

Some of Vicarious Surgical’s competitors may be able to sustain the costs of complex patent litigation more effectively than Vicarious Surgical can, because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Vicarious Surgical’s ability to raise the funds necessary to continue Vicarious Surgical’s operations or could otherwise have a material adverse effect on Vicarious Surgical business, results of operations, financial condition and prospects.

Vicarious Surgical may choose to challenge the patentability of claims in a third party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-exam, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume time or other resources. Vicarious Surgical may choose to challenge a third party’s patent in patent opposition proceedings in the European Patent Office, or EPO, or other foreign patent office. The costs of these opposition proceedings could be substantial, and may consume time or other resources. If Vicarious Surgical fails to obtain a favorable result at the USPTO, EPO or other patent office, then Vicarious Surgical may be exposed to litigation by a third party alleging that the patent is infringed by Vicarious Surgical’s products or proprietary technologies.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation, as well as results of hearings, rulings on motions and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our products, programs or intellectual property could be diminished. Accordingly, the market price of shares of Vicarious Surgical’s common stock may decline. Such announcements could also harm Vicarious Surgical’s reputation or the market for Vicarious Surgical’s future products, which could have a material adverse effect on Vicarious Surgical’s business.

Vicarious Surgical may be involved in lawsuits to protect or enforce Vicarious Surgical’s patents or the patents of Vicarious Surgical’s licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe Vicarious Surgical’s patents or the patents that Vicarious Surgical licenses. In the event of infringement or unauthorized use, Vicarious Surgical may file one or more infringement lawsuits, which can be expensive and time-consuming. An adverse result in any such litigation proceedings could put one or more of Vicarious Surgical’s patents at risk of being invalidated, being found to be unenforceable or being interpreted narrowly and could put Vicarious Surgical’s patent applications at risk of not issuing. An adverse result could also require Vicarious Surgical to pay the legal fees of the opposing party. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Vicarious Surgical’s confidential information could be compromised by disclosure during this type of litigation.

Many of Vicarious Surgical’s competitors are larger than Vicarious Surgical and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than Vicarious Surgical could. In addition, the uncertainties associated with litigation could have a material adverse effect on Vicarious Surgical’s ability to raise any funds necessary to continue its operations, continue its internal research programs, in-license needed technology, or enter into development partnerships that would help Vicarious Surgical bring the Vicarious System to market.

In addition, patent litigation can be very costly and time-consuming. An adverse outcome in any such litigation or proceedings may expose Vicarious Surgical or any of its future development partners to loss of its proprietary position, expose Vicarious Surgical to significant liabilities, or require it to seek licenses that may not be available on commercially acceptable terms, if at all.

If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Vicarious Surgical would lose at least part, and perhaps all, of the patent protection on the technology or process claimed by the patent. In addition, if the breadth or strength of protection provided by Vicarious Surgical’s patents or those of Vicarious Surgical’s future licensors is threatened, it could dissuade other companies from collaborating with Vicarious Surgical to license, develop or commercialize current or future products. Such a loss of patent protection would have a material adverse impact on Vicarious Surgical’s business.

Vicarious Surgical may be required to protect its patents through procedures created to attack the validity of a patent at the USPTO. The USPTO hears post-grant proceedings, including PGR, IPR and derivation proceedings. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, Vicarious Surgical’s patent rights, which could adversely affect Vicarious Surgical’s competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate Vicarious Surgical’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the America Invents Act (the “AIA”) and its implementation could increase the uncertainties and costs surrounding the prosecution of Vicarious Surgical’s patent applications and the enforcement or defense of Vicarious Surgical’s issued patents, all of which could have a material adverse effect on Vicarious Surgical’s business, financial condition, results of operations and prospects.

Vicarious Surgical’s issued patents could be found invalid or unenforceable if challenged in court, which could have a material adverse impact on Vicarious Surgical’s business.

Any of Vicarious Surgical’s intellectual property rights could be challenged or invalidated despite measures Vicarious Surgical takes to obtain patent and other intellectual property protection with respect to its products and proprietary technology. For example, if Vicarious Surgical or any of its partners were to initiate legal proceedings against a third party to enforce a patent covering the Vicarious System, the defendant in such litigation could counterclaim that Vicarious Surgical’s patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with the prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement during prosecution either in the U.S. or abroad. Third parties may also raise similar claims before the USPTO or foreign patent offices, even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Vicarious Surgical cannot be certain that there is no invalidating prior art of which Vicarious Surgical and the patent examiner were unaware or was otherwise not considered during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Vicarious Surgical would lose at least part, and perhaps all, of the challenged patent. Such a loss of patent protection may have a material adverse impact on Vicarious Surgical’s business.

Vicarious Surgical may be subject to claims that Vicarious Surgical’s employees, consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to Vicarious Surgical, which could subject Vicarious Surgical to costly litigation.

As is common in the medical device industry, Vicarious Surgical engages the services of consultants and independent contractors to assist it in the development of the Vicarious System. Many of these consultants and independent contractors were previously employed at, or may have previously provided or may be currently providing consulting or other services to, universities or other technology or medical device companies, including Vicarious Surgical’s competitors or potential competitors. Vicarious Surgical may become subject to claims that Vicarious Surgical, a consultant or an independent contractor, inadvertently or otherwise, used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Vicarious Surgical may similarly be subject to claims stemming from similar actions of an employee, such as one who was previously employed by another company, including a competitor or potential competitor. Litigation may be necessary to defend against these claims. Even if Vicarious Surgical is successful in defending against these claims, litigation could result in substantial costs and be a distraction to Vicarious Surgical’s management team. If Vicarious Surgical were not successful, it could lose access or exclusive access to valuable intellectual property.

In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Vicarious Surgical’s common stock. This type of litigation or proceeding could substantially increase Vicarious Surgical’s operating losses and reduce Vicarious Surgical’s resources available for development activities. Vicarious Surgical may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of Vicarious Surgical’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Vicarious Surgical can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property related proceedings could adversely affect Vicarious Surgical’s ability to compete in the marketplace.

Vicarious Surgical may be subject to claims challenging the inventorship or ownership of Vicarious Surgical’s patents and other intellectual property.

Vicarious Surgical generally enters into confidentiality and intellectual property assignment agreements with its employees, consultants, and contractors. These agreements generally provide that inventions conceived by the party in the course of rendering services to Vicarious Surgical will be the exclusive property of Vicarious Surgical. However, those agreements may not be honored and may not effectively assign intellectual property rights to Vicarious Surgical. For example, even if Vicarious Surgical has a consulting agreement in place with an academic advisor pursuant to which such academic advisor is required to assign any inventions developed in connection with providing services to Vicarious Surgical, such academic advisor may not have the right to assign such inventions to Vicarious Surgical, as it may conflict with his or her obligations to assign all such intellectual property to his or her employing institution.

Vicarious Surgical may be subject to claims that former employees, collaborators or other third parties have an interest in Vicarious Surgical’s patents, trade secrets, or other intellectual property as an inventor or co-inventor. Also, former employees may become employed by competitors who develop similar technology, and could assist the competitor in designing around Vicarious Surgical’s patents. While it is Vicarious Surgical’s policy to require its employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to Vicarious Surgical, Vicarious Surgical may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that Vicarious Surgical regards as its own. The assignment agreements entered into by Vicarious Surgical may not be self-executing or may be breached, and litigation may be necessary to defend against these and other claims challenging inventorship or Vicarious Surgical’s ownership of its patents, trade secrets or other intellectual property. If Vicarious Surgical fails in defending any such claims, in addition to paying monetary damages, Vicarious Surgical may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to Vicarious Surgical’s products. Even if Vicarious Surgical is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on Vicarious Surgical’s business, financial condition, results of operations and prospects.

Vicarious Surgical may not be able to protect Vicarious Surgical’s intellectual property rights throughout the world, which could materially, negatively affect Vicarious Surgical’s business.

Filing, prosecuting and defending patents on current and future products and technologies in all countries throughout the world would be prohibitively expensive, and many markets outside the United States will likely be smaller than the United States for commercializing the Vicarious System. Vicarious Surgical may therefore choose to pursue a more limited set of patent filings outside the United States, such that Vicarious Surgical’s intellectual property rights in some countries outside the United States may be less extensive than those in the United States, or may not be pursued at all in such countries. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, regardless of whether Vicarious Surgical is able to prevent third parties from practicing its inventions in the United States, Vicarious Surgical may not be able to prevent third parties from practicing its inventions in all countries outside the United States, or from selling or importing products and technologies made using its inventions in and into the United States or other jurisdictions. Competitors may use Vicarious Surgical’s technologies in jurisdictions where Vicarious Surgical has not pursued and obtained patent protection to develop their own products and technologies, and further, may export otherwise infringing products and technologies to territories where Vicarious Surgical has patent protection, but enforcement is not as strong as it is in the United States. These products and technologies may compete with Vicarious Surgical’s products and technologies, and Vicarious Surgical’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if Vicarious Surgical pursues and obtains issued patents in particular jurisdictions, Vicarious Surgical’s patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from competing in such jurisdictions. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, Vicarious Surgical may choose not to seek patent protection in certain countries, and Vicarious Surgical will not have the benefit of patent protection in such countries.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for Vicarious Surgical to stop the infringement of Vicarious Surgical’s patents or marketing of competing products and technologies in violation of Vicarious Surgical’s proprietary rights generally. Proceedings to enforce Vicarious Surgical’s patent rights in foreign jurisdictions could result in substantial costs and divert Vicarious Surgical’s efforts and attention from other aspects of Vicarious Surgical’s business. These proceedings could put Vicarious Surgical’s patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing. Additionally, these proceedings could provoke third parties to assert claims against Vicarious Surgical. Vicarious Surgical may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Vicarious Surgical’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Vicarious Surgical develops or licenses and may adversely impact Vicarious Surgical’s business.

In addition, Vicarious Surgical also faces the risk that the Vicarious System will be imported or reimported into markets with relatively higher prices from markets with relatively lower prices, which would result in a decrease of sales and any payments Vicarious Surgical receives from the affected market. Recent developments in U.S. patent law have made it more difficult to stop these and related practices based on theories of patent infringement.

Patent terms may be inadequate to protect Vicarious Surgical’s competitive position on technology for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering Vicarious Surgical’s products are obtained, once the patent life has expired for a product, Vicarious Surgical may be open to competition. Given the amount of time required for the development, testing and regulatory review of new products, patents protecting such products might expire before or shortly after such products are commercialized. As a result, Vicarious Surgical’s patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to Vicarious Surgical’s products for a meaningful amount of time, or at all.

Obtaining and maintaining Vicarious Surgical’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Vicarious Surgical’s patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment (such as annuities) and other similar provisions during the patent application process and beyond. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In some cases, Vicarious Surgical’s licensors may be responsible for these payments or filings, thereby decreasing Vicarious Surgical’s control over compliance with these requirements.

If Vicarious Surgical fails to comply with such procedural, documentary, payment and other provisions for any item of intellectual property, such intellectual property may become abandoned or may lapse.

If Vicarious Surgical’s trademarks and trade names are not adequately protected, then Vicarious Surgical may not be able to build name recognition in its markets of interest and Vicarious Surgical’s business may be adversely affected.

Vicarious Surgical’s registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. Vicarious Surgical may not be able to protect Vicarious Surgical’s rights to these trademarks and trade names, which Vicarious Surgical needs to build name recognition by potential partners or customers in Vicarious Surgical’s markets of interest. At times, competitors may adopt trade names or trademarks similar to Vicarious Surgical’s, thereby impeding Vicarious Surgical’s ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks. Over the long term, if Vicarious Surgical is unable to establish name recognition based on its trademarks and trade names, then it may not be able to compete effectively and its business may be adversely affected.

In addition, if Vicarious Surgical is unable to establish name recognition based on its trademarks and trade names, then it may not be able to compete effectively and Vicarious Surgical’s business may be adversely affected. Vicarious Surgical may license its trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how Vicarious Surgical’s trademarks and trade names may be used, a breach of these agreements or misuse of Vicarious Surgical’s trademarks and tradenames by its licensees may jeopardize its rights in, or diminish the goodwill associated with, its trademarks and trade names. Vicarious Surgical’s efforts to enforce or protect its proprietary rights related to trademarks, trade names, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect its financial condition or results of operations.

Numerous factors may limit any potential competitive advantage provided by Vicarious Surgical’s intellectual property rights.

The degree of future protection afforded by Vicarious Surgical’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect its business, provide a barrier to entry against its competitors or potential competitors, or permit Vicarious Surgical to maintain its competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of Vicarious Surgical’s technology, Vicarious Surgical may not be able to fully exercise or extract value from Vicarious Surgical’s intellectual property rights. The following examples are illustrative:

•        others may be able to develop and/or practice technology that is similar to Vicarious Surgical’s technology or aspects of its technology that are not covered by the claims of any patents that have issued, or may issue, from Vicarious Surgical’s owned or in-licensed patent applications;

•        Vicarious Surgical might not have been the first to make the inventions covered by a pending patent application that Vicarious Surgical owns or licenses;

•        Vicarious Surgical might not have been the first to file patent applications covering an invention and therefore may not be able to obtain or maintain patent protection for the invention;

•        others may independently develop similar or alternative technologies without infringing Vicarious Surgical’s intellectual property rights;

•        pending patent applications that Vicarious Surgical owns or licenses may not lead to issued patents;

•        patents, if issued, that Vicarious Surgical owns or licenses may not provide Vicarious Surgical with any competitive advantages, or may be interpreted narrowly or held invalid or unenforceable, as a result of legal challenges by Vicarious Surgical’s competitors;

•        third parties may compete with Vicarious Surgical in jurisdictions where Vicarious Surgical does not pursue and obtain patent protection;

•        Vicarious Surgical may not be able to obtain and/or maintain necessary or useful licenses on reasonable terms or at all;

•        third parties may be able to also license the intellectual property that Vicarious Surgical has licensed nonexclusively;

•        third parties may assert an ownership interest in Vicarious Surgical’s intellectual property and, if successful, such disputes may preclude Vicarious Surgical from exercising exclusive rights over that intellectual property;

•        Vicarious Surgical may not be able to maintain the confidentiality of its trade secrets or other proprietary information;

•        Vicarious Surgical may not develop or in-license additional proprietary technologies that are patentable; and

•        one or more third parties may pursue continuation patent applications with claims directed to the Vicarious Surgical product offerings, and if issued such patents may have an adverse effect on Vicarious Surgical’s business.

Should any of these events occur, they could significantly harm Vicarious Surgical’s business and results of operations.

Litigation Risks

In addition to IP litigation risks (referenced above), Vicarious Surgical faces the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.

Vicarious Surgical’s business exposes it to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse (including system hacking or other unauthorized access by third parties to its systems) or malfunction of, or design flaws in, Vicarious Surgical’s products, when or if authorized for marketing. This liability may vary based on the FDA classification associated with Vicarious Surgical’s devices and with state law governing product liability standards applied to specification developers and/or manufacturers in a given negligence or strict liability lawsuit. Vicarious Surgical may be subject to product liability claims if the Vicarious System causes, or merely appears to have caused, an injury. Claims may be made by patients, healthcare providers or others selling the Vicarious System. The risk of product liability claims may also increase if Vicarious Surgical’s products are subject to a recall or seizure. Product liability claims may be brought by individuals or by groups seeking to represent a class.

Although Vicarious Surgical has insurance at levels that it believes to be appropriate, this insurance is subject to deductibles and coverage limitations. Vicarious Surgical’s current product liability insurance may not continue to be available to Vicarious Surgical on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect Vicarious Surgical against any future product liability claims. If Vicarious Surgical is unable to maintain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, Vicarious Surgical may be exposed to significant liabilities, which may harm its business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to Vicarious Surgical’s business.

Vicarious Surgical may be subject to claims against it even if the apparent injury is due to the actions of others or misuse of the device or a partner device. Healthcare providers may use the Vicarious System in a manner inconsistent with the labeling and that differs from the manner in which it was used in clinical studies and authorization for use by the FDA. Off-label use of medical products by healthcare providers is common, and any such off-label use of the Vicarious System could subject Vicarious Surgical to additional liability, or require design changes to limit this potential off-label use once discovered. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or result in reduced acceptance of, the Vicarious System in the market.

Additionally, Vicarious Surgical may enter into various agreements where it indemnifies third parties for certain claims relating to the Vicarious System. These indemnification obligations may require Vicarious Surgical to pay significant sums of money for claims that are covered by these indemnification obligations. Vicarious Surgical is not currently subject to any product liability claims; however, any future product liability claims against it, regardless of their merit, may result in negative publicity about Vicarious Surgical that could ultimately harm its reputation and could have a material adverse effect on its business, financial condition, or results of operations.

Risks Related to D8

You have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

D8’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) its completion of an initial business combination, and then only in connection with those D8 Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend D8’s amended and restated memorandum and articles of association (A) to modify the substance or timing of D8’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Public Shares if we do not complete our initial business combination by July 17, 2022 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of D8’s Public Shares if it is unable to complete an initial business combination by July 17, 2022, subject to applicable law and as further described herein. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

If you or a “group” of shareholders are deemed to hold in excess of 20% of the Public Shares, you will lose the ability to redeem all such shares in excess of 20% of the Public Shares.

The Cayman Constitutional Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 20% of the shares sold in the IPO, which is referred to as the “Excess Shares.” However, such shareholders may vote all their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over D8’s ability to complete the Business Combination and you could suffer a material loss on your investment in D8 if you sell Excess Shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to the Excess Shares if D8 completes the Business Combination. As a result, you will continue to hold that number of Public Shares exceeding 20% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

D8’s shareholders may be held liable for claims by third parties against D8 to the extent of distributions received by them upon Redemption of their Public Shares.

If D8 is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, D8 was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by D8’s shareholders. Furthermore, D8’s directors may be viewed as having breached their fiduciary duties to D8 or D8’s creditors and/or having acted in bad faith, and thereby exposing themselves and D8 to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against D8 for these reasons. D8 and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while D8 was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293 and to imprisonment for five years in the Cayman Islands.

Although D8 seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with D8 waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.

If third parties bring claims against D8, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

D8’s placing of funds in the Trust Account may not protect those funds from third party claims against it. Although D8 will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, D8’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of D8 under the circumstances.

Examples of possible instances where D8 may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if D8 is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, D8 will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Insider Letter Agreement, as amended by the Sponsor Support Agreement, D8’s Sponsor has agreed that it will be liable to D8 if and to the extent any claims by a third party for services rendered or products sold to D8, or a prospective target business with which D8 has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. However, D8 has not asked its Sponsor to reserve for such indemnification obligations, nor has D8 independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and D8 believes that its Sponsor’s only assets are securities of D8. Therefore, D8 cannot assure you that its Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for D8’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, D8 may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of D8’s officers or directors will indemnify D8 for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

D8’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement as amended by the Sponsor Support Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per Public Share or (b) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, D8’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While D8 currently expects that its independent directors would take legal action on behalf of D8 against the Sponsor to enforce their indemnification obligations to D8, it is possible that D8’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If D8’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to the Public Shareholders.

If, before distributing the proceeds in the Trust Account to its Public Shareholders, D8 files a bankruptcy petition or an involuntary bankruptcy petition is filed against D8 that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of D8’s shareholders and the per share amount that would otherwise be received by our shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, D8 files a bankruptcy petition or an involuntary bankruptcy petition is filed against D8 that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in D8’s bankruptcy estate and subject to the claims of third parties with priority over the claims of D8’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by D8’s shareholders in connection with our liquidation may be reduced.

If, after D8 distributes the proceeds in the Trust Account to its Public Shareholders, D8 files a bankruptcy or insolvency petition or an involuntary bankruptcy petition is filed against D8 that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the D8 Board may be viewed as having breached their fiduciary duties to D8’s creditors, thereby exposing the members of the D8 Board and D8 to claims of punitive damages.

If, after D8 distributes the proceeds in the Trust Account to its Public Shareholders, D8 files a bankruptcy or insolvency petition or an involuntary bankruptcy petition is filed against D8 that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by D8’s shareholders. In addition, the D8 Board may be viewed as having breached its fiduciary duty to D8’s creditors and/or having acted in bad faith, thereby exposing itself and D8 to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of D8.

D8 is subject to laws and regulations enacted by national, regional and local governments. In particular, D8 is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of D8. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on D8’s business and results of operations.

The Insider Letter Agreement, as amended by the Sponsor Support Agreement, may be amended without shareholder approval.

The Insider Letter Agreement, as amended by the Sponsor Support Agreement, with the Insiders contains provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account. The Insider Letter Agreement, as amended by the Sponsor Support Agreement, may be amended without shareholder approval. While D8 does not expect the D8 Board to approve any amendment to this agreement prior to the Business Combination, it may be possible that the D8 Board, in exercising its business judgment and subject to its fiduciary duties and any restrictions under the Merger Agreement, chooses to approve one or more amendments to such agreement. Any such amendment may have an adverse effect on the value of an investment in D8’s securities.

The Initial Shareholders control a substantial interest in D8 and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

The Initial Shareholders have the ability to vote the D8 Class B Ordinary Shares they hold, constituting 20% of the issued and outstanding D8 Ordinary Shares. Control of the Founder Shares entitles the Initial Shareholders to elect all of D8’s directors prior to an initial business combination, including in the Director Election Proposal in connection with the Business Combination. Holders of Public Shares will have no right to vote on the election of directors during such time. The provisions of the Cayman Constitutional Documents that grant the holders of the D8 Class B Ordinary Shares the ability to elect directors may only be amended by a special resolution passed by at least 90% of D8 Ordinary Shares voting in an extraordinary general meeting. Accordingly, the Initial Shareholders may exert a substantial influence on actions requiring a shareholder vote, including the matters to be considered at the extraordinary general meeting, potentially in a manner that you do not support. If the Sponsor and any D8 directors or officers (or their affiliates) purchase any additional D8 Ordinary Shares in the aftermarket or in privately negotiated transactions, this would increase their control of D8. Neither the Sponsor nor, to D8’s knowledge, any of D8’s officers or directors, have any current intention to purchase additional securities. Factors that would be considered in making such additional purchases would include consideration of the current trading price of D8 Class A Ordinary Shares. D8 will not hold an annual general meeting to elect new directors prior to the completion of the Proposed Transaction, in which case all of the current directors will continue in office until at least the completion of the Proposed Transaction. Accordingly, the Sponsor will continue to exert control at least until the completion of the Proposed Transaction. For more information, see the risk factor entitled “— Risks Related to the Domestication and Business Combination — Some of D8’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Vicarious Surgical is appropriate for D8’s initial business combination” beginning on page 51 of this proxy statement/prospectus. However, although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of D8 Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of D8 Ordinary Shares.

D8 has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). In the SEC Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Following the issuance of the SEC Statement and after consultation with D8’s independent registered public accounting firm, D8’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate D8’s previously issued and audited financial statements as of and for the period ended December 31, 2020 and for the unaudited interim quarterly periods ended September 30, 2020 (the “Affected Periods”).

D8’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. D8’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

D8 identified a material weakness in its internal control over financial reporting related to the accounting for a significant and unusual transaction related to the D8 Warrants that it issued in connection with its IPO in July 2020. As a result of this material weakness, D8’s management concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of its derivative warrant liabilities, change in fair value of derivative warrant liabilities, D8 Class A Ordinary Shares subject to possible redemption, accumulated deficit and related financial disclosures for the Affected Periods. For a further discussion of D8’s management’s consideration of the material weakness identified, see “Note 2 — Restatement of Previously Issued Financial Statements” to D8’s financial statements included in this proxy statement/prospectus.

D8 has taken a number of measures to remediate the material weakness described therein; however, if it is unable to remediate its material weakness in a timely manner or it identifies additional material weaknesses, it may be unable to provide required financial information in a timely and reliable manner and it may incorrectly report financial information. Likewise, if D8’s or New Vicarious Surgical’s financial statements are not filed on a timely basis, it could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to timely file will cause D8 or, after the Closing, New Vicarious Surgical, to be ineligible to utilize short form registration statements on Form S-3, which may impair its ability to obtain capital in a timely fashion to execute its business strategies or issue shares to effect an acquisition. In either case, there could result a material adverse effect on its business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect D8’s reputation or investor perceptions of D8, which could have a negative effect on the trading price of its securities or, after the Closing, New Vicarious Surgical’s securities. In addition, D8 will incur additional costs to remediate the material weakness in its internal control over financial reporting.

D8 can give no assurance that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if D8 is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its, or New Vicarious Surgical’s financial statements.

D8 may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.

Following the issuance of the SEC Staff Statement on April 12, 2021, after consultation with its independent registered public accounting firm, D8’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate its previously issued and audited financial statements as of and for the period ended December 31, 2020 and for the unaudited interim quarterly periods ended September 30, 2020. See “— D8 has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.” As part of the restatement, D8 identified a material weakness in its internal controls over financial reporting.

As a result of such material weakness, the restatement, the change in accounting for the D8 Warrants, and other matters raised or that may in the future be raised by the SEC, D8 and, after the Closing, New Vicarious Surgical may face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in D8’s internal control over financial reporting and the preparation of its financial statements. As of the date of this proxy statement/prospectus, D8 has no knowledge of any such litigation or dispute. However, D8 can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on its business, results of operations and financial condition or its ability to complete the Business Combination.

Pursuant to the terms of the Warrant Agreement, a Public Warrant Holder will only be permitted to exercise its warrants for a whole number of D8 Class A Ordinary Shares.

Pursuant to the terms of the Warrant Agreement, a Public Warrant Holder may exercise its warrants only for a whole number of D8 Class A Ordinary Shares. This means only a whole warrant may be exercised at any given time by a Public Warrant Holder. For example, if a Public Warrant Holder hold one half of one warrant to purchase a D8 Class A Ordinary Share, such warrant will not be exercisable. However, if a Public Warrant Holder holds two halves of one warrant, such warrant will be exercisable for one D8 Class A Ordinary Share.

The terms of the Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.

The D8 Warrants were issued pursuant to the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and D8. The Warrant Agreement provides that the terms of the D8 Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. D8 or New Vicarious Surgical may amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants to effect any change thereto, including to increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of D8 or New Vicarious Surgical purchasable upon exercise of a Warrant.

The Warrants may have an adverse effect on the market price of the New Vicarious Surgical Class A Stock.

D8 issued Public Warrants to purchase 17,250,000 D8 Class A Ordinary Shares as part of the D8 Units offered in its IPO, and, simultaneously with the closing of the IPO, D8 issued in a private placement an aggregate of 8,900,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one D8 Class A Ordinary Share at $11.50 per share. Upon the Domestication, the New Vicarious Surgical Warrants will entitle the holders to purchase shares of New Vicarious Surgical Class A Stock. Such New Vicarious Surgical Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the New Vicarious Surgical Class A Stock.

Your unexpired New Vicarious Surgical Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Outstanding New Vicarious Surgical Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per New Vicarious Surgical Warrant, provided that the last reported sales price of the New Vicarious Surgical Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date New Vicarious Surgical sends the notice of Redemption to the New Vicarious Surgical Warrant holders. If and when the warrants become redeemable by New Vicarious Surgical, New Vicarious Surgical may not exercise its Redemption Rights if the issuance of New Vicarious Surgical Class A Stock upon exercise of the New Vicarious Surgical Warrants is not exempt from registration or qualification under applicable state blue sky laws or New Vicarious Surgical is unable to effect such registration or qualification, subject to New Vicarious Surgical’s obligation in such case to use its best efforts to register or qualify the New Vicarious Surgical Class A Stock under the blue sky laws of the state of residence in those states in which the D8 Warrants were initially offered by D8 in its IPO. Redemption of the outstanding New Vicarious Surgical Warrants could force you (a) to exercise your New Vicarious Surgical Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (b) to sell your New Vicarious Surgical Warrants at the then-current market price when you might otherwise wish to hold your New Vicarious Surgical Warrants or (c) to accept the nominal redemption price which, at the time the outstanding New Vicarious Surgical Warrants are called for Redemption, is likely to be substantially less than the market value of your New Vicarious Surgical Warrants.

In addition, outstanding New Vicarious Surgical Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that the closing price of the New Vicarious Surgical Class A Stock equals or exceeds $10.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their New Vicarious Surgical Warrants prior to redemption for a number of New Vicarious Surgical Class A Stock determined based on the redemption date and the fair market value of the New Vicarious Surgical Class A Stock. The value received upon exercise of the New Vicarious Surgical Warrants (1) may be less than the value the holders would have received if they had been able to exercise their New Vicarious Surgical Warrants at a later time at which the underlying share price is higher and (2) may not compensate the holders for the value of the New Vicarious Surgical Warrants, including because the number of New Vicarious Surgical Class A Shares received is capped at 0.361 shares of New Vicarious Surgical Class A Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. Except as described under “Description of D8’s and New Vicarious Surgical’s Securities,” beginning on page 208 of this proxy statement/prospectus, none of the Private Placement Warrants will be redeemable by New Vicarious Surgical so long as they are held by the Sponsor or its permitted transferees.

D8 has no obligation to net cash settle the Public Warrants.

In no event will D8 have any obligation to net cash settle the Public Warrants. Furthermore, if D8 is unable to complete the Business Combination and D8 liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from D8’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline. If a Public Shareholder fails to receive notice of D8’s offer to redeem Public Shares in connection with the Business Combination or fails to comply with the redemption requirements specified in this proxy statement/prospectus, such Public Shareholder will not be entitled to redeem such Public Shares for a pro rata portion of the funds held in the Trust Account.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder completes the procedures for electing to redeem their Public Shares prior to [•], Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) by (A) submitting a written request to the Transfer Agent to redeem all or a portion of their Public Shares for cash; and (B) delivering the certificates (if any) for the Public Shares, either physically or electronically along with the redemption forms to the Transfer Agent through DTC. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their Public Shares.

If, despite D8’s compliance with the proxy rules, a Public Shareholder fails to receive D8’s proxy materials, such D8 shareholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, this proxy statement/prospectus that D8 is furnishing to holders of Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of D8 — Redemption Rights” beginning on page 104 of this proxy statement/prospectus for additional information on how to exercise your Redemption Rights.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to the Transfer Agent, New Vicarious Surgical will redeem such Public Shares for the Redemption Price. Please see the section entitled “Extraordinary General Meeting of D8 — Redemption Rights” beginning on page 104 of this proxy statement/prospectus for additional information on how to exercise your Redemption Rights. There is no guarantee that a Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

D8 can give no assurance as to the price at which a Public Shareholder may be able to sell its Public Shares in the future after the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in D8’s share price, and may result in a lower value realized now than a Public Shareholder of D8 might realize in the future had the Public Shareholder not redeemed its shares. Similarly, if a Public Shareholder does not redeem its shares, the Public Shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a Public Shareholder can sell its shares in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A Public Shareholder should consult his, her or its own financial advisor for assistance on how this may affect his, her or its individual situation.

D8 is an emerging growth company within the meaning of the Securities Act and D8 has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make New Vicarious Surgical’s securities less attractive to investors and may make it more difficult to compare New Vicarious Surgical’s performance with other public companies.

D8 (and New Vicarious Surgical following the Business Combination) is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in D8’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters. As a result, D8’s shareholders may not have access to certain information they may deem important. D8 and New Vicarious Surgical may be an emerging growth company for up to five years from the IPO, although circumstances could cause the loss of that status earlier, including if the market value of the New Vicarious Surgical Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case New Vicarious Surgical would no longer be an emerging growth company as of the following December 31. D8 cannot predict whether investors will find its (or New Vicarious Surgical’s) securities less attractive because D8 (or New Vicarious Surgical) rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of New Vicarious Surgical’s securities may be lower than they otherwise would be, there may be a less active trading market for New Vicarious Surgical’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. D8 has elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, D8 (or New Vicarious Surgical following the Business Combination), as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of D8’s and New Vicarious Surgical’s statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for D8 to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that D8 evaluate and report on its system of internal controls beginning with D8’s Annual Report on Form 10-K for the year ending December 31, 2021. Following the initial Business Combination, if New Vicarious Surgical is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as New Vicarious Surgical remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, New Vicarious Surgical will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of New Vicarious Surgical following the Business Combination.

During the evaluation process of New Vicarious Surgical’s internal controls, if New Vicarious Surgical identifies one or more material weaknesses in its internal control over financial reporting, New Vicarious Surgical will be unable to certify that its internal control over financial reporting is effective. New Vicarious Surgical cannot assure you that there will not be material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the New Vicarious Surgical’s ability to accurately report its financial condition or results of operations. If New Vicarious Surgical is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines New Vicarious Surgical has a material weakness or significant deficiency in its internal control over financial reporting, New Vicarious Surgical could lose investor confidence in the accuracy and completeness of its financial reports, the market price of New Vicarious Surgical Class A Stock could decline, and New Vicarious Surgical could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in New Vicarious Surgical’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict New Vicarious Surgical’s future access to the capital markets.

EXTRAORDINARY GENERAL MEETING OF D8

General

D8 is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the D8 Board for use at the extraordinary general meeting to be held virtually at [•] a.m. Eastern Time, on [•], 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides D8 shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [•] a.m. Eastern Time, on [•], 2021. In light of ongoing developments related to COVID-19, after careful consideration, D8 has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at http://[•] in order to facilitate shareholder attendance and participation while safeguarding the health and safety of D8’s shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, D8 is asking holders of D8 Ordinary Shares to consider and vote upon:

•        the Business Combination Proposal. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;

•        the Domestication Proposal. The Proposed Certificate of Incorporation is attached to this proxy statement/prospectus as Annex B-1;

•        the Stock Issuance Proposal;

•        the Organizational Documents Proposal. The Proposed Certificate of Incorporation and the Proposed By-Laws are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively;

•        the Advisory Organizational Documents Proposals;

•        the New Vicarious Surgical Equity Incentive Plan Proposal (collectively with the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal and the Director Election Proposal, the “Condition Precedent Proposals”). A copy of the New Vicarious Surgical Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C;

•        the Director Election Proposal; and

•        the Shareholder Adjournment Proposal.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Shareholder Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the D8 Board

The D8 Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of D8’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the New Vicarious Surgical Equity Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

D8 shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned D8 Ordinary Shares at the close of business on [•], 2021, which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each D8 Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. D8 Warrants do not have voting rights. As of the close of business on the Record Date, there were 43,125,000 D8 Ordinary Shares issued and outstanding, of which 34,500,000 were issued and outstanding Public Shares.

The Insiders have agreed to, among other things, vote in favor of the Proposed Transaction and waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any D8 Ordinary Shares held by them. The D8 Ordinary Shares held by the Insiders will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding D8 Ordinary Shares.

Quorum

A quorum of D8 shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding D8 Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 21,562,501 D8 Ordinary Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to D8 but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. D8 believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of D8 Ordinary Shares.

The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Domestication Proposal will have no effect, even if approved by holders of D8 Ordinary Shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of D8 Ordinary Shares.

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of D8 Ordinary Shares.

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The approval of the New Vicarious Surgical Equity Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The New Vicarious Surgical Equity Incentive Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the New Vicarious Surgical Equity Incentive Plan Proposal will have no effect, even if approved by holders of D8 Ordinary Shares.

The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of D8 Ordinary Shares. However, in the event that one or more nominees is not elected under the Director Election Proposal, the D8 Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.

The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Shareholder Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each D8 Class A Ordinary Share and each D8 Class B Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of D8 Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your D8 Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by D8’s board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Document Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the New Vicarious Surgical Equity Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote in Person.

•        If your shares are registered in your name with the Transfer Agent and you wish to attend the extraordinary general meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent Company at least five (5) business days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way D8 can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a D8 shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify David Chu, Chairman of D8, in writing before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your D8 Ordinary Shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DEH.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request of D8 that New Vicarious Surgical redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        (a) hold Public Shares or (b) hold Public Shares through D8 Units and elect to separate your D8 Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

•        submit a written request to the Transfer Agent, that New Vicarious Surgical redeem all or a portion of your Public Shares for cash; and

•        deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•], 2021 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed.

Therefore, the election to exercise Redemption Rights occurs prior to the Domestication, but the Redemption is with respect to the New Vicarious Surgical Class A Stock that an electing Public Shareholder holds after the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of Redemption Rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the Domestication and the consummation of the Proposed Transaction, New Vicarious Surgical will satisfy the exercise of Redemption Rights by redeeming the corresponding New Vicarious Surgical Class A Stock issued to the Public Shareholders that validly exercised their Redemption Rights.

Each D8 Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying D8 Class A Ordinary Share and one-half of a D8 Warrant. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its Redemption Rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the Redemption forms to the Transfer Agent, New Vicarious Surgical will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.01 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The Redemption takes place following the Domestication and, accordingly, it is New Vicarious Surgical Class A Shares that will be redeemed immediately after consummation of the Proposed Transaction.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. New Vicarious Surgical Class A Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Proposed Transaction is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

A D8 shareholder may not withdraw a Redemption request once submitted to D8 unless the D8 Board determines (in its sole discretion) to permit the withdrawal of such Redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the Redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that D8 permit the withdrawal of the Redemption request and instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Insiders have agreed to, among other things, vote in favor of the Proposed Transaction and waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any D8 Ordinary Shares held by them. The D8 Ordinary Shares held by the Insiders will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding D8 Ordinary Shares.

Holders of the warrants will not have Redemption Rights with respect to the warrants.

The closing price of Public Shares on June 10, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.90. As of March 31, 2021, funds in the Trust Account totaled $345,258,401 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding Public Share.

Prior to exercising Redemption Rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption Price. D8 cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights

Neither D8’s shareholders nor D8’s warrant holders have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

D8 is soliciting proxies on behalf of the D8 Board. This solicitation is being made by mail but also may be made by telephone or in person. D8 and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. D8 will file with the SEC all scripts and other electronic communications as proxy soliciting materials. D8 will bear the cost of the solicitation.

D8 has engaged Morrow Sodali LLC to assist in the solicitation process and will pay Morrow Sodali LLC a fee of $35,000, plus disbursements.

D8 will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. D8 will reimburse them for their reasonable expenses.

D8 Shareholders

As of the date of this proxy statement/prospectus, there are 43,125,000 D8 Ordinary Shares issued and outstanding, which includes the 8,625,000 Founder Shares held by the Insiders and the 34,500,000 Public Shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 26,150,000 warrants, which includes the 8,900,000 Private Placement Warrants held by the Sponsor and the 17,250,000 Public Warrants.

At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing equity holders of Vicarious Surgical or D8 or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such D8 Ordinary Shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of D8 Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the existing equity holders of Vicarious Surgical or D8 or their respective directors, officers, advisors, or respective affiliates purchase D8 Ordinary Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. The purpose of such D8 Ordinary Share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the D8 Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, New Vicarious Surgical Equity Incentive Plan Proposal and the Director Election Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the D8 Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Available Cash Condition, and (4) otherwise limiting the number of Public Shares electing to redeem. Entering into any such arrangements may have a depressive effect on the D8 Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Proposed Transaction).

If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur. Purchases of D8 Ordinary Shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

THE BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

The terms of the Business Combination are the result of negotiations among the representatives of D8 and Vicarious Surgical. The following is a brief description of the background of these negotiations and the resulting Proposed Transaction. The dates in this subsection of the proxy statement/prospectus are listed in Hong Kong Standard Time.

D8 is a blank check company incorporated in the Cayman Islands on May 6, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. D8 sought to leverage the substantial deal sourcing, transaction structuring, investing acumen and operating expertise of its management team to identify and combine with an attractive business with high growth potential in the United States or internationally.

On July 17, 2020, D8 consummated its IPO of 30,000,000 units at a price of $10.00 per Unit generating gross proceeds of $300,000,000 before underwriting discounts and expenses. Due to exceptional market demand at the time, D8’s IPO was upsized from the original amount of $250,000,000. Each unit consisted of one D8 Class A Ordinary Share and one-half of one D8 Warrant. Each Public Warrant will become exercisable 30 days after the Closing and entitle the holder thereof to purchase one share of New Vicarious Surgical Class A Stock at a price of $11.50 per share. On July 17, 2020, D8 also completed the sale of 8,000,000 Private Placement warrants at a price of $1.00 per Private Placement Warrant, in a private placement to the Sponsor, generating gross proceeds of approximately $8,000,000. On July 22, 2020, D8 consummated the sale of 4,500,000 additional units upon receiving notice of the underwriter’s election to exercise their overallotment option (the “Over-allotment”), generating additional gross proceeds of approximately $45 million.

Upon the closing of the IPO, the Over-allotment and the private placement, approximately $345 million ($10.00 per Unit) of the net proceeds of the sale of the units in the initial public offering was placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a business combination, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend D8’s current memorandum and articles of association to modify the substance or timing of D8’s obligation to redeem 100% of D8’s Public Shares if D8 does not complete a business combination within 24 months from the closing of the IPO or to provide for redemption in connection with a business combination and (iii) the redemption of D8’s Public Shares if D8 is unable to complete a business combination within the required time period, subject to applicable law.

Prior to the consummation of D8’s IPO, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. On June 25, 2020, the Sponsor transferred 25,000 Founder Shares to each of Terry Lundgren, Fred Langhammer and Michael Kives, each of whom agreed to serve on the D8 Board as independent directors upon the closing of D8’s IPO and 15,000 Founder Shares to Robert Kirby who agreed to serve as CFO for D8.

Prior to the consummation of D8’s IPO, neither D8, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with D8.

After D8’s IPO, D8’s officers and directors commenced an active search for prospective businesses or assets to acquire in D8’s initial business combination. Representatives of D8 were contacted by, and representatives of D8 contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. D8’s officers and directors and their affiliates actively searched for and brought business combination targets to D8’s attention.

During this search process, D8 reviewed more than 150 acquisition opportunities and entered into discussions with more than 42 potential target businesses or their representatives and signed nondisclosure agreements with 15.

D8 evaluated a wide variety of potential targets spanning multiple sectors including but not limited to healthcare, consumer, media and entertainment, technology, specialty retail, and alternative proteins, which were at different stages of growth and development.

On January 4, 2021, representatives from D8 had a meeting with one of the directors of Vicarious Surgical for a general discussion on SPACs broadly. During this meeting, D8 first learned about Vicarious Surgical, viewed videos highlighting the capabilities of the robot in cadaver procedures, and expressed a strong interest in learning more about the opportunity. At the time, Vicarious Surgical was considering future financing plans, including a possible “SPAC-off” process, and D8 pushed to pre-empt that process.

On January 7, 2021, D8 had its first conference call with Adam Sachs, CEO of Vicarious Surgical. This was an introductory call for both parties to gauge each other’s interest in pursuing a business combination and for Vicarious Surgical’s CEO to introduce the technology under development and the business case for Vicarious Surgical’s product.

D8’s initial call with Vicarious Surgical was very positive, and D8 decided to proceed with due diligence of the company. On January 10, 2021, D8 signed a non-disclosure agreement with Vicarious Surgical. D8 met with Vicarious Surgical’s CEO and went through a company presentation covering the history of surgery in general, the history of robotic surgery, the advantages and shortcomings of current surgical robotic systems, the differentiating technology that Vicarious Surgical was developing, Vicarious Surgical’s Breakthrough Device Designation from the Food and Drug Administration (“FDA”), and the goals and vision for Vicarious Surgical going forward.

The discussion also covered other topics such as Vicarious Surgical’s patent portfolio, pathway to full FDA approval, strategy for commercialization, capital requirements, international expansion — especially in Asia and specifically in China — and the competitive landscape in robotic surgery today, among others.

On January 11, 2021, representatives from D8 had a conversation with representatives from Vicarious Surgical to discuss market opportunities and key personnel hires that would be required to streamline the path to commercialization. Separately, representatives from D8 had a conference call with a Vicarious Surgical director on various technologies that may enhance the Vicarious Surgical product, including 3D printing techniques, data science, and AI.

On January 11, 2021, D8 had a conference call with certain of its financial advisors, to discuss the robotic surgery market in general, and the potential and untapped whitespace that this sector represents. D8 also discussed the historical growth and expansion of Vicarious Surgical’s competitors, especially with regards to expansion in China and what paths Vicarious Surgical could also take going forward.

On January 13, 2021, D8 had a conference call with advisors, including a representative of one of China’s largest medical devices companies to assess market demand for surgical robotics such as those being developed by Vicarious Surgical. The overall conclusion was that the market demand is high, and growing with relaxation of regulatory policy going forward. D8 discussed limitations of existing surgical robot platforms and confirmed that the technical advantages of Vicarious Surgical’s surgical robot were differentiating and very attractive to surgeons and hospitals.

On January 14, 2021, D8 had a follow-up discussion with Vicarious Surgical to address additional diligence questions D8 had gathered after the initial company presentation and D8’s preliminary diligence calls with industry players.

On January 14, 2021, representatives from D8 had a diligence discussion with a healthcare advisor to discuss the robotic surgery market.

On January 14, 2021, representatives from D8 had a call with Vicarious Surgical’s IP counsel to discuss Vicarious Surgical’s patent portfolio.

On January 15, 2021, representatives from D8 had a follow-up discussion with financial advisors and one of Vicarious Surgical’s directors. The conversation included a deeper technical discussion of how Vicarious Surgical’s technology differs from legacy platforms, and the benefits conferred as well as an assessment of the remaining development work required and the milestones needed for regulatory approval. D8 also discussed with Vicarious Surgical’s director areas where D8 could add value to Vicarious Surgical’s operation, including bringing advisors, key influencer surgeons, and potential board directors with relevant experience to Vicarious Surgical.

On January 16, 2021, representatives from D8 had several calls and meetings with investors in technology, healthcare, and surgical robotics to discuss general interest in the market and to understand typical valuation methodology and benchmarks.

On January 18, 2021, representatives from D8 began discussions with D8’s counsel, White & Case LLP (“White & Case”) around general terms for a Letter of Intent (“LOI”) to be sent to Vicarious Surgical.

On January 20, 2021, representatives from D8 continued to have discussions with investors in other surgical robotic companies to understand the state of competition, specific feature sets, and market entry strategies. These discussions reaffirmed D8’s view that Vicarious Surgical’s offering was differentiated and well positioned to capture and grow the market.

On January 27, 2021, D8 held a call with its financial advisors to discuss the possible timeline a business combination process. Topics covered included PIPE presentation materials to be prepared, definitive documents to be negotiated, audited financials to be prepared, potential investors to target, additional board members to be added, and additional diligence to be conducted, among others.

On January 27, 2021, D8 officially turned down two other ongoing potential business combination opportunities in the LOI negotiation phase to pursue Vicarious Surgical on an exclusive basis. D8 chose to pursue Vicarious Surgical as a business combination target over those other two opportunities because of Vicarious Surgical’s compelling technology and superior product offering. The demonstration video of Vicarious Surgical’s robot in action, and D8’s preliminary due diligence, demonstrated to us that Vicarious Surgical could potentially be the clear long term winner in the surgical robotics space, and had the greatest upside potential relative to other targets D8 was in discussions with. In addition, breaking into the Chinese market for medical devices is a non-trivial task and D8 felt that in this regard, D8 could provide the most value add to a potential business combination target.

On January 28, 2021, D8 signed an LOI with Vicarious Surgical which provided for, among other things, a pre-money enterprise value of $1.0 billion, a mutual exclusivity period of 45 days (automatically extended for an additional 15 days if needed) and for D8 to have the right to designate one board member to the merged company. Donald Tang, one of D8’s directors indicated that he would be joining the post-combination company board.

On January 28, 2021, D8 discussed diligence requirements and the universe of available experts and advisors for technical diligence with an outside advisor.

On January 29, 2021, representatives from D8 conducted the first modelling call with the CFO of Vicarious Surgical to discuss financial projections over the next five years. With regards to the top line, key topics covered in this call, and in future modelling calls centered around the current and future addressable market, current and future penetration rates, revenue ramp up versus other surgical robotics companies, pricing assumptions for systems, consumables and services and systems utilization among others. With regards to the expense side, key topics covered in this call and in future modelling calls centered around costs associated with the path to commercialization including R&D expenses, marketing and customer outreach costs, regulatory and clinical expenses, costs to build out a sales team, efficiency of the sales team, and costs to grow manufacturing capability, among others.

On February 1, 2021, D8 held a kick-off call to discuss the overall timeline of the business combination process with D8’s advisors.

Between February 1, 2021 and April 13, 2021, D8 and the White & Case team held continuous discussions on legal due diligence, culminating with a final legal due diligence report received on April 13, 2021. During this period, White & Case reviewed the documents in the virtual data room opened by Vicarious Surgical and sent multiple diligence request lists to Vicarious Surgical and their legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”).

On February 2, 2021, D8 held the first of many conference calls to discuss the PIPE presentation deck.

On February 2, 2021, D8 held a board meeting to update the board of directors on the status of the transaction. Updates and discussions with board members were ongoing throughout the transaction process up until the board approval date on April 13, 2021.

On February 3, 2021, representatives from D8 organized a call between representatives of Vicarious Surgical and a potential new board member. This board member, David Ho, was eventually added to the D8 board on April 9, 2021, and will be joining the post-combination board as well.

On February 4, 2021, D8 representatives were granted access to an electronic data room prepared by Vicarious Surgical.

On February 8, 2021, D8 engaged KPMG to conduct an IPO Readiness report. The objective of this report was to provide a high-level risk assessment of the public company readiness of Vicarious Surgical.

Throughout the process described below, representative from D8 maintained a continuous dialogue with representatives from Vicarious Surgical regarding all matters of the transaction including; the status of board approval, the investor presentation and investment thesis, diligence materials to validate the opportunity for investors, the financial model, investor feedback, business updates, transaction documentation, task lists, and next steps in execution. Between February 17, 2021 and April 15, 2021, representatives from D8 and representatives from Vicarious Surgical held, at a minimum, daily update conference calls to monitor the progress of the transaction.

On February 17, 2021, the CFO of Vicarious Surgical had a call with KPMG to discuss IPO readiness and what internal functions and controls should be in place in order to prepare Vicarious Surgical for the rigors of being a publicly traded company. In addition, there were weekly progress calls held until April 2, 2021.

On February 25, 2021, D8 engaged KPMG to conduct a tax diligence report on Vicarious Surgical. A draft version of this report was received on March 25, 2021 with a final version received on April 8, 2021.

On February 26, 2021, representatives from D8 held a call with the entire board of Vicarious Surgical to discuss the business combination process, key hires needed to build out a sales force, the investor presentation, PIPE investor outreach strategy, international expansion possibilities, financial forecasts, among others.

On March 2, 2021, D8 and White & Case circulated an initial draft of the Merger Agreement to Mintz.

On March 4, 2021, D8 formally engaged Credit Suisse (“CS”) as placement agent for the PIPE process, and began discussions on a PIPE marketing and PIPE investor outreach strategy.

On March 8, 2021, D8, Vicarious Surgical and CS commenced a series of conference calls and follow-up calls with prospective PIPE investors. These calls continued through April 13, 2021.

On March 12, 2021, representatives from D8 held a diligence call with a bariatric surgeon to discuss his experience with Vicarious Surgical’s surgical robot in abdominal surgeries such as hernias. The surgeon reported favorably on the Vicarious Surgical technology, the visualization of the system, its ease of set-up and its ease of use while working through the abdomen. He also described how incumbent systems are limited by the space required to operate them and the multiple incision sites they require, and that the Vicarious System solves both of these problems. He was impressed with the pace of improvement over time and commented favorably on the product focus and engineering culture of Vicarious Surgical.

On March 13, 2021, representatives from D8 held a diligence call with a obstetrician-gynecologist to discuss his experience with Vicarious Surgical’s surgical robot and the value proposition of Vicarious Surgical’s surgical robot as it relates to abdominal surgeries such as hernias and hysterectomies. This surgeon was very familiar with incumbent robotic platforms and commented that Vicarious Surgical’s product could actually be used today, and was on par, if not better than the robots he currently uses. He cited how cumbersome existing systems were to operate and that the training time and difficulty of use often led surgeons to abandon adoption of them altogether. He also mentioned that one of the key highlights of the Vicarious Surgical robot was its ability to work around organs within the abdomen, a critical element in avoiding damage or injury to other organs while inside the patient. He was impressed with the pace of improvement and commented on the product focus and engineering culture at Vicarious Surgical.

Also on March 13, 2021, representatives from D8 held a diligence call with executives managing a large Chinese hospital chain and a distributor of medical equipment and surgical robotics on the market opportunity and competitive dynamic in China. The issue of training surgeons for legacy platforms was identified as a key differentiator for Vicarious Surgical’s robot. VR and visualization techniques were also identified as a promising area of development.

On March 26, 2021, Mintz circulated to White & Case a revised draft of the Merger Agreement.

On March 26, 2021, D8 extended the exclusivity period with Vicarious Surgical per the LOI for an additional 30 days, with an automatic 15 day extension until May 13, 2021.

On March 26, 2021, representatives from D8 held a diligence call with an obstetrician-gynecologist to discuss his experience with Vicarious Surgical’s surgical robot in abdominal surgery, including hysterectomies. The surgeon’s feedback was that he believed the learning curve for Vicarious Surgical’s robotic system would be significantly shorter versus existing solutions due to its ease of use and ability to match human movement. He believed that the natural motion of the system could easily drop operating room time as well and that all these factors would combine to provide a clear value proposition. This individual also commented that he would prefer that the Vicarious Surgical robot had heavier controllers.

On March 27, 2021, representatives from D8 held a diligence call with a surgical director of adult and pediatric liver and intestinal transplantation and a medical researcher to discuss the value proposition of Vicarious Surgical’s surgical robot as it relates to abdominal surgery. The doctors had no previous experience with Vicarious Surgical robots, and gained experience with the robot in one session on site at Vicarious Surgical’s offices. This surgical director commented that the technology made a significant difference in addressing the limited movement within the abdomen faced by surgeons using surgical robots today and that this would make market adoption more likely. Additionally, the surgeon envisioned additional use cases for the Vicarious Surgical robot not contemplated currently. He even expressed interest in returning to Vicarious Surgical’s cadaver lab to attempt more complicated procedures with poor patient outcomes using existing tools as he felt the technology as-is was already very promising and could see it being adapted more broadly to complex procedures. The surgeon also requested modifications to the controller and interface.

On April 2, 2021, White & Case circulated to Mintz initial drafts of various other Transaction Documents.

Between April 9, 2021 and April 14, 2021, representatives of White & Case and Mintz, with input from the management teams of D8 and Vicarious Surgical, respectively, exchanged multiple drafts of the Merger Agreement and the related Transaction Documents and negotiated key terms in the documents.

On April 13, 2021, the D8 Board, with representatives from White & Case and Maples and Calder (Cayman) LLP present, met via video conference call and discussed the transaction in detail, including the overall transaction structure, the key terms of the draft Merger Agreement and the related Transaction Documents and the legal due diligence that was conducted on Vicarious Surgical. The D8 Board unanimously approved the Merger Agreement and the other Transaction Documents, subject to final negotiations and modifications, and determined to recommend the approval of the Merger Agreement and the other Transaction Documents to its shareholders.

On April 13, 2021, the PIPE book was closed to new orders; PIPE Investors signed Subscription Agreements; D8 and Vicarious Surgical reviewed the submitted orders with representatives of CS and due to excess demand, D8 and Vicarious Surgical decided to upsize the PIPE book from $100 million to $115 million.

On April 14, 2021, the Vicarious Surgical board of directors, with representatives from Mintz present, met via video conference call and discussed the transaction and the rationale for the transaction in detail. The transaction was approved unanimously by the Vicarious Surgical board.

Prior to market open on April 15, 2021, the Merger Agreement and certain Transaction Documents were executed.

On April 15, 2021, D8 announced the transaction and filed a Current Report on Form 8-K with the SEC including the press release and an investor presentation to be used in meetings with current and potential investors.

D8 Board of Directors’ Reasons for the Approval of the Business Combination

Before reaching its decision on April 13, 2021, the D8 Board reviewed the results of D8’s due diligence, which included:

•        Research on the surgery market in general, and robotic surgery in particular and its prospects, industry landscape and growth potential in the US and abroad; the competitive dynamic and features and drawbacks of other robotic surgery platforms on the market or in development;

•        Extensive conference call meetings with Vicarious Surgical’s management and representatives regarding the pathway to commercialization, intellectual property, potential partners and customers, growth prospects, possible acquisitions, regulatory timeline, international expansion, and PIPE marketing strategy, among others with (at a minimum) daily conference calls occurring between February 17, 2021 and April 15, 2021;

•        Diligence calls with multiple surgeons including independent advisors to D8 who have used the Vicarious System;

•        Diligence calls with multiple hospital groups discussing incumbent systems and the benefits of the Vicarious System;

•        Review of tax due diligence prepared by KPMG;

•        Review of legal due diligence prepared by White & Case;

•        Financial model and projections, prepared in conjunction with Vicarious Surgical; and

•        Feedback from PIPE investors and other market participants on Vicarious Surgical’s prospects as a public company and relevant valuation benchmarks.

D8’s board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of D8’s board may have given different weight to different factors in their evaluation of the Business Combination.

In the prospectus for D8’s IPO, D8 identified the following general criteria and guidelines that D8 believed would be important in evaluating prospective target businesses, although D8 indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The D8 Board considered these factors in its evaluation of Vicarious Surgical.

Solid Fundamentals

Through due diligence and expert calls, D8 identified a strong product market fit between Vicarious Surgical’s robot platform and the large market for abdominal surgeries today. With the validation of Breakthrough Device Designation from the FDA, D8 believes Vicarious Surgical is well positioned to capture reasonable market share over time, and to capitalize on a sizable revenue opportunity. D8 believes that the Vicarious Surgical business model of high margin capital sales paired with recurring revenue from disposable components and service/maintenance contracts is compelling. D8 believes the Business Combination will enable the acceleration of the development of Vicarious Surgical and will position Vicarious Surgical to participate in a robust market opportunity.

Underexploited expansion opportunities:

Vicarious Surgical operates in a space that is vastly underpenetrated with what D8 believes are significant opportunities for growth. While the conventional thinking is that Vicarious Surgical will compete against legacy robotic systems, D8 believes Vicarious Surgical’s true competition is open surgery as a whole. As hospitals and surgeons increasingly adopt robotic surgery into their repertoire, D8 believes that Vicarious Surgical’s superior and differentiated product will allow it to capture market share in an area that is relatively untapped. This thesis has been corroborated not only through D8’s multiple discussions with industry players who have viewed the capabilities of the Vicarious Surgical robot favorably, but also through feedback from surgeons who have tested the robot in a lab setting.

The total addressable market contemplated as of today includes almost 40 million annual global abdominal procedures. These would include all hernia (including incisional and umbilical), hysterectomy (including oophorectomy and colpopexy), gall bladder and gastrointestinal (including colorectal, bariatric, small bowel, esophageal) procedures, among others. Based on its current forecast, D8 believes it can achieve approximately $1 billion in revenue with < 1% penetration in this market.

Under-valued business:

D8 believes there are significant opportunities to expand the addressable market for Vicarious Surgical’s robot. One important piece of feedback received from a surgeon who experimented with Vicarious Surgical’s robot was that there could be lots of applications for the robot in addition to the indications included in the current forecast. Through additional conversations with other surgeons, D8 realized that once surgeons from various disciplines were introduced to the Vicarious System, they would figure out on their own additional ways to apply the robot to optimize their own surgical procedures. This “untapped” addressable market is an unquantifiable market opportunity for now, and is not included in D8’s forecast, but it represents significant potential upside.

Attractive returns:

With the aforementioned two points, D8 feels that merging with Vicarious Surgical allows D8’s shareholders to participate right at the moment of inflection in Vicarious Surgical’s life cycle. D8 has seen the growth of incumbent systems being rewarded by the markets and D8 believes that the long term value proposition of Vicarious Surgical is even more convincing as the Vicarious System addresses the problems and challenges surgeon’s currently face using robotics today. D8’s diligence has verified that the technology works and the Breakthrough Device Designation from the FDA will help further de-risk the path to commercialization. Compared to similar companies in D8’s comps universe, D8 believes not only is the entry valuation attractive, but the long term returns that Vicarious Surgical can generate will be extremely compelling.

Ability to leverage existing D8 value chain:

The current forecast is US-dominant, with over 90% of the total revenues generated during the forecast period coming domestically. However, there is a large addressable market globally, and with D8 being based in Asia, D8 believes it is well-positioned to help Vicarious Surgical expand to the eastern hemisphere. Key markets D8 will be focusing on for expansion include China, Indonesia, Korea, Japan and Singapore. Through conversations with medical device industry participants, D8 has learned that there is significant demand in China for surgical robotics. However, due to import restrictions, the average utilization for incumbent surgical robotics players is approximately 4x higher in China than it is in the United States. As these restrictions loosen in the future, it is D8’s ambition to assist Vicarious Surgical in capturing market share in this market and others.

These illustrative criteria were not intended to be exhaustive. D8 stated in the IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that D8’s management may deem relevant. In the event that D8 decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, D8 indicated that it would disclose that the target business does not meet the above criteria in D8’s stockholder communications related to its initial business combination.

Sourced on a Proprietary Basis:    D8 did not want to participate in a broadly marketed process, including situations where companies were “exploring all their alternatives” but rather aimed to leverage its extensive network to source D8’s initial business combination. D8 also actively avoided “SPAC-offs” or auction processes for potential target companies. Through D8’s due diligence and careful filtering, D8 was able to identify Vicarious Surgical as an attractive merger target without participating in a competitive process for target companies.

Committed and Capable Management Team:

The co-founders of Vicarious Surgical, Adam Sachs and Sammy Khalifa, possess impressive backgrounds having both studied engineering at MIT, and thereafter working at Apple. They have dedicated the last seven years of their careers to building Vicarious Surgical and developing its technology. Both are extremely passionate about their life’s work and believe that the Vicarious Surgical robotic system can great benefit the future of surgery and therefore benefit society at large. Their efforts have resulted in Vicarious Surgical having developed the only full robotics system to have achieved a Breakthrough Designation by the FDA.

The co-founder have assembled an accomplished group of advisors and managers who are equally passionate about Vicarious Surgical. D8 believes that these advisors possess the experience required to help bring the Vicarious Surgical robot to commercialization. Vicarious Surgical’s advisors include the former CFO of Auris Health, the former head of the robotics program at Medtronic and the former chief IP counsel of Becton Dickinson, among others. In addition, Vicarious Surgical has attracted a marquee list of investors known for being ahead of the curve such as Bill Gates, Innovation Endeavors, Khosla Ventures and others.

Strong PIPE interest:

As further validation of Vicarious Surgical’s technology, D8 and Vicarious Surgical were able to secure a strong list of investors for the PIPE transaction including industry stalwart Becton Dickinson, and existing investors such as Khosla Ventures, Bill Gates and Eric Schmidt’s Innovation Endeavors. Due to an effective marketing effort, D8 was able to up-size the PIPE transaction from an anticipated $100 million to a final closing of $115 million.

Seller’s retained interest:

Current Vicarious Surgical Stockholders will be rolling over 100% of their equity into New Vicarious Surgical. D8 considered this to be strong indication of their commitment to the long term value proposition of Vicarious Surgical.

At pricing, Vicarious Surgical was ascribed an enterprise value of approximately $1.0 billion and equity value of approximately $1.5 billion, representing approximately 3.1x in projected 2025 revenues. The D8 Board concluded that this was fair and reasonable, given the tremendous growth opportunity the D8 Board perceived and the limited direct competition facing Vicarious Surgical, Vicarious Surgical’s international expansion opportunities and the compelling technological advantages of its robotic system.

Although the D8 Board did not seek a third party valuation, and did not receive a valuation opinion from any third party in connection with the Business Combination, the D8 Board relied on D8’s management team’s collective experience in public market transactions in constructing and evaluating financial models and projections and conducting valuations of businesses. Based on these various factors, the D8 Board concluded that a fully diluted post-Closing enterprise value of the combined companies of $1.5 billion is a fair and reasonable valuation given (a) the implied valuation of Vicarious Surgical’s peer group and (b) Vicarious Surgical’s growth prospects, business strategy, and other compelling aspects of the Business Combination.

The D8 Board also gave consideration to certain negative factors (which are more fully described in the section entitled “Risk Factors” beginning on page 48 of this proxy statement/prospectus, although not weighted or in any order of significance).

The risk that D8’s Public Shareholders would vote against the Business Combination Proposal or exercise their Redemption Rights

The D8 Board considered the risk that some of the current Public Shareholders would vote against the Business Combination Proposal or decide to exercise their Redemption Rights, thereby reducing the amount of cash available in the Trust Account to an amount below the minimum amount required to consummate the Business Combination. The D8 Board concluded, however, that the risk was mitigated because of the market confidence shown by the PIPE Investors, which the D8 Board considered a strong endorsement of the quality of the Business Combination. Further, the fact that Public Shareholders may vote for the Business Combination Proposal while also exercising their Redemption Rights mitigates incentive for a Public Shareholders to vote against the Business Combination Proposal, especially to the extent that they hold Public Warrants which would be worthless if the Business Combination is not completed.

D8’s management and the D8 Board may have different interests in the Business Combination than the Public Shareholders

The D8 Board considered the fact that members of D8’s management and the D8 Board may have interests that are different from, or are in addition to, the interests of D8’s shareholders generally, including the matters described under “— Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus. However, the D8 Board concluded that the potentially disparate interests would be mitigated because (a) these interests were disclosed in the initial public offering prospectus and (b) these disparate interests would exist or may be even greater with respect to a business combination with any other target company, depending on the substantive terms and timing of any such alternative business combination.

The D8 Board also considered a variety of additional uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

Liquidation of D8.    The risks and costs to D8 if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in D8 being unable to effect an initial business combination by July 17, 2022 and force D8 to liquidate and the warrants to expire worthless.

Competition.    The fact that there are a number of companies competing in Vicarious Surgical’s industry and the possibility that Vicarious Surgical may be unable to attract and retain customers for its products, or the possibility that one of its competitors may be able to develop new technologies or business strategies that may negatively impact Vicarious Surgical’s operations and growth prospects.

Revenue Status.    The risks related to Vicarious Surgical’s status as a company that has not begun selling products and services and the possibility that the Vicarious Surgical management team may be unable to execute its business plan or achieve and sustain profitability.

Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within D8’s control.

Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

Public Company Status.    The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain New Vicarious Surgical’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than New Vicarious Surgical anticipates.

Unaudited Prospective Financial Information of Vicarious Surgical

Vicarious Surgical does not as a matter of course make public projections as to future sales, earnings or other results. However, the management of Vicarious Surgical has prepared the prospective financial information set forth below and provided to Vicarious Surgical’s board of directors, Vicarious Surgical’s financial advisors and D8 certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Vicarious Surgical’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Vicarious Surgical. The inclusion of the below information should not be regarded as an indication that Vicarious Surgical, D8, the D8 Board or their respective affiliates, advisors, or other representatives or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal.

The unaudited prospective financial information is included in this proxy statement/prospectus solely to provide D8’s shareholders access to information made available in connection with the D8 Board’s consideration of the proposed Business Combination. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was March 5, 2021.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Vicarious Surgical’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements” and “Risk Factors.” Vicarious Surgical believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Vicarious Surgical had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Vicarious Surgical’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. No person has made or makes any representation or warranty to any D8 shareholder regarding the information included in the prospective financial information.

The prospective financial information is not included in this proxy statement/prospectus in order to induce any D8 shareholders to vote in favor of any of the proposals at the extraordinary general meeting.

D8 encourages you to review the financial statements of Vicarious Surgical included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 44 of this proxy statement/prospectus and to not rely on any single financial measure.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, D8, VICARIOUS SURGICAL OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES DO NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF VICARIOUS SURGICAL, D8 NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY VICARIOUS SURGICAL STOCKHOLDER, D8 STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The following table sets forth certain summarized prospective financial information regarding Vicarious Surgical for 2023, 2024, 2025, 2026 and 2027:

	Forecast Year Ended December 31,
(USD in millions)	2023E	2024E	2025E	2026E	2027E
Revenue	$16.9	$133.6	$355.3	$634.4	$1,094.0
Gross Margin %	80%	79%	80%	78%	80%
Installed base (units)	12	102	267	536	996

The Vicarious Surgical prospective financial information was prepared using a number of assumptions, including the following assumptions that Vicarious Surgical’s management believed to be material:

•        projected revenue is based on a variety of operational assumptions, including, FDA approval of Vicarious Surgical’s robotic system in 2023, commercialization timing for subsequent applications under development, growth in Vicarious Surgical’s installed base, the average selling price per system, system utilization of Vicarious Surgical’s growing installed customer base, and resulting sales of consumables and service contracts; and

•        projected gross profit is driven by the mix of systems produced and sold, the growth in contribution from sales of consumables and service contracts and costs associated with manufacturing overhead, service, warranty and logistics.

Satisfaction of 80% Test

NYSE rules require that D8’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account) at the time of the execution of a definitive agreement for D8’s initial business combination. As of April 15, 2021, the date of the execution of the Merger Agreement, the fair value of the funds held in the Trust Account was approximately $333,185,194.64 (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account), and 80% thereof represents approximately $266,548,155.71. Based on the enterprise value of Vicarious Surgical of approximately $1.0 billion compared to the approximately $333,185,194.64 in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account), the fact that the purchase price for Vicarious Surgical was the result of an arm’s length negotiation and all of the factors described in this section and the section entitled “The Business Combination Proposal — Merger Agreement” beginning on page 119 of this proxy statement/prospectus, the D8 Board determined that this requirement was met.

Certain Benefits of D8’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the D8 Board in favor of approval of the Business Combination, it should be noted that D8’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•        Prior to the consummation of the IPO, on May 14, 2020, the Sponsor received 7,187,500 Founder Shares in exchange for a capital contribution of $25,000, or $.003 per share. On June 25, 2020, the Sponsor transferred 15,000 Founder Shares to Robert Kirby and 25,000 Founder Shares to each of Michael Kives, Fred Langhammer and Terry Lundgren, resulting in the Sponsor holding 7,097,500 Founder Shares. On July 14, 2020, D8 effected a share capitalization of 1,437,500 D8 Class B Ordinary Shares resulting in 8,625,000 Founder Shares outstanding, of which the Sponsor now holds 8,535,000 Founder Shares. As a result of the significantly lower investment per share of D8’s Sponsor, directors and officers as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of the Public Shareholders. In addition, if D8 does not consummate a business combination by July 17, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the D8 Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,625,000 Founder Shares owned by the Initial Shareholders would be worthless because following the redemption of the Public Shares, D8 would likely have few, if any, net assets and because the Insiders have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any D8 Class A Ordinary Shares and D8 Class B Ordinary Shares held by it or them, as applicable, if D8 fails to complete a business combination within the required period. Additionally, in such event, the Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO (including in relation to exercise of the over-allotment option by the underwriters) for an aggregate purchase price of $8,900,000 will also expire worthless. D8’s directors and executive officers, also have a direct or indirect economic interest in such Private Placement Warrants and in the 8,535,000 D8 Class B Ordinary Shares owned by the Sponsor. Michael Kives, Fred Langhammer and Terry Lundgren each own 25,000 D8 Class B Ordinary Shares and Robert Kirby owns 15,000 D8 Class B Ordinary Shares. The 8,625,000 New Vicarious Surgical Class A Shares into which the 8,625,000 D8 Class B Ordinary Shares held by the Insiders will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $85,387,500 based upon the closing price of $9.90 per Public Share on the NYSE on June 10, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such New Vicarious Surgical Class A Shares will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, D8 believes such shares have less value. The 8,900,000 New Vicarious Surgical Warrants into which the 8,900,000 Private Placement Warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $13,172,000 based upon the closing price of $1.48 per Public Warrant on NYSE on June 10, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        Donald Ho and David Chu, current directors of D8, are expected to be directors of New Vicarious Surgical after the Closing. As such, in the future, Mr. Ho and Mr. Chu may receive fees for their service as directors, which may consist of cash or stock-based awards, and any other remuneration that New Vicarious Surgical Board determines to pay to its non-employee directors.

•        D8’s existing directors and officers will be eligible for continued indemnification and continued coverage under D8’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to D8 if and to the extent any claims by a third party (other than D8’s independent registered public accounting firm) for services rendered or products sold to D8, or a prospective target business with which D8 has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        D8’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if D8 fails to consummate a business combination by July 17, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, D8 may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•        Pursuant to the A&R Registration Rights Agreement, the Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the New Vicarious Surgical Class A Common Stock and New Vicarious Surgical Warrants held by such parties following the consummation of the Proposed Transaction.

Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the date of the Merger Agreement and/or other specific dates. The assertions and obligations embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “Disclosure Letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. D8 does not believe that the Disclosure Letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about D8, Merger Sub, Vicarious Surgical or any other matter.

Structure of the Merger

On April 15, 2021, D8 entered into the Merger Agreement with Merger Sub, Vicarious Surgical and Adam Sachs, an individual, in his capacity as the Stockholder Representative, pursuant to which, among other things, following the Domestication, Merger Sub will merge with and into Vicarious Surgical, the separate corporate existence of Merger Sub will cease and Vicarious Surgical will be the surviving corporation (Vicarious Surgical, in its capacity as the surviving corporation of the Merger, sometimes referred to as the “Surviving Corporation”).

Prior to and as a condition of the Merger, pursuant to the Domestication, D8 will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended, and the Cayman Islands Companies Act (As Revised). For more information, see “The Domestication Proposal” beginning on page 140 of this proxy statement/prospectus.

Consideration

Aggregate Merger Consideration

D8 has agreed to pay approximately $1.0 billion in aggregate consideration. The Vicarious Surgical stockholders (except for the Vicarious Surgical Founders) will receive shares of New Vicarious Surgical Class A Stock (valued at $10.00 per share) equal to (i) the amount of shares of Vicarious Surgical capital stock owned by such holder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share in such class of Vicarious Surgical capital stock. The Vicarious Surgical Founders will receive shares of New Vicarious Surgical Class B Stock equal to (i) the amount of Vicarious Surgical capital stock owned by such Vicarious Surgical Founder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share in such class of Vicarious Surgical capital stock.

Treatment of Vicarious Surgical Options

Each Vicarious Surgical option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall be assumed by D8 and shall be converted into an option to acquire New Vicarious Surgical Class A Stock with the same terms and conditions as applied to the Vicarious Surgical option immediately prior to the Effective Time; provided that the number of shares underlying such New Vicarious Surgical option will be determined by multiplying the number of shares of Vicarious Surgical capital stock that are issuable upon the exercise of such option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Vicarious Surgical option shall be determined by dividing the per share exercise price of such Vicarious Surgical option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded up to the nearest whole cent.

Treatment of Vicarious Surgical Warrants

Each warrant to purchase shares of Vicarious Surgical capital stock that is issued and outstanding prior to the Effective Time and has not been exercised or terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of New Vicarious Surgical Class A Stock; provided that the number of shares underlying such New Vicarious Surgical Warrant will be determined by multiplying the number of shares of Vicarious Surgical capital stock that are issuable upon the exercise of such warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Vicarious Surgical Warrant shall be determined by dividing the per share exercise price of such Vicarious Surgical warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded down to the nearest whole cent.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place no later than on the date that is the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties.

Representations and Warranties

The Merger Agreement contains representations and warranties of Vicarious Surgical and D8, certain of which are qualified by materiality and Material Adverse Effect (as defined below) and may be further modified and limited by the Disclosure Letters. See “The Business Combination Proposal — Merger Agreement — Representations and Warranties — Material Adverse Effect” beginning on page 121 of this proxy statement/prospectus. The representations and warranties of D8 are also qualified by information included in D8’s public filings, filed or submitted to the SEC and available on the SEC’s website prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Vicarious Surgical

Vicarious Surgical has made representations and warranties relating to, among other things, organization and qualification, no subsidiary, capitalization, due authorization, no conflict and governmental consents and filings, compliance and approvals, government contracts, financial statements, no undisclosed liabilities, absence of certain changes, litigation, company benefit plans, labor relations, real property and tangible property, taxes, environmental matters, brokers and third party expenses, intellectual property, privacy, cybersecurity, agreements, contracts and commitments, insurance, related party transactions, certain provided information, anti-corruption and sanctions, suppliers, sufficiency of assets and foreign investments in U.S. businesses and that there are no other representations and warranties of D8 or Merger Sub except as set forth in a certain section of Merger Agreement.

The representations and warranties of Vicarious Surgical identified as fundamental under the terms of the Merger Agreement are organization and qualification, no subsidiaries, capitalization, due authorization and brokers and third party expenses (collectively, the “Vicarious Surgical Fundamental Representations”).

Representations and Warranties of D8 and Merger Sub

D8 and Merger Sub have made representations and warranties relating to, among other things, organization and qualification, parent subsidiaries, capitalization, authority relative to the Merger Agreement, no conflict and required filings and consents, compliance and approvals, SEC reports and financial statements, absence of certain changes or events, litigation, business activities, material contracts, listing, PIPE investment amount, Trust Account, taxes, information supplied, board approval and shareholder vote, affiliate transactions, brokers and that there are no other representations and warranties of Vicarious Surgical except as set forth in a certain section of the Merger Agreement.

The representations and warranties of D8 and Merger Sub identified as fundamental under the terms of the Merger Agreement are organization and qualification, subsidiaries, capitalization, authority relative to the Merger Agreement and brokers (collectively, the “D8 Fundamental Representations”).

Survival of Representations, Warranties and Covenants

Except in the case of claims against a person in respect of such person’s intentional fraud in making a representation and warranty in the Merger Agreement and the survival of any covenant or agreement of the respective parties which by its terms is required to be performed or complied with in whole or in part after the Closing (which covenants and agreements shall survive the Closing in accordance with their respective term), the representations, warranties, covenants and agreements of the respective parties to the Merger Agreement will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Vicarious Surgical are qualified in whole or in part by a materiality or a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Similarly, under the Merger Agreement, certain representations and warranties of D8 and Merger Sub are qualified in whole or in part by a materiality or a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Vicarious Surgical Material Adverse Effect

Pursuant to the Merger Agreement, a material adverse effect with respect to Vicarious Surgical (“Vicarious Surgical Material Adverse Effect”) means any change, event, circumstance, fact or occurrence (collectively, “Events”), individually or when aggregated with other changes, events or occurrences, that (i) has had or would be reasonably likely to have a materially adverse effect on the business, assets, financial conditions or results of operations of Vicarious Surgical or (ii) is reasonably likely to prevent or materially delay the ability of Vicarious Surgical to consummate the transactions contemplated by the Merger Agreement and by the other Transaction Documents.

However, for purposes of item (i) above, no Event that results from or arises out of or is related to any of the following (alone or in combination) shall be taken into account in determining whether a Vicarious Surgical Material Adverse Effect has occurred or would be reasonably likely to occur:

(a)     acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local, political or social conditions;

(b)    earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters;

(c)     changes attributable to the public announcement or pendency of the Merger Agreement or any of the transactions contemplated by the Merger Agreement or the other Transaction Documents (including the impact thereof on relationships with customers, suppliers, employees or governmental entities);

(d)    changes or proposed changes in applicable legal requirements, regulations or interpretations thereof or decisions by courts or any governmental entity after the date of the Merger Agreement;

(e)     changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Merger Agreement;

(f)     any downturn in general business or economic conditions, including changes in the credit, debt, securities, financial, capital or securities markets generally, or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world;

(g)    events or conditions generally affecting the industries and markets in which Vicarious Surgical operates;

(h)    any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that this shall not prevent a determination that any Event underlying such failure has resulted in a Vicarious Surgical Material Adverse Effect); or

(i)     any action required to be taken, or required not to be taken, pursuant to the terms of the Merger Agreement.

In the event an Event described in items (d), (e), (f) or (g) above disproportionately adversely affects Vicarious Surgical compared to other persons or entities operating in the same industry as Vicarious Surgical, then such disproportionate impact may be taken into account in determining whether a Vicarious Surgical Material Adverse Effect has occurred.

D8 Material Adverse Effect

Pursuant to the Merger Agreement, a material adverse effect with respect to D8 or Merger Sub (“D8 Material Adverse Effect” and together with a Vicarious Surgical Material Adverse Effect, a “Material Adverse Effect”) means any Event, individually or when aggregated with other changes, events or occurrences, that (i) has had or would be reasonably likely to have a materially adverse effect on the business, assets, financial condition or results of operations of D8 and Merger Sub, taken as a whole, or (ii) is reasonably likely to prevent the ability of D8 or Merger Sub to consummate the transactions contemplated by the Merger Agreement or the other Transaction Documents.

However, for purposes of item (i) above, no Event that results from or arises out of or is related to any of the following (alone or in combination) shall be taken into account in determining whether a D8 Material Adverse Effect has occurred or would be reasonably likely to occur:

(a)     changes or proposed changes in applicable legal requirements, regulations or interpretations thereof or decisions by courts or any governmental entity after the date of the Merger Agreement;

(b)    changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Merger Agreement;

(c)     any downturn in general business or economic conditions, including changes in the credit, debt, securities, financial, capital or securities markets generally, or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; or

(d)    changes attributable to the public announcement or pendency of the Merger Agreement or any of the transactions contemplated by the Merger Agreement or the other Transaction Documents (including PIPE Investment and the Domestication).

In the event an Event described in items (a), (b) or (c) above disproportionately adversely affects D8 compared to other “SPACs” operating in the industries in which D8 operates, then such disproportionate impact may be will be taken into account in determining whether a D8 Material Adverse Effect has occurred.

Covenants and Agreements

Vicarious Surgical has made covenants relating to, among other things, conduct of business, preparation and delivery of financial statements, access to information, cooperation with respect to the PIPE Investment, governmental consents, filing of notices and this registration statement, public disclosures, acquisition proposals, post-closing directors and officers of New Vicarious Surgical and third-party consents.

D8 has made covenants relating to, among other things, conduct of business, access to information, cooperation with respect to governmental consents and filing of notices, filing of this registration statement, Trust Account proceeds, compliance with Section 16 of the Exchange Act, the NYSE listing, no solicitation, post-closing directors and officers of New Vicarious Surgical, Domestication, director and officer indemnification and insurance, public disclosures, PIPE Investment subscriptions and litigation.

Conduct of Business by Vicarious Surgical

Vicarious Surgical has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, except as otherwise consented to by D8 in writing (which consent will not be unreasonably withheld, conditioned, or delayed), as expressly contemplated by the Merger Agreement or the Vicarious Surgical Disclosure Letter, (a) conduct its operations in the ordinary course consistent with past practices and use reasonable best efforts to preserve the present business and operations and goodwill of Vicarious Surgical, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them.

During the Interim Period, Vicarious Surgical has also agreed not to, except as required or expressly permitted by the Merger Agreement or the Vicarious Surgical Disclosure Letter, required by applicable legal requirements or as consented to by D8 in writing (which consent will not be unreasonably withheld, conditioned, or delayed), do any of the following:

•        except as otherwise required by any existing benefit plan of Vicarious Surgical, the Merger Agreement or applicable legal requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor except for any such person with an annual base salary or wage rate of less than $250,000 in the ordinary course of business; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any benefit plan of Vicarious Surgical or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an benefit plan of Vicarious Surgical if it had been in effect on the date of the Merger Agreement (other than annual renewal of welfare plans in the ordinary course of business consistent with past practice or amendments to welfare plans that do not result in more than a de minimis increase in cost to Vicarious Surgical); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any benefit plan of Vicarious Surgical; (v) grant any equity or equity-based compensation awards; or (vi) hire or terminate any employee or independent contractor (other than for cause), if such new employee or independent contractor will receive, or such terminated employee or consultant does receive, annual base compensation (or annual base wages or fees) in excess of $250,000;

•        transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a lien (other than certain permitted liens), impair, abandon, fail to diligently maintain, allow to lapse, transfer or otherwise dispose of, any right, title or interest of Vicarious Surgical in or to any intellectual property material to any of the businesses of Vicarious Surgical (other than non-exclusive licenses of owned intellectual property granted to customers in the ordinary course of business consistent with past practice);

•        extend, amend, waive, cancel or modify any material rights in or to any intellectual property material to any business of Vicarious Surgical;

•        fail to diligently prosecute the patent applications owned by Vicarious Surgical other than applications that are immaterial or that Vicarious Surgical, in the exercise of its good faith business judgment, has determined to abandon;

•        disclose, divulge, furnish to or make accessible to any third party who is not subject to an enforceable written agreement to maintain the confidentiality thereof, any trade secrets constituting the owned intellectual property of Vicarious Surgical or any trade secrets of any person to whom Vicarious Surgical has a confidentiality obligation;

•        subject any material software constituting owned intellectual property of Vicarious Surgical to copyleft terms;

•        (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in Vicarious Surgical except pursuant to existing rights of first refusal or rights of first offer in favor of Vicarious Surgical existing as of the date of the Merger Agreement; (iii) grant, issue, transfer. sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock), as applicable, in Vicarious Surgical; (iv) declare, set aside or pay any dividend or make any other distribution; or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or equity interests or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other Equity Interests or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other Equity Interests or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

•        amend its organizational documents, or form or establish any subsidiary;

•        (i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•        sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of real or tangible assets or properties, other than any disposition of obsolete assets in the ordinary course of business consistent with past practice;

•        (i) issue or sell any debt securities or rights to acquire any debt securities of Vicarious Surgical or guarantee any debt securities of another person; (ii) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any indebtedness of, any person except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of the Merger Agreement, in each case as set forth in the Vicarious Surgical Disclosure Letter; (iii) except in the ordinary course of business consistent with past practice, create any material liens on any material property or assets of Vicarious Surgical in connection with any indebtedness thereof (other than certain permitted liens); (iv) cancel or forgive any indebtedness owed to Vicarious Surgical; or (v) make, incur or commit to make or incur any material capital expenditures, other than in the ordinary course of business consistent with past practice;

•        release, assign, compromise, settle or agree to settle any legal proceeding material to Vicarious Surgical or its respective properties or assets;

•        (i) modify, terminate, cancel, or modify or amend in any material respect, any material contract; (ii) enter into any contract that would have been a Company Material Contract had it been entered into prior to the date of the Merger Agreement; (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (iv) incur or enter into a contract requiring Vicarious Surgical to make any capital expenditures in excess of $250,000 in any twelve month period;

•        except as required by GAAP (or any interpretation thereof) or applicable legal requirements, make any change in accounting methods, principles or practices;

•        (i) make or change any material tax election; (ii) settle or compromise any material tax liability or claim or assessment for a material amount of taxes; (iii) change (or request to change) any method of accounting for tax purposes; (iv) file an amendment to any material tax return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return); (vi) knowingly surrender any claim for a refund of taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar legal requirement) with any governmental entity; (viii) incur any liability for taxes other than in the ordinary course of business; or (ix) prepare any tax return in a manner inconsistent with past practice;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Vicarious Surgical;

•        enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth in the Vicarious Surgical Disclosure Letter existing on the date of the Merger Agreement;

•        form or commence the operation of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or engage in any material new line of business;

•        implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of Vicarious Surgical under the Worker Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” legal requirement;

•        enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; or

•        agree in writing or otherwise agree, commit or resolve to take any of the actions listed above.

Conduct of Business of D8

D8 has agreed that during the Interim Period, it will, and will cause Merger Sub to, except to the extent that Vicarious Surgical shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or as contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or the Domestication), conduct their operations in the ordinary course consistent with past practice and use reasonable best efforts to preserve the present business and operations and goodwill of D8 and its subsidiaries, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them.

During the Interim Period, D8 has also agreed not to, and to cause Merger Sub not to, except as required or expressly permitted by the Merger Agreement (including as contemplated by the PIPE Investment or the Domestication), required by applicable legal requirements or as consented to by Vicarious Surgical in writing (which consent will not be unreasonably withheld, conditioned, or delayed), do any of the following:

•        declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital, capital stock (or warrant) or split, subdivide, combine, consolidate or reclassify any share capital, capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital, capital stock or warrant, or effect any like change in capitalization;

•        purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of D8 or any of its subsidiaries;

•        other than in connection with the PIPE Investment or as otherwise set forth in the D8 Disclosure Letter, grant, issue, deliver, sell, authorize, charge, mortgage, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of share capital, capital stock or other equity securities or any securities convertible into or exchangeable for shares of share capital, capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of share capital, capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of share capital, capital stock or other equity interests or convertible or exchangeable securities;

•        amend its organizational documents or form or establish any subsidiary;

•        (i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

•        incur any indebtedness or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of D8, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that D8 will be permitted to incur indebtedness (which shall constitute D8 transaction costs) from its affiliates, shareholders and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of D8 in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing;

•        except as required by GAAP (or any interpretation thereof) or applicable legal requirements, make any change in accounting methods, principles or practices;

•        (i) make or change any material tax election; (ii) settle or compromise any material tax liability or claim or assessment for a material amount of taxes, (iii) change (or request to change) any material method of accounting for tax purposes; (iv) file an amendment to any material tax return, (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return); (vi) knowingly surrender any claim for a refund of taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar legal requirement) with any governmental entity; (viii) incur any liability for taxes other than in the ordinary course of business; or (ix) prepare any tax return in a manner inconsistent with past practice;

•        create any material liens on any material property or assets of D8 or Merger Sub;

•        liquidate, dissolve, reorganize or otherwise wind up the business or operations of D8 or Merger Sub;

•        commence, settle or compromise any legal proceeding;

•        engage in any material new line of business;

•        amend the Trust Agreement or any other agreement related to the Trust Account in which D8 had approximately $345,000,000 in aggregate as of the date of the Merger Agreement; and

•        agree in writing or otherwise agree, commit or resolve to take any of the actions listed above.

Covenants of D8

Pursuant to the Merger Agreement, D8 has agreed, among other things:

•        as promptly as reasonably practicable after the date of the Merger Agreement and receipt of certain financial statements, D8 will file with the SEC mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of this Registration Statement and sent to D8 shareholders relating to the extraordinary general meeting;

•        as promptly as reasonably practicable after the date of the Merger Agreement and receipt of certain financial statements, D8 will prepare (with Vicarious Surgical’s reasonable cooperation (including causing its representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus;

•        to the extent not prohibited by law, D8 will advise Vicarious Surgical, reasonably promptly after D8 receives notice of the time(s) when the Proxy Statement or Registration Statement has become effective, any supplement or amendment has been filed issuance of any stop order or suspension of the qualification of the shares of New Vicarious Surgical for offering or sale in any jurisdiction, or any request by the SEC for the amendment or supplement of the Proxy Statement or this Registration Statement or for additional information;

•        to the extent not prohibited by Law, give Vicarious Surgical and its counsel a reasonable opportunity to review and comment on the Proxy Statement and this Registration Statement and any Offer Document each time before any such document is filed with the SEC, and D8 shall give reasonable and good faith consideration to any comments made by Vicarious Surgical and its counsel.

•        to the extent not prohibited by Law, provide Vicarious Surgical and its counsel with (i) any comments or other communications, whether written or oral, that D8 or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or this Registration Statement or the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of D8 to those comments and to provide comments on that response (which comments shall be considered by D8 in good faith), including by participating with Vicarious Surgical or its counsel in any discussions or meetings with the SEC

•        as promptly as practicable after this Registration Statement is declared effective, D8 will (i) cause the Proxy Statement to be disseminated to its shareholders in compliance with applicable law, (ii) duly give notice of and convene and hold a meeting of its shareholders (the extraordinary meeting) and (iii) solicit proxies from holders of D8 Class A Ordinary Shares to vote in favor of each of the stockholder matters, and D8 will provide its shareholders with the opportunity to redeem shares of D8 Class A Ordinary Shares;

•        through the D8 Board, recommend to its shareholders that they approve the proposals contained in this proxy statement/prospectus (the “D8 board recommendation”) and shall include the D8 board recommendation in this proxy statement/prospectus;

•        as promptly as practicable after the execution of the Merger Agreement, D8 will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of the Merger Agreement, the form and substance of which shall be approved in advance by Vicarious Surgical;

•        concurrently with the Closing or as soon as practicable after, D8 will issue the Closing Press Release and file a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Vicarious Surgical and its accountant, and such other information that may be required to be disclosed with respect to the Proposed Transaction in any report or form to be filed with the SEC (the “Closing Form 8-K”) with the SEC;

•        during the Interim Period, D8 will afford Vicarious Surgical and its representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of D8 to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of D8, as Vicarious Surgical may reasonably request in connection with the consummation of the Merger;

•        sending of a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement;

•        use its reasonable best efforts (i) during the Interim Period to keep the D8 Class A Ordinary Shares and D8 Warrants listed for trading on the NYSE and (ii) after the Closing, continue the listing for trading of the New Vicarious Surgical Class A Stock and New Vicarious Surgical Warrants;

•        upon the satisfaction or waiver of certain conditions in the Merger Agreement and provision of notice thereof to the Trustee, cause the Trust Account to be disbursed to D8 pursuant to the Merger Agreement concurrently with the Closing as directed in the Trust Termination Letter;

•        cause Vicarious Surgical to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Vicarious Surgical as in effect immediately prior to the Closing Date or in any indemnification agreements of Vicarious Surgical with current or former directors or officers of Vicarious Surgical (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) as in effect immediately prior to the Closing Date and made available to D8 prior to the date hereof, and D8 shall cause Vicarious Surgical to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party for a period of six years from the Closing Date;

•        file a consolidated U.S. federal income tax return with Vicarious Surgical for the period starting on the day following the date of Closing and, for U.S. federal income tax purposes, and Vicarious Surgical will become members of the affiliated group of corporations of which D8 is the common parent or of which D8 is a member on the day following the date of Closing; pay and timely file any tax return or other document with respect to indirect transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar taxes and fees;

•        not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to Vicarious Surgical or the Vicarious Surgical Stockholders and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements;

•        use its commercially reasonable efforts to cause the PIPE investors to contribute the PIPE investment amount at or prior to the Closing if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that D8 or any of its affiliates control the satisfaction of) and take, or cause to be taken, all actions required to obtain the PIPE investment amount contemplated by the Subscription Agreements;

•        during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Closing, not directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any person (other than Vicarious Surgical or its representatives) concerning any transaction or series of related transactions under which D8, directly or indirectly, (A) acquires or otherwise purchases any other Person(s), (B) engages in a business combination with any other person(s) or (C) otherwise purchases all or a material portion of the assets or businesses of any other person(s) in each case whether by merger, consolidation, recapitalization, tender offer or other similar transaction (a “D8 Business Combination”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a D8 Business Combination (other than to or with Vicarious Surgical or its representatives); or (iii) commence, continue or renew any due diligence investigation regarding a D8 Business Combination; and

•        subject to the receipt of the approval of (i) the change in the jurisdiction of incorporation of D8 to the State of Delaware, (ii) the amendment and restatement of Cayman Constitutional Documents, including any separate or unbundled advisory proposals to implement the foregoing pursuant to the Merger Agreement, (iii) the adoption of the Merger Agreement and the Proposed Transaction, including the Domestication, in accordance with applicable law and exchange rules and regulations, (iv) for purposes of complying with the applicable rules of the NYSE, the issuance of shares of New Vicarious Surgical Stock in connection with the Merger, including the shares to be issued to the PIPE Investors as contemplated by the Subscription Agreements, (v) the equity incentive plan and (vi) certain directors nominees (collectively, the “Parent Shareholder Matters”) by an affirmative vote of the holders of at least two-thirds of the outstanding Company Class A Shares and Company Class B Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Cayman Constitutional Documents) at a D8 shareholders’ meeting duly called by D8 Board and held for such purpose (the “Parent Shareholder Approval”) at the end of the Business Day immediately prior to the date of Closing, effect the Domestication in accordance with applicable legal requirements.

Covenants of Vicarious Surgical

Pursuant to the Merger Agreement, Vicarious Surgical has agreed, among other things:

•        as soon as reasonably practicable following the date of the Merger Agreement, Vicarious Surgical shall deliver to D8 the (i) audited consolidated balance sheets as of December 31, 2020 and December 31, 2019, and consolidated statements of operations and comprehensive loss, changes in equity and cash flows of Vicarious Surgical for the twelve-month periods ended December 31, 2020 and December 31, 2019, audited in accordance with the standards required by the Public Company Accounting Oversight Board, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and (ii) the unaudited consolidated financial statements as of March 31, 2021 and March 31, 2020, and unaudited consolidated statements of operations and comprehensive loss, changes in equity and cash flows of Vicarious Surgical for the three-month periods ended March 31, 2021 and March 31, 2020, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•        use its reasonable best efforts to solicit and obtain approval from certain Vicarious Surgical stockholders in the form of an irrevocable written consent (the “Written Consent”) within 24 hours following the time at which this Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, or in the event that it is not able to obtain the Written Consent, to convene a meeting of Vicarious Surgical stockholders for the purpose of voting solely upon the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement or the other Transaction Documents as soon as reasonably practicable after the Registration Statement is declared effective;

•        during the Interim Period, Vicarious Surgical will afford D8 and its representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Vicarious Surgical to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of Vicarious Surgical, as D8 may reasonably request in connection with the consummation of the Merger;

•        promptly after the execution of the Merger Agreement, use reasonable best efforts to obtain consents in form and substance reasonably satisfactory to D8 relating to the agreements described in the Vicarious Surgical Disclosure Letter;

•        prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of Vicarious Surgical and the Proposed Transaction, not, directly or indirectly, engage in any transactions involving the securities of D8;

•        each of Vicarious Surgical and the Stockholder Representative will not at any time after the execution of the Merger Agreement make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to the Merger Agreement or any negotiations or contracts with D8 or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability;

•        prior to the Closing, purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person that is a director of officer of Vicarious Surgical currently covered by a directors’’ and officers’ liability insurance policy of Vicarious Surgical on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement for the six-year period following the Closing;

•        on the date of closing, provide D8 with a certificate on behalf of Vicarious Surgical, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in Vicarious Surgical is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service (the “IRS”) prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

•        prior to the date of Closing, terminate all tax sharing agreements or similar arrangements with respect to or involving Vicarious Surgical and after the date of Closing, not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the date of Closing;

•        prior to the date of Closing, approve and adopt, subject to obtaining the approval of the D8 shareholder matters, an equity incentive plan; and

•        during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Closing, not directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any person (other than D8 and its representatives) concerning any acquisition of Vicarious Surgical, sale of outstanding ownership interests and/or the sale of all or a material portion of the assets of Vicarious Surgical, in each case whether by merger, consolidation, recapitalization, tender offer or other similar transaction (each, a “Vicarious Surgical Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Vicarious Surgical Business Combination (other than D8 and its representatives); or (iii) commence, continue or renew any due diligence investigation regarding a Vicarious Surgical Business Combination.

Joint Covenants of D8, Merger Sub and Vicarious Surgical

In addition, each of D8, Merger Sub and/or Vicarious Surgical has agreed, among other things, to the following:

•        as promptly as reasonably practicable after the date of the Merger Agreement and receipt of certain financial statements, D8 and Vicarious Surgical will jointly prepare mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of this Registration Statement and sent to D8’s shareholders relating to the extraordinary general meeting;

•        use its reasonable best efforts to cause the Proxy Statement and Registration Statement to comply with the rules and regulations promulgated by the SEC, to have this Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep this Registration Statement effective as long as is necessary to consummate the transactions.

•        D8 agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions, and Vicarious Surgical shall furnish all information concerning Vicarious Surgical and any of its respective members or stockholders as may be reasonably requested in connection with any such action;

•        furnish to the other party all information concerning itself, its subsidiaries (as applicable), officers, directors, managers, shareholders, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement and this Registration Statement, any Current Report on Form 8-K prepared in connection with the transactions contemplated by the Merger Agreement, or any other statement, filing, notice or application made by or on behalf of D8, Vicarious Surgical or their respective subsidiaries (as applicable) to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated by the Merger Agreement (the “Offer Documents”);

•        prepare and file the notification required under the HSR Act in connection with the Proposed Transaction as promptly as practicable after the date of the Merger Agreement, and no later than ten Business Days after the date of the Merger Agreement, and promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice and any other governmental entity;

•        promptly furnish to each other such information and assistance as the other may reasonably request in connection with any filing or submission that is necessary under the HSR Act, to use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable;

•        as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all governmental authorities that may be or become necessary for its execution and delivery of the Merger Agreement and the performance of its obligations pursuant to the Transaction Documents (the “Regulatory Filings”), and to amend as necessary in connection with the transactions contemplated by the Merger Agreement any license applications;

•        use reasonable best efforts to cooperate fully with the other party and its affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any Regulatory Filing. With respect to the Regulatory Filings, each of Vicarious Surgical and D8 agrees to use its reasonable best efforts and cooperate with the other parties (i) in timely making inquiries with governmental authorities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by governmental authorities, and (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the parties agree that a Regulatory Filing is not required), and not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, orders and approvals that, if not received, would have a material adverse impact on the business of Vicarious Surgical, taken as a whole;

•        as promptly as practicable after the execution of the Merger Agreement, D8 and Vicarious Surgical will issue a joint press release announcing the execution of the Merger Agreement;

•        prior to Closing, D8 and Vicarious Surgical will mutually prepare a Closing Form 8-K and the press release announcing the consummation of the transactions contemplated by the Merger Agreement (“Closing Press Release”);

•        beginning on the date of the Merger Agreement and ending on the second anniversary of the Merger Agreement, D8 and Vicarious Surgical will maintain in confidence any non-public information received from the other parties and use such non-public information only for purposes of consummating the Merger;

•        no party will not make any public announcement or issue any public communication regarding the Merger Agreement and the transactions contemplated by the Merger Agreement or the other Transaction Documents without the prior written consent of Vicarious Surgical (in the case of public announcement by D8) or D8 (in the case of announcement by Vicarious Surgical Stockholders or Vicarious Surgical) (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable legal requirements, (ii) if such announcement is made in connection with fundraising or other investment-related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (iii) internal announcements to employees of Vicarious Surgical; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other previously approved communication; (v) announcements and communications to governmental entities in connection with registrations, declarations and filings relating to the Proposed Transaction required to be made under this Agreement; and (vi) communications to customers and suppliers of Vicarious Surgical for purposes of seeking any consents and approvals required in connection with the Proposed Transaction;

•        subject to the Merger Agreement, each party to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary in the most expeditious manner practicable, (i) the taking of all acts necessary to cause the conditions precedent to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of all necessary registrations, declarations; (iii) avoidance of any legal proceeding; (iv) the obtaining of all consents, approvals or waivers from third parties required as a result of the Proposed Transaction, including any other consents, approvals or waivers from third parties referenced in the Vicarious Surgical Disclosure Letter; (v) the termination of each agreement set forth in the Vicarious Surgical Disclosure Letter; (vi) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Proposed Transaction; and (vii) execution or delivery of any additional instruments reasonably necessary to consummate and to fully carry out the purposes of the Proposed Transaction;

•        provide other parties with prompt written notice of any event, development or condition of which it gains knowledge as to a specified fact or event (x) is reasonably likely to cause a conditions precedent set forth in the Merger Agreement not to be satisfied or (y) would require any amendment or supplement to the Proxy Statement and/or this Registration Statement in which the Proxy Statement will be included as a prospectus;

•        use its reasonable best efforts (i) to cause the Merger to qualify for the intended tax treatment wherein (x) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (y) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (z) the Merger Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”) and (ii) not to take or cause to be taken any action reasonably likely to cause, or fail to take or agree not to take any action if the failure to take such action would be reasonably likely to cause, the Merger to fail to qualify for the Intended Tax Treatment;

•        use commercially reasonable efforts to ensure that the persons listed in the Vicarious Surgical Disclosure Letter and the other persons identified by the applicable party following the date of the Merger Agreement are elected and appointed as directors of New Vicarious Surgical immediately after the Closing, provided, that, any such persons not listed in the Vicarious Surgical Disclosure Letter shall be identified as promptly as practicable following the date of the Merger Agreement; and

•        from and after the date of the Merger Agreement until the earlier of the Closing or termination of the Merger Agreement in accordance with its terms, D8, on the one hand, and Vicarious Surgical, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings commenced against D8, Merger Sub, Sponsor or any of their representatives (in the case of D8) or, Vicarious Surgical or any of its representatives (in the case of Vicarious Surgical).

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied or waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would satisfy or waive any such provisions of the Merger Agreement.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

•        adoption of the Parent Shareholder Matters by the shareholders of D8 in accordance with the Cayman Constitutional Documents and the NYSE rules and regulations at the extraordinary general meeting;

•        expiry or termination of all applicable waiting periods (and any extensions thereof) under the HSR Act as well as the receipt of all necessary pre-Closing authorizations, consents, clearances, waivers and approvals of all governmental entities in connection with the Merger Agreement and transactions contemplated by the Merger Agreement and the other Transaction Documents;

•        receipt of all necessary pre-Closing authorizations, consents, clearances, waivers and approvals from third parties disclosed in the Vicarious Surgical Disclosure Letter that are required to consummate the transactions contemplated by the Merger Agreement;

•        no provision of any applicable legal requirement prohibiting, enjoining, restricting or making illegal the consummation of the transactions contemplated by the Merger Agreement and the other Transaction Documents shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the transactions contemplated by the Merger Agreement and the other Transaction Documents will be in effect or shall be threatened in writing by a governmental entity;

•        no action or proceedings having been instituted or threatened in writing against Vicarious Surgical before a court or other governmental entity to restrain, prohibit, materially delay or invalidate Vicarious Surgical’s business or any of the transactions contemplated by the Merger Agreement;

•        approval of the issuance of New Vicarious Surgical Class A Stock and New Vicarious Surgical Class B Stock (together with New Vicarious Surgical Class A Stock, the “New Vicarious Surgical Common Stock”) for listing in connection with the Closing on the NYSE subject only to official notice of such issuance and to the requirement to have a sufficient number of round lot holders;

•        approval by the Vicarious Surgical stockholders of the Merger Agreement and the other Transaction Documents and the transactions contemplated thereby; and

•        this Registration Statement will have been declared effective by the SEC and no stop order suspending the effectiveness of this Registration Statement will have been issued and no proceedings for that purposes will have been initiated or threatened by the SEC or any other governmental authority.

Conditions to the Obligations of D8 and Merger Sub

The obligations of D8 and Merger Sub to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

•        the Vicarious Surgical Fundamental Representations will be true and correct in all respects other than de minimis inaccuracies (without giving effect to any limitation as to “materiality” or Vicarious Surgical Material Adverse Effect or any similar limitation contained in the Merger Agreement) on and as of the date of the Closing as if made as of the date of the Closing (except for representations and warranties made as of a specific date, which will be true and correct in all respects other than de minimis inaccuracies as of such date) (the “Vicarious Surgical Fundamental Representations Closing Conditions”);

•        the remaining representations and warranties of Vicarious Surgical contained in the Merger Agreement will be true and correct in all respects other than de minimis inaccuracies (without giving effect to any limitation as to “materiality” or Vicarious Surgical Material Adverse Effect or any similar limitation contained in the Merger Agreement) on and as of the date of the Merger Agreement and as of the date of the Closing as if made as of the date of the Closing (except for representations and warranties made as of a specific date, which will be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Vicarious Surgical Material Adverse Effect (together with the Vicarious Surgical Fundamental Representations Closing Condition, the “Vicarious Surgical Representations Closing Conditions”);

•        Vicarious Surgical will have performed or complied in all material respects with all obligations, agreements and covenants contained in the Merger Agreement to be performed or complied with by Vicarious Surgical prior to the Closing (the “Vicarious Surgical Covenants Closing Condition”);

•        D8 will have received the deliverables required to be delivered by Vicarious Surgical upon Closing under the Merger Agreement; and

•        since the date of the Merger Agreement, there will not have occurred a Vicarious Surgical Material Adverse Effect.

Conditions to the Obligations of Vicarious Surgical

The obligation of Vicarious Surgical to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

•        the D8 Fundamental Representations will be true and correct in all respects other than de minimis inaccuracies (without giving effect to any limitation as to “materiality” or D8 Material Adverse Effect or any similar limitation contained in the Merger Agreement) on and as of the date of the Closing as if made as of the date of the Closing (except for representations and warranties made as of a specific date, which will be true and correct in all respects other than de minimis inaccuracies as of such date) (the “D8 Fundamental Representations Closing Conditions”);

•        the remaining representations and warranties of D8 contained in the Merger Agreement will be true and correct in all respects other than de minimis inaccuracies (without giving effect to any limitation as to “materiality” or D8 Material Adverse Effect or any similar limitation contained in the Merger Agreement) on and as of the date of the Merger Agreement and as of the date of the Closing as if made as of the date of the Closing (except for representations and warranties made as of a specific date, which will be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a D8 Material Adverse Effect (together with the D8 Fundamental Representations Closing Condition, the “D8 Representations Closing Conditions”);

•        D8 and Merger Sub will have performed or complied in all material respects with all obligations, agreements and covenants contained in the Merger Agreement to be performed or complied with by D8 prior to the Closing (the “D8 Covenants Closing Condition”);

•        Vicarious Surgical will have received the deliverables required to be delivered by D8 upon Closing under the Merger Agreement (with D8 standing ready to deliver all of the deliverables specified to be delivered by it);

•        the persons listed in the Vicarious Surgical Disclosure Letter will have resigned from all their positions and offices with D8 and Merger Sub;

•        D8 will have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to the Merger Agreement, available to D8 for payment of the Vicarious Surgical Transaction Costs and the D8 Holdings Transaction Costs at the Closing;

•        the Domestication will have been completed pursuant to the Merger Agreement and time-stamped copies of the Certificate of Corporate Domestication and D8’s charter issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Vicarious Surgical; and

•        the amount equal to the sum of (i) the aggregate cash proceeds available for release to D8 from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to redemption of all of Company Class A Shares by D8’s shareholders) and (ii) the PIPE investment amount shall be equal to or greater than $125,000,000.

Termination; Effectiveness

The Merger Agreement may be terminated at any time prior to the Closing solely:

•        by written consent of D8 and Vicarious Surgical;

•        by either D8 and Vicarious Surgical, if the Closing has not occurred by October 15, 2021 (the “Outside Date”), unless such party’s action or failure to act has been the principal cause of or resulted in the failure of the Transaction to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Merger Agreement;

•        by either D8 or Vicarious Surgical, if any governmental authority shall have issued an order or taken any action, in any case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, including the Merger, which order or other action is final and nonappealable;

•        by Vicarious Surgical upon a breach of any representation, warranty, covenant or agreement of D8 or Merger Sub set forth in the Merger Agreement or if any representation or warrant of D8 or Merger Sub shall have become untrue, in either case, such that the D8 Covenants Closing Condition, D8 Fundamental Representations Closing Conditions or the D8 Representations Closing Conditions would not to be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such breach by D8 or Merger Sub is curable by D8 or Merger Sub prior to the Closing, then Vicarious Surgical must first provide written notice of such breach and may not terminate this Agreement pursuant to this prong until the earlier of: (i) 30 days after delivery of written notice from Vicarious Surgical to D8 of such breach; and (ii) the Outside Date; provided, further, that each of D8 and Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that Vicarious Surgical may not terminate this Agreement pursuant to this prong if: (A) it shall have materially breached the Merger Agreement and such breach has not been cured; or (B) if such breach by D8 or Merger Sub is cured during such 30-day period or the Outside Date if earlier);

•        by D8 upon a breach of any representation, warranty, covenant or agreement of Vicarious Surgical set forth in the Merger Agreement or if any representation or warrant of Vicarious Surgical shall have become untrue, in either case, such that the Vicarious Surgical Covenants Closing Condition, Vicarious Surgical Fundamental Representations Closing Conditions or the Vicarious Surgical Representations Closing Conditions would not to be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such breach by Vicarious Surgical is curable by Vicarious Surgical prior to the Closing, then D8 must first provide written notice of such breach and may not terminate this Agreement pursuant to this prong until the earlier of: (i) 30 days after delivery of written notice from D8 to Vicarious Surgical of such breach; and (ii) the Outside Date; provided, further, that Vicarious Surgical continues to exercise commercially reasonable efforts to cure such breach (it being understood that Vicarious Surgical may not terminate this Agreement pursuant to this prong if: (A) it shall have materially breached the Merger Agreement and such breach has not been cured; or (B) if such breach by Vicarious Surgical is cured during such 30-day period or the Outside Date if earlier);

•        by either D8 or Vicarious Surgical, if, at the extraordinary general meeting (including any adjournment thereof), the Parent Shareholder Matters are not duly adopted by the shareholders of D8 by the requisite vote under the DGCL and the organizational documents of D8;

•        by D8, if the adoption and approval of the Merger Agreement and the other Transaction Documents and the transactions contemplated thereby shall not have been obtained from the holders of Vicarious Surgical’s common and preferred stock within 24 hours following the effectiveness of this Registration Statement.

In the event of the termination of the Merger Agreement, the Merger Agreement will be of no further force or effect (except for and subject to certain matters contemplated by the Merger Agreement).

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of D8 and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Registration Rights Agreement

At the Closing, New Vicarious Surgical, the initial stockholders, including the Sponsor (the “Sponsor Group Holders”), and certain holders of Vicarious Surgical capital stock (the “Vicarious Surgical Holders”) intend to enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the Sponsor Group Holders and the Vicarious Surgical Holders will agree not to effect any sale or distribution of any equity securities of Vicarious

Surgical held by any of them (except with respect to shares of New Vicarious Surgical Class A Stock acquired in open market transactions or by Sponsor Group Holders pursuant to the PIPE Investment) during the respective lock-up periods described therein and below and will be granted certain registration rights with respect to their respective shares of New Vicarious Surgical Common Stock, in each case, on the terms and subject to the conditions therein.

In particular, the A&R Registration Rights Agreement provides for the following registration rights:

•        Registration rights.    Promptly, but in any event within thirty (30) days following the Closing, New Vicarious Surgical will be required to file a registration statement under the Securities Act to permit the public resale of all registrable securities as permitted by Rule 415 of the Securities Act and to use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (or ninety (90) days following the filing deadline if the registration statement is reviewed by and receives comments from the SEC). As soon as practicable following the date of effectiveness of the registration statement, but in any event within two (2) business days of such date, New Vicarious Surgical will notify the holders of registrable securities of the effectiveness of such registration statement. At any time at which New Vicarious Surgical has an effective shelf registration statement with respect to a holder’s registrable securities, any such holder may request to sell all or a portion of their registrable securities pursuant to an underwritten offering pursuant to such shelf registration statement, provided that such holder(s) reasonably expect any such sales to generate aggregate gross proceeds in excess of $50 million or reasonably expect to sell all of the Registrable Securities held by such holder, but in no event for aggregate gross proceeds of less than $10 million in gross proceeds. New Vicarious Surgical will enter into an underwriting agreement with a managing underwriter or underwriters selected by the initiating holder(s), after consultation with New Vicarious Surgical, and will take all such other reasonable actions as are requested by the managing underwriter to expedite or facilitate the disposition of such registrable securities.

•        Demand registration rights.    At any time after the Closing Date, if New Vicarious Surgical does not have an effective registration statement outstanding, New Vicarious Surgical will be required, upon the written request of the holders of at least a majority-in-interest of the then-outstanding registrable securities held by the Sponsor Group Holders or the Vicarious Surgical Holders, as soon as practicable but not more than 45 days after receipt of such written request, to file a registration statement and to effect the registration of all or part of their registrable securities. New Vicarious Surgical is not obligated to effect more than an aggregate of three (3) registrations pursuant to a demand registration request.

•        Piggyback registration rights.    At any time after the Closing, if New Vicarious Surgical proposes to file a registration statement under the Securities Act to register any of its equity securities, or securities or other obligations exchangeable or convertible into equity securities, or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions and reductions as described in the A&R Registration Rights Agreement, then New Vicarious Surgical will give written notice of such proposed filing to the holders of registrable securities as soon as practicable but not less than ten (10) days before the anticipated filing of such registration statement. Upon the written request of any holder of registrable securities in response to such written notice, New Vicarious Surgical will, in good faith, cause such registrable securities to be included in the registration statement and use its commercially reasonable efforts to cause the underwriters of any proposed underwritten offering to include such holders’ registrable securities on the same terms and conditions as any similar securities of New Vicarious Surgical included in such registration.

•        Expenses and indemnification.    All fees, costs and expenses of underwritten registrations will be borne by New Vicarious Surgical and all incremental selling expenses relating to such registrations, including underwriting discounts and selling commissions, brokerage fees, marketing costs and all reasonable fees and expenses of any legal counsel representing the holders will be borne by the holders of the registrable securities being registered. The A&R Registration Rights Agreement contains customary cross-indemnification provisions, under which New Vicarious Surgical is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Vicarious Surgical, and holders of registrable securities are obligated to indemnify New Vicarious Surgical for material misstatements or omissions attributable to them.

•        Registrable securities.    Securities of New Vicarious Surgical will cease to be registrable securities upon the earlier of (i) the tenth anniversary of the date of the A&R Registration Rights Agreement or (ii) the date as of which all of the registrable securities have been sold pursuant to an effective registration statement or when the holders of all such registrable securities are permitted to sell the registrable securities without registration pursuant to Rule 144 under the Securities Act (but with no volume or manner of sale restrictions or limitations).

•        Lock-up.    Notwithstanding the foregoing, each of the Vicarious Surgical Holders will not transfer any securities of New Vicarious Surgical for the period ending on the earlier of (i) 180 days after the Closing, subject to certain customary exceptions, and (ii) subsequent to the Closing, (x) if the last reported sale price of New Vicarious Surgical Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive trading days after the Closing, provided that such 30 consecutive trading day shall have commenced no earlier than 90 days after the Closing.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, D8 has entered into the Subscription Agreements, dated as of April 15, 2021, with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and D8 has agreed to issue and sell to the PIPE Investors, immediately prior to the Closing, an aggregate of 11,500,000 shares of D8 Class A Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $115 million. The D8 Ordinary Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. D8 will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent Closing of the Merger.

Vicarious Surgical Support Agreement

In connection with and following the execution of the Merger Agreement, D8 entered into a support agreement with Vicarious Surgical and certain Vicarious Surgical stockholders (the “Vicarious Surgical Voting Agreement”), pursuant to which such Vicarious Surgical stockholders will agree, among other things, to vote (whether pursuant to a duly convened meeting of Vicarious Surgical’s stockholders or pursuant to an action by written consent) in favor of the adoption and approval of the Business Combination and any of the transactions contemplated by the Merger Agreement thereto following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to the Vicarious Surgical stockholders.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, D8 entered into a support agreement (the “Sponsor Support Agreement”) with the Sponsor and each of D8’s Insiders, pursuant to which the Insiders agreed, among other things, to vote all shares of the Subject Securities (as defined in the Sponsor Support Agreement) held by them in favor of the Business Combination, and take certain other actions in support of the Business Combination. In addition, D8 and the Insiders agreed to amend those certain letter agreements, dated as of July 14, 2020 and April 9, 2021, so that the Lock Up Period (as defined in the Sponsor Support Agreement) applicable to the Subject Securities held by the Insiders will end on the earlier of (a) 180 days after the effective date of the Merger Agreement (the “Effective Date”) and (b) the date on which the volume weighted average closing sale price of one share of New Vicarious Surgical Class A Stock as reported on the NYSE (or the exchange on which the shares of New Vicarious Surgical Class A Stock are then listed) is greater than or equal to $12.00 for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Vicarious Surgical Class A Stock occurring on or after the Closing); provided that, the 30 day consecutive trading day period referenced above shall have commenced no earlier than 90 days after the Effective Time.

Certain Engagements in Connection with the Business Combination and Related Transactions

CS has been engaged by Vicarious Surgical to act as its equity capital markets advisor and financial advisor in connection with the Business Combination and will receive compensation and expense reimbursement in connection therewith. CS has also been engaged by D8 to act as exclusive placement agent on its PIPE and will receive fees and expense reimbursements in connection therewith. After carefully considering the potential benefits of engaging CS for these roles, D8 and Vicarious Surgical each consented to CS’s roles as equity capital markets advisor and financial advisor to Vicarious Surgical in connection with the Business Combination and as placement agent to D8 in connection with the PIPE and waived any potential conflicts in connection with such dual roles.

CS and its respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with D8, Vicarious Surgical and their respective affiliates. CS has received, or may in the future receive, customary fees and commissions for these transactions.

Expected Accounting Treatment of the Business Combination Proposal

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of D8 as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of D8 immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for in accordance with ASC 805, Business Combinations, using the acquisition method, with New Vicarious Surgical considered the acquiror and Vicarious Surgical considered the acquiree. For accounting purposes, the acquiror is the entity that obtains control of the other entity. The determination of whether control has been obtained starts with an evaluation of whether the entities involved are variable interest entities or voting interest entities in accordance with ASC 810, Consolidations. As defined by GAAP, if the acquiree is a variable interest entity, the primary beneficiary is the accounting acquiror. Vicarious Surgical meets the definition of a variable interest entity and New Vicarious Surgical has been determined to be the primary beneficiary as a result of the Proposed Transaction. Upon the consummation of the Business Combination, the assets and liabilities of Vicarious Surgical will be recognized at fair value, and any consideration in excess of the fair value of the net assets acquired (including identifiable intangible assets) will be recognized as goodwill.

Regulatory Matters

Neither D8 nor Vicarious Surgical are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Merger Agreement — Closing Conditions — Conditions to the Obligations of Each Party” beginning on page 132 of this proxy statement/prospectus. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favour of the Business Combination Proposal at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal).

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of D8 Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that D8’s entry into the Merger Agreement, dated as of April 15, 2021 (the “Merger Agreement”), by and among D8, Snowball Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of D8 (“Merger Sub”), and Vicarious Surgical Inc., a Delaware corporation (“Vicarious Surgical”), (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of D8 to Delaware as described below, the merger of Merger Sub with and into Vicarious Surgical (the “Merger”), with Vicarious Surgical (to be renamed “Vicarious Surgical Inc.” (“New Vicarious Surgical”)) surviving the Merger, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of the D8 Board

THE D8 BOARD UNANIMOUSLY RECOMMENDS THAT D8 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The D8 Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of D8’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus for a further discussion.

THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then D8 is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to Closing the Merger, the D8 Board has unanimously approved a change of D8’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, D8 will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation, the Proposed By-Laws and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which D8 will be domesticated and continue as a Delaware corporation. In connection with the Domestication and simultaneously with the Proposed Transaction, the corporate name of D8 will change to “Vicarious Surgical Inc.”

As a result of and upon the effective time of the Domestication, (a) each D8 Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying D8 Class A Ordinary Share and one-half of a D8 Warrant, (b) each D8 Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one New Vicarious Surgical Class A Share (provided that each D8 Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their D8 Class A Ordinary Shares will not be so converted and will entitle the holder thereof to receive only cash in an amount equal to the Redemption Price), (c) each D8 Class B Ordinary Share, par value $0.0001 per share, of D8 issued and outstanding immediately prior to the Domestication will be automatically converted into one New Vicarious Surgical Class A Share, and (d) each D8 Warrant will be automatically converted into a New Vicarious Surgical Warrant on the same terms as the D8 Warrants. No fractional New Vicarious Surgical Warrants will be issued upon separation of the D8 Units.

The Domestication Proposal, if approved, will approve a change of D8’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while D8 is currently governed by the Companies Act, upon the Domestication, New Vicarious Surgical will be governed by the DGCL. D8 encourages shareholders to carefully consult the information set out below under “— Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication” beginning on page 142 of this proxy statement.

Reasons for the Domestication

The D8 Board believes that it would be in the best interests of D8, simultaneously with the completion of the Proposed Transaction, to effect the Domestication. Further, the D8 Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. One reason for the Domestication is that, as a Delaware corporation, New Vicarious Surgical will not be subject to certain taxes that would be imposed on New Vicarious Surgical if it were to conduct an operating business in the United States as a foreign corporation following the Proposed Transaction. In addition, because New Vicarious Surgical will operate within the United States following the Proposed Transaction, it was the view of the D8 Board that New Vicarious Surgical should be structured as a corporation organized in the United States.

The D8 Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of D8 and its shareholders. These additional reasons can be summarized as follows:

•        Prominence, Predictability and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as D8’s.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. D8 believes such clarity would be advantageous to New Vicarious Surgical, the New Vicarious Surgical Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Vicarious Surgical’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Vicarious Surgical’s incorporation in Delaware may make New Vicarious Surgical more attractive to future candidates for the New Vicarious Surgical Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, D8 has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The D8 Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Vicarious Surgical to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for D8’s stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, D8 believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, D8 believes that the corporate environment afforded by Delaware will enable New Vicarious Surgical to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The D8 Board believes that it would be in the best interests of D8 to, in connection with the Domestication and simultaneously with the Business Combination, change the corporate name to “Vicarious Surgical Inc.” in order to more accurately reflect the business purpose and activities of New Vicarious Surgical.

Regulatory Approvals; Third-Party Consents

D8 is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur simultaneously with the Merger, it will not occur unless the Merger can be completed, which will require the approvals as described under the section entitled “The Business Combination Proposal” beginning on page 108 of this proxy statement/prospectus. D8 must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with NYSE of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon D8 and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Certificate of Incorporation and Proposed By-Laws

Commencing with the effective time of the Domestication, which will be the effective time of the Business Combination, the Proposed Certificate of Incorporation and the Proposed By-Laws will govern the rights of stockholders in New Vicarious Surgical.

A chart comparing your rights as a holder of D8 Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of the New Vicarious Surgical Class A Shares can be found in the section entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication” beginning on page 142 of this proxy statement/prospectus.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of New Vicarious Surgical will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of D8 and affect the powers of New Vicarious Surgical Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, the share owners of New Vicarious Surgical may continue to be referred to as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands
General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.

No similar provision

Provision	Delaware	Cayman Islands
Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Requirements for Stockholder/ Shareholder Approval

Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the meeting of shareholders or by special resolution” (such as the amendment of the company’s constitutional documents), being the approval of the holders of a majority of not less than two-thirds of the shares, who, being present in person or by proxy and entitled to vote, vote at the meeting of shareholders.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Provision	Delaware	Cayman Islands
Inspection of Books and Records Stockholder/Shareholder Lawsuits	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	A shareholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposal 5B).
Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. However, because the New Vicarious Surgical Board will be classified after the Closing, pursuant to the Proposed Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Certificate of Incorporation, a director may be removed from office only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.

Number of Directors

The number of directors is fixed by the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The by-laws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
	In addition to fiduciary duties, directors owe a duty of care, diligence and skill.	Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Provision	Delaware	Cayman Islands
Indemnification of Directors and Officers

A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.
Limited Liability of Directors

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Liability of directors may be limited, except with regard to their own fraud or willful default.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of D8. There will be no accounting effect or change in the carrying amount of the assets and liabilities of D8 as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of D8 immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue D8 outside the jurisdiction of the Cayman Islands, holders of the D8 Class B Ordinary Shares will have one vote per D8 Class B Ordinary Share and holders of D8 Class A Ordinary Shares will have one vote per D8 Class A Ordinary Share for the purposes of the Domestication Proposal. Holders of D8 Class B Ordinary Shares and D8 Class A Ordinary Shares will have one vote per share on all other proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal).

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of D8 Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that D8 be de-registered in the Cayman Islands pursuant to Article 49 of the Amended and Restated Articles of Association of D8 (as amended) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of New Vicarious Surgical in the State of Delaware as a corporation with the laws of the State of Delaware, the name of New Vicarious Surgical be changed to “Vicarious Surgical Inc.”

Recommendation of the D8 Board

THE D8 BOARD UNANIMOUSLY RECOMMENDS THAT D8 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus for a further discussion of these considerations.

THE STOCK ISSUANCE PROPOSAL

Overview

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, D8’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Why D8 Needs Shareholder Approval

We are seeking shareholder approval of the issuance of D8 Class A Ordinary Shares in the PIPE Investment in order to comply with NYSE Listing Rule 312.03(c) and (d).

Under NYSE Listing Rule 312.03(c), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance. Under NYSE Listing Rule 312.03(d), shareholder approval is required prior to an issuance that will result in a change of control of the issuer.

Accordingly, the aggregate number of New Vicarious Surgical Class A Shares that New Vicarious Surgical will issue in connection with the Proposed Transaction and the PIPE Investment will exceed 20% of both the voting power and the shares of New Vicarious Surgical Common Stock outstanding before such issuance and may result in a change of control of the registrant under NYSE Listing Rule 312.03(d), and for these reasons, D8 is seeking the approval of D8 shareholders for the issuance of shares of New Vicarious Surgical Common Stock in connection with the Proposed Transaction and the PIPE Investment.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal).

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of D8 Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of NYSE’s Listed Company Manual Section 312.03, the issuance of shares of New Vicarious Surgical Common Stock pursuant to the Merger Agreement and the PIPE Investment, including to Vicarious Surgical Stockholders and the PIPE Investors, be approved in all respects.”

Recommendation of the D8 Board

THE D8 BOARD UNANIMOUSLY RECOMMENDS THAT D8 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus for a further discussion of these considerations.

THE ORGANIZATIONAL DOCUMENTS PROPOSAL

If the Domestication Proposal is approved and the Business Combination is consummated, D8 will replace the current amended and restated memorandum of association of D8 (as may be amended from time to time) under the Companies Act (the “Existing Memorandum”) and the current amended and restated articles of association of D8 (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new by-laws (the “Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New Vicarious Surgical in each case, pursuant to the DGCL.

D8’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of D8 Ordinary Shares.

Reasons for the Amendments

The D8 Board’s reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex B-1, and by reference to the full text of the Proposed By-Laws, a copy of which is included as Annex B-2:

•        To change the corporate name from “D8 Holdings Corp.” to “Vicarious Surgical Inc.”;

•        To increase the total number of shares of our capital stock from (a) 200,000,000 D8 Class A Ordinary Shares, 20,000,000 D8 Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of D8 to (b) 322,000,000 shares of New Vicarious Surgical Common Stock, which consists of (A) 300,000,000 New Vicarious Surgical Class A Shares, and (B) 22,000,000 New Vicarious Surgical Class B Shares, and 1,000,000 shares of New Vicarious Surgical Preferred Stock;

•        Declassification of the board of directors will enhance New Vicarious Surgical’s corporate governance profile; and

•        To authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed By-Laws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed By-Laws (copies of which are attached to the proxy statement/prospectus as Annex B-1 and Annex B-2, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals A through L.”

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the D8 Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal).

The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of D8 Ordinary Shares.

Recommendation of the D8 Board

THE D8 BOARD UNANIMOUSLY RECOMMENDS THAT D8 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus for a further discussion.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal is approved and the Business Combination is consummated, D8 will replace the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents of New Vicarious Surgical, under the DGCL.

D8’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by special resolution ten separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. These ten proposals are being presented separately to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of D8, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B-1 and the complete text of the Proposed By-Laws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, D8 encourages shareholders to carefully consult the information set out under the section entitled “The Business Combination Proposal – Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication”.

Advisory Charter Proposal	Description of Change
Authorized Shares (Advisory Organizational Documents Proposal 5A)

The Cayman Constitutional Documents authorize 221,000,000 D8 Ordinary Shares, consisting of 200,000,000 D8 Class A Ordinary Shares, 20,000,000 D8 Class B Ordinary Shares and 1,000,000 D8 preference shares. See paragraph 5 of the Cayman Constitutional Documents.

The Proposed Organizational Documents authorize 323,000,000 shares, consisting of 322,000,000 shares of New Vicarious Surgical Common Stock (consisting further of (a) 300,000,000 New Vicarious Surgical Class A Shares, and (b) 22,000,000 New Vicarious Surgical Class B Shares) and 1,000,000 shares of New Vicarious Surgical Preferred Stock. See Article 4 of the Proposed Certificate of Incorporation.

Dual Class Common Stock Structure (Advisory Organizational Documents Proposal 5B)

The Cayman Constitutional Documents authorize each holder to have one vote for every share held. See Article 24 of the Cayman Constitutional Documents.

The Proposed Organizational Documents authorize a dual class common stock structure pursuant to which the holders of New Vicarious Surgical Class A Stock will be entitled to one vote per share and holders of New Vicarious Surgical Class B Stock will be entitled to twenty votes per share. See Article 2 of the Proposed Certificate of Incorporation.

Sunset Provision for New Vicarious Surgical Class B Common Stock (Advisory Organizational Documents Proposal 5C)	The Cayman Constitutional Documents do not contain a sunset provision providing for the automatic conversion of shares into a different class.

Advisory Charter Proposal	Description of Change

The Proposed Organizational Documents adopt a provision providing that each outstanding share of New Vicarious Surgical Class B Stock shall automatically convert into one share of New Vicarious Surgical Class A Stock upon the first date on which the Vicarious Surgical Founders and Qualified Stockholders (each as defined in the Organizational Documents) collectively cease to beneficially own at least 20% of the number of shares of New Vicarious Surgical Class B Stock collectively held by the Vicarious Surgical Founders and their Permitted Transferees (as defined in the Organizational Documents) as of the Effective Date, and that upon the date that a Vicarious Surgical Founder ceases to provide service to New Vicarious Surgical each share of New Vicarious Surgical Class B Stock held by such Vicarious Surgical Founder or such Vicarious Surgical Founder’s Permitted Transferees shall automatically convert into one share of New Vicarious Surgical Class A Stock. See Article 7.2 of the Proposed Certificate of Incorporation.

Declassification of New Vicarious Surgical Board (Advisory Organizational Documents Proposal 5D)

The Cayman Constitutional Documents provide for three classes of directors, with only one class of directors being elected in each year and each class serving a three year term.

The Proposed Organizational Documents provide that the New Vicarious Surgical Board will consist of one class of directors only, whose term will continue to the next annual meeting of stockholders.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 5E)

The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. See Article 11 of the Proposed Certificate of Incorporation.

Required Vote to Amend Charter (Advisory Organizational Documents Proposal 5F)

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares represented in person or by proxy and entitled to vote at a general meeting and who vote at a general meeting. See Article 18 of the Cayman Constitutional Documents.

The Proposed Organizational Documents adopt provisions providing the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitles to vote generally in the election of directors, voting together as a single class, to amend, alter, repeal or rescind all or any portion of Article 4(B), Article 5, Article 6, Article 7 or Article 9 of the Proposed Certificate of Incorporation.

Removal of Directors (Advisory Organizational Documents Proposal 5G)

The Cayman Constitutional Documents provide that prior to the closing of an initial business combination, holders of D8 Class B Ordinary Shares may remove any director, and that after the closing of an initial business combination, shareholders may by an ordinary resolution remove any director. See Article 31 of the Cayman Constitutional Documents.

The Proposed Organizational Documents adopt provisions permitting the removal of a director only for cause and only by the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class. See Article 6(E) of the Proposed Certificate of Incorporation.

Advisory Charter Proposal	Description of Change
Required Vote to Amend Bylaws (Advisory Organizational Documents Proposal 5H)

The Cayman Constitutional Documents provide that D8 may, by Special Resolution, alter or add to the (i) Articles of Association or (ii) Memorandum with respect to any objects, powers or other matters specified therein. See Article 18.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents adopt provisions permitting holders of outstanding shares of capital stock to alter, amend or repeal the Proposed Bylaws, provided they receive 66 2/3% of the voting power. See Article 5 of the Proposed Certificate of Incorporation.

Special Meetings (Advisory Organizational Documents Proposal 5I)

The Cayman Constitutional Documents permit shareholders to approve special resolutions in writing when signed by or on behalf of all of the shareholders for the time being entitled to receive notice of an to attend and vote at general meetings. Such passage shall be valid and effective as if the resolution had been passed at a general meeting of D8 duly convened and held. See Article 23.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents adopt provisions requiring that special meetings may be called only by the New Vicarious Surgical Board (except in the case of any holders of Preferred Stock if applicable). See Section 7 of the Proposed Certificate of Incorporation.

Written Consent (Advisory Organizational Documents Proposal 5J)

The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution of all of the shareholders entitled to receive notice of and to attend and vote at general meetings. See Article 23.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents approve provisions that prohibit stockholder action by written consent in lieu of a meeting. See Article 9 of the Proposed Certificate of Incorporation.

Corporate Opportunity (Advisory Organizational Documents Proposal 5K)

The Cayman Constitutional Documents renounce any interest or expectancy of D8 in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for management, on the one hand, and the New Vicarious Surgical, on the other. See Article 53 of the Cayman Constitutional Documents.

The Proposed Organizational Documents approve provisions providing that New Vicarious Surgical renounces a corporate opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any non-employee director of New Vicarious Surgical, unless such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of such person expressly and solely in connection with such individual’s service as a member of the Board. See Article 10 of the Proposed Certificate of Incorporation.

Additional Changes (Advisory Organizational Documents Proposal 5L)

The Cayman Constitutional Documents include provisions related to D8’s status as a blank check company prior to the consummation of an initial business combination. See Article 51 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include such provisions related to D8’s status as a blank check company, which will no longer apply upon consummation of the Merger, as D8 will cease to be a blank check company at such time.

Overview

Our shareholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Organizational Documents, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by the Companies Act or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, D8 is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory in nature, and are not binding on D8 or the D8 Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on this proposal, D8 intends that the Proposed Organizational Documents will take effect at the Closing (assuming approval of the Organizational Documents Proposal).

Advisory Organizational Documents Proposal 5A — Authorized Shares

D8’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize the change in the authorized capital stock of D8 from (a) 200,000,000 D8 Class A Ordinary Shares, 20,000,000 D8 Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of D8 (the “D8 Preference Shares”) to (b) 322,000,000 shares of New Vicarious Surgical Common Stock (consisting of (A) 300,000,000 New Vicarious Surgical Class A Shares and (B) 22,000,000 New Vicarious Surgical Class B Shares) and 1,000,000 shares of New Vicarious Surgical Preferred Stock.

As of the date of this proxy statement/prospectus, there are (a) 34,500,000 D8 Class A Ordinary Shares issued and outstanding, (b) 8,625,000 D8 Class B Ordinary Shares issued and outstanding and (c) no D8 Preference Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (i) 17,250,000 Public Warrants and (ii) 8,900,000 Private Placement Warrants, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the D8 Warrants will be exercisable after giving effect to the Merger for one share of New Vicarious Surgical Class A Stock at an exercise price of $11.50 per share. No D8 Warrants are exercisable until the later of (x) 12 months from the closing of the IPO and (y) 30 days after the Closing.

Pursuant to the Merger Agreement, New Vicarious Surgical will issue or, as applicable, reserve for issuance in respect of (i) awards under the New Vicarious Surgical Equity Incentive Plan outstanding as of immediately prior to the Closing that will be converted into awards based on New Vicarious Surgical Common Stock and (ii) a Vicarious Surgical warrant that will be assumed by New Vicarious Surgical, an aggregate of 99,683,594 shares of New Vicarious Surgical Common Stock to New Vicarious Surgical stockholders, and pursuant to the PIPE Investment, New Vicarious Surgical will issue 11,500,000 shares of New Vicarious Surgical Common Stock to the PIPE Investors.

In order to ensure that New Vicarious Surgical has sufficient authorized capital for future issuances, the D8 Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of New Vicarious Surgical change the authorized capital stock of D8 from (a) 200,000,000 D8 Class A Ordinary Shares, 20,000,000 D8 Class B Ordinary Shares and 1,000,000 D8 Preference Shares to (b) 322,000,000 shares of New Vicarious Surgical Common Stock (consisting of (A) 300,000,000 New Vicarious Surgical Class A Shares and (B) 22,000,000 New Vicarious Surgical Class B Shares) and 1,000,000 shares of New Vicarious Surgical Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Vicarious Surgical, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the authorized capital stock of D8 be changed from 200,000,000 D8 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 D8 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 Preference Shares, par value $0.0001 per share, to 300,000,000 shares of New Vicarious Surgical Class A Stock, par value $0.0001 per share of New Vicarious Surgical, and 22,000,000 shares of New Vicarious Surgical Class B Stock, par value $0.0001 per share, of New Vicarious Surgical, and 1,000,000 shares of New Vicarious Surgical Preferred Stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”

Advisory Organizational Documents Proposal 5B — Dual Class Common Stock Structure

D8’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize a dual common stock structure.

The Proposed Organizational Documents stipulate that New Vicarious Surgical will adopt a dual class common stock structure. Under such structure, the holders of New Vicarious Surgical Class A Stock will be entitled to one vote per share and the holders of New Vicarious Surgical Class B Stock will be entitled to twenty votes per share, on each matter properly submitted to New Vicarious Surgical stockholders entitled to vote.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that holders of New Vicarious Surgical Class A Stock be entitled to one vote per share and holders of New Vicarious Surgical Class B Stock be entitled to twenty votes per share on each matter properly submitted to New Vicarious Surgical’s stockholders entitled to vote, as described in Advisory Organizational Documents Proposal 5B, be approved.”

Advisory Organizational Documents Proposal 5C — Sunset Provision for New Vicarious Surgical Class B Common Stock

D8’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize a sunset provision for New Vicarious Surgical Class B Stock.

The Proposed Organizational Documents stipulate that each outstanding share of New Vicarious Surgical Class B Stock shall automatically convert into one share of New Vicarious Surgical Class A Stock upon the first date on which the Vicarious Surgical Founders and Qualified Stockholders (each as defined in the Organizational Documents) collectively cease to beneficially own at least 20% of the number of shares of New Vicarious Surgical Class B Stock collectively held by the Vicarious Surgical Founders and their Permitted Transferees (as defined in the Organizational Documents) as of the Effective Date, and that upon the date that a Vicarious Surgical Founder ceases to provide service to New Vicarious Surgical each share of New Vicarious Surgical Class B Stock held by such Vicarious Surgical Founder or such Vicarious Surgical Founder’s Permitted Transferees shall automatically convert into one share of New Vicarious Surgical Class A Stock.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provision providing that each outstanding share of New Vicarious Surgical Class B Stock shall automatically convert into one share of New Vicarious Surgical Class A Stock upon the first date on which the Vicarious Surgical Founders and Qualified Stockholders collectively cease to beneficially own at least 20% of the number of shares of New Vicarious Surgical Class B Stock collectively held by the Vicarious Surgical Founders and their Permitted Transferees (as defined in the Organizational Documents) as of the Effective Date, and that upon the date that a Vicarious Surgical Founder ceases to provide service to New Vicarious Surgical each share of New Vicarious Surgical Class B Stock held by such Vicarious Surgical Founder or such Vicarious Surgical Founder’s Permitted Transferees shall automatically convert into one share of New Vicarious Surgical Class A Stock, as described in Advisory Organizational Documents Proposal 5C, be approved.”

Advisory Organizational Documents Proposal 5D (Declassification of New Vicarious Surgical Board)

D8’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to declassify the New Vicarious Surgical Board of Directors.

The Proposed Organizational Documents provide that the New Vicarious Surgical Board will consist of one class of directors only, whose term will continue to the next annual meeting of stockholders.

The full text of the resolution to be considered and if thought fit, passed and approved is a s follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that each member of the board of directors of New Vicarious Surgical be elected at each annual meeting of stockholders (or special meeting in lieu thereof), as described in Advisory Organizational Documents Proposal 5D.”

Advisory Organizational Documents Proposal 5E — Exclusive Forum Provision

D8’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States of America as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended.

The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) for (a) any derivative action or proceeding brought on New Vicarious Surgical’s behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New Vicarious Surgical to New Vicarious Surgical or New Vicarious Surgical’s stockholders, (c) any action asserting a claim against New Vicarious Surgical or any director or officer of New Vicarious Surgical (i) arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed By-Laws (as amended or restated) or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware and (d) any action asserting a claim against New Vicarious Surgical or any current or former director, officer, employee, stockholder or agent of New Vicarious Surgical governed by the internal affairs doctrine of the law of the State of Delaware. The Proposed Certificate of Incorporation further provides that unless New Vicarious Surgical consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed Certificate of Incorporation will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Vicarious Surgical, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America be adopted as the exclusive forum for asserting a cause under the Securities Act of 1933, as amended, as described in Advisory Organizational Documents Proposal 5E.”

Advisory Organizational Documents Proposal 5F — Required Vote to Amend Charter

D8’s shareholders are being asked to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article 4(B), Article 5, Article 6, Article 7 or Article 9 of the Proposed Certificate of Incorporation.

The above is qualified by a provision that, for so long as there are shares of New Vicarious Surgical Class B Stock outstanding, New Vicarious Surgical may not, without the prior affirmative vote of the holders of 66 2/3% of the New Vicarious Surgical Class B Stock then outstanding in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of New Vicarious Surgical Class B Stock or other rights, powers, preferences or privileges thereof; (2) to provide for each share of New Vicarious Surgical Class A Stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of New

Vicarious Surgical Class A Stock other than as provided by the Proposed Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of New Vicarious Surgical Class B Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New Vicarious Surgical Class A Stock, provided further, so long as any shares of New Vicarious Surgical Class A Stock remain outstanding, New Vicarious Surgical may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of New Vicarious Surgical Class A Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of New Vicarious Surgical Class A Stock so as to affect them adversely; or (2) to provide for each share of New Vicarious Surgical Class B Stock to have more than twenty votes per share or any rights to a separate class vote of the holders of shares of New Vicarious Surgical Class B Stock other than as provided by the Proposed Certificate of Incorporation or required by the DGCL Resolution to be Voted Upon

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article 4(B), Article 5, Article 6, Article 7 or Article 9 of the Proposed Certificate of Incorporation; provided that, for so long as there are shares of New Vicarious Surgical Class B Stock outstanding, New Vicarious Surgical may not, without the prior affirmative vote of the holders of 66 2/3% of the New Vicarious Surgical Class B Stock then outstanding in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of New Vicarious Surgical Class B Stock or other rights, powers, preferences or privileges thereof; (2) to provide for each share of New Vicarious Surgical Class A Stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of New Vicarious Surgical Class A Stock other than as provided by the Proposed Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of New Vicarious Surgical Class B Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New Vicarious Surgical Class A Stock, provided further, so long as any shares of New Vicarious Surgical Class A Stock remain outstanding, New Vicarious Surgical may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of New Vicarious Surgical Class A Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of New Vicarious Surgical Class A Stock so as to affect them adversely; or (2) to provide for each share of New Vicarious Surgical Class B Stock to have more than twenty votes per share or any rights to a separate class vote of the holders of shares of New Vicarious Surgical Class B Stock other than as provided by the Proposed Certificate of Incorporation or required by the DGCL as described in Advisory Organizational Documents Proposal 5F, be approved.”

Advisory Organizational Documents Proposal 5G — Removal of Directors

D8’s shareholders are being asked to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Vicarious Surgical, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class, as described in Advisory Organizational Documents Proposal 5G, be approved.”

Advisory Organizational Documents Proposal 5H — Required Vote to Amend Bylaws

D8’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote at an election of directors, voting as a single class, will be required for stockholders to alter, amend or repeal, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, as described in Advisory Organizational Documents Proposal 5H, be approved.”

Advisory Organizational Documents Proposal 5I — Special Meetings

D8’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions requiring that special meetings may be called only by the New Vicarious Surgical Board (except in the case of any holders of Preferred Stock if applicable).

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions requiring that special meetings may be called only by the New Vicarious Surgical Board (except in the case of any holders of Preferred Stock if applicable), as described in Advisory Organizational Documents Proposal 5I, be approved.”

Advisory Organizational Documents Proposal 5J — Written Consent

D8’s shareholders are being asked to approve provisions that prohibit stockholder action by written consent in lieu of a meeting.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, as described in Advisory Organizational Documents Proposal 5J, be approved.”

Advisory Organizational Documents Proposal 5K — Corporate Opportunity

D8’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize provisions providing that New Vicarious Surgical renounces a corporate opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any non-employee director of New Vicarious Surgical, unless such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of such person expressly and solely in connection with such individual’s service as a member of the Board.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that New Vicarious Surgical renounces a corporate opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any non-employee director of New Vicarious Surgical, unless such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of such person expressly and solely in connection with such individual’s services as a member of the Board, as described in Advisory Organizational Documents Proposal 5K, be approved.”

Advisory Organizational Documents Proposal 5L — Additional Changes

D8’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize (a) making New Vicarious Surgical’s corporate existence perpetual, and (b) removing certain provisions related to D8’s status as a blank check company that will no longer be applicable upon Closing.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of D8’s operations should D8 not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the Closing, New Vicarious Surgical, will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Vicarious Surgical, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Implementation of the provisions of the Proposed Organizational Documents will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Advisory Organizational Documents Proposal 5, there are other differences between the Cayman Constitutional Documents and the Proposed Organizational Documents (arising from, among other things, differences between the Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve the Organizational Documents Proposal.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making New Vicarious Surgical’s corporate existence perpetual and (ii) removing certain provisions related to D8’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the D8 Board believes is necessary to adequately address the needs of New Vicarious Surgical after the Business Combination, as described in Advisory Organizational Documents Proposal 5L, be approved.”

Reasons for Amendments

Advisory Organizational Documents Proposal 5A — Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of New Vicarious Surgical that will enable it to continue as an operating company governed by the DGCL. The D8 Board believes that it is important for D8 to have available for issuance a number of authorized shares of New Vicarious Surgical Common Stock and New Vicarious Surgical Preferred Stock sufficient to support our growth and to provide flexibility for future corporate needs.

Advisory Organizational Documents Proposal 5B — Dual Class Common Stock Structure

The voting power of the New Vicarious Surgical Class B Stock is necessary to give the Vicarious Surgical Founders comparable control rights over New Vicarious Surgical as they currently have in Vicarious Surgical. The D8 Board believes that New Vicarious Surgical’s success rests on its ability to undertake a long-term view and the Vicarious Surgical Founders’ controlling interest will enhance New Vicarious Surgical’s ability to focus on long-term value creation and help insulate New Vicarious Surgical from short-term outside influences. The Vicarious Surgical Founders’ voting control also provides New Vicarious Surgical with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining the Vicarious Surgical Founders’ control;

Advisory Organizational Documents Proposal 5C — Sunset Provision for New Vicarious Surgical Class B Common Stock

Adopting the sunset provision would provide for equal voting rights to shareholders in the event that the Vicarious Surgical Founders and Qualified Stockholders collectively cease to beneficially own at least 20% of the number of shares of New Vicarious Surgical Class B Stock or upon the date that a Vicarious Surgical Founder ceases to provide service to New Vicarious Surgical. If such a sunset provision is triggered, we believe that the control rights provided to the Vicarious Surgical Founder as a result of the dual class structure would no longer be appropriate and that sound governance principles would provide for a “one share, one vote” structure in which every share of common stock has equal voting rights.

Advisory Organizational Documents Proposal 5D — Declassification of New Vicarious Surgical Board

The D8 Board recognizes that corporate governance standards have continued to evolve in recent years, resulting in a majority of Fortune 500 companies having implemented annual director elections. Furthermore, a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote. The D8 Board also recognizes that many institutional investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the board and management accountable for implementing those policies. Although the D8 Board believes that declassifying the New Vicarious Surgical Board is in the best interests of New Vicarious Surgical Stockholders, the D8 Board is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. However, after considering the foregoing, the D8 Board believes that the declassification of the board of directors under this proposal is in the best interests of New Vicarious Surgical Stockholders.

Advisory Organizational Documents Proposal 5E — Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Vicarious Surgical in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The D8 Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Vicarious Surgical will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The D8 Board further believes that providing that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Vicarious Surgical’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory Organizational Documents Proposal 5F — Required Vote to Amend Charter

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares who, being present in person or by proxy and entitled to vote at a general meeting, vote at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares to amend, alter, repeal or rescind Article 4(B), Article 5, Article 6, Article 7 or Article 9 of the Proposed Certificate of Incorporation. The amendments are intended to protect certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Organizational Documents Proposal 5G — Removal of Directors

The Cayman Constitutional Documents provide that before a business combination, holders of D8 Class B Ordinary Shares may remove any director, and that after a business combination, D8 shareholders may by an ordinary resolution remove any director. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors. The D8 Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of New Vicarious Surgical’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New Vicarious Surgical Board.

Advisory Organizational Documents Proposal 5H — Required Vote to Amend Bylaws

The D8 Board believes that supermajority voting requirements described in Advisory Organizational Document Proposal 5H is appropriate to protect our Bylaws from arbitrary amendments and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Organizational Documents Proposal 5I — Special Meetings

The Cayman Constitutional Documents permit only holders of D8 Class B Ordinary Shares to take action by written consent in lieu of taking action at a meeting of shareholders. The Proposed Organizational Documents instead prohibit stockholder action by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent. The D8 Board believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.

Advisory Organizational Documents Proposal 5J — Written Consent

Under the Proposed Organizational Documents, New Vicarious Surgical’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Proposed Organizational Documents outside of a duly called special or annual meeting of the stockholders of New Vicarious Surgical.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New Vicarious Surgical Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which D8 is aware to obtain control of New Vicarious Surgical, and D8 and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the D8 Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of

New Vicarious Surgical. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with New Vicarious Surgical Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Advisory Organizational Documents Proposal 5K — Corporate Opportunity

The Proposed Organization Documents provide that New Vicarious Surgical will renounce a corporate opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any non-employee director of New Vicarious Surgical, unless such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of such person expressly and solely in connection with such individual’s service as a member of the New Vicarious Surgical Board. The D8 Board believes that this provision is appropriate because it believes that non-employee directors of New Vicarious Surgical should not be restricted from investing in, leading and operating other businesses given their involvement with a wide range of companies, and therefore the non-employee directors of New Vicarious Surgical might be less willing or unable to enter into the Business Combination without being exempt from the doctrine of corporate opportunity.

Advisory Organizational Documents Proposal 5L — Additional Changes

The D8 Board believes that making corporate existence perpetual is desirable to reflect the Business Combination with Vicarious Surgical and to clearly identify New Vicarious Surgical as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and the D8 Board believes that it is the most appropriate period for D8 following the Closing.

The elimination of certain provisions related to D8’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New Vicarious Surgical and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the D8 Board believes it is the most appropriate period for New Vicarious Surgical following the Closing. In addition, certain other provisions in the Cayman Constitutional Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of D8 has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the D8 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal).

The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

Recommendation of the D8 Board

THE D8 BOARD UNANIMOUSLY RECOMMENDS THAT D8 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 this proxy statement/prospectus for a further discussion of these considerations.

THE NEW VICARIOUS SURGICAL EQUITY INCENTIVE PLAN PROPOSAL

Overview

In connection with the Business Combination, the holders of D8 Ordinary Shares are being asked to approve the Vicarious Surgical Inc. 2021 Equity Incentive Plan, referred to as the New Vicarious Surgical Equity Incentive Plan. The D8 Board has adopted the New Vicarious Surgical Equity Incentive Plan, subject to approval from the holders of D8 Ordinary Shares. If approved, the New Vicarious Surgical Equity Incentive Plan will become effective upon the Closing and will be used by the Company following the Closing. Where the interests of Vicarious Surgical (before the Closing) and the interests of the Company (following the Closing) are the same with respect to the New Vicarious Surgical Equity Incentive Plan, the term “Company” will be used.

The D8 Board believes that the Company must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The D8 Board expects that the New Vicarious Surgical Equity Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the Company’s success and in providing incentive to these individuals to promote the success of the Company.

As of June 10, 2021, the record date, the closing price per share of D8 Class A Ordinary Shares on the NYSE was $9.90.

Summary of the New Vicarious Surgical Equity Incentive Plan

The following summary is not a complete statement of the New Vicarious Surgical Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the New Vicarious Surgical Equity Incentive Plan, a copy of which is attached hereto as Annex C to this proxy statement/prospectus.

General

The purposes of the New Vicarious Surgical Equity Incentive Plan are to attract, retain and motivate officers and key employees (including prospective employees), directors, consultants and others who may perform services for the Company to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company. These incentives are provided through the grant of stock options (including incentive stock options intended to be qualified under Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other stock-based and cash-based awards. Any of these awards may, but need not, be made as performance-based incentive awards.

Authorized Shares

A total number of New Vicarious Surgical Class A Shares equal to the sum of (i) 4% of the number of outstanding shares of New Vicarious Surgical Common Stock on a fully-diluted basis, as determined immediately following the Closing and (ii) the number of shares of Vicarious Surgical Common Stock issuable upon exercise of outstanding options under the Prior Plan multiplied by the Fully Diluted Adjusted Merger Consideration (as defined in the Agreement and Plan of Merger), which using the assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” would be 18,331,814 New Vicarious Surgical Class A Shares, which is 11.9% of the fully-diluted shares of New Vicarious Surgical Common Stock outstanding following the Closing.

If shares covered by an award are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the New Vicarious Surgical Equity Incentive Plan. The payment of dividend equivalent rights in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the New Vicarious Surgical Equity Incentive Plan. Shares tendered by a participant, repurchased by the Company using proceeds from the exercise of stock options or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an award will not again be available for future awards.

Adjustments to Shares Subject to the New Vicarious Surgical Equity Incentive Plan

In the event of a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution that results in any increase or decrease in the number of issued shares, the administrator (as defined below) has the authority to make appropriate adjustments to the aggregate number of shares and class of shares as to which awards may be granted, the number of shares covered by each outstanding award and the option price for each related outstanding option and stock appreciation right.

Administration

The compensation committee of the Company Board will administer the New Vicarious Surgical Equity Incentive Plan (referred to as the “administrator”); provided that such committee consists of at least two members of the Company Board, each of whom qualifies as a non-employee director under Rule 16b-3 of the Exchange Act, and as an independent director under the rules of the stock exchange for so long as the Company is a publicly traded corporation. Subject to the provisions of the New Vicarious Surgical Equity Incentive Plan, the administrator has the power to administer the New Vicarious Surgical Equity Incentive Plan, including but not limited to, the authority to (i) construe, interpret and implement the New Vicarious Surgical Equity Incentive Plan and each award, (ii) make all determinations necessary or advisable in administering the New Vicarious Surgical Equity Incentive Plan, (iii) direct the Company to grant awards pursuant to the New Vicarious Surgical Equity Incentive Plan, (iv) determine the grantees to whom and the times at which awards will be granted, (v) determine the price at which options are granted, (vi) determine the type of option to be awarded and the number of shares subject to such option, (vii) determine the number of shares granted pursuant to each award and (viii) approve the form and terms and conditions of the award documents and of each award. The administrator’s interpretation and construction of any provisions of the New Vicarious Surgical Equity Incentive Plan or any award are final, binding and conclusive.

Eligibility

Awards may be granted to employees, non-employee directors, consultants and advisors of the Company and any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company.

Stock Options

Stock options granted under the New Vicarious Surgical Equity Incentive Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to our employees and affiliates, and the aggregate fair market value of a share of our common stock determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. Non-qualified options may be granted to our employees, directors and consultants and our affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant, and the term of the option may not be longer than ten years. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant and the term of the option may not be longer than five years. An option may not be exercised later than the expiration of its term. Subject to the provisions of the New Vicarious Surgical Equity Incentive Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under the New Vicarious Surgical Equity Incentive Plan. Stock appreciation rights allow the participant to receive the appreciation in the fair market value of the Company’s Shares between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The grant price for a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant. Subject to the provisions of the New Vicarious Surgical Equity Incentive Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards

Restricted stock may be granted under the New Vicarious Surgical Equity Incentive Plan. Restricted stock awards are grants of shares of New Vicarious Surgical Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the New Vicarious Surgical Equity Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant unless the administrator provides otherwise. Unless the administrator determines otherwise, during the restricted period, all dividends or other distributions paid upon any restricted stock awards will be retained by the Company for the account of the participant. Such dividends or other distributions will revert to the Company if for any reason the restricted stock award upon which such dividends or other distributions were paid reverts to the Company. Upon the expiration of the restricted period, all such dividends or other distributions made on such restricted share and retained by the Company will be paid, without interest, to the participant.

Restricted Stock Units

Restricted stock units may be granted under the New Vicarious Surgical Equity Incentive Plan. Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the administrator and when the applicable restrictions lapse, the grantee will be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but will not be paid prior to and only to the extent that, the restricted stock unit award vests. The holder of restricted stock units does not have the rights and privileges of a regular stockholder, including the ability to vote the restricted stock units.

Dividend Equivalent Rights

Dividend equivalent rights may be granted under the New Vicarious Surgical Equity Incentive Plan. Dividend equivalent rights are entitlements to receive credits based on cash distributions that would have been paid on the shares of New Vicarious Surgical Common Stock subject to an equity-based award granted to an individual as though such shares had been issued to and held by the grantee. Subject to the terms of the New Vicarious Surgical Equity Incentive Plan, the administrator determines the terms and conditions of dividend equivalent rights.

Other Stock-Based and Performance-Based Awards

The New Vicarious Surgical Equity Incentive Plan will also authorize the grant of other types of stock-based compensation including, but not limited to stock appreciation rights and unrestricted stock awards. The administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards also include performance-based restricted shares and restricted stock units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.

Transferability of Awards

Unless otherwise determined by the administrator in its sole discretion, no award (or any rights and obligations thereunder) granted to any person under the New Vicarious Surgical Equity Incentive Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such awards (and any rights thereunder) will be exercisable during the life of the participant only by the participant or the participant’s legal representative.

Grants to Non-Employee Directors

Grants made to non-employee directors may be in any form other than incentive stock options. The fair value of any awards granted to a non-employee director, including cash compensation in respect of such director’s service, may not exceed $750,000 in any one calendar year, increased to $1,000,000 in the year in which such non-employee director initially joins the board of directors.

Corporate Transactions

Upon a merger, consolidation, sale of all or substantially all of the Company, or the acquisition of all of the outstanding voting stock of the Company, or other similar transaction or reorganization event, each of the administrator or the board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the New Vicarious Surgical Equity Incentive Plan, as to some or all outstanding awards:

•        provide that all outstanding options will be assumed or substituted by the successor corporation;

•        upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified number of days of such notice;

•        in the event of a merger pursuant to which holders of Class A Ordinary Shares will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to option holder participants equal to the difference between the merger price times the number of shares of Class A Ordinary Share subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

•        with respect to other stock awards, provide that outstanding awards will be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event;

•        with respect to stock awards, and in lieu of any of the foregoing, provide that, upon consummation of the transaction, each outstanding stock award will be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of Class A Ordinary Shares comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction); and

•        upon consummation of a Corporate Transaction (as defined in the New Vicarious Surgical Equity Incentive Plan), to the extent not assumed or substituted by the successor or cashed out, the outstanding awards will terminate.

Amendment; Termination

The administrator has the authority to amend the New Vicarious Surgical Equity Incentive Plan from time to time; provided that such amendment does not adversely impair the rights of the participant of any award without the participant’s consent. Stockholder approval also is required to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. The Company Board has also reserved the right to terminate the New Vicarious Surgical Equity Incentive Plan at any time, and the New Vicarious Surgical Equity Incentive Plan will automatically terminate in 2031.

Summary of U.S. Federal Income Tax Consequences of the New Vicarious Surgical Equity Incentive Plan

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the New Vicarious Surgical Equity Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. General rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price, and such amount should be deductible by the Company for federal income tax purposes. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of New Vicarious Surgical Common Stock or cash received. Any additional gain or loss recognized upon any later disposition of the shares, if any, would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units

A participant acquiring a restricted stock unit recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the participant of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the New Vicarious Surgical Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). General rules limit the deductibility of compensation paid to the Company’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE NEW VICARIOUS SURGICAL EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

As of the date hereof, no awards have been granted under the New Vicarious Surgical Equity Incentive Plan.

Vote Required for Approval

The approval of the New Vicarious Surgical Equity Incentive Plan requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If the Proposed Transaction is not approved, the New Vicarious Surgical Equity Incentive Plan Proposal will not be presented at the extraordinary general meeting. The New Vicarious Surgical Equity Incentive Plan will only become effective if the Proposed Transaction is completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, the New Vicarious Surgical Equity Incentive Plan be approved and adopted in all respects.”

Recommendation of the D8 Board

THE D8 BOARD UNANIMOUSLY RECOMMENDS THAT D8 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NEW VICARIOUS SURGICAL EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of D8’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, D8’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus for a further discussion.

THE DIRECTOR ELECTION PROPOSAL

Overview

The D8 Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first general meeting of shareholders) serving a three-year term.

If the other Condition Precedent Proposals are approved, including the Organizational Documents Proposal, the Proposed Organizational Documents, which would be effective upon the Closing, provide for the declassification of the New Vicarious Surgical Board. Accordingly, at the Extraordinary General Meeting, D8 is proposing the election of nine (9) directors to take office immediately following the Closing and to constitute the members of the New Vicarious Surgical Board upon consummation of the Business Combination. The New Vicarious Surgical Board will be of a single class, with each director to serve until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal. The nominees for election to the New Vicarious Surgical Board are Adam Sachs, Sammy Khalifa, Samir Kaul, Dror Berman, Ric Fulop, Philip Liang, David Styka, David Ho, M.D. and Donald Tang. Information regarding each nominee is set forth in the section titled “Management of New Vicarious Surgical Following the Business Combination.” The election of these directors is contingent upon the Closing of the Business Combination.

Following consummation of the Business Combination, the election of directors of New Vicarious Surgical will be governed by its governing documents and under Delaware law.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of D8 Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of D8 Ordinary Shares.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of D8 Ordinary Shares. However, in the event that one or more nominees is not elected under the Director Election Proposal, the D8 Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New Vicarious Surgical Board upon the Closing of the Business Combination:

Recommendation of the D8 Board

THE D8 BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE NEW VICARIOUS SURGICAL BOARD.

The existence of financial and personal interests of D8’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus for a further discussion.

THE SHAREHOLDER ADJOURNMENT PROPOSAL

The Shareholder Adjournment Proposal allows the D8 Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Shareholder Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, D8 and their members and shareholders, respectively, to make purchases of D8 Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus.

Consequences if the Shareholder Adjournment Proposal is Not Approved

If the Shareholder Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the D8 Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Proposed Transaction would not be completed.

Vote Required for Approval

The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal) and Proposal No. 6 (The New Vicarious Surgical Equity Incentive Plan Proposal).

The Shareholder Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the D8 Board

THE D8 BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHAREHOLDER ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of D8’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of D8 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Certain Benefits of D8’s Directors and Officers and Others in the Business Combination” beginning on page 118 of this proxy statement/prospectus for a further discussion.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations (a) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of D8 Class A Ordinary Shares and D8 Warrants (each, a “D8 Security”) of the Domestication and (b) for Holders of D8 Class A Ordinary Shares that elect to have the New Vicarious Surgical Common Stock they receive in connection with the Domestication redeemed for cash if the Business Combination is completed. This section applies only to Holders that hold their D8 Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a D8 Unit are generally separable at the option of the Holder, the Holder of a D8 Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying D8 Class A Ordinary Share and D8 Warrant components of the D8 Unit. Accordingly, the separation of a D8 Unit into the D8 Class A Ordinary Share and the one-half of one D8 Warrant underlying the D8 Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of D8 Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the New Vicarious Surgical Common Stock) with respect to any D8 Class A Ordinary Shares and D8 Warrants held through D8 Units (including alternative characterizations of D8 Units).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to the D8 Securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that will hold the D8 Securities through such an entity;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more (by vote or value) of D8 Ordinary Shares (except as specifically provided below);

•        the Sponsor or its affiliates, officers or directors, or holders of Private Placement Warrants

•        persons that acquired their D8 Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold their D8 Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds D8 Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any D8 Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of Redemption Rights with respect to their D8 Class A Ordinary Shares. This discussion also assumes that any distribution made (or deemed made) on D8 Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of D8 Ordinary Shares will be in U.S. dollars. Additionally, this discussion does not address the conversion of D8 Warrants (including the Private Placement Warrants) into D8 Ordinary Shares.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE D8 CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of a D8 Security who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Tax Effects of the Domestication to U.S. Holders

Generally

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, D8 will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, following the Domestication, will be renamed “Vicarious Surgical Inc.”

D8 intends for the Domestication to qualify as an F Reorganization. D8 has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of D8 Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of D8 Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “— Effects of Section 367 to U.S. Holders of D8 Class A Ordinary Shares” and “— PFIC Considerations,” beginning on pages 173 and 176, respectively, of this proxy statement/prospectus and the Domestication should be treated for U.S. federal income tax purposes as if D8 (a) transferred all of its assets and liabilities to New Vicarious Surgical in exchange for all of the outstanding New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants; and (b) then distributed the New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants to the holders of securities of D8 in liquidation of D8. The taxable year of D8 will be deemed to end on the date of the Domestication.

Subject to the discussion below under the section entitled “— PFIC Considerations,” beginning on page 176 of this proxy statement/prospectus if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of D8 Securities generally would recognize gain or loss with respect to its D8 Securities in an amount equal to the difference, if any, between the fair market value of the corresponding New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its D8 Securities surrendered.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to D8 Class A Ordinary Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising Redemption Rights with respect to D8 Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.

Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the New Vicarious Surgical Common Stock to the extent the distribution is paid out of New Vicarious Surgical’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., New Vicarious Surgical, rather than a non-U.S. corporation following the Domestication.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— PFIC Considerations” beginning on page 176 of this proxy statement/prospectus: (a) the tax basis of a share of New Vicarious Surgical Common Stock or New Vicarious Surgical Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the D8 Class A Ordinary Share or D8 Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (b) the holding period for a share of New Vicarious Surgical Common Stock or a New Vicarious Surgical Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the D8 Class A Ordinary Share or D8 Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants would be equal to the fair market value of such New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants on the date of the Domestication, and such U.S. Holder’s holding period for such New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants would begin on the day following the date of the Domestication. Shareholders who hold different blocks of D8 Securities (generally, shares of D8 Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of D8 Securities.

Effects of Section 367 to U.S. Holders of D8 Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— PFIC Considerations,” beginning on page 176 of this proxy statement/prospectus, Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to their D8 Class A Ordinary Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “— PFIC Considerations,” beginning on page 176 of this proxy statement/prospectus as a result of the Domestication.

U.S. Holders Who Own 10 Percent or More (By Vote or Value) of D8 Ordinary Shares

Subject to the discussion below under the section entitled “— PFIC Considerations,” beginning on page 176 of this proxy statement/prospectus, a U.S. Holder who is a 10% U.S. Shareholder must include in income as a dividend deemed paid by D8 the “all earnings and profits amount” attributable to the D8 Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of D8 Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its D8 Class A Ordinary Shares is the net positive earnings and profits of D8 (as determined under Treasury Regulations under Section 367 of the Code) attributable to such D8 Class A Ordinary Shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such D8 Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

D8 does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If D8’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its D8 Class A Ordinary Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of D8’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by D8 under Treasury Regulations under Section 367 of the Code as a result of the Domestication.

U.S. Holders Whose D8 Class A Ordinary Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% (By Vote or Value) of D8 Ordinary Shares

Subject to the discussion below under the section entitled “— PFIC Considerations” beginning on page 176 of this proxy statement/prospectus, a U.S. Holder whose D8 Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its D8 Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s D8 Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “— PFIC Considerations” beginning on page 176 of this proxy statement/prospectus, unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Vicarious Surgical Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New Vicarious Surgical Common Stock over the U.S. Holder’s adjusted tax basis in the D8 Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of D8 Class A Ordinary Shares (generally, D8 Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by D8 the “all earnings and profits amount” attributable to its D8 Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from D8 establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s D8 Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified D8 (or New Vicarious Surgical) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to D8 or New Vicarious Surgical no later than the date such tax return is filed. In connection with this election, D8 may in its discretion provide each U.S. Holder eligible to make such an election with information regarding D8’s earnings and profits upon written request.

D8 does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that D8 had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its D8 Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by D8 under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS D8 CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

U.S. Holders that Own D8 Class A Ordinary Shares with a Fair Market Value of Less Than $50,000 and Who Own Less Than 10% (By Vote or Value) of D8 Stock

A U.S. Holder who is not a 10% U.S. Shareholder and whose D8 Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— PFIC Considerations” beginning on page 176 of this proxy statement/prospectus.

Tax Consequences for U.S. Holders of D8 Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below relating to PFIC considerations, a U.S. Holder of D8 Warrants should not be subject to U.S. federal income tax with respect to the exchange of D8 Warrants for New Vicarious Surgical Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if D8 is considered a PFIC.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (a) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (b) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

PFIC Status of D8

Based upon the composition of its income and assets, and upon a review of its financial statements, D8 believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of D8 Class A Ordinary Shares and D8 Warrants as a result of the Domestication if:

(i)     D8 were classified as a PFIC at any time during such U.S. Holder’s holding period in such D8 Class A Ordinary Shares or D8 Warrants; and

(ii)    the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such D8 Class A Ordinary Shares or in which D8 was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such D8 Class A Ordinary Shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of D8. Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s D8 Class A Ordinary Shares or D8 Warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which D8 was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by D8, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under these rules is taxable as provided under Section 367(b). See the discussion above under the section entitled “— Effects of Section 367 to U.S. Holders of D8 Class A Ordinary Shares” beginning on page 173 of this proxy statement/prospectus.

It is unclear whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of D8 Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their D8 Class A Ordinary Shares and D8 Warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its D8 Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. Holders of D8 Warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include a D8 Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of D8 Warrants for New Vicarious Surgical Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of D8 Class A Ordinary Shares or a U.S. Holder of D8 Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, if D8 is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of D8 Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat D8 as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of D8 Class A Ordinary Shares during which D8 qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s D8 Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its D8 Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its D8 Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to D8 is contingent upon, among other things, the provision by D8 of a “PFIC Annual Information Statement” to such U.S. Holder. D8 will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of D8 Class A Ordinary Shares with respect to each taxable year for which D8 determines it is a PFIC. There is no assurance, however, that D8 will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to D8 Warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their D8 Class A Ordinary Shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367 to U.S. Holders of D8 Class A Ordinary Shares” beginning on page 173 of this proxy statement/prospectus and subject to the discussion above under “— Tax Effects of the Domestication to U.S. Holders,” beginning on page 172 of this proxy statement/prospectus but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of D8, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of D8 Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (an “MTM Election”). No assurance can be given that the D8 Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their D8 Class A Ordinary Shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its D8 Class A Ordinary Shares at the end of its taxable year over its adjusted basis in its D8 Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its D8 Class A Ordinary Shares over the fair market value of its D8 Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its D8 Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its D8 Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, D8 Class A Ordinary Shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the D8 Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of D8 Class A Ordinary Shares (which will be exchanged for New Vicarious Surgical Common Stock in the Domestication) that exercises its Redemption Rights with respect to its D8 Class A Ordinary Shares to receive cash in exchange for all or a portion of its New Vicarious Surgical Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of New

Vicarious Surgical Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of New Vicarious Surgical Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— Taxation of Redemption Treated as a Sale of New Vicarious Surgical Common Stock” beginning on page 180 of this proxy statement/prospectus. If the redemption does not qualify as a sale of shares of New Vicarious Surgical Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— Taxation of Redemption Treated as a Distribution” beginning on page 180 of this proxy statement/prospectus.

Whether a redemption of shares of New Vicarious Surgical Common Stock qualifies for sale treatment will depend largely on the total number of shares of New Vicarious Surgical Common Stock treated as held by the redeemed U.S. Holder before and after the redemption (including any New Vicarious Surgical Common Stock constructively owned by the U.S. Holder as a result of owning New Vicarious Surgical Warrants and any New Vicarious Surgical Common Stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of the New Vicarious Surgical Common Stock outstanding both before and after the redemption. The redemption of New Vicarious Surgical Common Stock generally will be treated as a sale of New Vicarious Surgical Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in New Vicarious Surgical or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of New Vicarious Surgical Common Stock actually owned by the U.S. Holder, but also shares of New Vicarious Surgical Common Stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include New Vicarious Surgical Common Stock which could be acquired pursuant to the exercise of New Vicarious Surgical Warrants. Moreover, any New Vicarious Surgical Common Stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of New Vicarious Surgical’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of New Vicarious Surgical Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of New Vicarious Surgical’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of New Vicarious Surgical Common Stock and the New Vicarious Surgical Common Stock to be issued pursuant to the Business Combination or the PIPE Investment). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of New Vicarious Surgical stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of New Vicarious Surgical Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of New Vicarious Surgical Common Stock (including any stock constructively owned by the U.S. Holder as a result of owning New Vicarious Surgical Warrants). The redemption of New Vicarious Surgical Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Vicarious Surgical. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New Vicarious Surgical will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of New Vicarious Surgical Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— Taxation of Redemption Treated as a Distribution” beginning on page 180 of this proxy statement/prospectus. After the application of those rules, any remaining tax basis of the U.S.

Holder in the redeemed New Vicarious Surgical Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining New Vicarious Surgical, Common Stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Vicarious Surgical Warrants or possibly in other New Vicarious Surgical stock constructively owned by it.

Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares of New Vicarious Surgical Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Generally” beginning on page 178 of this proxy statement/prospectus, the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from New Vicarious Surgical’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of New Vicarious Surgical’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Vicarious Surgical Common Stock. Any remaining excess will be treated as gain realized on the sale of New Vicarious Surgical Common Stock and will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale of New Vicarious Surgical Common Stock” beginning on page 180 of this proxy statement/prospectus.

Taxation of Redemption Treated as a Sale of New Vicarious Surgical Common Stock

If the redemption of a U.S. Holder’s shares of New Vicarious Surgical Common Stock is treated as a sale, as discussed above under the section entitled “— Generally” beginning on page 178 of this proxy statement/prospectus, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of New Vicarious Surgical Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the New Vicarious Surgical Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of New Vicarious Surgical Common Stock (including as a result of holding different blocks of D8 Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights, U.S. Holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).

U.S. Holders who actually or constructively own at least five percent (5%) (or, if New Vicarious Surgical Common Stock is not then publicly traded, at least one percent (1%)) or more of New Vicarious Surgical Common Stock may be subject to special reporting requirements with respect to a redemption of New Vicarious Surgical Common Stock, and such holders should consult with their tax advisors with respect to their reporting requirements.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW VICARIOUS SURGICAL COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of New Vicarious Surgical Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a D8 Security who or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of D8 Securities.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants by a Non-U.S. Holder after the Domestication.

Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of New Vicarious Surgical stock or rights to acquire New Vicarious Surgical Common Stock) made to a Non-U.S. Holder of shares of New Vicarious Surgical Common Stock, to the extent paid out of New Vicarious Surgical’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, New Vicarious Surgical will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New Vicarious Surgical Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New Vicarious Surgical Common Stock, which will be treated as described under “— Sale, Taxable Exchange or Other Taxable Disposition of New Vicarious Surgical Common Stock and Warrants” beginning on page 181 of this proxy statement/prospectus.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Sale, Taxable Exchange or Other Taxable Disposition of New Vicarious Surgical Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New Vicarious Surgical Common Stock or New Vicarious Surgical Warrants (including an expiration or redemption of the New Vicarious Surgical Warrants as described under “— D. Exercise, Lapse or Redemption of a New Vicarious Surgical Warrant”, or a redemption of New Vicarious Surgical Common Stock that is treated as a sale or exchange as described under “— Tax Effects to Non-U.S. Holders of Exercising Redemption Rights” beginning on page 183 of this proxy statement/prospectus), unless:

(i)     the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(ii)    such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

(iii)   New Vicarious Surgical is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held New Vicarious Surgical Common Stock and, in the case where shares of New Vicarious Surgical Common Stock are “regularly traded” on an “established securities market,” as such terms are defined under applicable Treasury Regulations, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of New Vicarious Surgical Common Stock or more than five percent (5%) of the total fair market value of New Vicarious Surgical Warrants (provided our warrants are considered to be “regularly traded”) at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of New Vicarious Surgical Common Stock. There can be no assurance that New Vicarious Surgical Common Stock or New Vicarious Surgical Warrants are or have been treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to New Vicarious Surgical Common Stock or New Vicarious Surgical Warrants, including how a Non-U.S. Holder’s ownership of New Vicarious Surgical Warrants impacts the 5% threshold determination with respect to New Vicarious Surgical Common Stock and whether the 5% threshold determination with respect to Vicarious Surgical Warrants must be made with or without reference to the Private Placement Warrants. In addition, special rules may apply in the case of a disposition of Vicarious Surgical Warrants if New Vicarious Surgical Common Stock is considered to be regularly traded, but Vicarious Surgical Warrants are not considered to be regularly traded. Moreover, there can be no assurance regarding New Vicarious Surgical’s future status as a United States real property holding corporation.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%) (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, New Vicarious Surgical may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. It is not expected that New Vicarious Surgical would be a United States real property holding corporation after the Domestication or immediately after the Closing. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Vicarious Surgical would be treated as a United States real property holding corporation in any future year.

Exercise, Lapse or Redemption of a New Vicarious Surgical Warrant

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of New Vicarious Surgical Common Stock upon exercise of a New Vicarious Surgical Warrant for cash. The Non-U.S. Holder’s tax basis in the share of New Vicarious Surgical Common Stock received upon exercise of the New Vicarious Surgical Warrant generally will be an amount equal to the sum of the Non-U.S. Holder’s initial investment in the New Vicarious Surgical Warrant and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the New Vicarious Surgical Common Stock received upon exercise of the New Vicarious Surgical Warrants will begin on the date following the date of exercise or on the date of exercise of the New Vicarious Surgical Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the New Vicarious Surgical Warrants. If a New Vicarious Surgical Warrant is allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the New Vicarious Surgical Warrant and generally will be taxed as described above under “— C. Sale, Taxable Exchange or Other Taxable Disposition of New Vicarious Surgical Common Stock and Warrants.”

The tax consequences of a cashless exercise of a New Vicarious Surgical Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s basis in the New Vicarious Surgical Common Stock received would equal the holder’s basis in the New Vicarious Surgical Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the New Vicarious Surgical Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the New Vicarious Surgical Warrant; in either case, the holding period would not include the period during which the Non-U.S. Holder held the New Vicarious Surgical Warrants.

If the cashless exercise were treated as a recapitalization, the holding period of the New Vicarious Surgical Common Stock would include the holding period of the New Vicarious Surgical Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of warrants equal to the number of shares of New Vicarious Surgical Common Stock having a value equal to the exercise price for the total number of warrants to be exercised. In such case, the consequences would be similar to those described above in “— Sale, Taxable Exchange or Other Taxable Disposition of New Vicarious Surgical Common Stock and Warrants.” It is unclear whether a Non-U.S. Holder’s holding period for the Class A common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the Non-U.S. Holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the New Vicarious Surgical Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem New Vicarious Surgical Warrants for cash or if we purchase New Vicarious Surgical Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of New Vicarious Surgical Common Stock and Warrants.”

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of a New Vicarious Surgical Warrant.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of D8 Class A Ordinary Shares that exercises its Redemption Rights to receive cash from the Trust Account in exchange for all or a portion of its New Vicarious Surgical Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of the New Vicarious Surgical Common Stock redeemed, as described above under “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally” beginning on page 178 of this proxy statement/prospectus. If such a redemption qualifies as a sale of New Vicarious Surgical Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of New Vicarious Surgical Common Stock and Warrants” beginning on page 181 of this proxy statement/prospectus. If such a redemption does not qualify as a sale of New Vicarious Surgical Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “— Distributions” beginning on page 181 of this proxy statement.

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New Vicarious Surgical Common Stock, unless (a) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (b) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally” beginning on page 178 of this proxy statement/prospectus). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the appropriate claim for refund is timely filed with the IRS and the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

All Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New Vicarious Surgical Common Stock and New Vicarious Surgical Warrants.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma combined financial statements of D8 present the combination of the financial information of D8 and Vicarious Surgical, adjusted to give effect to the Business Combination and consummation of the transactions contemplated by the Subscription Agreements (collectively, the “Transactions”). The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

D8 is a blank check company incorporated in Delaware on May 6, 2020. D8 was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. At March 31, 2021, there was $345.3 million held in the Trust Account.

Vicarious Surgical was incorporated in the state of Delaware on May 1, 2014. Vicarious Surgical is combining advanced miniaturized robotics, computer science and 3D visualization to build a new category of intelligent and affordable, single-incision surgical robot, called the Vicarious System, that virtually transports surgeons inside the patient to perform minimally invasive surgery. Vicarious Surgical is headquartered in Waltham, Massachusetts.

The following unaudited pro forma combined balance sheet as of March 31, 2021 assumes that the Transactions occurred on March 31, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021, present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma combined financial statements do not necessarily reflect what D8’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of D8. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with D8’s and Vicarious Surgical’s audited and unaudited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of D8,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vicarious Surgical” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Vicarious Surgical has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Vicarious Surgical’s stockholders will have the majority of the voting power under both the no redemption and maximum redemption scenarios;

•        Vicarious Surgical’s stockholders will appoint a majority of the board of directors of New Vicarious Surgical;

•        Vicarious Surgical’s existing management will comprise the management of New Vicarious Surgical;

•        Vicarious Surgical will comprise the ongoing operations of New Vicarious Surgical;

•        Vicarious Surgical is the larger entity based on historical business operations; and

•        New Vicarious Surgical will assume Vicarious Surgical’s name.

Under this method of accounting, D8 will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Vicarious Surgical issuing stock for the net assets of D8, accompanied by a recapitalization. The net assets of D8 will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma combined financial information has been prepared using the assumptions below:

•        Assuming No Redemptions:    This presentation assumes that no D8 stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming Maximum Redemptions:    This presentation assumes that all D8 stockholders holding approximately 29.7 million and 30.0 million Public Shares as of March 31, 2021 and December 31, 2020, respectively, will exercise their redemption rights for $296.6 million and $299.8 million of funds in D8’s Trust Account as of March 31, 2021 and December 31, 2020, respectively. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing of the Business Combination, D8 will have a minimum of $125.0 million in Available Cash less total estimated transaction costs.

Description of the Transactions

On April 15, 2021, D8 entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, a business combination between D8 and Vicarious Surgical will be effected through the merger of Merger Sub with and into Vicarious Surgical, with Vicarious Surgical surviving the merger as a wholly owned subsidiary of D8.

Under the Merger Agreement, D8 Holdings has agreed to acquire all of the outstanding shares of common stock of Vicarious Surgical for approximately $1.0 billion in aggregate consideration. Vicarious Surgical stockholders (other than the “Vicarious Surgical Founders”) will receive shares of Domesticated Company Class A Stock (valued at $10.00 per share), equal to (i) the amount of shares of Company Capital Stock owned by such Company Stockholder (as defined in the Merger Agreement) multiplied by (ii) the Fully Diluted Adjusted Merger Consideration (as defined by the Merger Agreement) for each share in such class of Company Capital Stock (as defined in the Merger Agreement). The Vicarious Surgical Founders will receive shares of Domesticated Company Class B Stock equal to (i) the amount of shares of Company Class A Common Stock (as defined in the Merger Agreement) owned by such Vicarious Surgical Founder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share of Company Class A Common Stock.

In connection with the execution of the Merger Agreement, D8 entered into the Subscription Agreements. Pursuant to the Subscription Agreements, the Subscribers have agreed to purchase, and D8 has agreed to sell to the Subscribers, an aggregate of 11,500,000 shares of New Vicarious Surgical Class A Stock for a purchase price of $10.00 per share and at an aggregate purchase price of $115,000,000 (collectively, the “PIPE”). The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios:

	Minimum and Maximum Redemption
(in thousands)	Purchase Price	Shares Issued
Share consideration to Vicarious Surgical(a)(b)	$996,835,940	99,683,594

____________

(a)      The value of common stock issued to Vicarious Surgical included in the consideration is reflected at $10 per share as defined in the Merger Agreement.

(b)      The total 99.7 million consideration shares include 87.4 million shares to be issued for all issued and outstanding Vicarious Surgical common and preferred stock plus 12.3 million shares underlying unvested, unissued, and/or unexercised options and warrants.

The following summarizes the unaudited pro forma common stock shares outstanding under the under the no redemption and maximum redemption scenarios:

Ownership

Equity Capitalization Summary at Closing	Assuming No Redemptions				Assuming Maximum Redemptions
	Shares	%	Votes (B)%		Shares	%	Votes (B)%
Class A Shareholders
VS Equity Class A Shareholders(A)	79,956,758	52%	79,956,758	15%	79,956,758	64%	79,956,758	16%
D8 Public Shareholders	34,500,000	22%	34,500,000	7%	4,837,885	4%	4,837,885	1%
D8 Sponsor	8,625,000	6%	8,625,000	2%	8,625,000	7%	8,625,000	2%
PIPE Investors	11,500,000	7%	11,500,000	2%	11,500,000	9%	11,500,000	2%
Total Class A Shareholders	134,581,758	87%	134,581,758	25%	104,919,643	84%	104,919,643	21%

Class B Shareholders
VS Equity Class B Shareholders	19,726,836	13%	394,536,720	75%	19,726,836	16%	394,536,720	79%
Class Total Shareholders	154,308,594	100%	529,118,478	100%	124,646,479	100%	499,456,363	100%

____________

(A)     Total consideration to be issued to Vicarious Surgical is $996.8 million or 99.7 million shares ($10 per share price). The total shares to be issued includes Vicarious Surgical common and preferred stock plus shares underlying unvested options and warrants. Accordingly, the consideration shares outstanding at the closing of the Business Combination has been adjusted to exclude the portion of consideration shares that will be unvested, unissued, and/or unexercised at the closing of the Business Combination.

(B)     Class A Shareholders of the merged company will have one vote per share while Class B Shareholders (the “Vicarious Surgical Founders”) have 20 votes per share.

The following unaudited pro forma combined balance sheet as of March 31, 2021 and the unaudited pro forma combined statement of operations for the year ended December 31, 2020, and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 are based on the historical financial statements of D8 and Vicarious Surgical. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands)

	As of March 31, 2021		Assuming No Redemptions			Assuming Maximum Redemptions
	Historical
(in thousands, except for share and per share amounts)	D8 (US GAAP)	VS (US GAAP)	Pro Forma Accounting Adjustments		Pro Forma Balance Sheet	Pro Forma Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$1,028	$13,643	$427,282	A, B, C	$441,953	$(296,621)	G	$145,332
Prepaid expenses and other current assets	65	422	—		487	—		487
Total current assets	1,093	14,065	427,282		442,440	(296,621)		145,819
Restricted cash	—	622	—		622	—		622
Property and equipment, net	—	532	—		532	—		532
Cash and marketable securities held in Trust Accounts	345,258	—	(345,258)	A	—	—		—
Total assets	$346,351	$15,219	$82,024		$443,594	$(296,621)		$146,973

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57	$505	$—		$562	$—		$562
Accrued expenses	1,457	1,221	—		2,678	—		2,678
Current portion of equipment loans	—	47	—		47	—		47
Current portion of term loan	—	300	—		300	—		300
Deferred rent	—	57	—		57	—		57
Total current liabilities	1,514	2,130	—		3,644	—		3,644
Equipment loans, net of current portion	—	55	—		55	—		55
Term loan, net of current portion	—	1,100	—		1,100	—		1,100
Deferred underwriting commissions	12,075	—	(12,075)	B	—	—		—
Warrant liabilities	31,141	—	—		31,141	—		31,141
Total liabilities	44,730	3,285	(12,075)		35,940	—		35,940

D8 Holdings Corp Class A ordinary shares subject to possible redemption	296,621	—	(296,621)	D	—	—		—
VS Preferred stock	—	46,670	(46,670)	E	—	—		—

Shareholders’ equity/(deficit)
VS Class A and B units	—	1	(1)	E	—	—		—
D8 Holdings Corp Class B ordinary shares, $0.0001 par value	1	—	(1)	D	—	—		—
New Vicarious Surgical Preferred stock, $0.0001 par value	—	—	—		—	—		—
New Vicarious Surgical Class A common stock, $0.0001 par value	—	—	12	C, D, E, F	12	(3)	G	9
New Vicarious Surgical Class B common stock, $0.0001 par value	—	—	2	E	2	—		2
Additional paid-in capital	17,645	2,085	424,732	B, C, D, E, F	444,462	(296,618)	G	147,844
Accumulated deficit	(12,646)	(36,822)	12,646	F	(36,822)	—		(36,822)
Total shareholders’ equity (deficit)	5,000	(34,736)	437,390		407,654	(296,621)		111,033
Total liabilities, ordinary shares subject to possible redemption and shareholders’ equity	$346,351	$15,219	$82,024		$443,594	$(296,621)		$146,973

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)

	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
(in thousands, except share and per share amounts)	D8	VS	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments	Pro Forma Statement of Operations
Operating expenses:
Research and development	—	3,607	—		3,607	—	3,607
Sales and marketing	—	226	—		226	—	226
General and administrative	1,496	1,398	—		2,894	—	2,894
Administrative fee – related party	30	—	(30)	AA	—	—	—
Total operating expenses	1,526	5,231	(30)		6,727	—	6,727
Loss from operations	(1,526)	(5,231)	30		(6,727)	—	(6,727)
Other income (expense), net:
Change in fair value of derivative warrant liabilities	(1,725)	—	—		(1,725)	—	(1,725)
Net gain on securities held in trust	67	—	(67)	BB	—	—	—
Interest income	—	1	—		1	—	1
Interest expense	—	(1)	—		(1)	—	(1)
Total other income (expense), net	(1,658)	—	(67)		(1,725)	—	(1,725)
Income (loss) before income taxes	(3,184)	(5,231)	(37)		(8,425)	—	(8,425)
Income tax expense	—	—	—		—	—	—
Net loss	$(3,184)	$(5,231)	$(37)		$(8,425)	$—	$(8,425)
Weighted average shares outstanding	N/A	6,354,165			141,996,827		112,334,712
Net loss per Class A and Class B common share, basic and diluted	N/A	$(0.82)			$(0.06)		$(0.08)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	34,312,500
Basic and diluted net income per share, Class A ordinary shares	$0.00
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	8,280,711
Basic and diluted net loss per share, Class B ordinary shares	$(0.38)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
(in thousands, except share and per share amounts)	D8	VS	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments	Pro Forma Statement of Operations
Operating expenses:
Research and development	—	9,796	—		9,796	—	9,796
Sales and marketing	—	861	—		861	—	861
General and administrative	297	2,328	—		2,625	—	2,625
General and administrative – related party	55	—	(55)	AA	—	—	—
Total operating expenses	352	12,985	(55)		13,282	—	13,282
Loss from operations	(352)	(12,985)	55		(13,282)	—	(13,282)
Other income (expense), net:
Interest income	—	113	—		113	—	113
Interest expense	—	(3)	—		(3)	—	(3)
Change in fair value of derivative warrant liabilities	(8,613)	—	—		(8,613)	—	(8,613)
Financing cost – derivative warrant liabilities	(689)	—	—		(689)	—	(689)
Net gain from investments held in Trust Accounts	191	—	(191)	BB	—	—	—
Total other income (expense), net	(9,111)	110	(191)		(9,192)	—	(9,192)
Income (loss) before income taxes	(9,463)	(12,875)	(136)		(22,474)	—	(22,474)
Income tax expense	—	—	—		—	—	—
Net loss	$(9,463)	$(12,875)	$(136)		$(22,474)	$—	$(22,474)
Weighted average shares outstanding	N/A	5,809,312			141,996,827		112,016,359
Net loss per Class A and Class B common share, basic and diluted	N/A	$(2.22)			$(0.16)		$(0.20)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	34,312,500
Basic and diluted net income per share, Class A ordinary shares	$0.01
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	8,280,711
Basic and diluted net loss per share, Class B ordinary shares	$(1.17)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

Under both the no redemption and the maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, D8 will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Vicarious Surgical issuing stock for the net assets of D8, accompanied by a recapitalization. The net assets of D8 will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma combined balance sheet as of March 31, 2021 assumes that the Transactions occurred on March 31, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021, presents pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        D8’s unaudited balance sheet as of March 31, 2021 and the related notes for the three months ended March 31, 2021 included elsewhere in this proxy statement/prospectus; and

•        Vicarious Surgical’s unaudited balance sheet as of March 31, 2021 and the related notes for the three months ended June 30, 2020 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        D8’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Vicarious Surgical’s unaudited statements of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        D8’s audited statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Vicarious Surgical’s audited statements of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that D8 believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. D8 believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Vicarious Surgical. They should be read in conjunction with the historical financial statements and notes thereto of D8 and Vicarious Surgical.

2. Accounting Policies

Upon completion of the Transactions, management will perform a comprehensive review of D8’s and Vicarious Surgical’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Vicarious Surgical.

3. Adjustments to Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma combined financial information to give pro forma effect to transactional accounting adjustments.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Vicarious Surgical filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of operations are based upon the number of D8’s shares outstanding, assuming the Transactions occurred on January 1, 2020.

As the pro forma combined company would be in a loss position for all periods presented, an effective tax rate of 0% was applied to the transactional accounting adjustments.

Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments included in the unaudited pro forma combined balance sheet as of March 31, 2021 are as follows:

(A)    Reflects the reclassification of $345.3 million of cash held in D8’s Trust Account that becomes available at the closing of the Business Combination.

(B)    Reflects the settlement of $33.0 million of transaction costs at close in connection with the Business Combination. Of the total, $17.1 million relates to advisory, legal and other fees to be incurred which are adjusted against additional paid in capital, $12.1 million of deferred underwriting fees payable, and $3.8 million related to PIPE fees adjusted against additional paid in capital.

(C)    Reflects the proceeds of $115,000,000 from the issuance of 11,500,000 shares of New Vicarious Surgical Class A Stock with par value of $0.0001 in the PIPE based on commitments received which will be offset by the PIPE fee of 3.3% of gross proceeds or $3.8 million.

(D)    Reflects the reclassification of common stock subject to possible redemption to permanent equity at $0.0001 par value.

(E)    Reflects the recapitalization of Vicarious Surgical’s equity and issuance of 99.7 million shares, 80.0 million shares of New Vicarious Surgical Class A Stock at $0.0001 par value and 19.7 million shares of New Vicarious Surgical Class B Stock at $0.0001 par value, as consideration for the reverse recapitalization. Total consideration to be issued to Vicarious Surgical is $996.8 million or 99.7 million shares ($10 per share price). The total 99.7 million consideration shares include 87.4 million shares (67.6 million shares of New Vicarious Surgical Class A Stock and 19.7 million shares of New Vicarious Surgical Class B Stock) to be issued for all issued and outstanding Vicarious Surgical common and preferred stock, as reflected in the pro forma balance sheet, plus 12.3 million shares of New Vicarious Surgical Class A Stock underlying unvested, unissued, and/or unexercised options and warrants, which are excluded from the pro forma balance sheet adjustment since the shares are subject to further vesting or exercise at close.

(F)    Reflects the reclassification of D8’s historical retained earnings to additional paid in capital as part of the reverse recapitalization.

(G)    Reflects the maximum redemption of all approximately 29.7 million Public Shares outstanding for $296.6 million held in trust, which is allocated to New Vicarious Surgical Class A Stock and additional paid-in capital using $0.0001 par value per share.

Adjustments to Unaudited Pro Forma Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma combined statements of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 are as follows:

(AA) Reflects the elimination of the D8’s administrative service fee paid to the Sponsor that will cease upon the Closing of the Business Combination.

(BB) Reflects the elimination of interest income and unrealized gain earned on the D8’s Trust Account.

4. Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2020. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2020 and the three months ended March 31, 2021:

	Three Months Ended March 31, 2021 Pro Forma		Year Ended December 31, 2020 Pro Forma
(in thousands, except share and per share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(8,425)	$(8,425)	$(22,474)	$(22,474)
Pro forma weighted average shares outstanding, basic and diluted	141,996,827	112,334,712	141,996,827	112,016,359
Pro forma net loss per share – basic and diluted	$(0.06)	$(0.08)	$(0.16)	$(0.20)

Pro forma weighted average shares outstanding – basic and diluted
D8 Public shareholders	34,500,000	4,837,885	34,500,000	4,519,532
D8 Sponsor	8,625,000	8,625,000	8,625,000	8,625,000
Total D8	43,125,000	13,462,885	43,125,000	13,144,532
Vicarious Surgical(1)	87,371,827	87,371,827	87,371,827	87,371,827
PIPE Investors	11,500,000	11,500,000	11,500,000	11,500,000
Pro forma weighted shares outstanding – basic and diluted(2)	141,996,827	112,334,712	141,996,827	112,016,359

____________

(1)      Excludes 12.3 million Vicarious Surgical consideration shares that will be issued upon the occurrence of future events (i.e., exercise of stock options and warrants). Total consideration to be issued to Vicarious Surgical is $996.8 million or 99.7 million shares ($10 per share price). The total shares to be issued includes all issued and outstanding Vicarious Surgical common and preferred stock plus shares underlying unvested and vested but unexercised options and issued and outstanding warrants. Accordingly, the weighted average pro forma shares outstanding at close has been adjusted to exclude the portion of consideration shares that will be unvested, and/or unexercised at the closing of the Business Combination.

(2)      For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO, warrants sold in the Private Placement, and Vicarious Surgical options and warrants are exchanged for Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Shares underlying these instruments are as follows: (a) 26.2 million shares D8 Class A Ordinary Shares underlying the warrants sold in the D8 IPO and the Private Placement, (b) 12.3 million Vicarious Surgical consideration shares for unvested, unissued, and/or unexercised stock options and warrants.

INFORMATION ABOUT D8

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to D8 prior to the consummation of the Business Combination.

General

D8 is a blank check company incorporated on May 6, 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. D8 has neither engaged in any operations nor generated any revenue to date. Based on D8’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Significant Activities Since Inception

On July 17, 2020, D8 consummated its IPO of 30,000,000 D8 Units. Each D8 Unit consists of one D8 Class A Ordinary Share and one-half of one D8 Warrant. Each D8 Warrant entitles the holder thereof to purchase one D8 Class A Ordinary Share at a price of $11.50 per share. The D8 Units were sold at an offering price of $10.00 per D8 Unit, generating gross proceeds, before expenses, of $300,000,000. On July 24, 2020, the underwriters exercised their over-allotment option in full and purchased an additional 4,500,000 D8 Units, generating additional gross proceeds of $45,000,000. Prior to the consummation of the IPO, on May 14, 2020, the Sponsor received 7,187,500 Founder Shares in exchange for a capital contribution of $25,000, or $.003 per share. On June 25, 2020, the Sponsor transferred 15,000 Founder Shares to Robert Kirby and 25,000 Founder Shares to each of Michael Kives, Fred Langhammer and Terry Lundgren, resulting in the Sponsor holding 7,097,500 Founder Shares. On July 14, 2020, D8 effected a share capitalization of 1,437,500 Founder Shares resulting in 8,625,000 Class B ordinary shares outstanding, of which the Sponsor now holds 8,535,000 Founder Shares. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of D8’s issued and outstanding shares after the IPO. The underwriters exercised their over-allotment option in full on July 24, 2020. As a result, these shares were no longer subject to forfeiture.

Simultaneously with the closing of the IPO, D8 consummated the Private Placement of 8,000,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $8,000,000. On July 24, 2020, simultaneously with the sale of the over-allotment units, D8 consummated a private sale of an additional 900,000 Private Placement Warrants to the Sponsor, generating gross proceeds of $900,000. The Private Placement Warrants sold in the Private Placement are identical to the warrants included in the D8 Units sold in the IPO, except that the Private Placement Warrants and the D8 Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants, so long as they are held by their initial purchasers or their permitted transferees, (i) will not be redeemable by D8, (ii) may not (including the D8 Class A Ordinary Shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold until 30 days after D8 completes its initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

Upon the closing of the IPO, the closing of the exercise of the over-allotment in full and the Private Placement, $345,000,000 was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to D8 to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of D8’s initial business combination, (ii) the redemption of its Public Shares if D8 is unable to complete its initial business combination by July 17, 2022, subject to applicable law, or (iii) the redemption of D8’s Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of D8’s obligation to provide for the redemption of its Public Shares in connection with an initial business combination or to redeem 100% of the Public Shares if it has not consummated an initial business combination by July 17, 2022. The proceeds deposited in the Trust Account could become subject to the claims of its creditors, if any, which could have priority over the claims of D8’s Public Shareholders.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $12,075,000 in underwriting discounts and commissions, which amount will be payable upon consummation of D8’s initial business combination, if consummated), approximately $569,000 in expenses relating to the IPO and payment of the promissory note issued to the Sponsor (the “Note”), approximately $1,500,000 of the net proceeds of the IPO and the sale of the Private Placement Warrants were not deposited into the Trust Account and were retained by D8 for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of December 31, 2020, there was approximately $345.2 million in investments and cash held in the Trust Account and approximately $1.1 million of cash held outside the Trust Account available for working capital purposes. As of December 31, 2020, no amounts had been withdrawn from the Trust Account to fund D8’s working capital expenses. As of March 31, 2021, there was approximately $345.3 million in investments and cash held in the Trust Account and approximately $1.0 million of cash held outside the Trust Account available for working capital purposes. As of March 31, 2021, no amounts had been withdrawn from the Trust Account to fund D8’s working capital expenses.

The D8 Units, D8 Class A Ordinary Shares and Public Warrants are currently listed on NYSE under the symbols “DEH.U,” “DEH,” and “DEH WS,” respectively.

Effecting a Business Combination

General

D8 is not presently engaged in, and D8 will not engage in, any substantive commercial business until it completes the Business Combination with Vicarious Surgical or another target business.

Fair Market Value of Target Business

NYSE listing rules require that D8 must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of D8’s signing of a definitive agreement in connection with its initial business combination. The D8 Board determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of the Proposed Transaction

D8 is seeking shareholder approval of the Proposed Transaction at the extraordinary general meeting to which this proxy statement/prospectus relates and, in connection with such extraordinary general meeting, holders of Public Shares may redeem their Public Shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such Redemption Rights will be effected under the Cayman Constitutional Documents and the laws of the Cayman Islands. Unlike other blank check companies in which the initial shareholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, the Insiders have agreed pursuant to the Insider Letter Agreement, as amended by the Sponsor Support Agreement (i) to vote (A) the Founder Shares (all of which are held by the Sponsor) and (B) any other D8 Ordinary Shares owned by the Sponsor or D8’s directors and officers, in favor of the Business Combination; and (ii) not to redeem any D8 Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Cayman Constitutional Documents relating to shareholders’ rights or pre-business combination activity. If the Business Combination is not completed, then Public Shareholders electing to exercise their Redemption Rights will not receive such payments and their Public Shares will not be redeemed.

D8 will complete the Business Combination (or any other proposed business combination, if the Business Combination is not completed) only if, among other conditions, D8 has raised, after giving effect to the Redemptions, Available Cash in an amount equal to at least $125,000,000.

To ensure that it can meet the Available Cash Condition at the Closing, D8 may seek additional equity financing in connection with the Business Combination involving the issuance of additional equity securities of D8. In the event that D8 issues additional equity in connection with such equity financing or, in the event Vicarious Surgical waives the Available Cash Condition so that a larger portion of the Merger Consideration is payable in New Vicarious Surgical Common Stock, the ownership percentage in New Vicarious Surgical belonging to the Public Shareholders will be reduced.

Despite the Available Cash Condition, D8 may be able to complete the Business Combination even if a majority of the Public Shareholders do not agree with the Business Combination and have redeemed Public Shares or if D8 has entered into privately negotiated agreements for investors to sell their Public Shares to the Sponsor, directors and officers, advisors or their affiliates.

Please refer to the section entitled “Risk Factors — Risks Related to D8” beginning on page 92 of this proxy statement/prospectus for more information.

Liquidation if No Business Combination

Unless D8 submits and D8 shareholders approve an extension, if the Business Combination (or combination with another target business) is not completed by July 17, 2022, such condition will trigger D8’s automatic winding up, dissolution and liquidation pursuant to the terms of the Cayman Constitutional Documents. As a result, this has the same effect as if D8 had formally gone through a voluntary liquidation procedure under the Companies Act. Accordingly, no vote would be required from D8’s shareholders to commence such a voluntary winding up, dissolution and liquidation.

The amount in the Trust Account (less approximately $3,450 representing the aggregate nominal par value of the Public Shares) under the Companies Act will be treated as share premium which is distributable under the Companies Act, provided that immediately following the date on which the proposed distribution is proposed to be made, D8 is able to pay its debts as they fall due in the ordinary course of business. If D8 is forced to liquidate the Trust Account, D8 anticipates that it would distribute to its Public Shareholders the amount in the Trust Account calculated as of the date that is two business days prior to the distribution date (including any accrued interest). Prior to such distribution, D8 would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. D8 cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, shareholders could potentially be liable for any claims of creditors to the extent any distributions received by them could be viewed as unlawful payments in the event D8 enters into an insolvent liquidation. Furthermore, while D8 has obtained and will continue to seek to enter into executed agreements with all vendors, service providers (other than its independent auditors) or other entities with which it does business and prospective business targets that waive any right, title, interest or claim of any kind such entities may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with D8, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

The Insiders have agreed to waive their rights to participate in any liquidation of the Trust Account or other assets with respect to the Founder Shares held by them and to vote their Founder Shares in favor of any dissolution and plan of distribution which D8 submits to a vote of shareholders. There will be no distribution from the Trust Account with respect to the D8 Warrants, which will expire worthless.

Pursuant to the Merger Agreement, Vicarious Surgical has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for its Public Shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) except, in each case, with respect to claims that Vicarious Surgical or its affiliates may have in the future against D8’s assets or funds that are not held in the Trust Account (other than distributions to the Public Shareholders) and claims against any other Person (or any affiliate thereof) that is party to an alternative business combination consummated by D8.

If D8 is unable to complete the Business Combination and expends all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $10.01 based on the value of the Trust Account as of March 31, 2021.

The proceeds deposited in the Trust Account could, however, become subject to the claims of D8’s creditors which would be prior to the claims of the Public Shareholders. Although D8 has obtained and will continue to seek to enter into executed agreements with all vendors, including lenders for money borrowed, prospective target businesses or other entities D8 engages that waives any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that such entities will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the

Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against D8’s assets, including the funds held in the Trust Account.

The Sponsor has agreed that it will be liable to D8 if and to the extent any claims by a vendor for services rendered or products sold to D8, or a prospective target business with which D8 has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share (or such higher amount then held in trust) or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under D8’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Additionally, if D8 is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in D8’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the shareholders. To the extent any bankruptcy claims deplete the Trust Account, D8 cannot assure you it will be able to return to the Public Shareholders at least $10.00 per Public Share (or such higher amount then held in trust).

Employees

D8 has three officers who are its only employees. These individuals are not obligated to devote any specific number of hours to D8’s matters and intend to devote only as much time as they deem necessary to its affairs. D8 does not intend to have any full-time employees prior to the completion of a business combination. Upon completion of the Proposed Transaction, the employment of these officers will terminate.

Facilities

D8 maintains its principal executive offices at Unit 1008, 10/F Champion Tower, 3 Garden Road, Central, Hong Kong. D8 considers its current office space, combined with the other office space otherwise available to its officers, adequate for its current operations. Upon completion of the Proposed Transaction, the principal executive offices of New Vicarious Surgical will be located at 78 Fourth Avenue, Waltham, Massachusetts 02451.

Legal Proceedings

There are no legal proceedings pending against D8.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND
CORPORATE GOVERNANCE OF D8 PRIOR TO THE BUSINESS COMBINATION

Management and D8 Board

D8’s current directors and officers are as follows:

Name	Age	Title
David Chu	65	Chief Executive Officer and Director
Robert Kirby	52	Chief Financial Officer
Donald Tang	38	President and Director
Michael Kives	40	Director
Fred Langhammer	77	Director
Terry Lundgren	68	Director
David Ho	68	Director

Corporate Governance

Number, Terms of Office and Election of Officers and Directors

The D8 Board currently consists of six members. Holders of Public Shares do not have the right to vote on the election of directors prior to the completion of D8’s initial business combination. The provisions of the Cayman Constitutional Documents may only be amended by a special resolution passed by at least 90% of the D8 Ordinary Shares voting in an extraordinary general meeting. However, although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of D8 Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of D8 Ordinary Shares. Each of the directors holds office for a three-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the D8 Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the D8 Board or by a majority of the holders of the Founder Shares.

The officers of D8 are elected by the D8 Board and serve at the discretion of the D8 Board, rather than for specific terms of office. The D8 Board is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents as it deems appropriate. The Cayman Constitutional Documents provide that the officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, a Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the D8 Board.

The directors and officers following the Business Combination will be changed pursuant to the Merger Agreement as is described above under the section entitled “Management of New Vicarious Surgical Following the Business Combination” beginning on page 256 of this proxy statement/prospectus.

Director Independence

The NYSE listing standards require that a majority of the D8 Board be independent. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The D8 Board has determined that each of Messrs. Kives, Langhammer and Lundgren and Dr. Ho is an independent director under applicable SEC and NYSE rules. The independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of D8’s officers or directors have received any cash compensation for services rendered to D8. Commencing on the date that D8’s securities were first listed on NYSE through the earlier of consummation of its initial business combination and our liquidation, D8 will pay the Sponsor $10,000 per month for office space, utilities, and secretarial and administrative support services provided to members of D8’s management team. D8 may elect to make payment of customary fees to members of the D8 Board for director service. In addition, the Sponsor, D8’s officers and D8’s directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on D8’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. D8’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, D8’s officers or D8’s directors, or D8’s or their affiliates. Any such payments prior to an initial business combination are, and will be, made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, D8 does not have, or expect to have, any additional controls in place governing D8’s reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with D8’s activities on D8’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by D8 to the Sponsor, its officers and its directors, or any of their respective affiliates, prior to completion of D8’s initial business combination.

After the completion of D8’s initial business combination, directors or members of its management team who remain with it may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to its shareholders in connection with a proposed business combination. D8 has not established any limit on the amount of such fees that may be paid by the combined company to D8’s directors or members of management. The amount of such compensation is not known at this time because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to D8’s officers will be determined, or recommended to the D8 Board for determination, either by a compensation committee comprised solely of independent directors or by a majority of the independent directors on the D8 Board.

D8 does not intend to take any action to ensure that members of its management team maintain their positions with it after the consummation of its initial business combination, although it is possible that some or all of D8’s officers and directors may negotiate employment or consulting arrangements to remain with D8 after its initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with D8 may influence its management’s motivation in identifying or selecting a target business, but D8 does not believe that the ability of its management to remain with D8 after the consummation of its initial business combination has been, or will be, a determining factor in its decision to proceed with the Business Combination or any other potential business combination. D8 is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Committees of the D8 Board

The D8 Board currently has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by the D8 Board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NYSE rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

The D8 Board has established an audit committee. The members of the audit committee are Messrs. Kives, Langhammer and Lundgren. Mr. Kives serves as chairman of the audit committee. All members of D8’s audit committee are independent of and unaffiliated with the Sponsor and the underwriters of D8’s IPO.

Each member of the audit committee is financially literate, and the D8 Board has determined that Mr. Kives qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

D8 has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of D8’s financial statements, (2) D8’s compliance with legal and regulatory requirements, (3) D8’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of D8’s internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by D8;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other independent registered public accounting firm engaged by D8, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the firm has with D8 in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss D8’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing D8’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to D8 entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and D8 legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding D8’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The D8 Board has established a compensation committee. The members of the compensation committee are Messrs. Langhammer and Lundgren. Mr. Lundgren serves as chairman of the compensation committee. All members of D8’s compensation committee are independent of and unaffiliated with the Sponsor and the underwriters of D8’s IPO.

D8 has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer’s based on such evaluation;

•        reviewing and making recommendations to the D8 Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all other officers;

•        reviewing executive compensation policies and plans;

•        implementing and administering incentive compensation equity-based remuneration plans;

•        assisting management in complying with proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for officers and employees;

•        producing a report on executive compensation to be included in the annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment of customary fees D8 may elect to make to members of the D8 Board for director service and payment to an affiliate of the Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of D8s existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Nominating and Corporate Governance Committee

The D8 Board has established a nominating and corporate governance committee. The members of the nominating and corporate governance committee are Messrs. Langhammer and Lundgren. Mr. Langhammer serves as chair of the nominating and corporate governance committee. All members of D8’s nominating and corporate governance committee are independent of and unaffiliated with the Sponsor and the underwriters of D8’s IPO.

D8 has adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the D8 Board, and recommending to the D8 Board candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

•        developing and recommending to the D8 Board and overseeing the implementation of corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the D8 Board, its committees, individual directors and management in the governance of D8; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

D8 has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for directors, the D8 Board considers educational background, diversity of professional experience, knowledge of D8’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of D8 shareholders. Prior to D8’s initial business combination, holders of Public Shares will not have the right to recommend director candidates for nomination to D8’s board of directors.

Compensation Committee Interlocks and Insider Participation

None of the officers of D8 currently serves, and in the past year has not served, as a member of the compensation committee of another entity, one of whose officers served on the D8 Board.

Code of Ethics

D8 has adopted a code of business conduct and ethics applicable to its directors, officers and employees. If D8 makes any amendments to its code of business conduct and ethics. other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the code of business conduct and ethics applicable to D8’s principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, D8 will disclose the nature of such amendment or waiver on its website. The information included on our website is not incorporated by reference into this Form S-4 or in any other report or document D8 files with the SEC, and any references to D8’s website are intended to be inactive textual references only.

How to Obtain the Code of Ethics and Committee Charters

D8 has filed copies of its code of ethics, audit committee charter, compensation committee charter and nominating and corporate governance committee charter as exhibits to its registration statement filed in connection with its IPO. You may review these documents by accessing its public filings at the SEC’s website at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request. See the section entitled “Where You Can Find More Information” beginning on page 265 of this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF D8

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this section regarding D8’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this section, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to D8 or D8’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, D8’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in D8’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on D8’s behalf are qualified in their entirety by this paragraph.

Overview

D8 is a blank check company incorporated as a Cayman Islands exempted company on May 6, 2020. D8 was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although D8 is not limited to a particular industry or sector for purposes of consummating a business combination, it intends to focus its search on the consumer retail sector. D8 is an emerging growth company and, as such, D8 is subject to all of the risks associated with emerging growth companies.

D8’s sponsor is D8 Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). D8’s registration statement for the IPO was declared effective on July 14, 2020. On July 17, 2020, D8 consummated the IPO of 30,000,000 units (the “D8 Units”) at $10.00 per Unit, generating gross proceeds of $300.0 million. Each Unit consisted of one Class A ordinary share of D8, par value $0.0001 (the “D8 Class A Ordinary Shares”), and one-half of one redeemable warrant of D8 (the “D8 Warrants”), with each D8 Warrant entitling the holder thereof to purchase one D8 Class A Ordinary Share for $11.50 per share, subject to adjustment. On July 24, 2020, the underwriters exercised their over-allotment option in full and purchased an additional 4,500,000 D8 Units (the “Over-Allotment Units”), generating additional gross proceeds of $45.0 million. D8 incurred total offering costs of approximately $19.5 million in underwriting fees (inclusive of approximately $12.1 million in deferred underwriting fees).

Simultaneously with the closing of the IPO, D8 consummated the private placement (the “Private Placement”) of 8,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to D8 of $8.0 million, and incurring offering costs of approximately $16,000. On July 24, 2020, simultaneously with the sale of the Over-Allotment Units, D8 consummated a private sale of an additional 900,000 Private Placement Warrants to the Sponsor, generating gross proceeds of $900,000.

Upon the closing of the IPO, the sale of the Over-Allotment Units and the Private Placement, $345.0 million ($10.00 per D8 Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement was placed in trust accounts (the “Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a business combination or (ii) the distribution of the Trust Account as described below.

D8’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.

If D8 is unable to complete a business combination within 24 months from the closing of the IPO, or July 17, 2022 (the “Combination Period”), D8 will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to D8 (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of D8’s remaining shareholders and the D8 Board, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to D8’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Results of Operations

D8’s entire activity since inception through March 31, 2021 related to its formation, the preparation for an IPO, and since the closing of the IPO, the search for a prospective initial Business Combination. D8 has neither engaged in any operations nor generated any revenues to date. D8 will not generate any operating revenues until after the completion of its initial Business Combination. D8 will generate non-operating income in the form of net gain from investments held in the Trust Account. D8 expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from May 6, 2020 (inception) through December 31, 2020, D8 had a net loss of approximately $9.5 million, which consisted of approximately $7.7 million loss from changes in fair value of derivative warrant liabilities, financing costs-derivative warrant liabilities of approximately $0.7 million, approximately $297,000 of general and administrative expenses, approximately $945,000 of general and administrative expenses with related party, offset by approximately $191,000 of net gain from investments held in the Trust Account.

For the three months ended March 31, 2021, D8 had a net loss of approximately $3.2 million, which consisted of approximately $1.5 million in general and administrative costs, $30,000 in administrative fees and approximately $1.7 million in charge in fair value of warrant liabilities, offset by approximately $67,000 in net gain from investments held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2020, D8 had approximately $1.1 million in cash and working capital of approximately $1.1 million.

As of March 31, 2021, D8 had approximately $1.0 million in its operating bank account, approximately $422,000 of working capital deficit.

Prior to the completion of the IPO, D8’s liquidity needs had been satisfied through the payment of $25,000 of offering costs by its Sponsor in exchange for the issuance of the Founder Shares, and a loan of approximately $127,000 pursuant to the Note issued to the Sponsor. D8 repaid the Note in full on July 17, 2020. Subsequent to the consummation of the IPO and the Private Placement, D8’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor may, but is not obligated to, provide working capital loans to D8. To date, there are no working capital loans outstanding.

Based on the foregoing, management believes that D8 will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or its officers and directors to meet its needs through the earlier of the consummation of a business combination or one year from the date of this proxy statement/prospectus. Over this time period, D8 will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of March 31, 2021. The financial statements included elsewhere in this proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

As of March 31, 2021 and December 31, 2020, D8 did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Other Contractual Obligations

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights pursuant to the registration rights agreement dated as of July 14, 2020. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that D8 will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. D8 will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

D8 granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 4,500,000 additional D8 Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriters exercised their over-allotment option in full on July 24, 2020.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the IPO. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that D8 completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of D8’s financial condition and results of operations is based on D8’s financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires D8 to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in D8’s financial statements. On an ongoing basis, D8 evaluates its estimates and judgments, including those related to the fair value of financial instruments and accrued expenses. D8 bases its estimates on historical experience, known trends and events and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. D8 management has identified the following as its critical accounting policies:

Investments Held in the Trust Account

D8’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

D8 Class A Ordinary Shares Subject to Possible Redemption

D8 accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of D8 Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable D8 Class A Ordinary Shares (including D8 Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within D8’s control) are classified as temporary equity. At all other times, shares of D8 Class A Ordinary Shares are classified as shareholders’ equity. D8’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of D8’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 29,662,115 and 29,980,468 D8 Class A Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the accompanying balance sheet, respectively.

Net Loss Per Ordinary Share

D8 complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. D8 has not considered the effect of the D8 Warrants sold in the IPO and the Private Placement to purchase an aggregate of 26,150,000 D8 Class A Ordinary Shares in the calculation of diluted earnings per ordinary share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted loss per ordinary share is the same as basic loss per share for the periods presented.

D8’s statements of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. For the three months ended March 31, 2021, net income per share, basic and diluted for D8 Class A Ordinary Shares is calculated by dividing the investment income earned on the Trust Account of approximately $67,000 for the three months ended March 31, 2021 by the weighted average number of shares of D8 Class A Ordinary Shares outstanding for the period. Net loss per share, basic and diluted for D8 Class B ordinary shares for the three months ended March 31, 2021 is calculated by dividing the net loss of approximately $3.2 million, less income attributable to D8 Class A Ordinary Shares for the three months ended March 31, 2021, by the weighted average number of shares of D8 Class B Ordinary Shares outstanding for the period. For the period from May 6, 2020 (inception) through December 31, 2020 net loss per share, basic and diluted for D8 Class A Ordinary Shares is calculated by dividing the investment income earned on the Trust Account of approximately $191,000 for the period from May 6 (inception), 2020 through December 31, 2020 by the weighted average number of shares of D8 Class A Ordinary Shares outstanding for the period. Net loss per share, basic and diluted for D8 Class B Ordinary Shares for the period from May 6, 2020 (inception) through December 31, 2020 is calculated by dividing the net loss of approximately $9.5 million, less income attributable to D8 Class A Ordinary Shares, by the weighted average number of shares of D8 Class B Ordinary Shares outstanding for the period.

Derivative Warrant Liabilities

D8 does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. D8 evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

D8 issued 17,250,000 D8 Warrants to purchase D8 Class A Ordinary Shares to investors in the IPO and issued 8,900,000 Private Placement Warrants. All of D8’s outstanding D8 Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, D8 recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in D8’s statement of operations. The fair value of Public Warrants, was calculated using a binomial / lattice model that assumes optimal exercise of D8’s redemption option, including the make whole table, at the earliest possible date. Subsequent to the date when the Public Warrants began separately trading, the fair value measurements were determined based on their trading price. The fair value of Private Warrants was calculated using the Black-Scholes Option Pricing Model since these instruments do not have the early redemption feature. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Recent Accounting Pronouncements

D8 management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on D8’s financial statements.

JOBS Act

On April 15, 20212, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. D8 qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. D8 is electing to delay the adoption of new or revised accounting standards, and as a result, D8 may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, D8 is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” D8 chooses to rely on such exemptions D8 may not be required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of D8’s IPO or until D8 is no longer an “emerging growth company,” whichever is earlier.

DESCRIPTION OF D8’S AND NEW VICARIOUS SURGICAL’S SECURITIES

Description of D8 Capital Stock Prior to the Business Combination

General

D8 is authorized to issue 221,000,000 shares, consisting of 200,000,000 D8 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 D8 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. As of the Record Date, 34,500,000 D8 Class A Ordinary Shares are outstanding, held by shareholders of record, and 8,625,000 D8 Class B Ordinary Shares are outstanding, held by shareholders of record, and no preference shares are outstanding.

D8 Units

Each D8 Unit consists of one D8 Class A Ordinary Share and one-half of one D8 Warrant. Each D8 Warrant entitles the holder to purchase one D8 Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus.

Ordinary Shares

Except as described below, D8’s shareholders of record are entitled to one vote for each D8 Share held on all matters to be voted on by shareholders. In connection with any vote held to approve an initial business combination, the Sponsor, as well as D8’s directors and officers, have agreed to vote their respective Founder Shares and any other D8 Ordinary Shares held by them in favor of the business combination.

Prior to the Closing, only holders of the D8 Class B Ordinary Shares are entitled to vote for the appointment of directors. Directors may be appointed by an ordinary resolution, being the affirmative vote of the holders of a majority of the D8 Class B Ordinary Shares who, being present in person or by proxy and entitled to vote, vote at a meeting. However, although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of D8 Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of D8 Ordinary Shares.

Pursuant to the Cayman Constitutional Documents, if D8 does not complete a business combination by July 17, 2022, it will trigger D8’s automatic winding up, dissolution and liquidation, unless D8 submits and its shareholders approve an extension. The Insiders have agreed to waive their rights to share in any distribution from the Trust Account with respect to their Founder Shares upon D8’s winding up, dissolution and liquidation.

D8’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares, except that Public Shareholders have the right to have their Public Shares redeemed for cash if they vote on the Business Combination, properly demand Redemption of their Public Shares as described in this proxy statement/prospectus and the Business Combination is completed. Public Shareholders who redeem their Public Shares still have the right to exercise the D8 Warrants that they received as part of the D8 Units.

For additional information with respect to the Redemption Rights of D8’s shareholders, see the section entitled “Questions and Answers — Q. Do I have Redemption Rights with respect to my D8 Ordinary Shares?” beginning on page 16 of this proxy statement/prospectus.

Preference Shares

The Cayman Constitutional Documents authorize the issuance of 1,000,000 preference shares, with such designation, rights and preferences as may be determined from time to time by the D8 Board. Accordingly, the D8 Board is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of shares. However, the underwriting agreement for the IPO prohibits D8, prior to a business combination, from issuing preference shares which participate in any manner in the proceeds of the Trust Account, or which vote as a class with the D8 Ordinary Shares on a business combination. D8 may issue some or all of the preference shares to effect a business combination but is not issuing any preference shares in connection with the Business Combination. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of D8. Although D8 does not currently intend to issue any preference shares, it cannot assure you that it will not do so in the future.

Warrants

As of the Record Date, 26,150,000 D8 Warrants were outstanding, including 17,250,000 Public Warrants and 8,900,000 Private Placement Warrants. Each Public Warrant entitles the registered holder to purchase one D8 Class A Ordinary Share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the later of 12 months from the closing of the IPO or 30 days after the completion of a business combination. Pursuant to the Warrant Agreement, a Public Warrant Holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a Public Warrant Holder. However, except as set forth below, no Public Warrants will be exercisable for cash unless D8 has an effective and current registration statement covering the D8 Class A Ordinary Shares issuable upon exercise of the Public Warrants and a current prospectus relating to such D8 Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the D8 Class A Ordinary Shares issuable upon exercise of the Public Warrants is not effective within 60 business days from the completion of the initial business combination, Public Warrant Holders may, until such time as there is an effective registration statement and during any period when D8 will have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire at 5:00 p.m., Eastern Time on the earlier to occur of: (i) five years from the completion of an initial business combination, (ii) the liquidation of D8, if D8 fails to complete a business combination, or (iii) the redemption date as fixed by D8 pursuant to the Warrant Agreement, if D8 elects to redeem all D8 Warrants.

The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants (including the D8 Ordinary Shares issuable upon exercise of the Private Placement Warrants) will (i) not be transferable, assignable or salable until 30 days after the completion of D8’s initial business combination, (ii) be exercisable for cash (even if a registration statement covering the D8 Ordinary Shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option and (iii) not be redeemable by D8, in each case so long as they are still held by the initial purchasers or their respective affiliates.

D8 may call the D8 Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per D8 Warrant:

•        at any time while the D8 Warrants are exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant Holder;

•        if, and only if, the reported last sale price of the shares of the D8 Class A Ordinary Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Public Warrant Holders; and

•        if, and only if, there is a current registration statement in effect with respect to the D8 Class A Ordinary Shares underlying such D8 Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

D8 may call the D8 Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.10 per warrant:

•        at any time while the D8 Warrants are exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant Holder; provided that holders will be able to exercise their D8 Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the D8 Class A Ordinary Shares except as otherwise described below;

•        if, and only if, the reported last sale price of the shares of the D8 Class A Ordinary Shares equals or exceeds $10.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Public Warrant Holders;

•        if the closing price of the D8 Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the Public Warrant Holders is less than $18.00 per share, the Private Placement Warrants must be concurrently called for redemption on the same terms as the outstanding Public Warrants; and

•        if, and only if, there is a current registration statement in effect with respect to the D8 Class A Ordinary Shares underlying such D8 Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

Beginning on the date the notice of redemption is given and until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of D8 Class A Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by D8 pursuant to this redemption feature, based on the “fair market value” of the D8 Class A Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of the D8 Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. D8 will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)

Redemption Date	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of D8 Class A Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of D8 Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 D8 Class A Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the D8 Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 D8 Class A Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 D8 Class A Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by D8 pursuant to this redemption feature, since they will not be exercisable for any D8 Class A Ordinary Shares.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s Public Warrant upon surrender of such Public Warrant.

The redemption criteria for the Public Warrants have been established at a price which is intended to provide Public Warrant Holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the D8 Warrants.

If D8 (or after the business combination, New Vicarious Surgical) calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of D8 Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the D8 Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether D8 will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the D8 Class A Ordinary Shares at the time the D8 Warrants are called for redemption, D8’s cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent and D8. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, (b) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (c) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, 50% of the then outstanding Private Placement Warrants.

The exercise price and number of D8 Class A Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or D8’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of D8 Class A Ordinary Shares at a price below their respective exercise prices. D8 is also permitted, in its sole discretion, to lower the exercise price (but not below the par value of a D8 Class A Ordinary Share) at any time prior to the expiration date for a period of not less than 15 business days; provided, however, that D8 provides at least 5 days’ prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the U.S. federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The D8 Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to D8, for the number of warrants being exercised. The Public Warrant Holder will not have the rights or privileges of holders of D8 Class A Ordinary Shares and any voting rights until they exercise their D8 Warrants and receive D8 Class A Ordinary Shares. After the issuance of D8 Class A Ordinary Shares upon exercise of the D8 Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no Public Warrants will be exercisable and D8 will not be obligated to issue D8 Class A Ordinary Shares unless at the time a holder seeks to exercise such D8 Warrant, a prospectus relating to the D8 Class A Ordinary Shares issuable upon exercise of the D8 Warrants is current and the D8 Class A Ordinary Shares has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the D8 Warrants. Under the terms of the Warrant Agreement, D8 has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the D8 Class A Ordinary Shares issuable upon exercise of the D8 Warrants until the expiration of the D8 Warrants. However, D8 cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the D8 Class A Ordinary Shares issuable upon exercise of the warrants, holders will be unable to exercise their D8 Warrants and D8 will not be required to settle any such D8 Warrant. If the prospectus relating to the D8 Class A Ordinary Shares issuable upon the exercise of the D8 Warrants is not current or if the D8 Class A Ordinary Shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the D8 Warrants reside, D8 will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Public Warrant Holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their D8 Warrants such that an electing Public Warrant Holder (and his, her or its affiliates) would not be able to exercise their D8 Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the D8 Class A Ordinary Shares outstanding. Notwithstanding the foregoing, any person who acquires a D8 Warrant with the purpose or effect of changing or influencing the control of D8, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying D8 Class A Ordinary Shares and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the D8 Warrants. If, upon exercise of the D8 Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the D8 Class A Ordinary Shares or other similar event), D8 will, upon exercise, round down to the nearest whole number the number of D8 Class A Ordinary Shares to be issued to the Public Warrant Holder.

In addition to the Public Warrants and Private Placement Warrants discussed above, pursuant to the Warrant Agreement, the Sponsor or an affiliate of the Sponsor or certain of D8’s officers and directors may, but are not obligated to, loan D8 funds as may be required, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 D8 Warrants at a price of $1.00 per warrant. However, pursuant to the Merger Agreement, D8 is subject to certain restrictions in respect of any equity issuances prior to the completion of the Proposed Transaction. For more information, see the section entitled “The Business Combination Proposal — Covenants and Agreements” beginning on page 123 of this proxy statement/prospectus.

Dividends

D8 has not paid any cash dividends on the D8 Ordinary Shares to date and does not intend to pay cash dividends prior to the Business Combination. The payment of cash dividends in the future, including after the Business Combination with Vicarious Surgical, will be dependent upon New Vicarious Surgical’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Proposed Transaction. The payment of any dividends subsequent to the Business Combination will be within the discretion of the New Vicarious Surgical Board.

Transfer Agent, Rights Agent and Warrant Agent

The Transfer Agent for D8 Ordinary Shares and warrant agent for D8 Warrants is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004.

Listing of D8’s Securities

D8’s Units, D8 Class A Ordinary Shares and D8 Warrants are listed on the NYSE under the symbols “DEH.U,” “DEH” and “DEH WS,” respectively. At the Closing, the D8 Units will separate into their component New Vicarious Surgical Class A Shares and New Vicarious Surgical Warrants so that the D8 Units will no longer trade separately under “DEH.U”. D8 cannot assure you that New Vicarious Surgical’s securities will continue to be listed on the NYSE as New Vicarious Surgical might not in the future meet certain continued listing standards.

Certain Differences in Corporate Law

Companies incorporated in the Cayman Islands are governed by the Companies Act. The Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Delaware law is set forth in the section entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication” beginning on page 142 of this proxy statement/prospectus.

Cayman Constitutional Documents

The Cayman Constitutional Documents contain provisions designed to provide certain rights and protections to its shareholders prior to the completion of a Business Combination. The following are the material rights and protections contained in the Cayman Constitutional Documents:

•        the right of Public Shareholders to exercise Redemption Rights and redeem or have repurchased their Public Shares in lieu of participating in a proposed business combination;

•        a prohibition against completing a business combination unless D8 has net tangible assets of at least $5,000,001 upon completion of such business combination (or if the Organizational Documents Proposal are approved, immediately prior to the completion of such business combination without regard to the assets or liabilities of the target company of such business combination and its subsidiaries);

•        a requirement that if D8 seeks shareholder approval of any business combination, the affirmative vote must be obtained of the holders of a majority of the outstanding D8 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting;

•        a requirement that directors may call general meetings on their own accord;

•        a prohibition, prior to a business combination, against D8 issuing (i) any D8 Ordinary Shares or (ii) any other securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Public Shares on a business combination; and

•        a limitation on shareholders’ rights to receive a portion of the Trust Account.

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution, being the approval of the holders of a majority of at least two-thirds of the D8 Ordinary Shares, who, as of the Record Date being present in person or by proxy and entitled to vote at a general meeting, vote at the general meeting. A company’s memorandum and articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provide otherwise. Accordingly, although D8 could amend any of the provisions relating to its structure and business plan which are contained in its Cayman Constitutional Documents, D8 views all of these provisions as binding obligations to its shareholders, and neither D8 nor its officers or directors, will take any action to amend or waive any of these provisions prior to the completion of an initial business combination.

Capital Stock of New Vicarious Surgical after the Business Combination

The following summary sets forth the material terms of New Vicarious Surgical’s securities following the completion of the Proposed Transaction. The following summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to the Proposed Certificate of Incorporation, a form of which is attached as Annex B-1 to this proxy statement/prospectus, and the Proposed By-Laws, a form of which is attached as Annex B-2 to this proxy statement/prospectus. New Vicarious Surgical urges you to read the Proposed Certificate of Incorporation and Proposed By-Laws in their entirety for a complete description of the rights and preferences of New Vicarious Surgical’s securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Certificate of Incorporation will authorize the issuance of 323,000,000 shares, consisting of:

•        1,000,000 shares of preferred stock, par value $0.0001 per share (“New Vicarious Surgical Preferred Stock”); and

•        322,000,000 shares of New Vicarious Surgical Common Stock, which consists of (A) 300,000,000 New Vicarious Surgical Class A Shares, and (B) 22,000,000 New Vicarious Surgical Class B Shares.

New Vicarious Surgical Class A Common Stock

Upon completion of the Business Combination, New Vicarious Surgical expects that there will be 122,269,991 shares of New Vicarious Surgical Class A Stock outstanding, assuming that no D8 Class A Ordinary Shares are redeemed in connection with the Business Combination. All shares of New Vicarious Surgical Class A Stock are fully paid and non-assessable. In connection with the Business Combination, the D8 Class B Ordinary Shares held by the Sponsor will be converted into shares of New Vicarious Surgical Class A Stock.

Voting rights.    Each holder of New Vicarious Surgical Class A Stock is entitled to one vote for each share of New Vicarious Surgical Class A Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of New Vicarious Surgical Class A Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section entitled “Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law — Supermajority Provisions” beginning on page 218 of this proxy statement/prospectus for the list of matters of New Vicarious Surgical that will require approval of a supermajority of the then outstanding shares of New Vicarious Surgical’s stock.

Dividend Rights.    Subject to preferences that may be applicable to any outstanding New Vicarious Surgical Preferred Stock, the holders of shares of New Vicarious Surgical Class A Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the New Vicarious Surgical Board out of funds legally available for such purposes.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of New Vicarious Surgical’s affairs, the holders of New Vicarious Surgical Class A Stock are entitled to share ratably in all assets remaining after payment of New Vicarious Surgical’s debts and other liabilities, subject to prior distribution rights of New Vicarious Surgical Preferred Stock or any class or series of stock having a preference over the New Vicarious Surgical Class A Stock, then outstanding, if any.

Other rights.    The holders of New Vicarious Surgical Class A Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the New Vicarious Surgical Class A Stock. The rights, preferences and privileges of holders of the New Vicarious Surgical Class A Stock will be subject to those of the holders of any shares of the New Vicarious Surgical Preferred Stock that New Vicarious Surgical may issue in the future.

New Vicarious Surgical Class B Common Stock

Upon completion of the Proposed Transaction, there will be approximately 19,726,836 shares of New Vicarious Surgical Class B Stock outstanding. All shares of New Vicarious Surgical Class B Stock to be issued in connection with the Business Combination will be fully paid and non-assessable.

Voting rights.    The holders of the New Vicarious Surgical Class B Stock are entitled to twenty votes for each New Vicarious Surgical Class B Share held of record by such holder, on all matters on which stockholders generally or holders of New Vicarious Surgical Class B Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of New Vicarious Surgical’s capital stock). The holders of New Vicarious Surgical Class B Shares do not have cumulative voting rights in the election of directors. Holders of New Vicarious Surgical Class B Shares will vote together with holders of the New Vicarious Surgical Class A Shares as a single class on all matters presented to New Vicarious Surgical’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section entitled “Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law — Supermajority Provisions” beginning on page 218 of this proxy statement/prospectus for the list of matters of New Vicarious Surgical that will require approval of a supermajority of the then outstanding shares of New Vicarious Surgical’s stock.

Dividend rights.    The holders of the New Vicarious Surgical Class B Shares will participate in any dividends declared by the New Vicarious Surgical Board.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the New Vicarious Surgical’s affairs, the holders of New Vicarious Surgical Class B Stock are entitled to share ratably in all assets remaining after payment of the New Vicarious Surgical’s debts and other liabilities, subject to prior distribution rights of New Vicarious Surgical Preferred Stock or any class or series of stock having a preference over the New Vicarious Surgical Class B Stock, then outstanding, if any.

Other rights.    The holders of New Vicarious Surgical Class B Shares do not have pre-emptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the New Vicarious Surgical Class B Stock.

Issuance and Retirement of New Vicarious Surgical Class B Stock.    In the event that any outstanding share of New Vicarious Surgical Class B Stock ceases to be held directly or indirectly by a Vicarious Surgical Founder, such share will automatically be transferred to New Vicarious Surgical for no consideration and will be retired. New Vicarious Surgical will not issue additional New Vicarious Surgical Class B Shares after the adoption of the Proposed Certificate of Incorporation other than in connection with the Proposed Transaction.

New Vicarious Surgical Preferred Stock

No shares of New Vicarious Surgical Preferred Stock will be issued or outstanding immediately after the completion of the Proposed Transaction. The Proposed Certificate of Incorporation will authorize the New Vicarious Surgical Board to establish one or more series of New Vicarious Surgical Preferred Stock. Unless required by law or any stock exchange, the authorized shares of New Vicarious Surgical Preferred Stock will be available for issuance without further action by the holders of New Vicarious Surgical Common Stock. The New Vicarious Surgical Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of New Vicarious Surgical Preferred Stock. The issuance of New Vicarious Surgical Preferred Stock may have the effect of delaying, deferring or preventing a change in control of New Vicarious Surgical without further action by the stockholders. Additionally, the issuance of New Vicarious Surgical Preferred Stock may adversely affect the holders of New Vicarious Surgical’s Common Stock by restricting dividends on the New Vicarious Surgical Class A Stock, diluting the voting power of the New Vicarious Surgical Class A Stock and the New Vicarious Surgical Class B Stock or subordinating the liquidation rights of the New Vicarious Surgical Class A Stock. As a result of these or other factors, the issuance of New Vicarious Surgical Preferred Stock could have an adverse impact on the market price of the New Vicarious Surgical Class A Stock. At present, there are no plans to issue any New Vicarious Surgical Preferred Stock.

Warrants

As a result of and upon the effective time of the Domestication and the Business Combination, (a) each D8 Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying D8 Class A Ordinary Share and one-half of a D8 Warrant, (b) each D8 Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one New Vicarious Surgical Class A Share (provided that each D8 Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their D8 Class A Ordinary Shares will be converted and but will be redeemed for cash in an amount equal to the Redemption Price), (c) each D8 Class B Ordinary Share issued and outstanding immediately prior to the Domestication will be automatically converted into one New Vicarious Surgical Class A Share, and (d) each D8 Warrant will be automatically converted into a New Vicarious Surgical Warrant on the same basis as the D8 Warrants. No fractional New Vicarious Surgical Warrants will be issued upon separation of the D8 Units. For more information on the terms of such warrants, see the above section entitled “— Description of D8 Capital Stock Prior to the Business Combination — Warrants” beginning on page 209 of this proxy statement/prospectus.

Dividends

The payment of future dividends on the shares of New Vicarious Surgical Class A Stock will depend on the financial condition of New Vicarious Surgical after the completion of the Proposed Transaction subject to the discretion of the New Vicarious Surgical Board. There can be no guarantee that cash dividends will be declared. The ability of New Vicarious Surgical to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by New Vicarious Surgical or any of its subsidiaries from time to time.

In addition, New Vicarious Surgical will be generally prohibited under Delaware law from making a distribution to a stockholder to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of New Vicarious Surgical (with certain exceptions) exceed the fair value of its assets. Subsidiaries of New Vicarious Surgical are generally subject to similar legal limitations on their ability to make distributions to New Vicarious Surgical.

Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law

The Proposed Certificate of Incorporation, the Proposed By-Laws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the New Vicarious Surgical Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of New Vicarious Surgical. These provisions are intended to avoid costly takeover battles, reduce New Vicarious Surgical’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the New Vicarious Surgical Board to maximize stockholder value in connection with any unsolicited offer to acquire New Vicarious Surgical. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of New Vicarious Surgical by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of New Vicarious Surgical Class A Stock. The Proposed Certificate of Incorporation will provide that any action required or permitted to be taken by New Vicarious Surgical’s stockholders must be effected at a duly called annual or extraordinary general meeting of such stockholders and may not be effected by any consent in writing by such holders except that any action required or permitted to be taken by holders of New Vicarious Surgical Class B Stock, voting separately as a class, or, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of New Vicarious Surgical Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to New Vicarious Surgical in the manner forth in Section 228 of the DGCL. See also “Risk Factors — Risks Related to the Domestication and the Business Combination — Delaware law and the Proposed Certificate of Incorporation and Proposed By-Laws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable” beginning on page 56 of this proxy statement/prospectus.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the New Vicarious Surgical Class A Stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Vicarious Surgical Class A Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved New

Vicarious Surgical capital stock may be to enable the New Vicarious Surgical Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Vicarious Surgical by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Vicarious Surgical Class A Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Proposed Certificate of Incorporation will provide that the New Vicarious Surgical Board will determine the number of directors who will serve on the board. Subject to the Director Nomination Agreement, the exact number of directors will be fixed from time to time by a majority of the New Vicarious Surgical Board. Upon adoption of the Proposed Certificate of Incorporation, the New Vicarious Surgical Board will be declassified and will consist of one class of directors only, whose term will continue to the first annual meeting of stockholders following the date of the Closing, and, thereafter, all directors will be elected annually and will be elected for one year terms expiring at the next annual meeting of New Vicarious Surgical stockholders. There will be no limit on the number of terms a director may serve on the New Vicarious Surgical Board.

In addition, the Proposed Certificate of Incorporation will provide that any vacancy on the New Vicarious Surgical Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Director Nomination Agreement and any rights of the holders of New Vicarious Surgical Preferred Stock. For more information on the Director Nomination Agreement, see the section entitled “The Business Combination Proposal — Related Agreements — Director Nomination Agreement” beginning on page 135 of this proxy statement/prospectus.

Quorum

The Proposed By-Laws will provide that at any meeting of the New Vicarious Surgical Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Proposed Certificate of Incorporation does not authorize cumulative voting.

General Stockholder Meetings

The Proposed Certificate of Incorporation will provide that special meetings of stockholders may be called only by or at the direction of the New Vicarious Surgical Board.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Proposed By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the New Vicarious Surgical Board or a committee of the New Vicarious Surgical Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New Vicarious Surgical with certain information. Generally, to be timely, a stockholder’s notice must be received at New Vicarious Surgical’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of New Vicarious Surgical following the adoption of the Proposed By-Laws, the date of the preceding annual meeting will be deemed to be May 15, 2021). The Proposed By-Laws allow the New Vicarious Surgical Board to adopt rules and regulations for the conduct of a meeting of the stockholders as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the New Vicarious Surgical.

Supermajority Provisions

The Proposed Certificate of Incorporation and the Proposed By-Laws will provide that the New Vicarious Surgical Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Proposed By-Laws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Proposed Certificate of Incorporation and subject to the rights of the parties to the Director Nomination Agreement.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power all the then outstanding shares of New Vicarious Surgical’s stock entitled to vote thereon, voting together as a single class:

•        the provision regarding the New Vicarious Surgical Board being authorized to establish one or more series of New Vicarious Surgical Preferred Stock with such powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as the New Vicarious Surgical Board may determine;

•        the provision regarding the New Vicarious Surgical Board being authorized to amend the Proposed By-Laws without a stockholder vote;

•        the provisions regarding filling vacancies on the New Vicarious Surgical Board and newly created directorships;

•        the provisions regarding resignation and removal of directors;

•        the provisions regarding calling special meetings of stockholders;

•        the provisions regarding stockholder action by written consent; and

•        the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of New Vicarious Surgical or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the New Vicarious Surgical Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of New Vicarious Surgical. These provisions are designed to reduce New Vicarious Surgical’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New Vicarious Surgical’s Common Stock and, as a consequence, may inhibit fluctuations in the market price of New Vicarious Surgical’s Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Proposed Certificate of Incorporation will provide that, unless New Vicarious Surgical consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Vicarious Surgical, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New Vicarious Surgical to New Vicarious Surgical or New Vicarious Surgical’s stockholders, (iii) any action asserting a claim (a) arising pursuant to any provision of Delaware law, the Proposed Certificate of Incorporation or the Proposed By-Laws or (b) as to which Delaware law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim against New Vicarious Surgical or any current or former director, officer, employee, stockholder or agent of New Vicarious Surgical governed by the internal affairs doctrine of the law of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of New Vicarious Surgical will be deemed to have notice of and consented to the forum provisions in the Proposed Certificate of Incorporation. In addition, the Proposed Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternate forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, it is possible that a court could find New Vicarious Surgical’s forum selection provisions to be inapplicable or unenforceable. Although D8 believes this provision will benefit New Vicarious Surgical by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against New Vicarious Surgical’s directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that New Vicarious Surgical has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of the New Vicarious Board who is not an employee of New Vicarious Surgical or its subsidiaries, or any employee or agent of such member, other than someone who is an employee of New Vicarious Surgical or its subsidiaries. The Proposed Certificate of Incorporation does not renounce New Vicarious Surgical’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of New Vicarious Surgical.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of New Vicarious Surgical and its stockholders, through stockholders’ derivative suits on New Vicarious Surgical’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Proposed Certificate of Incorporation and the Proposed By-Laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Vicarious Surgical and its stockholders. In addition, your investment may be adversely affected to the extent New Vicarious Surgical pays the costs of settlement and damage awards against directors and officers pursuant to any indemnity agreements that may be entered into. D8 believes that this provision, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Vicarious Surgical’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, D8 has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of the D8’s or Vicarious Surgical’s respective directors, officers or employees for which indemnification is sought.

Stockholder Registration Rights

Upon the completion of the Proposed Transaction, New Vicarious Surgical will enter into a Registration Rights Agreement, a form of which is attached as Annex D to this proxy statement/prospectus with the other Vicarious Surgical Stockholders and the holders of the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any) pursuant to which such parties will have specified rights to require New Vicarious Surgical to register all or a portion of their securities under the Securities Act. This Registration Rights Agreement will terminate and replace the registration rights agreement entered into by D8 with respect to the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any), at the closing of the IPO. See the section entitled “The Business Combination Proposal — Related Agreements — Registration Rights Agreement” beginning on page 135 of this proxy statement/prospectus. In addition, in connection with the PIPE Investment, D8 has agreed to file a registration statement covering the shares purchased by the PIPE Investors. See the section entitled “The Business Combination Proposal — Related Agreements — Subscription Agreement” beginning on page 137 of this proxy statement/prospectus.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of New Vicarious Surgical Class A Stock will be Continental Stock Transfer & Trust Company.

Listing

D8 intends to apply to list the New Vicarious Surgical Class A Stock and New Vicarious Surgical Warrants on the NYSE under the proposed symbols “RBOT” and “RBOT WS”, respectively, upon the Closing. The D8 Units will automatically separate into the component securities prior to the Domestication, and, as a result, will no longer trade as a separate security following the Closing. The New Vicarious Surgical Class B Stock will not be publicly traded.

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of D8 Units, D8 Ordinary Shares and Public Warrants

The D8 Units, D8 Class A Ordinary Shares and Public Warrants are traded on NYSE under the symbols “DEH.U,” “DEH” and “DEH WS,” respectively. The D8 Units began public trading on July 15, 2020, and the D8 Class A Ordinary Shares and Public Warrants began public trading on September 4, 2020.

Market price information regarding the D8 Class B Ordinary Shares is not provided here because there is no established public trading market for the D8 Class B Ordinary Shares.

The closing price of the D8 Units, D8 Class A Ordinary Shares and Public Warrants on April 14, 2021, the last trading day before the announcement of the execution of the Merger Agreement, was $10.52, $9.98 and $1.11, respectively. As of June 10, 2021, the last trading day immediately prior to the date of this proxy statement/prospectus, the closing price for each D8 Unit, D8 Class A Ordinary Share and Public Warrant was $10.59, $9.90 and $1.48, respectively.

Holders of the D8 Units, D8 Class A Ordinary Shares and Public Warrants should obtain current market quotations for their securities. The market price of D8’s securities could vary at any time before the Closing.

Dividends of D8 Securities

Please refer to the section entitled “Description of D8’s and New Vicarious Surgical’s Securities — Description of D8 Capital Stock Prior to the Business Combination — Dividends” beginning on page 212 of this proxy statement/prospectus.

Vicarious Surgical

Market Price of Vicarious Surgical Securities

Market price information regarding Vicarious Surgical is not provided because there is no public market for Vicarious Surgical’s securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vicarious Surgical — Liquidity and Capital Resources” beginning on page 250 of this proxy statement/prospectus.

Dividend Policy of New Vicarious Surgical Following the Business Combination

The payment of cash dividends after the Business Combination will be dependent upon New Vicarious Surgical’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Proposed Transaction. The payment of any dividends subsequent to the Business Combination will be within the discretion of the New Vicarious Surgical Board.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to D8 as of May 31, 2021, regarding the beneficial ownership of (i) D8 Ordinary Shares prior to the Business Combination and (ii) immediately following Closing of the Business Combination and the issuance of 11,500,000 D8 Class Ordinary A Shares in the PIPE Investment, ownership of shares of New Vicarious Surgical Common Stock (A) assuming that no Public Shares are redeemed, and (B) alternatively, that the maximum number of 29,662,115 Public Shares are redeemed.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of D8 Ordinary Shares pre-Business Combination is based on 43,125,000 D8 Ordinary Shares (including 34,500,000 D8 Class A Ordinary Shares and 8,625,000 D8 Class B Ordinary Shares) issued and outstanding as of May 31, 2021.

The information in the table below for pre-Business Combination D8 Ordinary Shares does not include shares underlying the D8 Warrants held or to be held by D8’s officers or the Sponsor because these securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the occurrence of the Closing.

	Before the Business Combination		After the Business Combination
			Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of D8 Ordinary Shares	%**	Number of shares of New Vicarious Surgical Class A Stock	%**	Number of shares of New Vicarious Surgical Class B Stock	%**	% of Total Voting Power**	Number of shares of New Vicarious Surgical Class A Stock	%**	Number of shares of New Vicarious Surgical Class B Stock	%**	% of Total Voting Power**
Directors and Executive Officers of D8 Before the Business Combination(1)
David Chu(2)	8,535,000	19.8%	8,535,000	7.0%	—	—	1.7%	8,535,000	9.2%	—	—	1.8%
Donald Tang(2)	8,535,000	19.8%	8,535,000	7.0%	—	—	1.7%	8,535,000	9.2%	—	—	1.8%
Robert Kirby(3)	15,000	*	15,000	*	—	—	*	15,000	*	—	—	*
Michael Kives(4)	25,000	*	25,000	*	—	—	*	25,000	*	—	—	*
Fred Langhammer(5)	25,000	*	25,000	*	—	—	*	25,000	*	—	—	*
Terry Lundgren(6)	25,000	*	25,000	*	—	—	*	25,000	*	—	—	*
David Ho	—	—	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of D8 as a Group (7 Individuals)	8,625,000	20.0%	8,625,000	7.1%	—	—	1.7%	8,625,000	9.3%	—	—	1.8%
Directors and Executive Officers of New Vicarious After Consummation of the Business Combination(7)
Adam Sachs(8)	—	—	—	*	11,293,614	57.2%	43.7%	—	*	11,293,614	57.2%	45.2%
Sammy Khalifa(9)	—	—	—	*	4,537,172	23.0%	17.6%	—	*	4,537,172	23.0%	18.2%
William Kelly	—	—	—	*	—	*	*	—	*	—	*	*
June Morris	—	—	—	*	—	*	*	—	*	—	*	*
Dror Berman(10)	—	—	13,394,019	11.0%	—	*	2.6%	13,394,019	12.8%	—	*	2.7%
Samir Kaul(11)	—	—	20,557,112	16.8%	—	*	4.0%	20,557,112	19.6%	—	*	4.1%
Philip Liang(12)	—	—	10,004,886	8.2%	—	*	1.9%	10,004,886	9.5%	—	*	2.0%
Ric Fulop(13)	—	—	60,298	*	—	*	*	60,298	*	—	*	*
David Styka(14)	—	—	237,962	*	—	*	*	237,962	*	—	*	*
Donald Tang(2)	8,535,000	19.8	8,535,000	7.0%	—	*	1.7%	8,535,000	8.1%	—	*	1.7%
David Ho, M.D.	—	—	—	*	—	*	*	—	*	—	*	*
All Directors and Executive Officers of New Vicarious Surgical as a Group (11 Individuals)	—	—	52,789,277	43.1%	15,830,786	80.2%	69.8%	52,789,277	50.2%	15,830,786	80.2%	73.9%

	Before the Business Combination		After the Business Combination
			Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of D8 Ordinary Shares	%**	Number of shares of New Vicarious Surgical Class A Stock	%**	Number of shares of New Vicarious Surgical Class B Stock	%**	% of Total Voting Power**	Number of shares of New Vicarious Surgical Class A Stock	%**	Number of shares of New Vicarious Surgical Class B Stock	%**	% of Total Voting Power**
Five Percent Holders:
D8 Sponsor LLC(2)	8,535,000	19.8	8,535,000	7.0%	—	—	1.7%	8,535,000	9.2%	—	—	1.8%
Polar Asset Management Partners Inc.(15)	2,083,180	4.8	2,083,180	1.7%	—	—	*	2,083,180	2.2%	—	—	*
Glazer Capital, LLC(16)	2,970,452	6.9	2,970,452	2.4%	—	—	*	2,970,452	3.2%	—	—	*
Khosla Ventures, LLC(11)	—		20,557,112	16.8%	—	—	3.9%	20,557,112	19.6%	—	*	4.1%
Innovation Endeavors III LP(10)	—		13,394,019	11.0%	—	—	2.5%	13,394,019	12.8%	—	*	2.7%
Chelvey International Limited(12)	—		10,004,886	8.2%	—	—	1.9%	10,004,886	9.5%	—	*	2.0%
Gates Frontier, LLC(17)	—		9,731,619	8.0%	—	—	1.8%	9,731,619	9.3%	—	*	1.9%
Barry Greene, M.D.(18)	—	—	17,152	*	3,896,050	19.7%	14.7%	17,152	*	3,896,050	19.7%	15.6%

____________

*        less than one percent.

**      D8 Ordinary Shares or New Vicarious Surgical Common Stock, as the case may be, that a person has the right to acquire within 60 days of April 30, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers of D8 or New Vicarious, as the case may be, as a group. Percentage of total voting power represents voting power with respect to all shares of New Vicarious Surgical Class A Stock and New Vicarious Surgical Class B Stock, as a single class. After the Merger, each share of New Vicarious Surgical Class A Stock will be entitled to one vote per share and each share of New Vicarious Surgical Class B Stock will be entitled to 20 votes per share. For more information about the voting rights of New Vicarious Surgical Common Stock after the Business Combination, see “Description of D8’s and New Vicarious Surgical’s Securities.”

(1)      Unless otherwise noted, the business address of the beneficial owner is Unit 1008, 10/F, Champion Tower, 3 Garden Road, Central, Hong Kong.

(2)      The Sponsor is the record holder of such shares. Consists of 8,535,000 D8 Class B Ordinary Shares, which will automatically convert into 8,535,000 shares of New Vicarious Surgical Class A Common Stock in connection with the Domestication. Pre-Business Combination amounts and post—Business Combination amounts exclude 8,900,000 shares underlying Private Placement Warrants that will not become exercisable within 60 days of the date hereof. Messrs. Chu and Tang are the managers of the Sponsor and share voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Each of the Messrs. Chu and Tang disclaims any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(3)      Pre-Business Combination amounts consist of 15,000 D8 Class B Ordinary Shares held by Mr. Kirby, which will automatically convert into 15,000 shares of New Vicarious Surgical Class A Common Stock in connection with the Domestication.

(4)      Pre-Business Combination amounts consist of 25,000 D8 Class B Ordinary Shares held by Mr. Kives, which will automatically convert into 25,000 shares of New Vicarious Surgical Class A Common Stock in connection with the Domestication.

(5)      Pre-Business Combination amounts consist of 25,000 D8 Class B Ordinary Shares held by Mr. Langhammer, which will automatically convert into 25,000 shares of New Vicarious Surgical Class A Common Stock in connection with the Domestication.

(6)      Pre-Business Combination amounts consist of 25,000 D8 Class B Ordinary Shares held by Mr. Lundgren, which will automatically convert into 25,000 shares of New Vicarious Surgical Class A Common Stock in connection with the Domestication.

(7)      Unless otherwise noted, the business address of the beneficial owner is 78 Fourth Avenue, Waltham, Massachusetts 02451.

(8)      Consists of 11,293,614 shares of New Vicarious Surgical Class B Stock issuable upon the conversion of 3,435,000 shares of Vicarious Surgical Class A Stock held by Mr. Sachs.

(9)      Consists of 4,537,172 shares of New Vicarious Surgical Class B Stock issuable upon the conversion of 1,380,000 shares of Vicarious Surgical Class A Stock held by Mr. Khalifa.

(10)    Consists of 13,394,019 shares of New Vicarious Surgical Class A Stock issuable upon the conversion of (i) 3,313,025 shares of Vicarious Surgical Series A1 Preferred Stock, (ii) 456,520 shares of Vicarious Surgical Series A2 Preferred Stock and (iii) 304,302 shares of Vicarious Surgical Series A3 Preferred Stock held by Innovation Endeavors III LP (“Innovation Endeavors”). Mr. Berman is a managing partner at Innovation Endeavors, and as such may be deemed to have voting and investment control over the shares held by Innovation Endeavors. The business address for Innovation Endeavors is 10 E 53rd Street, New York, NY 10022.

(11)    Consists of (i) 7,871,639 shares of New Vicarious Surgical Class A Stock issuable upon the conversion of 2,395,192 shares of Vicarious Surgical Series A Preferred Stock held by Khosla Ventures Seed C, LP (“Khosla Ventures Seed C”) and (ii) 12,685,473 shares of New Vicarious Surgical Class A Stock issuable upon the conversion of (a) 2,833,663 shares of Vicarious Surgical Series A1 Preferred Stock, (b) 720,375 shares of Vicarious Surgical Series A2 Preferred Stock and (c) 304,302 shares of Vicarious Surgical Series A3 Preferred Stock held by Khosla Ventures V, LP (“Khosla Ventures V”). Khosla Ventures Seed C and Khosla Ventures V are entities affiliated with Khosla Ventures, LLC (“Khosla Ventures”). Mr. Kaul is a General Partner and Managing Director at Khosla Ventures, and as such may be deemed to have voting and investment control over the shares held by Khosla Ventures and the entities affiliated with Khosla Ventures. The business address for Khosla Ventures 2121 Sand Hill Road, Menlo Park, CA 94025.

(12)    Consists of 10,004,886 shares of New Vicarious Surgical Class A Stock issuable upon the conversion of 3,043,028 shares of Vicarious Surgical Series A3 Preferred Stock held by Chelvey International Limited (“Chelvey”). Chelvey is affiliated with E15 Fund II, LP (“E15”). Mr. Liang is the managing partner for E15, and as such may be deemed to have voting and investment control over the shares held by E15 and the entities affiliated with E15. The business address for E15 is Ogier Global (Cayman) Limited, 89 Nexus way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

(13)    Consists of 60,298 shares of New Vicarious Surgical Class A Stock issuable upon the conversion of 18,114 options to purchase Vicarious Surgical Class B Stock that are exercisable within 60 days of April 30, 2021 held by Mr. Fulop.

(14)    Consists of 237,962 shares of New Vicarious Surgical Class A Stock issuable upon the conversion of 72,377 options to purchase Vicarious Surgical Class B Stock that are exercisable within 60 days of April 30, 2021 held by Mr. Styka.

(15)    According to a Schedule 13G filed on February 8, 2021, the interests shown are owned by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”). Polar Asset Management Partners Inc. serves as the investment advisor to PMSMF. Accordingly, Polar Asset Management Partners Inc. may be deemed to share the power to vote or direct the vote and share the power to dispose or direct the disposition of the securities. The address of the business office of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(16)    According to a Schedule 13G filed on February 16, 2021, the interests shown are held by certain funds and managed accounts to which Glazer Capital, LLC, a Delaware limited liability company (“Glazer Capital”) serves as investment advisor. Mr. Paul J. Glazer (“Mr. Glazer”) serves as the Managing Member of Glazer Capital. Accordingly, Glazer Capital and Mr. Glazer may be deemed to share the power to vote or direct the vote and share the power to dispose or direct the disposition of the securities. The address of the business office of Glazer Capital and Mr. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(17)    Consists of 9,731,619 shares of New Vicarious Surgical Class A Stock issuable upon the conversion of (i) 944,554 shares of Vicarious Surgical Series A1 Preferred Stock, (ii) 1,711,057 shares of Vicarious Surgical Series A2 Preferred Stock and (iii) 304,302 shares of Vicarious Surgical Series A3 Preferred Stock held by Gates Frontier, LLC. The business address for Gates Frontier, LLC is 2365 Carillon Point, Kirkland, WA 98033.

(18)    Consists of (i) 17,152 shares of New Vicarious Surgical Class A Stock issuable upon the conversion of 5,217 shares of Vicarious Surgical Class B Stock and (ii) 3,896,050 shares of New Vicarious Surgical Class B Stock issuable upon the conversion of 1,185,000 shares of Vicarious Surgical Class A Stock held by Dr. Greene. Dr. Greene is a co-founder of Vicarious Surgical. The business address for Dr. Greene is 78 Fourth Avenue, Waltham, Massachusetts 02451.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

D8 Related Person Transactions

Founder Shares

On May 14, 2020, D8’s Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On June 25, 2020, D8’s Sponsor transferred 15,000 Founder Shares to Robert Kirby and 25,000 Founder Shares to each of Michael Kives, Fred Langhammer and Terry Lundgren, resulting in the Sponsor holding 7,097,500 Founder Shares. On July 14, 2020, D8 effected a share capitalization of 1,437,500 Founder Shares resulting in 8,625,000 Class B ordinary shares outstanding, of which the Sponsor now holds 8,535,000 Founder Shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of D8’s issued and outstanding shares after the IPO. The underwriters exercised their over-allotment option in full on July 24, 2020. As a result, these shares were no longer subject to forfeiture.

The Insiders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which D8 completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of D8’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if (1) the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if D8 consummates a transaction after the initial Business Combination which results in its shareholders having the right to exchange their Public Shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

On July 17, 2020, simultaneously with the closing of the IPO, D8 consummated the Private Placement of 8,000,000 Private Placement Warrants to its Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to D8 of $8.0 million.  On July 24, 2020, simultaneously with the sale of the Over-Allotment Units, D8 consummated a private sale of an additional 900,000 Private Placement Warrants to D8’s Sponsor, generating additional gross proceeds of $900,000.

Each warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO held in the Trust Account. If D8 does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

D8’s Sponsor, officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Sponsor Loan

On May 14, 2020, D8’s Sponsor agreed to loan us up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). D8 borrowed approximately $127,000 under the Note and fully repaid this Note on July 17, 2020.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, D8’s Sponsor or an affiliate of D8’s Sponsor, or certain of D8’s officers and directors may, but are not obligated to, loan D8 funds as may be required (“Working Capital Loans”). If D8 completes a Business Combination, it would repay the Working Capital Loans. In the event that a Business Combination does not close, D8 may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of March 31, 2021 and December 31, 2020, D8 had no Working Capital Loans outstanding.

Administrative Support Agreement

Commencing on the date of the final prospectus, D8 agreed to pay its Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of the Initial Business Combination or D8’s liquidation, D8 will cease paying these monthly fees. D8 incurred and paid approximately $55,000 in these fees for the period from May 8, 2020 through December 31, 2020.

Vicarious Surgical Related Person Transactions

Series A2 Financing

On January 16, 2019, Vicarious Surgical entered into a Series A2 Preferred Stock Purchase Agreement, pursuant to which Vicarious Surgical issued an aggregate of 3,043,029 shares of Vicarious Surgical Series A2 Preferred Stock at a purchase price of $3.2862 per share for aggregate consideration of approximately $10.0 million. The outstanding shares of Vicarious Surgical Series A2 Preferred Stock will be exchanged for shares of New Vicarious Surgical Class A Stock in connection with the Closing of the Merger.

The participants in this preferred stock financing include certain holders of more than 5% of Vicarious Surgical’s capital stock and entities related to Vicarious Surgical’s directors. The following table sets forth the aggregate number of shares of Vicarious Surgical Series A2 Preferred Stock issued to these related persons in this preferred stock financing:

Name	Shares	Aggregate Purchase Price	Date of Issuance
Khosla Ventures(1)	720,375	$2,367,296	January 16, 2019
Innovation Endeavors(2)	456,520	$1,500,216	January 16, 2019

____________

(1)      Consists of 720,375 shares of Vicarious Surgical Series A2 Preferred Stock purchased by Khosla Ventures, V, LP. Samir Kaul, General Partner of Khosla Ventures, is a director of Vicarious Surgical.

(2)      Consists of 456,520 shares of Vicarious Surgical Series A2 Preferred Stock purchased by Innovation Endeavors III, LP. Dror Berman, Partner at Innovation Endeavors, is a director of Vicarious Surgical.

Series A3 Financing

On July 2, 2020, Vicarious Surgical entered into a Series A3 Preferred Stock Purchase Agreement, as amended on November 5, 2020 and December 11, 2020, pursuant to which, from July 2, 2020 through December 11, 2020, Vicarious Surgical issued an aggregate of 4,143,304 shares of Vicarious Surgical Series A3 Preferred Stock at a purchase price of $3.2862 per share for aggregate consideration of approximately $13.6 million.

The participants in this preferred stock financing include certain holders of more than 5% of Vicarious Surgical’s capital stock and entities related to Vicarious Surgical’s directors. The following table sets forth the aggregate number of shares of Vicarious Surgical Series A3 Preferred issued to these related persons in this preferred stock financing:

Name	Shares	Aggregate Purchase Price	Date of Issuance
Khosla Ventures(1)	304,302	$999,997	July 2, 2020
Innovation Endeavors(2)	304,302	$999,997	July 2, 2020
Gates Frontier, LLC(3)	304,302	$999,997	July 2, 2020

____________

(1)      Consists of 304,302 shares of Vicarious Surgical Series A3 Preferred Stock purchased by Khosla Ventures, V, LP. Samir Kaul, General Partner of Khosla Ventures, is a director of Vicarious Surgical.

(2)      Consists of 304,302 shares of Vicarious Surgical Series A3 Preferred Stock purchased by Innovation Endeavors III, LP. Dror Berman, Partner of Innovation Endeavors, is a director of Vicarious Surgical.

(3)      Consists of 304,302 shares of Vicarious Surgical Series A3 Preferred Stock purchased by Gates Frontier, LLC.

Agreements with Vicarious Surgical Stockholders

Investors’ Rights, Voting and Right of First Refusal Agreements

In connection with Vicarious Surgical’s Series A2 and Series A3 preferred stock financings, Vicarious Surgical entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with holders of Vicarious Surgical Preferred Stock.

Amended and Restated Registration Rights Agreement

At the Closing, New Vicarious Surgical, the Sponsor, certain affiliates of the Sponsor, and certain stockholders of Vicarious Surgical intend to enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the parties to the A&R Registration Rights Agreement will agree not to effect any sale or distribution of any equity securities of New Vicarious Surgical held by any of them (except with respect to shares of New Vicarious Surgical Class A Stock acquired in open market transactions or by Sponsor Group Holders pursuant to the PIPE Investment) during the lock-up period described therein and will be granted certain registration rights with respect to their respective shares of New Vicarious Surgical Common Stock, in each case, on the terms and subject to the conditions therein.

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

In connection with the Merger, New Vicarious Surgical will enter into indemnification agreements with each of the New Vicarious Surgical’s executive officers and directors. The indemnification agreements and New Vicarious Surgical’s restated certificate of incorporation and bylaws to be in effect upon completion of the Merger will require that New Vicarious Surgical indemnify its directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the bylaws will also require New Vicarious Surgical to advance expenses incurred by its directors and officers. New Vicarious Surgical will also maintain a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, New Vicarious Surgical will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Vicarious Surgical or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to New Vicarious Surgical or any of its subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of New Vicarious Surgical’s officers or one of New Vicarious Surgical’s directors;

•        any person who is known by New Vicarious Surgical to be the beneficial owner of more than five percent (5%) of its voting stock; and

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

New Vicarious Surgical will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

It is anticipated that under the related person transaction policy, the related person in question or, in the case of transactions with a beneficial holder of more than 5% of New Vicarious Surgical’s voting stock, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to New Vicarious Surgical’s audit committee (or to another independent body of the New Vicarious Surgical Board) for review. To identify related person transactions in advance, New Vicarious Surgical expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, New Vicarious Surgical’s audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the related person’s interest in the transaction;

•        the approximate dollar value of the amount involved in the transaction;

•        the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•        whether the transaction was undertaken in the ordinary course of business of New Vicarious Surgical;

•        whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to New Vicarious Surgical than terms that could have been reached with an unrelated third party;

•        the purpose of, and the potential benefits to New Vicarious Surgical of, the transaction; and

•        any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

New Vicarious Surgical’s audit committee will approve only those transactions that it determines are fair to New Vicarious Surgical and in New Vicarious Surgical’s best interests.

Statement of Policy Regarding Transactions with Related Persons

New Vicarious Surgical will adopt a formal written policy that will be effective upon the Closing providing that New Vicarious Surgical’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of New Vicarious Surgical’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New Vicarious Surgical without the approval of New Vicarious Surgical’s nominating and corporate governance committee, subject to certain exceptions. For more information, see the section entitled “Management of New Vicarious Surgical Following the Business Combination — Related Person Policy of New Vicarious Surgical” beginning on page 256 of this proxy statement/prospectus.

Indemnification of Directors and Officers

The By-Laws will provide that New Vicarious Surgical will be required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, the Proposed Certificate of Incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no pending litigation or proceeding naming any of D8’s or Vicarious Surgical’s respective directors or officers to which indemnification is being sought, and New Vicarious Surgical is not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

BUSINESS OF NEW VICARIOUS SURGICAL

The following discussion reflects the business of New Vicarious Surgical, as currently embodied by Vicarious Surgical. In this section, “Vicarious Surgical” generally refers to Vicarious Surgical in the present tense or New Vicarious Surgical from and after the Business Combination.

Overview

Vicarious Surgical is combining advanced miniaturized robotics, computer science and 3D visualization to build an intelligent and affordable, single-incision surgical robot, called the Vicarious System, that virtually transports surgeons inside the patient to perform minimally invasive surgery, or MIS. With its disruptive next-generation robotics technology, Vicarious Surgical is seeking to increase the efficiency of surgical procedures, improve patient outcomes and reduce healthcare costs. Vicarious Surgical believes that the Vicarious System is the only surgical robotic system to receive a “Breakthrough Device” designation from the U.S. Food and Drug Administration, or the FDA, for ventral hernia procedures. A Breakthrough Device designation offers multiple benefits designed to accelerate the timeline to market for novel medical devices, including priority review of the pre-market submission for the device, and an established pathway to Centers for Medicare & Medicaid Services, or CMS, reimbursement and coverage. Led by a visionary team of engineers from the Massachusetts Institute of Technology, or MIT, Vicarious Surgical intends to deliver the next generation in robotic-assisted surgery, designed to solve the shortcomings of open surgery, and current laparoscopic and robot-assisted MIS. Vicarious Surgical has developed multiple prototypes and intends to request a pre-submission meeting with the FDA by the end of 2021 and to file a 510(k) application for the Vicarious System for ventral hernia procedures by the end of 2023, and other indications thereafter.

The Vicarious System is uniquely designed to overcome the deficiencies that have limited broad adoption of robot-assisted MIS to date. By fundamentally engineering a better solution, Vicarious Surgical believes it has created a more capable surgical robot than those currently available on the market, offering surgeons the ability to perform surgical procedures with greater dexterity and greater access to the entire abdomen, with better visibility and sensor-based feedback, through a small single incision in the abdomen. The Vicarious System features proprietary “de-coupled” actuators, which enable a cascade of benefits, including improved robotic mobility, reduced size, improved functionality and lower materials costs. The Vicarious System is designed to enable surgeons to perform procedures inside the abdomen with human-equivalent motion, with a full nine degrees of freedom per robotic arm, providing an experience that is more natural, and more akin to the surgeon’s own upper body movements. The Vicarious System provides exceptional reach within the abdomen, enabling the surgeon to enter the abdomen from nearly any angle and work in nearly any direction, without having to triangulate to the surgical area from multiple incisions or to operate only within the limited area directly in front of a single incision. The Vicarious System provides exceptional visualization, with a high-performance, stereoscopic camera that rotates in three degrees of freedom (yaw, pitch, and roll) to provide the surgeon with stereoscopic imaging of nearly every surface in the abdomen. The Vicarious System also contains 28 sensors per instrument arm, which allows the system to provide real-time feedback to the surgeon on force, motion and other key data to enhance surgical procedures and patient outcomes.

The Vicarious System is being developed to provide attractive advantages to hospitals and ambulatory surgical centers, or ASCs, which Vicarious Surgical believes will drive rapid and widespread adoption. Unlike the large footprints of legacy surgical robotic systems that require a construction build-out and a dedicated operating room, the Vicarious System is much smaller and is easily moved to any operating room throughout a medical facility. Vicarious Surgical anticipates that the smaller size and advanced engineering of the Vicarious System and related disposable instruments will be offered at a cost-effective price point compared to existing legacy robotic systems. Hospitals and ASCs would not be required to dedicate permanent space and would reduce expenses relating to sterilization and operating room turnover. Vicarious Surgical believes that adoption of the Vicarious System will be facilitated by a streamlined training regimen, where surgeons will be able to develop proficiency much more quickly than for legacy robotic systems. This is due to the ease of use and more natural, human-equivalent motion of the Vicarious System, the reduced surgeon burden during setup, and the fact that the Vicarious System is not confined to a dedicated operating suite and therefore will have more availability for training purposes. In addition, with its increased capability and dexterity, the Vicarious System is designed to enable many procedures to be performed faster and more effectively, with less injury and risk to the patient, significantly reducing overall healthcare costs.

Vicarious Surgical estimates that there are 39 million soft tissue abdominal and gynecological surgical procedures performed annually worldwide that could be addressed with the Vicarious System, including ventral hernia, other types of hernia, hysterectomy, cholecystectomy (gall bladder) and certain other gastrointestinal procedures. The Breakthrough Device designation from the FDA is for ventral hernia, which Vicarious Surgical intends to be the first clinical application for the Vicarious System, of which there are estimated to be 4.1 million cases worldwide and 0.9 million in the U.S. Vicarious Surgical then intends to seek FDA approval to enable the expansion into the other applications addressable by the Vicarious System.

Industry Background

Despite the advancements in manual and robot-assisted MIS over the last 40 years, of the estimated 39 million procedures addressable by the Vicarious System, it is estimated that more than 50% are currently performed by open surgery and less than 5% are performed by existing robot-assisted MIS technologies today. The large incisions required for open surgery, while allowing the surgeon to see with their own eyes and operate with their own hands, create significant trauma to the patient, resulting in long hospitalization and recovery times, high hospitalization costs, as well as significant pain and suffering. Due to the significant trauma to the patient associated with open surgery, 15% to 20% of such surgeries result in tissue or internal organs pushing through the muscle into the abdomen, or incisional hernias, caused by the operation, requiring additional complex surgery to correct. Although there have been significant improvements in MIS procedures over open surgery, the following limitations associated with MIS still exist:

•        Laparoscopic surgery results in improved patient outcomes, but it presents significant challenges for surgeons, primarily associated with using long, rigid instruments through multiple incisions across the abdominal wall, which introduces the “fulcrum effect” requiring the surgeon to adjust for the inversion and scaling of movements. These laparoscopic instruments are difficult to manipulate, have limited degrees of freedom, limited reach and reduced depth-perception and visibility, which requires significant coordination among the surgical team to perform the procedure.

•        Multi-port robotic systems introduced in the early 2000s have managed to overcome some of the challenges associated with laparoscopy, but they require multiple incisions. While the wristed robotic instruments provide more dexterity than the long, rigid instruments used in laparoscopy, these robotic systems still require multiple systems and require the surgeon to define the workspace and kinematic motion profile of the robotic system for every procedure, based on where they create the incisions and where they intend to operate. Additionally, these systems are expensive and require a difficult learning-curve for surgeons. In addition, these systems are often underutilized because they have large footprints, limited portability and require extensive setup and longer operating room turnover time.

•        More recently, single-port surgical robots have been developed, but these systems are limited in that they rely on legacy robotic architecture, and thus require a much larger incision than multi-port robotic systems, have limited motion, strength, and visualization, and can only operate in a small procedural area. Given the relatively large size of the trocar incision required to be made by the surgeon to accommodate existing single-port robotic systems, among other limitations, these existing single-port robots have unfortunately resulted in significantly higher rates of complications with higher levels of injury to the patient, with less capability for the surgeon. For all these reasons, legacy single-port robotic solutions, much like multi-port manual and robotic MIS, have received limited adoption to date.

Vicarious Surgical believes the slow adoption of robot-assisted surgery, estimated to be less than 5% of the estimated 39 million addressable abdominal soft-tissue surgical procedures performed worldwide annually, has occurred because of several factors, including the following:

•        Significant Capital Investment.    Legacy robotic systems require high upfront acquisition costs and burdensome annual service contracts that are often prohibitively expensive, especially in outpatient settings. Vicarious Surgical estimates these capital costs to be up to $2.0 million or more per system upfront, plus an additional 10% to 20% annually for maintenance and service contracts.

•        Low Utilization.    In addition to the significant acquisition costs, existing robotic systems create inefficiencies and increase costs to medical facilities considering adoption. Due to their large size and limited portability, existing robotic systems require the construction of a dedicated operating room, occupying valuable real estate within the hospital. Once in place, these robotic systems require extensive set-up and operating room turnover times, which limits the number of procedures that can be performed with the robotic system.

•        Limited Capabilities.    Existing robotic systems have limited capabilities and are ill-suited for many outpatient procedures. Due to their limited degrees of freedom inside the abdomen, they depend on significant, complicated, robotic motion outside the body, and they have limited ability to operate in multiple quadrants, difficulty operating on the “ceiling” of the abdomen, create collisions inside and outside of the patient’s abdomen, and restrict overall access of the operating team to the patient.

•        Difficult to Use.    Existing robotic systems require the surgeon to develop an extensive procedure plan in advance to determine appropriate incision sites and angles for each procedure, in order to avoid collisions inside and outside of the patient’s abdomen. Surgeons must develop this plan with fewer degrees of freedom than they would employ using open surgery, restricting their natural movements. To become proficient at manipulating these legacy robotic systems to perform the procedures they otherwise were trained to perform via open surgery requires extensive training and several dozen procedures on live patients. As these systems are maintained in dedicated, expensive, operating rooms, obtaining access to train on the system becomes a significant impediment to adoption, resulting in more open surgeries.

The Vicarious System

The single-port Vicarious System with advanced, miniaturized robotics and exceptional visualization is designed to address the significant limitations of open surgery and existing single- and multi-port robotic surgical approaches to improve patient outcomes and enhance adoption by hospitals and other medical facilities. The Vicarious System is designed with a fundamentally different architecture, and proprietary “de-coupled actuators,” to overcome many of the limitations of open surgery or existing robot-assisted surgical procedures with a minimally invasive and more capable robotic system. This architecture enables unprecedented dexterity inside the abdomen through an ultra-thin support tube, providing significant improvement over existing legacy robotic systems and minimizing the complications and trauma associated with open surgery.

The Vicarious System consists of the following components:

•        Camera and Instrument Arms.    The Vicarious System has a high performance stereoscopic camera that, when combined with robotic motion, provides full 360-degree viewing capability and is being developed to continuously map the depth of the patient’s body. With a head mounted display, the camera moves in any direction following the motion of the surgeon’s head and, together with the instrument arms, are capable of operating in nearly every direction within the abdomen, including rotating back and operating at the trocar incision point, unlike any robotic system on the market today. The Vicarious System’s surgical instrument arms have nine degrees of movement, completely mimicking the degrees of freedom in the surgeon’s own wrists, elbows and shoulders, providing for a more complete and more natural range of motion for the surgeon. While existing robotic systems are limited to operating in a small section directly in front of the rigid instrument, the Vicarious System’s unique ability to operate in nearly every direction provides significantly more capability to the surgeon, while minimizing the injury and trauma to the patient. The camera and both instrument arms are being developed to enter the abdomen through a single, 1.5 centimeter trocar that is within the size of conventional MIS trocars. Due to the smaller size of the Vicarious System, it will be able to provide significantly more sensing capability than existing systems. The Vicarious System features 28 sensors per arm, to provide valuable feedback to the surgeon in real-time, and the sensors will also provide robust intraoperative data to continually enhance Vicarious Surgical’s AI capabilities and enhance surgeon capabilities over the long-term.

•        Surgeon Console.    The Vicarious System surgeon console provides all the systems necessary for the surgeon to have an effective, immersive experience, visualizing the surgical field and controlling all the motions of the robot, enabling performance and patient outcomes that are not available on other existing systems. Visualization can be deeply immersive using a head mounted display that responds to the motion of the surgeon’s own head and allows the surgeon to feel as if he or she is “inside” the patient. When the surgeon wants to simultaneously engage and react to other activities within the operating room as well as what is going on inside the abdomen, he or she can remove the head mounted display and utilize the 3D surgical screen powered by proprietary software.

•        Patient Cart.    The Vicarious System patient cart is designed to be only 34 inches wide, easily passing through the doorways of hospitals, outpatient clinics, ambulatory surgical centers, and any standard doorway, alleviating the equipment maneuverability concerns experienced by healthcare providers with competitor surgical robotics systems. Unlike existing robotic systems, the Vicarious System does not require a dedicated operating room and can be wheeled into or out of any room, or stored in the hall, as the hospital does with other medical devices, significantly expanding accessibility to the system. Further, as most of the robotic motion occurs inside the abdomen in a single port, the Vicarious System does not have multiple, expensive, high-performance robotic arms outside the body, pivoting around the incision point to make small movements inside the body. These factors, together with the ability to utilize more advanced, sometimes less expensive manufacturing processes, enable the Vicarious System to be significantly less expensive to build than competitive robotic systems, based on their publicly available data.

Vicarious System Advantages

Vicarious Surgical believes that to overcome the issues that have limited broad adoption of robot-assisted MIS procedures to date: cost, size, capability, ease of use, fast setup, high throughput, streamlined training, and improved patient outcomes, it is imperative to provide a solution that addresses all these concerns. The Vicarious System, with its advanced engineering and “de-coupled actuators,” which enable a revolutionary approach to the development of surgical robotics, is designed to be uniquely able to significantly improve upon each of these factors. Because of its proprietary engineering advantage, Vicarious Surgical offers more degrees of freedom and dexterity with which the surgeon can more naturally operate, provides greater visibility, sensing and functionality to the surgeon, all through a small, single port that offers more capability and fewer challenges than any single or multi-port surgical modality available.

•        Decoupled Actuators.    Robotic arms are controlled by actuators at each joint. Traditionally, these actuators are “coupled,” meaning that movement of one joint causes movement at each subsequent or prior joint. This coupled motion can be corrected by legacy robots via complicated software to coordinate and eliminate the unwanted motion between these joints that would otherwise be created. However, the software cannot eliminate the exponential buildup of force across these joints caused by this coupled action. This exponential force buildup requires stronger cables and pulleys and other expensive and larger components, which adds significant size, cost, and limits the available mobility of legacy robotic systems. By fundamentally engineering a better solution, Vicarious Surgical has decoupled the motion between these actuators, reducing cost and integrating components and materials that enable enhanced visibility, flexibility and strength, which in turn provides significant benefits for surgeons, hospitals, ASCs and patients.

•        Surgeon Experience

•        Human Equivalent Motion — Nine Degrees of Freedom.    The Vicarious System is the only robotic system, compared to all legacy single- or multi-port solutions, to offer the same nine full degrees of freedom that exist in the natural motion of the surgeon’s own wrists, elbows and shoulders, providing unprecedented dexterity in a robot-assisted MIS. While other legacy robotic systems require the surgeon to conform and limit their movements to what the robot will enable, the Vicarious System offers the nearly full range of motion of the surgeon’s own upper body, providing an experience that is more natural, and more akin to what they know best, open surgery, except miniaturized and transformed inside the patient.

•        Expanded Reach Inside the Abdomen.    With the full nine degrees of freedom provided by the Vicarious System, the surgeon can enter the abdomen from nearly any angle and work in nearly any direction, with more freedom, all through a small single incision. Legacy robotic systems and manual MIS require the surgeon to triangulate to the surgical area and limit the surgeon to performing only in a small section directly in front of the incision. The Vicarious System’s unprecedented reach enables the surgeon to pivot in nearly any direction during surgery and the surgeon can even pivot backwards and operate near the incision site.

•        Sensing, Visualization and AI.    The surgeon can utilize the 3D screen on the console and eventually the surgeon will have the ability to utilize a head mounted display for visualization. The Vicarious System’s high-performance, stereoscopic camera can rotate in nearly every direction, following the natural motion of the surgeon’s head, and is being developed to provide full 3D mapping. The Vicarious System contains more than two dozen sensors per arm to provide unmatched sensing capability that is being developed to deliver valuable feedback on force, motion and other key data, to the surgeon in real-time. These sensors also will be used to feed Vicarious Surgical’s rapidly expanding need for data and AI development, which will further enhance surgical procedures and provide a significant link and insight between pre- and peri-operative data and patient outcomes.

•        Hospital and Ambulatory Surgical Center (ASC) Advantages

•        System Size.    Unlike legacy systems that require a construction build out simply to fit their system into a dedicated operating room, the Vicarious System will be small enough to fit through a single door. This enables faster set-up and break-down times, allowing the Vicarious System to be used anywhere within the facility.

•        Training.    Because of the more natural motion of the Vicarious System, together with the fact that it is not confined to a dedicated operating suite like most legacy robotic systems, it can be more available for surgeons to practice, surgeons are expected to be able to develop proficiency more quickly and easily than with legacy systems, improving surgeon adoption and enhancing hospital and ASC return on investment.

•        Economics/System Cost.    Vicarious Surgical intends to offer the Vicarious System, maintenance and service support at more attractive pricing to existing legacy systems. With its increased capability and dexterity, it is expected that many procedures can be performed faster and more effectively, greatly reducing overall hospital costs.

•        Disposability.    Vicarious Surgical’s instruments and accessories have been designed and will be offered at a price that enables them to be used once and then disposed. Hospitals and ASCs will no longer need to dedicate space and expense to ensure these items are properly sterilized and available for re-use.

•        Patient Outcomes

•        Enhanced Capability.    The Vicarious System will be designed to provide increased visualization and capability to the surgeon, allowing the surgeon to more easily perform advanced techniques that are proven in existing clinical use to provide for better patient outcomes.

•        Smaller Trocar — Fewer Complications.    In open surgery, due to the large size of the incision, the incision fails to heal properly 15-20% of the time, a complication requiring additional surgery to fix. Multi-port manual and robot-assisted MIS, while significantly less capable than the Vicarious System, utilize small trocars (i.e., 8mm to 12mm), which greatly reduces this risk to approximately 1%. Existing single port robots utilize at least a 25mm trocar size, which have a failure rate of nearly 10%, beginning to approach the failure rate of open surgery. Vicarious Surgical, like multi-port MIS, utilizes a small trocar, enabling superior results with the lowest overall risk. Currently, the Vicarious System utilizes an 18mm trocar, which is anticipated to be reduced to a 15mm trocar as development continues.

Vicarious Surgical’s Strategy

With revolutionary advancements in design, Vicarious Surgical seeks to democratize surgery through widespread access to a more capable and more affordable surgical robotic platform. The objective of Vicarious Surgical is to become the leading provider of surgical robotic platforms for soft tissue surgery. To achieve this objective, Vicarious Surgical is pursuing the following business strategies:

•        Drive adoption of the Vicarious System initially in the ventral hernia market.    Vicarious Surgical plans to initially focus its marketing efforts on surgeons and hospitals performing surgical procedures in general surgery, gynecology and other procedures that will benefit from its single incision platform. Vicarious Surgical believes its innovative system will deliver clinical and economic value that will address the unmet need in today’s surgical operating rooms. Vicarious Surgical’s strategy is to work with key thought leaders in general surgery, gynecology and other specialties who can help provide feedback that will help guide our product roadmap and surgical techniques.

•        Expand indications.    The ability to have universal access to the abdomen with the Vicarious System also presents opportunities of other procedures that Vicarious Surgical plans to target in the near future. Some of the future indications that are being targeted are inguinal and hiatal hernias, hysterectomy, cholecystectomy (gallbladder), colorectal and other gastrointestinal procedures. Vicarious Surgical estimates that 39 million of these procedures are performed annually today.

•        Generate recurring revenue.    After the initial installation of the Vicarious System, the goal of Vicarious Surgical is to increase the utilization of the Vicarious System by demonstrating the procedural and workflow efficiency of the System. Faster set up and procedure times with the Vicarious System can enable hospitals and ASCs to potentially schedule more procedures, which would in turn drive volume sales of single use components, including the robotic arms, camera and instrument tips.

•        Demonstrate clinical and financial value proposition.    Over 50% of ventral hernia procedures are performed as open surgical procedures in the hospital. Vicarious Surgical aims to capitalize on the trend of moving procedures from hospitals to ASCs. Additionally, Vicarious Surgical believes that the Vicarious System can accelerate the ability to perform complex hernia surgeries with an MIS procedure in an ASC as opposed to a hospital. However, ASCs typically do not have significant capital budgets to justify large capital purchases, nor do they have infrastructure budgets to undertake the construction of a dedicated operating suite. The Vicarious System’s value proposition is designed to appeal to these ASCs.

•        Expand product offerings.    Vicarious Surgical believes that technologies such as virtual reality and AI have the potential to further enhance a surgeon’s capabilities. Vicarious Surgical plans to develop advanced AI features, such as 3D depth mapping, and automated suturing, to be incorporated into future generations of the Vicarious System.

•        Commercialization outside U.S.    After FDA clearance for commercialization in the U.S., Vicarious Surgical intends to seek applicable regulatory clearances or approvals in Asia, Europe and the rest of the world to commercialize the Vicarious System worldwide.

Regulatory Pathway

In November 2019, Vicarious Surgical received FDA Breakthrough Device Designation for the Vicarious System with an indication for use of ventral hernia repair. The Vicarious System is considered a Class II Medical Device and the proposed regulatory strategy for market clearance is a traditional 510(k) pathway. Vicarious Surgical intends to request a pre-submission meeting with the FDA in 2021 and anticipates filing a 510(k) application in 2023 for ventral hernia procedures.

Regulatory Roadmap for 510(k) Market Clearance

Vicarious Surgical will prepare and submit a 510(k) Premarket Notification Application to the FDA to demonstrate that the device to be marketed is as safe and effective and is substantially equivalent to a legally marketed predicate device. Vicarious Surgical does not believe that a human clinical investigation to evaluate the safety, performance, and effectiveness of the Vicarious System will be necessary to obtain FDA clearance under the proposed pathway for ventral hernia repair. In lieu of conducting a human pivotal clinical investigation, Vicarious Surgical will conduct robust non-clinical testing activities to verify and validate the safety, performance, effectiveness, functionality, usability and reliability characteristics of the Vicarious System with respect to the intended use, predicate device and defined requirements. A robust verification and validation process is expected to provide the necessary data to assess and determine that the Vicarious System is safe and effective.

Non-clinical verification and validation testing will be conducted to verify and validate that the Vicarious System meets all design specifications, intended use, and is substantially equivalent to the predicate device. These tests will include in-vitro, simulated clinical bench testing and cadaver studies, as well as animal studies to support and demonstrate the safety, performance, effectiveness, functionality, usability, and reliability characteristics of the Vicarious System with respect to the intended use, predicate device and defined requirements.

Future Indications

Vicarious Surgical plans to expand upon its claims and/or indication for use to address additional unmet clinical needs in different anatomical areas as well as therapeutic procedures. Following the initial clearance for ventral hernia repair, Vicarious Surgical plans to submit additional 510(k) filings for other indications for use, using the Vicarious System’s first 510(k) as a predicate, along with other predicate devices with similar cleared indications for use. Vicarious Surgical has identified several potential future indications and procedures that align well with the Vicarious System’s ability to access and visualize the abdominal cavity. Possible future indications may include but not be limited to inguinal and hiatal hernias, hysterectomy, cholecystectomy (gallbladder), colorectal and other gastrointestinal procedures. Vicarious Surgical will perform an assessment to determine the appropriate regulatory strategy required to expand claims and obtain applicable regulatory approvals in the United States and in other global markets.

Intellectual Property

General

Vicarious Surgical strives to protect and enhance the proprietary technology, inventions and improvements that are important to its business by seeking, maintaining and defending its intellectual property, all of which has been developed internally and not in-licensed from third parties. Vicarious Surgical also relies on trade secrets, know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain its proprietary position in the field of surgical robotics. Additionally, Vicarious Surgical intends to rely on regulatory protection afforded through data exclusivity and market exclusivity as well as patent term extensions, where available.

Vicarious Surgical currently does not rely heavily on technologies from third parties. However, in the future, Vicarious Surgical may need to rely or be dependent on patented or proprietary technologies that it may license from third parties.

Vicarious Surgical maintains a patent portfolio that includes issued U.S. and foreign patents as well as pending U.S. and foreign patent applications which include claims directed towards Vicarious Surgical’s proprietary technology. Vicarious Surgical intends to pursue additional intellectual property protection to the extent Vicarious Surgical believes it would be beneficial and cost-effective. As of April 30, 2021, Vicarious Surgical owned approximately four (4) issued U.S. patents, approximately two (2) issued patents in foreign jurisdictions including one (1) in China and one (1) in Japan, and approximately 36 pending patent applications in the U.S. and foreign jurisdictions. These issued patents and pending patent applications (if they were to issue as patents) have expected expiration dates ranging between 2035 and 2041.

The term of individual patents may vary based on the countries in which they are obtained. Generally, patents issued for applications filed in the United States are effective for 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period. The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The duration of patents outside of the United States varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date.

In addition to patents and patent applications, Vicarious Surgical relies on trade secrets and know-how to develop and maintain its competitive position. However, trade secrets can be difficult to protect. Vicarious Surgical seeks to protect its proprietary technology and processes, and obtain and maintain ownership of certain technologies, in part, through confidentiality agreements and invention assignment agreements with its employees, consultants, scientific advisors, contractors and commercial partners. Vicarious Surgical also seeks to preserve the integrity and confidentiality of its data, trade secrets and know-how, including by implementing measures intended to maintain the physical security of its premises and the physical and electronic security of its information technology systems.

Vicarious Surgical’s future commercial success depends, in part, on its ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to its business; defend and enforce its patents; preserve the confidentiality of its trade secrets; and operate without infringing the valid enforceable patents and proprietary rights of third parties. Vicarious Surgical’s ability to stop third parties from making, using, selling, offering to sell or importing its products will depend on the extent to which Vicarious Surgical has rights under valid and enforceable patents or trade secrets that cover these activities. Moreover, Vicarious Surgical may be unable to obtain patent protection for the Vicarious System generally, as well as with respect to certain surgical indications. See the section entitled “Risk Factors — Risks Related to Vicarious Surgical’s Intellectual Property” for a more comprehensive description of risks related to Vicarious Surgical’s intellectual property.

Research and Development

As of April 30, 2021, the research and development programs at Vicarious Surgical are generally pursued by 53 engineering, scientific and technical personnel employed by Vicarious Surgical in its offices in Massachusetts and California on a full-time basis or as consultants, or through partnerships with industry leaders in manufacturing and design and with researchers in academia. Vicarious Surgical is also working with subcontractors in developing specific components of its technologies.

The primary objectives of research and development efforts at Vicarious Surgical are to continue to introduce incremental enhancements to the capabilities of the Vicarious System and to advance development.

For the fiscal year ended December 31, 2020, Vicarious Surgical incurred research and development expenses of approximately $9.8 compared to research and development expenses of approximately $7.5 for the fiscal year ended December 31, 2019. For the three months ended March 31, 2021, Vicarious Surgical incurred research and development expenses of approximately $3.6 million compared to research and development expenses of approximately $2.0 million for the three months ended March 31, 2020.

Manufacturing

Vicarious Surgical is expanding its manufacturing capabilities with the development of a manufacturing facility, including a clean room, within its new headquarters in Waltham, Massachusetts, and has hired key manufacturing personnel. Vicarious Surgical currently relies, and expects to continue to rely, on third parties for the manufacturing of certain products for preclinical and clinical testing, as well as for commercial manufacturing.

Vicarious Surgical purchases both custom and off-the-shelf components from a large number of suppliers and subjects them to stringent quality specifications and processes. Some of the components necessary for the assembly of the Vicarious System are currently provided to Vicarious Surgical by sole-sourced suppliers or single-sourced suppliers.

Competition

Vicarious Surgical faces competition in the forms of existing open surgery, conventional MIS, drug therapies, radiation treatment, and emerging interventional surgical approaches. The success of Vicarious Surgical depends on continued clinical and technical innovation, quality and reliability, as well as educating hospitals, surgeons, and patients on the results associated with robotic-assisted surgery using the Vicarious System and its value proposition relative to other techniques. Vicarious Surgical also faces competition from several companies that have introduced or are developing new approaches and products for the MIS market. Vicarious Surgical believes that the entrance or emergence of competition validates robotic-assisted surgery.

Vicarious Surgical faces competition from larger and well-established companies. The companies that have introduced products in the field of robotic-assisted surgery or have made explicit statements about their efforts to enter the field, include, but are not limited to: Intuitive Surgical, Inc.; Johnson & Johnson (including their wholly-owned subsidiaries Ethicon Endo-Surgery, Inc., Auris Health, Inc. and Verb Surgical Inc.); Medtronic plc (including their wholly-owned subsidiary Covidien LP); Virtual Incision Corporation; Titan Medical Inc.; Stryker Corporation; CMR Surgical Ltd. Other companies with substantial experience in industrial robotics could potentially expand into the field of surgical robotics and become a competitor. In addition, research efforts utilizing computers and robotics in surgery are underway at various companies and research institutions. The ability of Vicarious Surgical to generate future revenue may be adversely impacted as competitors announce their intent to enter these markets and as its potential customers anticipate the availability of competing products.

Commercialization

Vicarious Surgical has not yet established a sales or product distribution infrastructure for the Vicarious System. Vicarious Surgical plans to access the U.S. market with the Vicarious System through strategic partnerships and will also develop its own focused, specialized sales force or distribution channels once it has commercialized the Vicarious System.

Government Regulation

Vicarious Surgical’s operations are subject to comprehensive federal, state, and local laws and regulations in the jurisdictions in which it or its research and development partners or affiliates do business. The laws and regulations governing Vicarious Surgical’s business and interpretations of those laws and regulations and are subject to frequent change. Vicarious Surgical’s ability to operate profitably will depend in part upon its ability, and that of its research and development partners and affiliates, to operate in compliance with applicable laws and regulations. The laws and regulations relating to medical products and healthcare services that apply to Vicarious Surgical’s business and that of its partners and affiliates continue to evolve, and Vicarious Surgical must, therefore, devote significant resources to monitoring developments in legislation, enforcement, and regulation in such areas. As the applicable laws and regulations change, Vicarious Surgical is likely to make conforming modifications in its business processes from time to time. Vicarious Surgical cannot provide assurance that a review of its business by courts or regulatory authorities will not result in determinations that could adversely affect its operations or that the regulatory environment will not change in a way that restricts its operations.

FDA Regulation

Medical devices are strictly regulated by the FDA, in the United States. Under the Federal Food, Drug, and Cosmetic Act, or the FDCA, a medical device is defined as “an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component, part or accessory which is, among other things: intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or intended to affect the structure or any function of the body of man or other animals, and which does not achieve its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes.” This definition provides a clear distinction between a medical device and other FDA regulated products such as drugs. If the primary intended use of a medical product is achieved through chemical action or by being metabolized by the body, the product is usually a drug or biologic. If not, it is generally a medical device.

Vicarious Surgical is currently developing a robotic-assisted surgical system, which is regulated by the FDA as a medical device under the FDCA, as implemented and enforced by the FDA. The FDA regulates the development, testing, manufacturing, labeling, packaging, storage, installation, servicing, advertising, promotion, marketing, distribution, import, export, and market surveillance of Vicarious Surgical’s medical devices.

Device Premarket Regulatory Requirements

Before being introduced into the U.S. market, each medical device must obtain marketing clearance or approval from the FDA through the premarket notification (or 510(k)) process, the de novo classification process, or the premarket approval, or PMA, process, unless they are determined to be Class I devices or to otherwise qualify for an exemption from one of these available forms of premarket review and authorization by the FDA. Under the FDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA review required prior to marketing the device. Class I devices are those for which reasonable assurance of safety and effectiveness can be maintained through adherence to general controls that include compliance with the applicable portions of the FDA’s Quality System Regulation, or the QSR, as well as regulations requiring facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. The Class I designation also applies to devices for which there is insufficient information to determine that general controls are sufficient to provide reasonable assurance of the safety and effectiveness of the device or to establish special controls to provide such assurance, but that are not life-supporting or life-sustaining or for a use which is of substantial importance in preventing impairment of human health, and that do not present a potential, unreasonable risk of illness or injury.

Class II devices are those for which general controls alone are insufficient to provide reasonable assurance of safety and effectiveness and there is sufficient information to establish “special controls.” These special controls can include performance standards, post-market surveillance requirements, patient registries and FDA guidance documents describing device-specific special controls. While most Class I devices are exempt from the premarket notification requirement, most Class II devices require a premarket notification prior to commercialization in the United States; however, the FDA has the authority to exempt Class II devices from the premarket notification requirement under certain circumstances. As a result, manufacturers of most Class II devices must submit premarket notifications to the FDA under Section 510(k) of the FDCA (21 U.S.C. § 360(k)) in order to obtain the necessary clearance to market or commercially distribute such devices. To obtain 510(k) clearance, manufacturers must submit to the FDA adequate information demonstrating that the proposed device is “substantially equivalent” to a “predicate device” that is already on the market. A predicate device is a legally marketed device that is not subject to PMA, meaning, (i) a device that was legally marketed prior to May 28, 1976 (“preamendments device”) and for which a PMA is not required, (ii) a device that has been reclassified from Class III to Class II or I, or (iii) a device that was found substantially equivalent through the 510(k) process. If the FDA agrees that the device is substantially equivalent to the predicate device identified by the applicant in a premarket notification submission, the agency will grant 510(k) clearance for the new device, permitting the applicant to commercialize the device. Premarket notifications are subject to user fees, unless a specific exemption applies.

If there is no adequate predicate to which a manufacturer can compare its proposed device, the proposed device is automatically classified as a Class III device. In such cases, a device manufacturer must then fulfill the more rigorous PMA requirements or can request a risk-based classification determination for its device in accordance with the de novo classification process.

Devices that are intended to be life sustaining or life supporting, devices that are implantable, devices that present a potential unreasonable risk of harm or are of substantial importance in preventing impairment of health, and devices that are not substantially equivalent to a predicate device and for which safety and effectiveness cannot be assured solely by the general controls and special controls are placed in Class III. Such devices generally require FDA approval through the PMA process, unless the device is a preamendments device not yet subject to a regulation requiring premarket approval. The PMA process is more demanding than the 510(k) process. For a PMA, the manufacturer must demonstrate through extensive data, including data from preclinical studies and one or more clinical trials, that the device is safe and effective for its proposed indication. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA submission, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review and determine whether the proposed device can be approved for commercialization, although in practice, PMA reviews often take significantly longer, and it can take up to several years for the FDA to issue a final decision. Before approving a PMA, the FDA generally also performs an on-site inspection of manufacturing facilities for the product to ensure compliance with the QSR.

The de novo classification process allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its device to Class I or Class II, on the basis that the device presents low or moderate risk, as an alternative to following the typical Class III device pathway requiring the submission and approval of a PMA application. Under the Food and Drug Administration Safety and Innovation Act of 2012, the FDA is required to classify a device within 120 days following receipt of the de novo classification request from an applicant; however, the most recent FDA premarket review goals state that in fiscal year 2021, FDA will attempt to issue a decision within 150 days of receipt on 65% of all de novo classification requests received during the year and on 70% of de novo requests received during fiscal year 2022. If the manufacturer seeks reclassification into Class II, the classification request must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. The FDA may reject the classification request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) notification or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. De novo classification requests are subject to user fees, unless a specific exemption applies.

Clinical trials are almost always required to support PMAs and are sometimes required to support 510(k) and de novo classification submissions. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations that govern investigational device labeling, prohibit promotion of investigational devices, and specify recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” as defined by the FDA, the agency requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. The IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA denies the application or notifies Vicarious Surgical that the investigation is on hold and may not begin until the sponsor provides supplemental information about the investigation that satisfies the agency’s concerns. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification of the study, the FDA may permit a clinical trial to proceed under a conditional approval. In addition, the study must be approved by, and conducted under the oversight of, an institutional review board, or IRB, for each clinical site. If the device presents a non-significant risk to the patient according to criteria established by the FDA as part of the IDE regulations, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate authorization from the FDA, but must still comply with abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements.

Post-Marketing Restrictions and Enforcement

After a device is placed on the market, numerous regulatory requirements apply. These include, but are not limited to:

•        submitting and updating establishment registration and device listings with the FDA;

•        compliance with the QSR, which requires manufacturers to follow stringent design, testing, control, documentation, record maintenance, including maintenance of complaint and related investigation files, and other quality assurance controls during the manufacturing process;

•        unannounced routine or for-cause device facility inspections by the FDA, which may include Vicarious Surgical’s suppliers’ facilities; and

•        labeling regulations, which prohibit the promotion of products for uncleared or unapproved (or “off-label”) uses and impose other restrictions relating to promotional activities;

•        corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FDCA that may present a risk to health; and

•        post-market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

In addition, under the FDA medical device reporting, or MDR, regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or a similar device of such manufacturer were to recur. The decision to file an MDR involves a judgment by the manufacturer. If the FDA disagrees with the manufacturer’s determination, the FDA can take enforcement action.

The medical device reporting requirements also extend to health care facilities that use medical devices in providing care to patients, or “device user facilities,” which include hospitals, ambulatory surgical facilities, nursing homes, outpatient diagnostic facilities, or outpatient treatment facilities, but not physician offices. A device user facility must report any device-related death to both the FDA and the device manufacturer, or any device-related serious injury to the manufacturer (or, if the manufacturer is unknown, to the FDA) within 10 days of the event. Device user facilities are not required to report device malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur but may voluntarily report such malfunctions through MedWatch, the FDA’s Safety Information and Adverse Event Reporting Program.

The FDA also has the authority to require the recall of commercialized medical device products in the event of material deficiencies or defects in design or manufacture. The authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. Manufacturers may, under their own initiative, recall a product if any distributed devices fail to meet established specifications, are otherwise misbranded or adulterated under the FDCA, or if any other material deficiency is found. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated.

The failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•        warning letters, fines, injunctions or civil penalties;

•        recalls, detentions or seizures of products;

•        operating restrictions;

•        delays in the introduction of products into the market;

•        total or partial suspension of production;

•        delay or refusal of the FDA or other regulators to grant 510(k) clearance, PMA approvals, or other marketing authorization to new products;

•        withdrawals of marketing authorizations; or

•        in the most serious cases, criminal prosecution.

To ensure compliance with regulatory requirements, medical device manufacturers are subject to market surveillance and periodic, pre-scheduled and unannounced inspections by the FDA, and these inspections may include the manufacturing facilities of subcontractors.

Breakthrough Device Designation

The 21st Century Cures Act, which was signed into law on December 13, 2016, established and directed FDA to implement the Breakthrough Devices Program. Under the program, device manufacturers may voluntarily request breakthrough designation for devices that provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating human disease or conditions over currently available technology and that meet at least one of the following criteria:

•        The device represents breakthrough technology;

•        There are no approved or cleared alternatives for the device;

•        The device offers significant advantages over existing approved or cleared alternatives; or

•        Availability of the device is in the best interest of patients.

The goal of the Breakthrough Devices Program is to accelerate the timeline to market for novel devices that will likely provide a benefit to terminally or critically ill patients. A Breakthrough Device designation offers multiple benefits to the device manufacturer, including priority review of the pre-market submission for the device, opportunities to interact directly with FDA’s experts throughout the process, and engagement of FDA senior management.

The FDA granted Breakthrough Device designation for the Vicarious System in November 2019.

Federal Trade Commission Regulatory Oversight

Vicarious Surgical’s advertising for its products and services is subject to federal truth-in-advertising laws enforced by the Federal Trade Commission, or the FTC, as well as comparable state consumer protection laws. Under the Federal Trade Commission Act, or FTC Act, the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. The FTC has very broad enforcement authority, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including civil penalties, injunctions affecting the manner in which Vicarious Surgical would be able to market services or products in the future, or criminal prosecution.

Healthcare Law and Regulation

If the Vicarious System or its other product candidates are approved in the United States, Vicarious Surgical will have to comply with various U.S. federal and state laws, rules and regulations pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws, rules and regulations. Violations of the fraud and abuse laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid. These laws include the following:

•        the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;

•        the federal False Claims Act imposes civil penalties, and provides for civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•        the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•        the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•        the federal transparency requirements under the Physician Payments Sunshine Act require manufacturers of FDA-approved drugs, devices, biologics and medical supplies covered by Medicare or Medicaid to report, on an annual basis, to the Department of Health and Human Services information related to payments and other transfers of value to physicians, teaching hospitals, and certain advanced non-physician health care practitioners and physician ownership and investment interests; and

•        analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers.

Some state laws require pharmaceutical or medical device companies to comply with the relevant industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug and device manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures.

State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. Vicarious Surgical also may be subject to, or may in the future become subject to, U.S. federal and state, and foreign laws and regulations imposing obligations on how Vicarious Surgical collects, uses, discloses, stores and processes personal information. Vicarious Surgical’s actual or perceived failure to comply with such obligations could result in liability or reputational harm and could harm its business. Ensuring compliance with such laws could also impair Vicarious Surgical’s efforts to maintain and expand its customer base and thereby decrease its future revenues.

Third-Party Coverage and Reimbursement

In the United States, third-party payors, including government health programs such as Medicare and Medicaid, commercial health insurers and managed care organizations, are responsible for hospital and surgeon reimbursement for covered surgical procedures. Third-party payors generally reimburse hospitals and physicians for surgery when the procedure is considered medically necessary. The Centers for Medicare and Medicaid Services, or CMS, manages the Medicare program and administers the Medicaid program in conjunction with applicable state governments. Many commercial health insurers model their reimbursement methodologies after the Medicare program. As the single largest payor, the Medicare program has a significant impact on other third-party payors’ payment systems.

Generally, reimbursement for professional services performed at a facility by physicians is reported under billing codes issued by the American Medical Association, or AMA, known as Current Procedural Terminology, or CPT, codes. Physician reimbursement under Medicare generally is based on a fee schedule and determined by the relative value of the professional service rendered. In addition, CMS and the National Center for Health Statistics are jointly responsible for overseeing changes and modifications to billing codes used by hospitals to report inpatient procedures, known as ICD-10-PCS codes. Under the Medicare program, CMS generally reimburses hospitals for services provided during an inpatient stay based on a prospective payment system that is determined by a classification system known as Medicare-Severity Diagnostic Related Groupings, or MS-DRGs. MS-DRGs are assigned using a number of factors, including the principal diagnosis, major procedures, discharged status, patient age, and complicating secondary diagnoses, among other things. Hospital outpatient services, reported by CPT codes, are assigned to clinically relevant Ambulatory Payment Classifications used to determine the payment amount for services provided.

Since October 1, 2015, a new family of ICD-10-PCS codes can be used, in conjunction with other applicable procedure codes, to describe various robotic-assisted procedures. An inpatient surgical procedure, completed with or without robotic assistance, continues to be assigned to the clinically relevant MS-DRG.

Third-party payors carefully review and increasingly challenge the prices charged for medical products and surgical services. Reimbursement rates from commercial health insurers vary depending on the procedure performed, the specific payor’s reimbursement policies, contract terms, and other factors. Because both hospitals and physicians may receive the same reimbursement for a surgical procedure, whether it is performed with robotic assistance or not and regardless of actual costs incurred in furnishing the patient care, including for the specific medical products or supplies used during that procedure, hospitals and physicians may decide not to use Vicarious Surgical’s products if reimbursement amounts are insufficient to cover any additional costs incurred when purchasing and using Vicarious Surgical’s products.

For procedures that would involve assistance from Vicarious Surgical’s robotic-assisted surgical system, U.S. health care institutions typically bill various third-party payors, such as government health programs (e.g., Medicare and Medicaid) and commercial health insurance plans, for the primary surgical procedure only. If Vicarious Surgical’s robotic-assisted surgical system receives marketing authorization from the FDA, coverage and reimbursement by third-party payors will generally be determined by the medical necessity of the primary surgical procedure. Government health programs and other third-party payors may also consider additional factors when determining coverage and reimbursement, including the designation of the surgical procedure as a covered benefit, the appropriateness of the procedure for the specific patient, guidelines for the procedure established by the relevant professional college or medical society, and a payor determination that the procedure is neither experimental nor investigational. Vicarious Surgical believes that the procedures it intends to pursue as indications for use for Vicarious Surgical’s robotic-assisted surgical system are established surgical procedures that are generally already reimbursable by government health programs, commercial health insurers, and managed care organizations for appropriately selected patients. If hospitals do not obtain sufficient reimbursement from third-party payors for procedures performed with Vicarious Surgical’s products, or if government and commercial payors’ policies do not cover surgical procedures performed using Vicarious Surgical’s products, Vicarious Surgical may not be able to generate the revenues necessary to support its business.

In the United States, there have been, and continue to be, a number of legislative initiatives to contain healthcare costs. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”), was enacted. The ACA made changes that have significantly impacted healthcare providers, insurers, and manufacturers of pharmaceuticals and medical devices. For example, the ACA included a number of provisions designed to generate the revenues necessary to fund health insurance coverage expansion, including, but not limited to, fees or taxes on certain health-related industries, including medical device manufacturers.

There remain judicial and Congressional challenges to certain aspects of the ACA, and as a result certain of its sections have not been fully implemented or effectively repealed. In particular, in December of 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the individual mandate was repealed by Congress as part of the Tax Cuts and Jobs Act, effective January 1, 2019. In December 2019, the Fifth Circuit Court of Appeals upheld the district court’s ruling that the individual mandate in the ACA was unconstitutional but remanded the case to the district court to determine whether other reforms enacted as part of the ACA but not specifically related to the individual mandate or health insurance could be severed from the rest of the ACA so as not to have the law declared invalid in its entirety. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case and allocated one hour for oral arguments, which occurred on November 10, 2020. A decision from the Supreme Court is expected to be issued in spring 2021. It is unclear how this litigation and other efforts to repeal and replace the ACA will affect the implementation of that law, the pharmaceutical and medical device industries more generally, and Vicarious Surgical’s business. Additionally, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. In addition, CMS published a final rule that would give states greater flexibility, effective January 1, 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces. Vicarious Surgical continues to evaluate the potential impact of the ACA and its possible repeal or replacement on its business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and will remain in effect through 2030 unless additional Congressional action is taken. However, the Medicare sequester reductions under the Budget Control Act of 2011 was suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic, pursuant to provisions of the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which also extended the sequester by one year, through 2030, in order to offset the added expense of the 2020 cancellation. The 2021 Consolidated Appropriations Act was subsequently signed into law on December 27, 2020 and extends the CARES Act suspension period to March 31, 2021.

On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers, and cancer treatment centers. The Medicare Access and CHIP Reauthorization Act of 2015, enacted on April 16, 2015 (“MACRA”), repealed the formula by which Medicare made annual payment adjustments to physicians and replaced the former formula with fixed annual updates and a new system of incentive payments that began in 2019 and are based on various performance measures and physicians’ participation in alternative payment models, such as accountable care organizations. Individual states in the U.S. have also become increasingly aggressive in passing legislation and implementing regulations designed to control medical product pricing, including price or patient reimbursement constraints and discounts, and require marketing cost disclosure and transparency measures. Most recently, the Biden

Administration has indicated that lowering healthcare costs and ensuring equitable patient access to medical care is a priority, but Vicarious Surgical does not yet know what steps the administration will take or whether such steps will be successful.

Vicarious Surgical cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. Vicarious Surgical expects that additional state and federal health care reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for health care products and services. Moreover, if Vicarious Surgical is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Vicarious Surgical is not able to maintain regulatory compliance, its medical devices may lose any marketing authorization that may have been obtained and it may not achieve or sustain profitability, which would adversely affect Vicarious Surgical’s business.

Human Capital

Vicarious Surgical takes pride in its work and values unique backgrounds and experiences. Vicarious Surgical aims to be inclusive, so that everyone can be their true, authentic self at work every day. To attract and retain top talent, Vicarious Surgical offers strong compensation and benefits packages that are evolving to meet the changing needs of its employees. Compensation and benefits are paired with talent development programs to retain and develop the Vicarious Surgical team.

As of April 30, 2021, Vicarious Surgical had 83 employees, 53 of whom were engaged directly in research, development, regulatory and clinical activities, 17 in manufacturing and quality assurance and 13 in marketing, sales, and administrative activities. No employee of Vicarious Surgical is covered by collective bargaining agreements, and Vicarious Surgical believes that its relationship with its employees is good.

Safety and Wellness

The safety and wellness of Vicarious Surgical’s employees is a top priority for the organization, which Vicarious Surgical will continue to invest in. In light of COVID-19, Vicarious Surgical has put in place conservative safety protocols to keep Vicarious Surgical’s employees and anyone entering Vicarious Surgical’s facility safe, in addition to offering work from home arrangements. To protect employees and guests, Vicarious Surgical’s efforts include providing personal protective equipment (PPE), instituting mandatory screening before accessing buildings, maximizing workspaces, and putting up protective dividers in the lunch space. In addition, Vicarious Surgical has invested heavily in overall employee wellness, and will continue to do so.

Physical, mental, and financial wellness are front and center of Vicarious Surgical’s benefits. Vicarious Surgical provides access to external experts who can assist employees and their families who are going through challenging times. Additionally, Vicarious Surgical offers multiple incentives and rewards to encourage healthy behaviors. Financially, Vicarious Surgical provides access to a financial advisory service, access to an online financial wellness assessment and education service, free webinars, and offers a company 401(k) match.

Legal Proceedings

Vicarious Surgical is not currently a party to any pending legal proceedings. From time to time, Vicarious Surgical may become involved in legal proceedings arising in the ordinary course of its business. Regardless of the outcome, litigation can have an adverse impact on Vicarious Surgical due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm and other factors.

Facilities

The principal executive offices of Vicarious Surgical are currently located at 78 Fourth Avenue, Waltham, Massachusetts 02451, consisting of approximately 42,000 square feet. The term of the lease commenced on April 1, 2021 and extends through February 28, 2029, at which point Vicarious Surgical has an option to extend the lease for an additional five-year term.

SELECTED HISTORICAL FINANCIAL INFORMATION OF VICARIOUS SURGICAL

The following selected historical financial information for Vicarious Surgical set forth below should be read in conjunction with Vicarious Surgical’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and Vicarious Surgical’s historical financial statements and the related notes included elsewhere in this proxy statement/prospectus.

The selected historical financial information presented below for the years ended December 31, 2020 and 2019 have been derived from Vicarious Surgical’s audited financial statements included elsewhere in this proxy statement/solicitation statement/prospectus.

The selected financial data as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 have been derived from Vicarious Surgical’s unaudited financial statements included in this filing. The unaudited financial data presented have been prepared on a basis consistent with Vicarious Surgical’s audited financial statements. In the opinion of Vicarious Surgical’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands, except for per share amounts)	2021	2020	2020	2019
Statement of Operations Data:
Total costs and expenses	$5,231	$2,792	$12,985	$9,783
Loss from operations	(5,231)	(2,792)	(12,985)	(9,783)
Other expenses:
Interest income	1	90	113	471
Interest expense	(1)	(1)	(3)	(2)
Loss from operations before tax provision	(5,231)	(2,703)	(12,875)	(9,314)
Income tax expense (benefit)	—	—	—	—
Net loss	(5,231)	(2,703)	(12,875)	(9,314)
Net loss per share – basic and diluted	$(0.82)	$(0.49)	$(2.22)	$(1.89)
	As of March 31, 2021	Year Ended December 31,
(in thousands)		2020	2019
Balance Sheet Data:
Cash and cash equivalents	$13,643	$16,867	$2,156
Working capital, net	11,935	16,253	15,113
Adjusted working capital (excluding cash)	(1,708)	(614)	12,957
Total assets	15,219	17,788	16,365
Total debt	1,502	110	158
Convertible preferred stock	46,670	46,670	33,150
Total stockholder’s deficit	(34,736)	(29,817)	(17,518)
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Statement of Cash Flows Data:
Net cash used in operating activities	$(4,140)	$(2,650)	$(12,038)	$(8,711)
Net cash provided by (used in) investing activities	(128)	2,998	13,204	(1,846)
Net cash provided by (used in) financing activities	1,548	(12)	13,515	9,998

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VICARIOUS SURGICAL

The following discussion and analysis of the financial condition and results of operations of Vicarious Surgical Inc. (for purposes of this section, “Vicarious Surgical”) should be read together with Vicarious Surgical’s audited financial statements as of and for the years ended December 31, 2020 and 2019, together with the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section titled “Selected Historical Financial Information of Vicarious Surgical” and the pro forma financial information as of and for the year ended December 31, 2020 included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Business Overview

Vicarious Surgical is combining advanced miniaturized robotics, computer science and 3D visualization to build a new category of intelligent and affordable, single-incision surgical robot, that virtually transports surgeons inside the patient to perform minimally invasive surgery, or MIS. With its next-generation robotics technology and proprietary human-like surgical robots, Vicarious Surgical is seeking to improve patient outcomes, as well as the cost and efficacy of surgical procedures.

Vicarious Surgical believes that the Vicarious System is the only robotic system to receive a “Breakthrough Device” designation from the U.S. Food and Drug Administration, or the FDA, for ventral hernia procedures. A Breakthrough Device designation offers multiple benefits designed to accelerate the timeline to market for novel medical devices, including priority review of the pre-market submission for the device, and it provides an established pathway to Centers for Medicare & Medicaid Services, or CMS, reimbursement and coverage. Led by a visionary team of engineers from the Massachusetts Institute of Technology, or MIT, Vicarious Surgical intends to deliver the next generation in robotic surgery, designed to solve the shortcomings of both open surgery, as well as current manual and robot-assisted MIS.

Vicarious Surgical estimates there are over 39 million soft tissue surgical procedures addressable by Vicarious Surgical’s technology. Of these procedures, it is estimated that more than 50% are performed using open surgery, and less than 5% are performed by current robot-assisted MIS.

Vicarious Surgical believes this slow adoption of robot-assisted surgery has occurred because of several factors, including the following:

•        Significant Capital Investment.    Existing robotic systems require a high upfront cost and burdensome annual service contracts that are often prohibitively expensive, especially in outpatient settings. These capital costs are estimated to be up to $2.0 million per system upfront, plus an additional 10-20% annually for maintenance and service contracts.

•        Low Utilization.    In addition to the significant acquisition costs, existing robotic systems create inefficiencies and increase costs to medical facilities considering adoption. Due to their large size and limited portability, existing robotic systems require the construction of a dedicated operating room, occupying valuable real estate within the hospital. Once in place, these robotic systems require extensive set-up and operating room turnover times, which limits the number of procedures that can be performed with the robotic system.

•        Limited Capabilities.    Existing robotic systems have limited capabilities and are ill-suited for many outpatient procedures. Due to their limited degrees of freedom inside the abdomen, they depend on significant, complicated, robotic motion outside the body, and they have limited ability to operate in multiple quadrants, difficulty operating on the “ceiling” of the abdomen, create collisions inside and outside of the patient’s abdomen, and restrict overall access of the operating team to the patient.

•        Difficult to Use.    Existing robotic systems necessitate device-specific training requiring the surgeon to “design the robotic motion” for each procedure. In choosing the incision sites, the surgeon must effectively design the kinematic motion of the robot for every procedure to operate well and avoid collisions inside and outside of the patient’s abdomen. They must design this kinematic motion with fewer degrees of freedom than they would employ using open surgery, restricting their natural movements. To become proficient at manipulating these legacy robotic systems to perform the procedures they otherwise were trained to perform via open surgery requires extensive training and several dozen procedures on live patients. As these systems are maintained in dedicated, expensive, operating rooms, obtaining access to train on the system becomes a significant impediment to adoption, resulting in more open surgeries.

Vicarious Surgical’s single-port system with advanced, miniaturized robotics and advanced visualization is designed to address the significant limitations of open surgery and existing single- and multi-port robotic surgical approaches to improve patient outcomes and enhance adoption by hospitals and other medical facilities. The Vicarious System is designed with a fundamentally different architecture, and proprietary “de-coupled actuators,” to overcome many of the limitations of open surgery or existing robot-assisted surgical procedures with a minimally invasive and more capable robotic system. This architecture enables unprecedented dexterity inside the abdomen through an ultra-thin support tube, providing significant improvement over existing legacy robotic systems and minimizing the complications and trauma associated with open surgery.

Financial Highlights

Vicarious Surgical is pre-revenue generating as of March 31, 2021.

Vicarious Surgical incurred a net loss of $5.2 million and $2.7 million for the three months ended March 31, 2021 and 2020, respectively, representing a period-over-period increased loss of 93.5%, primarily due to a $1.0 million increase in personnel-related expenses, $0.2 million of R&D supplies and materials, $0.1 million of facilities expenses and $0.4 million professional fees in G&A incurred with the merger and $0.6 million of other professional fees. Vicarious Surgical’s increase in average headcount was driven almost entirely by its ramp up in R&D personnel for which its average headcount increased by 26.3% from an average of 50 people in the three months ended March 31, 2020 to an average of 63 people for the three months ended March 31, 2021.

Vicarious Surgical incurred a net loss of $12.9 million and $9.3 million for the years ended December 31, 2020 and 2019, respectively, representing a period-over-period increased loss of 38.2%, primarily due to a 37.5% increase in its average headcount. Vicarious Surgical’s increase in average headcount was driven almost entirely by its ramp up in R&D personnel for which its average headcount increased by 37.8% from an average of 37 people in the year ended December 31, 2019 to an average of 51 people for the year ended December 31, 2020.

COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. Vicarious Surgical continues to closely monitor the recent developments surrounding the continued spread and potential resurgence of COVID-19. The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on Vicarious Surgical’s operations, particularly as a result of preventive and precautionary measures that Vicarious Surgical, other businesses, and governments are taking. Refer to “Risk Factors” included elsewhere in this proxy statement/prospectus for more information. Vicarious Surgical is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States. However, COVID-19 is not expected to result in any significant changes in costs going forward. Vicarious Surgical will continue to monitor the performance of its business and reassess the impacts of COVID-19.

Factors Affecting Results of Operations

The following factors have been important to Vicarious Surgical’s business and Vicarious Surgical expects them to impact its results of operations and financial condition in future periods:

Revenue

To date, Vicarious Surgical has not generated any revenue. Vicarious Surgical does not expect to generate revenue until at least 2023 and only if it receives FDA approval of its product. Any revenue from initial sales of a new product is difficult to predict and in any event will initially only modestly reduce Vicarious Surgical’s continued net losses resulting from its increasing research and development and marketing activities.

Research and Development Expenses

Research and development, or R&D, expenses consist primarily of engineering, product development, clinical studies to develop and support Vicarious Surgical’s products, regulatory expenses, medical affairs, and other costs associated with products and technologies that are in development. These expenses include employee compensation, including stock-based compensation, supplies, consulting, prototyping, testing, materials, travel expenses, depreciation and an allocation of facility overhead expenses. Additionally, R&D expenses include costs associated with Vicarious Surgical’s clinical studies, including clinical trial design, clinical trial site initiation and study costs, data management, related travel expenses and the cost of products used for clinical trials, internal and external costs associated with Vicarious Surgical’s regulatory compliance and quality assurance functions and overhead costs. Vicarious Surgical expects R&D expenses as a percentage of revenue to vary over time depending on the level and timing of its new product development efforts, as well as its clinical development, clinical trial and other related activities.

General and Administrative Expenses

General and administrative, or G&A, expenses consist primarily of compensation for personnel, including stock-based compensation, related to executive, finance and accounting, information technology and human resource functions. Other G&A expenses include travel expenses, professional services fees (including legal, audit and tax fees), insurance costs, general corporate expenses and allocated facilities-related expenses. Vicarious Surgical expects G&A expenses to continue to increase in absolute dollars as Vicarious Surgical expands its infrastructure to both drive and support the anticipated growth due to additional legal, accounting, insurance and other expenses associated with being a public company.

Sales and Marketing Expenses

Sales and marketing, or S&M, expenses consist primarily of compensation for personnel, including stock-based compensation, related to selling and marketing functions and physician education programs. Other S&M expenses include training, travel expenses, promotional activities, marketing initiatives, market research and analysis, conferences and trade shows, professional services fees and allocated facilities-related expenses. Vicarious Surgical expects S&M expenses to continue to increase in absolute dollars as Vicarious Surgical increases potential customers’ awareness of its presence and prepares its sales and marketing function for its product launch at a future, yet undetermined date.

Interest Income

Interest income consists primarily of interest income earned on Vicarious Surgical’s cash and cash equivalents.

Interest Expense

Interest expense consists primarily of interest incurred on Vicarious Surgical’s outstanding equipment loans.

Results of Operations

The following table sets forth Vicarious Surgical’s historical operating results for the periods indicated:

	Three Months Ended March 31,
(in thousands, except for per share amounts)	2021	2020	Change	% Change
Operating expenses:
Research and development	$3,607	$2,017	$1,590	79%
Sales and marketing	226	233	(7)	(3)%
General and administrative	1,398	542	856	158%
Total operating expenses	5,231	2,792	2,439	87%
Loss from operations	(5,231)	(2,792)	(2,439)	87%
Other income (expense):
Interest income	1	90	(89)	-99%
Interest expense	(1)	(1)	—	0%
Loss before income taxes	(5,231)	(2,703)	(2,528)	94%
Provision for income taxes	—	—	—	N/M
Net loss	$(5,231)	$(2,703)	$(2,528)	94%
Net loss per common share, basic and diluted	$(0.82)	$(0.49)	$(0.33)	67%

Comparison of the Three Months Ended March 31, 2021 and 2020

Research and Development Expenses.    Research and development expenses increased $1.6 million, or 78%, to $3.6 million during the three months ended March 31, 2021, compared to $2.0 million during the three months ended March 31, 2020. The increase in research and development expenses was primarily due to increases of $0.8 million of personnel-related expenses, $0.2 million in consulting, $0.1 million in legal (intellectual property) services, $0.2 million in materials and supplies, $0.1 million in facility expenses and $0.2 million of other operating expense. The 47% increase in personnel-related expense was due primarily to an increase in average headcount of 26%, from an average of 50 people in the three months ended March 31, 2020 to an average of 63 people in the three months ended March 31, 2021 with the remainder of the increase attributable to increases in wages and benefits.

Sales and Marketing Expenses.    The change in sales and marketing expenses for the three months ended March 31, 2020 to the three months ended March 31, 2021 were immaterial.

General and Administrative Expenses.    General and administrative expenses increased $0.9 million, or 158%, to $1.4 million during the three months ended March 31, 2021, compared to $0.5 million during the three months ended March 31, 2020. The increase in general and administrative costs was due to an increase of $0.2 million in personnel-related expenses, and an increase of $0.7 million in professional fees. The increase in professional fees resulted from consulting, audit and legal fees associated with work performed in the three months ended March 31, 2021 to produce public company financial statements for the past two years.

Interest Income.    Interest income decreased by $0.1 million, or 99% during the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The decrease in interest income was primarily due to a decrease in average short-term investments during the three months ended March 31, 2021, compared to the three months ended March 31, 2020.

Interest Expense.    Interest expense was flat during the three months ended March 31, 2021, compared to the three months ended March 31, 2020. This was due to having the equipment loans being outstanding for three months in both 2021 and 2020.

Income Taxes.    Vicarious Surgical’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to cumulative losses, Vicarious Surgical maintains a valuation allowance against its U.S. and state deferred tax assets.

The following table sets forth Vicarious Surgical’s historical operating results for the periods indicated:

	Year Ended December 31,
(in thousands, except for per share amounts)	2020	2019	Change	% Change
Operating expenses:
Research and development	$9,796	$7,479	$2,317	31%
Sales and marketing	861	250	611	244%
General and administrative	2,328	2,054	274	13%
Total operating expenses	12,985	9,783	3,202	33%
Loss from operations	(12,985)	(9,783)	(3,202)	33%
Other income (expense):
Interest income	113	471	(358)	-76%
Interest expense	(3)	(2)	(1)	50%
Loss before income taxes	(12,875)	(9,314)	(3,561)	38%
Provision for income taxes	—	—	—	N/M
Net loss	$(12,875)	$(9,314)	$(3,561)	38%
Net loss per common share, basic and diluted	$(2.22)	$(1.89)	$(0.33)	17%

Comparison of the Years Ended December 31, 2020 and 2019

Research and Development Expenses.    Research and development expenses increased $2.3 million, or 31%, to $9.8 million during the year ended December 31, 2020, compared to $7.5 million during the year ended December 31, 2019. The increase in research and development expenses was primarily due to increases of $2.2 million of personnel-related expenses, $0.2 million in consulting, $0.1 million in legal (intellectual property) services, $0.1 million in information technology and $0.1 million in facility expenses partially offset by a $0.4 million decrease in materials and supplies. The increase in personnel-related expense was due primarily to an increase in average headcount of 38%, from an average of 37 people in 2019 to an average of 51 people in 2020.

Sales and Marketing Expenses.    Sales and marketing expenses increased $0.6 million, or 244%, from $0.3 million in the year ended 2019 to $0.9 million during the year ended December 31, 2020. The increase in sales and marketing costs was primarily due to an increase of $0.4 million in personnel-related expenses as a result of an increase in headcount and an increase of $0.2 million in professional fees.

General and Administrative Expenses.    General and administrative expenses increased $0.3 million, or 13%, to $2.3 million during the year ended December 31, 2020, compared to $2.0 million during the year ended December 31, 2019. The increase in general and administrative costs was due to an increase of $0.1 million in personnel-related expenses, and an increase of $0.2 million in professional fees, partially offset by a decrease of $0.1 million in travel costs due to COVID-19.

Interest Income.    Interest income decreased by $0.4 million, or 76% during the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease in interest income was primarily due to a decrease in average short-term investments during the year ended December 31, 2020, compared to the year ended December 31, 2019.

Interest Expense.    Interest expense relates primarily to outstanding equipment loans. The immaterial increase during the year ended December 31, 2020, compared to the year ended December 31, 2019 was due to having the equipment loans outstanding for 12 months in 2020 versus only eight months in 2019, the year they originated.

Income Taxes.    Vicarious Surgical’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to cumulative losses, Vicarious Surgical maintains a valuation allowance against its U.S. and state deferred tax assets.

Liquidity and Capital Resources

To date, Vicarious Surgical’s primary sources of capital have been private placements of preferred stock. Vicarious Surgical has incurred a net loss in each of its annual periods since its inception. Vicarious Surgical incurred net losses of $12.9 million and $9.3 million during the years ended December 31, 2020 and 2019, respectively. As of March 31, 2021, Vicarious Surgical held cash and cash equivalents of $13.6 million and had an accumulated deficit of $36.8 million.

Based on Vicarious Surgical’s current planned operations, it does not expect that its cash and cash equivalents and available borrowings will enable Vicarious Surgical to fund its operating expenses for at least 12 months from the date hereof. Vicarious Surgical may consider raising additional capital to expand its business, to pursue strategic investments, to take advantage of financing opportunities or for other reasons.

If Vicarious Surgical’s available cash balances, proceeds from this offering and anticipated cash flow from operations are insufficient to satisfy its liquidity requirements, Vicarious Surgical may seek to sell additional common or preferred equity or convertible debt securities, enter into an additional credit facility or another form of third-party funding or seek other debt financing. The sale of equity and convertible debt securities may result in dilution to Vicarious Surgical’s stockholders and, in the case of preferred equity securities or convertible debt, those securities could provide for rights, preferences or privileges senior to those of Vicarious Surgical’s common stock. The terms of debt securities issued or borrowings pursuant to a credit agreement could impose significant restrictions on Vicarious Surgical’s operations. If Vicarious Surgical raises funds through collaborations and licensing arrangements, it might be required to relinquish significant rights to its platform technologies or products or grant licenses on terms that are not favorable to Vicarious Surgical. Additional capital may not be available on reasonable terms, or at all.

Vicarious Surgical’s ability to access capital when needed is not assured and, if capital is not available when, and in the amounts needed, it could be required to delay, scale back or abandon some or all of its development programs and other operations, which could materially harm Vicarious Surgical’s business, prospects, financial condition and operating results. Because of this uncertainty, there is substantial doubt about Vicarious Surgical’s ability to continue as a going concern for at least one year from the date of this proxy statement/prospectus, and therefore, whether Vicarious Surgical realizes its assets and settles its liabilities in the normal course of business and at the amounts stated in the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty, nor do they include adjustments to reflect the future effects of the recoverability or classification of recorded asset amounts and classification of liabilities that might be necessary should Vicarious Surgical be unable to continue as a going concern.

While Vicarious Surgical’s management believes the funds to be raised in the Merger will alleviate the conditions that raise substantial doubt, it is not expected that such doubt can be alleviated prior to the consummation of the Merger.

Cash

Vicarious Surgical’s cash and cash equivalents balance as of March 31, 2021 was $13.6. Vicarious Surgical’s future capital requirements may vary from those currently planned and will depend on various factors, including the timing and extent of R&D spending and spending on other strategic business initiatives.

Cash Flows Summary

Comparison of the Years Ended December 31, 2020 and December 31, 2019 and the Three Months Ended March 31, 2021 and March 31, 2020

The following table summarizes Vicarious Surgical’s sources and uses of cash for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
(in thousands)	2020	2019	2021	2020
Statement of Cash Flows Data:
Net cash used in operating activities	$(12,038)	$(8,711)	$(4,140)	$(2,662)
Net cash provided by (used in) investing activities	13,204	(1,846)	(128)	2,998
Net cash provided by financing activities	13,515	9,998	1,548	—

Cash flows for the Three Months Ended March 31, 2021 and 2020

Operating Activities

Net cash used in operating activities during the three months ended March 31, 2021 was $4.1 million, attributable to a net loss of $5.2 million and a net change in Vicarious Surgical’s net operating assets and liabilities of $0.8 million and non-cash items of $0.3 million. Non-cash items consisted of $0.3 million in stock-based compensation. The $0.8 million change in Vicarious Surgical’s net operating assets and liabilities was primarily due to a $0.8 million increase in accrued expenses and a $0.1 million increase in accounts payable, partially offset by a $0.1 million increase in prepaid expenses and other current assets.

Net cash used in operating activities for the three months ended March 31, 2020 was $2.7 million, attributable to a net loss of $2.7 million and a net change in Vicarious Surgical’s net operating assets and liabilities of $0.1 million offset by an increase in non-cash items of $0.1 million. Non-cash items consisted of $0.1 million in stock-based compensation. The change in Vicarious Surgical’s net operating assets and liabilities was due to a $0.1 million decrease in accounts payable.

Cash flows used in Investing Activities

Net cash used by investing activities for the three months ended March 31, 2021 was $0.1 million for equipment purchases.

Net cash provided by investing activities for the three months ended March 31, 2020 was $3.0 million from short-term investments that matured during the period.

Cash flows provided by Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2021 was $1.5 million and related to the proceeds from a term loan of $1.5 million.

Net cash used in financing activities for the three months ended March 31, 2020 was flat.

Cash flows for the Years Ended December 31, 2020 and 2019

Operating Activities

Net cash used in operating activities for the year ended December 31, 2020 was $12.0 million, attributable to a net loss of $12.9 million and a net change in Vicarious Surgical’s net operating assets and liabilities of $0.3 million and non-cash items of $0.6 million. Non-cash items consisted of $0.4 million in stock-based compensation and $0.2 million in depreciation. The $0.3 million change in Vicarious Surgical’s net operating assets and liabilities was primarily due to a $0.2 million increase in accounts payable and a $0.1 million increase in accrued expenses.

Net cash used in operating activities for the year ended December 31, 2019 was $8.7 million, attributable to a net loss of $9.3 million and a net change in Vicarious Surgical’s net operating assets and liabilities of $0.2 million and non-cash items of $0.4 million. Non-cash items consisted of $0.3 million in stock-based compensation and $0.1 million in depreciation. The change in Vicarious Surgical’s net operating assets and liabilities was due to a $0.2 million increase in accrued expenses and a $0.1 million increase in accounts payable offset by a $0.1 million increase in prepaid expenses and other current assets.

Cash flows used in Investing Activities

Net cash provided by investing activities for the year ended December 31, 2020 was $13.2 million and related to the sales and maturities of short-term investments of $13.3 million, offset by purchases of property and equipment of $0.1 million.

Net cash used in investing activities for the year ended December 31, 2019 was $1.8 million and related to the purchases of short-term investments of $1.6 million and the purchases of property and equipment of $0.2 million.

Cash flows provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2020 was $13.5 million and related to proceeds of $13.5 million from the issuance of Vicarious Surgical’s Series A3 convertible preferred stock.

Net cash provided by financing activities for the year ended December 31, 2019 was $10.0 million and related to net proceeds of $10.0 million from the issuance of Vicarious Surgical’s Series A2 convertible preferred stock.

Off-Balance Sheet Arrangements

During the periods presented, Vicarious Surgical did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Vicarious Surgical’s consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires Vicarious Surgical to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the consolidated balance sheet date, as well as the reported expenses incurred during the reporting periods. Vicarious Surgical management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to Vicarious Surgical’s consolidated financial statements.

While Vicarious Surgical’s significant accounting policies are described in the notes to Vicarious Surgical’s historical financial statements included elsewhere in this proxy statement/prospectus (see Note 2 in the accompanying audited financial statements of Vicarious Surgical), we believe the following critical accounting policy requires significant judgment and estimates in the preparation of our financial statements:

Stock-Based Compensation

Vicarious Surgical accounts for all stock-based compensation, including stock options and warrants, at fair value and recognizes stock-based compensation expense for those equity awards, net of actual forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

The fair value of Vicarious Surgical’s stock options and warrants on the date of grant is determined by a Black-Scholes pricing model utilizing key assumptions such as the fair value of the common stock, expected volatility and expected term. Vicarious Surgical’s estimates of these assumptions are primarily based on the fair value of Vicarious Surgical’s stock, historical data, peer company data and judgment regarding future trends. The fair value of Vicarious Surgical’s common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, Vicarious Surgical’s financial position and historical financial performance, the status of technological developments within the Company’s proposed products, the illiquid nature of the common stock, arm’s length sales of Vicarious Surgical’s capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others, as Vicarious Surgical’s common stock is not actively traded. Vicarious Surgical uses the simplified method when calculating the expected term due to insufficient historical exercise data. Vicarious Surgical’s stock is not currently publicly traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries. The dividend yield used is zero, as Vicarious Surgical has never paid any cash dividends and does not anticipate doing so in the foreseeable future.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Vicarious Surgical’s financial position and results of operations is disclosed in Note 2 in Vicarious Surgical’s financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company

Following the Business Combination, Vicarious Surgical expects to become an “emerging growth company,” as defined in the JOBS Act. Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. Vicarious Surgical intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Vicarious Surgical also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

EXECUTIVE COMPENSATION OF VICARIOUS SURGICAL

Introduction

This section provides an overview of Vicarious Surgical’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

As of December 31, 2020, Vicarious Surgical’s named executive officers (“Named Executive Officers” or “NEOs”) were:

•        Adam Sachs, Chief Executive Officer and President.

•        Sammy Khalifa, Chief Technology Officer.

The objective of Vicarious Surgical’s compensation program is to provide a total compensation package to each NEO that will enable Vicarious Surgical to attract, motivate and retain outstanding individuals, align the interests of the executive team with those of the equity holders, encourage individual and collective contributions to the successful execution of the short- and long-term business strategies and reward NEOs for performance. The Vicarious Surgical Board determines the compensation for the NEOs.

For 2020, the compensation program for the NEOs consisted of a base salary. Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Vicarious Surgical’s NEOs did not receive incentive compensation such as cash bonuses or performance-based stock option awards for 2020.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to Vicarious Surgical by the NEOs for the year ended December 31, 2020.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Adam Sachs, Chief Executive Officer and President	2020	180,000	—	—	—	7,200	187,200

Sammy Khalifa, Chief Technology Officer	2020	160,000	—	—	—	6,400	166,400

____________

(1)      For 2020, the amounts in the “All Other Compensation” column include, for Mr. Sachs and Mr. Khalifa include payments for 401(k) matching contributions.

Outstanding Equity Awards at 2020 Fiscal Year-End

There were no outstanding equity awards held by the NEOs as of December 31, 2020.

Employment Arrangements

Both of Vicarious Surgical’s NEOs for 2020 are at-will employees and do not have any employment agreements or offer letters. New Vicarious Surgical expects to enter into formal employment arrangements following the Closing.

Employee Benefits

Vicarious Surgical’s NEOs participate in employee benefit programs available to its employees generally, including a tax-qualified 401(k) plan. Vicarious Surgical did not maintain any executive-specific benefit or perquisite programs in 2020.

New Vicarious Surgical Equity Incentive Plan

Please see “The New Vicarious Surgical Equity Incentive Plan Proposal” for a description of the New Vicarious Surgical Equity Incentive Plan.

Director Compensation

Vicarious Surgical’s directors classified as employees receive no additional compensation for services as directors of Vicarious Surgical. The following table summarizes the compensation paid to our non-employee directors during Fiscal 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Dror Berman	—	—	—	—	—
Samir Kaul	—	—	—	—	—
Philip Liang	—	—	—	—	—
Ric Fulop	—	—	—	—	—
David Styka	13,500	—	517,260	—	530,760

____________

(1)      These amounts represent the aggregate grant date fair value of options granted to each director in Fiscal 2020 computed in accordance with FASB ASC Topic 718.

Post-Business Combination New Vicarious Surgical Executive Officer and Director Compensation

Prior to or following the Closing, Vicarious Surgical intends to develop an executive compensation program that is designed to align compensation with New Vicarious Surgical’s business objectives and the creation of stockholder value, while enabling New Vicarious Surgical to attract, motivate and retain individuals who contribute to the long-term success of New Vicarious Surgical. Following the Closing, decisions on the executive compensation program will be made by the compensation committee of the board of directors. Prior to or following the Closing, Vicarious Surgical or New Vicarious Surgical also intends to develop a board of directors’ compensation program that is designed to align compensation with New Vicarious Surgical’s business objectives and the creation of stockholder value, while enabling New Vicarious Surgical to attract, retain, incentivize and reward directors who contribute to the long-term success of New Vicarious Surgical.

Management of NEW VICARIOUS SURGICAL FOLLOWING the Business Combination

Board of Directors and Management

The following is a list of the persons who are anticipated to be New Vicarious Surgical’s directors and executive officers following the Business Combination and their ages as of April 30, 2021 and anticipated positions following the Business Combination.

Name	Age	Position
Executive Officers:
Adam Sachs	29	Chief Executive Officer, President and Director
Sammy Khalifa	31	Chief Technology Officer and Director
William Kelly	50	Chief Financial Officer
June Morris	71	Chief Legal Officer and General Counsel
Non-Employee Directors:
David Styka	62	Director and Chairman of the Board
Samir Kaul	47	Director
Philip Liang	39	Director
Ric Fulop	46	Director
Dror Berman	42	Director
Donald Tang	38	Director
David Ho, M.D.	68	Director

Executive Officers

Adam Sachs founded Vicarious Surgical in 2014 and since then has served as the President, Chief Executive Officer and Director of Vicarious Surgical. Mr. Sachs received his B.S. in Engineering from the Massachusetts Institute of Technology in 2014. Prior to founding Vicarious Surgical, from June 2012 to January 2013, Mr. Sachs worked in Manufacturing Design at Apple. Vicarious Surgical believes Mr. Sachs is qualified to serve as its Chief Executive Officer and on the New Vicarious Surgical Board of Directors due to his previous Board experience serving on the Vicarious Surgical Board as well as his deep experience founding, managing and directing all aspects of Vicarious Surgical operations for over six years and his extensive experience in robotics, engineering, manufacturing and product development.

Sammy Khalifa founded Vicarious Surgical Inc. in 2014. Mr. Khalifa has served as Vicarious Surgical’s Chief Technology Officer since 2015 and has served as a member of the Vicarious Surgical Board since 2018. Prior to working full time at Vicarious Surgical, Mr. Khalifa worked at Apple as a Product Design Engineer from December 2013 to May 2015. Prior to that, Mr. Khalifa worked as a Biomedical Design Engineer at Hemedex, Inc. Mr. Khalifa received his B.S. in Mechanical Engineering from the Massachusetts Institute of Technology in 2012. Vicarious Surgical believes Mr. Khalifa is qualified to serve on the New Vicarious Surgical Board due to his previous experience serving on the Vicarious Surgical Board and his extensive experience in robotics, product development and engineering.

William Kelly is Vicarious Surgical’s Chief Financial Officer. Prior to joining Vicarious Surgical, Mr. Kelly served as Chief Financial Officer at Exosome Diagnostics, a privately held life science company focused on developing and commercializing revolutionary biofluid-based diagnostics, from 2014 to 2018. Before joining Exosome Diagnostics, Inc., Mr. Kelly served as Chief Financial Officer of Repligen Corporation from 2008 to 2014, a global life sciences company that develops and commercializes highly innovative bioprocessing technologies and systems. Mr. Kelly received a B.A. from the College of the Holy Cross and an M.B.A. and M.S. in Accounting from the Graduate School of Professional Accounting at Northeastern University.

June Morris has served as Vicarious Surgical’s Chief Legal Officer and General Counsel since February 2021. Prior to joining Vicarious Surgical, Ms. Morris served as Managing Partner and General Counsel of FT Management & Associates, a private consulting firm, from March 2017 until February 2021 and as VP & General Counsel of Northern Power Systems from 2016 to February 2017. Ms. Morris has also served as General Counsel and Chief Legal Officer at Picis Inc., Pegasystems, Sequoia Systems and LISP Machine. Ms. Morris holds an M.P.A. from the Sawyer Graduate School of Management at Suffolk University and a Juris Doctorate from Suffolk University School of Law.

Non-Employee Directors

Dror Berman has served as a director for Vicarious Surgical since January 2018. In 2010, Mr. Berman co-founded Innovation Endeavors, a venture fund focused on transformational technologies. At Innovation Endeavors, Mr. Berman oversees investment activities and personnel. Mr. Berman also currently serves on the board of several private companies in connection with his role at Innovation Endeavors. Mr. Berman received his M.B.A. from the Stanford Graduate School of Business in 2009 and his B.S. in Computer Science from Ben-Gurion University in 2005. Vicarious Surgical believes Mr. Berman is qualified to serve on the New Vicarious Surgical Board of Directors due to his previous experience as a board member at Vicarious Surgical and his extensive business and finance experience at Innovation Endeavors.

Samir Kaul has served as a director for Vicarious Surgical since January 2018. Mr. Kaul has been a General Partner at Khosla Ventures, a venture capital firm focusing on technology investing, since February 2006. He has served on the Board of Directors of Guardant Health, Inc. (GH) since April 2014 and currently serves on the boards of directors of several private companies. Previously, Mr. Kaul served as a member of the Board of Directors of Gevo, Inc. from March 2013 to May 2014 and Amyris, Inc. from May 2006 to May 2012. Mr. Kaul holds a B.S. degree in Biology from the University of Michigan, an M.S. degree in Biochemistry from the University of Maryland and an M.B.A. degree from Harvard Business School. Vicarious Surgical believes Mr. Kaul is qualified to serve as a member of the New Vicarious Surgical Board due to his wide-ranging experience in technology companies and insight in the management of startup companies and the building of companies from early stage to commercial scale.

Philip Liang has served as a director for Vicarious Surgical since July 2020. Since December 2016, Mr. Liang has been a managing partner of E15VC, a global technology venture fund. At E15VC, Mr. Liang’s responsibilities include assisting emerging growth companies and investors through the venture capital life cycle. Mr. Liang sits on the Board of Directors for several of the companies affiliated with E15VC. Mr. Liang received his Master of Science in Media Laboratory from the Massachusetts Institute of Technology in 2006. Vicarious Surgical believes Mr. Liang is qualified to serve on the New Vicarious Surgical Board due to his previous experience as a board member at Vicarious Surgical and due to his business and finance experience at E15VC.

Ric Fulop has served as a director for Vicarious Surgical since June 2020. Mr. Fulop has also served as the Chief Executive Officer and Chairman of the Board of Directors of Desktop Metal, Inc. since December 2020. Prior to that, Mr. Fulop served as the Chief Executive Officer of Legacy Desktop Metal from its incorporation in 2015. Prior to the founding of Legacy Desktop Metal, Mr. Fulop was a general partner at North Bridge Venture Partners from 2010 to 2015 and served as a founder of A123 Systems, Inc. from 2001 to 2010. Mr. Fulop currently serves on the board of governors of World Economic Forum Advanced Manufacturing Initiative (nonprofit). Mr. Fulop holds an M.B.A. from the MIT Sloan School of Management. Vicarious Surgical believes Mr. Fulop is qualified to serve on the New Vicarious Surgical Board due to his experience managing public companies and his extensive business and finance experience.

David Styka has served as a director for Vicarious Surgical since October 2020. Mr. Styka served as the Chief Financial Officer for Auris Health, a company specializing in robotic medical platform development, from August 2014 till June 2019. In addition to the responsibilities associated with his role of Chief Financial Officer at Auris Health, Mr. Styka was also responsible for investor relations and securing financing for the company. Mr. Styka received his B.A. in Business Economics from the University of California, Santa Barbara in 1991. Vicarious Surgical believes Mr. Styka is qualified to serve on the New Vicarious Surgical Board due to his prior experience as a board member for Vicarious Surgical, and his experience managing companies and his extensive business and finance experience.

Donald Tang is D8’s current President and is a director on the D8 Board. He has served in both capacities since D8’s inception in July 2020. In 2018, he founded Celadon Partners, a private equity firm focused on mispriced opportunities ready for operational or strategic transformation, with an emphasis on the consumer space. From 2004 to 2017, Mr. Tang worked at D.E. Shaw & Co., most recently as chief executive officer of D.E. Shaw & Co. (Asia-Pacific). Mr. Tang started his career at Citadel Investment Group in 2003. He is a member of the Harvard Kennedy School Mossavar-Rahmani Center for Business and Government Advisory Council, Special Advisor (China) to the Milken Institute and a member of the Aspen Global Leadership Network. Mr. Tang graduated from Carnegie Mellon University with a degree in computer science and business administration, and a minor in computational finance. Vicarious Surgical believes Mr. Tang is qualified to serve on the New Vicarious Surgical Board due to his experience on the D8 Board and his extensive business and finance experience.

David Ho, M.D. is the Founding Scientific Director of the Aaron Diamond AIDS Research Center and the Clyde and Helen Wu Professor of Medicine at Columbia University Irving Medical Center. He has served in such capacities at Columbia University since January 2020. Dr. Ho serves as a member of the Trustees of Caltech, and was a board member of the MIT Corporation for 12 years and Harvard Board of Overseers for 6 years. He is a member of the US National Academy of Medicine as well as the Chinese Academy of Engineering. Dr. Ho received his B.S. in Biology and Physics from California Institute of Technology in 1974, and his Medical Doctorate from Harvard Medical School in 1978. Vicarious Surgical believes Dr. Ho is qualified to serve on the New Vicarious Surgical Board due to his extensive experience pioneering innovative medical solutions, and due to his previous experience as a director.

Corporate Governance

New Vicarious Surgical will structure its corporate governance in a manner that Vicarious Surgical and D8 Holdings believe will closely align New Vicarious Surgical’s interests with those of its stockholders following the Business Combination. Notable features of this governance include:

•        New Vicarious Surgical will have independent director representation on its audit committee immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•        At least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        it will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight

The New Vicarious Surgical Board will have extensive involvement in the oversight of risk management related to New Vicarious Surgical and its business and will accomplish this oversight through the regular reporting to the New Vicarious Surgical Board by the audit committee. The audit committee will represent the New Vicarious Surgical Board by periodically reviewing New Vicarious Surgical’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New Vicarious Surgical business and summarize for the New Vicarious Surgical Board all areas of risk and the appropriate mitigating factors. In addition, the New Vicarious Surgical Board will receive periodic detailed operating performance reviews from management.

Composition of the New Vicarious Surgical Board of Directors After the Business Combination

New Vicarious Surgical’s business and affairs will be managed under the direction of the New Vicarious Surgical Board. Following the Business Combination, the New Vicarious Surgical Board will remain declassified and the directors will be elected annually.

Board Committees

After the completion of the Business Combination, the standing committees of the New Vicarious Surgical Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The New Vicarious Surgical Board may from time to time establish other committees.

New Vicarious Surgical’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of New Vicarious Surgical’s activities and to assist in proper risk management and the ongoing evaluation of management controls. New Vicarious Surgical believes that the leadership structure of the New Vicarious Surgical Board will provide appropriate risk oversight of New Vicarious Surgical’s activities.

Audit Committee

Upon the completion of the Business Combination, New Vicarious Surgical is expected to have an audit committee, consisting of Mr. Styka, who will be serving as the chairperson, and Messrs. Fulop and Berman. Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the New Vicarious Surgical Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New Vicarious Surgical’s proxy statement and to assist the New Vicarious Surgical Board in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New Vicarious Surgical’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New Vicarious Surgical’s internal audit function and (5) the performance of New Vicarious Surgical’s independent registered public accounting firm.

The New Vicarious Surgical Board will adopt a written charter for the audit committee which will be available on New Vicarious Surgical’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, New Vicarious Surgical is expected to have a compensation committee, consisting of Mr. Kaul, who will be serving as the chairperson, Mr. Liang and Dr. Ho.

The purpose of the compensation committee is to assist the New Vicarious Surgical Board in discharging its responsibilities relating to (1) setting New Vicarious Surgical’s compensation program and compensation of its executive officers and directors, (2) monitoring New Vicarious Surgical’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New Vicarious Surgical’s proxy statement under the rules and regulations of the SEC.

The New Vicarious Surgical Board will adopt a written charter for the compensation committee which will be available on New Vicarious Surgical’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, New Vicarious Surgical is expected to have a nominating and corporate governance committee, consisting of Mr. Styka, who will be serving as the chairperson, and Mr. Liang.

The purpose of the nominating and corporate governance committee will be to assist the New Vicarious Surgical Board in discharging its responsibilities relating to (1) identifying individuals qualified to become New Vicarious Surgical Board members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the New Vicarious Surgical Board select, the director nominees for the next annual meeting of stockholders, (3) identifying New Vicarious Surgical Board members qualified to fill vacancies on any New Vicarious Surgical Board committee and recommending that the New Vicarious Surgical Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the New Vicarious Surgical Board corporate governance principles applicable to New Vicarious Surgical, (5) overseeing the evaluation of the New Vicarious Surgical Board and management and (6) handling such other matters that are specifically delegated to the committee by the New Vicarious Surgical Board from time to time.

The New Vicarious Surgical Board will adopt a written charter for the nominating and corporate governance committee which will be available on New Vicarious Surgical’s website upon completion of the Business Combination.

Code of Business Conduct

New Vicarious Surgical will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New Vicarious Surgical’s website upon the completion of the Business Combination. New Vicarious Surgical’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that New Vicarious Surgical’s Internet website address is provided as an inactive textual reference only. New Vicarious Surgical will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

None of the officers of D8 currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the D8 Board.

Independence of the Board of Directors

NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, Vicarious Surgical has determined that Messrs. Kaul, Berman, Fulop, Liang and Styka and Dr. Ho, representing six of New Vicarious Surgical’s nine proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a Person who has beneficially owned restricted New Vicarious Surgical Class A Stock or New Vicarious Surgical Warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of New Vicarious Surgical at the time of, or at any time during the three months preceding, a sale and (b) New Vicarious Surgical is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Vicarious Surgical was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Vicarious Surgical Class A Stock or New Vicarious Surgical for at least six months but who are affiliates of New Vicarious Surgical at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of New Vicarious Surgical Class A Shares then outstanding (as of the date of this proxy statement/prospectus, D8 has 43,125,000 shares outstanding); or

•        the average weekly reported trading volume of the New Vicarious Surgical Class A Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Vicarious Surgical under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Vicarious Surgical.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Founder Shares pursuant to Rule 144 without registration one year after the Closing.

D8 anticipates that following the Closing, New Vicarious Surgical will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section entitled “Description of D8’s and New Vicarious Surgical’s Securities — Stockholder Registration Rights” beginning on page 219 of this proxy statement/prospectus.

SHAREHOLDER PROPOSALS AND NOMINATIONS STOCKHOLDER PROPOSALS

The Proposed By-Laws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed By-Laws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New Vicarious Surgical Board or any authorized committee of the New Vicarious Surgical Board, (b) otherwise properly brought before such meeting by or at the direction of the New Vicarious Surgical Board or the chairperson of the New Vicarious Surgical Board, or (c) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of New Vicarious Surgical’s Shares at the time of giving the notice, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed By-Laws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the New Vicarious Surgical’s annual meeting of stockholders, a stockholder’s notice must be delivered to New Vicarious Surgical’s secretary at New Vicarious Surgical’s principal executive offices:

•        not later than the 90th day; and

•        not earlier than the 120th day,

prior to the first anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or New Vicarious Surgical holds its annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

We currently anticipate the 2021 annual meeting of stockholders of New Vicarious Surgical will be held on [•], 2021. Notice of a nomination or proposal must be delivered to New Vicarious Surgical no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the 2021 annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the Proposed By-Laws and the Director Nomination Agreement.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at New Vicarious Surgical’s principal office at a reasonable time before New Vicarious Surgical begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder will update and supplement its notice to New Vicarious Surgical’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 15 business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, New Vicarious Surgical’s secretary not later than 5 days after the record date for notice of the extraordinary general meeting (in the case of the update and supplement required to be made as of such record date), and not later than 10 days prior to the date for the extraordinary general meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the extraordinary general meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 15 business days prior to the extraordinary general meeting or any adjournment or postponement thereof).

Stockholder Director Nominees

The Proposed By-Laws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation and the Director Nomination Agreement. To nominate a director, the stockholder must provide the information required by the Proposed By-Laws. In addition, the stockholder must give timely notice to New Vicarious Surgical’s secretary in accordance with the Proposed By-Laws, which, in general, require that the notice be received by New Vicarious Surgical’s secretary within the time periods described above under the section “— Stockholder Proposals” beginning on page 262 of this proxy statement/prospectus.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the D8 Board, any committee chairperson or the non-management directors as a group by writing to the D8 Board or committee chairperson in care of D8 Holdings Corp., Unit 1008, 10/F, Champion Tower, 3 Garden Road Central, Hong Kong. Following the Closing, such communications should be sent to Vicarious Surgical Inc., 78 Fourth Avenue, Waltham, Massachusetts 02451. Each communication will be forwarded, depending on the subject matter, to the New Vicarious Surgical Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

White & Case LLP will pass upon the validity of the securities of D8 to be issued in connection with the Domestication and upon certain U.S. federal income tax consequences to D8’s shareholders as a result of the Proposed Transaction and the Domestication.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the D8 Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of D8 Holdings, Corp., as of December 31, 2020 and for the period of time from May 6, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by of WithumSmith+Brown, PC, independent registered public accountants, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of said firm as experts in accounting and auditing.

The Vicarious Surgical Inc. financial statements as of December 31, 2020 and 2019, for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to going concern). Such financial statements have been so included in reliance upon the report of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, D8 and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of D8’s annual report to shareholders and D8’s proxy statement. Upon written or oral request, D8 will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that D8 deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that D8 deliver single copies of such documents in the future. Shareholders may notify D8 of their requests by calling or writing D8 at its principal executive offices at Unit 1008, 10/F, Champion Tower, 3 Garden Road Central, Hong Kong.

ENFORCEABILITY OF CIVIL LIABILITY

D8 is a Cayman Islands exempted company. If D8 does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon D8. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against D8 in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, D8 may be served with process in the United States with respect to actions against D8 arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of D8’s securities by serving D8’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

D8 has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

D8 files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on D8 at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to D8 has been supplied by D8, and all such information relating to Vicarious Surgical has been supplied by Vicarious Surgical, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of D8 for the extraordinary general meeting. D8 has not authorized anyone to give any information or make any representation about the Business Combination, D8 or Vicarious Surgical that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call: (203) 658-9400)
Email: DEH.info@investor.morrowsodali.com

If you are a shareholder of D8 and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from D8, D8 will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other documents that are not included with this proxy statement/prospectus.

INDEX TO FINANCIAL STATEMENTS

D8 HOLDINGS CORP.

VICARIOUS SURGICAL INC.

Unaudited Financial Statements for the three months ended March 31, 2021 and 2020

Unaudited Condensed Balance Sheets as of March 31, 2021 (Unaudited) and December 31, 2020	F-43
Unaudited Condensed Statements of Operations for the three months ended March 31, 2021 and 2020	F-44
Unaudited Condensed Statements of Convertible Preferred Stock, Common Stock and Stockholders’ Deficit for the three months ended March 31, 2021 and 2020	F-45
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2021 and 2020	F-46
Notes to Unaudited Condensed Financial Statements	F-47

Audited Financial Statements for the years ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm	F-61
Balance Sheets as of December 31, 2020 and 2019	F-62
Statements of Operations for years ended December 31, 2020 and 2019	F-63
Statements of Convertible Preferred Stock, Common Stock and Stockholders’ Deficit for the years ended December 31, 2020 and 2019	F-64
Statements of Cash Flows for years ended December 31, 2020 and 2019	F-65
Notes to Financial Statements	F-66

D8 HOLDINGS CORP.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash	$1,027,964	$1,097,313
Prepaid expenses	65,000	132,958
Total current assets	1,092,964	1,230,271
Investments held in Trust Accounts	345,258,401	345,191,130
Total Assets	$346,351,365	$346,421,401

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$57,199	$13,682
Accrued expenses	1,457,512	112,538
Total current liabilities	1,514,711	126,220
Deferred underwriting commissions	12,075,000	12,075,000
Warrant liabilities	31,140,500	29,415,500
Total liabilities	44,730,211	41,616,720

Commitments and Contingencies (Note 5)

Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, 29,662,115 and 29,980,468 shares subject to possible redemption at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	296,621,150	299,804,680

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 4,837,885 and 4,519,532 shares issued and outstanding (excluding 29,662,115 and 29,980,468 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	484	452
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	863	863
Additional paid-in capital	17,644,892	14,461,394
Accumulated deficit	(12,646,235)	(9,462,708)
Total shareholders’ equity	5,000,004	5,000,001
Total Liabilities and Shareholders’ Equity	$346,351,365	$346,421,401

The accompanying notes are an integral part of these unaudited condensed financial statements.

D8 HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2021
Operating expenses
General and administrative expenses	$1,495,798
Administrative fee – related party	30,000
Loss from Operations	(1,525,798)
Change in fair value of warrant liabilities	(1,725,000)
Net gain from investments held in Trust Accounts	67,271
Net loss	$(3,183,527)

Weighted average shares outstanding of Class A ordinary shares, basic and diluted	34,500,000

Basic and diluted net income per share, Class A ordinary shares	$0.00

Weighted average shares outstanding of Class B ordinary shares, basic and diluted	8,625,000

Basic and diluted net loss per share, Class B ordinary shares	$(0.38)

The accompanying notes are an integral part of these unaudited condensed financial statements.

D8 HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	4,519,532	$452	8,625,000	$863	$14,461,394	$(9,462,708)	$5,000,001
Shares subject to possible redemption	318,353	32	—	—	3,183,498	—	3,183,530
Net loss	—	—	—	—	—	(3,183,527)	(3,183,527)
Balance – March 31, 2021 (unaudited)	4,837,885	$484	8,625,000	$863	$17,644,892	$(12,646,235)	$5,000,004

The accompanying notes are an integral part of these unaudited condensed financial statements.

D8 HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2021
Cash Flows from Operating Activities:
Net loss	$(3,183,527)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	1,725,000
Net gain from investments held in Trust Accounts	(67,271)
Changes in operating assets and liabilities:
Prepaid expenses	67,958
Accounts payable	43,517
Accrued expenses	1,344,974
Net cash used in operating activities	(69,349)

Net change in cash	(69,349)

Cash – beginning of the period	1,097,313
Cash – end of the period	$1,027,964

Supplemental disclosure of noncash activities:
Change in value of Class A ordinary shares subject to possible redemption	$3,183,530

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

D8 Holdings Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on May 6, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on the consumer retail sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from May 6, 2020 (inception) through March 31, 2021 relates to the Company’s formation, and the initial public offering described below, and since the initial public offering, a search for a business combination target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of net gain from investments held in Trust Account from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

Financing

The Company’s sponsor is D8 Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on July 14, 2020. On July 17, 2020, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $300.0 million (the “Initial Public Offering”). Each Unit consists of one Class A ordinary share (the “Public Shares”) of the Company, par value $0.0001, and one-half of one redeemable warrant (the “Public Warrants”) of the Company, with each whole warrant entitled to purchase one Class A Ordinary Share for $11.50 per share, subject to adjustment. On July 24, 2020, the underwriters exercised the over-allotment option in full and purchased an additional 4,500,000 Units (the “Over-Allotment Units”), generating additional gross proceeds of $45.0 million. The Company incurred total offering costs of approximately $19.5 million in underwriting fees (inclusive of approximately $12.1 million in deferred underwriting fees) (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8.0 million, and incurring offering costs of approximately $16,000 (Note 4). On July 24, 2020, simultaneously with the sale of the Over-Allotment Units, the Company consummated a private sale of an additional 900,000 Private Placement Warrants to the Sponsor, generating gross proceeds of $900,000.

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in trust accounts (“Trust Accounts”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value of at least 80% of the

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

net assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide its holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed, pursuant to a written agreement with the Company, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or July 17, 2022 (the “Combination Period”) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares.

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent public registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make the comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $1.0 million in its operating bank account and working capital deficit of approximately $422,000.

Prior to the completion of the Initial Public Offering, the Over-Allotment and the Private Placement, the Company’s liquidity needs had been satisfied through the payment of $25,000 in offering costs by the Sponsor in exchange for the issuance of the Founder Shares, and a loan of approximately $127,000 pursuant to the Note issued to the Sponsor (Note 4). The Company repaid the Note in full on July 17, 2020. Subsequent to the consummation of the Initial Public Offering, the Over-Allotment and the Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2021, there were no Working Capital Loans outstanding.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Basic of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10K/A filed with the SEC on May 21, 2021.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Basic of Presentation and Summary of Significant Accounting Policies (cont.)

opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents held outside the Trust Account as of March 31, 2021 and December 31, 2020.

Investments Held in Trust Accounts

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Accounts are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investment (net), dividends and interest held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Accounts are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Accounts. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Basic of Presentation and Summary of Significant Accounting Policies (cont.)

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Accounts are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist of costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to additional paid-in capital upon the completion of the Initial Public Offering. Offering costs associated with warrant liabilities were expensed as incurred. Offering costs associated with the Class A ordinary shares were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 29,662,115 and 29,980,468 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Income Taxes

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021 and December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Basic of Presentation and Summary of Significant Accounting Policies (cont.)

penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 26,150,000 shares of Class A ordinary shares in the calculation of diluted earnings per ordinary share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted loss per ordinary share is the same as basic loss per share for the period presented.

The Company’s statement of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $67,000 for the three months ended March 31, 2021 by the weighted average number of shares of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares for the three months ended March 31, 2021 is calculated by dividing the net loss of approximately $3.2 million, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued shares purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 26,150,000 warrants issued in connection with its Initial Public Offering (17,250,000) and Private Placement (8,900,000) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of warrants issued in connection with the Private Placement has been estimated using Black-Scholes Options Pricing model at each balance sheet date. The fair value of the warrants issued in connection with the Initial Public Offering was initially measured using a Black-Scholes Options Pricing model and subsequently been measured at each measurement date based on the market price of such warrants.

Recent Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception,

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Basic of Presentation and Summary of Significant Accounting Policies (cont.)

and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent Issued Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.

Note 3 — Initial Public Offering

On July 17, 2020, the Company consummated the Initial Public Offering of 30,000,000 Units at $10.00 per Unit, generating gross proceeds of $300.0 million. On July 24, 2020, the underwriters exercised the over-allotment option in full and purchased an additional 4,500,000 Over-Allotment Units, generating additional gross proceeds of $45.0 million. The Company incurred total offering costs of approximately $19.5 million in underwriting fees (inclusive of approximately $12.1 million in deferred underwriting fees).

Each Unit consists of one Class A ordinary share, par value $0.0001 and one-half of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On May 14, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On June 25, 2020, the Sponsor transferred 15,000 Founder Shares to Robert Kirby and 25,000 Founder Shares to each of Michael Kives, Fred Langhammer and Terry Lundgren, resulting in the Sponsor holding 7,097,500 Founder Shares. On July 14, 2020, the Company effected a share capitalization of 1,437,500 Founder Shares resulting in 8,625,000 Class B ordinary shares outstanding, of which the Sponsor now holds 8,535,000 Founder Shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on July 24, 2020. As a result, these shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if (1) the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

On July 17, 2020, simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 8,000,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one Class A

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8.0 million, and incurring offering costs of approximately $16,000. On July 24, 2020, simultaneously with the sale of the Over-Allotment Units, the Company consummated a private sale of an additional 900,000 Private Placement Warrants to the Sponsor, generating additional gross proceeds of $900,000.

Each warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Accounts. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Insiders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Sponsor Loan

On May 14, 2020, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Company borrowed approximately $127,000 under the Note and fully repaid this Note on July 17, 2020.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Accounts to repay the Working Capital Loans but no proceeds held in the Trust Accounts would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of March 31, 2021 and December 31, 2020, the Company had no Working Capital Loans outstanding.

Administrative Services Agreement

Commencing on the date of the final prospectus, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2021, the Company incurred and paid approximately $30,000 in such administrative fees.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement dated as of July 14, 2020. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised their over-allotment option in full on July 24, 2020.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Derivative Warrant Liabilities

The Public Warrants will become exercisable at $11.50 per share on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Company is not registering the Class A ordinary shares issuable upon exercise of the warrants at this time. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Derivative Warrant Liabilities (cont.)

If (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described below under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00.    The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In no event will the Company be required to net cash settle any Warrants.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00.    The Company may also redeem the outstanding Public Warrants once they become exercisable:

•        in whole and not in part;

•        at a price of $0.10 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares; and

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Derivative Warrant Liabilities (cont.)

•        if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If the Company is unable to complete the Initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

As of March 31, 2021 and December 31, 2020, there were 26,150,000 warrants outstanding.

Note 7 — Shareholders’ Equity

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. At March 31, 2021 and December 31, 2020, there were 34,500,000 Class A ordinary shares issued or outstanding, including 29,662,115 and 29,980,468 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. On May 14, 2020, the Company issued 7,187,500 Class B ordinary shares. On July 14, 2020, the Company effected a share capitalization of 1,437,500 Founder Shares resulting in 8,625,000 Class B ordinary shares outstanding. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. Of the 8,625,000 Class B ordinary shares, an aggregate of up to 1,125,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on July 24, 2020. As a result, these shares were no longer subject to forfeiture.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to appoint directors in any election held prior to or in connection with the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Initial Business Combination on a one-for-one basis (as adjusted). In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of March 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities	$345,258,401	$—	$—	$345,258,401
Liabilities:
Warrant liabilities – public warrants	19,837,500	—	—	19,837,500
Warrant liabilities – private warrants	—	—	11,303,000	11,303,000
	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities	$345,191,130	$—	$—	$345,191,130
Liabilities:
Warrant liabilities – public warrants	18,112,500	—	—	18,112,500
Warrant liabilities – private warrants	—	—	11,303,000	11,303,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for three months ended March 31, 2021.

The fair value of warrants issued in connection with the Private Placement has been estimated using Black-Scholes Options Pricing model at each balance sheet date. The fair value of the warrants issued in connection with the Initial Public Offering was initially measured using a Black-Scholes Options Pricing model and subsequently been measured based on the market price of such warrants at each measurement date when separately listed and traded. For the three months ended March 31, 2021, the Company recognized a charge to the statements of operations resulting from an increase in the fair value of liabilities of approximately $1.7 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

There is no change in the fair value of the Level 3 derivative warrant liabilities during the three months ended March 31, 2021.

The estimated fair value of the derivative warrant liabilities of the private warrants is determined using Level 3 inputs. Inherent in a Black-Scholes Options Pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

D8 HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements inputs:

	March 31, 2021	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock Price	$9.94	$10.16
Term (in years)	5.50	5.50
Volatility	23.50%	23.5%
Risk-free interest rate	1.00%	0.5%
Dividend yield	0.00%	0.00%

Note 9 — Subsequent Events

On April 15, 2021, the Company entered into an agreement and plan of merger, by and among the Company, Snowball Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company, Vicarious Surgical Inc. (“Vicarious Surgical”), and Adam Sachs, in his capacity as the stockholder representative (as it may be amended and/or restated from time to time).

There is no assurance that the Company’s plans to consummate its Initial Business Combination with Vicarious Surgical.

Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were issued required potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
D8 Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of D8 Holdings Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from May 6, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from May 6, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 24, 2021

D8 HOLDINGS CORP.

BALANCE SHEET

As Restated — See Note 2

December 31, 2020

Assets
Current assets:
Cash	$1,097,313
Prepaid expenses	132,958
Total current assets	1,230,271
Investments held in Trust Accounts	345,191,130
Total Assets	$346,421,401

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,682
Accrued expenses	112,538
Total current liabilities	126,220
Derivative warrant liabilities	29,415,500
Deferred underwriting commissions	12,075,000
Total liabilities	41,616,720
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, 29,980,468 shares subject to possible redemption at $10.00 per share	299,804,680

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 4,519,532 shares issued and outstanding (excluding 29,980,468 shares subject to possible redemption)	452
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863

Additional paid-in capital	14,461,394
Accumulated deficit	(9,462,708)
Total shareholders’ equity	5,000,001
Total Liabilities and Shareholders’ Equity	$346,421,401

The accompanying notes are an integral part of these financial statements.

D8 HOLDINGS CORP.

STATEMENT OF OPERATIONS

As Restated — See Note 2

For the Period from May 6, 2020 (inception) through December 31, 2020

Operating expenses
General and administrative expenses	$297,469
General and administrative – related party	54,839
Loss from Operations	(352,308)
Other income(expense)
Change in fair value of derivative warrant liabilities	(8,613,000)
Financing cost – derivative warrant liabilities	(688,530)
Net gain from investments held in Trust Accounts	191,130
Net loss	$(9,462,708)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	34,312,500
Basic and diluted net income per share, Class A ordinary shares	$0.01
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	8,280,711
Basic and diluted net loss per share, Class B ordinary shares	$(1.17)

The accompanying notes are an integral part of these financial statements.

D8 HOLDINGS CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
As Restated — See Note 2

For the Period from May 6, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – May 6, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of units in initial public offering, less fair value of public warrants	34,500,000	3,450	—	—	333,094,050	—	333,097,500
Offering costs	—	—	—	—	(18,855,111)	—	(18,855,111)
Shares subject to possible redemption	(29,980,468)	(2,998)	—	—	(299,801,682)	—	(299,804,680)
New loss	—	—	—	—	—	(9,462,708)	(9,462,708)
Balance – December 31, 2020	4,519,532	$452	8,625,000	$863	$14,461,394	$(9,462,708)	$5,000,001

The accompanying notes are an integral part of these financial statements.

D8 HOLDINGS CORP.

STATEMENT OF CASH FLOWS
As Restated — See Note 2

For the Period from May 6, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(9,462,708)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related parties	16,745
Change in fair value of derivative warrant liabilities	8,613,000
Financing cost – derivative warrant liabilities	688,530
Net gain from investments held in Trust Accounts	(191,130)
Changes in operating assets and liabilities:
Prepaid expenses	(132,958)
Accounts payable	13,682
Accrued expenses	27,538
Net cash used in operating activities	(427,301)

Cash Flows from Investing Activities
Principal deposited in Trust Accounts	(345,000,000)
Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Repayment of note payable and advances to related party	(126,762)
Proceeds received from initial public offering, gross	345,000,000
Proceeds from private placement	8,900,000
Payment of offering costs	(7,248,624)
Net cash provided by financing activities	346,524,614

Net change in cash	1,097,313

Cash – beginning of the period	—
Cash – ending of the period	$1,097,313

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid in exchange for issuance of Class B ordinary shares to Sponsor	$25,000
Offering costs included in accrued expenses	$85,000
Offering costs included in note payable	$110,017
Deferred underwriting commissions in connection with the initial public offering	$12,075,000
Initial value of Class A ordinary shares subject to possible redemption	$267,561,360
Change in value of Class A ordinary shares subject to possible redemption	$32,243,320

The accompanying notes are an integral part of these financial statements.

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Organization and General

D8 Holdings Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on May 6, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus its search on the consumer retail sector. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2020, the Company had not yet commenced operations. All activity for the period from May 6, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”), which is described below, and since the initial public offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments on investments in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

Financing

The Company’s sponsor is D8 Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”). The registration statement for the Initial Public Offering was declared effective on July 14, 2020. On July 17, 2020, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $300.0 million (the “Initial Public Offering”). Each Unit consists of one Class A ordinary share (the “Public Shares”) of the Company, par value $0.0001, and one-half of one redeemable warrant (the “Public Warrants”) of the Company, with each whole warrant entitled to purchase one Class A Ordinary Share for $11.50 per share, subject to adjustment. On July 24, 2020, the underwriters exercised the over-allotment option in full and purchased an additional 4,500,000 Units (the “Over-Allotment Units”), generating additional gross proceeds of $45.0 million. The Company incurred total offering costs of approximately $19.5 million in underwriting fees (inclusive of approximately $12.1 million in deferred underwriting fees) (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8.0 million (Note 4). On July 24, 2020, simultaneously with the sale of the Over-Allotment Units, the Company consummated a private sale of an additional 900,000 Private Placement Warrants to the Sponsor, generating gross proceeds of $900,000.

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in trust accounts (“Trust Accounts”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below.

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide its holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed, pursuant to a written agreement with the Company, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or July 17, 2022 (the

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

“Combination Period”) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less taxes payable and up to $100,000 of interest to pay dissolution expenses).

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent public registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.1 million in its operating bank account and working capital of approximately $1.1 million.

Prior to the completion of the Initial Public Offering, the Over-Allotment and the Private Placement, the Company’s liquidity needs had been satisfied through the payment of $25,000 in offering costs by the Sponsor in exchange for the issuance of the Founder Shares, and a loan of approximately $127,000 pursuant to the Note issued to the Sponsor (Note 5). The Company repaid the Note in full on July 17, 2020. Subsequent to the consummation of the Initial Public Offering, the Over-Allotment and the Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In May 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase Class A ordinary shares that the Company issued in July 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance in July 2020, the Company’s Warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the Warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on September 15, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s statement of operations each reporting period. Offering costs associated with warrant liabilities are expensed on the accompanying statement of operations.

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$346,421,401	$—	$346,421,401
Liabilities and shareholders’ equity
Total current liabilities	$126,220	$—	$126,220
Deferred legal fees	—		—
Deferred underwriting commissions	12,075,000	—	12,075,000
Derivative warrant liabilities	—	29,415,500	29,415,500
Total liabilities	12,201,220	29,415,500	41,616,720
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption shareholders’ equity	329,220,171	(29,415,491)	299,804,680
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	161	291	452
Class B ordinary shares – $0.0001 par value	863	—	863
Additional paid-in-capital	5,160,164	9,301,230	14,461,394
Accumulated deficit	(161,178)	(9,301,230)	(9,462,708)
Total shareholders’ equity	5,000,010	(9)	5,000,001
Total liabilities and shareholders’ equity	$346,421,401	$—	$346,421,401
	Period From May 6, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(352,308)	$—	$(352,308)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(8,613,000)	(8,613,000)
Financing cost derivative warrant liabilities	—	(688,530)	(688,530)
Interest earned on investments held in Trust Account	191,130	—	191,130
Total other (expense) income	191,130	(9,301,530)	(9,110,400)
Net loss	$(161,178)	$(9,301,530)	$(9,462,708)

Basic and Diluted weighted-average Class A ordinary shares outstanding	34,312,500	—	34,312,500
Basic and Diluted net loss per Class A share	$0.01	—	$0.01
Basic and Diluted weighted-average Class B ordinary shares outstanding	8,280,711	—	8,280,711
Basic and Diluted net loss per Class B share	$(0.04)	$(1.12)	$(1.17)

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	Period From May 6, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(161,178)	$(9,301,530)	$(9,462,708)
Change in fair value of derivative warrant liabilities	—	8,613,000	8,613,000
Financing Costs – derivative warrant liabilities	—	688,530	688,530
Net cash used in operating activities	(427,301)	—	(427,301)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	346,524,614	—	346,524,614
Net change in cash	$1,097,313	$—	$1,097,313

In addition, the impact to the balance sheet dated July 17, 2020, filed on Form 8-K on July 23, 2020 related to the impact of accounting for the Public Warrants and Private Placement Warrants as liabilities at fair value resulted in an $18.4 million increase to the derivative warrant liabilities line item at July 17, 2020 and offsetting decrease to the Class A ordinary shares subject to possible redemption mezzanine equity line item. There is no change to total shareholders’ equity at the reported balance sheet date.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

As described in Note 2 — Restatement of Previously Issued Financial Statements and Note 11 — Quarterly Financial Information (unaudited), the Company’s financial statements for the period from May 6, 2020 (inception) through December 31, 2020, and for the unaudited interim periods ended September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s Warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

Emerging growth company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. At December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of December 31, 2020 is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds and cash.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on Investments Held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of December 31, 2020, the carrying values of prepaid expenses, accounts payable, and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

The fair value of Public Warrants, was calculated using a binomial / lattice model that assumes optimal exercise of the Company’s redemption option, including the make whole table, at the earliest possible date. The fair value of Private Warrants was calculated using the Black-Scholes Option Pricing Model since these instruments do not have the early redemption feature. The fair value of the Public Warrants have been measured by the trading price of the Warrants which began to separately trade in September 2020.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents held outside the Trust Account as of December 31, 2020.

Offering costs

Offering costs consist legal, accounting, underwriting fees and other costs incurred in connection with the formation and preparation for the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.7 million is included in financing cost - derivative warrant liabilities in the statement of operations and $18.9 million is included in shareholders’ equity. The Company will keep deferred underwriting commissions classified as a long term liability due to the uncertain nature of the closing of the business combination and its encumbrance to the trust account.

Class A Ordinary Shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 29,980,468 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Derivative Warrant liabilities

The Company does not use derivative instruments to hedge its exposures to cash flow, market or foreign currency risks. Management evaluates all of the Company’s financial instruments, including issued Warrants to purchase its Class A ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 17,250,000 Warrants to purchase Class A ordinary shares to investors in the Company’s Initial Public Offering and simultaneously issued 8,900,000 Private Placement Warrants. All of the Company’s outstanding Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of Public Warrants, was calculated using a binomial / lattice model that assumes optimal exercise of the Company’s redemption option, including the make whole table, at the earliest possible date. The fair value of Private Warrants was calculated using the Black-Scholes Option Pricing Model since these instruments do not have the early redemption feature. The fair value of the Public Warrants have subsequently been measured by their trading price.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the Warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 26,150,000 shares of Class A ordinary shares in the calculation of diluted earnings per ordinary share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted loss per ordinary share is the same as basic loss per share for the periods presented.

The Company’s statement of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net loss per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $191,000 for the period from May 6 (inception), 2020 through December 31, 2020 by the weighted average number of shares of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $9.5 million, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.

Income taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent accounting pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

On July 17, 2020, the Company consummated the Initial Public Offering of 30,000,000 Units at $10.00 per Unit, generating gross proceeds of $300.0 million. On July 24, 2020, the underwriters exercised the over-allotment option in full and purchased an additional 4,500,000 Over-Allotment Units, generating additional gross proceeds of $45.0 million. The Company incurred total offering costs of approximately $19.5 million in underwriting fees (inclusive of approximately $12.1 million in deferred underwriting fees).

Each Unit consists of one Class A ordinary share, par value $0.0001 and one-half of one redeemable Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 14, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On June 25, 2020, the Sponsor transferred 15,000 Founder Shares to Robert Kirby and 25,000 Founder Shares to each of Michael Kives, Fred Langhammer and Terry Lundgren, resulting in the Sponsor holding 7,097,500 Founder Shares. On July 14, 2020, the Company effected a share capitalization of 1,437,500 Founder Shares resulting in 8,625,000 Class B ordinary shares outstanding, of which the Sponsor now holds 8,535,000 Founder Shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on July 24, 2020. As a result, these shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

the foregoing, if (1) the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

On July 17, 2020, simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 8,000,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8.0 million. On July 24, 2020, simultaneously with the sale of the Over-Allotment Units, the Company consummated a private sale of an additional 900,000 Private Placement Warrants to the Sponsor, generating additional gross proceeds of $900,000.

Each Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Accounts. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Insiders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Sponsor Loan

On May 14, 2020, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Company borrowed approximately $127,000 under the Note and fully repaid this Note on July 17, 2020.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Accounts to repay the Working Capital Loans but no proceeds held in the Trust Accounts would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date of the final prospectus, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services. The Company incurred and paid approximately $55,000 in these fees for the period from the effective date of the Initial Public Offering through December 31, 2020 which has been recorded in the statement of operation under general and administrative — related party. As of December 31, 2020, there was no administrative fees outstanding.

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement dated as of July 14, 2020. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised their over-allotment option in full on July 24, 2020.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. DERIVATIVE WARRANT LIABILITIES

As of December 31, 2020, the Company has 15,000,000 and 8,000,000 Public Warrants and Private Warrants outstanding, respectively.

The Public Warrants will become exercisable at $11.50 per share on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Warrants on a cashless basis under the circumstances specified in the warrant agreement). If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Company is not registering the Class A ordinary shares issuable upon exercise of the Warrants at this time. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the Warrants and to maintain a current prospectus relating to those Class A ordinary shares until the Warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price (and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See “— Redemption of Warrants for cash when the price per class A ordinary share equals or exceeds $18.00” and “— Redemption of Warrants for Class A ordinary shares when the price per class A ordinary share equals or exceeds $10.00” as described below).

The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

If (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described below under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

Redemption of Warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:    Once the Warrants become exercisable, the Company may call the outstanding Warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sales price of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In no event will the Company be required to net cash settle any Warrants.

Redemption of Warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:    The Company may also redeem the outstanding Public Warrants once they become exercisable:

•        in whole and not in part;

•        at $0.10 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares; and

•        if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If the Company is unable to complete the Initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the Warrants may expire worthless.

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 8. SHAREHOLDERS’ EQUITY

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2020, there were 34,500,000 Class A ordinary shares issued or outstanding, including 29,980,468 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. On May 14, 2020, the Company issued 7,187,500 Class B ordinary shares. On July 14, 2020, the Company effected a share capitalization of 1,437,500 Founder Shares resulting in 8,625,000 Class B ordinary shares outstanding. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. Of the 8,625,000 Class B ordinary shares, an aggregate of up to 1,125,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on July 24, 2020. As a result, these shares were no longer subject to forfeiture.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to appoint directors in any election held prior to or in connection with the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Initial Business Combination on a one-for-one basis (as adjusted). In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

NOTE 9. FAIR VALUE MEASURMENTS

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U. S. Treasury Securities	$345,191,130	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$18,112,500	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$11,303,000

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 9. FAIR VALUE MEASURMENTS (cont.)

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement as of September 30, 2020 on account of the separate listing and trading of the Public Warrants as of September 1, 2020.

The fair value of Public Warrants, was calculated using a binomial / lattice model that assumes optimal exercise of the Company’s redemption option, including the make whole table, at the earliest possible date. The fair value of Private Warrants was calculated using the Black-Scholes Option Pricing Model since these instruments do not have the early redemption feature.

The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such Warrants, a Level 1 measurement, since September 30, 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $8.6 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent Black-Scholes Option Pricing Model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded Warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:

	Initial Measurement	As of December 31, 2020
Volatility	23.5%	23.5%
Stock price	$9.72	$10.16
Expected life of the options to convert	5.5	5.5
Risk-free rate	0.4%	0.5%
Dividend yield	0.0%	0.0%

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement as of September 30, 2020.

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the period from May 6, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at May 6, 2020 (inception)	$—
Issuance of Public and Private Warrants, Level 3 measurements	20,802,500
Transfer of Public Warrants to Level 1	(11,902,500)
Change in fair value of derivative warrant liabilities, Level 3	2,403,000
Derivative warrant liabilities – Level 3, at December 31, 2020	$11,303,000

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following tables contain unaudited consolidated quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s consolidated financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The restatement and revision had no impact to net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$346,471,407	$—	$346,471,407
Liabilities and shareholders’ equity
Total current liabilities	$132,667	$—	$132,667
Deferred underwriting commissions	12,075,000	—	12,075,000
Derivative warrant liabilities	—	22,388,000	22,388,000
Total liabilities	12,207,667	22,388,000	34,595,667
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption shareholders’ equity	329,263,730	(22,388,000)	306,875,730
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	157	224	381
Class B ordinary shares – $0.0001 par value	863	—	863
Additional paid-in-capital	5,116,609	2,273,806	7,390,415
Accumulated deficit	(117,619)	(2,274,030)	(2,391,649)
Total shareholders’ equity	5,000,010	—	5,000,010
Total liabilities and shareholders’ equity	$346,471,407	$—	$346,471,407
	Three Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(181,964)	$—	$(181,964)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(1,585,500)	(1,585,500)
Financing cost – derivative warrant liabilities	—	(688,530)	(688,530)
Interest earned on investments held in Trust Account	91,049	—	91,049
Total other (expense) income	91,049	(2,274,030)	(2,182,981)
Net loss	$(90,915)	$(2,274,030)	$(2,364,945)
Basic and Diluted weighted-average Class A ordinary shares outstanding	34,085,526		34,085,526
Basic and Diluted net loss per Class A share	$—		$0.00
Basic and Diluted weighted-average Class B ordinary shares outstanding	8,625,000		8,625,000
Basic and Diluted net loss per Class B share	$(0.02)	$(0.26)	$(0.28)

D8 HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (cont.)

	Period From May 6, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(208,668)	$—	$(208,668)
Other (expense) income:
Change in fair value of warrant liabilities	—	(1,585,500)	(1,585,500)
Financing costs	—	(688,530)	(688,530)
Interest earned on investments held in Trust Account	91,049	—	91,049
Total other (expense) income	91,049	(2,274,030)	(2,182,981)
Net loss	$(117,619)	$(2,274,030)	$(2,391,649)
Basic and Diluted weighted-average Class A ordinary shares outstanding	34,085,526	—	34,085,526
Basic and Diluted net loss per Class A share	$0.00	—	$0.00
Basic and Diluted weighted-average Class B ordinary shares outstanding	8,625,000	—	8,625,000
Basic and Diluted net loss per Class B share	$(0.02)	$(0.26)	$(0.29)
	Period From May 6, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(117,619)	$(2,274,030)	$(2,391,649)
Change in fair value of derivative warrant liabilities	—	1,585,500	1,585,500
Financing Costs – derivative warrant liabilities	—	688,530	688,530
Net cash used in operating activities	(347,771)	—	(347,771)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	346,524,614	—	346,524,614
Net change in cash	$1,176,843	$—	$1,176,843

VICARIOUS SURGICAL INC.
UNAUDITED CONDENSED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$13,643	$16,867
Prepaid expenses and other current assets	422	258
Total current assets	14,065	17,125
Restricted cash	622	118
Property and equipment, net	532	445
Other long-term assets	—	100
Total assets	$15,219	$17,788

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$505	$373
Accrued expenses	1,221	394
Current portion of equipment loans	47	47
Current portion of term loan	300	—
Deferred rent	57	58
Total current liabilities	2,130	872
Equipment loans, net of current portion	55	63
Term loan, net of current portion and issuance costs	1,100	—
Total liabilities	3,285	935
Commitments and Contingencies (Note 7)

Convertible preferred stock (Note 9)	46,670	46,670

Stockholders’ deficit:
Class A Common stock, $0.0001 par value; 6,000,000 shares authorized, 6,000,000 and 5,934,026 issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1	1
Class B Common stock, $0.0001 par value; 32,402,876 and 25,126,727 shares authorized; 405,143 and 330,415 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	2,085	1,773
Accumulated deficit	(36,822)	(31,591)
Total stockholders’ deficit	(34,736)	(29,817)

Total liabilities, convertible preferred stock and stockholders’ deficit	$15,219	$17,788

See accompanying notes to these financial statements.

VICARIOUS SURGICAL INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except, per share data)

	Three Months Ended March 31,
	2021	2020
Operating expenses:
Research and development	$3,607	$2,017
Sales and marketing	226	233
General and administrative	1,398	542
Total operating expenses	5,231	2,792
Loss from operations	(5,231)	(2,792)
Other income (expense):
Interest income	1	90
Interest expense	(1)	(1)
Loss before income taxes	(5,231)	(2,703)
Provision for income taxes	—	—
Net loss	$(5,231)	$(2,703)
Net loss per common share, basic and diluted	$(0.82)	$(0.49)

See accompanying notes to these financial statements.

VICARIOUS SURGICAL INC.
UNAUDITED CONDENSED STATEMENTS OF CONVERTIBLE PREFERRED STOCK,
COMMON STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share data)

	Convertible Preferred Stock		Class A & B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, January 1, 2020	16,033,977	$33,150	5,340,299	$1	$1,197	$(18,716)	$(17,518)
Exercise of common stock options	—	—	312	—	—	—	—
Stock-based compensation	—	—	—	—	77	—	77
Vesting of restricted stock	—	—	197,916	—	—	—	—
Net loss	—	—	—	—	—	(2,703)	(2,703)
Balance, March 31, 2020	16,033,977	$33,150	5,538,527	$1	$1,274	$(21,419)	$(20,144)
	Convertible Preferred Stock		Class A & B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, January 1, 2021	20,177,281	$46,670	6,264,441	$1	$1,773	$(31,591)	$(29,817)
Exercise of common stock options	—	—	74,728	—	56	—	56
Stock-based compensation	—	—	—	—	256	—	256
Vesting of restricted stock	—	—	65,974	—	—	—	—
Net loss	—	—	—	—	—	(5,231)	(5,231)
Balance, March 31, 2021	20,177,281	$46,670	6,405,143	$1	$2,085	$(36,822)	$(34,736)

See accompanying notes to these financial statements.

VICARIOUS SURGICAL INC.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	2021	2020
Cash flows from operating activities:
Net loss	$(5,231)	$(2,703)
Adjustments to reconcile net loss to net cash used in operating Operating activities:
Depreciation	41	35
Stock-based compensation	256	77
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(164)	42
Accounts payable	132	(145)
Accrued expenses	827	43
Deferred rent	(1)	1
Net cash used in operating activities	(4,140)	(2,650)
Cash flows from investing activities:
Purchases of property and equipment	(128)	(57)
Proceeds from short term investments	—	3,055
Net cash (used in)/provided by investing activities	(128)	2,998
Cash flows from financing activities:
Repayment of equipment loans	(8)	(12)
Proceeds from term loan	1,500	—
Proceeds from exercise of stock options	56	—
Net cash provided by financing activities	1,548	(12)
Change in cash, cash equivalents and restricted cash	(2,720)	336
Cash, cash equivalents and restricted cash, beginning of period	16,985	2,304
Cash, cash equivalents and restricted cash, end of period	$14,265	$2,640

Reconciliation of restricted cash:
Cash and cash equivalents	13,643	2,492
Restricted cash	622	148
	$14,265	$2,640
Supplemental cash flow information:
Interest paid	$1	$1

See accompanying notes to these financial statements.

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Vicarious Surgical Inc. (“Vicarious” or the “Company”) was incorporated in the state of Delaware on May 1, 2014, and is headquartered in Waltham, Massachusetts. The Company is currently developing its virtual reality surgical system using proprietary human-like surgical robots and virtual reality to transport surgeons inside the patient to perform minimally invasive surgical procedures.

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative US GAAP.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP may have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 2020 and 2019. The condensed balance sheet as of December 31, 2020, included herein, was derived from the audited financial statements of the Company.

The unaudited condensed interim financial statements, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position as of March 31, 2021, our results of operations, and shareholders’ deficit for the three-month periods ended March 31, 2021 and 2020, and our cash flows for the three month periods ended March 31, 2021 and 2020. The operating results for the three-month periods ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any interim period or for any other future year.

Going Concern

Since inception, the Company has incurred cumulative operating losses and negative cash flows from operations. These operating losses have resulted in an accumulated deficit of $36.8 million at March 31, 2021. The Company has been financed principally from the issuance of equity securities and debt. The Company’s ability to continue as a going concern is dependent upon the ability to raise additional debt or equity capital. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Risks to which the Company is exposed include uncertainties related to the ability to achieve a revenue-generating product; current and potential competitors with greater financial, technological, production, and marketing resources; dependence on key management personnel; and raising additional capital, as needed.

We cannot conclude that it is probable that we will do so, and accordingly, this raises substantial doubt about our ability to continue as a going concern. To address the Company’s capital needs, the Company must continue to actively pursue additional equity or debt financing. The Company has been in ongoing discussions with potential investors with respect to such financing. Adequate financing opportunities might not be available to the Company, when and if needed, on acceptable terms or at all. If the Company is unable to obtain additional financing in sufficient amounts or on acceptable terms under such circumstances, the Company’s operating results and prospects will be adversely affected.

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION (cont.)

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying financial statements and notes.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods presented. Estimates are used for, but are not limited to, the Company’s ability to continue as a going concern, depreciation of property and equipment, the Company’s enterprise value, fair value of financial instruments, and contingencies.

Fair Value of Financial Instruments

US GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The framework provides a fair value hierarchy that prioritizes the inputs for the valuation techniques. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements) and minimizes the use of unobservable inputs. The most observable inputs are used, when available. The three levels of the fair value hierarchy are described as follows:

Level 1 — Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived from, or corroborated by, observable market data by correlation or other means.

Level 3 —Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Cash and Cash Equivalents

Cash and cash equivalents consist of checking accounts and money market funds. The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

The Company has an agreement to maintain a cash balance of $622 and $118 at March 31, 2021 and December 31, 2020, respectively as collateral for letters of credit related to the Company’s leases. The balance is classified as long-term on the Company’s balance sheets as the lease periods end beginning in December 2023 and February 2029.

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Short-Term Investments

All of the Company’s investments, which consist of certificates of deposit, are classified as available for sale and are carried at fair value. There were no unrealized gains for the three months ended March 31, 2021 and December 31, 2020. The Company holds no investments at March 31, 2021.

Concentrations of Credit Risk and Off-Balance-Sheet Risk

The Company has no significant off-balance-sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents. The Company maintains its cash and cash equivalents principally with accredited financial institutions of high-credit standing.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in the determination of net loss. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

ESTIMATED USEFUL LIFE
Computer equipment and software	3 years
Manufacturing equipment	3 – 5 years
Furniture and fixtures	3 – 7 years
Leasehold improvements	lesser of useful life or remaining lease term

Impairment of Long-Lived Assets

The Company continually evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may be impaired. The Company does not believe that any events have occurred through March 31, 2021, that would indicate its long-lived assets are impaired.

Classification of Convertible Preferred Stock

The Company classifies convertible preferred stock outside of stockholders’ deficit on its balance sheets as the requirements of triggering a deemed liquidation event are not within the Company’s control. In the event of a deemed liquidation event, the proceeds from the event are distributed in accordance with liquidation preferences (Note 9). The Company adjusts the carrying value of the convertible preferred stock to its redemption values when it becomes probable a redemption event will occur.

Guarantees and Indemnifications

As permitted under Delaware law, the Company indemnifies its officers, directors, consultants and employees for certain events or occurrences that happen by reason of the relationship with, or position held at, the Company. Through March 31, 2021, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding. The Company does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible, and no related liabilities have been established.

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Research and Development

Research and development costs are expensed in the period incurred. Research and development costs include payroll and personnel expenses, consulting costs, software and webservices, legal, raw materials and allocated overhead such as depreciation and amortization, rent and utilities. Advance payments for goods and services to be used in future research and development activities are recorded as prepaid expenses and are expensed over the service period as the services are provided or when the goods are consumed.

Stock-Based Compensation

The Company accounts for all stock-based compensation, including stock options and warrants, at fair value and recognizes stock-based compensation expense for those equity awards, net of actual forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

The fair value of the Company’s stock options and warrants on the date of grant is determined by a Black-Scholes pricing model utilizing key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on the fair value of the Company’s stock, historical data, peer company data and judgment regarding future trends. The fair value of the Company’s common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s proposed products, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others, as the Company’s common stock is not actively traded.

Income Taxes

The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that management believes that these assets are more likely than not to be realized in the future. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations

The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense.

Net Loss Per share

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common stock. For purpose of this calculation, outstanding stock options, stock warrants and convertible preferred stock are considered potential dilutive common stock and are excluded from the computation of net loss per share as their effect is anti-dilutive.

The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to be outstanding if their effect is anti-dilutive.

Comprehensive Loss

There were no differences between net loss and comprehensive loss presented in the statements of operations for the three months ended March 31, 2021 and 2020.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is made available for evaluation by the chief operating decision maker (“CODM’) in making decisions regarding resource allocation and assessing performance. The CODM is the Company’s chief executive officer. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company’s singular concentration is focused on the development of its virtual reality surgical system.

Emerging Growth Company Status

The Company is an “emerging growth company,” (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an EGC.

Recently Issued Accounting Standards

In February 2016, the FASB issued Accounting Standards Updates (“ASU”) No. 2016-02, Leases (Topic 842), as amended, with guidance regarding the accounting for and disclosure of leases. The update requires lessees to recognize the liabilities related to all leases, including operating leases on the balance sheet. This update also requires lessees and lessors to disclose key information about their leasing transactions. This update is effective for entities other than public business entities, including emerging growth companies that elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer is required to comply with such standards, for annual reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of adopting ASU No. 2016-02 on the financial statements and related disclosures.

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). ASU No. 2016-13 requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued clarification to ASU No. 2016-13 within ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This update is effective for entities other than public business entities, including emerging growth companies that elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer is required to comply with such standards, for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact that ASU No. 2016-13 will have on the financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes. ASU No. 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This update is effective for entities other than public business entities, including emerging growth companies that elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer is required to comply with such standards, for annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact that ASU No. 2019-12 will have on the financial statements and related disclosures.

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	Estimated Useful Lives	March 31, 2021	December 31, 2020
Machinery and equipment	3 to 5 years	$548	$535
Furniture and fixed assets	3 to 7 years	103	103
Computer hardware and software	3 years	67	67
Leasehold improvements	Lessor of lease term or asset life	139	24
Total property and equipment		857	729
Less accumulated depreciation		(325)	(284)
Property and equipment, net		$532	$445

Depreciation expense for the three months ended March 31, 2021 and the year ended December 31, 2020 was $41 and $157, respectively. Machinery with a gross value of $232 was acquired for cash of $47 and equipment loans of $185 in 2019. This machinery had accumulated amortization of $111 and $97 at March 31, 2021 and December 31, 2020, respectively.

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

4. FAIR VALUE MEASUREMENTS

The following fair value hierarchy table presents information about the Company’s financial assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the inputs the Company utilized to determine such fair value:

	March 31, 2021
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$12,555	$—	$—	$12,555
Total assets	$12,555	$—	$—	$12,555
	December 31, 2020
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$15,768	$—	$—	$15,768
Total assets	$15,768	$—	$—	$15,768

Money market funds and certificates of deposit are classified as cash and cash equivalents and short-term investments, respectively.

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes the Company’s components of accrued expenses and other current liabilities (in thousands):

	As of
	March 31, 2021	December 31, 2020

Compensation and benefits related	$608	$291
Professional services and other	613	103
Accrued expenses	$1,221	$394

6. DEBT

Term Loan

In October 2020, the Company entered into a term loan that provides the Company with borrowings up to $3.5 million that becomes due on April 1, 2024. The loan consists of two tranches; a $1.5 million tranche which became available to the Company upon the close of the loan agreement in October 2020 and was available to the Company to draw through March 31, 2021. The second tranche of $2.0 million becomes available to the Company through September 30, 2021, upon the Company’s successful achievement of a milestone related to the development of the Company’s surgical robot.

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

6. DEBT (cont.)

The term loan is interest-only through September 30, 2021, at which time the company will make the first of 30 equal monthly payments of principal plus interest. Upon receipt of the second tranche, the interest-only window will be extended by six months to March 30, 2022, then followed by twenty-four equal monthly payments of principal plus interest. The term loan bears interest at a floating rate equal to the Prime Rate, but not less than a minimum rate of 3.25%. In addition, the final payment made at the earlier of the maturity of the loan or its termination is to include a deferred interest payment of 7.5% of the amount borrowed, resulting in a minimum annual rate of 5.98% to be paid to the lender. In the event the Company chooses to repay the term loan prior to the first anniversary of the term loan closing, a prepayment fee of 3% of the outstanding principal balance will apply. The prepayment fee is reduced to 2% if paid after the first anniversary date but before the second anniversary date and then is 1% thereafter. The prepayment fee does not apply if the Company and the bank agree to refinance the loan prior to maturity.

The loan has no financial covenants but does contain monthly reporting requirements and gives the lender a first priority lien on all Company assets. In March of 2021, the Company borrowed the first tranche of $1.5 million. As of March 31, 2021, $1.5 million was outstanding on the term loan.

Deferred Financing Costs

In connection with the term loan, the Company incurred $0.1 million in expenses, inclusive of the warrant expense, which are included in other long-term assets at December 31, 2020 and were then netted against the loan proceeds drawn at the end of March 2021. The Company will begins amortizing these costs over the life of the borrowing upon receipt of the initial tranche.

Common Stock Warrant

In connection with the term loan, the Company issued the lender a warrant to purchase 77,250 shares of common stock at a $1.34 per share. The common stock warrant will be exercisable for 10 years from the date of issuance, survive merger or acquisition (except all-cash and/or public stock acquisitions), and allow cashless exercise in whole or part. The fair value of the common stock warrant was $1.10 per share, and the Company recorded a total of $85 in deferred financing costs associated with the warrant issuances and are included in other long-term assets at December 31, 2020 and net of the term loan on the March 31, 2021 balance sheet.

Equipment Loans

In March 2019, the Company entered into two equipment loans with a vendor for the purchase of manufacturing machinery. The equipment loans had an aggregate principal balance of $185 at inception, with forty-eight equal monthly payments of principal and interest due beginning ninety days after taking possession of the machinery. The equipment loans are collateralized by the underlying machinery. As of March 31, 2021 and December 31, 2020, the aggregate outstanding principal balance of the equipment loans was $55 and $63, respectively, net of current portion of $47.

The following table represents the future payments required under the noncancellable equipment agreements:

Years Ended December 31,
2021, excluding the three months ended March 31, 2021	$38
2022	50
2023	17
Total future equipment payments	$105

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

7. COMMITMENTS AND CONTINGENCIES

The Company leases its office facility under a noncancellable operating lease agreements expiring in December of 2023 and February 2029. Rent expense for the three months ended March 31, 2021 and 2020 was $113 and $119, respectively.

On January 25, 2021, the Company entered into a twelve-year lease agreement that commences on April 1, 2021 and ends on February 28, 2029. Rental payments due over the period of the lease total $9.7 million.

The following table presents the future minimum lease payments required under the Company’s noncancellable operating leases at March 31, 2021:

Years Ended December 31,
2021, excluding the three months ended March 31, 2021	$495
2022	1,397
2023	1,675
2024	1,334
2025	1,376
Thereafter	4,631
Total future minimum lease payments	$10,908

Legal Proceedings — From time to time, the Company may face legal claims or actions in the normal course of business. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to its legal proceedings.

8. INCOME TAXES

For the periods ending March 31, 2021 and 2020, the Company did not record a tax provision as the Company was in an overall loss position and maintains a full valuation allowance against its net deferred tax assets.

9. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Authorized Shares

At March 31, 2021, the Company’s authorized shares consisted of 6,000,000 shares of Class A common stock, $0.0001 par value; and 32,402,876 shares of Class B common stock, $0.0001 par value; 21,572,285 shares of preferred stock, par value of $0.0001 per share; 5,075,585 of which are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 7,915,363 of which are designated as Series A1 Convertible Preferred Stock (“Series A1 Preferred Stock”), 3,043,029 of which are designated as Series A2 Convertible Preferred Stock (“Series A2 Preferred Stock”) and 5,538,308 of which are designated as Series A3 Convertible Preferred Stock (“Series A3 Preferred Stock”); (together the “Series Preferred Stock”).

At March 31, 2020, the Company’s authorized shares consisted of 6,000,000 shares of Class A common stock, $0.0001 par value; and 25,126,724 shares of Class B common stock, $0.0001 par value; 16,033,977 shares of preferred stock, par value of $0.0001 per share; 5,075,585 of which are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 7,915,363 of which are designated as Series A1 Convertible Preferred Stock (“Series A1 Preferred Stock”), and 3,043,029 of which are designated as Series A2 Convertible Preferred Stock (“Series A2 Preferred Stock”).

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

9. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

At March 31, 2021, the Company has reserved 31,997,733 shares of its Class B common stock to provide for the conversion of the preferred stock, its Class A common stock and exercise of stock options.

Preferred Stock

During the year ended December 31, 2016, the Company issued 5,075,585 shares of Series A Preferred Stock at a purchase price of $1.2948 per share.

During the year ended December 31, 2018, the Company issued 7,915,363 shares of Series A1 Preferred Stock at a purchase price of $2.1174 per share.

During the year ended December 31, 2019, the Company issued 3,043,029 shares of Series A2 Preferred Stock at a purchase price of $3.2862 per share for proceeds of $10.0 million.

During the year ended December 31, 2020, the Company issued 4,143,304 shares of Series A3 Preferred Stock at a purchase price of $3.2862 per share for proceeds of $13.5 million.

The following table summarizes the details of the Convertible Preferred Stock authorized, issued and outstanding as of March 31, 2021 and December 31, 2020:

Convertible Preferred Stock Classes	March 31, 2021	December 31, 2020
Series A Convertible Preferred Stock $0.0001 par value – authorized, issued and outstanding, 5,075,585 shares, (liquidation preference of $6,572 at March 31, 2021 and December 31, 2020).	$6,477	$6,477
Series A1 Convertible Preferred Stock $0.0001 par value – authorized, issued and outstanding, 7,915,363 shares, (liquidation preference of $16,760 at March 31, 2021 and December 31, 2020).	16,678	16,678
Series A2 Convertible Preferred Stock $0.0001 par value – authorized, issued and outstanding, 3,043,029 shares, (liquidation preference of $10,000 at March 31, 2021 and December 31, 2020).	9,995	9,995
Series A3 Convertible Preferred Stock $0.0001 par value – 5,538,308 shares authorized, and 4,143,304 shares issued and outstanding, (liquidation preference of $13,616 at March 31, 2021 and no shares authorized, issued or outstanding at December 31, 2020).	13,520	13,520
Total	$46,670	$46,670

The following describes the rights and preferences of the Company’s Series Preferred Stock:

Voting — The holders of Series Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis. Each share of Series Preferred Stock entitles the holder to such number of votes per share as shall equal the number of shares of common stock into which the share is then convertible. The holders of the Series A1 and A2 Preferred Stock, collectively, are entitled to elect two directors to the Company’s Board of Directors and holders of the Series A3 Preferred Stock are entitled to elect two directors to the Company’s Board of Directors.

Dividends — Dividends may be declared and paid on Series Preferred Stock from funds lawfully available as and when determined by the Company’s Board of Directors. Through December 31, 2020, no dividends have been declared.

Liquidation — Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series Preferred Stock are entitled to first be paid out of assets available for distribution, prior and in preference to any distribution to the holders of the Company’s common stock, the greater of (a) an amount equal

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

9. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

to $1.2948 per share for Series A Preferred Stock, $2.1174 per share for Series A1 Preferred Stock, plus declared but unpaid dividends, $3.2862 per share for Series A2 Preferred Stock, plus declared but unpaid dividends, $3.2862 per share for Series A3 Preferred Stock, plus declared but unpaid dividends (b) an amount per share that would have been payable had all shares of the Series Preferred Stock been converted to shares of Class B common stock immediately prior to any liquidation, dissolution, or winding up of the Company.

Conversion — Each holder of Series Preferred Stock has the right, at their option at any time, to convert any such shares of Series Preferred Stock into fully paid and nonassessable shares of Class B common stock. The conversion ratio is determined by dividing the purchase price by the conversion price, which is equal to $1.29483, $2.11740, $3.28620 and $3.28620 per share for Series A, A1, A2 and A3 Preferred Stock, respectively. The conversion price is subject to change if certain dilutive events occur. Conversion is mandatory with an initial public offering of the Company’s common stock with a value of at least $40 million of gross proceeds to the Company or upon the election of greater than 50% of the holders of Series Preferred Stock.

Redemption — The Series Preferred Stock is not subject to mandatory or optional redemption other than in connection with a liquidation, dissolution, or winding-up of the Company.

Common Stock

Classes of Common Stock

Class A common stock receives 20 votes per share and converts into Class B at a one-to-one conversion rate per share. Class B common stock receives 1 vote per share.

Restricted Stock Agreements — In 2014, the Company issued 6,000,000 shares of Class A common stock to the initial founders of the Company at par and contained a repurchase right by the Company at the lesser of the original purchase price of $0.0001 per share of the then current fair value of the share, which lapsed over a four-year period. In 2016 and 2018 these shares were amended with respect to the lapse of the repurchase rights, such that beginning as of January 2018 60% percent of the shares were vested and the remaining shares vest over a thirty-six month period.

The activity for common stock subject to vesting for the three months ended March 31, 2021 is as follows:

For the Three Months Ended March 31, 2021	Shares Subject to Vesting	Weighted Average Purchase Price
Balance of unvested shares – January 1, 2021	65,974	$0.0001
Vested	(65,974)	$0.0001
Balance of unvested shares – March 31, 2021	—	$0.0001

10. STOCK-BASED COMPENSATION

2014 Plan — In 2014, the Board of Directors approved the adoption of the 2014 Stock Incentive Plan (the “Plan”). The Plan allows for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisors of the Company. Awards may be made under the Plan for up to 4,830,591 shares of Class B common stock. The Board of Directors administers the Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest, and the other terms and conditions of the awards. Options and restricted stock generally vest 25% upon the first anniversary of the grant date and at the rate of 6.25% per quarter thereafter over a three-year period for employees or over the service period for nonemployees and expire 10 years from the date of grant.

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

10. STOCK-BASED COMPENSATION (cont.)

The Company grants stock options to employees at exercise prices deemed by the Board of Directors to be equal to the fair value of the common stock at the time of grant. The fair value of the Company’s stock options and warrants on the date of grant is determined by a Black-Scholes pricing model utilizing key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on the fair value of the Company’s stock, historical data, peer company data and judgement regarding future trends. The fair value of the Company’s common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from a third-party valuation, the Company’s financial position and historical financial performance, the status of technological development within the Company’s proposed products, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others, as the Company’s common stock is not actively traded.

During the three months ended March 31, 2021 and 2020, the Company granted options to purchase 1,059,758 and 0 shares, respectively of common stock, to employees and consultants with a fair value of $4,125 and $0, respectively, calculated using the Black-Scholes option-pricing model with the following assumptions:

	Three Months Ended March 31,
	2021	2020
Risk-free interest rate	0.175%	N/A
Expected lives, in years	5.20 – 6.11	N/A
Dividend yield	—%	N/A
Expected volatility	69.66% – 71.02%	N/A
Fair value of Common Stock	$6.26	N/A

The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the related stock options. The expected life of employee and non-employee stock options was calculated using the average of the contractual term of the option and the weighted-average vesting period of the option, as the Company does not have sufficient history to use an alternative method to calculate an expected life for employees. The Company does not pay a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies.

At March 31, 2021, the total gross unrecognized stock-based compensation expense related to unvested stock options aggregated $4,878. The costs remaining as of March 31, 2021 are expected to be recognized over a weighted average period of 3.36.

Total stock-based compensation expense related to all of the Company’s stock-based awards granted is reported in the statements of operations as follows:

	For the three months ended March 31,
	2021	2020
Research and development	$111	$73
Sales and marketing	15	(19)
General and administrative	130	23
Total	$256	$77

The Company plans to generally issue previously unissued shares of common stock for the exercise of stock options.

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

10. STOCK-BASED COMPENSATION (cont.)

There were 823,899 shares available for award under the Plan at March 31, 2021.

The option activity of the Plan for the three months ended March 31, 2021 is as follows:

	Options	Exercise Price	Remaining Contractual Life (in Years)
Outstanding at January 1, 2021	2,695,482	$1.01	7.89
Granted	1,059,758	6.26	9.87
Exercised	(74,728)	0.74	3.20
Repurchased, cancelled, forfeited, or expired	(79,063)	1.24	—
Outstanding at March 31, 2021	3,601,449	$2.55	8.26
Options vested – March 31, 2021	1,203,717	$0.75	5.87
Options vested and expected to vest at March 31, 2021	3,601,449	$2.55	8.26

The weighted-average grant date fair value for options granted during the three months ended March 31, 2021 was $3.89. The aggregate intrinsic value of options exercised during the three months ended March 31, 2021 was $34.

Common Stock Reserved for Future Issuance

As of March 31, 2021 and December 31, 2020, the Company has reserved the following shares of Common Stock for future issuance:

	As of
	March 31, 2021	December 31, 2020
Common Stock options outstanding	3,602	2,695
Shares available for issuance under the Plan	747	1,728
Warrants	77	77
Class A shares	6,000	6,000
Convertible Preferred Stock outstanding	20,177	20,177
Convertible Preferred Stock available	1,395	1,395
Total shares of authorized Common Stock reserved for future issuance	31,998	32,072

11. EMPLOYEE RETIREMENT PLAN

The Company maintains the Vicarious Surgical Inc. 401(k) plan, under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), covering all eligible employees. Employees of the Company may participate in the 401(k) Plan after three months of service and must be 21 years of age. The Company offers a company-funded matching contribution which totaled $75 and $54 for the three months ended March 31, 2021 and 2020, respectively.

VICARIOUS SURGICAL INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(in thousands, except for share and per share data)

12. NET LOSS PER SHARE

The Company computes basic loss per share using net loss attributable to Vicarious Surgical Inc. common shareholders and the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive.

	For the Three Months Ended March 31,
	2021	2020
Numerator for basic and diluted net loss per share:
Net loss	$(5,231)	$(2,703)

Denominator for basic and diluted net loss per share:
Weighted average shares	6,354,165	5,465,891
Net loss per share of Class A and Class B common stock – basic and diluted	$(0.82)	$(0.49)

For the three months ended March 31, 2021 and 2020 the effect of dilutive securities, including non-vested stock options, restricted stock awards, common stock warrants, and convertible preferred stock, was excluded from the denominator for the calculation of diluted net loss per share because the Company recognized a net loss for the periods and their inclusion would be antidilutive. Dilutive securities excluded were 23,855,980 and 18,190,556 shares for the three months ended March 31, 2021 and 2020, respectively.

13. SUBSEQUENT EVENTS

On April 15, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with D8 Holdings Corp (“D8”) to affect a business combination between D8 and the Company with the Company surviving the merger as a wholly owned subsidiary of D8. At the effective time of the Merger, each share of Vicarious Surgical Inc. The aggregate consideration for the transaction payable to Vicarious Surgical’s existing stockholders is capped at $1.0 billion. In connection with the Merger, D8 entered into subscription agreements with subscribers who have agreed to purchase an aggregate of 11,500,000 shares of Class A common stock for a purchase price $115,000 (the “PIPE”). The consummation of the proposed transaction and PIPE is subject to the receipt of the requisite approval of the stockholders of each D8 and Vicarious Surgical and the fulfillment of certain other closing conditions.

Management has evaluated subsequent events occurring through June 11, 2021, the date that these financial statements were available to be issued and determined that no additional subsequent events have occurred that would require recognition or disclosure in these financial statements other than those in this note.

******

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Vicarious Surgical Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Vicarious Surgical Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows, for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal controls over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 11, 2021

We have served as the Company’s auditor since 2020.

VICARIOUS SURGICAL INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2020 and 2019
(in thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$16,867	$2,156
Short-term investments	—	13,324
Prepaid expenses and other current assets	258	255
Total current assets	17,125	15,735
Restricted cash	118	148
Property and equipment, net	445	482
Other long-term assets	100	—
Total assets	$17,788	$16,365

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$373	$203
Accrued expenses	394	314
Current portion of equipment loans	47	47
Deferred rent	58	58
Total current liabilities	872	622
Equipment loans, net of current portion	63	111
Total liabilities	935	733

Commitments and Contingencies (Note 7)

Convertible preferred stock (Note 9)	46,670	33,150

Stockholders’ deficit:
Class A Common stock, $0.0001 par value; 6,000,000 shares authorized, 5,934,026 and 5,142,361 issued and outstanding at December 31, 2020 and 2019, respectively	1	1
Class B Common stock, $0.0001 par value; 32,402,876 and 25,126,727 shares authorized; 330,415 and 197,938 shares issued and outstanding at December 31, 2020 and 2019	—	—
Additional paid-in capital	1,773	1,197
Accumulated deficit	(31,591)	(18,716)
Total stockholders’ deficit	(29,817)	(17,518)

Total liabilities, convertible preferred stock and stockholders’ deficit	$17,788	$16,365

See accompanying notes to these financial statements.

VICARIOUS SURGICAL INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands except, per share data)

	Year Ended December 31,
	2020	2019
Operating expenses:
Research and development	$9,796	$7,479
Sales and marketing	861	250
General and administrative	2,328	2,054
Total operating expenses	12,985	9,783
Loss from operations	(12,985)	(9,783)
Other income (expense):
Interest income	113	471
Interest expense	(3)	(2)
Loss before income taxes	(12,875)	(9,314)
Provision for income taxes	—	—
Net loss	$(12,875)	$(9,314)
Net loss per Class A and Class B common share, basic and diluted	$(2.22)	$(1.89)

See accompanying notes to these financial statements.

VICARIOUS SURGICAL INC.
STATEMENTS OF CONVERTIBLE PREFERRED STOCK, COMMON STOCK AND
STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(In thousands, except share data)

	Convertible Preferred Stock		Class A & B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, January 1, 2018	12,990,948	$23,155	4,471,028	$1	$831	$(9,402)	$(8,570)
Issuance of Series A-2 convertible preferred stock, net issuance cost of $5	3,043,029	9,995	—	—	—	—	—
Exercise of common stock options	—	—	77,605	—	30	—	30
Stock-based compensation	—	—	—	—	336	—	336
Vesting of restricted stock	—	—	791,666	—	—	—	—
Net loss	—	—	—	—	—	(9,314)	(9,314)
Balance, December 31, 2019	16,033,977	33,150	5,340,299	1	1,197	(18,716)	(17,518)
Series A-3 financing, Net Issuance Cost of $95	4,143,304	13,520	—	—	—	—	—
Exercise of common stock options	—	—	132,477	—	43	—	43
Stock-based compensation	—	—	—	—	448	—	448
Vesting of restricted stock	—	—	791,665	—	—	—	—
Issuance of common stock warrants	—	—	—	—	85	—	85
Net loss	—	—	—	—	—	(12,875)	(12,875)
Balance, December 31, 2020	20,177,281	$46,670	6,264,441	$1	$1,773	$(31,591)	$(29,817)

See accompanying notes to these financial statements.

VICARIOUS SURGICAL INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019
(in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(12,875)	$(9,314)
Adjustments to reconcile net loss to net cash used in operating
Operating activities:
Depreciation	157	104
Stock-based compensation	448	336
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(3)	(120)
Accounts payable	170	65
Accrued expenses	80	198
Deferred rent	—	20
Other noncurrent assets	(15)	—
Net cash used in operating activities	(12,038)	(8,711)
Cash flows from investing activities:
Purchases of property and equipment	(120)	(246)
Proceeds from short term investments	13,324	—
Purchases of short term investments	—	(1,600)
Net cash provided by/(used in) investing activities	13,204	(1,846)
Cash flows from financing activities:
Repayment of equipment loans	(48)	(27)
Proceeds from issuance of convertible preferred stock, net of issuance costs	13,520	9,995
Proceeds from exercise of stock options	43	30
Net cash provided by financing activities	13,515	9,998
Change in cash, cash equivalents and restricted cash	14,681	(559)
Cash, cash equivalents and restricted cash, beginning of year	2,304	2,863
Cash, cash equivalents and restricted cash, end of year	$16,985	$2,304

Reconciliation of restricted cash:
Cash and cash equivalents	16,867	2,156
Restricted cash	118	148
	$16,985	$2,304
Supplemental cash flow information:
Interest paid	$3	$2

Non-cash investing and financing activities:
Issuance of warrants recorded as deferred financing costs	$85	$—
Machinery acquired under equipment loans	$—	$185

See accompanying notes to these financial statements.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Vicarious Surgical Inc. (“Vicarious” or the “Company”) was incorporated in the state of Delaware on May 1, 2014, and is headquartered in Waltham, Massachusetts. The Company is currently developing its virtual reality surgical system using proprietary human-like surgical robots and virtual reality to transport surgeons inside the patient to perform minimally invasive surgical procedures.

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative US GAAP.

Going Concern

Since inception, the Company has incurred cumulative operating losses and negative cash flows from operations. These operating losses have resulted in an accumulated deficit of $31.6 million at December 31, 2020. The Company has been financed principally from the issuance of equity securities and debt. The Company’s ability to continue as a going concern is dependent upon the ability to raise additional debt or equity capital. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Risks to which the Company is exposed include uncertainties related to the ability to achieve a revenue-generating product; current and potential competitors with greater financial, technological, production, and marketing resources; dependence on key management personnel; and raising additional capital, as needed. We cannot conclude that it is probable that we will do so, and accordingly, this raises substantial doubt about our ability to continue as a going concern. To address the Company’s capital needs, the Company must continue to actively pursue additional equity or debt financing. The Company has been in ongoing discussions with potential investors with respect to such financing. Adequate financing opportunities might not be available to the Company, when and if needed, on acceptable terms or at all. If the Company is unable to obtain additional financing in sufficient amounts or on acceptable terms under such circumstances, the Company’s operating results and prospects will be adversely affected.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying financial statements and notes.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods presented. Estimates are used for, but are not limited to, the Company’s ability to continue as a going concern, depreciation of property and equipment, the Company’s enterprise value, fair value of financial instruments, and contingencies. Actual results may differ from those estimates.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

US GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The framework provides a fair value hierarchy that prioritizes the inputs for the valuation techniques. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements) and minimizes the use of unobservable inputs. The most observable inputs are used, when available. The three levels of the fair value hierarchy are described as follows:

Level 1 — Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived from, or corroborated by, observable market data by correlation or other means.

Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Cash and Cash Equivalents

Cash and cash equivalents consist of checking accounts and money market funds. The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

The Company has an agreement to maintain a cash balance of $118 and $148 at December 31, 2020 and 2019, respectively as collateral for a letter of credit related to the Company’s lease. The balance is classified as long-term on the Company’s balance sheets as the lease period ends in December 2023.

Short-Term Investments

All of the Company’s investments, which consist of certificates of deposit, are classified as available for sale and are carried at fair value. There were no unrealized gains for the years ended December 31, 2020 and 2019. All investments mature within one year at December 31, 2019. The Company holds no investments at December 31, 2020.

Concentrations of Credit Risk and Off-Balance-Sheet Risk

The Company has no significant off-balance-sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents. The Company maintains its cash and cash equivalents principally with accredited financial institutions of high-credit standing.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment are recorded at cost. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in the determination of net loss. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

ESTIMATED USEFUL LIFE
Computer equipment and software	3 years
Manufacturing equipment	3 – 5 years
Furniture and fixtures	3 – 7 years
Leasehold improvements	lesser of useful life or remaining lease term

Impairment of Long-Lived Assets

The Company continually evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may be impaired. The Company does not believe that any events have occurred through December 31, 2020, that would indicate its long-lived assets are impaired.

Classification of Convertible Preferred Stock

The Company classifies convertible preferred stock outside of stockholders’ deficit on its balance sheets as the requirements of triggering a deemed liquidation event are not within the Company’s control. In the event of a deemed liquidation event, the proceeds from the event are distributed in accordance with liquidation preferences (Note 9). The Company adjusts the carrying value of the convertible preferred stock to its redemption values when it becomes probable a redemption event will occur.

Guarantees and Indemnifications

As permitted under Delaware law, the Company indemnifies its officers, directors, consultants and employees for certain events or occurrences that happen by reason of the relationship with, or position held at, the Company. Through December 31, 2020, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding. The Company does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible, and no related liabilities have been established.

Research and Development

Research and development costs are expensed in the period incurred. Research and development costs include payroll and personnel expenses, consulting costs, software and webservices, legal, raw materials and allocated overhead such as depreciation and amortization, rent and utilities. Advance payments for goods and services to be used in future research and development activities are recorded as prepaid expenses and are expensed over the service period as the services are provided or when the goods are consumed.

Stock-Based Compensation

The Company accounts for all stock-based compensation, including stock options and warrants, at fair value and recognizes stock-based compensation expense for those equity awards, net of actual forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The fair value of the Company’s stock options and warrants on the date of grant is determined by a Black-Scholes pricing model utilizing key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on the fair value of the Company’s stock, historical data, peer company data and judgment regarding future trends. The fair value of the Company’s common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s proposed products, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others, as the Company’s common stock is not actively traded.

Income Taxes

The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that management believes that these assets are more likely than not to be realized in the future. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense.

Net Loss Per share

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common stock. For purpose of this calculation, outstanding stock options, stock warrants and convertible preferred stock are considered potential dilutive common stock and are excluded from the computation of net loss per share as their effect is anti-dilutive.

The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to be outstanding if their effect is anti-dilutive.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive Loss

There were no differences between net loss and comprehensive loss presented in the statements of operations for 2020 and 2019.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is made available for evaluation by the chief operating decision maker (“CODM’) in making decisions regarding resource allocation and assessing performance. The CODM is the Company’s chief executive officer. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company’s singular concentration is focused on the development of its virtual reality surgical system.

Emerging Growth Company Status

The Company is an “emerging growth company,” (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an EGC.

Recently Issued Accounting Standards

In February 2016, the FASB issued Accounting Standards Updates (“ASU”) No. 2016-02, Leases (Topic 842), as amended, with guidance regarding the accounting for and disclosure of leases. The update requires lessees to recognize the liabilities related to all leases, including operating leases on the balance sheet. This update also requires lessees and lessors to disclose key information about their leasing transactions. This update is effective for entities other than public business entities, including emerging growth companies that elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer is required to comply with such standards, for annual reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of adopting ASU No. 2016-02 on the financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). ASU No. 2016-13 requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued clarification to ASU No. 2016-13 within ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This update is effective for entities other than public business entities, including emerging growth companies that elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer is required to comply with such standards, for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact that ASU No. 2016-13 will have on the financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes. ASU No. 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This update is effective for entities other than public business entities, including emerging growth companies that elected to defer compliance with new or revised

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

financial accounting standards until a company that is not an issuer is required to comply with such standards, for annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact that ASU No. 2019-12 will have on the financial statements and related disclosures.

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	Estimated Useful Lives	December 31,
		2020	2019
Machinery and equipment	3 to 5 years	$535	$509
Furniture and fixed assets	3 to 7 years	103	46
Computer hardware and software	3 years	67	30
Leasehold improvements	Lessor of lease term or asset life	24	24
Total property and equipment		729	609

Less accumulated depreciation		(284)	(127)

Property and equipment, net		$445	$482

Depreciation expense for the years ended December 31, 2020 and 2019 was $157 and $104, respectively. Machinery with a gross value of $232 was acquired for cash of $47 and equipment loans of $185 in 2019. This machinery had accumulated amortization of $39 and $97 at December 31, 2019 and 2020, respectively.

4. FAIR VALUE MEASUREMENTS

The following fair value hierarchy table presents information about the Company’s financial assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the inputs the Company utilized to determine such fair value:

	December 31, 2020
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$15,768	$—	$—	$15,768
Total assets	$15,768	$—	$—	$15,768
	December 31, 2019
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$1,758	$—	$—	$1,758
Certificates of deposit	—	13,324	—	13,324
Total assets	$1,758	$13,324	$—	$15,082

Money market funds and certificates of deposit are classified as cash and cash equivalents and short term investments, respectively.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes the Company’s components of accrued expenses and other current liabilities (in thousands):

	Year Ended December 31,
	2020	2019
Compensation and benefits related	$291	$233
Professional services and other	103	81
Accrued expenses	$394	$314

6. DEBT

Term Loan

In October 2020, the Company entered into a term loan that provides the Company with borrowings up to $3.5 million that becomes due on April 1, 2024. The loan consists of two tranches; a $1.5 million tranche which became available to the Company upon the close of the loan agreement in October 2020 and is available to the Company through March 31, 2021. The second tranche of $2.0 million becomes available to the Company through September 30, 2021, upon the Company’s successful achievement of a milestone related to the development of the Company’s surgical robot.

The term loan is interest-only through September 30, 2021, at which time the company will make the first of 30 equal monthly payments of principal plus interest. Upon receipt of the second tranche, the interest-only window will be extended by six months to March 30, 2022, then followed by twenty-four equal monthly payments of principal plus interest. The term loan bears interest at a floating rate equal to the Prime Rate, but not less than a minimum rate of 3.25%. In addition, the final payment made at the earlier of the maturity of the loan or its termination is to include a deferred interest payment of 7.5% of the amount borrowed, resulting in a minimum annual rate of 5.98% to be paid to the lender. In the event the Company chooses to repay the term loan prior to the first anniversary of the term loan closing, a prepayment fee of 3% of the outstanding principal balance will apply. The prepayment fee is reduced to 2% if paid after the first anniversary date but before the second anniversary date and then is 1% thereafter. The prepayment fee does not apply if the Company and the bank agree to refinance the loan prior to maturity.

The loan has no financial covenants but does contain monthly reporting requirements and gives the lender a first priority lien on all Company assets. There were no amounts outstanding on the term loan as of December 31, 2020. See note 14, Subsequent Events, regarding amounts drawn in 2021.

Deferred Financing Costs

In connection with the term loan, the Company incurred $0.1 million in expenses, which are included in other long-term assets at December 31, 2020. The Company will begin amortizing these costs over the life of the borrowing upon receipt of the initial tranche.

Common Stock Warrant

In connection with the term loan, the Company issued the lender a warrant to purchase 77,250 shares of common stock at a $1.34 per share. The common stock warrant will be exercisable for 10 years from the date of issuance, survive merger or acquisition (except all-cash and/or public stock acquisitions), and allow cashless exercise in whole or part. The fair value of the common stock warrant was $1.10 per share, and the Company recorded a total of $85 in deferred financing costs associated with the warrant issuances that are included in other long term assets on our balance sheet.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

6. DEBT (cont.)

Equipment Loans

In March 2019, the Company entered into two equipment loans with a vendor for the purchase of manufacturing machinery. The equipment loans had an aggregate principal balance of $185 at inception, with forty-eight equal monthly payments of principal and interest due beginning ninety days after taking possession of the machinery. The equipment loans are collateralized by the underlying machinery. As of December 31, 2020 and 2019, the aggregate outstanding principal balance of the equipment loans was $63 and $111, respectively, net of current portion of $47.

The following table represents the future payments, inclusive of $7 of interest, that is required under the noncancellable equipment agreements:

Years Ended December 31,
2021	$50
2022	50
2023	17

Total future equipment payments	$117

7. COMMITMENTS and CONTINGENCIES

The Company leases its office facility under a noncancellable operating lease agreement expiring in December of 2023. Rent expense for the years ended December 31, 2020 and 2019 was $447 and $443, respectively. See note 14, Subsequent Events, regarding a new office facility lease entered into during 2021.

The following table presents the future minimum lease payments required under this noncancellable operating lease at December 31, 2020:

Years Ended December 31,
2021	$418
2022	428
2023	436

Total future minimum lease payments	$1,282

Legal Proceedings — From time to time, the Company may face legal claims or actions in the normal course of business. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to its legal proceedings.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

8. INCOME TAXES

The Company’s entire pretax loss for the years ended December 31, 2020 and 2019 was from its U.S. domestic operations.

The Company recorded a tax loss for the years ended December 31, 2020 and 2019. Therefore, the Company recorded no current or deferred income tax expense or benefit for the years ended December 31, 2020 and 2019.

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2020	2019
Income at US Statutory Rate	21%	21%
State taxes, net of Federal benefit	6%	6%
Permanent differences	(1)%	(1)%
Tax credits	4%	6%
Change in valuation allowance	(30)%	(33)%
Other	0%	0%
	0%	0%

The Company’s deferred tax assets and (liabilities) are as follows

	Year Ended December 31,
	2020	2019
Deferred Tax Assets:
Net operating loss carryforwards	$7,602	$4,178
Tax credits	1,244	792
Share based compensation	23	8
Accruals and reserves	23	81
Depreciation and amortization	104	81
Total deferred tax assets before valuation allowance	8,996	5,140
Valuation allowance	(8,996)	(5,140)
Net deferred tax assets	$—	$—

As of December 31, 2020 and 2019 the Company is in a net deferred tax asset position. The deferred tax assets consist principally of net operating loss carryforwards and research and development tax credits. The future realization of the tax benefits from existing temporary differences and tax attributes, ultimately depends on the existence of sufficient taxable income. In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of projected future taxable income, and tax planning strategies in making this assessment. After consideration of all available evidence, both positive and negative, the Company has determined that it was more likely than not that the Company would not recognize the benefits of its federal and state net deferred tax assets. Accordingly, the Company has a full valuation allowance against the deferred tax assets as of December 31, 2020 and 2019. The change in the valuation allowance for the years ended December 31, 2020 and 2019 was an increase of $3.9 million and $3.1 million, respectively.

The Company has incurred losses since inception that would generally be available to reduce future taxable income. As of December 31, 2020, the Company had U.S. federal net operating loss carryforwards of $27.8 million that expire at various dates from 2034 through 2037, and includes $25.0 million that have an unlimited carryforward period. As of December 31, 2020, the Company had state net operating loss carryforwards of $27.9 million that expire at various dates from 2035 through 2040.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

8. INCOME TAXES (cont.)

As of December 31, 2020 and 2019, the Company had U.S. federal and state research and development tax credits of $0.6 million and $0.9 million, respectively, that generally expire at various dates through 2040.

The future realization of the Company’s net operating loss carryforwards and other tax attributes may also be limited by the change in ownership rules under Code Section 382. Under Section 382 of the Code, if a corporation undergoes an “ownership change” (as defined in Section 382 of the Code), the corporation’s ability to utilize its net operating loss carryforwards and other tax attributes to offset income may be limited. The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes.

The Company files income tax returns in the U.S. federal jurisdiction and in any state and local jurisdiction in which it operates. The Company is subject to tax examination by various taxing authorities. The Company is not currently under examination and is not aware of any issues under review that could result in significant payments, accruals or material deviation from its tax positions. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state and local tax authorities to the extent utilized in a future period. As of December 31, 2020, the tax years from 2017 to present remain open to examination by relevant taxing jurisdictions to which the Company is subject. However, to the extent the Company utilizes net operating losses from years prior to 2017, the statute remains open to the extent of the net operating losses or other credits that are utilized.

The calculation and assessment of the Company’s tax exposures generally involve the uncertainties in the application of complex tax laws and regulations for federal, state and local jurisdictions. A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation, on the basis of the technical merits. As of December 31, 2020, the Company has not recorded any liabilities related to uncertain tax positions in its financial statements. Similarly, the Company has not accrued any interest and penalties related to uncertain tax positions as of December 30, 2020. The Company recognizes accrued interest and penalties, if any, related to uncertain tax positions in tax expense in its financial statements.

9. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Authorized Shares

At December 31, 2020, the Company’s authorized shares consisted of 6,000,000 shares of Class A common stock, $0.0001 par value; and 32,402,876 shares of Class B common stock, $0.0001 par value; 21,572,285 shares of preferred stock, par value of $0.0001 per share; 5,075,585 of which are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 7,915,363 of which are designated as Series A1 Convertible Preferred Stock (“Series A1 Preferred Stock”), 3,043,029 of which are designated as Series A2 Convertible Preferred Stock (“Series A2 Preferred Stock”) and 5,538,308 of which are designated as Series A3 Convertible Preferred Stock (“Series A3 Preferred Stock”); (together the “Series Preferred Stock”).

At December 31, 2019, the Company’s authorized shares consisted of 6,000,000 shares of Class A common stock, $0.0001 par value; and 25,126,724 shares of Class B common stock, $0.0001 par value; 16,033,977 shares of preferred stock, par value of $0.0001 per share; 5,075,585 of which are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 7,915,363 of which are designated as Series A1 Convertible Preferred Stock (“Series A1 Preferred Stock”), and 3,043,029 of which are designated as Series A2 Convertible Preferred Stock (“Series A2 Preferred Stock”).

At December 31, 2020, the Company has reserved 32,072,461 shares of its Class B common stock to provide for the conversion of the preferred stock, its Class A common stock and exercise of stock options.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

9. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

Preferred Stock

During the year ended December 31, 2016, the Company issued 5,075,585 shares of Series A Preferred Stock at a purchase price of $1.2948 per share.

During the year ended December 31, 2018, the Company issued 7,915,363 shares of Series A1 Preferred Stock at a purchase price of $2.1174 per share.

During the year ended December 31, 2019, the Company issued 3,043,029 shares of Series A2 Preferred Stock at a purchase price of $3.2862 per share for proceeds of $10.0 million.

During the year ended December 31, 2020, the Company issued 4,143,304 shares of Series A3 Preferred Stock at a purchase price of $3.2862 per share for proceeds of $13.5 million.

The following table summarizes the details of the Convertible Preferred Stock authorized, issued and outstanding as of December 31, 2020 and 2019:

	Years Ended December 31,
Convertible Preferred Stock Classes	2020	2019
Series A Convertible Preferred Stock $0.0001 par value – authorized, issued and outstanding, 5,075,585 shares, (liquidation preference of $6,572 at December 31, 2020 and 2019).	$6,477	$6,477
Series A1 Convertible Preferred Stock $0.0001 par value – authorized, issued and outstanding, 7,915,363 shares, (liquidation preference of $16,760 at December 31, 2020 and 2019).	16,678	16,678
Series A2 Convertible Preferred Stock $0.0001 par value – authorized, issued and outstanding, 3,043,029 shares, (liquidation preference of $10,000 at December 31, 2020 and 2019).	9,995	9,995
Series A3 Convertible Preferred Stock $0.0001 par value – 5,538,308 shares authorized, and 4,143,304 shares issued and outstanding, (liquidation preference of $13,616 at December 31, 2020 and no shares authorized, issued or outstanding at December 31, 2019).	13,520	—
Total	$46,670	$33,150

The following describes the rights and preferences of the Company’s Series Preferred Stock:

Voting — The holders of Series Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis. Each share of Series Preferred Stock entitles the holder to such number of votes per share as shall equal the number of shares of common stock into which the share is then convertible. The holders of the Series A1 and A2 Preferred Stock, collectively, are entitled to elect two directors to the Company’s Board of Directors and holders of the Series A3 Preferred Stock are entitled to elect two directors to the Company’s Board of Directors.

Dividends — Dividends may be declared and paid on Series Preferred Stock from funds lawfully available as and when determined by the Company’s Board of Directors. Through December 31, 2020, no dividends have been declared.

Liquidation — Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series Preferred Stock are entitled to first be paid out of assets available for distribution, prior and in preference to any distribution to the holders of the Company’s common stock, the greater of (a) an amount equal to $1.2948 per share for Series A Preferred Stock, $2.1174 per share for Series A1 Preferred Stock, plus declared but unpaid dividends, $3.2862 per share for Series A2 Preferred Stock, plus declared but unpaid dividends, $3.2862 per share for Series A3 Preferred Stock, plus declared but unpaid dividends (b) an amount per share that would have been payable had all shares of the Series Preferred Stock been converted to shares of Class B common stock immediately prior to any liquidation, dissolution, or winding up of the Company.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

9. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (cont.)

Conversion — Each holder of Series Preferred Stock has the right, at their option at any time, to convert any such shares of Series Preferred Stock into fully paid and nonassessable shares of Class B common stock. The conversion ratio is determined by dividing the purchase price by the conversion price, which is equal to $1.29483, $2.11740, $3.28620 and $3.28620 per share for Series A, A1, A2 and A3 Preferred Stock, respectively. The conversion price is subject to change if certain dilutive events occur. Conversion is mandatory with an initial public offering of the Company’s common stock with a value of at least $40 million of gross proceeds to the Company or upon the election of greater than 50% of the holders of Series Preferred Stock.

Redemption — The Series Preferred Stock is not subject to mandatory or optional redemption other than in connection with a liquidation, dissolution, or winding-up of the Company.

Common Stock

Classes of Common Stock

Class A common stock receives 20 votes per share and converts into Class B at a one to one conversion rate per share. Class B common stock receives 1 vote per share.

Restricted Stock Agreements — In 2014, the Company issued 6,000,000 shares of Class A common stock to the initial founders of the Company at par, and contained a repurchase right by the Company at the lesser of the original purchase price of $0.0001 per share of the then current fair value of the share, which lapsed over a four year period. In 2016 and 2018 these shares were amended with respect to the lapse of the repurchase rights, such that beginning as of January 2018 60% percent of the shares were vested and the remaining shares vest over a thirty-six month period.

The activity for common stock subject to vesting for the years ended December 31, 2020 and 2019, is as follows:

	Shares Subject to Vesting	Weighted Average Purchase Price
Balance of unvested shares – January 1, 2019	1,649,304	$0.0001
Vested	(791,665)	$0.0001
Balance of unvested shares – December 31, 2019	857,639	$0.0001
Vested	(791,665)	$0.0001
Balance of unvested shares – December 31, 2020	65,974	$0.0001

At December 31, 2020, the remaining weighted-average vesting period for the stock subject to vesting was 0.01 years. At December 31, 2020 and 2019, there were 5,934,026 and 5,142,361 shares of Class A Common Stock outstanding related to the founders.

10. Stock-based Compensation

2014 Plan — In 2014, the Board of Directors approved the adoption of the 2014 Stock Incentive Plan (the “Plan”). The Plan allows for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisors of the Company. Awards may be made under the Plan for up to 4,830,591 shares of Class B common stock. The Board of Directors administers the Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest, and the other terms and conditions of the awards. Options and restricted stock generally vest 25% upon the first anniversary of the grant date and at the rate of 6.25% per quarter thereafter over a three-year period for employees or over the service period for nonemployees and expire 10 years from the date of grant.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

10. Stock-based Compensation (cont.)

The Company grants stock options to employees at exercise prices deemed by the Board of Directors to be equal to the fair value of the common stock at the time of grant. The fair value of the Company’s stock options and warrants on the date of grant is determined by a Black-Scholes pricing model utilizing key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on the fair value of the Company’s stock, historical data, peer company data and judgement regarding future trends. The fair value of the Company’s common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from a third-party valuation, the Company’s financial position and historical financial performance, the status of technological development within the Company’s proposed products, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others, as the Company’s common stock is not actively traded.

During the years ended December 31, 2020 and 2019, the Company granted options to purchase 1,035,615 and 1,188,093 shares, respectively of common stock, to employees and consultants with a fair value of $842 and $805, respectively, calculated using the Black-Scholes option-pricing model with the following assumptions:

	2020	2019
Risk-free interest rate	0.26% – 0.53%	1.44% – 1.87%
Expected lives, in years	5.00 – 6.08	5.07 – 6.13
Dividend yield	—%	—%
Expected volatility	67.45% – 70.36%	56.18% – 60.17%
Fair value of Common Stock	$1.34	$1.22

The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the related stock options. The expected life of employee and non-employee stock options was calculated using the average of the contractual term of the option and the weighted-average vesting period of the option, as the Company does not have sufficient history to use an alternative method to calculate an expected life for employees. The Company does not pay a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies.

At December 31, 2020 and 2019, the total gross unrecognized stock-based compensation expense related to unvested stock options aggregated $1,065 and $869, respectively. The costs remaining as of December 31, 2020 and 2019 are expected to be recognized over a weighted-average period of 3.18 and 3.03 years, respectively.

Total stock-based compensation expense related to all of the Company’s stock-based awards granted is reported in the statements of operations as follows:

	2020	2019
Research and development	$335	$220
Sales and marketing	(6)	31
General and administrative	119	86
Total	$448	$336

The Company plans to generally issue previously unissued shares of common stock for the exercise of stock options.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

10. Stock-based Compensation (cont.)

There were 1,804,694 shares available for award under the Plan at December 31, 2020.

The option activity of the Plan for the years ended December 31, 2019 and 2020, are as follows:

	Options	Weighted-Average
		Exercise Price	Remaining Contractual Life (in Years)
Outstanding at January 1, 2019	1,407,669	$0.51	6.74
Granted	1,188,093	1.22	9.62
Exercised	(77,605)	0.39	5.57
Repurchased, cancelled, forfeited, or expired	(80,000)	0.73	—
Outstanding at January 1, 2020	2,438,157	$0.86	8.40
Granted	1,035,615	1.34	9.77
Exercised	(132,456)	0.32	3.07
Repurchased, cancelled, forfeited, or expired	(645,834)	1.10	—
Outstanding at December 31, 2020	2,695,482	$1.01	7.89
Options vested – December 31, 2020	1,178,984	$0.68	6.06
Options vested and expected to vest at December 31, 2020	2,695,482	$1.01	7.89

The weighted-average grant date fair value for options granted during 2020 and 2019 was $0.81 and $0.68, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2020 and 2019, was $33 and $18, respectively.

Common Stock Reserved for Future Issuance

As of December 31, 2020 and 2019, the Company has reserved the following shares of Common Stock for future issuance:

	Year Ended December 31,
	2020	2019
Common Stock options outstanding	2,695	2,438
Shares available for issuance under the Plan	1,728	457
Warrants	77	—
Class A shares	6,000	6,000
Convertible Preferred Stock outstanding	20,177	16,034
Convertible Preferred Stock available	1,395	—
Total shares of authorized Common Stock reserved for future issuance	32,072	24,929

11. EMPLOYEE RETIREMENT PLAN

The Company maintains the Vicarious Surgical Inc. 401(k) plan, under Section 401(k) of the Code, covering all eligible employees. Employees of the Company must be at least 21 years of age and have three months of service with the Company to participate in the 401(k) Plan. The Company offers a company-funded matching contribution which totaled $223 and $157 for each of the years ended December 31, 2020 and 2019, respectively.

VICARIOUS SURGICAL INC.
NOTES TO FINANCIAL STATEMENTS
aS OF AND FOR THE YEARs ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except for share and per share data)

12. Net Loss Per Share

The Company computes basic loss per share using net loss attributable to Vicarious Surgical Inc. common shareholders and the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive.

	For the Year Ended December 31,
	2020	2019
Numerator for basic and diluted net loss per share:
Net loss	$(12,875)	$(9,314)
Denominator for basic and diluted net loss per share:
Weighted average shares	5,809,312	4,916,432
Net loss per Class A and Class B common share – basic and diluted	$(2.22)	$(1.89)

For the years ended December 31, 2020 and 2019 the effect of dilutive securities, including non-vested stock options, restricted stock awards, common stock warrants, and convertible preferred stock, was excluded from the denominator for the calculation of diluted net loss per share because the Company recognized a net loss for the periods and their inclusion would be antidilutive. Dilutive securities excluded were 22,950,013 and 18,472,134 shares for the years ended December 31, 2020 and 2019, respectively.

13. SUBSEQUENT EVENTS

On April 15, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with D8 Holdings Corp (“D8”) to affect a business combination between D8 and the Company with the Company surviving the merger as a wholly owned subsidiary of D8. At the effective time of the Merger, each share of Vicarious Surgical Inc. Convertible Preferred Stock and each share of Vicarious Surgical Inc. Common Stock will be converted into the right to receive such number of shares of D8’s Class A Common Stock. The aggregate consideration for the transaction payable to Vicarious Surgical’s existing stockholders is capped at $1.0 billion. The consummation of the proposed transaction is subject to the receipt of the requisite approval of the stockholders of each D8 and Vicarious Surgical and the fulfillment of certain other closing conditions.

In March of 2021 the Company received proceeds of $1.5 million under its term loan.

On January 25, 2021, the Company entered into a new seven-year lease agreement that commences on April 1, 2021 and ends on February 28, 2029. Rental payments due over the period of the lease total $10.2 million.

Management has evaluated subsequent events occurring through June 11, 2021, the date that these financial statements were available to be issued and determined that no additional subsequent events have occurred that would require recognition or disclosure in these financial statements other than those in this note.

******

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

D8 HOLDINGS CORP.,

SNOWBALL MERGER SUB, INC.,

VICARIOUS SURGICAL INC.,

and

ADAM SACHS,

IN HIS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

DATED AS OF APRIL 15, 2021

Annex A-i

Annex A-ii

Annex A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of April 15, 2021, by and among D8 Holdings Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Parent”), Snowball Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), Vicarious Surgical Inc., a Delaware corporation (the “Company”), and Adam Sachs, an individual, in his capacity as the Stockholder Representative hereunder (in such capacity, the “Stockholder Representative”). Each of the Company, Parent, Merger Sub and the Stockholder Representative shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined below). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

Annex A-1

RECITALS

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, at the end of the Business Day immediately prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) (and for the avoidance of doubt, prior to the commencement of the PIPE Investment) and subject to satisfaction or waiver of the conditions set forth herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Parent shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”).

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Parent Class B Share (as defined below) shall convert automatically in accordance with the terms of the Parent’s amended and restated memorandum and articles of association into Parent Class A Shares (as defined below); (ii) each then issued and outstanding Parent Class A Share shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Parent (after the Domestication), carrying voting rights of one vote per share (the “Domesticated Parent Class A Stock”); (iii) each then issued and outstanding warrant to purchase one Parent Class A Share (“Cayman Parent Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Parent Class A Stock (“Domesticated Parent Warrant”), pursuant to the Warrant Agreement; and (iv) each then issued and outstanding unit of Parent (the “Cayman Parent Units”) shall be separated into its component parts, consisting of one share of Domesticated Parent Class A Stock and one-half of one Domesticated Parent Warrant.

WHEREAS, concurrently with the Domestication and subject to satisfaction or waiver of the conditions set forth herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Parent shall: (a) file a certificate of incorporation with the Secretary of State of Delaware substantially in the form attached hereto as Exhibit A (the “Parent Charter”) and (b) amend and restate the existing bylaws of Parent (the “Parent Bylaws”) substantially in the form attached hereto as Exhibit B, to provide for, among other things, the implementation of a revised dual structure with shares of Domesticated Parent Class A Stock and shares of Class B common stock, par value $0.0001 per share, of Parent (after Domestication), having the same economic terms as Domesticated Parent Class A Stock, but carrying increased voting rights in the form of 20 votes per share (the “Domesticated Parent Class B Stock” and together with the Domesticated Parent Class A Stock, the “Domesticated Parent Stock”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and other applicable Legal Requirements (collectively, as applicable based on context, the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”).

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that (a) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (c) that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL; (b) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company.

Annex A-2

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Required Company Stockholders have each executed and delivered to Parent support agreements substantially in the form attached hereto as Exhibit C (collectively, the “Support Agreements”), pursuant to which the Required Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the Company Stockholders or pursuant to an action by written consent of the Company Stockholders) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (the “Company Stockholder Approval”).

WHEREAS, the board of directors of Parent has: (a) determined that it is in the best interests of Parent and the shareholders of Parent, and declared it advisable, to enter into this Agreement providing for the Merger; (b) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the shareholders of Parent.

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and each other holder of Parent Class B Shares is entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”), substantially in the form attached hereto as Exhibit D pursuant to which, among other things, the Sponsor and each other holder of Parent Class B Shares has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the organizational documents of Sponsor or any other anti-dilution or similar protection with respect to the Parent Class B Shares held by Sponsor (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (c) not effect any sale or distribution of any Equity Interests of Parent held by Sponsor or by any other holder of Parent Class B Shares and (d) not to redeem any of the Equity Interests of Parent such shareholder owns, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

WHEREAS, on or about the date hereof, Parent has obtained commitments from certain investors for a private placement of Domesticated Parent Stock (the “PIPE Investment”), such private placement to be consummated after the Domestication and immediately prior to the consummation of the Transactions.

WHEREAS, in connection with the consummation of the Merger, Parent and the Company Stockholders will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
THE CLOSING TRANSACTIONS

Section 1.01 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the consummation of the Transactions (the “Closing”), other than the filing of the Certificate of Merger (as defined below), shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York, 10020-1095 at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email PDF files.

Section 1.02 Parent Financing Certificate. Not more than two Business Days prior to the Closing, Parent shall deliver to the Stockholder Representative written notice (the “Parent Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Shareholder Redemptions; (b) the amount of Parent Cash and Parent Transaction Costs as of the Closing; and (c) the number of shares of Domesticated Parent Stock to be outstanding as of the Closing after giving effect to the Domestication, Parent Shareholder Redemptions and the issuance of shares of Domesticated Parent Stock pursuant to the Subscription Agreements.

Annex A-3

Section 1.03 Closing Documents.

(a) At the Closing, Parent or Merger Sub, as applicable, shall deliver to the Stockholder Representative:

(i) a certified copy of the Parent Charter and the Parent Bylaws;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by Parent;

(iii) a copy of the director nomination agreement, substantially in the form attached as Exhibit F (the “Director Nomination Agreement”), duly executed by Sponsor;

(iv) copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors, shareholders and stockholders (or managers, as applicable) in connection with the approval of this Agreement and the Transactions; and

(v) (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 7.02; and (B) such other documents or certificates as shall reasonably be required by the Stockholder Representative and its counsel in order to consummate the Transactions.

(b) At the Closing, the Company or the Stockholder Representative, as applicable, shall deliver to Parent:

(i) a copy of the Certificate of Merger, duly executed by the Company;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by the Company Stockholders that are a party hereto;

(iii) a copy of the Director Nomination Agreement, duly executed on behalf of Parent by an officer of Parent who was a duly authorized officer of the Company as of immediately prior to the Closing;

(iv) copies of resolutions and actions taken by the Company’s board of directors and the Company Stockholders in connection with the approval of this Agreement and the Transactions;

(v) a schedule reflecting: (A) a calculation of the Merger Consideration, including each Company Stockholder’s portion of the Merger Consideration in an amount equal to, on a class by class basis, (x) the number of shares of Company Capital Stock owned by such Company Stockholder multiplied by (y) the Fully Diluted Adjusted Merger Consideration for each share in such class of Company Capital Stock (it being understood and agreed that (I) the calculations set forth in such schedule shall be prepared in accordance with the Certificate and the requirements of the DGCL, (II) Parent shall be entitled to rely (without any duty of inquiry or investigation) upon such schedule, (III) a letter of transmittal shall be required to be delivered by each Company Stockholder as a condition to receipt of any Merger Consideration and shall include a waiver of, among other things, any and all claims (x) that such schedule did not accurately reflect the terms of the Certificate, and (y) in connection with the issuance of any Company Capital Stock (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Company Stockholder in connection with such issuance)); and

(vi) (A) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 7.03; and (B) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

Section 1.04 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall make any payments required to be made by Parent in connection with the Parent Shareholder Redemption.

(b) Parent shall pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

Annex A-4

(c) Parent shall contribute to Merger Sub: (i) the amount of cash remaining in the Trust Account after giving effect to the Parent Shareholder Redemption; and (ii) the PIPE Investment Amount, in each case, after giving effect to the payment of all Parent Transaction Costs.

(d) The certificate of merger with respect to the Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(e) Parent shall deposit (or cause to be deposited) with the Exchange Agent the Merger Consideration.

(f) Parent shall (on behalf of the Company) pay, or, cause to be paid, all Company Transaction Costs, to the extent not paid by the Company prior to the Closing, to the applicable payees and, for which final invoices have been delivered to Parent at least two Business Days prior to the Closing Date, by wire of immediately available funds; provided, that: (i) the amounts included in the Company Transaction Costs may be paid within two Business Days after the Closing Date as necessary; and (ii) Parent shall (on behalf of the Company) pay, or cause to be paid, any amounts included in the Company Transaction Costs that represent compensation to employees to the Company for payment to the applicable service provider at the time required by the applicable arrangement through the Company’s payroll system.

ARTICLE II.
THE MERGER

Section 2.01 Effective Time. Subject to the terms and subject to the conditions of this Agreement, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”). For the avoidance of doubt, the Closing and the Effective Time shall occur after completion of the Domestication.

Section 2.02 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned Subsidiary of Parent (provided, that, references to the Company for periods after the Effective Time shall include the Surviving Corporation).

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 2.04 Governing Documents. Subject to Section 6.11(c), at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be a name determined by the Company.

Section 2.05 Directors and Officers of the Surviving Corporation. The Parties shall take all actions reasonably necessary to ensure that immediately following the Effective Time: (a) the directors of Parent and the Surviving Corporation shall be comprised of the Persons whose names are set forth in the Proxy Statement and the Proxy Statement/Registration Statement; and (b) the officers of the Company immediately prior to the Closing shall be the officers of each of Parent and the Surviving Corporation.

Annex A-5

Section 2.06 Merger Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders shall be the Merger Consideration.

(b) Subject to Section 2.07(a)(i) and Section 2.07(a)(ii), each Company Stockholder shall be entitled to receive the portion of the Merger Consideration in an amount equal to, on a class by class basis, (i) the number of shares of Company Capital Stock owned by such Company Stockholder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share in such class of Company Capital Stock.

Section 2.07 Effect of the Merger on the Company Capital Stock.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Company Stockholders or the holders of any of the securities of Parent, the following shall occur:

(i) Each share of Company Class B Common Stock, Company Series A1 Preferred Stock, Company Series A2 Preferred Stock, Company Series A3 Preferred Stock and Company Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of shares of Domesticated Parent Class A Common Stock equal to the Fully Diluted Adjusted Merger Consideration.

(ii) Each share of Company Class A Common Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of shares of Domesticated Parent Class B Stock equal to the Fully Diluted Adjusted Merger Consideration.

(iii) Each share of Company Capital Stock (other than Excluded Shares) issued and outstanding at the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Merger Consideration as determined pursuant to Section 2.06(b), without interest, upon surrender of stock certificates representing all of such Company Stockholder’s Company Capital Stock (each, a “Certificate”) and delivery of the other documents required pursuant to Section 2.08. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation, and each Certificate relating to the ownership of shares of Company Capital Stock (other than (A) any shares of Company Capital Stock subject to Company Options and Company Warrants (which shall be respectively subject to Section 2.09), and (B) Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration.

(iv) No fraction of a share of Domesticated Parent Stock will be issued by virtue of the Merger, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Domesticated Parent Stock (after aggregating all fractional shares of Domesticated Parent Stock that otherwise would be received by such Company Stockholder) shall receive from Parent, in lieu of such fractional share: (i) one share of Domesticated Parent Stock if the aggregate amount of fractional shares of Domesticated Parent Stock such Company Stockholder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Domesticated Parent Stock if the aggregate amount of fractional shares of Domesticated Parent Stock such Company Stockholder would otherwise be entitled to is less than 0.50.

(v) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(vi) Each share of Company Capital Stock held in the Company’s treasury or owned by Parent, Merger Sub, or the Company immediately prior to the Effective Time (each an “Excluded Share”), shall be cancelled and no consideration shall be paid or payable with respect thereto.

Annex A-6

(vii) The numbers of shares of Domesticated Parent Stock that the Company Stockholders are entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Domesticated Parent Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Domesticated Parent Stock occurring on or after the date hereof and prior to the Closing.

Section 2.08 Surrender of Company Certificates and Disbursement of Merger Consideration.

(a) Subject to this Section 2.08, at the Effective Time, Parent shall deliver, or cause to be delivered to each Company Stockholder by way of the Exchange Agent such Company Stockholder’s portion of the Merger Consideration in an amount equal to, on a class by class basis, (i) the number of shares of Company Capital Stock owned by such Company Stockholder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share in such class of Company Capital Stock.

(b) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of exchanging Certificates for each Company Stockholder’s portion of the Merger Consideration.

(c) At the Effective Time, Parent shall make available the aggregate amount of the Merger Consideration. Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver the Merger Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article II.

(d) Promptly after the Effective Time (and in any event within two Business Days thereafter), the Exchange Agent shall mail to each Company Stockholder (other than holders of Excluded Shares): (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company shall have reasonably agreed upon prior to Closing; and (ii) instructions for surrendering the Certificates to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Company Stockholder that has delivered its Surrender Documentation with respect to such Company Stockholder’s Certificates to the Exchange Agent at least two Business Days prior to the Closing Date. Upon surrender of a Certificate to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Merger Consideration in accordance with Section 2.08(a) hereof, with the Merger Consideration being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 2.11; provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Company Stockholder’s Certificates at least two Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Merger Consideration covered by such Surrender Documentation in accordance with Section 2.08(a) hereof on the Closing Date or as promptly as practicable thereafter. Parent and the Company shall reasonably cooperate to provide Surrender Documentation to the Company Stockholders as promptly as practicable after receipt of the Parent Shareholder Approval and shall use reasonable best efforts to cause the Exchange Agent to collect such Surrender Documentation prior to the Closing Date. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Merger Consideration attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.11) the portion of the Merger Consideration represented by such Certificate.

Annex A-7

(f) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund, if applicable) that remains unclaimed by the Company Stockholders for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any Company Stockholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective portion of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.11) upon due surrender of its Certificates, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former Company Stockholder for any amount properly delivered to a Public Official pursuant to applicable abandoned property, escheat or similar Legal Requirements.

Section 2.09 Treatment of Company Options and Warrants.

(a) Each Company Option that is outstanding (whether vested or unvested) as of immediately prior to the Effective Time shall be assumed by Parent and shall be converted into a stock option (a “Parent Option”) to acquire shares of Domesticated Parent Class A Stock in accordance with this Section 2.09(a). Each such Parent Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Equity Incentive Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Parent Option as so assumed and converted shall be for that number of shares of Domesticated Parent Class A Stock determined by multiplying the number of shares of the class of Company Capital Stock that are issuable upon the exercise of such Company Option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded up to the nearest whole cent; provided, that such per share exercise price and the number of shares of Domesticated Parent Stock purchasable pursuant to such Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated Parent Stock purchasable pursuant to such Company Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. The Company shall terminate the Company Equity Incentive Plans as of the Effective Time. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Parent Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 2.09(a).

(b) [Reserved].

(c) The Company shall take all necessary actions to effect the treatment of Company Options as set forth in this Agreement and in accordance with the Company Equity Incentive Plans and the applicable award agreements and to ensure that no Parent Option, may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form) of Parent. The board of directors of the Company shall amend the Company Equity Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Equity Incentive Plans and provide that shares in respect of any awards granted under the Company Equity Incentive Plans that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new awards will be granted under the Company Equity Incentive Plans.

(d) Each warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms, by virtue of the Merger and without any action on the part of the Parent, the Company or the holder of any such Company Warrant, shall be converted into a warrant (a “Parent Warrant”) to acquire shares of Domesticated Parent Class A Stock in accordance with this Section 2.09(d). Each such Parent Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Warrant immediately prior to the Effective Time. As of the Effective Time, each such Parent Warrant as so assumed and converted shall be for that number of shares of Domesticated Parent Class A Stock determined by multiplying the number of shares of the Company Capital Stock subject to such Company Warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of

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shares, at a per share exercise price determined by dividing the per share exercise price of such Company Warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class which quotient shall be rounded down to the nearest whole cent. As of the Effective Time, all Company Warrants shall no longer be outstanding and each holder of Parents Warrants shall cease to have any rights with respect to such Company Warrant, except as set forth in this Section 2.09(d).

Section 2.10 Dissenting Shares. Notwithstanding Section 2.07, shares of Domesticated Parent Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into the right to receive such Company Stockholder’s applicable portion of the Merger Consideration in accordance with Section 2.07(a)(i) (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares”), unless such Company Stockholder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such Company Stockholder fails to perfect, withdraws or otherwise loses the right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive such Company Stockholder’s applicable portion of the Merger Consideration. The Company shall give Parent prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock or dissenters’ rights, attempted withdrawals of such demands, notices, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or dissenters’ rights or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Section 2.11 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, that, if Parent, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to the Company Stockholders hereunder is subject to deduction and/or withholding, then Parent shall provide notice to the Company as soon as reasonably practicable after such determination. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, and Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.13 Stockholder Representative Expenses. At least three Business Days prior to the Closing Date, the Stockholder Representative may provide to Parent a written estimate of the aggregate amount of the fees and expenses incurred, or that the Stockholder Representative reasonably believes in good faith will in the future be incurred, by the Stockholder Representative on behalf of the Company Stockholders in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise in its capacity as the Stockholder Representative (such fees and expenses, the “Stockholder Representative Expenses”). On the Closing Date, Parent shall pay to the Stockholder Representative or to such other Persons (and in such amounts) as may be designated by the Stockholder Representative, by wire transfer to an account or accounts designated by the Stockholder Representative in writing at least three Business Days prior to the Closing Date, immediately available funds in the amount of such Stockholder Representative Expenses and such amount shall be included as a Company Transaction Cost.

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Section 2.14 Tax Treatment of the Merger

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local tax Legal Requirements that follow the U.S. federal income tax treatment), each of the Parties intends that (a) the Domestication will constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state or local tax Legal Requirements), and (c) that this Agreement will be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g). The Parties will prepare and file all Tax Returns consistent with such treatment of the Merger and will not take any inconsistent position on any Tax Return, during the course of any audit, litigation or other proceeding with respect to Taxes or otherwise, except as otherwise required by Applicable Legal Requirements (in the case of Parent, the Company or Surviving Corporation, as determined by Parent in good faith). Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

(b) Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Parent Shareholder Approval has been obtained, the Company determines in good faith that the Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of Parent (“Newco”), with Newco being the surviving company in such merger.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 3.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Company. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company. Complete and correct copies of the Company Organizational Documents have been made available to Parent or its Representatives.

Section 3.02 No Subsidiary. There is no Subsidiary of the Company, and the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 6,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Company Class A Common Stock”), all of which are issued and outstanding as of the date of this Agreement; (ii) 32,402,876 shares of Class B Common Stock, par value $0.0001 per share (the “Company Class B Common Stock”, and together, with the Company Class A Common Stock, the “Company Common Stock”), of which 397,227 shares are issued and outstanding as of the date of this Agreement; (iii) 21,572,285 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which (A) 5,075,585 shares are

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designated as Series A Preferred Stock, all of which are issued and outstanding, (B) 7,915,363 shares are designated as Series A1 Preferred Stock, all of which are issued and outstanding, (C) 3,043,029 shares are designated as Series A2 Preferred Stock, all of which are issued and outstanding and (D) 5,538,308 shares of Series A3 Preferred Stock, of which 4,143,304 shares are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Capital Stock has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Company Organizational Documents. Schedule 3.03(a) of the Company Disclosure Letter contains a true and correct list of all Company Capital Stock owned by each Company Stockholder, and the respective class(es) thereof.

(b) As of the date of this Agreement, there are Company Options to purchase 3,698,365 shares of Company Class B Common Stock, with an aggregate exercise price equal to $10,046,472. No outstanding Company Options have early exercise features. Schedule 3.03(b) of the Company Disclosure Letter includes a true and complete list of each current or former employee, consultant or director of the Company who, as of the date of this Agreement, holds Company Options, the number of shares of Company Class B Common Stock subject thereto, vesting schedule and the exercise price thereof. All Company Options are evidenced by award agreements substantially in the forms previously made available to Parent, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by, the board of directors of the Company (or appropriate committee thereof). Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Class B Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(c) Except as otherwise set forth in this Section 3.03 or Schedule 3.03(c) of the Company Disclosure Letter, the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except as otherwise set forth in Schedule 3.03(c), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the shares of Company Common Stock.

(d) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 3.04 Due Authorization. Except as limited by the Company Stockholder Approval, the Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Merger), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 3.05. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Merger) have been duly and validly authorized by all requisite action, including approval by the board of directors of the Company and, following receipt of the Company Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally, (ii) as to enforceability, to general principles of equity, and (iii) as to indemnification, to the extent limited by applicable federal or state securities Legal Requirements (collectively, the “Remedies Exception”).

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Section 3.05 No Conflict; Governmental Consents and Filings.

(a) Except as set forth on Schedule 3.05(a) of the Company Disclosure Letter, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company is a party do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which the Company is subject or by which any property or asset of the Company is bound; (ii) conflict with or violate the Company Organizational Documents; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under any Company Material Contract or Approval, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract or upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions (including the Merger), except for: (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any similar foreign Legal Requirement; (ii) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company; (iii) compliance with any applicable requirements of the securities laws; (iv) as otherwise disclosed on Schedule 3.05(b) or Schedule 7.01(b) of the Company Disclosure Letter; and (v) the filing of the Certificate of Merger in accordance with the DGCL.

Section 3.06 Legal Compliance; Approvals.

(a) The Company has during the past five years complied with, and is not currently in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company. No written, or to the Knowledge of the Company, oral notice of non-compliance with any Applicable Legal Requirements has been received during the past five years by the Company.

(b) The Company (i) is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Company, and (ii) is in compliance with all material terms and conditions of such Approvals. Schedule 3.06(b) of the Company Disclosure Letter sets forth (A) all Approvals of the Company and (B) all pending Approvals of the Company. The operations of the Company are and have during the last five years been conducted in compliance with all Approvals. All Approvals are in full force and effect, and the Company has not received any written, or to the Knowledge of the Company, oral notice from a Governmental Entity during the past five years regarding: (I) any violation of or failure to comply with any term or requirement of any Approval or (II) any revocation, withdrawal, suspension, cancellation, termination or modification of any Approval.

(c) Schedule 3.06(c) of the Company Disclosure Letter sets forth, as of the date hereof, all bank accounts of the Company. During the past five years, no bank has closed any bank account of the Company.

Section 3.07 Government Contracts. Except as set forth on Schedule 3.07 of the Company Disclosure Letter, the Company is not a party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company, on the one hand, and any Governmental Entity, on the other hand, or (ii) any subcontract or other Contract by which the Company has agreed to provide goods or services through a prime contractor directly to a Governmental Entity that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. The Company has not provided any offer, bid, quotation or proposal to sell products made or services provided by the Company that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

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Section 3.08 Financial Statements

(a) Subject to the provisions of Section 5.03 below, set forth on Schedule 3.08(a) of the Company Disclosure Letter are: the unaudited consolidated balance sheets as of December 31, 2020 and 2019, and related unaudited consolidated statements of operations and comprehensive loss, changes in equity and cash flows of the Company for the twelve-month periods ended December 31, 2020 and 2019, together with the auditor’s reports thereon (the “Financial Statements”).

(b) The Financial Statements (i) present fairly, in all material respects, the consolidated financial position and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements, (ii) were prepared in conformity with GAAP, (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.03, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company has established and maintained a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) all income and expense items are in all material respects properly recorded for the relevant periods in accordance with the policies maintained by the Company; and (iii) financial statements and reports for external purposes are prepared in all material respects in accordance with GAAP. Neither the Company (including, to the Knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company that has not been disclosed on the Financial Statements, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (C) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the internal accounting controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and, to the Knowledge of the Company, there are no facts that, in their totality, reasonably constitute actual and intentional common law fraud committed by the Company, the management of the Company or any other Person, which actual and intentional common law fraud involves the Company or its respective management, employees, assets or operations. The Company is not a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.09 No Undisclosed Liabilities. The Company does not have any Liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for Liabilities: (a) provided for in, or otherwise reflected or adequately reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent audited balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company; (c) incurred in connection with the negotiation, preparation or execution of this Agreement or any ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement or the performance of its covenants or agreements in this Agreement or any ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement or the consummation of the transactions contemplated hereby or thereby or (d) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth on Schedule 3.10 of the Company Disclosure Letter, since the date of the last audited balance sheet included in the Financial Statements, the Company has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by the Company of any of the shares of Company Capital Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such Company Capital Stock or other securities; (c) any split, combination or reclassification of any of the shares of Company Capital Stock; (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or Applicable Legal Requirements; (e) any change in the auditors of the Company; (f) any issuance of shares of Company Capital Stock; (g) any revaluation by the Company of any of its assets, including any sale of assets of the Company other than with respect to sales in the ordinary course of business; or (h) any action taken or agreed upon by the Company that would

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be prohibited by Section 5.01 (other than clauses (a) (excluding subclauses (v) and (vi) thereof), (c), (d) and, to the extent related to the foregoing clauses, (p) thereof) if such action were taken on or after the date hereof without the consent of Parent.

Section 3.11 Litigation. Except as set forth on Schedule 3.11 of the Company Disclosure Letter or as would not be material to the Company: (a) there have not been in the last three years and there are no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against the Company or any of its properties or assets, or any of the directors or officers of the Company with regard to their actions as such; (b) there have not been in the last three years and there are no pending or threatened in writing, audits, examinations or investigations by any Governmental Entity against the Company; (c) there have not been in the last three years and there are no pending or threatened in writing Legal Proceedings by the Company against any third party; (d) there have not been in the last three years and there are no settlements or similar agreements that impose any material ongoing obligations or restrictions on the Company; and (e) there have not been in the last three years and there are no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of its properties or assets, or any of the directors or officers of the Company with regard to their actions as such.

Section 3.12 Company Benefit Plans.

(a) Schedule 3.12(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan (separately identifying the Company Benefit Plans for each applicable jurisdiction). “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, any employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, and any other agreement, arrangement, plan, contract, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, whether or not in writing, which is maintained, sponsored or contributed to by the Company or under which the Company has any Liability.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent or its Representatives, to the extent applicable, true correct and complete copies of: (i) such Company Benefit Plan, including any amendments thereto, and any trust agreement, insurance contract or other funding vehicle relating to such plan (or if such Company Benefit Plan is not set forth in a written document, a written description of such plan specifying its material terms); (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required, together with summaries of all material modifications thereto; (iii) the most recent annual report on Form 5500 and all schedules and financial statements attached thereto and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan; and (v) any material non-routine correspondence with any Governmental Entity regarding any Company Benefit Plan during the past three years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company: (i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) Neither the Company nor any of its respective ERISA Affiliates has, within the past six years, sponsored, been obligated to contribute to, or has any reasonable expectation of Liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

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(e) Neither the Company, any Company Benefit Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material Liability to the Company. The Company has not engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g) None of the Company Benefit Plans provides for, and the Company has no Liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(h) Except as set forth on Schedule 3.12(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor or director of the Company or under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or under any Company Benefit Plan; (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (v) result in any limit on the right to merge, amend or terminate any Company Benefit Plan.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code or any other Tax.

(j) The Company does not maintain an obligation to gross-up, indemnify, make whole or reimburse any individual for or with respect to any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

Section 3.13 Labor Relations.

(a) The Company is not a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of the Company are represented by any labor union or other labor organization. To the Knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(b) There are no pending or, to the Knowledge of the Company, threatened, and, for the past three years, there have been, no strikes, pickets, work stoppages, slowdowns, union organization activities (including, but not limited to, union organization campaigns or requests for representation), lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against the Company pending, or, to the Knowledge of the Company, threatened against or involving the Company involving any employee, and for the past three years, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material

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grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against the Company. To the Knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(c) Except as otherwise listed on Schedule 3.13(c) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened, and for the past three years, there have been no complaints, charges or claims against the Company, before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(d) The Company is, and for the past three years, has been, in compliance with all Applicable Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Legal Requirement (collectively, “WARN”), collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Company. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the three years prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(e) To the Knowledge of the Company, during the past three years, there have been no sexual harassment misconduct allegations raised, brought, threatened, or settled relating to any current or former appointed officer or director or employee at the level of vice president or above of the Company involving or relating to his or her services provided to the Company.

(f) To the Knowledge of the Company, no officer or key employee of the Company intends to resign or retire as a result of the transactions contemplated by this Agreement.

Section 3.14 Real Property; Tangible Property.

(a) The Company does not own, and has never owned, any real property.

(b) Schedule 3.14(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased, subleased, licensed or otherwise occupied, by the Company (the “Leased Real Property”), including the address of such Leased Real Property and all leases, subleases, licenses, occupancy agreements and other similar documents related to the Company’s use or occupancy of any Leased Real Property, including all amendments and modifications thereto, and guarantees thereof (collectively, the “Company Real Property Leases”). The Company has a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property free and clear of any and all Liens (other than Permitted Liens). No party to any Company Real Property Lease has exercised any termination rights with respect thereto. No Leased Real Property, or any portion thereof, is currently sublet or sublicensed by the Company to a third party. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Leased Real Property which individually or in the aggregate, would be reasonably likely to be material to the Company.

(c) The Company owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Company: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Company as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company.

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Section 3.15 Taxes.

(a) All material Tax Returns required to be filed by (or with respect to) the Company have been timely filed (after giving effect to any valid extensions), and all such Tax Returns were true, correct and complete in all material respects when filed and accurately reflected all material Liability for Taxes of (and with respect to) the Company.

(b) All material Taxes due and payable by (or with respect to) the Company have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Company.

(c) The Company has complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by the Company have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against the Company, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against the Company with respect to any Taxes due from such entities (and, to the Knowledge of the Company, no such audit is pending or contemplated).

(e) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Company.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which the Company could be liable after the Closing Date for the Tax Liability of any Person, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(g) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two years.

(h) The Company has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) The Company: (i) has no Liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements) or as a transferee or a successor; and (ii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.

(j) The Company has not consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect, and no written request for any such waiver or extension is currently pending.

(k) The Company does not have a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(l) The Company will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) other than in the ordinary course of business, an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements); (iii) other than in the ordinary course of business, a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local tax Legal Requirements)

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that occurred or existed prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing; or (vi) an inclusion under Section 965 of the Code.

(m) The Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) No claim has been made in writing (nor to the Knowledge of the Company is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(o) There are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.16 Environmental Matters.

(a) The Company, and each property or facility at any time owned, leased, or operated by the Company, is, and for the past five years has been, in material compliance with all Environmental Laws.

(b) The Company has obtained, holds, is, and for the past five years has been, in material compliance with all permits required under Environmental Laws to permit the Company to operate its assets and to conduct the business of the Company, except where the absence of, or failure to be in material compliance with, any such permit would not reasonably be expected to be material to the Company.

(c) There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against the Company or any property or facility owned, leased, or operated by the Company alleging violations of or Liability under any Environmental Law.

(d) Neither the Company nor, to the Knowledge of the Company, any other Person has disposed of or released any Hazardous Material at, on or under any facility currently or formerly owned, leased or operated by the Company or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Liability of the Company under any Environmental Laws.

(e) The Company has not agreed to indemnify any Person or assumed the Liability of any third party arising under Environmental Law.

(f) The Company has made available to Parent copies of all material written environmental reports, audits, assessments, Liability analyses, memoranda and studies in the possession of, or conducted by, the Company with respect to Environmental Law.

Section 3.17 Brokers; Third Party Expenses. Except as set forth on Schedule 3.17) of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or the Company would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by the Company or any of its Affiliates.

Section 3.18 Intellectual Property.

(a) Schedule 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, of each (i) registered Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, and internet domain name (collectively, “Registered IP”), and (ii) material unregistered Trademark and material unregistered Software, in each case, in which the Company has an ownership interest or an exclusive license or similar exclusive right in any field or territory (in each case setting forth the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner).

(b) The Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens, and owns, or has the right to use pursuant to a valid license, sublicense, or other written agreement all other Intellectual Property and IT Systems used in or necessary for the conduct and

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operation of the business of the Company, as presently conducted and as proposed to be conducted immediately following the Closing and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Transaction Agreement or the consummation of the Transactions.

(c) (i) To the Knowledge of the Company, the Company, the conduct and operation of the business of the Company as presently conducted and as proposed to be conducted immediately following the Closing (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company), and the use of the Owned Intellectual Property has not infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constitute or result from the misappropriation of) or otherwise violating any Intellectual Property rights of any Person. (ii) There are no Legal Proceedings pending (or to the Knowledge of the Company, threatened) and the Company has not received from any Person in the past six years any written (or to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (A) of any infringement, misappropriation or other violation of any Intellectual Property right of any Person or (B) contesting the use, ownership, validity, or enforceability of any of the Owned Intellectual Property. (iii) To the Knowledge of the Company, no third Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Owned Intellectual Property, and no such claims have been made in writing against any Person by the Company in the past six years. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that restricts the use, transfer, or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.

(d) Except as set forth on Schedule 3.18(d) of the Company Disclosure Letter, for each Patent and Patent application included in the Registered IP, each inventor has assigned all of its rights to the Company. The Company has not transferred ownership of, or granted any license with respect to, any material Owned Intellectual Property to any other Person. The Company has valid rights under all Contracts for Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company.

(e) No past or present director, officer or employee of the Company owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the past or present employees, consultants, and independent contractors of the Company who were or are either (i) privy to any material Trade Secrets of the Company or (ii) engaged in creating or developing for or on behalf of the Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid written agreement pursuant to which such Person has, respectively, (A) agreed to hold all confidential information of the Company in confidence both during and after such Person’s employment or retention, as applicable; and (B) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby (or all such rights, title, and interest vested in the Company by operation of law). To the Knowledge of the Company, there is no breach by any such Person with respect to any material Intellectual Property under any such agreement.

(f) The Company, as applicable, has taken adequate and commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets constituting Owned Intellectual Property (including all source code for any Software constituting Owned Intellectual Property) and all Trade Secrets of any Person to whom the Company has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Company has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any other Person, other than as subject to a written agreement adequately restricting the disclosure and use of such Trade Secret.

(g) No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Software constituting Owned Intellectual Property for no or nominal

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charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (collectively, “Copyleft Terms”). The Company is in compliance with the terms and conditions of all relevant licenses for open source Software used in the business of the Company (including any Software constituting Owned Intellectual Property).

(h) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company in the development of any Owned Intellectual Property. No Governmental Entity has any: (i) ownership interest or exclusive license in or to any material Owned Intellectual Property; (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software set forth in Schedule 3.18(h)(ii) of the Company Disclosure Letter; or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(i) The Company owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems. The Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Company as currently conducted. To the Knowledge of the Company, neither the Company IT Systems nor any Software that constitutes Owned Intellectual Property contains any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems. To the Knowledge of the Company, during the past three years, there has been no unauthorized access to or breach or violation of any Company IT Systems. In the last three years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Company.

(j) Neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) will result in the: (i) loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

Section 3.19 Privacy; Cybersecurity.

(a) The Company and any Person acting for or on the Company’s behalf has at all times during the past five years (in the case of any such Person, during the time such Person was acting for or on behalf of the Company) materially complied, as applicable to the Company, with: (i) all applicable Privacy Laws; (ii) all of the Company’s policies and notices regarding Personal Information (“Company’s Privacy Notices”); and (iii) all of the Company’s obligations regarding Personal Information and information technology security under any Contracts. The Company has not received in the five years prior to the date of this Agreement any notice of any claims, investigations, inquiries or alleged violations of Law, regulation, or Contract (including from third parties acting on its or their behalf), of or been charged with, the violation of, any Privacy Laws. The Company has not notified in writing, or been required by applicable law, regulation, or Contract to notify in writing, any person or entity of any personal data or information security-related incident. The Company’s Privacy Notices have not contained any material omissions or been misleading or deceptive.

(b) The Company has during the past five years: (i) implemented and maintained reasonable security regarding the confidentiality, integrity and availability of Company IT Systems and the data thereon (including Personal Information and other confidential data in its possession or under its control) against loss, theft, misuse or unauthorized access, use, modification or disclosure; and (ii) required all third-party service providers, outsourcers, processors or other third parties (including those who process, store or otherwise handle Personal Information, business proprietary or sensitive information for or on behalf of the Company) to comply with applicable Privacy Laws in all material respects and to take reasonable steps to protect and secure its information technology systems, Personal Information, business proprietary or sensitive information from loss, theft, misuse or unauthorized access, use, modification or disclosure. All third parties who have provided Personal Information to the Company during the past five years have done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

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(c) During the past five years, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession, custody or control of the Company or collected, used or processed by or on behalf of the Company and the Company has not experienced any information security incident that has compromised the integrity or availability of its IT Systems. During the past five years, the Company has implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. The Company has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified. Neither the Company nor any third party acting at the direction or authorization of the Company has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

Section 3.20 Agreements, Contracts and Commitments.

(a) Schedule 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Company shall mean each Company Real Property Lease and each of the following Contracts to which the Company is a party or by which the Company is bound or under which the Company has any obligation or under which the Company has any right or interest:

(i) Each Contract with any of the Top Suppliers;

(ii) Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company of more than $50,000;

(iii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company from a third party, in each case, having an outstanding principal amount in excess of $50,000, excluding guarantees of performance under Government Contracts entered into in the ordinary course of business;

(iv) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company, in each case, whether by merger, purchase or sale of stock or assets or otherwise occurring in the last five years, other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) entered into in the ordinary course of business;

(v) Each obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi) Each collective bargaining (or similar) agreement or Contract with any labor union or other body representing employees of the Company;

(vii) Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or consulting fee payments in excess of $50,000, excluding any such employment, consulting, or management Contract that is terminable by the Company at will;

(viii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $50,000;

(ix) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party;

(x) Each Contract (other than employment agreements, employee confidentiality and invention assignment agreements, standard director and officer indemnification agreements, equity or incentive equity documents and Government Contracts) between the Company, on the one hand, and Affiliates of the Company, the officers and managers (or equivalents) of the Company, the members or stockholders of the Company, any employee of the Company or a member of the immediate family of the foregoing Persons, on the other hand;

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(xi) Each Contract with any employee or consultant of the Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(xii) Each Contract, other than customary non-disclosure agreements, that purports to limit or contains covenants expressly limiting in any material respect the freedom of the Company to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers;

(xiii) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of the Company;

(xiv) Each Contract (including any license agreement, coexistence agreement and agreement with a covenant not to sue) that (A) contains any assignment or license of, or any covenant not to assert or enforce, any material Intellectual Property; (B) pursuant to which any material Intellectual Property is or was developed by, with or for the Company; or (C) pursuant to which the Company either (x) grants to a third Person a license, immunity, or other right in or to any material Owned Intellectual Property or (y) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Systems material to the business of the Company, provided, however, that none of the following shall be required to be set forth on Schedule 3.20(a)(xiv) of the Company Disclosure Letter but shall constitute Company Material Contracts if they otherwise qualify: (1) licenses of open source Software; and (2) click-wrap, shrink-wrap and off-the-shelf Software licenses of uncustomized Software that are available on standard terms to the public generally with license, maintenance, support and other fees less than $25,000 per year;

(xv) Each obligation to register any Company Capital Stock or other securities of the Company with any Governmental Entity;

(xvi) Each supervisory Contract with a Governmental Entity and terms of conditional approvals from any Governmental Entity for any Approval; and

(xvii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvi) of this Section 3.20(a).

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception and (ii) represent the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts have been made available to Parent. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Company.

Section 3.21 Insurance. Schedule 3.21 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are in full force and effect. All premiums due with respect to each Insurance Policy has been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date). True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its Representatives. The Insurance Policies satisfy all insurance-related requirements necessary for the Company to maintain in good standing all Approvals. The Company is not in breach or default under any Insurance Policy (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any Insurance Policy, and to the Knowledge of the Company, no such action has been threatened. The Company has not received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of

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coverage thereunder and all premiums on such Insurance Policies due and payable as of the date hereof have been paid. There is no pending material claim by the Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.22 Related Party Transactions. No stockholder, officer or director of the Company or to the Knowledge of the Company, any immediate family member thereof (a) is presently a party or has a direct or indirect interest in any Person (other than publicly traded securities) party to any Contract with the Company; (b) owns any direct or any indirect, interest in any material assets of the Company; or (c) has any cause of action or other claim against, or owes any amounts to, the Company except for claims of employees in the ordinary course of business, including for bona-fide employment-related compensation, expense reimbursements, or accrued vacation pay or for accrued benefits under a Company Benefit Plan. There are no outstanding notes payable to, accounts receivable from or advances by the Company, and the Company is not otherwise a creditor of, any option holder or Company Stockholder or any Affiliate of such Company Stockholder or option holder (or any director, officer, stockholder, member, manager or partner thereof).

Section 3.23 Certain Provided Information. The information relating to the Company supplied by the Company for inclusion in the Proxy Statement/Registration Statement will not, as of the date of filing thereof or the date on which the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Shares or at the time of the Extraordinary Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or any Parent SEC Reports or Additional Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 3.24 Anti-Corruption; Sanctions.

(a) For the past five years, the Company has complied with all applicable anti-bribery and anti-corruption Laws, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, (collectively, the “Anti-Corruption Laws”), and (ii) all applicable anti-money laundering Laws, including the Currency and Foreign Transactions Reporting Act of 1970, commonly called the Bank Secrecy Act, as amended, and the Money Laundering Control Act of 1986, as amended, or any rules or regulations thereunder (collectively, the “Anti-Money Laundering Laws”), including the maintenance of appropriate anti-money laundering programs to ensure compliance with such Anti-Money Laundering Laws, and no material deficiencies in such programs have been identified.

(b) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Legal Proceedings, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Anti-Money Laundering Law.

(c) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage or thing of value: (i) which would violate any applicable Anti-Corruption Law; or (ii) to or for a Public Official with the intention of (A) unlawfully influencing any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty; (C) securing any unlawful advantage; or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Company, or, to the Knowledge of the Company, any employee, agent or representative of the Company in obtaining or retaining business for or with, or in directing business to, the Company or any other Person.

(d) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company, is a Person that is, or is owned or controlled by Persons that are, (i) the subject of economic sanctions administered or enforced from time to time by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), the United States Department of State, the United Nations Security Council, Her Majesty’s Treasury, the European Union or any European Union

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member state, the Bureau of Industry Security of the U.S. Department of Commerce, or any other applicable sanctions authority (collectively, “Sanctions”), or (ii) located, organized, operating or resident in a country or territory that is the subject of Sanctions, including at the time of this Agreement Crimea, Cuba, Iran, North Korea, and Syria.

(e) For the past five years, the Company has been in compliance with all applicable Sanctions in all material respects.

Section 3.25 Suppliers.

(a) Schedule 3.25(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten suppliers based on the aggregate value of the Company’s transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Suppliers”).

(b) Except as set forth on Schedule 3.25(b) of the Company Disclosure Letter, none of the Top Suppliers has, as of the date of this Agreement, notified the Company in writing, or to the Knowledge of the Company, verbally: (i) that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its business.

Section 3.26 Sufficiency of Assets. Effective on the Closing Date, to the Knowledge of the Company, the Owned Intellectual Property, Licensed Intellectual Property, Company IT Systems and Intellectual Property, in each case, currently owned, leased or licensed by the Company, will be sufficient, in all material respects, for the conduct of the business by the Company following the Closing in the manner presently contemplated to be conducted (as of the date of this Agreement).

Section 3.27 Foreign Investments in U.S. Businesses. The Company is not a TID U.S. business as defined at 31 C.F.R. §800.248.

Section 3.28 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NONE OF PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND MERGER SUB TO THE COMPANY IN ARTICLE IV; AND (B) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND,

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IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.28, CLAIMS AGAINST PARENT, MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV BY SUCH PERSON.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except: (a) as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.01 Organization and Qualification.

(a) Each of Parent and Merger Sub has been duly incorporated, organized or formed and is validly existing as an exempted company or a corporation in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation.

(b) Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent and Merger Sub, taken as a whole.

(c) None of Parent or Merger Sub are in violation of any of the provisions of their respective Charter Documents.

(d) Each of Parent and Merger Sub is duly qualified or licensed to do business as an exempted company or corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent and Merger Sub are so qualified or licensed is listed on Schedule 4.01(d) of the Parent Disclosure Letter.

Section 4.02 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Merger Sub. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and does not have and will not have at the Closing obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

Section 4.03 Capitalization.

(a) As of the date of this Agreement and prior to giving effect to the Domestication: (i) 1,000,000 preference shares, par value $0.0001 per share, of Parent (“Parent Preference Shares”) are authorized and no shares are issued and outstanding; (ii) 200,000,000 Class A ordinary shares of Parent, par value $0.0001 per share (“Parent Class A Share”), are authorized and 34,500,000 are issued and outstanding; (iii) 20,000,000 Class B ordinary shares of Parent, par value $0.0001 per share (“Parent Class B Share”), are authorized and 8,625,000 are issued and outstanding, and upon the closing of the transactions contemplated by the Subscription Agreements, Parent has committed to issue 11,500,000 Parent Class A Shares to PIPE Investors; (iv) 8,900,000 warrants to purchase one share of Parent Class A Share (the “Private Placement Warrants”) are outstanding; and (v) 17,250,000 warrants to purchase one share of Parent Class A Share (the “Public Warrants”) are outstanding. All outstanding Parent Class A Shares, Parent Class B Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. After giving effect to the Domestication and the filing of the Parent Charter (but before giving effect to the Parent Shareholder Redemption and the issuance of shares of Domesticated Parent

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Stock pursuant to the Subscription Agreements), Parent will have: (x) 43,125,000 shares of Domesticated Parent Stock issued and outstanding; and (y) 8,900,000 Private Placement Warrants and 17,250,000 Public Warrants issued and outstanding, each of which will be entitle the holder thereof to purchase one share of Domesticated Parent Stock.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 10 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

(c) Except for the Private Placement Warrants, Public Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent or Merger Sub is a party or by which any of them is bound obligating Parent, or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, Domesticated Parent Stock, Merger Sub Common Stock, or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, Domesticated Parent Stock, Merger Sub Common Stock, or any other shares of capital stock or membership interests or other interest or participation in Parent or Merger Sub.

(d) Each Parent Share, share of Merger Sub Common Stock, Private Placement Warrant and Public Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Charter Documents of Parent or Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Charter Documents of Parent or Merger Sub, as applicable, or any Contract to which any of Parent or Merger Sub is a party or otherwise bound by.

(e) Subject to approval of the Parent Shareholder Matters, the shares of Domesticated Parent Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, and not subject to any preemptive rights of any other stockholder of Parent and shall be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

Section 4.04 Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Merger Sub of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Shareholder Matters. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.05 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent and Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Shareholder Matters is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; or (ii) assuming that the consents, approvals, Orders, authorizations, registrations, filings or permits referred to in Section 4.05(b) are duly and timely obtained or made, conflict with or violate any provision of, or result in the breach of, any Applicable Legal Requirements to which the Parent or Merger Sub is subject or by which any property or asset of the Parent or Merger Sub is bound; or (iii) result in a violation or revocation of any required Approvals.

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(b) The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) in connection with the Domestication in accordance with Applicable Legal Requirements, including the Cayman Registrar under the Cayman Islands Companies Act (As Revised) and the DGCL, (ii) for the filing of the Certificate of Merger in accordance with the DGCL; (iii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iv) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; (v) as otherwise disclosed on Schedule 7.01(b) of the Company Disclosure Letter; and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent the consummation of the Merger.

Section 4.06 Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent and Merger Sub has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or to the Knowledge of Parent, oral notice of non-compliance with any Applicable Legal Requirements has been received by any of Parent or Merger Sub. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

Section 4.07 Parent SEC Reports and Financial Statements.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since the consummation of Parent’s initial public offering to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or the New York Stock Exchange (the “NYSE”) (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Except as set forth on Schedule 4.07 of the Parent Disclosure Letter, the Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Except as set forth on Schedule 4.07 of the Parent Disclosure Letter, the Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE.

(b) Except as set forth on Schedule 4.07 of the Parent Disclosure Letter, the financial statements and notes contained or incorporated by reference in the Parent SEC Reports (“Parent Financial Statements”) fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or

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in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Neither Parent (including, to the Knowledge of Parent, any employee thereof) nor any independent auditor of Parent has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (C) any claim or allegation regarding any of the foregoing. Except as set forth on Schedule 4.07 of the Parent Disclosure Letter, there are no significant deficiencies or material weaknesses in the design or operation of the internal accounting controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, Parent’s ability to record, process, summarize and report financial information. To the Knowledge of Parent, there are no facts that, in their totality, reasonably constitute actual and intentional common law fraud committed by Parent, the management of Parent or any other Person (including the Sponsor or its Affiliates), which actual and intentional common law fraud involves Parent or its management, employees, assets or operations.

(d) Except as set forth on Schedule 4.07 of the Parent Disclosure Letter, Parent does not have any Liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for Liabilities: (A) provided for in, or otherwise reflected or adequately reserved for on the Parent Financial Statements or disclosed in the notes thereto; (B) that have arisen since the date of the most recent audited balance sheet included in the Parent Financial Statements in the ordinary course of the operation of business of Parent; (C) incurred in connection with the negotiation, preparation or execution of this Agreement or any ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement or the performance of the its covenants or agreements in this Agreement or any ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement or the consummation of the transactions contemplated hereby or thereby or (D) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to Parent.

Section 4.08 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the date of incorporation of Parent, there has not been: (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s share capital or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, subdivision, combination, consolidation or reclassification of any of Parent’s share capital; (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of Parent; (f) any issuance of share capital of Parent; (g) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business; or (h) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 5.02 if such action were taken on or after the date hereof without the consent of the Company.

Section 4.09 Litigation. (a) Since the formation of Parent, there have not been and there are no pending or, to the Knowledge of Parent, threatened, Legal Proceedings against Parent or any of its properties or assets, or any of the directors or officers of Parent with regard to their actions as such; (b) since the formation of Parent, to the Knowledge of Parent, there have not been and there are no pending or threatened, audits, examinations or investigations by any Governmental Entity against Parent; (c) since the formation of Parent, there have not been and there are no pending or threatened in writing Legal Proceedings by Parent against any third party; (d) there have not been and there are no settlements or similar agreements that impose any material ongoing obligations or restrictions on Parent; and (e) since the formation of Parent, there have not been and there are no Orders imposed or, to the Knowledge of Parent, threatened to be imposed upon Parent or any of its properties or assets, or any of the directors or officers of Parent with regard to their actions as such.

Section 4.10 Business Activities. Since their respective incorporation, none of Parent or Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in the Parent Organizational Documents, there is no Contract or Order binding upon Parent or Merger Sub or to which any of them is a party which has or could reasonably

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be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

Section 4.11 Parent Material Contracts. Except for those Contracts filed (or incorporated by reference) as exhibits to the Parent SEC Reports and except for the documents to be executed by Parent in connection with the PIPE Investment and the other Transactions, neither Parent nor any of its Subsidiaries is party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

Section 4.12 Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DEH.U”. The issued and outstanding Parent Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DEH”. The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DEH WS”. Parent is a listed company in good standing with the NYSE. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the Parent Class A Shares or Public Warrants or terminate the listing of Parent on the NYSE. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Shares or Public Warrants under the Exchange Act.

Section 4.13 PIPE Investment Amount. Parent has made available to the Company prior to the execution of this Agreement, correct and complete copies of each of the subscription agreements (the “Subscription Agreements”) substantially in the form attached hereto as Exhibit H, entered into by Parent with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of $115,000,000.00 (the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are, to the Knowledge of Parent, in the aggregate sufficient to enable Parent to: (a) pay all cash amounts required to be paid by Parent or its Subsidiaries under or in connection with this Agreement; and (b) pay any and all fees and expenses of or payable by Parent with respect to the Transactions. To Knowledge of Parent with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Knowledge of Parent, each PIPE Investor. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

Section 4.14 Trust Account.

(a) As of the date hereof, Parent has approximately $345,000,000.00 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of July 14, 2020, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

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(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than shareholders of Parent holding Parent Class A Shares sold in Parent’s initial public offering who shall have elected to redeem their Parent Class A Shares pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been or may be released except: (A) to pay income Taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Shares in accordance with the provisions of the Parent Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by Parent have been timely filed (after giving effect to any valid extensions) and all such Tax Returns were true, correct and complete in all material respects when filed and accurately reflected all material liability for Taxes of (and with respect to) Parent.

(b) All material Taxes due and payable by Parent have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the financial statements of Parent in accordance with GAAP, and (ii) for periods not covered by the financial statements of Parent have been accrued on the books and records of Parent.

(c) Parent has complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by Parent have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against Parent, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against Parent with respect to any Taxes due from Parent (and, to the Knowledge of Parent, no such audit is pending or contemplated).

(e) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which Parent could be liable after the Closing Date for the Tax liability of any Person other than Parent or Merger Sub, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(g) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two years.

(h) Parent has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Parent: (i) does not have any liability for the Taxes of another Person (other than Merger Sub) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements) or as a transferee or a successor; and (ii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Parent.

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(j) Parent has not consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect, and no written request for any such waiver or extension is currently pending.

(k) The Parent does not have a permanent establishment in any country other than the country of its incorporation, or is subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(l) Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements ); (iii) a prepaid amount received or deferred revenue recognized prior to the Closing; (iv)  any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local tax Legal Requirements) that occurred or existed prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing; or (vi) an inclusion under Section 965 of the Code.

(m) The Parent is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) No claim has been made in writing (nor to the Knowledge of the Parent is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which the Parent does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(o) There are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 4.16 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Registration Statement will, on the date of filing thereof or the date it is mailed to shareholders of Parent or at the time of the Extraordinary Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Registration Statement; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 4.17 Board Approval; Shareholder Vote. The board of directors of Parent and Merger Sub (including any required committee or subgroup of the board of directors of Parent or Merger Sub, as applicable) have, as of the date of this Agreement,: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the shareholders of Parent or Merger Sub (as applicable). Other than the approval of the Parent Shareholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 4.18 Affiliate Transactions. Except as described in Section 4.18 or the Parent Disclosure Letter, no Contract between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (including the Sponsor) (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

Section 4.19 Brokers. Other than fees or commissions for which Parent will be solely responsible, none of Parent, Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

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Section 4.20 Disclaimer of Other Warranties. PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III, NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE RIGHTS OF THE COMPANY), THE COMPANY OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUB IN ARTICLE III; AND (B) NEITHER THE COMPANY NOR ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.20, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING THE OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III BY SUCH PERSON.

ARTICLE V.
CONDUCT PRIOR TO THE CLOSING DATE

Section 5.01 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (b) as expressly contemplated by this Agreement or the Company Disclosure Letter, the Company shall conduct its operations in the ordinary course consistent with past practice and use reasonable best efforts to preserve the present business and operations and goodwill of the Company, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them (with the Company’s actions taken in response to COVID-19 prior to the date of this Agreement being deemed to be in the ordinary and usual course of business, consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary and usual course of business consistent with past practice; provided, that, during any period of full or partial suspension of operations related to COVID-19, the Company may take reasonable actions outside of the ordinary and usual course of business (x) to the extent reasonably necessary to protect the health and safety of the employees of the Company or (y) in response to COVID-19 Measures; and provided, further, that, with respect to any material action taken, or omitted to be taken,

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by the Company that is a material change from recent past custom and practice as of the date hereof (including, for the avoidance of doubt, recent past custom and practice in light of COVID-19), the Company shall, where reasonably practicable, provide prior notice to Parent with respect thereto (and where such prior notice has not been provided, provide notice to Parent reasonably promptly thereafter), and, where reasonably practicable, consult with Parent in good faith in connection therewith). Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as set forth on Schedule 5.01 of the Company Disclosure Letter, or as required by Applicable Legal Requirements, without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not do any of the following:

(a) except as otherwise required by any existing Company Benefit Plan, this Agreement or Applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor except for any such Person with an annual base salary or wage rate of less than $250,000 in the ordinary course of business consistent with past practice; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Company Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the ordinary course of business consistent with past practice that do not result in more than a de minimis increase in cost to the Company); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan; (v) grant any equity or equity-based compensation awards; or (vi) hire or engage any new employee or consultant if such new employee or consultant will receive annual base compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice; or terminate the employment or engagement, other than for cause or due to death or disability, of any employee or consultant receiving annual base compensation in excess of $250,000;

(b) (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), impair, abandon, fail to diligently maintain, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Intellectual Property material to any of the businesses of the Company (other than non-exclusive licenses of Owned Intellectual Property granted to customers in the ordinary course of business consistent with past practice); (ii) extend, amend, waive, cancel or modify any material rights in or to any Intellectual Property material to any business of the Company; (iii) fail to diligently prosecute the Patent applications owned by the Company other than applications that are immaterial or that the Company, in the exercise of its good faith business judgment, has determined to abandon; (iv) disclose, divulge, furnish to or make accessible to any third party who is not subject to an enforceable written agreement to maintain the confidentiality thereof any Trade Secrets constituting Owned Intellectual Property or any Trade Secrets of any Person to whom the Company has a confidentiality obligation; or (v) subject any material Software constituting Owned Intellectual Property to Copyleft Terms;

(c) (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other Equity Interests, as applicable, in the Company except pursuant to existing rights of first refusal or rights of first offer in favor of the Company existing as of the date of this Agreement; (iii) grant, issue, transfer, sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other Equity Interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in the Company; (iv) declare, set aside or pay any dividend or make any other distribution; or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other Equity Interests or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other Equity Interests or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other Equity Interests or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

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(d) amend the Company Organizational Documents, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any Equity Interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of real or tangible assets or properties, other than any disposition of obsolete assets in the ordinary course of business consistent with past practice;

(g) (i) issue or sell any debt securities or rights to acquire any debt securities of the Company or guarantee any debt securities of another Person; (ii) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case as set forth on Schedule 5.01(g) of the Company Disclosure Letter; (iii) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of the Company in connection with any Indebtedness thereof (other than Permitted Liens); (iv) cancel or forgive any Indebtedness owed to the Company; or (v) make, incur or commit to make or incur any material capital expenditures, other than in the ordinary course of business consistent with past practice;

(h) release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Company or its respective properties or assets;

(i) (A) modify, terminate, cancel, or modify or amend in any material respect, any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company to make any capital expenditures in excess of $250,000 in any twelve-month period;

(j) except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(k) (i) make or change any material Tax election; (ii) settle or compromise any material Tax Liability or claim or assessment for a material amount of Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file an amendment to any material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) incur any Liability for Taxes other than in the ordinary course of business; or (ix) prepare any Tax Return in a manner inconsistent with past practice;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(m) subject to clause (c) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Schedule 5.01(m) of the Company Disclosure Letter as existing on the date of this Agreement;

(n) form or commence the operation of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or engage in any material new line of business;

(o) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or Liabilities on the part of the Company under WARN or any similar state or local “mass layoff” or “plant closing” Legal Requirement;

(p) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; or

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(q) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.01(a) through (p) above.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 5.02 Conduct of Business by Parent and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or as contemplated by this Agreement (including as contemplated by the PIPE Investment or the Domestication), Parent shall, and shall cause its Subsidiaries to, conduct their operations in the ordinary course consistent with past practice and use reasonable best efforts to preserve the present business and operations and goodwill of Parent and its Subsidiaries, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them (with Parent and its Subsidiaries’ actions taken in response to COVID-19 prior to the date of this Agreement being deemed to be in the ordinary and usual course of business, consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary and usual course of business consistent with past practice; provided, that, during any period of full or partial suspension of operations related to COVID-19, the Parent and its Subsidiaries may take reasonable actions outside of the ordinary and usual course of business (x) to the extent reasonably necessary to protect the health and safety of the employees of Parent and its Subsidiaries or (y) in response to COVID-19 Measures; and provided, further, that, with respect to any material action taken, or omitted to be taken, by Parent and its Subsidiaries that is a material change from recent past custom and practice as of the date hereof (including, for the avoidance of doubt, recent past custom and practice in light of COVID-19), Parent and its Subsidiaries shall, where reasonably practicable, provide prior notice to the Company with respect thereto (and where such prior notice has not been provided, provide notice to the Company reasonably promptly thereafter), and, where reasonably practicable, consult with the Company in good faith in connection therewith). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement (including as contemplated by the PIPE Investment or the Domestication) or as required by Applicable Legal Requirements, without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital, capital stock (or warrant) or split, subdivide, combine, consolidate or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital, capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than in connection with the PIPE Investment or as otherwise set forth on Schedule 5.02(c) of the Parent Disclosure Letter, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of share capital, capital stock or other equity securities or any securities convertible into or exchangeable for shares of share capital, capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of share capital, capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of share capital, capital stock or other Equity Interests or convertible or exchangeable securities;

(d) amend its Charter Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any Equity Interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

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(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness (which shall constitute Parent Transaction Costs) from its Affiliates, shareholders and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing;

(g) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make or change any material Tax election; (ii) settle or compromise any material Tax liability or claim or assessment for a material amount of Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file an amendment to any material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) incur any liability for Taxes other than in the ordinary course of business; or (ix) prepare any Tax Return in a manner inconsistent with past practice;

(i) create any material Liens on any material property or assets of Parent or Merger Sub;

(j) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(k) commence, settle or compromise any Legal Proceeding;

(l) engage in any material new line of business;

(m) amend the Trust Agreement or any other agreement related to the Trust Account; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.02(a) through (m) above.

Section 5.03 Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Parent the (i) audited consolidated balance sheets as of December 31, 2020 and December 31, 2019, and consolidated statements of operations and comprehensive loss, changes in equity and cash flows of the Company for the twelve-month periods ended December 31, 2020 and December 31, 2019, audited in accordance with the standards required by the Public Company Accounting Oversight Board, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that, upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Financial Statements” for all the purposes of this Agreement and the representation and warranties set forth in Section 3.08 shall be deemed to apply to such Financial Statements with the same force and effect as if made as of the date of this Agreement; provided further that there shall be no material changes between the Financial Statements set forth on Schedule 3.08(a) of the Company Disclosure Letter and the PCAOB Financial Statements; (ii) all other audited and unaudited financial statements of the Company and any company or business units acquired by it, as applicable, required under the Applicable Legal Requirements of the SEC to be included in the Proxy Statement/Registration Statement and/or the Closing Form 8-K (including pro forma financial information); (iii) all selected financial data of the Company required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement/Registration Statement and the Closing Form 8-K; and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and Closing Form 8-K (including pro forma financial information).

(b) If the Proxy Statement/Registration Statement has not been declared effective by the SEC on or prior to May 14, 2021, as soon as reasonably practicable following thereafter, the Company shall deliver to Parent the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of
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the Company as of and for the three-month period ending March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that, upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 3.08 shall be deemed to apply to the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.01 Preparation of Proxy Statement/Registration Statement; Extraordinary Meeting and Approvals.

(a) Proxy Statement/Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt of the Financial Statements, (A) Parent and the Company shall jointly prepare and Parent shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Parent’s shareholders relating to the Extraordinary Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (x) the shares of Domesticated Parent Stock and Domesticated Parent Warrants to be issued in exchange for the issued and outstanding Parent Class A Shares and Cayman Parent Warrant, respectively, in the Domestication, and (y) the shares of Domesticated Parent Stock that constitute the Merger Consideration (collectively, the “Registration Statement Securities”). Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and any of its respective members or stockholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries (as applicable), officers, directors, managers, shareholders, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K prepared in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries (as applicable) to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Parent will cause the Proxy Statement/Registration Statement to be mailed to the Parent’s shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Domesticated Parent Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Parent shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable

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opportunity to participate in the response of Parent to those comments and to provide comments on that response (which comments shall be considered by Parent in good faith), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Parent’s shareholders and at the time of the Extraordinary Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Parent or any of their respective Subsidiaries (as applicable), Affiliates, directors or officers is discovered by the Company or Parent, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent’s shareholders.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the Parent Shares that constitute the Merger Consideration, other than certain equity securities issuable under the LTIP that are based on Parent Shares and constitute a portion of the Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 6.18(a).

(b) Parent Shareholder Approval. Parent shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Parent’s shareholders in compliance with applicable Law, (B) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Extraordinary Meeting”) in accordance with the Parent Organizational Documents, and (C) solicit proxies from the holders of Parent Class A Shares to vote in favor of each of the Parent Shareholder Matters, and (b) provide Parent’s shareholders with the opportunity to redeem shares of Parent Class A Shares (the “Parent Shareholder Redemption”). Parent shall, through approval of its board of directors, recommend to its shareholders the (I) approval of the change in the jurisdiction of incorporation of Parent to the State of Delaware, (II) approval of the amendment and restatement of the Parent Organizational Documents, substantially in the form of the Parent Charter attached hereto as Exhibit A and the Parent Bylaws attached hereto as Exhibit B (as may be subsequently amended by mutual written agreement of the Company and Parent at any time before the effectiveness of the Registration Statement), including any separate or unbundled advisory proposals to implement the foregoing, (III) the adoption of this Agreement and approval of the Transactions, including the Domestication, in accordance with applicable Law and exchange rules and regulations, (IV) approval of, for purposes of complying with the applicable rules of the NYSE, the issuance of shares of Domesticated Parent Stock in connection with the Merger, including the shares to be issued to the PIPE Investors as contemplated by the Subscription Agreements, (V) approval of the LTIP in accordance with Section 6.18, (VI) the approval of the directors nominees in accordance with Section 6.16, (VI) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or correspondence related thereto, (VII) adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions, and (VIII) adjournment of the Extraordinary Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (I) through (VI), together, the “Parent Shareholder Matters”), and include such recommendation in the Proxy Statement. The board of directors of Parent shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Parent that they vote in favor of the Parent Shareholder Matters (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of Parent described in the

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Recitals hereto, a “Change in Recommendation”); provided, that, the board of directors of Parent may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s shareholders under Applicable Legal Requirements. To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extraordinary Meeting shall not be affected by any Change in Recommendation, (y) Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary Meeting and submit for approval the Parent Shareholder Matters and (z) Parent agrees that if the Parent Shareholder Approval shall not have been obtained at any such Extraordinary Meeting, then Parent shall promptly continue to take all such necessary actions, including the actions required by this Section 6.01(b), and hold additional Extraordinary Meetings in order to obtain the Parent Shareholder Approval. Parent agrees that it shall provide the holders Parent Class A Shares the opportunity to elect redemption of such Parent Class A Shares in connection with the Extraordinary Meeting, as required by the Parent Organizational Documents.

(c) Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Required Company Stockholders (pursuant to the executed Support Agreements) within 24 hours following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the Company Stockholders for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the Company Stockholders is convened, the Company shall obtain the Company Stockholder Approval at such meeting of the Company Stockholders and shall take all other action necessary or advisable to secure the Company Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective.

Section 6.02 Regulatory Approvals.

(a) Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions as promptly as practicable after the date of this Agreement, and no later than ten Business Days after the date hereof, and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent, on the one hand, and the Company, on the other hand,

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shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

(b) Except for filings under the HSR Act, which are governed by Section 6.02(a) above, each Party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, Orders and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement (including those required by applicable Approvals of the Company (the “Regulatory Filings”)). Each Party shall use reasonable best efforts to cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, Orders and approvals and effect any such Regulatory Filing. With respect to the Regulatory Filings, each Party agrees to use its reasonable best efforts and cooperate with the other Party (i) in timely making inquiries with Governmental Entities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Entities, and (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required). If Parent determines that it is required to make any Regulatory Filing or otherwise provide information with respect to Parent or any Parent personnel or Affiliates to a Governmental Entity in connection with any Approval, then the Company will, except as prohibited by Applicable Legal Requirements (in which case the Company will use commercially reasonable efforts to obtain any required permission to allow disclosure), provide upon Parent’s request relevant portions of all past filings and correspondence with Governmental Entities with respect to any Approvals related to such Regulatory Filing or information provision requirement that Parent reasonably determines to be necessary to make a complete, accurate and timely Regulatory Filing or provision of information. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, Orders and approvals that, if not received, would have or would reasonably be expected to have, a material adverse impact on the business of the Company.

Section 6.03 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance by the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) The Parties shall mutually prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company. Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, or as soon as practicable thereafter, Parent shall issue the Closing Press Release and shall file the Closing Form 8-K with the SEC.

Section 6.04 Confidentiality; Access to Information.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company or the Company Stockholders, on the one hand, or Parent or Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents or representatives from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without

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any reliance on the non-public information received from any other Party; (v) disclosure required by Applicable Legal Requirement or stock exchange rule; or (vi) disclosure consented to in writing by Parent or Merger Sub (in the case of the Company Stockholders and, prior to the Closing, the Company) or the Company (in the case of Parent or Merger Sub) prior to the Closing or the Stockholder Representative in the case of the Company following the Closing.

(b) None of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company or the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) internal announcements to employees of the Company; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 6.03 or this Section 6.04(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to customers and suppliers of the Company for purposes of seeking any consents and approvals required in connection with the Transactions.

(c) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company. Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of Parent.

Section 6.05 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable best efforts as may be necessary to avoid any Legal Proceeding; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Schedule 3.05(b) of the Company Disclosure Letter, other than as provided in Section 6.05(b); (iv) the termination of each agreement set forth on Schedule 6.05(a) of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Furthermore, the Company shall use reasonable best efforts to obtain consents in form and substance reasonably satisfactory to Parent relating to the

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agreements described in Schedule 3.05(a)(iii) of the Company Disclosure Letter promptly following the date hereof. In the event that the Company is unable to obtain such consents on or prior to the fifth Business Day prior to Closing Date, the Company shall, no later than the fifth Business Day prior to the Closing Date, and in a manner reasonably satisfactory to Parent, repay or otherwise satisfy in full all obligations under the agreements and instruments set forth in Schedule 3.05(a)(iii) of the Company Disclosure Letter and cause such agreements, instruments and all related documents to be terminated and any liens to be released of record.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 6.05 shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of share capital, capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, share capital and capital stock, or the incurrence of any liability or expense.

Section 6.06 No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

Section 6.07 No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Stockholder Representative hereby agrees (on its own behalf and on behalf of its controlled Affiliates) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account or any funds distributed therefrom, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any negotiations or Contracts with Parent or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each of the Company and the Stockholder Representative hereby irrevocably waives (on its own behalf and on behalf of its Related Parties) any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any discussions, contracts or agreements with Parent and will not seek recourse against the Trust Account for any reason whatsoever.

Section 6.08 Disclosure of Certain Matters. Each of Parent, Merger Sub, the Company and the Stockholder Representative will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement and/or the Proxy Statement/Registration Statement.

Section 6.09 Securities Listing. Parent will use its reasonable best efforts to cause the shares of Domesticated Parent Stock issued in connection with the Transactions to be approved for listing on the NYSE at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Shares and Public Warrants listed for trading on the NYSE. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Domesticated Parent Stock and Public Warrants on the NYSE.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to shareholders who elect to have their Parent Class A Shares converted to cash in accordance with the provisions of the Parent Organizational Documents; (B) for income Tax or other Tax obligations of Parent prior to Closing; (C) for any Parent Transaction Costs; and (D) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of Parent, if any; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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Section 6.11 Directors’ and Officers’ Liability Insurance.

(a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in the Company Organizational Documents or in any indemnification agreement with the Company set forth on Schedule 6.11(a) of the Company Disclosure Letter shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, Parent shall cause the Company to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Company with any D&O Indemnified Party as in effect immediately prior to the Closing Date and made available to Parent prior to the date hereof, and Parent shall, and shall cause the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party for a period of six years from the Closing Date; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Parent shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.11.

(b) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company currently covered by a directors’ and officers’ liability insurance policy of the Company on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Parent shall, and shall cause the Surviving Corporation to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Company, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.11(b).

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Company Organizational Documents, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Parent and the Company under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

(d) If Parent or, after the Closing, the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as applicable, assume the obligations set forth in this Section 6.11.

Section 6.12 [RESERVED]

Section 6.13 Tax Matters.

(a) Parent covenants that it will file a consolidated U.S. federal income Tax Return with the Company for the period starting on the day following the Closing Date and, for U.S. federal income Tax purposes, and the Company will become members of the affiliated group of corporations of which Parent is the common parent or of which Parent is a member on the day following the Closing Date.

(b) All direct or indirect transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the Parent. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Stockholder Representative, the Company and Parent shall reasonably cooperate with respect thereto as necessary).

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(c) On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by Applicable Legal Requirements.

(d) All Tax sharing agreements or similar arrangements with respect to or involving the Company (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes) shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

(e) Each of Parent and the Company shall (and shall cause its respective Subsidiaries and Affiliates to, as applicable) use its reasonable best efforts (i) to cause the Merger to qualify for the Intended Tax Treatment and (ii) not to take or cause to be taken any action reasonably likely to cause, or fail to take or agree not to take any action if the failure to take such action would be reasonably likely to cause, the Merger to fail to qualify for the Intended Tax Treatment.

Section 6.14 Subscription Agreements.

(a) Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company or the Company Stockholders. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company or the Stockholder Representative, prompt (and, in any event within three Business Days) written notice: (A) of any amendment to any Subscription Agreement (together with a copy of such amendment); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) Parent shall use its commercially reasonable efforts to cause the PIPE Investors to contribute the PIPE Investment Amount at or prior to the Closing if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that Parent or any of its Affiliates control the satisfaction of). Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions required to obtain the PIPE Investment Amount contemplated by the Subscription Agreements, including enforcing the rights of Parent under the Subscription Agreements.

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Section 6.15 Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.16 Board of Directors. The Parties shall use commercially reasonable efforts to ensure that the persons listed on Schedule 6.16 of the Company Disclosure Letter and the other persons identified by the applicable Party following the date hereof are elected and appointed as directors of Parent effective immediately after the Closing; provided, that, any such persons not listed on Schedule 6.16 of the Company Disclosure Letter shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Proxy Statement and the Proxy Statement/Registration Statement is filed with the SEC).

Section 6.17 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective controlled Affiliates and Representatives, irrevocably, unconditionally and completely releases and forever discharges each Company Stockholder, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, from any claim it may have against the Company Stockholder Released Parties arising from the negotiation, terms, execution or performance of this Agreement or any other ancillary agreements entered into in connection with this Agreement with the Company in connection with the Merger with respect to any matter occurring prior to the Closing Date (other than as contemplated by this Agreement); provided, however, that nothing in this Section 6.17(a) shall release any Company Stockholder Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements; or (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Stockholder Released Party’s employment by the Company.

(b) Effective upon and following the Closing, each Company Stockholder, on its own behalf and on behalf of each of its Affiliates and Representatives, in each case in its capacity as an equity holder of the Company, irrevocably, unconditionally and completely releases and forever discharges Parent and the Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, Liabilities, actions and causes of action of every kind and nature, whether known or unknown, from any claim it may have against the Parent Released Parties arising from (i) its current or former status as a stockholder of the Company or (ii) the negotiation, terms, execution or performance of this Agreement or any other ancillary agreements entered into in connection with this Agreement with Parent in connection with the Merger (other than employment agreements, if any), with respect to any matter occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 6.11); provided, however, that nothing in this Section 6.17(b) shall release the Parent Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements or (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Company Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company in effect as of the date of this Agreement and consistent with past practice.

Section 6.18 LTIP.

(a) Prior to the Closing Date, the board of directors of Parent shall approve and adopt, subject to obtaining the approval of the Parent Shareholder Matters, an equity incentive plan, substantially in the form attached hereto as Exhibit H and with any changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “LTIP”). Within seven Business Days following the expiration of the 60 day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Domesticated Parent Stock issuable under the LTIP.

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(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.18 are included for the sole benefit of Parent and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, policy, arrangement or Contract, (ii) shall limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee, consultant or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.19 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its Representatives) concerning any acquisition of the Company, sale of outstanding ownership interests and/or the sale of all or a material portion of the assets of the Company, in each case whether by merger, consolidation, recapitalization, tender offer or other similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination (other than to or with Parent and its Representatives); or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Representatives and the Company Stockholders to, and shall cause their respective Representatives to, immediately cease and terminate any and all existing discussions or negotiations with any Person with respect to any Company Business Combination proposal (other than Parent and its Representatives).

(b) The Company shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify Parent if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination after the execution and delivery of this Agreement and to describe the material terms and conditions of any proposal relating to a Company Business Combination in reasonable detail (including the identity of any person or entity making such proposal) and (B) keep Parent reasonably informed on a current basis of any modifications to such offer or information.

(c) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and its Representatives) concerning any transaction or series of related transactions under which Parent, directly or indirectly, (A) acquires or otherwise purchases any other Person(s), (B) engages in a business combination with any other Person(s) or (C) otherwise purchases all or a material portion of the assets or businesses of any other Person(s) in each case whether by merger, consolidation, recapitalization, tender offer or other similar transaction (a “Parent Business Combination”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination (other than to or with Company and its Representatives); or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. Parent shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify Company if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Parent Business Combination after the execution and delivery of this Agreement and to describe the material terms and conditions of any proposal relating to a Parent Business Combination in reasonable detail (including the identity of any person or entity making such proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

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Section 6.20 Domestication. Subject to the receipt of the Parent Shareholder Approval, at the end of the Business Day immediately prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) (and for the avoidance of doubt, prior to the commencement of the PIPE Investment), Parent shall, in accordance with Applicable Legal Requirements, any applicable rules and regulations of the SEC and the NYSE and Parent Organizational Documents, effect the Domestication and in furtherance thereof, shall (a) file, prior to the Closing (and for the avoidance of doubt, prior to the commencement of the PIPE Investment), a Certificate of Corporate Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Parent Charter, (b) adopt the Parent Bylaws, and (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication. In accordance with Applicable Legal Requirements, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Parent, (i) each then issued and outstanding Parent Class B Share shall convert automatically, on a one-for-one basis, into a Parent Class A Share; (ii) immediately following the conversion described in clause (i), each then issued and outstanding Parent Class A Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Parent Stock; (iii) each then issued and outstanding Cayman Parent Warrant shall convert automatically into a Domesticated Parent Warrant, pursuant to the Warrant Agreement and (iv) each then issued and outstanding unit of Parent shall be separated into its component parts, consisting of one share of Domesticated Parent Class A Stock and one-half of one Domesticated Parent Warrant.

Section 6.21 Litigation.   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to the Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Parent, any of Parent, Merger Sub or Sponsor or any of their respective Representatives (in their capacity as a representative of any of Parent, Merger Sub or Sponsor) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of Company). Parent and Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of Parent, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed, provided, that, it shall be deemed to be reasonable for Parent to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of Parent, Merger Sub, Sponsor and each of their respective Representatives that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by Parent, Merger Sub, Sponsor or any of their respective Representatives or (y) any non-monetary, injunctive, equitable or similar relief against Parent, Merger Sub, Sponsor or any of their respective Representatives or (C) contains an admission of wrongdoing or Liability by Parent, Merger Sub, Sponsor or any of their respective Representatives). Without limiting the generality of the foregoing, in no event shall Parent, Merger Sub, Sponsor or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII.
CONDITIONS TO THE TRANSACTION

Section 7.01 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the Extraordinary Meeting (including any adjournments thereof), the Parent Shareholder Matters shall have been duly adopted by the shareholders of Parent in accordance with the DGCL, the Parent Organizational Documents and the NYSE rules and regulations.

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(b) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions, as set forth on Schedule 7.01(b) of the Company Disclosure Letter.

(c) All necessary pre-Closing authorizations, consents, clearances, waivers and approvals from third parties, if any, disclosed in Schedule 3.05(b) of the Company Disclosure Letter or that are otherwise required to consummate the transactions contemplated hereby shall have been made or obtained.

(d) No provision of any Applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

(e) No action or proceedings shall have been instituted, or threatened in writing against the Company before a court or other Governmental Entity to restrain, prohibit, materially delay or invalidate the Company’s business or any of the transactions contemplated herein.

(f) The shares of Domesticated Parent Stock to be issued in connection with the Closing shall be approved for listing upon the Closing on the NYSE subject only to official notice of such issuance and to the requirement to have a sufficient number of round lot holders.

(g) The Company Stockholder Approval shall have been obtained.

(h) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Section 7.02 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of Parent shall be true and correct in all respects other than de minimis inaccuracies (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) all other representations and warranties of Parent set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a) and Section 7.02(b).

(d) The persons listed on Schedule 7.02(d) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent and Merger Sub.

(e) Parent shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 1.03(a), duly executed by Parent and Merger Sub, as applicable.

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(f) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 6.10, available to Parent for payment of the Company Transaction Costs and the Parent Transaction Costs at the Closing.

(g) The Domestication shall have been completed as provided in Section 6.20 and time-stamped copies of the Certificate of Corporate Domestication and the Parent Charter issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(h) The Aggregate Transaction Proceeds shall be equal to or greater than $125,000,000.

Section 7.03 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) (i) The Fundamental Representations of the Company shall be true and correct in all respects other than de minimis inaccuracies (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) all other representations and warranties of the Company set forth in Article III hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.03(a) and Section 7.03(b).

(d) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) The Company or the Stockholder Representative shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by the Company or the Stockholder Representative pursuant to Section 1.03(b), duly executed by the Company or the Stockholder Representative, as applicable.

Section 7.04 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE VIII.
TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Transactions shall not have been consummated by October 15, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

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(c) by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 8.01(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, that each of Parent and Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent or Merger Sub is cured during such 30-day period or the Outside Date if earlier);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such breach is curable by the Company or the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 8.01(e) until the earlier of: (i) 30 days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company or the Company, as applicable, continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30-day period or the Outside Date if earlier);

(f) by either Parent or the Company, if, at the Extraordinary Meeting (including any adjournments thereof), the Parent Shareholder Matters are not duly adopted by the shareholders of Parent by the requisite vote under the DGCL and the Parent Organizational Documents; or

(g) by Parent, if the Company Stockholder Approval shall not have been obtained within 24 hours following the effectiveness of the Registration Statement.

Section 8.02 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.01 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 6.04, Section 6.07, this Section 8.02, Article X and the Confidentiality Agreement shall survive the termination of this Agreement; (ii) nothing herein shall relieve any Party from Liability for any Willful Breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement, (iii) or any Person’s Liability under any Subscription Agreement, any Support Agreements or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder. As used herein, the term “Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes a material breach of this Agreement, with the actual knowledge that the taking of such action or failure to act would reasonably be expected to constitute or result in a breach of this Agreement.

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ARTICLE IX.
NO SURVIVAL

Section 9.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in Article III or Article IV, as applicable.

ARTICLE X.
GENERAL PROVISIONS

Section 10.01 Stockholder Representative.

(a) The Stockholder Representative shall act as the representative of the Company Stockholders in respect of all matters arising under this Agreement or the Transaction Agreements after Closing, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Company Stockholder or the Stockholder Representative, including to enforce any rights granted to any Company Stockholder hereunder, in each case as the Stockholder Representative believes is necessary or appropriate under this Agreement and the Transaction Agreements, for and on behalf of the Company Stockholders. The Company Stockholders shall be bound by all such actions taken by the Stockholder Representative and no Company Stockholder shall be permitted to take any such actions. The Stockholder Representative is serving as the Stockholder Representative solely for purposes of administrative convenience, and is not personally liable (except in its capacity as a Company Stockholder hereunder) for any of the obligations of the Company or any of Company Stockholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Stockholder Representative or the underlying assets of the Stockholder Representative for the satisfaction of any obligations of the Company or any of the Company Stockholders. The Stockholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Stockholder Representative of the Stockholder Representative’s duties or the exercise by the Stockholder Representative of the Stockholder Representative’s rights and remedies under this Agreement or any Transaction Agreement, except in the case of its bad faith or willful misconduct. No bond shall be required of the Stockholder Representative. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Transaction Agreement. Without limiting the generality of the foregoing, the Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Transaction Agreements, and to consent to any amendment hereof or thereof on behalf of all Company Stockholders and their respective successors. Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Stockholder Representative relating to this Agreement or any Transaction Agreement.

(b) The Company Stockholders will indemnify and hold harmless the Stockholder Representative from and against any and all Losses arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Transaction Agreement, in each case as such Loss is suffered or incurred; provided, that, in the event that any such Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Stockholders the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. The Stockholder Representative shall be entitled to reimbursement by the Company Stockholders from funds paid to it under Section 2.13 and/or otherwise received by it in its capacity as the Stockholder Representative pursuant to or in connection with this Agreement (including for the benefit of the Company Stockholders), for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other

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agents and consultants) incurred by the Stockholder Representative in such capacity. In the event that the Stockholder Representative determines, in its sole and absolute discretion, that the funds paid to the Stockholder Representative pursuant to Section 2.13 or otherwise exceed the Stockholder Representative Expenses, the Stockholder Representative shall pay such excess amount to the Company Stockholders (pro rata in accordance with the number of shares of Company Capital Stock held by each of them immediately prior to the Effective Time) as an addition to the Merger Consideration; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall such excess amount become payable to Parent or the Surviving Corporation. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. The Company Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c) The Stockholder Representative may resign at any time by giving 30 days’ notice to Parent and the Company Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a new Stockholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of the Company Stockholders who held of a majority of the Company Capital Stock of the Company immediately prior to the Effective Time.

Section 10.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, or Merger Sub, and to the Company following Closing, to:
D8 Holdings Corp.
Attention: Walmond Chong
Unit 1008, 10/F, Champion Tower,
3 Garden Road, Central, Hong Kong
E-mail: walmond.chong@celadonpartners.com
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Elliott Smith
Gary R. Silverman
Emery Choi
Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com
emery.choi@whitecase.com
if to the Company, prior to the Closing, to:
Vicarious Surgical Inc.
Attn: Adam Sachs, President
56 Roland St #2R
Charlestown, MA 02129
Email: asachs@vicarioussurgical.com

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with a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention:	Edwin C. Pease
Andrew D. Thorpe
Laurence P. Naughton
Email:
pease@mintz.com
adthorpe@mintz.com
lpnaughton@mintz.com
if to the Stockholder Representative, to:
Adam Sachs
c/o Vicarious Surgical Inc.
56 Roland St #2R
Charlestown, MA 02129
Email: asachs@vicarioussurgical.com
with a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Edwin C. Pease
Email: ecpease@mintz.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.03 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an exhibit or schedule, such reference shall be to an exhibit or schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, subsections or clauses, such reference shall be to a Section, subsection or clause of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Snowball” online datasite hosted by Intralinks Inc. at least two Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

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Section 10.04 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.05 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the exhibits and schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 6.11 and Section 10.12, Section 10.13, Section 10.14 and Section 10.15 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 10.06 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.07 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Stockholder Representative shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Section 10.08 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 10.09 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Person

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and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware Law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.02. Notwithstanding the foregoing in this Section 10.09, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an Order issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.10 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.11 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 10.12 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that, Sponsor may assign its rights and interests hereunder to any Person in connection with the dissolution or other winding up of Sponsor. Subject to the first sentence of this Section 10.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.13 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; provided, that, the prior written consent of Sponsor or its designee will be required for any amendment to Section 10.05 and Section 10.12 through Section 10.14.

Section 10.14 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company (on behalf of itself and the Company Stockholders) may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements

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or conditions for the benefit of such Party contained herein; provided, that, the prior written consent of Sponsor or its designee will be required prior to any waiver or extension of Section 10.05 through Section 10.14 to the extent adversely affecting Sponsor. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 10.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any Liability for any Liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal Liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 10.15 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.15. This Section 10.15 shall be binding on all successors and assigns of Parties.

Section 10.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) except in the case of Section 5.01 and Section 5.02, it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Legal Requirement, (b) an admission of any Liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Parent and Merger Sub or the Company, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable. Neither the Company nor Parent shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

D8 HOLDINGS CORP.
By:	/s/ Donald Tang
	Name:	Donald Tang
	Title:	Director
SNOWBALL MERGER SUB, INC.
By:	/s/ Donald Tang
	Name:	Donald Tang
	Title:	Director
VICARIOUS SURGICAL INC.
By:	/s/ Adam Sachs
	Name:	Adam Sachs
	Title:	Chief Executive Officer
By:	/s/ Adam Sachs
Adam Sachs, in his capacity as the Stockholder Representative

[Signature Page to Agreement and Plan of Merger]

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Schedule A

Defined Terms

Section 1 Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

A&R Registration Rights Agreement	Recitals
Accredited Investor	Schedule A
Additional Parent SEC Reports	Section 4.07(a)
Affiliate	Schedule A
Aggregate Exercise Price	Schedule A
Aggregate Transaction Proceeds	Schedule A
Agreement	Preamble
Anti-Corruption Laws	Section 3.24(a)
Anti-Money Laundering Laws	Section 3.24(a)
Antitrust Laws	Schedule A
Approvals	Section 3.06(b)
Base Value	Schedule A
Business Day	Schedule A
Cash and Cash Equivalents	Schedule A
Cayman Parent Units	Recitals
Cayman Parent Warrant	Recitals
Certificate	Section 2.07(a)(iii)
Certificate of Merger	Section 1.04(d)
Certifications	Section 4.07(a)
Change in Recommendation	Section 6.01(b)
Charter Documents	Schedule A
Closing	Section 1.01
Closing Date	Section 1.01
Closing Form 8-K	Section 6.03(c)
Closing Press Release	Section 6.03(c)
Code	Schedule A
Company	Preamble
Company Benefit Plan	Section 3.12(a)
Company Business Combination	Section 6.19(a)
Company Capital Stock	Schedule A
Company Cash	Schedule A
Company Class A Common Stock	Section 3.03(a)
Company Class B Common Stock	Section 3.03(a)
Company Common Stock	Section 3.03(a)
Company Disclosure Letter	Article III
Company Equity Incentive Plans	Schedule A
Company IT Systems	Schedule A
Company Material Adverse Effect	Schedule A
Company Material Contract	Section 3.20(a)
Company Options	Schedule A
Company Organizational Documents	Schedule A
Company Preferred Stock	Section 3.03(a)
Company Real Property Leases	Section 3.14(b)
Company Stockholder	Schedule A
Company Stockholder Approval	Recitals

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Company Stockholder Released Parties	Section 6.17(a)
Company Transaction Costs	Schedule A
Company Warrant	Section 2.09(d)
Company’s Privacy Notices	Section 3.19(a)
Confidentiality Agreement	Schedule A
Contract	Schedule A
Copyleft Terms	Section 3.18(g)
Copyrights	Schedule A
COVID-19	Schedule A
COVID-19 Measures	Schedule A, See
D&O Indemnified Party	Section 6.11(a)
D&O Tail	Section 6.11(b)
DEH	Section 4.12
DEH WS	Section 4.12
DEH.U	Section 4.12
Derivative Rights	Schedule A
DGCL	Recitals
Director Nomination Agreement	Section 1.03(a)(iii)
Dissenting Shares	Section 2.10
Domesticated Parent Class A Stock	Recitals
Domesticated Parent Class B Stock	Recitals
Domesticated Parent Stoc	Recitals
Domesticated Parent Warrant	Recitals
Domestication	Recitals
Effective Time	Section 2.01
Environmental Law	Schedule A
Equity Interests	Schedule A
ERISA	Schedule A
ERISA Affiliate	Schedule A
Exchange Act	Schedule A
Exchange Agent	Section 2.08(b)
Exchange Fund	Section 2.08(c)
Excluded Share	Section 2.07(a)(vi)
Exercise Price Deduction	Schedule A
Extraordinary Meeting	Section 6.01(b)
Financial Statements	Section 3.08(a)
Fully Diluted Adjusted Merger Consideration	Schedule A
Fundamental Representations	Schedule A
GAAP	Schedule A
Government Contract	Schedule A
Governmental Entity	Schedule A
Hazardous Material	Schedule A
HSR Act	Section 3.05(b)
Indebtedness	Schedule A
Indebtedness Amount	Schedule A
Insurance Policies	Section 3.21
Intellectual Property	Schedule A
Intended Tax Treatment	Recitals
IT Systems	Schedule A
Knowledge	Schedule A
Law	Schedule A

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Leased Real Property	Section 3.14(b)
Legal Proceeding	Schedule A
Legal Requirements	Schedule A
Liabilities	Schedule A
Licensed Intellectual Property	Schedule A
Lien	Schedule A
Losses	Schedule A
Merger Consideration	Schedule A
Merger Sub	Preamble
Merger Sub Common Stock	Section 4.03(b)
NYSE	Section 4.07(a)
OFAC	Schedule A
Offer Documents	Section 6.01(a)(i)
Order	Schedule A
Outside Date	Section 8.01(b)
Owned Intellectual Property	Schedule A
Parent	Preamble
Parent Business Combination	Section 6.19(c)
Parent Bylaws	Recitals
Parent Cash	Schedule A
Parent Charter	Recitals
Parent Class A Share	Section 4.03(a)
Parent Class B Share	Section 4.03(a)
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.07(b)
Parent Financing Certificate	Section 1.02
Parent Material Adverse Effect	Schedule A
Parent Option	Section 2.09(a)
Parent Organizational Documents	Schedule A
Parent Preference Shares	Section 4.03(a)
Parent Released Parties	Section 6.17(b)
Parent SEC Reports	Section 4.07(a)
Parent Shareholder Approval	Schedule A
Parent Shareholder Matters	Section 6.01(b)
Parent Shareholder Redemption	Section 6.01(b)
Parent Shares	Schedule A
Parent Transaction Costs	Schedule A
Parent Units	Schedule A
Parent Warrant	Section 2.09(d)
Party	Preamble
Patents	Schedule A
PCAOB Financial Statements	Section 5.03(a)
Permitted Lien	Schedule A
Person	Schedule A
Personal Information	Schedule A
PIPE Investment	Recitals
PIPE Investment Amount	Section 4.13
PIPE Investors	Section 4.13
Privacy Laws	Schedule A
Private Placement Warrants	Section 4.03(a)
Proxy Statement	Section 6.01(a)(i)

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Proxy Statement/Registration Statement	Section 6.01(a)(i)
Public Official	Schedule A
Public Warrants	Section 4.03(a)
Q1 Financial Statements	Section 5.03(b)
Registered IP	Section 3.18(a)
Registration Statement	Schedule A
Registration Statement Securities	Section 6.01(a)(i)
Regulatory Filings	Section 6.02(b)
Related Parties	Schedule A
Released Claims	Section 6.07
Remedies Exception	Section 3.04
Representatives	Section 6.19(a)
Required Company Stockholders	Schedule A
Restricted Cash	Schedule A
Sanctions	Section 3.24(d)
SEC	Schedule A
Securities Act	Schedule A
Software	Schedule A
Specially Designated National or Blocked Person	Section 3.24(d)
Sponsor	Schedule A
Sponsor Support Agreement	Recitals
Stockholder Representative	Preamble
Stockholder Representative Expenses	Section 2.13
Subscription Agreements	Section 4.13
Subsidiary	Schedule A
Support Agreements	Recitals
Surrender Documentation	Section 2.08(d)
Surviving Corporation	Recitals
Tax	Schedule A
Tax Return	Schedule A
Taxes	Schedule A
Top Suppliers	Section 3.25(a)
Trade Secrets	Schedule A
Trademarks	Schedule A
Transaction Agreements	Schedule A
Transactions	Schedule A
Treasury Regulation	Schedule A
Trust Account	Section 4.14(a)
Trust Agreement	Section 4.14(a)
Trust Termination Letter	Section 6.05(a)
Trustee	Section 4.14(a)
WARN	Section 3.13(d)
Warrant Agreement	Schedule A
Written Consent	Section 6.01(c)

Section 2 Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Accredited Investor” shall mean a Company Stockholder that (a) is an “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act; and (b) certifies, to the reasonable satisfaction of Parent, that such Company Stockholder is an Accredited Investor.

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“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” shall mean the sum of the exercise prices of all Company Options outstanding immediately prior to the Effective Time.

“Aggregate Transaction Proceeds” shall mean an amount equal to the sum of (i) the aggregate cash proceeds available for release to the Parent from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all Parent Shareholder Redemptions) and (ii) the PIPE Investment Amount.

“Antitrust Laws” shall mean the HSR Act and any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Base Value” shall mean an amount equal to $1,000,000,000.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Hong Kong are authorized or required by Legal Requirements to close.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt: (a) Cash and Cash Equivalents shall be determined in accordance with GAAP using the accounting principles, methodologies and policies of the Company consistent with past practice; and (b) the amount of Cash and Cash Equivalents as of any given time shall be: (i) decreased by: (A) any Restricted Cash; and (B) any checks, drafts and wires issued as of such time that have not yet cleared; and (ii) increased by any deposits in transit as of such time that have not yet cleared.

“Charter Documents” shall mean, as to any Person, the certificate of incorporation and bylaws (or other comparable governing instruments with different names), as amended and currently in effect.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Cash” shall mean, as of 12:01 a.m., Eastern Time, on the Closing Date, an amount equal to all Cash and Cash Equivalents of the Company.

“Company Equity Incentive Plans” shall mean the Company’s 2014 Stock Incentive Plan, as amended.

“Company IT Systems” shall mean any and all IT Systems owned, leased, or licensed by the Company that are used (or held for use) in or in connection with the business of the Company.

“Company Material Adverse Effect” shall mean any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had or would be reasonably likely to have a materially adverse effect on the business, assets, financial condition or results of operations of the Company; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that no change, event, circumstance, fact or occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would be reasonably likely to occur: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after

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the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general business or economic conditions, including changes in the credit, debt, securities, financial, capital or securities markets generally, or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that, this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, other than as a result of compliance with Section 6.01; provided, however, that if a change or effect related to clauses (iv) through (vii) disproportionately adversely affects the Company compared to other Persons operating in the same industry as the Company, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Options” shall mean any options granted under the Company Equity Incentive Plans to purchase shares of Company Capital Stock.

“Company Organizational Documents” shall mean the Fourth Amended and Restated Certificate of Incorporation of the Company, dated as of July 1, 2020, the Bylaws of the Company, and any other similar organizational documents of the Company, as each may be amended, modified or supplemented.

“Company Stockholder” shall mean a holder of a share of Company Capital Stock, Company Option, Company Warrant issued and outstanding immediately prior to the Effective Time.

“Company Transaction Costs” shall mean all fees, costs and expenses of the Company, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention or similar payments payable as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date, and the employer portion of payroll or similar Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date in connection with or anticipation of the consummation of the Transactions whether payable before (to the extent unpaid), on or following the Closing Date and the employer portion of payroll or similar Taxes payable as a result of the foregoing amounts; (c) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company; (d) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions; (e) all costs, fees and expenses related to the D&O Tail; (f) 50% of any filing fees required for any filing made pursuant to the HSR Act, and (g) the Stockholder Representative Expenses, but excluding (i) any and all costs, fees and expenses incurred in connection with the preparation and filing of the Proxy Statement (and any Registration Statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC, (ii) any and all costs, fees and expenses incurred in connection with the listing on the NYSE of the shares of Domesticated Parent Stock issued in connection with the Transactions, (iii) any transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other similar Taxes and fees (including any penalties or interest) payable in connection with the Transactions, and (iv) any other amounts payable by Parent hereunder.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated January 10, 2021, by and between Parent and the Company, as amended or supplemented from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

Annex A-63

“COVID-19 Measures” shall mean the regulations, measures, recommendations, directives, guidelines or Orders promulgated or issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, to address COVID-19.

“Derivative Rights” shall mean, with respect to any Equity Interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other Equity Interest in, such Person.

“Environmental Law” shall mean any and all applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or human health and safety.

“Equity Interests” shall mean with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Adjusted Merger Consideration” shall mean, with respect to each share (calculated separately for each separate class) of Company Capital Stock, such portion of the Merger Consideration it would be entitled to receive if the Merger Consideration was distributed to all Company Stockholders in accordance with the distribution and liquidation mechanics in the Company Organizational Documents; provided, that, the number of shares of the Merger Consideration received by any single Company Stockholder shall be rounded down to the nearest whole number of shares; provided, further, that for the purposes of this definition, all Company Options (whether vested or unvested) and Company Warrants will be deemed to have been exercised immediately prior to the Effective Time.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 3.01 (Organization and Qualification); Section 3.02 (No Subsidiaries); Section 3.03 (Capitalization); Section 3.04 (Due Authorization); and Section 3.17 (Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 4.01 (Organization and Qualification); Section 4.02 (Parent Subsidiaries); Section 4.03 (Capitalization); Section 4.04 (Authority Relative to this Agreement); and Section 4.19 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, including all amendments, modifications and options thereunder or relating thereto between the Company, on the one hand, and: (a) any Governmental Entity; (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (c) any subcontractor at any tier performing work that is directly charged to any contract of a type described in clauses (a) or (b) above, on the other hand.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

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“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste” or words of similar meaning or effect, or otherwise regulated under any Environmental Law, including any asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, chlorinated solvents, per- and polyfluoroalkyl substances, petroleum, petroleum byproducts, petroleum breakdown products, or radioactive materials.

“Indebtedness” shall mean and include any of the following (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien on assets or properties of the Company, (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) any Liability in respect of banker’s acceptances or letters of credit (to the extent drawn), (g) obligations under any interest rate, currency or other hedging agreement, (h) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (i) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or Liability of any other Person of a type described in clauses (a) through (i) above, or (j) with respect to any indebtedness, obligation, claim or Liability of a type described in clauses (a) through (i) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indebtedness Amount” shall mean, as of 12:01 a.m., Eastern Time, on the Closing Date, the aggregate amount of the Indebtedness.

“Intellectual Property” shall mean any and all rights, title, or interests in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) all patents, patent applications and invention disclosures, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all registered and unregistered trademarks, business marks, service marks, certification marks, brand names, trade dress rights, slogans, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, Software, pictorial and graphic works, mask work rights, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media usernames and accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, customer lists, business plans, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

“IT Systems” shall mean Software (including firmware and middleware), systems, hardware, networks, servers, computers, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, databases, websites, and all other information technology equipment, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.01KN of the Company Disclosure Letter; and (b) with respect to Parent or Merger Sub, the individuals listed on Schedule 1.01KN of the Parent Disclosure Letter.

Annex A-65

“Law” shall mean any statute, law, ordinance, policy, rule or regulation of any Governmental Entity and all judicial interpretations thereof.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Intellectual Property” shall mean all Intellectual Property owned by a third Person and licensed to or otherwise used (or held for use) by the Company.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Merger Consideration” shall mean the number of shares of Domesticated Parent Stock equal to the quotient obtained by dividing (a)(i) the Base Value; plus (ii) the Aggregate Exercise Price; (iii) plus Company Cash, (iii) minus the Indebtedness Amount, minus (iv) the Company Transaction Costs by (b) $10.00.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Owned Intellectual Property” shall mean any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company.

“Parent Cash” shall mean, as of the date of determination: (a) all amounts in the Trust Account; plus (b) all other Cash and Cash Equivalents of Parent; plus (c) the PIPE Investment Amount.

“Parent Material Adverse Effect” shall mean any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had or would be reasonably likely to have a materially adverse effect on the business, assets, financial condition or results of operations of Parent and Merger Sub, taken as a whole; or (b) is reasonably likely to prevent the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that no change, event, circumstance, fact or occurrence or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect pursuant to clause (a) has occurred or would be reasonably likely to occur: (i) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or securities markets, or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; or (iv) changes attributable to the public announcement or pendency of

Annex A-66

the Transactions (including the PIPE Investment and the Domestication), provided, however, that if a change or effect related to clauses (i) through (iii) disproportionately adversely affects Parent compared to other “SPACs” operating in the industries in which Parent operates, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent Organizational Documents” shall mean the Amended and Restated Memorandum of Association of Parent, dated as of July 14, 2020 and any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Shareholder Approval” shall mean the approval of the Parent Shareholder Matters identified in clauses (I) through (VI) of Section 6.01(b) by an affirmative vote of the holders of at least two-thirds of the outstanding Parent Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Organizational Documents) at a Parent shareholders’ meeting duly called by the board of directors of Parent and held for such purpose.

“Parent Shares” shall mean (a) prior to the Domestication, Parent Class A Shares and Parent Class B Shares, and (b) from and following the Domestication, the Domesticated Parent Stock.

“Parent Transaction Costs” shall mean: (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing (including, without limitation, 50% of any filing fees required for any filing made pursuant to the HSR Act); and (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Share and one-half of one Public Warrant.

“Permitted Lien” shall mean: (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and, in each case, that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to real property that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of the affected real property by the Company; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (d) in the case of real property, zoning, building code, or other planning restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, materially detract from the value of, or interfere in any material respect with the present use of or occupancy of the affected real property by the Company; (e) Liens incurred in connection with capital lease obligations of the Company; and (f) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record and arising in the ordinary course and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of, the assets of the Company.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by Applicable Legal Requirements, or by the Company in any of its privacy policies, notices or Contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person, household or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, household or device, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

Annex A-67

“Privacy Laws” shall mean any and all Applicable Legal Requirements, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the privacy, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, Swiss-U.S. Privacy Shield, General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA) and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Public Official” shall mean any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the Registration Statement Securities.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equity holders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Required Company Stockholders” shall mean each of the holders of the Company Capital Stock set forth on Schedule 1.01RCS of the Company Disclosure Letter.

“Restricted Cash” shall mean restricted cash as determined in accordance with GAAP.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Sponsor” shall mean D8 Sponsor LLC, a Cayman Islands limited liability company.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, alternative minimum, capital gains, windfall profits, premium, occupation, value added, ad valorem, transfer, franchise, capital stock, withholding, payroll, recapture, net worth, employment, workers compensation, unemployment, disability, severance, social security, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) together with all deficiency assessments, interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts.

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“Tax Return” shall mean any federal, state, local or foreign return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any election, declaration, disclosure, schedule, estimate or attachment thereto and any amendment thereof.

“Transaction Agreements” shall mean this Agreement, the Support Agreements, the Sponsor Support Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent Charter, the Parent Bylaws, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated by or pursuant to this Agreement or the Transaction Agreements, including the Merger and the Domestication.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated July 14, 2020, by and between Parent and Continental Stock Transfer & Trust Company, as amended or supplemented from time to time.

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Exhibit A

[See Annex B-1 to this proxy statement/prospectus]

Annex A-70

Exhibit B

[See Annex B-2 to this proxy statement/prospectus]

Annex A-71

Exhibit C

Form of Support Agreement

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of April 15, 2021 by and among D8 Holdings Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (“Parent”), and Vicarious Surgical Inc., a Delaware corporation (the “Company”), and the undersigned Company stockholders (the “Company Stockholders” and each a “Company Stockholder”).

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, the Stockholder Representative and Snowball Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, at the Closing, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving as a direct, wholly owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. As used herein the term “Voting Shares” shall mean all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Company Stockholder, including (a) any and all additional securities of the Company acquired and held in such capacity subsequent to the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (b) any additional securities of the Company with respect to which such Company Stockholder has the right to vote through a proxy. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

Section 2. Representations and Warranties of the Voting Parties. Each Company Stockholder on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Company Stockholder and such Company Stockholder’s ownership of its Voting Shares set forth on Annex A as follows:

(a) Organization; Authority. If such Company Stockholder is a legal entity, (i) such Company Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of such Company Stockholder’s jurisdiction of organization, and (ii) such Company Stockholder has all requisite power and authority and has taken all action necessary in order to enter into this Agreement, to perform fully such Company Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Company Stockholder is a natural person, such Company Stockholder has full power, right and the legal capacity to enter into this Agreement and to perform his or her obligations hereunder. If such Company Stockholder is a legal entity, this Agreement has been duly authorized, executed and delivered by such Company Stockholder. This Agreement constitutes a valid and binding obligation of such Company Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

(b) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of such Company Stockholder is required in connection with the execution, delivery and performance of this Agreement. If such Company Stockholder is a natural person, no consent of such Company Stockholder’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Company Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

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(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, such Company Stockholder’s organizational documents (if applicable), any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Company Stockholder or to such Company Stockholder’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or materially delay the consummation of the Merger or that would reasonably be expected to prevent such Company Stockholder from fulfilling its obligations under this Agreement.

(d) Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, such Company Stockholder (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than restrictions under applicable securities laws) and (ii) has good, valid and marketable title to and has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) that certain Third Amended and Restated Investors’ Rights Agreement, dated as of July 2, 2020 (the “Investor Rights Agreement”), by and among the Company and the stockholders of the Company party thereto, (B) that certain Third Amended and Restated Voting Agreement, dated as of July 2, 2020 (the “Voting Agreement”), by and among the Company and the stockholders of the Company thereto, (C) that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 2, 2020 (the “ROFR and Co-Sale Agreement” and, together with the Investor Rights Agreement and the Voting Agreement, and all side letters and similar arrangements between such Company Stockholder and the Company, the “Company Affiliate Agreements”), (D) the Fourth Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof (the “Charter”) and (E) the bylaws of the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Company Stockholder is a party relating to the pledge, acquisition, disposition, transfer or voting of its Voting Shares and there are no voting trusts or voting agreements with respect to its Voting Shares, or otherwise relating to such Company Stockholder’s rights as a stockholder of the Company. As of the date hereof, such Company Stockholder does not Beneficially Own any Voting Shares or any options, warrants or other rights to acquire any additional Voting Shares or shares of common stock of the Company or any security exercisable for or convertible into Voting Shares, other than as set forth on Annex A.

(e) No Litigation. (i) There is no Legal Proceeding pending against, or, to the knowledge of such Company Stockholder, threatened against, such Company Stockholder or any of its Affiliates and (ii) neither such Company Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgements, order, writ, injunction, decree or award of any Governmental Entity, in each case, that would reasonably be expected to prevent, delay or impair or materially adversely affect the ability of such Company Stockholder to perform such Company Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

(f) Reliance. Such Company Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement expressly in reliance upon such Company Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of such Company Stockholder contained in this Agreement.

(g) Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Company Stockholder.

(h) Other Agreements. Such Company Stockholder has not taken or permitted any action that would or would reasonably be expected to (i) constitute or result in a breach hereof, (ii) make any representation or warranty of such Company Stockholder set forth herein untrue or inaccurate or (iii) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

(i) Sophisticated Investor. Such Company Stockholder acknowledges that such Company Stockholder is a sophisticated investor and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based

Annex A-73

on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that such Company Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement. Such Company Stockholder acknowledges that Parent and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Voting Shares held by such Company Stockholder are irrevocable.

Section 3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.

(a) Each Company Stockholder agrees during the term of this Agreement (x) to vote or cause to be voted the Voting Shares he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof, and (y) to execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to the Charter, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to the Company Stockholders: (i) in favor of (A) the Merger and the Merger Agreement and the other transactions contemplated thereby, (B) any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company (other than approval of the LTIP to the extent it materially deviates from the form attached to the Merger Agreement), (C) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (D) the termination of the Company Affiliate Agreements, immediately prior to, and contingent upon, the consummation of the Merger, with no further obligations or liability of the Company following such termination; and (ii) against (A) any proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company, or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (C) any action, proposal, transaction or agreement that such Company Stockholder would reasonably expect to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Charter Documents), except as contemplated by this Agreement.

(b) Each Company Stockholder hereby appoints Adam Sachs, and any designee of Adam Sachs, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Section 3(a) and Section 3(b) hereof. This proxy and power of attorney is given to secure the performance of the duties of each Company Stockholder under this Agreement. Each Company Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Company Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by each Company Stockholder with respect to the Voting Shares. The power of attorney granted by each Company Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Company Stockholder. The proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement.

(c) From time to time, at the request of the Company, each Company Stockholder shall take all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Merger. Without limiting the generality of the foregoing, each Company Stockholder agrees to execute, in accordance with and as contemplated by the Merger Agreement, (A) a letter of transmittal tendering its Voting Shares in the Merger and (B) such other instruments as may be reasonably requested to evidence the termination of the Company Affiliate Agreements.

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(d) The board of directors of Company shall not withdraw its recommendation to the shareholders of Company that they vote in favor of the Parent Shareholder Matters (as defined in the Merger Agreement); provided however that the board of directors of Company may withdraw its recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to withdraw its recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to its shareholders, in which case it may withdraw such recommendation. In the event that (a) the board of directors does withdraw its recommendation pursuant to the foregoing or (b) the Merger Agreement is amended in a manner that decreases the amount or changes the form of consideration to be received by a Company Stockholder, the obligations of each Company Stockholder specified in this Section 3 shall not apply and the proxy described above shall be revoked.

Section 4. No Voting Trusts or Other Arrangement. Each Company Stockholder agrees that during the term of this Agreement, such Company Stockholder will not, and will not permit any entity under such Company Stockholder’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, except as contemplated in this Agreement. Each Company Stockholder hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

Section 5. Transfer and Encumbrance. Each Company Stockholder agrees that during the term of this Agreement, such Company Stockholder will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or such Company Stockholder’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Company Stockholder to (a) a Person holding more than 5% of the voting equity securities of the Company immediately prior to such Transfer, (b) any investment fund or other entity controlled or managed by or under common management or control with such Company Stockholder or affiliates of such Company Stockholder, (c) to another corporation, partnership, limited liability company, trust, private foundation, or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Company Stockholder, including, in the case of Gates Frontier, LLC, Bill & Melinda Gates Foundation Trust or (d) if such Company Stockholder is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Parent, to be bound by all of the terms of this Agreement.

Section 6. Appraisal and Dissenters’ Rights. Each Company Stockholder hereby (a) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger or any other Transactions that Company Stockholder may have by virtue of ownership of Voting Shares and (b) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any other Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Merger Agreement, the Merger or any other Transactions.

Section 7. Redemption and Registration Rights. Each Company Stockholder agrees not to (a) exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof or (b) exercise any registration rights or other rights granted pursuant to the Investor Rights Agreement, with respect to any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

Section 8. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time and (b) the date on which the Merger Agreement is validly terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that, nothing in this Section 8 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination and Section 12 to Section 15 shall survive any termination of this Agreement.

Annex A-75

Section 9. Public Announcements; Filings; Disclosures. The Company Stockholders (and the Company Stockholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion), except (a) as required by applicable law or court process, in which case the applicable Company Stockholder shall use its best efforts to provide Parent and Parent’s legal counsel with a reasonable opportunity to review and comment on such Public Communication (solely with respect to such portions that relate to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement) in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (b) with respect to a Public Communication that is consistent with prior disclosures by Parent; provided, that, the foregoing shall not apply to any disclosure required to be made by the applicable Company Stockholder to a Governmental Entity so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Parent pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary in this Section 9, if the Company Stockholder is a director or officer of the Company, in his or her capacity as a director or officer of the Company, he or she may make public statements in such capacity to the extent permitted under the Merger Agreement.

Section 10. Non-Solicitation. Each Company Stockholder acknowledges that such Company Stockholder has read Section 6.19 (No Solicitation) of the Merger Agreement. In addition, each Company Stockholder, solely in the Company Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 6.19 of the Merger Agreement if such Company Stockholder were deemed a “Representative” of the Company for purposes of Section 6.19 of the Merger Agreement; provided, that, the foregoing shall not serve to limit or restrict any actions taken by such Company Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are in compliance with or required under Section 6.19 of the Merger Agreement.

Section 11. No Agreement as Director or Officer. Each Company Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company. No Company Stockholder makes any agreement or understanding in this Agreement in such Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer of the Company or any of its Subsidiaries (if Company Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Company Stockholder (or any Affiliate, partner or employee of Company Stockholder) in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in any Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Company Stockholder (or any Affiliate, partner or employee of Company Stockholder) from exercising his or her fiduciary duties as an officer or director to the Company or its Subsidiaries.

Section 12. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

Section 13. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Annex A-76

Section 14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, to:

D8 Holdings Corp.

Unit 1008, 10/F, Champion Tower,

3 Garden Road, Central, Hong Kong

Attention:     Walmond Chong

Email:           walmond.chong@celadonpartners.com

with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:     Elliott Smith

Gary R. Silverman

Emery Choi

Email:           elliott.smith@whitecase.com

gary.silverman@whitecase.com

emery.choi@whitecase.com

if to the Company to:

Vicarious Surgical Inc.

56 Roland Street, Suite 2R

Charlestown, MA 02129

Attention:     Adam Sachs, President

Email:           asachs@vicarioussurgical.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:     Edwin C. Pease

Email:           ecpease@mintz.com

if to the Company Stockholder(s), to the address(es)set forth on Annex A hereto,

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 15. Miscellaneous.

(a) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 10.08 and Section 10.09 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

(b) Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Annex A-77

(c) Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

(d) Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(e) Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to give effect to the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

Annex A-78

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PARENT
D8 HOLDINGS CORP.
By:
	Name:	Donald Tang
	Title:	Director

[Signature Page to Voting Agreement]

Annex A-79

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY
VICARIOUS SURGICAL INC.
By:
	Name:	Adam Sachs
	Title:	Chief Executive Officer

[Signature Page to Voting Agreement]

Annex A-80

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:

Adam Sachs

Sammy Khalifa

Barry Greene

[Signature Page to Voting Agreement]

Annex A-81

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:
INNOVATION ENDEAVORS III LP
By:
	Name:	Dror Berman
	Title:	Managing Member
	Email:	legallp@innovationendeavors.com

[Signature Page to Voting Agreement]

Annex A-82

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:
KHOSLA VENTURES V, LP
By:
	Name:	John Demeter
	Title:	General Counsel
Email:
KHOSLA VENTURES SEED C, LP
By:
	Name:	John Demeter
	Title:	General Counsel
Email:

[Signature Page to Voting Agreement]

Annex A-83

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:
CHELVEY INTERNATIONAL LIMITED
By:
	Name:	Robert James Quinlivan
	Title:	Director
Email:
By:
	Name:	Elsy Li Chun
	Title:	Director
Email:

[Signature Page to Voting Agreement]

Annex A-84

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:
GATES FRONTIER, LLC
By:
	Name:	Alan Heuberger
	Title:	Authorized Representative
Email:

[Signature Page to Voting Agreement]

Annex A-85

Exhibit D

Form of Sponsor Support Agreement

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (the “Sponsor Agreement”) is dated as of April 15, 2021, by and among D8 Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”), D8 Holdings Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (“Parent”), the undersigned individuals, each of whom is a member of Parent’s board of directors and/or management team (each of the undersigned individuals, an “Insider” and collectively, the “Insiders” and collectively with Sponsor, “Sponsor Parties”) and Vicarious Surgical Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor and certain Insiders are holders of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of Parent Class B Shares and Private Placement Warrants as set forth on Schedule I attached hereto (together with any other equity securities of Parent that the Sponsor and the Insiders hold of record or beneficially, as of the date of this Agreement, or acquire record or beneficial ownership of after the date hereof, collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Parent, Snowball Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Parent, on the terms and conditions set forth therein;

WHEREAS, the Parent, the Sponsor and the Insiders are party to those certain letter agreements, dated as of July 14, 2020 and April 9, 2021 (together, the “Insider Letter”), and, pursuant to Section 13 of the Insider Letter, wish to amend the Insider Letter as set forth in Section 1.8 hereto; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Section 6.03 (Other Filings; Press Release) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) 180 days after the Effective Time and (b) the occurrence of a Triggering Event (provided that, the 30 day consecutive trading day period referenced in the definition of Triggering Event shall have commenced no earlier than 90 days after the Effective Time), (the “Lock Up Period”), Sponsor and the Insiders shall not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, as amended, with respect to any Subject Securities owned by it, him or her (unless the transferee agrees to be bound by this Sponsor Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the

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economic consequences of ownership of any Subject Securities owned by it, him or her, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the actions described in clauses (i) – (iii), a “Transfer”). As used herein, “Triggering Event” means that the share price equal to the volume weighted average closing sale price of one share of Domesticated Parent Class A Stock as reported on the NYSE (or the exchange on which the shares of Domesticated Parent Class A Stock are then listed) is greater than or equal to $12.00 for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Parent Class A Stock occurring on or after the Closing).

Section 1.3 Permitted Transferees. Notwithstanding anything to the contrary in Section 1.2, Sponsor and the Insiders (together with any permitted transferee pursuant to this Section 1.3 that has complied with this Section 1.3) may Transfer Subject Securities (i) to Parent’s officers or directors, any affiliate or family member of any of Parent’s officers or directors, any members or partners of Sponsor or their affiliates, any affiliates of Sponsor, or any employees of such affiliates, (ii) to other Sponsor Parties, (iii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization, (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual, (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (vii) by private sales or transfers made in connection with any forward purchase agreement or similar agreement at prices no greater than the price at which the securities were originally purchased, (viii) in the event of Parent’s liquidation prior to the Closing, in accordance with the plan of liquidation and applicable law, (ix) by virtue of the laws of the Cayman Islands (or after the Closing, the laws of the State of Delaware) or Sponsor’s limited liability company agreement upon dissolution of Sponsor, or (x) in the event of Parent’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Parent’s shareholders having the right to exchange their shares of Parent Class A Share for cash, securities or other property; provided, however, that in the case of clauses (i) – (vii) or (ix), these permitted transferees must enter into a written agreement agreeing to be bound by this Sponsor Agreement.

Section 1.4 New Shares. In the event that (a) any Parent Shares, Private Placement Warrants, Public Warrants (together with Private Placement Warrants, the “Parent Warrants”) or other equity securities of Parent are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Shares or Parent Warrants of, on or affecting the Parent Shares or Parent Warrants owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Parent Shares, Parent Warrants or other equity securities of Parent after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Parent Shares or other equity securities of Parent after the date of this Sponsor Agreement (such Parent Shares, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities owned by Sponsor as of the date hereof.

Section 1.5 Sponsor Agreements

(a) At any meeting of the shareholders of Parent, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, Sponsor and each Insider shall (i) appear at each such meeting or otherwise cause all of its Parent Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Parent Shares:

(i) in favor of each Parent Shareholder Matter;

(ii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent;

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(iii) against any change in the business, management or board of directors of Parent (other than in connection with the Parent Shareholder Matters); and

(iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article VII (Conditions to the Transaction) of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.

Each Sponsor Party hereby agrees that such Sponsor Party shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor Party shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain letter agreement, dated as of July 14, 2020, by and among the Parent, Sponsor and Parent’s officers and directors (the “Insider Letter”), including the obligations of Sponsor pursuant to Section 1 therein to not redeem any Parent Shares owned by Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) Each Sponsor Party hereby irrevocably and unconditionally (but subject to the consummation of the Merger) (i) acknowledges that pursuant to Article 17.2 of the Amended and Restated Memorandum and Articles of Association of Parent (the “Parent Charter”), all of its shares of Parent Class B Share shall convert into Parent Class A Shares at the Initial Conversion Ratio (as defined in the Parent Charter) at the Effective Time and (ii) waives for itself, its successors and assigns any adjustment to the Initial Conversion Ratio to which it would otherwise be entitled pursuant to Article 17.3 of the Parent Charter or otherwise.

Section 1.6 Further Assurances. Each Sponsor Party shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Each Sponsor Party hereby represents and covenants that it, he or she has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

Section 1.8 Certain Amendments to Insider Letter. Parent, Sponsor and the Insiders hereby agree that the Insider Letter be amended as follows:

(a) Section 7(b) of the Insider Letter is hereby amended by adding the following sentence at the end of that section:

“Notwithstanding anything to the contrary in this Section 7, the Lock-Up Period for the Sponsor and the Insider(s) shall be as set forth in Section 1.2 of that certain Sponsor Support Agreement, dated as of April 15, 2021 by and among the Company, the Sponsor, the Insiders and Vicarious Surgical Inc.”

Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor and Insiders. Each Sponsor Party represents and warrants as of the date hereof, as follows:

(a) Organization; Due Authorization. Such Sponsor Party, if an entity, is duly organized, validly existing and in good standing under the Laws of its jurisdiction in which it is incorporated, formed, organized or constituted. Such Sponsor Party has full power and authority to execute and deliver this Sponsor Agreement and to perform such Sponsor Party’s obligations hereunder. If such Sponsor Party is an entity, the execution, delivery and performance by such Sponsor Party of this Sponsor Agreement of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. This Sponsor Agreement has been duly executed and delivered by such Sponsor Party

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and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Such Sponsor Party is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across such Sponsor Party’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Parent Charter Documents, (iii) the Merger Agreement, (iv) the Insider Letter, or (v) any applicable securities Laws. Such Sponsor Party’s Subject Securities are the only equity securities in Parent owned of record or beneficially by such Sponsor Party on the date of this Sponsor Agreement, and none of such Sponsor Party’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Parent Warrants held by Sponsor, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement does not, and the performance of such Sponsor Party’s obligations hereunder will not (i) in the case of Sponsor, conflict with or result in a violation of the organization documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or the Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance of such Sponsor Party’s obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor Party, or to the knowledge of such Sponsor Party threatened against such Sponsor Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 3.17 (Brokers; Third Party Expenses) of the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor Party, for which Parent or any of its Affiliates may become liable.

(f) Acknowledgment. Such Sponsor Party understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Sponsor Party’s execution and delivery of this Sponsor Agreement.

Article III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions, including but not limited to Section 1.2 hereof, shall terminate and be of no further force or effect upon the earliest of (a) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.01 thereof if the Closing has not occurred, (b) the liquidation of Parent, (c) the written agreement of Sponsor, Parent, and the Company and (d) the latest to occur of (i) the termination of the Insider Letter and (ii) the end of the Lockup Period. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related

Annex A-89

to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns or designees. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and the Sponsor or its designee, as the case may be.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Parent:

D8 Holdings Corp.

Unit 1008, 10/F, Champion Tower,

3 Garden Road, Central, Hong Kong

Attention:      Walmond Chong

Email:            walmond.chong@celadonpartners.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:      Elliott Smith

Gary R. Silverman

Emery Choi

Email:            elliott.smith@whitecase.com

gary.silverman@whitecase.com

emery.choi@whitecase.com

If to the Company:

Vicarious Surgical Inc.

56 Roland Street, Suite 2R

Charlestown, MA 02129

Attention:      Adam Sachs, President

Email:            asachs@vicarioussurgical.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:      Edwin C. Pease

Email:            ecpease@mintz.com

If to Sponsor or any Insider:

To Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:      Elliott Smith

Gary R. Silverman

Emery Choi

Email:            elliott.smith@whitecase.com

gary.silverman@whitecase.com

emery.choi@whitecase.com

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Section 3.9 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Trust Account Waiver. Section 6.07 (No Claim Against Trust Account) of the Merger Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis.

Section 3.11 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.12 Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The headings and captions used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

[Remainder of page intentionally left blank]

Annex A-92

IN WITNESS WHEREOF, Sponsor, Parent, the Insiders and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:
D8 SPONSOR LLC
By:
	Name:	Donald Tang
	Title:	Manager

[Signature Page to Sponsor Support Agreement]

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PARENT:
D8 HOLDINGS CORP.
By:
	Name:	Donald Tang
	Title:	Director

[Signature Page to Sponsor Support Agreement]

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COMPANY:
VICARIOUS SURGICAL INC.

By:
	Name:	Adam Sachs
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

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INSIDERS:

David Chu

Donald Tang

Robert Kirby

Michael Kives

Fred Langhammer

Terry Lundgren

David Ho

[Signature Page to Sponsor Support Agreement]

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Exhibit E

[Please see Annex D to this proxy statement/prospectus]

Annex A-97

Exhibit F

[See Annex E to this proxy statement/prospectus]

Annex A-98

Exhibit G

[See Annex F to this proxy statement/prospectus]

Annex A-99

Exhibit H

[Please see Annex C of this proxy statement/prospectus]

Annex A-100

Annex B-1

Form of Parent Charter Upon Domestication

CERTIFICATE OF INCORPORATION

OF

[•]

Pursuant to the provisions of § 242 and § 245 of the
General Corporation Law of the State of Delaware

ARTICLE 1.
NAME

The name of the corporation is [•].

ARTICLE 2.
REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].

ARTICLE 3.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4.
CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 323,000,000 shares, consisting of 300,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), 22,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of this Article 4) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

(A) Class A Common Stock and Class B Common Stock

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article 4 refer to sections and subsections of Part A of this Article 4.

1. Equal Status; General. Except as otherwise provided in this Certificate of Incorporation (as amended and/or restated from time to time, including pursuant to any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the

Annex B-1-1

holders of Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise required by applicable law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Class A Common Stock, as such, shall have the right to one vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock, as such, shall have the right to twenty votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended and/or restated from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are exclusively entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or applicable law.

3. Dividend and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4. Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class is concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

5. Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

Annex B-1-2

6. Certain Transactions.

6.1 Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock, or any consideration into which such shares are converted, upon the consolidation or merger of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having up to twenty times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.

6.2 Third-Party Tender or Exchange Offers. The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having up to twenty times the voting power of any securities exchangeable for each share of Class A Common Stock) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.

7. Conversion.

7.1 Optional Conversion of Class B Common Stock. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are

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uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Subsection 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to an Optional Class B Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.

7.2 Automatic Conversion of Class B Common Stock. To the extent set forth below, each applicable share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of an event described below (a “Mandatory Class B Conversion Event”):

(a) Transfers. Each share of Class B Common Stock that is subject to a Transfer (as defined in Section 10), other than a Permitted Transfer (as defined in Section 10), shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of such Transfer (other than a Permitted Transfer).

(b) Reduction in Voting Power. Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the first date on which the Founders, together with all other Qualified Stockholders, collectively cease to beneficially own at least [20]% of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Founders and their Permitted Transferees as of the Effective Date.

(c) Affirmative Vote. Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the date specified by the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Class B Common Stock, voting as a separate class.

(d) Death or Incapacity. Each outstanding share of Class B Common Stock held by a Founder or a Permitted Transferee of a Founder shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the death or Incapacity of such Founder.

(e) Ceasing to Provide Service. Each outstanding share of Class B Common Stock held by a Founder or a Permitted Transferee of a Founder shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the date that such Founder ceases to provide Service to the Corporation for any reason or no reason.

7.3 Certificates. Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event, represented one or more shares of Class B Common Stock subject to such Mandatory Class B Conversion Event shall, upon such Mandatory Class B Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class B Conversion Event or a Mandatory Class B Conversion Event (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder (or such other Person specified pursuant to Subsection 7.1) certificate(s) representing the shares of Class A Common Stock into which such holder’s shares

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of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to Subsection 7.1 or 7.2 shall thereupon automatically be retired and shall not be available for reissuance.

7.4 Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation or Bylaws of the Corporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith (it being understood, for the avoidance of doubt, that this sentence shall not authorize or empower the Corporation to expand upon the events that constitute a Mandatory Class B Conversion Event). If the Corporation has reason to believe that a Transfer or other Conversion Event giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other reasonably acceptable evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation). In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

8. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

9. Protective Provisions. Unless such action is first approved by the affirmative vote (or written consent) of the holders of two-thirds of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws, prior to the Final Conversion Date, the Corporation shall not, whether by merger, consolidation, certificate of designation or otherwise (i) amend, alter, repeal or waive any provision of Part A of this Article 4 (or adopt any provision inconsistent therewith), or (ii) except for the shares of Class B Common Stock issued pursuant to the Merger and as provided in Section 10 below, authorize, or issue any shares of, any class or series of capital stock of the Corporation entitling the holder thereof to more than one vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A Common Stock and Class B Common Stock.

10. Issuance of Additional Shares. From and after the Effective Date, additional shares of Class B Common Stock may be issued only to a Qualified Stockholder.

11. Definitions. For purposes of this Certificate of Incorporation:

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50 of the total voting power represented by the voting securities of the Corporation and more than 50% of the total number of outstanding shares

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of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Corporation and more than 50% of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction.

“Effective Date” means the date on which this Certificate of Incorporation is first effective.

“Family Member” means with respect to any natural person who is a Qualified Stockholder (a) the spouse of such Qualified Stockholder, (b) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (c) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

“Fiduciary” means a Person who (a) is an executor, personal representative, administrator, trustee, manager, managing member, general partner, director, officer or any other agent of a Person and (b) manages, controls or otherwise has decision-making authority with respect to such Person, but, in each case, only to the extent that such Person may be removed, directly or indirectly, by one or more Qualified Stockholders and replaced with another Fiduciary selected, directly or indirectly, by one or more Qualified Stockholders.

“Final Conversion Date” means the date on which no shares of Class B Common Stock shall remain outstanding.

“Founders” means Adam Sachs, Barry Greene and Sammy Khalifa.

“Incapacity” shall mean permanent and total incapacity such that a Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Founder has suffered an Incapacity, no Incapacity of such Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Change of Control Transaction.

“Merger” means the merger of Snowball Merger Sub Inc. with and into Vicarious Surgical Inc. pursuant to that certain Agreement and Plan of Merger, dated as of April 15, 2021, by and among D8 Holdings Corp., a Cayman Islands exempted company, Snowball Merger Sub Inc., a Delaware corporation, Vicarious Surgical Inc., a Delaware corporation and Adam Sachs, solely in his capacity as the Stockholder Representative thereunder.

“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Permitted Entity” means:

(a) a Permitted Trust for so long as such Permitted Trust is solely for the current benefit of a Qualified Beneficiary (and, for the avoidance of doubt, notwithstanding that a remainder interest in such Permitted Trust is for the benefit of any Person other than a Qualified Beneficiary);
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(b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity, in each case, for so long as such entity is exclusively owned, by (1) one or more Qualified Stockholders, (2) one or more Family Members of such Qualified Stockholders and/or (3) any other Permitted Entity of such Qualified Stockholders;

(c) any foundation or similar entity or any Qualified Charity for so long as (i) one or more Qualified Stockholders continues to, directly or indirectly, exercise Voting Control over any shares of Class B Common Stock from time to time Transferred to such foundation or similar entity or Qualified Charity, and/or (ii) a Fiduciary of such foundation or similar entity or Qualified Charity exercises Voting Control over such shares of Class B Common Stock;

(d) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code for so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;

(e) the executor or personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor or personal representative is acting in the capacity of executor or personal representative of such estate;

(f) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; or

(g) a revocable living trust (including any irrevocable administrative trust resulting from the death of the natural person grantor of such trust) which trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust.

Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity solely by reason of the death of that Qualified Stockholder.

“Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock:

(a) by a Qualified Stockholder that is not a Permitted Entity to (i) one or more Family Members of such Qualified Stockholder, (ii) any Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder;

(b) by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder; or

(c) any Transfer approved in advance by the Board, or a duly authorized committee of the Board, upon a determination that such Transfer is not inconsistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer.”

For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a holder thereof to any other Person shall qualify as a “Permitted Transfer” within the meaning of this Section, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section. For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section under any one or more than one of the clauses of this Section as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section.

“Permitted Transferee” means, as of any date of determination, a Person that is entitled to be a transferee of shares of Class B Common Stock in a Transfer that, as of such date, would constitute a Permitted Transfer.

“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder; (b) a Family Member of a Qualified Stockholder; or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

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“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

“Qualified Beneficiary” means (i) one or more Qualified Stockholders, (ii) one or more Family Members of a Qualified Stockholder and/or (iii) any other Permitted Entities of one or more Qualified Stockholders.

“Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

“Qualified Stockholder” means (i) the Founders, (ii) any Person that receives Class B Common Stock in the Merger, and (iii) any Person that is a Permitted Transferee.

“Service” shall mean employment by or the provision of services to the Corporation or a parent or subsidiary thereof as an advisor, officer, consultant or member of the Board.

“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Person that received shares in a Permitted Transfer if there occurs any act or circumstance that causes such Person to no longer be a Permitted Transferee. In addition, for the avoidance of doubt, a Transfer shall be deemed to have occurred if a holder that is a partnership, limited partnership, limited liability company or corporation distributes or otherwise transfers its shares of Class B Common Stock to its partners, stockholders, members or other equity owners. Notwithstanding the foregoing, the following shall not be considered a Transfer:

(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement does not involve any payment of cash, securities or other property to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; for the avoidance of doubt, any voting trust, agreement or arrangement entered into prior to the Effective Date shall not constitute a Transfer;

(c) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;

(d) any change in the trustee(s) or the Person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock held by a Permitted Entity; provided that following such change such Permitted Entity continues to be a Permitted Entity;

(e) (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock by a Qualified Stockholder to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) such Qualified Stockholder, (B) a Family Member of such Qualified Stockholder, (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, (D) an employee of the Corporation or a member of the Board or (E) solely in the case of any such trust established by a natural Person grantor, any other bona fide trustee; (2) the change in trustee for such a GRAT from one of the Persons identified in the foregoing subclauses (A) through (E) to another Person identified in the foregoing subclauses (A) through (E); and (3) the distribution of such shares of Class B Common Stock from such GRAT to such Qualified

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Stockholder (provided, however, that the distribution of shares of Class B Common Stock to any beneficiary of such GRAT except such Qualified Stockholder shall constitute a Transfer unless such distribution qualifies as a Permitted Transfer at such time);

(f) any Transfer of shares of Class B Common Stock, whether by a Qualified Stockholder or a Permitted Entity, to a broker or other nominee for so long as the transferor retains (i) Voting Control, (ii) sole dispositive power over such shares of Class B Common Stock, and (iii) the economic consequences of ownership of such shares of Class B Common Stock;

(g) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(h) in connection with a Change of Control Transaction (1) the entering into a support, voting, tender or similar agreement or arrangement, (2) the granting of any proxy and/or (3) the tendering of any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock and Class B Common Stock;

(i) due to the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless (1) otherwise exempt from the definition of Transfer, or (2) in connection with such divorce proceeding, domestic relations order or similar legal requirement, a Qualified Stockholder is entitled to retain (and for so long as a Qualified Stockholder does actually retain) either (x) the exclusive right to exercise the power to vote or direct the voting of such shares of Class B Common Stock, or (y) sole dispositive power over such shares of Class B Common Stock; and

(j) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event was approved by the Board.

“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

(B) Preferred Stock

Subject to Article 4, Part A, Section 9, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Subject to Article 4, Part A, Section 9, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL (a “Preferred Stock Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

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ARTICLE 5.
BYLAWS

The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that, notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 662/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE 6.
BOARD OF DIRECTORS

(A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(B) Director Nominations; Number of Directors. Subject to the applicable requirements of the Director Nomination Agreement, dated as of [___], [___] (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”), the number of directors constituting the Board shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board.

(C) Election of Directors. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D) Vacancies. Subject to any limitations imposed by applicable law and subject to the rights granted pursuant to the Nomination Agreement, vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director.

(E) Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least 662/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

(F) Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7.
MEETINGS OF STOCKHOLDERS

(A) Annual Meetings. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.

(B) Special Meetings. Special meetings of the stockholders may be called only by the Board acting pursuant to a resolution adopted by the Board. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock solely for the purpose of electing, removing or filling any vacancies of such directors.

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(C) No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.
INDEMNIFICATION

(A) Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B) Right to Indemnification.

(1) The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(2) The Corporation may, by action of its Board, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by Delaware Law.

(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such.

(D) Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E) Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 9, unless such action is approved by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class; provided further, so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock;

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(2) to provide for each share of Class A Common Stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; provided further, so long as any shares of Class A Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than twenty votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL. For the avoidance of doubt, (i) nothing in the immediately preceding provisos shall limit the rights of the Board as specified in Article IV, Section B (as qualified by Article IV, Section 9) or Article VI of this Certificate of Incorporation, and (ii) notwithstanding anything in this Article V to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Certificate of Incorporation shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article V.

ARTICLE 10
CORPORATE OPPORTUNITY

In the event that a member of the Board who is not an employee of the Corporation or its subsidiaries, or any employee or agent of such member, other than someone who is an employee of the Corporation or its subsidiaries (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of the Corporation (a “Corporate Opportunity”), then the Corporation to the maximum extent permitted from time to time under Delaware Law (including Section 122(17) thereof):

(a) renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation; and

(b) waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its affiliates.

No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE 11
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this _____ day of __________, 2021.

[•]
By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

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Annex B-2

Form of Parent Bylaws Upon Domestication

AMENDED AND RESTATED

BYLAWS

OF

[•]

(the “Corporation”)

* * * * *

Article 1
Offices

Section 1.01. Registered Office. The registered office of the Corporation shall be in [•].

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article 2
Meetings of Stockholders

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a designation by the Board of Directors). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03. Special Meetings. Subject to the rights of the holders of any outstanding class or series of preferred stock of the Corporation, special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which

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stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the Certificate of Incorporation, these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three years from its date, unless said proxy provides for a longer period.

Section 2.07. Action by Consent. Subject to the rights of the holders of any class or series of preferred stock then outstanding, as may be set forth in the certificate of designations for such class or series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board of Directors, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

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Section 2.10. Nomination of Directors and Proposal of Other Business.

(a) Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) subject to the Director Nomination Agreement, dated as of [___], [___] (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”), (B) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (C) by or at the direction of the Board of Directors or any committee thereof, (D) as may be provided in the certificate of designations for any class or series of preferred stock or (E) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (E) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the merger contemplated by that certain Agreement and Plan of Merger, dated as of April 15, 2021, by and among D8 Holdings Corp., Snowball Merger Sub, Inc., Vicarious Surgical Inc. and Adam Sachs, in his capacity as the Stockholder Representative, be deemed to have occurred on [•] of such year); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such annual meeting.

(iii) A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1) the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

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(3) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(7) any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(8) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(b) Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made: (i) subject to the Nomination Agreement, (ii) by or at the direction of the Board or any committee thereof, or (iii) by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided, however, that the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).

(c) General. (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the Secretary of the

Annex B-2-4

Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii) No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.

(iii) The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv) Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).

(v) Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

(vi) Notwithstanding anything to the contrary contained in this Article II, for so long as the Nomination Agreement remains in effect, D8 Sponsor LLC, a Cayman Islands limited liability company, shall not be subject to the notice procedures set forth in Section 2.04, Section 2.10(a) or Section 2.10(b) with respect to any annual or special meeting of stockholders with respect to any nomination made pursuant to the Nomination Agreement.

Annex B-2-5

Article 3
Directors

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office. Subject to the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely by resolution adopted by the Board. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term ending on the date of the next annual meeting of stockholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President and shall be called by the Chairman of the Board of Directors, President or the Secretary, on the written request of two directors. Notice of special meetings of the Board of Directors shall be given to each director at least 24 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting,

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or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the Certificate of Incorporation, Nomination Agreement or by applicable law, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until such director’s successor shall be elected. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation or the Nomination Agreement, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least 662/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 3.14. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15. Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the Certificate of Incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

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Article 4
Officers

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices.

Section 4.02. Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors or in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). Any such notice must be in writing. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

Article 5
CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.02. Lost Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.03. Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

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Section 5.04. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.05. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

Section 5.06. Lockup. (a) The holders (together with any Permitted Transferees (as defined below), the “Lockup Holders”) of shares of Class A common stock and Class B common stock of the Corporation issued as consideration pursuant to the Merger (as defined in the Merger Agreement) (all such securities, the “Lockup Securities”), in each case, may not Transfer (as defined below) any Lockup Securities during the Lockup Period without the prior written consent of the Board of Directors (subject to the determination of the Board of Directors in its sole discretion at any time) (the restrictions set forth in this Section 5.06, the “Lockup”).

(b) Notwithstanding the provisions set forth in Section 5.06(a), a Lockup Holder may Transfer Lockup Securities:

(i) to the Corporation’s officers or directors, any affiliate or family member of any of the Corporation’s officers or directors;

(ii) to any member or partner of such Lockup Holder or their affiliates, any affiliate of such Lockup Holder (including any trust or private foundation controlled or managed by or under common management or control with such Lockup Holder or with any employee, officer or controlling equity holder of such Lockup Holder), or any employee of such affiliate;

(iii) to any other Lockup Holder;

(iv) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(v) in the case of an individual, by virtue of laws of descent and distribution upon the death of such individual;

(vi) in the case of an individual, pursuant to a qualified domestic relations order;

(vii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(viii) by private sales or transfers made in connection with any forward purchase agreement or similar agreement at prices no greater than the price at which the securities were originally purchased;

(ix) by virtue of the laws of the State of Delaware or the dissolution of such Lockup Holder; or

(x) in the event of the Corporation’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Class A common stock and Class B common stock for cash, securities or other property.

(c) For purposes of this Section 5.06:

“Lockup Period” means the period commencing on the Effective Time (as defined in the Merger Agreement) and ending at the earlier of (a) 180 days after the Effective Time and (b) the occurrence of a Triggering Event (provided that, the 30 day consecutive trading day period referenced in the definition of Triggering Event shall have commenced no earlier than 90 days after the Effective Time).

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“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 15, 2021 (as it may be amended or otherwise modified from time to time), by and among D8 Holdings Corp., Snowball Merger Sub, Inc., Vicarious Surgical Inc. and Adam Sachs, in his capacity as the Stockholder Representative.

“Permitted Transferees” means any person or entity to whom a Lockup Holder is permitted to Transfer any Lockup Securities pursuant to clauses (i) through (ix) of Section 5.06(b).

“Transfer” means any direct or indirect (i) sale, offer to sell, contract or agreement to sell, hypothecation, pledge, lending, grant of any option, right or warrant to purchase, purchase of any option or contract to sell, or disposition of or agreement to dispose of, or establishment or increase of put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Lockup Securities, (ii) entry into any swap, hedging or other agreement, arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lockup Securities or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii).

“Triggering Event” means that the share price equal to the volume weighted average closing sale price of one share of Class A common stock of the Corporation as reported on the NYSE (or the exchange on which the shares of Class A common stock of the Corporation are then listed) is greater than or equal to $12.00 for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Class A common stock of the Corporation occurring on or after the Closing (as defined in the Merger Agreement))

Article 6
General Provisions

Section 6.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

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Section 6.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06. Amendments. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, these Bylaws; provided, however, that, notwithstanding any other provisions of the Certificate of Incorporation, these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by the Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), these Bylaws or applicable law, the affirmative vote of the holders of at least 662/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of these Bylaws or to adopt any provision inconsistent therewith.

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Annex C

Form of LTIP

VICARIOUS SURGICAL INC.

2021 EQUITY INCENTIVE PLAN

1.     DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Vicarious Surgical Inc. 2021 Equity Incentive Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term “Administrator” means the Committee.

Affiliate means a corporation or other entity, which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means a written or electronic document setting forth the terms of a Stock Right delivered pursuant to the Plan, in such form as the Administrator shall approve.

Agreement and Plan of Merger means that certain Agreement and Plan of Merger, dated as of April 15, 2021 by and among D8 Holdings Corp., Snowball Merger Sub, Inc., Vicarious Surgical Inc. and Adam Sachs, in his capacity as the Stockholder Representative.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b)) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board of Directors or the Participant’s immediate supervisor or the Participant’s insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information or trade secrets of the Company or any Affiliate, (d) breach by a Participant of any provision of any employment, severance, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate or any material written policy of the Company or any Affiliate, including, without limitation, any award agreement entered into pursuant to this Plan, (e) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude, (f) the Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any Affiliate, and (g) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Class A Common Stock means shares of the Company’s Class A common stock, $0.0001 par value per share.

Class B Common Stock means shares of the Company’s Class B common stock, $0.0001 par value per share.

Closing means the date on which the transactions contemplated by the Agreement and Plan of Merger are consummated.

Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors, if any, to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

Common Stock means the Class A Common Stock and the Class B Common Stock, individually or collectively, as the context requires.

Company means Vicarious Surgical Inc., a Delaware corporation.

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Consultant means any natural person who is an advisor or consultant who provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Corporate Transaction means a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company (or similar transaction) in a single transaction or a series of related transactions by a single entity, other than a transaction to merely change the state of incorporation or in which the Company is the surviving corporation. Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger (as determined by the Administrator), the Corporate Transaction will be deemed to have occurred upon consummation of the tender offer.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Class A Common Stock means:

If the Class A Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Class A Common Stock, the closing or, if not applicable, the last price of the Class A Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

If the Class A Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Class A Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Class A Common Stock are regularly reported, the mean between the bid and the asked price for the Class A Common Stock at the close of trading in the over-the-counter market for the most recent trading day on which Class A Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

If the Class A Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

ISO means a stock option intended to qualify as an incentive stock option under Section 422.

Non-Qualified Option means a stock option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Performance-Based Award means a Stock Grant or Stock-Based Award which vests based on the attainment of written Performance Goals as set forth in Paragraph 9 hereof.

Performance Goals means performance goals determined by the Committee in its sole discretion and set forth in an Agreement. The satisfaction of Performance Goals shall be subject to certification by the Committee. The Committee has the authority to take appropriate action with respect to the Performance Goals (including, without limitation, making adjustments to the Performance Goals or determining the satisfaction of the Performance Goals in connection with a Corporate Transaction) provided that any such action does not otherwise violate the terms of the Plan.

Plan means this Vicarious Surgical Inc. 2021 Equity Incentive Plan.

Prior Plan means the Vicarious Surgical Inc. 2014 Stock Incentive Plan.

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SAR means a stock appreciation right.

Section 409A means Section 409A of the Code.

Section 422 means Section 422 of the Code.

Securities Act means the United States Securities Act of 1933, as amended.

Shares means shares of the Class A Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award, which is not an Option, or a Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award or a right to Shares or the value of Shares of the Company granted pursuant to the Plan.

Substitute Award means an award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.     PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3.     SHARES SUBJECT TO THE PLAN.

(a) The number of Shares that may be issued from time to time pursuant to this Plan shall be the sum of: (i) [•]1 shares of Class A Common Stock, and (ii) that number of shares issuable upon exercise of outstanding options under the Prior Plan, determined immediately prior to the Closing, multiplied by the Fully Diluted Adjusted Merger Consideration (as defined in the Agreement and Plan of Merger).

(b) If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan; provided, however, that the number of Shares underlying any awards under the Plan that are retained or repurchased on the exercise of an Option or the vesting or issuance of any Stock Right to cover the exercise price and/or tax withholding required by the Company in connection with vesting shall not be added back to the Shares available for issuance under the Plan; and provided, further that, in the case of ISOs, the foregoing provisions shall be subject to any limitations under the Code. In addition, any Shares repurchased using exercise price proceeds will not be available for issuance under the Plan.

(d) The maximum number of Shares available for grant under the Plan as ISOs will be equal to [•]. The limits set forth in this Paragraph 3 will be construed to comply with the applicable requirements of Section 422.

____________

1          To consist of 4% of the number of outstanding shares of Common Stock, determined as of immediately following the Closing on a fully-diluted basis.

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(e) The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), Shares issued in respect of Substitute Awards will be in addition to and will not reduce the shares available under the Plan. Notwithstanding the foregoing, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance or retention of Shares, the Shares previously subject to such Award will not be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all; provided, however, that Substitute Awards will not be subject to the limits described in Paragraph 4(c) below.

4.     ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

(a) Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b) Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c) Determine the number of Shares for which a Stock Right or Stock Rights shall be granted; provided, however, that in no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of Stock Rights to be granted and any other cash compensation paid to any non-employee director in any calendar year, exceed $750,000, increased to $1,000,000 in the year in which such non-employee director initially joins the Board of Directors.

(d) Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted provided that no dividends or dividend equivalents shall be paid on any Stock Right prior to the vesting of the underlying Shares.

(e) Amend any term or condition of any outstanding Stock Right, provided that (i) such term or condition as amended is not prohibited by the Plan and (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors.

(f) Determine and make any adjustments in the Performance Goals included in any Performance-Based Awards; and

(g) Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.

5.     ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person in anticipation of such person becoming an Employee, director or Consultant of the Company or of an Affiliate, provided, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be

Annex C-4

granted only to Employees. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify that individual from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6.     TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in an Option Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

(a) Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

(i)     Exercise Price: Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of the Class A Common Stock on the date of grant of the Option.

(ii)    Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.

(iii)   Vesting: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.

(iv)   Term of Option: Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

(b) ISOs: Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 and relevant regulations and rulings of the Internal Revenue Service:

(i)     Minimum Standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (iv) thereunder.

(ii)    Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

A.     10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Class A Common Stock on the date of grant of the Option; or

B.      More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Class A Common Stock on the date of grant of the Option.

(iii)   Term of Option: For Participants who own:

A.     10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B.      More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

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(iv)   Limitation on Yearly Exercise: To the extent that aggregate Fair Market Value (determined on the date each ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by the Participant in any calendar year exceeds $100,000, such Options shall be treated as Non-Qualified Options even if denominated ISOs at grant.

(c) Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Paragraph 24 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options to reduce the exercise price of such Options, (ii) cancel outstanding Options in exchange for Options that have an exercise price that is less than the exercise price value of the original Options, or (iii) cancel outstanding Options that have an exercise price greater than the Fair Market Value of a Share on the date of such cancellation in exchange for cash or other consideration.

7.     TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a) Each Agreement shall state the purchase price per Share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator on the date of the grant of the Stock Grant;

(b) Each Agreement shall state the number of Shares to which the Stock Grant pertains;

(c) Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any; and

(d) Dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) may accrue but shall not be paid prior to the time, and may be paid only to the extent that, the restrictions or rights to reacquire the Shares subject to the Stock Grant lapse. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with the applicable requirements of Section 409A.

8.     TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Class A Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of SARs, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued, provided that dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and may be paid only to the extent that the Shares subject to the Stock-Based Award vest. Under no circumstances may the Agreement covering SARs (a) have an exercise or base price (per share) that is less than the Fair Market Value per share of Class A Common Stock on the date of grant or (b) expire more than ten years following the date of grant.

9.     PERFORMANCE-BASED AWARDS.

The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until

Annex C-6

such certification is made by the Committee. The number of Shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period, and any dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) or dividend equivalents that accrue shall only be paid in respect of the number of Shares earned in respect of such Performance-Based Award.

10.     EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Class A Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) that requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

11.     PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Class A Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) by delivery of a promissory note, if the Board of Directors has expressly authorized the loan of funds to the Participant for the purpose of enabling or assisting the Participant to effect such purchase; (d) at the discretion of the Administrator, by any combination of (a) through (c) above; or (e) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

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12.     RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.

13.     ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14.     EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to such Participant to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.

(b) Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.

(c) The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.

(d) Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

(e) A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than three months, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the date that is six months following the commencement of such leave of absence.

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(f) Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

15.     EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

(a) All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

16.     EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

(b) A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

(c) The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

17.     EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:

(a) In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

(b) If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

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18.     EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

19.     EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, DEATh or DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, death or Disability for which there are special rules in Paragraphs 20, 21, and 22 below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.

20.     EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

(a) All Shares subject to any Stock Grant or Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

21.     EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

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The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

22.     EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s date of death.

(b) At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

23.     DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

24.     ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to such Participant hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.

(a) Changes with respect to Shares of Common Stock.

(i)     If (1) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (2) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise, base or purchase price per share and in the Performance Goals applicable to outstanding Performance-Based Awards to reflect such events. The number of Shares subject to the limitations in Paragraphs 3(a), 3(b), 3(d) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

(ii)    The Administrator may also make adjustments of the type described in Paragraph 24(a) above to take into account distributions to stockholders other than those provided for in Paragraphs 24(b) below, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, to the extent applicable.

(ii)    References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Paragraph 24(a).

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(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a Corporate Transaction, the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), may, as to outstanding Options, take any of the following actions: (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors. For the avoidance of doubt, if the per share exercise price of an Option or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Stock, such Option may be cancelled with no payment due hereunder or otherwise in respect thereof.

With respect to outstanding Stock Grants or Stock-Based Awards, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants or Stock-Based Awards on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants or Stock-Based Awards either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that each outstanding Stock Grant or Stock-Based Award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant or Stock-Based Award (to the extent such Stock Grant or Stock-Based Award is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived). For the avoidance of doubt, if the purchase or base price of a Stock Grant or Stock-Based Award or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Stock, such Stock Grant or Stock-Based Award, as applicable, may be cancelled with no payment due hereunder or otherwise in respect thereof.

In taking any of the actions permitted under this Paragraph 24(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

(c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

(d) Adjustments to Stock-Based Awards. Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 24, including, but not limited to the effect of any, Corporate Transaction and, subject to Paragraph 4, its determination shall be conclusive.

(e) Termination of Awards upon Consummation of a Corporate Transaction. Except as the Administrator may otherwise determine, each Stock Right will automatically terminate (and in the case of outstanding Shares of restricted Common Stock, will automatically be forfeited) immediately upon the consummation of a Corporate Transaction, other than (i) any award that is assumed, continued or substituted pursuant to Paragraph 24(b) above, and (ii) any cash award that by its terms, or as a result of action taken by the Administrator, continues following the consummation of the Corporate Transaction.

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25.     ISSUANCES OF SECURITIES.

(a) Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

(b) The Company will not be obligated to issue any Shares pursuant to the Plan or to remove any restriction from Shares previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such Shares have been addressed and resolved; (ii) if the outstanding Shares is at the time of issuance listed on any stock exchange or national market system, the Shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the award have been satisfied or waived. The Company may require, as a condition to the exercise of an award or the issuance of Shares under an award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Shares issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Shares issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

26.     FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

27.     WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.

28.     TERMINATION OF THE PLAN.

The Plan will terminate on [DATE], the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

29.     AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded ISOs under

Annex C-13

Section 422 and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to such Participant, unless such amendment is required by applicable law or necessary to preserve the economic value of such Stock Right. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Nothing in this Paragraph 30 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 24.

30.     EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

31.     SECTION 409A aND SECTION 422.

The Company intends that the Plan and any Awards granted hereunder be exempt from or comply with Section 409A, to the extent applicable. The Company intends that ISOs comply with Section 422, to the extent applicable. Any ambiguities in the Plan or any Award shall be construed to effect the intent as described in this Paragraph 31.

If a Participant is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its Affiliates) as of his or her separation from service, to the extent any payment under this Plan or pursuant to an Award constitutes non-exempt deferred compensation under Section 409A that is being paid by reason of separation from service, no payments due under this Plan or pursuant to an Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

The Administrator shall administer the Plan with a view toward ensuring that Awards under the Plan that are subject to Section 409A or Section 422, as applicable, comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A or compliant with Section 422, as applicable, but neither the Administrator nor any member of the Board of Directors, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board of Directors shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to any Award, whether by reason of a failure to satisfy the requirements of Section 409A or Section 422 or otherwise.

32.     INDEMNITY.

Neither the Board of Directors nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board or Directors, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

33.     CLAWBACK.

Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy as then in effect is triggered.

Annex C-14

34.     WAIVER OF JURY TRIAL.

By accepting or being deemed to have accepted an award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any ward to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an award hereunder.

35.     UNFUNDED OBLIGATIONS.

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any award under the Plan. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

36.     GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

Annex C-15

Annex D

Form of Amended and Restated Registration Rights Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ], 2021, is made and entered into by and among D8 Holdings Corp., a Cayman Islands exempted company (the “Company”), D8 Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), the undersigned parties listed under “Sponsor Group Holders” on the signature page(s) hereto (each such party a “Sponsor Group Holder” and, collectively, the “Sponsor Group Holders”) and the undersigned parties listed under “Vicarious Holders” on the signature page(s) hereto (each such party a “Vicarious Holder”) and, collectively, the “Vicarious Holders”). The Sponsor Group Holders, the Vicarious Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”.

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 15, 2021, by and among the Company, Snowball Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Vicarious Surgical Inc., a Delaware corporation, and Adam Sachs, in his capacity as the Stockholder Representative thereunder;

WHEREAS, prior to the transactions contemplated by the Merger Agreement, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and as part of the Domestication, each Class A ordinary share, par value $0.0001 per share, of the Company shall convert into one share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”);

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the Vicarious Holders will receive an aggregate of [ ] shares of Class A Common Stock and [ ] shares of Class B Common stock, par value $0.0001 per share of the Company (“Class B Common Stock, and, together with the Class A Common Stock, the “Common Stock”)(the “Vicarious Shares”), upon the closing of such transactions (the “Closing”);

WHEREAS, the Existing Parties (as defined below) hold an aggregate of 8,625,000 Class B ordinary shares of the Company, par value $0.0001 per share, (the “D8 Class B Ordinary Shares”), which D8 Class B Ordinary Shares will automatically convert into an aggregate of 8,625,000 shares of Class A Common Stock in connection with the Closing (the “Founder Shares”);

WHEREAS, the Company and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, dated July 14, 2020, pursuant to which the Sponsor purchased 8,900,000 warrants (the “Private Placement Warrants”) in private placement transactions occurring simultaneously with the closing of the Company’s initial public offering and each exercise of the over-allotment option in connection therewith; and pursuant to the Insider Letter (as defined below), the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors may, but are not obligated to, loan the Company funds for certain purposes, of which up to $1,500,000 of such loans may be convertible into an additional 1,500,000 Private Placement Warrants (the “Working Capital Warrants”);

WHEREAS, the Company has entered into separate Subscription Agreements (the “Subscription Agreements”) with the subscribers identified therein, including investors affiliated with one or more of the Sponsor Group Holders (the “PIPE Investors”), pursuant to which (i) the PIPE Investors will purchase an aggregate of [ ] shares of Class A Common Stock (the “PIPE Shares”), in a private placement transaction that will close substantially concurrently with and immediately prior to the Closing and (ii) the PIPE Investors were granted certain registration rights with respect to the PIPE Shares;

Annex D-1

WHEREAS, the Company and certain of the Sponsor Group Holders (the “Existing Parties”) are party to that certain Registration Rights Agreement dated July 14, 2020 (the “Existing Registration Rights Agreement”), pursuant to which such Existing Parties were granted certain registration rights with respect to the Company securities then held by the Existing Parties;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Parties holding a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Parties and all of the Purchasers desire to amend and restate the Existing Registration Rights Agreement in order to provide the Sponsor Group Holders and the Vicarious Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Domestication” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Parties” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1” shall have the meaning given in subsection 2.1.1.

Annex D-2

“Form S-3” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier of (A) 180 days after the Effective Time (as defined in the Merger Agreement) and (B) the occurrence of a Triggering Event (provided that, the 30 consecutive trading day prior referenced in the definition of Triggering Event shall have commenced no earlier than 90 days after the Effective Time).

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of July 14, 2020, by and among the Company, the Sponsor and each of the Company’s officers and directors.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading.

“Lock-up Periods” shall mean the Founder Shares Lock-up Period and the Vicarious Shares Lock-up Period.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, Vicarious Shares Lock-up Period or any other lock-up period, as the case may be, under the Insider Letter, this Agreement, the Company’s Bylaws, the Voting Agreement between such Holder, the Company and Vicarious Surgical Inc., dated as of the date hereof and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“PIPE Investor” shall have the meaning given in the Recitals hereto.

“PIPE Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Purchaser” shall have the meaning given in the Recitals hereto.

“Registrable Security” shall mean (a) the Founder Shares, (b) the Vicarious Shares, (c) the Private Placement Warrants and the shares of Class A Common Stock issued or issuable upon the exercise of any Private Placement Warrants, (d) any outstanding shares of Common Stock or any other equity security (including the shares of the Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of immediately following the Closing, (e) any shares of Class A Common Stock issued or issuable upon the exercise of any Working Capital Warrants, and (f) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding;

Annex D-3

(D) such securities may be sold without volume or manner of sale restrictions pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.7.1.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Group Holders” shall have the meaning given in the Preamble.

“Subscription Agreements” shall have the meaning given in the Recitals hereto.

“Triggering Event” shall mean that the share price equal to the volume weighted average closing sale price of one share of Class A Common Stock as reported on the New York Stock Exchange (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $12.00 for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock occurring on or after the Effective Time).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Annex D-4

“Vicarious Holders” shall have the meaning given in the Preamble.

“Vicarious Shares” shall have the meaning given in the Recitals hereto.

“Vicarious Shares Lock-up Period” shall mean, with respect to the Vicarious Shares, the period ending on the earlier of (A) 180 days after the Effective Time and (B) the occurrence of a Triggering Event (provided that, the 30 consecutive trading day prior referenced in the definition of Triggering Event shall have commenced no earlier than 90 days after the Effective Time).

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall file a Registration Statement under the Securities Act promptly, but in any event within thirty (30) days following the Closing, to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within two (2) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

2.1.2 Form S-3. The Company shall use its commercially reasonable efforts to file a shelf registration statement on Form S-3 (“Form S-3”) as soon as practicable after the Company is eligible to use Form S-3.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder(s) may request to sell all or a portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event for less than $10,000,000 in aggregate gross proceeds. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days

Annex D-5

after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holder(s) after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.4 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to Section 2.1 outstanding covering the Registrable Securities, the Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the Vicarious Holders or the Sponsor Group Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration, including by filing a Registration Statement relating thereto as soon as practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement with respect to such Demand Registration has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders on such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its material obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein.

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All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata as to each Holder) exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least two (2) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to subsection 2.1.1 or 2.2.4 at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Sections 2.1 and 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s then existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of

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such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. Holders agree that, except as required by applicable law, the Holders shall treat as confidential any notice or other communication in connection with any Piggyback Registration and shall not disclose or use the information contained in such notice without the prior written consent of the Company until such time as the information contained therein is or becomes public, other than as a result of disclosure by a Holder of Registrable Shares in breach of the terms of this Agreement.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof (Pro Rata as to each Holder), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof (Pro Rata as to each Holder), which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least two (2) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback

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Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the Closing the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by a majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or otherwise cease to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto (except for supplements containing Exchange Act reports of the Company filed with respect to a Registration Statement or Prospectus for which forward incorporation by reference is unavailable), furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

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3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (except for supplements containing Exchange Act reports of the Company filed with respect to a Registration Statement or Prospectus for which forward incorporation by reference is unavailable), furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the Holders with Registrable Securities to be registered on the Registration Statement), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

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3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission) provided that the Company will be deemed to have satisfied such requirement to the extent such information is filed on EDGAR or any successor system;

3.1.15 in connection with any Shelf Underwritten Offering pursuant to subsection 2.1.3 or any Underwritten Offering pursuant to subsection 2.2.3, if such Shelf Underwritten Offering or Underwritten Offering involves the sale of Registrable Securities for gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Shelf Underwritten Offering or Underwritten Offering, as the case may be; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Holder Information Required for Participation in Registrations. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement, the Company shall use its commercially reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. At least four (4) business days prior to the anticipated filing date of any post-effective amendment of a Registration Statement (including pursuant to subsection 2.1.2), the Company shall use its commercially reasonable efforts to notify each Holder of Registrable Securities included in such Registration Statement in writing (which may be by email) of the information reasonably necessary about the Holder to keep such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include or keep a Holder’s Registrable Securities in a Registration Statement to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement or the second (2nd) business day prior to the anticipated filing date of any post-effective amendment of a Registration Statement, as applicable.

3.4 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.5 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.5.

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3.6 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions, it being acknowledged by the Holders that the securities of the Company will not be eligible for resale pursuant to Rule 144 promulgated under the Securities Act, until, among other requirements, at least one year has elapsed from the time that the Company has filed current Form 10 information with the Commission reflecting its status as an entity that is not a shell company. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.7 Lock-up Restrictions.

3.7.1 During the Founder Shares Lock-up Period, none of the Sponsor Group Holders shall, and during the Vicarious Shares Lock-up Period, none of the Vicarious Holders shall: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, as amended, with respect to any shares of Common Stock that are subject to the applicable Lock-up Period owned by it, him or her (such securities that are subject to an applicable Lock-up Period, the “Restricted Securities”), other than any transfer to an affiliate of a Holder or to a Permitted Transferee, as applicable, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities owned by it, him or her, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

3.7.2 Each Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.7.2 for the duration of the applicable Lock-up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-up Period.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary

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to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [•], with a copy (which shall not constitute notice) to Edwin C. Pease, Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the terms and restrictions set forth in this Agreement.

5.2.2 Prior to the expiration of the Founder Shares Lock-up Period or the Vicarious Shares Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement, including the lock-up restrictions applicable to the transferor, or any other applicable agreements between the Company and such Holder. Notwithstanding anything to the contrary in this Agreement, the Sponsor may assign its rights and obligations hereunder, without the prior consent of the other parties, to (i) an Affiliate (as defined in the Merger Agreement) transferee, in connection with a transfer by the Sponsor of shares of Common Stock to one of the Sponsor’s Affiliates (as defined in the Merger Agreement), (ii) any member of the Sponsor, or (iii) any direct or indirect beneficial owners of the Sponsor or any of its Affiliates (as defined in the Merger Agreement).

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

Annex D-14

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

5.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question (including the Holders of a majority-in-interest of the Founder Shares and the Holders of a majority-in-interest of the Vicarious Shares), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder(s), solely in his, her or its capacity as a holder of the capital shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder(s) so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any waiver, amendment or modification effected in accordance with this Section 5.7 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.

5.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

Annex D-15

5.11 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, or the PIPE Investors pursuant to the terms of the Subscription Agreements with respect to the PIPE Shares, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions (excluding the Subscription Agreements) and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.12 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.6 and Article IV shall survive any termination.

[Signature Page Follows]

Annex D-16

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

D8 Holdings Corp., a Cayman Islands exempted company

By:
Name:	[•]
Title:	[•]

SPONSOR:

D8 Sponsor LLC, a Cayman Islands limited liability company

By:
Name:	[•]
Title:	[•]

[Signature Page to Registration Rights Agreement]

Annex D-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR GROUP HOLDERS:

[ ]

By:
Name:	[ ]
Title:	[ ]

[ ]

By:
Name:	[ ]
Title:	[ ]

[ ]

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Registration Rights Agreement]

Annex D-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

VICARIOUS HOLDERS:

[ ]

By:
Name:	[ ]
Title:	[ ]

[ ]

By:
Name:	[ ]
Title:	[ ]

[ ]

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Registration Rights Agreement]

Annex D-19

Annex E

Form of Director Nomination Agreement

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (the “Agreement”) is made and entered into as of [•] (the “Effective Time”), by and among [D8 Holdings Corp.], a Delaware corporation [(f/k/a D8 Holdings Corp.)] (the “Company”), and D8 Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the merger and other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of April 15, 2021, entered into by and among the Company, Snowball Merger Sub, Inc., a Delaware corporation, Vicarious Surgical Inc., a Delaware corporation, and Adam Sachs, in his capacity as the Stockholder Representative;

WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equity holders (collectively with the Sponsor, the “Sponsor Parties”) and for the other direct and indirect equity holders of the Company; and

WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the Sponsor Parties, with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

Article 1
NOMINATION RIGHT

Section 1.01. Board Nomination Right.

(a) From the Effective Time until the termination of this Agreement in accordance with Section 2.01, at every meeting of the board of directors of the Company (the “Board”), or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by the stockholders of the Company, the Sponsor shall have the right to appoint or nominate for election to the Board, as applicable, two individuals, Donald Tang and Dr. David Ho (unless otherwise designated by the Sponsor), to serve as directors of the Company (any individual appointed or nominated by the Sponsor for election to the Board pursuant to this Section 1.01(a), a “Nominee” and, collectively, the “Nominees”). Notwithstanding the foregoing, the right to nominate one of such Nominees to the Board (as further described in Section 1.01(b) below) shall expire at the Company’s 2022 annual meeting of stockholders and the right to nominate the other Nominee to the Board shall expire upon the earlier of (i) the first date on which the Sponsor ceases to beneficially own at least 2.5% of the issued and outstanding Domesticated Parent Stock and (ii) the termination of this Agreement pursuant to Section 2.01.

(b) The Company shall take all necessary actions within its control, including, but not limited to, calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the Nominees shall either be elected by the Company’s stockholders at the meeting held to approve the Transactions or appointed to the Board as of the Effective Time.

(c) From and after the Effective Time, the Company shall take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) (“Necessary Action”) to ensure that: (i) the applicable Nominee is included in the Board’s slate of nominees to the stockholders of the Company for each election of Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing Directors; and (ii) each applicable Nominee up

Annex E-1

for election is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of Directors.

(d) If any Nominee ceases to serve for any reason, the Sponsor shall, subject to the Sponsor then being entitled to nominate an individual for election or appointment as a director pursuant to Section 1.01(a), be entitled to designate for election or appointment as a director such person’s successor in accordance with this Agreement and the Company shall take all Necessary Action to cause any such vacancy to be filled by such replacement director designated by the Sponsor as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board).

(e) The Company shall indemnify the Nominees who are appointed or elected as a Director on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to such Nominees than the indemnity agreements entered into between the Company and its other non-employee directors.

(f) The Nominees who are appointed or elected as a Director shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Company. In addition, the Company shall pay the reasonable, documented, out-of-pocket expenses incurred by each such Nominee in connection with his or her services provided to or on behalf of the Company and its Subsidiaries, including attending Board and committee meetings or events attended on behalf of the Company or at the Company’s request.

(g) Notwithstanding the provisions of this Section 1.01, the Sponsor shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Board or relevant committee thereof (which determination shall set forth in writing reasonable grounds for the determination) that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, the Sponsor shall be entitled to select a Person as a replacement Nominee and the Company shall use its best efforts to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the stockholders) as the initial Person was to be nominated.

Article 2
MISCELLANEOUS

Section 2.01. Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of the 36 month anniversary of the Effective Time.

Section 2.02. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement.

Section 2.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.04. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly (including by operation of law), by any party without the prior written consent of the other parties. Notwithstanding any to the foregoing, the Sponsor may assign its rights and obligations hereunder, without the prior consent of the other parties, to (i) an Affiliate transferee, in connection with a transfer by the Sponsor of shares of the Company’s common stock to one of the Sponsor’s Affiliates, (ii) any member of the Sponsor, or (iii) any direct or indirect beneficial owners of the Sponsor or any of its Affiliates.

Annex E-2

Section 2.05. No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms of this Agreement.

Section 2.06. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.07. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.08. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 2.08. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.09. Specific Performance. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11. Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.

Section 2.12. Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14. Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Annex E-3

Section 2.15. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

Annex E-4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

[D8 HOLDINGS CORP.]

By:
Name:	[•]
Title:	[•]

D8 SPONSOR LLC

By:
Name:	[•]
Title:	[•]

[Signature Page to Director Nomination Agreement]

Annex E-5

Annex F

Form of Subscription Agreement

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on April 15, 2021, by and between D8 Holdings Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) and in connection therewith change its name to Vicarious Surgical Inc.)(the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Vicarious Surgical Inc., a Delaware corporation (“Vicarious”), and the other parties thereto, in substantially the form previously provided to Subscriber, providing for a business combination between the Company and Vicarious (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transaction”);

WHEREAS, prior to the closing of the Transaction, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Transaction, change its name to Vicarious Surgical Inc. As part of the Domestication, each Class A ordinary share, par value $0.0001 per share, of the Company (“Class A Ordinary Share”) shall convert into one share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company after the Domestication and prior to or substantially concurrently with the consummation of the Transaction, that number of shares of Class A Common Stock set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), which are on substantially the same terms as the terms in this Subscription Agreement, pursuant to which the Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of 11,500,000 shares of Class A Common Stock, at the Per Share Price (the shares of the Other Subscribers, the “Other Subscribed Shares”) for an aggregate purchase price, inclusive of the Purchase Price, of $115,000,000 (the “PIPE Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), following the Domestication and prior to or substantially concurrently with and conditioned upon the effectiveness of the consummation of the Transaction.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than one (1) Business Day prior to the Closing Date as set

Annex F-1

forth in the Closing Notice, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow, segregated from and not comingled with other funds of the Company (and in no event will such funds be held in the Trust Account) until the Closing. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) (and the Purchase Price shall be released from escrow automatically and without further action by the Company or the Subscriber), and (ii) as promptly as practicable (but not more than 24 hours) after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, if Subscriber informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: Subscriber shall deliver at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice in accordance with this Section 2 and Subscriber and the Company shall remain obligated to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in Hong Kong, New York, New York or governmental authorities in the Cayman Islands (for so long as the Company remains domiciled in the Cayman Islands) are required or authorized by law to be closed for business.

(c) The Closing shall be subject to the satisfaction, or valid waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)     no suspension of the offering or sale of the Subscribed Shares shall have been initiated or, to the Company’s knowledge, threatened by the Commission;

(ii)    all conditions precedent to the closing of the Transaction set forth in Article VII the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived in writing by the person with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Merger Agreement, but subject to the satisfaction of such conditions at such closing), and the closing of the Transaction shall be scheduled to occur substantially concurrently with the Closing;

(iii)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby (including, without limitation, the Domestication) illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

Annex F-2

(iv)   the shares of Class A Common Stock shall be approved for listing on the New York Stock Exchange (the “Stock Exchange”), subject only to official notice of issuance.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i)     except as otherwise provided under Section 2(d)(ii), all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable; and

(ii)    Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)     all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable;

(ii)    the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)   the Merger Agreement shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement; and

(iv)   there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits any Other Subscriber thereunder or to the Additional Subscription Agreements that materially benefits any Additional Subscriber thereunder, in each case unless the Subscriber has been offered substantially the same benefits.

(f) Prior to or at the Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued (or the Subscriber’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

Annex F-3

Section 3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations the Company and its subsidiaries, taken as a whole (for such purposes, treating the Transaction as having been consummated) or on the ability of the Company to comply with the terms of this Subscription Agreement, including the issuance and sale of the Subscribed Shares.

(b) Upon the completion of the Domestication, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares hereunder, the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 5 below, (iii) filings required by the United States Securities and Exchange Commission (the “Commission”), (iv) those required by the Stock Exchange, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Merger Agreement, including those required in connection with the Domestication, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not have a Company Material Adverse Effect.

(f) Except for such matters as have not had and would not have a Company Material Adverse Effect, there is no (i) suit, action, claim, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company or any subsidiary of the Company.

Annex F-4

(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities (or Blue Sky) laws is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(h) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares or the Other Subscribed Shares. The Subscribed Shares or the Other Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Subscribed Shares as contemplated hereby or the Other Subscribed Shares as contemplated by the Other Subscription Agreements or (ii) cause the offering of the Subscribed Shares pursuant to this Subscription Agreement or the Other Subscribed Shares pursuant to the Other Subscription Agreements to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Shares or the Other Subscribed Shares, as contemplated hereby, to the registration provisions of the Securities Act.

(i) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(j) The Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

(k) As of the Closing Date, the Class A Common Stock will be eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Class A Common Stock. The Company’s transfer agent is a participant in DTC’s Fast Automated Securities Transfer Program.

(l) Except for Credit Suisse Securities (USA) LLC (the “Placement Agent”), no broker or finder is entitled to any brokerage or finder’s fee or commission in connection with the sale of the Subscribed Shares to Subscriber or the Other Subscribed Shares to the Other Subscribers. The Company is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agent.

(m) As of their respective dates, each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by the Company with the Commission (the “SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that that the Company may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (the “Warrant Accounting Issue”). The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except (i) for the Warrant Accounting Issue, (ii) as may be disclosed therein or in the notes thereto, and (iii) except that the unaudited financial statements may not contain all footnotes required by GAAP). A copy of each SEC Document is available to each Subscriber via the Commission’s EDGAR system. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the

Annex F-5

Commission since its initial registration of the Class A Ordinary Shares with the Commission. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Documents.

(n) As of the date hereof, the authorized share capital of the Company is $22,100 divided into 200,000,000 Class A Ordinary Shares, 20,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”) and 1,000,000 preference shares of a par value of $0.0001 (the “Preference Shares”). As of the date hereof and immediately prior to the Domestication and prior to giving effect to the Closing and the Transaction: (i) 34,500,000 Class A Ordinary Shares, 8,625,000 Class B Ordinary Shares (the “Founder Shares”) and no Preference Shares were issued and outstanding; (ii) 17,250,000 warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, and 8,900,000 private placement warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (together “Warrants”), were issued and outstanding; and (iii) no Ordinary Shares were subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (A) issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights and (B) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to (1) the Other Subscription Agreements or the Additional Subscription Agreements, or (2) the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Ordinary Shares or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Except as set forth in the Merger Agreement, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Merger Agreement. Except as described in the SEC Documents, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.

(o) The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “DEH.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on the Stock Exchange. The Company has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act. Following the Domestication, the Subscribed Shares are expected to be registered under the Exchange Act in accordance with Section 5 of this Agreement and listed for trading on the Stock Exchange.

(p) The Company is not, and immediately after receipt of payment for the Subscribed Shares and the Other Subscribed Shares and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q) None of the Company, the Sponsor (as defined in the Merger Agreement) nor any of their respective Affiliates has entered into any subscription agreement, side letter or other agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company other than (i) the Merger Agreement, (ii) the Other Subscription Agreements, (iii) subscription agreements for the sale of up to 7.5 million shares of Class A Common Stock at a per share price equal to or exceeding the Share Purchase Price and on other terms no more favorable to any subscriber party thereunder (the “Additional Subscribers”) than the terms of this Subscription Agreement (the “Additional Subscription Agreements”). The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Share Purchase Price and terms that are no more favorable to any such Other Subscriber thereunder than the terms of this Subscription Agreement.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

Annex F-6

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A hereto, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto).

(e) Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, (including without limitation a private resale pursuant to so called “Section 4(a)1½”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, as amended (“Rule 144”) until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement.

Annex F-7

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the Company’s representations in Section 3 of this Subscription Agreement. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, Vicarious (and its subsidiaries (collectively, the “Acquired Companies”)) and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that the information provided to Subscriber (other than, for the avoidance of doubt, the information expressly set forth in the representations and warranties made by the Company herein) was preliminary and subject to change, including in the registration statement and the proxy statement that the Company intends to file with the Commission (which will include substantial additional information about the Company and the Transaction and will update and supersede the information previously provided to Subscriber (other than, for the avoidance of doubt, the information expressly set forth in the representations and warranties made by the Company herein)). Subscriber acknowledges and agrees that none of the Acquired Companies or the Placement Agent or any of their affiliates or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Acquired Companies, Placement Agent or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares. In addition, the Placement Agent and its affiliates or Representatives may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agent or its affiliates has acted as a financial advisor or fiduciary to Subscriber.

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or its affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Documents. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(j) Subscriber has analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

Annex F-8

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required by applicable law, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

(m) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(n) If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(o) When required to deliver payment pursuant to Section 2, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(p) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Vicarious, the Placement Agent or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber agrees that neither (i) any Other Subscriber pursuant to an Other Subscription Agreement or any other agreement related to the private placement of shares of Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber), (ii) the affiliates, control persons, officers, directors, partners, agents, employees or representatives of the Company or any other party to the Merger Agreement, nor (iii) the Placement Agent, its affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents, employees or representatives shall be liable to Subscriber or any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares hereunder.

(q) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber.

Annex F-9

(r) At all times on or prior to the Closing Date, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Subscribed Shares.

(s) Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales as defined in Rule 200 of Regulation SHO under the Exchange Act with respect to the securities of the Company prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. Notwithstanding the foregoing, (i) nothing in this Section 4(s) shall restrict Subscriber’s ability to maintain bona fide hedging positions in respect of the Warrants of the Company held by the Subscriber as of the date hereof; (ii) nothing herein shall prohibit other entities under common management with the Subscriber or any investment portfolios of the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (iii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(t) Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the SEC with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a “group” comprised solely of affiliates of the Subscriber.

(u) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

(v) Subscriber acknowledges and is aware that the Placement Agent is acting as financial advisor to Vicarious in connection with the Transaction.

Section 5. Registration of Subscribed Shares.

(a) The Company agrees that, within thirty (30) calendar days following the Closing Date, the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the Closing Date (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further the Company shall have the Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same number of Business Days that the Commission remains closed for, provided that such extension shall not exceed sixty (60) calendar days. The Company shall provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”), and Subscriber shall provide any comments on the Registration Statement to the Company no later than the day immediately preceding the Filing Date. Unless otherwise agreed to in writing by the Subscriber prior to the filing of the Registration Statement, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise,

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such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares or other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file one or more new Registration Statement(s) (such amendment or new Registration Statement shall also be deemed to be “Registration Statement” hereunder) to register such additional Subscribed Shares and cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same number of Business Days that the Commission remains closed for, provided that such extension shall not exceed sixty (60) calendar days. Any failure by the Company to file a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 5.

(b) The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, until the earlier of (i) two (2) years from the effective date of the Registration Statement, and (ii) the date on which all of the Subscribed Shares shall have been sold and the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. For so long as the Registration Statement shall remain effective, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Subscribed Shares pursuant to the Registration Statement, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Company’s Common Stock are then listed and update or amend the Registration Statement as necessary to include Subscribed Shares. The Company will use its commercially reasonable efforts to (i) for so long as the Subscriber holds Subscribed Shares, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements to enable the Subscriber to resell the Subscribed Shares pursuant to Rule 144, (ii) cause the removal of all restrictive legends from any Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Subscribed Shares and, at the request of a Holder, cause the removal of all restrictive legends from any Subscribed Shares held by such Holder that may be sold by such Holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (iii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (ii) upon the receipt of such supporting documentation, if any, as reasonably requested by such counsel. “Holder” shall mean the Subscriber or person to which the rights under this Section 5 shall have been assigned pursuant to the terms of this Subscription Agreement. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.

(c) The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company a completed selling stockholder questionnaire in customary form that contains such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with

Annex F-11

such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, that the Company shall request such information from Subscriber, including the selling stockholder questionnaire, at least five (5) Business Days prior to the anticipated filing date of the Registration Statement. For the avoidance of doubt, the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Company or would reasonably be expected to require premature disclosure of information that would materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter.

(d) Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company and which notice shall not be subject to any duty of confidentiality) of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) For purposes of this Section 5 of this Subscription Agreement, (i) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (ii) “Subscriber” shall include any person to which the rights under this Section 5 shall have been duly assigned pursuant to the terms of this Subscription Agreement.

(f) The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any

Annex F-12

prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information, provided that the Company has given notice of such event to the Subscriber in accordance with the terms of this Agreement. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

(g) Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein and that Subscriber has received notice from the Company of such event in accordance with the terms of this Agreement. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld or delayed).

(h) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(i) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

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(j) If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Subscribed Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), or on behalf of such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(j) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

Section 6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, and (d) October 15, 2021, if the Closing has not occurred by such date other than as a breach of the terminating party’s obligations hereunder; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof. Upon the termination hereof in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) Business Day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.

Section 7. Trust Account Waiver. Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated June 25, 2020 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Subscription Agreement; provided, however, that nothing in this Section 7 shall be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by Subscriber in respect of Class A Ordinary Shares acquired by any means other than pursuant to this Subscription Agreement.

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Section 8. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).

(b) Subscriber acknowledges that the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 8(b) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects. The Company and the Subscriber each further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the acknowledgments, representations, warranties and covenants of the parties contained in this Subscription Agreement.

(c) Each of the Company, the Placement Agent and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder and the rights set forth in Section 5) may be transferred or assigned by Subscriber. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned by the Company (provided, that, for the avoidance of doubt, the Domestication shall not be deemed a transfer by the Company hereunder). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person; provided, that in the case of any such assignment, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and provided further that no such assignment shall relieve the assigning Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has each given its prior written consent to such relief.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal

Annex F-15

securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange. Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of the Company or a registration statement of the Company.

(h) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto and Vicarious.

(i) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 5, Section 6, Section 8(b), Section 8(c), Section 8(e), Section 8(h) and this Section 8(j) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(k) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Merger Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(o) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

Annex F-16

(p) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(q) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(r) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto.

(s) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, file with the Commission a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Subscription Agreement and the Other Subscription Agreements and the transactions contemplated hereby and thereby, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber or any of Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document and including as exhibits to the Disclosure Document, the form of this Subscription Agreement and the Other Subscription Agreement (in each case, without redaction). Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber and Subscriber’s affiliates, attorneys, agents and representatives shall not be in possession of any material, non-public information received from the Company or any of its affiliates, officers, directors, or employees or agents, and Subscriber. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case of clause (A) or (B), the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).

Annex F-17

(t) If any change in the shares of the Company shall occur between the date of this Subscription Agreement and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

(u) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Vicarious or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(v) The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

(w) The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Subscription Agreement.

[Signature pages follow.]

Annex F-18

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.

D8 HOLDINGS CORP.

By:
Name:
Title:
Address for Notices:
D8 Holdings Corp.
Unit 1008, 10/F, Champion Tower
3 Garden Road
Central, Hong Kong

Email:	donald.tang@celadonpartners.com
Attention:	Donald Tang

with a copy (not to constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020

Email:	joel.rubinstein@whitecase.com
elliott.smith@whitecase.com
Attention:	Joel Rubinstein
Elliott Smith

[Signature Page to Subscription Agreement]

Annex F-19

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Subscribed Shares are to be registered (if different):	Date: ________, 2021

Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn: _____________________________

Telephone No.:	Telephone No.:
Email for notices:	Email for notices (if different):

Number of Shares of Class A Common Stock subscribed for:

Aggregate Purchase Price: $	Price Per Share: $10

[Signature Page to Subscription Agreement]

Annex F-20

Annex A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

1.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)
☐ Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)
☐ We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
2.	ACCREDITED INVESTOR STATUS (Please check the box)
☐

Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an institutional “accredited investor.”

3.	AFFILIATE STATUS (Please check the applicable box)
SUBSCRIBER:
☐ is:
☐ is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;
☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;
☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000; or

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

Annex F-21

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

SUBSCRIBER:
Print Name:
By:
Name:
Title:

Annex F-22

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Following the Business Combination, the Proposed Certificate of Incorporation and the Proposed By-Laws will provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. D8 has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures D8 against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling D8 pursuant to the foregoing provisions, D8 has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1**	Agreement and Plan of Merger, dated April 15, 2021, by and among D8 Holdings Corp., Snowball Merger Sub, Inc., and Vicarious Surgical Inc. (included as Annex A to the proxy statement/prospectus).
2.2*	Plan of Domestication.
3.1

Amended and Restated Memorandum and Articles of Association (Incorporated by reference to the corresponding exhibit to D8 Holding Corp.’s Current Report on Form 8-K (File No. 001-39384), filed with the SEC on July 17, 2020).

3.2	Form of Certificate of Incorporation of New Vicarious Surgical (included as Annex B-1 to the proxy statement/prospectus).
3.3	Form of By-Laws of New Vicarious Surgical (included as Annex B-2 to the proxy statement/prospectus).
4.1*	Specimen Class A Common Stock Certificate of New Vicarious Surgical.
4.2*	Specimen Class B Common Stock Certificate of New Vicarious Surgical.
4.3

Specimen Warrant Certificate (Incorporated by reference to the corresponding exhibit to D8 Holding Corp.’s Registration Statement on Form S-l (File No. 333-239503), filed with the SEC on June 26, 2020).

4.4

Warrant Agreement between D8 Holdings Corp. and Continental Stock Transfer & Trust Company, dated as of July 14, 2020 (Incorporated by reference to Exhibit 4.1 to D8 Holding Corp.’s Current Report on Form 8-K (File No. 001-39384), filed with the SEC on July 17, 2020).

5.1*	Opinion of White & Case LLP.
8.1*	Tax Opinion of White & Case LLP.
10.1

Letter Agreement, dated July 14, 2020, by and among D8, its executive officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 of D8’s Form 8-K (File No. 001-39384), filed with the SEC on July 17, 2020).

10.2

Investment Management Trust Agreement between D8 Holdings Corp. and Continental Stock Transfer & Trust Company, dated as of July 14, 2020 (incorporated by reference to Exhibit 10.2 to D8 Holding Corp.’s Current Report on Form 8-K (File No. 001-39384), filed with the SEC on July 17, 2020).

10.3

Registration Rights Agreement among D8 Holdings Corp., D8 Sponsor LLC and the holders signatory thereto, dated as of July 14, 2020 (incorporated by reference to Exhibit 10.3 to D8 Holding Corp.’s Current Report on Form 8-K (File No. 001-39384), filed with the SEC on July 17, 2020).

10.4

Private Placement Warrants Purchase Agreement between D8 Holdings Corp. and D8 Sponsor LLC, dated as of July 14, 2020 (incorporated by reference to Exhibit 10.4 to D8 Holding Corp.’s Current Report on Form 8-K (File No. 001-39384), filed with the SEC on July 17, 2020).

Exhibit No.	Description
10.5

Administrative Services Agreement by and among D8 Holdings Corp. and D8 Sponsor LLC, dated as of July 14, 2020 (incorporated by reference to Exhibit 10.5 to D8 Holding Corp.’s Current Report on Form 8-K (File No. 001-39384), filed with the SEC on July 17, 2020).

10.6	Voting Agreement by and among D8 Holdings Corp., Vicarious Surgical Inc. and the stockholders of Vicarious Surgical Inc. (included as Exhibit C to Exhibit 2.1 hereto).
10.7+	Form of New Vicarious Surgical Equity Incentive Plan (included as Annex C to the proxy statement/prospectus).
10.8	Form of Amended and Restated Registration Rights Agreement, by and among D8 Holdings Corp., the Vicarious Surgical Stockholders and the Sponsor (included as Annex D to the proxy statement/prospectus).
10.9	Form of Director Nomination Agreement, by and between D8 Holdings Corp. and D8 Sponsor LLC (included as Annex E to the proxy statement/prospectus).
10.10

Letter Agreement, dated April 9, 2021, by and between D8 Holding Corp. and David D. Ho (incorporated by reference to Exhibit 10.3 to D8 Holding Corp.’s Current Report on Form 8-K (File No. 001-39384), filed with the SEC on April 15, 2021).

10.11

Sponsor Support Agreement, dated as of April 15, 2021, by and among D8 Sponsor LLC, each holder of D8 Holding Corp. Class B ordinary shares, and the other parties thereto (incorporated by reference to Exhibit 10.2 to D8 Holding Corp.’s Current Report on Form 8-K (File No. 001-39384), filed with the SEC on April 15, 2021).

10.12*	Building Lease for the premises located at 78 Fourth Avenue, Waltham, Massachusetts, dated as of January 25, 2021, by and among Vicarious Surgical Inc. and Fourth Avenue LLC.
21.1	List of Subsidiaries of D8 Holdings Corp.
23.1	Consent of Deloitte & Touche LLP for Vicarious Surgical.
23.2*	Consent of White & Case LLP (included as part of Exhibit 5.1 hereto).
23.3*	Consent of White & Case LLP (included as part of Exhibit 8.1 hereto).
23.4	Consent of WithumSmith+Brown, PC for D8.
24.1	Power of Attorney (contained on the signature page to the initial filing of this registration statement).
99.1*	Form of Preliminary Proxy Card.
99.2	Consent of Adam Sachs to be Named as a Director Nominee.
99.3	Consent of Sammy Khalifa to be Named as a Director Nominee.
99.4	Consent of Samir Kaul to be Named as a Director Nominee.
99.5	Consent of Dror Berman to be Named as a Director Nominee.
99.6	Consent of Ric Fulop to be Named as a Director Nominee.
99.7	Consent of Philip Liang to be Named as a Director Nominee.
99.8	Consent of David Styka to be Named as a Director Nominee.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

____________

*        To be filed by amendment

+        Indicates a management or compensatory plan.

**      Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. D8 agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)      (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong on June 11, 2021.

D8 HOLDINGS CORP.
By:	/s/ David Chu
Name:	David Chu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David Chu, Robert Kirby and Donald Tang his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ David Chu	Chief Executive Officer and Director	June 11, 2021
David Chu	(Principal Executive Officer)
/s/ Robert Kirby	Chief Financial Officer	June 11, 2021
Robert Kirby	(Principal Financial and Accounting Officer)
/s/ Donald Tang	President and Director	June 11, 2021
Donald Tang
/s/ Michael Kives	Director	June 11, 2021
Michael Kives
/s/ Fred Langhammer	Director	June 11, 2021
Fred Langhammer
/s/ Terry Lundgren	Director	June 11, 2021
Terry Lundgren
/s/ David Ho	Director	June 11, 2021
David Ho

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of D8 Holdings Corp., in the City of Newark, Delaware, on the 11th day of June, 2021.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director